Form 10-K, Exhibit 13
period 1996-06-30
IMC GLOBAL INC
filed 1996-09-27
CIK 820626

                                                            EXHIBIT 13

Management's Discussion and Analysis of Results of Operations and
Finacial Condition

RESULTS OF OPERATIONS

IMC Global Inc. is one of the world's leading producers and marketers of phosphate crop nutrients (IMC-Agrico Crop Nutrients) and animal feed ingredients (IMC-Agrico Feed Ingredients) through its IMC-Agrico joint venture with Freeport-McMoRan Resource Partners, Limited Partnership
(FRP). The Company is also a world leading producer and marketer of potash crop nutrients and industrial grade potash through various operations in the United States and Canada (collectively IMC Kalium). In addition, IMC is one of the nationOs leading distributors of crop nutrients, including nitrogen, and related products, through its FARMARKET (registered trademark) and Rainbow (registered trademark) distribution networks (collectively IMC AgriBusiness). The Company also manufactures and distributes consumer lawn and garden products; produces and markets professional products for turf, nursery and horticulture markets; and produces and distributes potassium-based ice melter products (collectively IMC Vigoro). The Company also produces sulphur and oil and gas through other joint venture operations.

The Company's fiscal year ends June 30 and all yearly references herein refer to fiscal years unless otherwise noted. Shares and per share amounts have been restated to reflect a 2-for-1 stock split, effected in the form of a 100 percent stock dividend distributed on November 30, 1995.

Merger

The Company completed its merger with The Vigoro Corporation (Vigoro) on March 1, 1996 (the Merger), which resulted in Vigoro becoming a subsidiary of the Company. In connection with the Merger, the Company issued approximately 32.4 million shares of common stock in exchange for all of the outstanding common stock of Vigoro. The Merger has been accounted for as a pooling of interests. Accordingly, the Company's results of operations for all periods presented reflect the Merger. The following comparisons assume that the Merger had occurred on July 1, 1993.The Merger is expected to result in total cost reductions of $120.0 million over the next three years.

Acquisitions

The Company's results of operations have been impacted by several acquisitions consummated during 1994, 1995 and 1996:

During 1994, the Company acquired several retail and wholesale businesses operated under various corporations (collectively Mid-Ohio).

In January 1995, the Company acquired substantially all of the assets of the Central Canada Potash division (CCP) of Noranda, Inc. (Noranda) for $121.1 million, plus $16.2 million for working capital.

In October 1995, the Company acquired the animal feed ingredients business (Feed Ingredients) of Mallinckrodt Group Inc. and subsequently contributed the business to IMC-Agrico. The Company's portion of the purchase price was $67.5 million. In addition, during 1996 the Company completed several smaller acquisitions, including the operations of several retail distribution operations (Agri-Supply) and seed operations (Madison Seed).

These acquisitions were accounted for under the purchase method of accounting, and accordingly, results of operations for the acquired companies have been included in the Company's results of operations from their respective dates of acquisition.

1996 COMPARED TO 1995

Overview

Net sales for 1996 were $2,981.0 million. Gross margins, before special one-time charges, for 1996 were $777.2 million and net earnings, before special one-time charges, were $213.9 million, or $2.31 per share. Special one-time charges of $69.6 million, or $0.75 per share, reduced earnings for 1996 to $144.3 million, or $1.56 per share. These charges, totaling $98.6 million before tax benefits, covered costs related to the Merger, as well as costs associated with, among other things, a corporate restructuring, other asset valuations and environmental issues.

The special one-time charges of $98.6 million consisted primarily of the following: (i) $20.2 million primarily for consulting, legal and accounting services in connection with the Merger, (ii) $23.1 million as a result of the Company's adoption of a plan, immediately following the Merger, to restructure its business operations into a decentralized organizational structure with five stand-alone business units (consisting of $10.6 million for severance and related benefits from staff reductions, $6.5 million for lease terminations resulting from office consolidations and $6.0 million for other related actions), and
(iii) $58.3 million ($55.3 million net of minority interest) as a result of the Company's detailed review of its accounting records and valuation of various assets and liabilities, in connection with the restructuring plan identified in (ii) above. The $58.3 million was comprised of $26.3 million of charges to cost of goods sold, primarily related to the write-off of certain idle plant facilities and other obsolete assets, $2.4 million of charges to general and administrative expenses for the write-off of miscellaneous assets, $16.6 million of charges to other operating income and expense to reduce certain long-term assets to net realizable value and other provisions, and $13.0 million of charges to minority interest for the transfer of 0.85 percent of IMC-Agrico Distributable Cash (as defined in the Partnership Agreement) from the Company to FRP. (See Note 4, "Merger and Restructuring Charges," of Notes to Consolidated Financial Statements for further detail.)

Net sales for 1995 were $2,736.1 million and gross margins were $690.0 million while net earnings, before extraordinary charges and the cumulative effect of an accounting change, for 1995 were $193.3 million, or $2.12 per share. A charge of $5.9 million, or $0.06 per share, for the cumulative effect on prior years of a change in accounting for postemployment benefits resulting from the adoption of Statement of Financial Accounting Standards (SFAS) No. 112 , "Employers' Accounting for Postemployment Benefits," on July 1, 1994 and an extraordinary charge of $6.5 million, or $0.07 per share, related to the early extinguishment of debt reduced net earnings to $180.9 million, or $1.99 per share.

Net sales for 1996 increased 9 percent over 1995 and gross margins, before special one-time charges, for 1996 increased 13 percent as compared to 1995. Net earnings, before special one-time charges, in 1996 increased 11 percent as compared to 1995. These increases reflected improved operating results from the Company's three largest business units and the net impact of various other operating and non-operating factors discussed below.

IMC-Agrico Crop Nutrients Operations

IMC-Agrico Crop Nutrients net sales in 1996 increased 12 percent to $1,747.8 million as compared to $1,559.0 million for 1995. This increase was primarily the result of higher concentrated phosphate prices in 1996, favorably impacting sales by $185.0 million, primarily due to higher world demand. During 1996, the company successfully negotiated a first-ever calendar year concentrated phosphate sales contract with China. Increased concentrated phosphate sales volumes primarily as a result of strong sales to India, Australia, Japan, New Zealand, Pakistan and Brazil were partially offset by lower phosphate rock shipments. The decrease in rock shipments reflected managementOs efforts to begin phasing out phosphate rock export sales during 1996.

Gross margins, before special one-time charges of $6.9 million, increased $101.3 million, or 30 percent, to $436.7 million for 1996 as compared to $335.4 million in 1995. This increase was primarily due to the higher sales realizations for concentrated phosphates discussed above, as well as improvements in phosphate rock sales prices. The favorable impact of price improvements, however, was partially offset by higher phosphate rock production costs, due in large part to higher electricity and maintenance costs, as well as higher fuel costs.

Concentrated phosphate operations are managed to balance output with customer needs. In May 1996, the Nichols complex in central Florida was temporarily idled pending improvement of market conditions.

IMC Kalium Operations

IMC Kalium net sales decreased four percent to $455.6 million in 1996 from $472.0 million in 1995. This decrease was primarily a result of lower potash export sales volumes, impacting net sales $27.0 million, due to reduced sales to China, the largest potash export customer, and lower average domestic potash sales prices, impacting revenues $13.1 million, due to excess producer inventories. These decreases were partially offset by the impact of higher potash export sales prices as well as increased domestic shipments, collectively improving net sales

$23.7 million. Results for 1996 reflected the impact of the inclusion of a full year of net sales for CCP.

Gross margins, before special one-time charges of $7.9 million, decreased $48.7 million, or 24 percent, to $155.7 million for 1996 as compared to $204.4 million in 1995. This decrease reflected the impact of lower export sales volumes and lower domestic sales prices discussed above. The decrease in domestic prices reflected the intense pressure to lower inventory levels that had risen due to unusually wet spring weather in the midwestern United States. These adverse conditions ultimately necessitated a reduction in potash production to balance output with market requirements. Accordingly, the Company temporarily reduced potash output at four of its six mines by accelerating maintenance schedules and summer vacation shutdowns, beginning in early June 1996 and concluding in mid-August 1996.

IMC AgriBusiness Operations

IMC AgriBusiness net sales increased six percent to $802.9 million in 1996 as compared to $760.8 million in 1995. The increase in net sales reflected the impact of a four percent increase in average sales prices, which favorably impacted revenues by $27.7 million. The increase in sales realizations was the result of improved pricing on select products as well as a change in the mix of products sold. Increased sales volumes, which favorably impacted 1996 net sales by $14.4 million, were primarily the result of the inclusion of sales from the Agri-Supply and Madison Seed operations which were acquired during 1996.

Gross margins, before special one-time charges of $5.5 million, increased $11.7 million, or nine percent, to $146.5 million for 1996 as compared to $134.8 million in 1995. The increase in gross margins was primarily the result of increases in sales prices and sales volumes due to factors discussed above. These increases were partially offset by the impact of higher purchased product and raw material costs.

Other

The remaining increases in sales and margins were primarily the result of the Feed Ingredients acquisition in October 1995.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased $27.4 million to $223.4 million in 1996 as compared to $196.0 million in 1995 primarily due to higher expenses associated with: (i) the inclusion of a full year of operations of CCP which was acquired during 1995; (ii) a partial year of operations of the businesses acquired through the Feed Ingredients, Agri-Supply and Madison Seed acquisitions in 1996; and,
(iii) the impact of one-time restructuring charges in 1996. (See Note 4, "Merger and Restructuring Charges," of Notes to Consolidated Financial Statements for further detail.)

Merger and Restructuring Charges

See Note 4, "Merger and Restructuring Charges," of Notes to
Consolidated Financial Statements for further detail.

Other Operating Income and Expense, Net

Other operating income and expense, net in 1996 was $4.1 million, a $5.0 million decrease as compared to $9.1 million in 1995. Results for 1996 included gains on the sale of investments, properties and by-products of $17.6 million offset by merger and restructuring charges of $16.6 million. (See Note 4, "Merger and Restructuring Charges," of Notes to Consolidated Financial Statements for further detail.) In 1995, other operating income and expense, net included a gain of $5.0 million from the sale of land in Florida. Both 1996 and 1995 included approximately $3.0 million of amortization of a deferred gain resulting from the formation of IMC-Agrico. (See Note 6, "Joint Venture Partnership," of Notes to Consolidated Financial Statements for further detail.)

Interest Charges

Interest charges in 1996 were $64.8 million, $5.4 million lower than 1995 interest charges of $70.2 million as the Company reduced a portion of its high-cost, long-term indebtedness during the prior fiscal year. Partially offsetting this decrease were interest charges resulting from long-term debt increases used to fund the acquisition of CCP and other acquisitions during 1995.

Income Taxes

The effective tax rate for 1996, before benefits of the special one-time charge, was 36.5 percent, compared to an effective tax rate for 1995 of 37.4 percent. The effective rate decreased in 1996 as a result of post-merger planning and restructuring efforts. The effective rate for 1996, including the special one-time charge, was 39.5 percent.

1995 COMPARED TO 1994

Overview

Net sales for 1995 were $2,736.1 million and gross margins were $690.0 million. Net earnings for 1995 were $193.3 million, or $2.12 per share, before a charge of $5.9 million, or $0.06 per share, for the cumulative effect on prior years of a change in accounting for postemployment benefits resulting from the adoption of SFAS No. 112 on July 1, 1994 and an extraordinary charge of $6.5 million, or $0.07 per share, related to the early extinguishment of debt. After these items, net earnings were $180.9 million, or $1.99 per share.

Net sales for 1994 were $2,125.3 million and gross margins were $382.7 million while net earnings, before an extraordinary charge, were $44.4 million, or $0.54 per share. For 1994, operating results included an extraordinary charge of $25.2 million, or $0.31 per share, related to the early extinguishment of debt. Net earnings for 1994, after this item, were $19.2 million, or $0.23 per share.

Net sales in 1995 increased 29 percent over 1994 levels and gross margins in 1995 increased 80 percent as compared to results in 1994. Net earnings before the extraordinary charge and the cumulative effect of an accounting change in 1995 increased substantially to $193.3 million, compared to $44.4 million before an extraordinary charge in 1994. These increases reflected improved operating results from the Company's three largest business units and the net impact of various other operating and non-operating factors discussed below.

IMC-Agrico Crop Nutrients Operations

IMC-Agrico Crop Nutrients 1995 net sales were $1,559.0 million compared to $1,131.0 million in 1994. This 38 percent increase was the result of strong concentrated phosphate demand and record purchases of concentrated phosphates by China. Average concentrated phosphate sales realizations in 1995, as a result of increased world demand, improved 20 percent over 1994 levels and shipping volume, largely due to increased purchases by China, increased 18 percent over 1994. These positive conditions favorably impacted revenues by $375.1 million. Domestic sales volumes in 1995 for concentrated phosphates were slightly lower, which was attributed to abnormally wet weather conditions in the spring, which delayed field work and planting and, as a result, decreased concentrated phosphate shipments. However, record purchases by China in 1995 resulted in a 38 percent increase in export volume as compared to 1994. The increase in export volume contributed to increased demand in the marketplace and resulted in higher sales realizations. The balance of the improvement in 1995 net sales reflected the impact of higher phosphate rock shipments primarily due to the addition of a long-term domestic customer supply contract in 1995.

Gross margins increased $179.8 million to $335.4 million for 1995 as compared to $155.6 million for 1994. This significant increase was, as discussed above, primarily a result of higher prices stemming from increased world demand and higher sales volume for concentrated phosphates. Partially offsetting these price and volume increases were higher production costs caused by higher raw material costs and, to a lesser degree, remediation costs associated with a sinkhole at IMC-Agrico's New Wales concentrated phosphate production facility in Florida. (See Environmental Matters and Note 7, "Non-Recurring Items," of Notes to Consolidated Financial Statements for a further discussion of the sinkhole.)

IMC Kalium Operations

IMC Kalium net sales increased $117.3 million or 33 percent to $472.0 million in 1995 as compared to $354.7 million for 1994. This increase was primarily a result of the inclusion of a partial year of CCP shipments and record purchases of potash by China in 1995 which resulted in higher export volume when compared to 1994, favorably impacting net sales by $98.7 million. In addition, potash export sales prices increased approximately 13 percent and domestic prices increased one percent, accounting for additional revenues of $18.6 million, as producer inventory levels were below normal.

IMC Kalium gross margins increased $70.4 million, or 53 percent, to $204.4 million in 1995 as compared to $134.0 million for 1994 primarily as a result of higher sales volumes and prices discussed above. Gross margins in 1995 also reflected improvements associated with lower production costs versus 1994, reflecting higher production rates and lower water inflow control spending at the Esterhazy, Saskatchewan potash mine.
IMC AgriBusiness Operations

IMC AgriBusiness net sales increased 15 percent to $760.8 million in 1995 as compared to $664.2 million in 1994. The increase in net sales reflected the impact of a nine percent increase in sales prices, as well as a six percent increase in sales volume, favorably impacting revenues by $59.3 million and $37.3 million, respectively. The increase in sales prices and volume primarily reflected the impact of tight supplies of nitrogen products in the U.S. due to agricultural demand exceeding capacity. Sales volumes in 1995 reflected the sale of 17 FARMARKETs(registered trademark) in August 1994.

Gross margins increased $24.8 million or 23 percent to $134.8 million for 1995 as compared to $110.0 million in 1994. The increase in gross margins reflected the impact of higher sales prices and increased sales volume discussed above. These price and volume increases were partially offset by higher raw material and product costs in 1995.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased $30.2 million to $196.0 million in 1995 as compared to $165.8 million in 1994 primarily due to the acquisition of CCP, higher volume-related expenses, higher legal expenses and charges related to shifting the marketing and administrative functions of the Phosphate Chemicals Export Association to its member companies.

Other Operating Income and Expense, Net

Other operating income and expense, net in 1995 of $9.1 million included $5.0 million from the sale of land in Florida and $3.0 million from the amortization of a deferred gain resulting from the exchange of the Company's phosphate business in 1994 for a 56.5 percent interest in IMC-Agrico. In 1994, other operating income and expense, net of $27.7 million included $16.0 million (including $12.7 million related to finished goods inventory) of such deferred gain amortization as well as a gain of $5.5 million resulting from the sale by IMC-Agrico of a Florida cattle ranch.

Interest Earned and Other Non-Operating Income and Expense, Net

Interest earned and other non-operating income and expense, net included a charge of $20.3 million related to the write-down of the carrying value of the Company's investment in its oil and gas joint venture in 1994. (See Note 7, "Non-Recurring Items," of Notes to Consolidated Financial Statements for further detail.)

Interest Charges

Interest charges in 1995 were $70.2 million, $21.0 million lower than 1994 interest charges of $91.2 million as the Company purchased and retired a significant portion of its high-cost, long-term indebtedness throughout the year. Partially offsetting this decrease were interest charges resulting from long-term debt increases used to fund the acquisition of CCP and other acquisitions of the Company in 1995.

Income Taxes

The effective tax rate for 1995 was 37.4 percent, compared to an effective tax rate for 1994 of 43.9 percent. The effective rate decreased primarily as a result of a deferred tax adjustment resulting from an increase in U.S. corporate income tax rates.

CAPITAL RESOURCES AND LIQUIDITY

Liquidity and Operating Cash Flow

Cash and cash equivalents as of June 30, 1996 were $9.6 million as compared to $203.7 million at June 30, 1995. Cash inflows in 1996 of $342.0 million generated from operating activities partially funded $242.0 million of cash sharing distributions to FRP, $172.7 million of capital expenditures, $93.2 million of long-term debt payments, $74.6 million to purchase Feed Ingredients and other acquisitions and $35.5 million of common stock dividend payments. The Company believes that internally generated cash flow will continue to be its primary source of funds for such purposes.

The Company's working capital ratio at June 30, 1996 was 2.5:1 versus 2.1:1 at June 30, 1995. Debt to total capitalization improved to 39.8 percent at June 30, 1996 compared to 45.0 percent one year ago. This decrease was primarily due to a reduction in high-cost, long-term indebtedness.

Net cash provided by operating activities was $342.0 million, $554.5 million and $165.5 million in 1996, 1995 and 1994, respectively. These results reflected increased earnings (before special one-time charges in 1996) over the three year period. The decrease in operating cash flow in 1996 primarily reflected the impact of increased working capital levels, largely related to higher receivables and inventories as a result of prolonged wet weather in the spring. Operating cash flow for 1994 included the Sterlington litigation settlement payment of $80.0 million.

Net cash used in investing activities was $234.5 million, $242.7 million and $42.7 million in 1996, 1995 and 1994, respectively. Results for 1996 reflected the impact of the Feed Ingredients and Madison Seed acquisitions, as well as higher capital spending, and 1995 results reflected the impact of the acquisition of CCP. (See also Capital Spending.)

Net cash used in financing activities was $301.6 million, $283.7 million and $63.5 million for 1996, 1995 and 1994, respectively. Net debt repayments in 1996, 1995 and 1994 were $60.1 million, $33.0 million and $158.3 million, respectively. Results in 1994 reflected the Company's purchase of high-cost, long-term indebtedness in an effort to reduce interest costs. In addition, as a result of improved earnings generated by IMC-Agrico, distributions to FRP increased over the three-year period. Distributions included in net cash used in financing activities were $242.0 million, $228.1 million and $146.8 million for 1996, 1995 and 1994, respectively. Dividends paid for 1996, 1995 and 1994 were $35.5 million, $24.6 million and $14.2 million, respectively. Also, during 1996 the Company received $25.8 million of cash related to the exercise of stock options. In addition, in 1994 the Company issued common stock, providing $255.6 million of cash from financing activities.

Capital Spending

Capital expenditures for 1996 were $172.7 million, an increase of $57.8 million over 1995 expenditures of $114.9 million due largely to the previously announced expansion at the Hersey, MI potash mine, a full year of capital spending at CCP and purchase and refurbishing of a currently non-operational ammonia plant. The Company estimates that its capital expenditures for 1997 will approximate $250.0 million. The Company expects to finance these expenditures primarily from operations. Capital expenditures are expected to increase in 1997 as a result of phosphogypsum stack and settling area expansion projects as well as purchases of mineral reserves. Pursuant to the Partnership Agreement, IMC-Agrico is required to obtain the approval of the Policy Committee of IMC-Agrico (which consists of two representatives each from the Company and FRP) prior to making capital expenditures for expansion of its business in any fiscal year in excess of $5.0 million (adjusted annually for inflation). In the event that the Policy Committee fails to approve future capital expenditures, IMC-Agrico's ability to expand its business could be adversely affected. (See Environmental Matters for a discussion of environmental capital expenditures.)

Financing

On February 28, 1996, the Company entered into an unsecured credit facility (Credit Facility) with a group of banks. Under the terms of the Credit Facility, the Company and certain of its subsidiaries may borrow up to $450.0 million under a revolving credit facility which matures on March 1, 1999 and $50.0 million under a long-term credit facility which matures on March 2, 2001. At August 23, 1996, the Company and its subsidiaries had borrowed $7.0 million under the revolving credit facility and $50.0 million under the long-term facility. Additionally, $33.4 million was drawn under the Credit Facility as letters of credit principally to support industrial revenue bonds and other debt and credit risk guarantees.

Simultaneously with the execution of the Credit Facility, the Company and one of its subsidiaries assumed, and amended certain terms of, unsecured term loans of Vigoro and one of its subsidiaries. The $120.0 million unsecured term loans (Term Loans) bear interest at rates between 7.37 percent and 7.43 percent and mature at various times between 2000 and 2005.

IMC-Agrico also has an agreement with a group of banks to provide it with a $75.0 million unsecured revolving credit facility (Initial Facility) until February 1997. At August 23, 1996, $30.0 million was outstanding under the Initial Facility. In addition, in May 1996 IMC-Agrico entered into two additional unsecured revolving credit facilities under which it may borrow up to $75.0 million until February 1997 (collectively with the Initial Facility, IMC-Agrico Working Capital Facility). On August 23, 1996, $25.0 million was borrowed under these additional facilities.

The Credit Facility and Term Loans contain provisions which (i) restrict the Company's ability to make capital expenditures and dispose of assets, (ii) limit the payment of dividends or other distributions to stockholders, and (iii) limit the incurrence of additional indebtedness. These debt instruments also contain various financial ratios and covenants. The IMC-Agrico Working Capital Facility also contains various financial ratios and covenants, places limitations on indebtedness of IMC-Agrico and restricts the ability of IMC-Agrico to make cash distributions in excess of Distributable Cash (as defined in the Partnership Agreement). In addition, pursuant to the Partnership Agreement, IMC-Agrico is required to obtain the approval of the Policy Committee of IMC-Agrico prior to incurring more than an aggregate of $5.0 million (adjusted annually for inflation) in indebtedness (excluding a total of $125.0 million of indebtedness under the IMC-Agrico Working Capital Facility).

Under an agreement with a financial institution, IMC-Agrico may sell, on an ongoing basis, an undivided percentage interest in a designated pool of receivables in an amount not to exceed $65.0 million. At June 30, 1996 IMC-Agrico had sold $59.5 million of such receivable interests.

On July 25, 1996, the Company commenced tender offers to purchase all of its outstanding 9.25 percent senior notes due 2000, 10.125 percent senior notes due 2001 and 10.75 percent senior notes due 2003 (collectively, Senior Notes). At July 25, 1996 the principal amount of the Senior Notes was $176.3 million. The purchase of the Senior Notes will be financed with lower cost borrowings at floating rates under the Company's Credit Facility. The Company expects to record an extraordinary loss of approximately $12.0 million, net of taxes, in the first quarter of 1997 if all of the Senior Notes are purchased.

Joint Venture Partnership

On July 1, 1993, the Company and FRP contributed their respective phosphate businesses, including the mining and sale of phosphate rock and the production, distribution and sale of concentrated phosphates, uranium oxide and related products, to a joint venture partnership in return for a 56.5 percent and 43.5 percent economic interest, respectively, in IMC-Agrico, over the term of the partnership. IMC-Agrico is governed by the Policy Committee and is being operated by an affiliate of the Company. The Partnership Agreement contains a cash sharing arrangement under which Distributable Cash, as defined in the agreement, was shared at a ratio of 46.9 percent and 53.1 percent in 1996 (until March 1, 1996) to the Company and FRP, respectively.On January 23, 1996, the Company and FRP entered into certain amendments to the Partnership Agreement in part to reflect possible changes in the nature of the business of the Company resulting from the Merger. These amendments provide for (i) a shift of 0.85 percent of Distributable Cash interest of IMC-Agrico from the Company to FRP beginning March 1, 1996, (ii) changes to certain IMC-Agrico governance procedures, including the establishment of a new office of President for IMC-Agrico, who is appointed by the Company subject to the approval of the Policy Committee, and a related clarification of management and reporting responsibilities, (iii) the modification of certain product pricing and sourcing provisions with respect to transactions between IMC-Agrico and affiliates of the Company, including the FARMARKET(registered trademark) distribution network, and (iv) the establishment of criteria under which certain acquisitions by the Company's Rainbow(registered trademark) or FARMARKET networks would not be required to be offered to IMC-Agrico.

For 1996, the total amount of Distributable Cash generated by IMC-Agrico was $465.3 million, of which $248.0 million was distributed to FRP, including $57.7 million distributed in August 1996.
Distributable Cash sharing percentages will be adjusted until July 1, 1997, when the sharing ratios will be fixed at 58.5 percent and 41.5 percent to the Company and FRP, respectively.

Derivatives

The Company periodically enters into DAP futures contracts and options to purchase natural gas to manage its exposure to price fluctuations. The Company also has periodically entered into forward exchange contracts to hedge the effect of Canadian dollar exchange rate changes. Net hedging gains and losses are recognized as part of the transactions hedged and were not material during 1996. The Company monitors its market risk on an ongoing basis and currently considers such risk to be minimal.

Contingencies

Sterlington Litigation

Angus Chemical Company (Angus) and the Company are involved in various litigation arising out of a May 1991 explosion at a nitroparaffins plant located in Sterlington, Louisiana. Angus wants the Company to assume responsibility for a class action lawsuit currently pending in Louisiana against the Company, Angus, and other defendants for injuries arising out of the explosion, and to reimburse Angus for amounts that Angus has paid for settled claims in connection with the Sterlington explosion. With respect to the settled demands, Angus, in pleadings filed in Louisiana and Texas, states that it is seeking approximately $9.5 million, plus interest, fees, and costs. In addition, Angus is seeking direct payment from the Company's insurers, X.L. Insurance Company, Ltd. (XL) and A.C.E. Insurance Company, Ltd. (ACE) for certain damages in an action pending in Louisiana state court. Angus has not specified how much it is seeking from the Company's insurers. Angus may be asserting claims against XL for the difference between the limits of the XL policy of $75.0 million and the $45.7 million that XL has paid to the Company under the policy. In addition, Angus may be asserting claims against ACE for the difference between the limit of the ACE policy of $100.0 million and the $15.0 million that ACE previously paid to the Company. The Company may have obligations to indemnify certain of the insurers if Angus is successful in this case. The Company is unable to estimate the magnitude of its exposure at this time.

The Company continues to vigorously litigate each of the matters arising out of the Sterlington explosion. A jury trial is scheduled to commence in October 1996 in Texas state court with respect to Angus' and the Company's claims for contribution and indemnity for the settled demands. Discovery is still not complete with respect to the lawsuits scheduled for trial in October 1996, and all of the other lawsuits are in early stages. In addition, Angus has filed an action in federal court in Louisiana seeking reimbursement for amounts allegedly expended to remediate certain environmental sites at the Sterlington plant. In its pleadings filed with the Louisiana federal court, Angus states that it is seeking approximately $1.8 million for amounts expended, plus interest, fees, costs and reimbursement for any future expenses. The Company is unable to estimate the magnitude of its exposure at this time.

Potash Antitrust Litigation

A number of class action suits have been filed in United States federal courts, two California state courts and an Illinois state court against most of the North American potash producers, including the Company. The complaints essentially allege that the North American potash producers acted together to fix the price of potash sold in the United States. The complaints do not specify the amount of damages sought by the plaintiffs. All of the complaints seek treble damages and attorneys' fees and ask that the court find the defendants jointly and severally liable.

Suits filed in federal courts in Minnesota, Illinois and Virginia have been consolidated in Minnesota. All of the claims in these suits are asserted on behalf of a purported group of direct purchasers of potash in the United States, which class has been certified by the court. Discovery is now concluded in the case and defendantsO motions for summary judgment have been filed.

In addition to the direct purchaser actions filed in the United States District Courts, two complaints have been filed in California state courts on behalf of indirect purchasers residing in California. The Company has answered both of the California complaints and has denied all material allegations. These cases are still in a preliminary stage and no discovery has been conducted.

The case filed in Illinois state court has been dismissed for failure to state a claim. Plaintiffs have appealed the dismissal.

The Company is not able to estimate the amount of damages that could ultimately be sought in the civil suits. Based upon available information, management of the Company believes that the Company has not acted in concert with others to fix prices in violation of the United States antitrust laws or any other laws. There can be no assurance, however, that these cases will ultimately be decided in a manner favorable to the Company. In connection with the Company's Colonsay mine, affiliates of Noranda, from whom the Company purchased the mine in January 1995, are also named as defendants in the civil suits. The Company did not agree to assume any liabilities of Noranda or such affiliates with respect to operations at Colonsay prior to the closing of the purchase which may arise out of such antitrust litigation, and the Company is entitled to be indemnified by Noranda against such liabilities should they arise.

The Antitrust Division of the United States Department of Justice had been conducting a grand jury investigation into allegations similar to those made in the civil actions. The Company was advised that the investigation was concluded and a spokesperson for the Antitrust Division has stated that no action will be taken.

FTC Phosphate Operations Inquiry

The Company was notified on October 2, 1995 by the Federal Trade Commission (FTC) that the FTC is conducting an investigation to determine whether manufacturers of concentrated phosphates may have violated Section 5 of the Federal Trade Commission Act, as amended, by agreeing to restrict output or raise prices. The FTC has requested that the Company provide certain information and documents regarding the Company's phosphate operations. The Company has submitted responsive information and documents to the FTC. The FTC has stated that neither its request for information and documents nor the fact it has commenced an investigation should be construed as indicating that a violation has occurred or is occurring.

Other

Since December 1985, the Company has experienced an inflow of water into one of its two interconnected potash mines at Esterhazy. As a result, the Company has incurred additional costs to control the flooding. The Company has significantly reduced the water inflow since the initial discovery and has been able to meet all sales obligations and requirements from production at the mines. Despite the relative success of such measures, there can be no assurance that the amounts required for remedial efforts in future years will not increase or that inflow or remediation costs will not increase to a level which would cause the Company to change its mining process or abandon the mines. The long-term outlook of the water inflow has caused the Company to consider alternatives to its current mining operations at Esterhazy. Any solution to the water inflow situation at the mines may result in substantial capital expenditures and/or charges to operations.

Like other potash producers' shaft mines, the Company's Colonsay mine is also subject to the risks of inflow of water as a result of its shaft mining operations.

The Saskatchewan potash mining industry generally has been unable to secure insurance to cover other risks associated with underground operations. Therefore, the Company's underground mine operations are not presently insured against, and are not insurable against, business interruption or risk from catastrophic perils, including collapse, floods and other water inflow.

The Company does not consider the impact of inflation to be significant in the business in which it operates.

ENVIRONMENTAL MATTERS

General

In the normal course of its business, the Company mines phosphate and potash, manufactures and blends crop nutrients, and blends crop nutrients with pesticide products. These operations are subject to federal, state, provincial and local environmental, health and safety laws in the United States and Canada, including laws related to air and water quality; management of hazardous and solid wastes; management and handling of raw materials and products; and land reclamation. The Company has expended, and anticipates that it will continue to expend, substantial resources, both financial and managerial, to comply with environmental regulations, permitting and reclamation requirements, and health and safety standards. Additionally, although the Company believes that its operations generally satisfy environmental standards, there can be no assurance that costs, penalties or liabilities will not be incurred. The Company does not believe that its expenditures for environmental, health or safety compliance have had a material adverse effect on its operations or financial condition.

For fiscal year 1996, environmental capital expenditures totaled approximately $21.2 million, and were primarily related to air emissions permitting and control, ground and surface water protection, wastewater treatment and control, and solid waste management. Additional expenditures for land reclamation activities totaled $19.2 million. For fiscal year 1997, the Company expects environmental capital expenditures to be approximately $46.0 million and expenditures for land reclamation activities to be approximately $24.0 million. Environmental capital is expected to increase in 1997 as a result of phosphogypsum stack and settling area expansion projects as well as spending for air emissions control. No assurance can be given that greater environmental expenditures will not be required for fiscal year 1997, or that environmental expenditures in future years will not increase.

Environmental, health and safety laws and regulations in the United States and Canada have changed substantially and rapidly in recent years, and the Company anticipates that these changes will continue. It is the Company's policy to comply with all applicable environmental, health and safety laws and regulations. It is difficult to estimate future compliance costs, however, if implementing regulations have not yet been finalized or are subject to varying and conflicting interpretations. Nevertheless, because new environmental standards generally are more restrictive than current requirements, the costs of complying with such regulations will likely increase.

Permitting

The Company holds numerous environmental and other permits authorizing operations at each of its facilities. A decision by a government agency to deny an application for a new or renewed permit, or to revoke or substantially modify an existing permit, could have a material adverse effect on the Company's ability to continue operations at the affected facility. Expansion of Company operations also is predicated upon securing the necessary environmental and other permits.

Air Quality

The 1990 Amendments to the Clean Air Act require certain sources to increase controls on emissions of conventional and hazardous air pollutants. During 1996, several of the Company's facilities have applied for, or will apply for, such operating permits. In addition, by the year 2000 the United States Environmental Protection Agency is expected to promulgate control standards for hazardous air pollutants applicable to certain of the Company's operations. Capital expenditures, which could be significant, might be necessary to meet the regulatory or permit requirements. Because the operating permits have not been issued and the regulatory requirements have not been finalized, the Company cannot estimate the extent of these expenditures.

Process Safety Management and Risk Management Planning

Several of the Company's facilities handle certain chemicals above the regulatory threshold. These facilities are subject to Process Safety Management (PSM) standards under the Occupational Safety and Health Act and to the recently promulgated Risk Management Planning (RMP) requirements under the Clean Air Act. PSM standards require covered facilities with processes that handle certain chemicals to implement written safety management plans, procedures and employee training. RMP rules require covered facilities to establish plans for preventing and responding to accidental releases. Under RMP, facilities also must release to the public information about regulated processes and release prevention programs, the potential for accidental releases and the facility's "worst case" release scenarios and their potential effects on nearby populations. The Company continues to implement the required programs and prepare for compliance with the new RMP rule. As compliance efforts proceed, the anticipated costs to complete these planning processes could be substantial.

Management of Residual Materials

Phosphate and potash mining and processing produce tailings or other residual materials that must be managed. Phosphate residuals, consisting primarily of phosphogypsum, typically are stored in phosphogypsum stack systems. Potash producers generally store tailings, which contain primarily salt, iron and clay, in surface disposal sites. The Company has incurred and will continue to incur significant costs to manage its phosphate and potash residual materials in accordance with environmental laws, regulations and permit requirements.

To address concerns about potash tailings management, the Saskatchewan Department of Environmental and Resource Management (the Department) published regulations in 1994 requiring all potash mine operators: (i) to submit facility decommissioning and reclamation plans for approval; and (ii) to provide assurances that the plans will be carried out. The decommissioning and reclamation plans and related assurances cover all facilities at a mine, including surface disposal sites for potash tailings. The Company has filed or will file its decommissioning plans during calendar 1996. Implementation of the plans probably will be deferred until an affected facility is closed, which the Company does not anticipate in the foreseeable future. Until all of the decommissioning plans have been prepared, the Company, like all members of the Saskatchewan potash industry, is unable to predict with certainty the financial impact of the regulation on the Company.

With regard to phosphate processing, Florida law may require IMC-Agrico to close one or more of its unlined phosphogypsum stacks and/or associated cooling ponds after March 25, 2001, if the stack system is demonstrated to cause a violation of FloridaOs water quality standards. IMC-Agrico has already filed an application with FloridaOs Department of Environmental Protection to close the unlined gypsum stack at its New Wales facility in central Florida. Closure activities would begin on July 1, 1998 and would cost approximately $2.5 million, net of recorded accruals, for construction activities over a period of five years. IMC-Agrico cannot predict at this time whether Florida will require closure of any of its stack systems. The costs of such closure could be significant.

IMC-Agrico continues to address elevated sulfate levels in groundwater at its New Wales facility. In 1992, elevated sulfate levels were detected in groundwater beneath the cooling pond. In response, the Central Florida Regional Planning Council required IMC-Agrico to plug former recharge wells (believed to be the source of the elevated sulfate levels) and either to show, by September 1997, that groundwater sulfate levels have returned to acceptable levels or to line or relocate the cooling pond. Recent monitoring data has evidenced a downward trend in the sulfate levels. If the downward trend continues, IMC-Agrico likely will meet the 1997 deadline. If sulfate levels do not reach acceptable levels, IMC-Agrico will request an extension of the 1997 deadline. The estimated cost to line or relocate the cooling pond would be between $35.0 million and $68.0 million.

Remedial Activities

The historical use and handling of regulated chemical substances and crop nutrient products in the normal course of the Company's business has resulted in contamination at facilities presently or previously owned or operated by the Company. The Company has also purchased facilities that were contaminated by previous owners through their use and handling of regulated chemical substances. Spills or other unintended releases of regulated substances have occurred in the past, and potentially could occur in the future, possibly requiring the

Company to undertake or fund cleanup efforts. The Company cannot estimate the level of expenditures that may be required in the future to clean up contamination from the handling of regulated chemical substances or crop nutrients.

At some locations, the Company has agreed, pursuant to consent orders with the appropriate governmental agencies, to undertake certain investigations (which currently are in progress) to determine whether remedial action may be required to address contamination. The cost of any remedial actions that ultimately may be required at these sites currently cannot be determined.

The Company believes that it is entitled to at least partial indemnification for a portion of the costs that may be expended by the Company to remedy environmental issues at certain facilities and operations pursuant to indemnification agreements. These agreements address issues that resulted from activities occurring prior to the Company's acquisition of facilities from parties including: PPG Industries, Inc., Kaiser Aluminum & Chemical Corporation, Beatrice Companies, Inc., Estech, Inc., and certain private parties. The Company has already received and anticipates receiving amounts pursuant to the indemnification agreements for certain of its expenses incurred to date.

Superfund

The Comprehensive Environmental Response Compensation Liability Act (CERCLA), also known as "Superfund," imposes liability, without regard to fault or to the legality of a party's conduct, on certain categories of persons that are considered to have contributed to the release of "hazardous substances" into the environment. Currently, the Company is involved in or concluding involvement at a number of Superfund sites. With one possible exception, discussed below, at none of these sites alone, nor in the aggregate, is the Company's liability currently expected to be material. As more information is obtained regarding the sites and the potentially responsible parties (PRPs) involved, this expectation may change.

IMC-Agrico is one of 70 PRPs participating in investigation of the Petroleum Products Site. To date, the PRP group has spent approximately $2.7 million to address waste oil remaining on site, and expects to spend up to $6.0 million on these activities. Remedial cost estimates to clean up on-site soils and structures range from $2.0 million to $40.0 million. Cost estimates have not yet been developed for groundwater remediation. IMC-Agrico tentatively has been allocated 20,774 gallons of waste oil based on ledger entries, which places IMC-Agrico 27th on the list of 70 members within the PRP group. The group also has identified approximately 1,000 additional PRPs. Because investigation of the site is incomplete and the required remedy has not been selected, a reliable estimate of cleanup costs, and IMC-Agrico's contribution to those costs, cannot be made at this time.

To the Board of Directors and Stockholders of IMC Global Inc.


We have audited the accompanying consolidated balance sheet of IMC Global Inc. (formed as a result of the consolidation of IMC Global Inc. and The Vigoro Corporation) as of June 30, 1996 and 1995 and the related consolidated statements of earnings, cash flows and changes in stockholders' equity for each of the three years in the period ended June 30, 1996. The consolidated financial statements give retroactive effect to the merger of IMC Global Inc. and The Vigoro Corporation on March 1,1996, which has been accounted for using the pooling of interests method as described in the notes to the consolidated financial statements. These consolidated financial statements are the responsibility of the management of IMC Global Inc. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the 1995 and 1994 financial statements of The Vigoro Corporation which statements reflect total assets of 24% and net sales of approximately 34% of the related consolidated financial statement totals as of June 30, 1995 and for the two years then ended. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for The Vigoro Corporation, is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of IMC Global Inc. at June 30, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 1996, after giving retroactive effect to the merger of The Vigoro Corporation, as described in notes to the consolidated financial statements, in conformity with generally accepted accounting principles.

As discussed in the notes to consolidated financial statements, the Company changed its method of accounting for postemployment benefits in 1995.



Ernst & Young LLP
Chicago, Illinois
July 31, 1996

CONSOLIDATED STATEMENT OF EARNINGS

                                                  Years ended June 30,
                                                  ---------------------
(In millions except per share amounts)    1996         1995       1994
- -----------------------------------------------------------------------
Net sales                             $2,981.0    $2,736.1    $2,125.3
Cost of goods sold                     2,230.1     2,046.1     1,742.6
  Gross margins                          750.9       690.0       382.7
Selling, general and administrative
 expenses                                223.4       196.0       165.8
Merger and restructuring charges          43.3
Other operating (income) and
 expense, net                             (4.1)       (9.1)      (27.7)
                                      --------    --------    --------
  Operating earnings                     488.3       503.1       244.6

Interest earned and other non-operating
 (income) and expense, net                (6.4)       (6.3)       18.6
Interest charges                          64.8        70.2        91.2
                                      --------    --------    --------
Earnings before minority interest
 and items noted below                   429.9       439.2       134.8
Minority interest                        191.5       130.4        55.6
                                      --------    --------    --------
Earnings before items noted below        238.4       308.8        79.2
Provision for income taxes                94.1       115.5        34.8
                                      --------    --------    --------
Earnings before extraordinary item
 and cumulative effect of accounting
 change                                  144.3       193.3        44.4
Extraordinary loss - debt retirement                  (6.5)      (25.2)
Cumulative effect on prior years of
 change in accounting for
 postemployment benefits                              (5.9)
                                      --------    --------    --------
  Net earnings                        $  144.3    $  180.9    $   19.2
                                      ========    ========    ========

EARNINGS PER SHARE:
  Earnings before extraordinary item
   and cumulative effect of
   accounting change                  $   1.56     $   2.12  $    .54
  Extraordinary loss - debt retirement                 (.07)     (.31)
  Cumulative effect of accounting
   change                                              (.06)
                                      --------    --------    --------
  Net earnings                        $   1.56     $   1.99  $    .23
                                      ========    ========    ========

Weighted average number of shares
 and equivalent shares outstanding        92.7        91.0        82.3
(See Notes to Consolidated Financial Statements)

CONSOLIDATED BALANCE SHEET
(Dollars in millions except per share amounts)             At June 30,
                                                ----------------------
ASSETS                                              1996          1995
- ----------------------------------------------------------------------
CURRENT ASSETS:
Cash and cash equivalents                       $    9.6      $  203.7
Receivables, net                                   350.2         236.5
Inventories
  Products (principally finished)                  375.6         303.6
  Operating materials and supplies                 101.1          89.3
                                                --------      --------
                                                   476.7         392.9
Deferred income taxes                               61.4          79.5
Other current assets                                20.3          13.6
                                                --------      --------
  Total current assets                             918.2         926.2
Property, plant and equipment                    4,123.6       3,971.3
Accumulated depreciation and depletion          (1,772.3)     (1,714.1)
                                                --------      --------
  Net property, plant and equipment              2,351.3       2,257.2
Other assets                                       167.3         139.8
                                                --------      --------
Total assets                                    $3,436.8      $3,323.2

LIABILITIES AND STOCKHOLDERS' EQUITY
- ----------------------------------------------------------------------
CURRENT LIABILITIES:
Accounts payable                                $  193.5      $  197.2
Accrued liabilities                                145.1         170.7
Short-term debt and current maturities of
 long-term debt                                     27.8          74.1
                                                --------      --------
  Total current liabilities                        366.4         442.0
Long-term debt, less current maturities            736.7         750.2
Deferred income taxes                              315.7         306.2
Other noncurrent liabilities                       352.0         306.8
Minority interest                                  509.7         510.2

STOCKHOLDERS' EQUITY:
Common stock, $1 par value, authorized
 250,000,000 shares; issued 97,863,784 and
 96,408,200 shares in 1996 and 1995,
 respectively                                       97.9          96.4
Capital in excess of par value                     821.7         782.6
Retained earnings                                  359.1         246.1
Treasury stock, at cost, 5,545,884 and
 5,552,840  shares in 1996 and 1995,
 respectively                                     (107.3)       (107.4)
Foreign currency translation adjustment            (15.1)         (9.9)
                                                --------      --------
  Total stockholders' equity                     1,156.3       1,007.8
                                                --------      --------
Total liabilities and stockholders' equity      $3,436.8      $3,323.2
                                                ========      ========
(See Notes to Consolidated Financial Statements)

CONSOLIDATED STATEMENT OF CASH FLOWS
                                                  Years ended June 30,
                                        ------------------------------
(In millions)                             1996         1995       1994
- ----------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings                           $ 144.3     $ 180.9     $  19.2
Adjustments to reconcile net earnings
 to net cash provided by operating
 activities:
  Minority interest                      179.2       130.4        55.6
  Depreciation, depletion and
   amortization                          168.6       166.4       147.1
  Merger and restructuring charges        67.3
  Deferred income taxes                     .3        16.9        (4.5)
  Postemployment employee benefits                     9.5
  Sterlington litigation settlement                              (80.0)
  Other charges and credits, net          (3.5)      (11.2)      (29.3)
  Changes in:
    Receivables, net                     (96.0)       49.3        60.7
    Inventories                          (55.4)      (27.7)       92.0
    Other current assets                  (7.2)         .3         9.3
    Accounts payable                     (20.2)       14.1       (81.8)
    Accrued liabilities                  (35.4)       25.6       (22.8)
                                       -------     -------     -------
      Net cash provided by operating
       activities                        342.0       554.5       165.5
    -------                            -------     -------

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures                    (172.7)     (114.9)      (76.0)
Acquisitions of businesses, net of
 cash acquired                           (74.6)     (142.4)
Sale of investment                        11.6
Sales of property, plant and equipment     1.2        14.6        33.3
                                       -------     -------     -------
      Net cash used in investing
       activities                       (234.5)     (242.7)      (42.7)
                                       -------     -------     -------
      Net cash provided before
       financing activities              107.5       311.8       122.8
                                       -------     -------     -------
CASH FLOWS FROM FINANCING ACTIVITIES
Joint venture cash distributions to FRP (242.0)     (228.1)     (146.8)
Payments of long-term debt               (93.2)     (182.0)     (437.2)
Proceeds from issuance of long-term
 debt, net                                75.6       131.5       276.0
Changes in short-term debt, net          (42.5)       17.5         2.9
Cash dividends paid                      (35.5)      (24.6)      (14.2)
Stock options exercised                   25.8         2.0          .2
Issuances of common stock from treasury                          255.6
Other                                     10.2
                                       -------     -------     -------
      Net cash used in financing
       activities                       (301.6)     (283.7)      (63.5)
                                       -------     -------     -------

Net change in cash and cash equivalents (194.1)       28.1        59.3
Cash and cash equivalents-beginning
 of year                                 203.7       175.6       116.3
                                       -------     -------     -------
Cash and cash equivalents-end of year  $   9.6     $ 203.7     $ 175.6
                                       =======     =======     =======

Supplemental cash flow disclosures:
 Interest paid                         $  67.0     $  70.6     $  86.9
 Income taxes paid, net of refunds     $ 125.3     $  84.7     $  12.8

Supplemental schedule of non-cash
 investing and financing activities:
 Issuance of common stock for
  acquisitions                         $  14.9     $   4.5     $  47.2
(See Notes to Consolidated Financial Statements)

CONSOLIDATED STATEMENT OF CHANGES IN STOCHOLDERS' EQUITY

                                                              Foreign
                               Capital in                    Currency
                         Common Excess of Retained Treasury Translation
(In millions except      Stock  Par Value Earnings  Stock    Adjustment
 per share amounts)
- ----------------------------------------------------------------------
Balance at June 30, 1993$ 96.3    $813.1   $ 85.6   $(392.7)     --

  Net earnings                               19.2
  Sale of common stock             (34.1)             289.7
  Dividends ($.15 per
   share)                                   (14.6)
  Restricted stock awards   .2       1.5               (4.1)
  Stock options exercised
   and other               (.5)     (3.3)
                         ------   ------   ------    ------      ------
Balance at June 30, 1994  96.0     777.2     90.2    (107.1)     --

  Net earnings                              180.9
  Dividends ($.26 per
   share)                                   (25.0)
  Restricted stock awards             .3
  Stock options exercised
   and other                .4       5.1                (.3)
  Foreign currency trans-
   lation adjustment                                           $  (9.9)
                         ------   ------   ------    ------      ------
Balance at June 30, 1995  96.4     782.6    246.1    (107.4)      (9.9)

  Net earnings                              144.3
  Dividends ($.33 per
   share)                                   (31.3)
  Stock options exercised
   and other               1.1      24.6                (.1)
  Issuance of common stock
   pursuant to acquisitions .4      14.5                 .2
  Foreign currency trans-
   lation adjustment                                              (5.2)
                         ------   ------   ------    ------      ------
Balance at June 30, 1996$ 97.9    $821.7   $359.1   $(107.3)    $(15.1)
                         ======   ======   ======    ======      ======
(See Notes to Consolidated Financial Statements)

1.  BUSINESS OF THE COMPANY
IMC Global Inc. (the Company), which operates in a single industry segment, is the parent corporation of several subsidiaries and joint venture operations which together comprise one of the world's leading producers of phosphate and potash crop nutrients as well as animal feed ingredients. The Company mines and processes potash in the United States and Canada and has a 56.5 percent interest in IMC-Agrico Company (IMC-Agrico), the nation's leading producer, marketer and distributor of phosphate crop nutrients and animal feed ingredients. The Company also markets and distributes crop nutrients and related products on a wholesale basis through independent dealers and cooperatives, and on a retail basis through its farm service outlets. In addition, the Company sells potash and certain other products to industrial users in the United States and Canada. Through its interests in other joint ventures, the Company also produces sulphur and oil and natural gas.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
The consolidated financial statements include the accounts of the Company and all subsidiaries which are more than 50 percent owned and controlled; the Company proportionately consolidates its 25 percent interest in the sulphur joint venture. All significant intercompany accounts and transactions are eliminated in consolidation. Certain amounts in the consolidated financial statements for periods prior to June 30, 1996 have been reclassified to conform to the current presentation. The Company's fiscal year ends June 30.

Use of Estimates
Management is required to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash Equivalents
The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents which are reflected at their approximate fair value. The effect of foreign currency exchange rate fluctuations on the total cash and cash equivalents balance was not significant.

Concentration of Credit Risk
Domestically, the Company sells its products to farmers primarily in the midwestern and southeastern United States. Internationally, the Company's products are sold primarily through one Canadian and three U.S. export associations. In 1996, sales of phosphate crop nutrients to China accounted for approximately 16 percent of the Company's net sales. No single customer accounted for more than 10 percent of the Company's net sales.

Inventories
Inventories are valued at the lower of cost or market (net realizable value). Cost for substantially all of the Company's inventories is calculated on a cumulative annual average cost basis. Cost for the remaining portion of inventories, primarily for products sold through the Company's retail farm service outlets, is determined using the first-in, first-out method.

Property, Plant and Equipment
Property (including mineral deposits), plant and equipment are carried at cost. Cost of significant assets includes capitalized interest incurred during the construction and development period. Expenditures for replacements and improvements are capitalized; maintenance and repair expenditures are charged to operations when incurred.

Depreciation and depletion expenses for mining and production operations, including mineral interests, are determined using the unit-of-production method based on estimates of recoverable reserves. Other asset classes or groups are depreciated or amortized on a straightDline basis over their estimated useful lives as follows: buildings, 17 to 45 years; machinery and equipment, 3 to 25 years.

Goodwill
Goodwill, representing the excess of purchase cost over the fair value of net assets of acquired companies, is generally amortized using the straight-line method over periods not exceeding 40 years. At June 30, 1996 and 1995, goodwill, included in other assets in the Consolidated Balance Sheet, totaled $68.1 million and $32.9 million, respectively.

Postemployment Benefits
The Company provides benefits such as workers' compensation and disabled employee medical care to certain former or inactive employees after employment but before retirement. Effective July 1, 1994, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 112, "Employers' Accounting for Postemployment Benefits," which requires the Company to accrue the cost of providing such postemployment benefits when the event occurs giving rise to the obligation.

Stock-Based Compensation Plans
In December 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," which establishes a fair value-based method of accounting for stock-based compensation plans. Under SFAS No. 123, the Company has the option of either accounting for its stock-based compensation plans under the fair value method or continuing under the accounting provisions of Accounting Principles Board Opinion No. 25 (APB No. 25). The Company intends to continue accounting for its stock-based compensation plans under the provisions of APB No. 25 and, accordingly, no compensation cost has been charged to operations for options granted.

Accrued Environmental Costs
The Company's activities include the mining of phosphate and potash, the manufacturing and blending of crop nutrients, and the blending of crop nutrients with pesticide products. These operations are subject to extensive federal, state, provincial and local environmental regulations in the United States and Canada, including laws related to air and water quality; management of hazardous and solid wastes; management and handling of raw materials and products; and the restoration of lands disturbed by mining and production activities. Expenditures that relate to an existing condition caused by past operations of the Company or prior land owners, and which do not contribute to current or future revenue generation, are charged to operations. Liabilities are recorded when environmental remedial efforts are probable and the cost of such efforts can be reasonably estimated. Revisions to current estimates are made when costs of required remedial efforts change.

Provincial Resource Taxes
The Company's Canadian potash mining operations are subject to certain royalty and production taxes (provincial resource taxes). Accordingly, provincial resource taxes have been included in cost of goods sold in the Consolidated Statement of Earnings.

Derivatives
The Company periodically enters into DAP futures contracts and options to purchase natural gas to manage its exposure to price fluctuations. In addition, the Company has entered into forward exchange contracts to hedge the effect of Canadian dollar exchange rate changes. Net hedging gains and losses are recognized as a part of the transactions hedged and were not significant in the years ended June 30, 1996, 1995 and 1994. The Company monitors its market risk on an ongoing basis and considers such risk to be minimal.

Foreign Currencies
Effective July 1, 1994, the functional currency of one of the Company's Canadian subsidiaries was changed to the Canadian dollar and on March 1, 1996, the Company determined the functional currency to be the Canadian dollar for all of its Canadian operations. As of June 30, 1996, the Company's cumulative foreign currency translation adjustment resulted in a reduction of stockholders' equity of $15.1 million, which was offset principally by a decrease to property, plant and equipment, net, and an increase in deferred income taxes.

Earnings Per Share
All share and per share information appearing in the consolidated financial statements and notes herein give effect to the Company's 2-for-1 stock split effected in the form of a 100 percent stock dividend which was distributed on November 30, 1995.

Earnings per share are based on the weighted average number of shares and equivalent shares outstanding. Fully diluted earnings per share are not significantly different from primary earnings per share and, accordingly, are not presented.

3.  VIGORO MERGER
On March 1, 1996, the Company completed a merger with The Vigoro Corporation (Vigoro) that resulted in Vigoro becoming a subsidiary of the Company (the Merger). Upon consummation of the Merger, the Company issued approximately 32.4 million shares of its common stock in exchange for all of the outstanding shares of Vigoro. The Merger was structured to qualify as a taxDfree reorganization for income tax purposes and was accounted for as a pooling of interests. Accordingly, the Company's financial statements have been restated for all periods to reflect the Merger.

Summarized operating results of the Company and Vigoro for the eight months ended February 29, 1996 and the years ended June 30, 1995 and 1994 were as follows:
                                Eight months
                                   ended
                                 February 29,     Years ended June 30,
                                 ------------     --------------------
                                        1996         1995        1994
- ----------------------------------------------------------------------
IMC GLOBAL INC.
Net sales                           $1,413.5     $1,924.0    $1,441.5
Extraordinary item                                   (6.5)      (25.2)
Accounting change                                    (5.9)
Net earnings (loss)                    102.8        114.7       (28.8)

THE VIGORO CORPORATION
Net sales                           $  406.5     $  871.4    $  719.6
Net earnings                            12.7         66.2        48.0

INTERCOMPANY SALES ELIMINATION      $  (41.1)    $  (59.3)   $  (35.8)
COMBINED
Net sales                           $1,778.9     $2,736.1    $2,125.3
Extraordinary item                                   (6.5)      (25.2)
Accounting change                                    (5.9)
Net earnings                           115.5        180.9        19.2

4.  MERGER AND RESTRUCTURING CHARGES
In connection with the Merger, the Company recorded charges totaling $20.2 million, primarily for consulting, legal and accounting services. Immediately following the Merger, the Company adopted a plan to restructure its business operations into a decentralized organizational structure with five stand-alone business units. As a result, the Company recorded restructuring charges totaling $23.1 million. The charges consisted of: (i) $10.6 million for severance and related benefits from staff reductions resulting from the termination of approximately 120 employees, primarily middle management personnel;
(ii) $6.5 million for lease terminations resulting from office consolidations, and (iii) $6.0 million for other related actions. As of June 30, 1996, the following amounts were paid: (i) $20.2 million for charges relating to the Merger, (ii) $5.7 million relating to the termination of approximately 89 employees (the remaining $4.9 million relating to the other 31 employees is expected to be paid out during fiscal 1997), and (iii) $0.4 million related to other actions.

In connection with the restructuring plan, the Company undertook a detailed review of its accounting records and valuation of various assets and liabilities. As a result, the Company recorded charges totaling $58.3 million ($55.3 million net of minority interest) comprised of (i) $26.3 million ($23.3 million net of minority interest) to cost of goods sold of which $17.5 million was primarily related to the write-off of certain idle plant facilities and other obsolete assets, $5.0 million for environmental matters and $3.8 million for other matters; (ii) $2.4 million of general and administrative expenses for the write-off of miscellaneous assets; (iii) $16.6 million to other operating income and expense to reduce certain long-term assets to net realizable value and other provisions, and (iv) $13.0 million to minority interest for the transfer of 0.85 percent of IMC-Agrico Distributable Cash (as defined) interest from the Company to Freeport-McMoRan Resource Partners, Limited Partnership (FRP) pursuant to certain amendments to the IMC-Agrico Partnership Agreement. During the year ended June 30, 1996, $24.0 million of assets were written off.

5.  ACQUISITIONS
In January 1995, the Company acquired substantially all of the assets of the Central Canada Potash division (CCP) of Noranda, Inc. (Noranda) for $121.1 million, plus $16.2 million for working capital. The Company used proceeds borrowed under a credit facility to finance the purchase price, while using operating cash to acquire the working capital. The CCP potash mine, located in Colonsay, Saskatchewan, utilizes shaft mining technology and has a current annual capacity of
1.5 million tons and estimated recoverable reserves of 120 years at current production levels.

In October 1995, the Company acquired the animal feed ingredients business (Feed Ingredients) of Mallinckrodt Group Inc. and subsequently contributed the business to IMC-Agrico. The Company's portion of the purchase price was $67.5 million.

The CCP and Feed Ingredients acquisitions were accounted for under the purchase method of accounting. Operating results of CCP and Feed
Ingredients (net of minority interest) have been included in the Company's Consolidated Statement of Earnings since the respective dates of acquisition.

Pro forma consolidated operating results reflecting these acquisitions would not have been materially different from reported amounts.

6.  JOINT VENTURE PARTNERSHIP
On July 1, 1993, the Company and FRP entered into a joint venture partnership in which both companies contributed their respective phosphate businesses to create IMC-Agrico, a Delaware general partnership, in return for a 56.5 percent and a 43.5 percent economic interest, respectively, in IMC-Agrico. The activities of IMC-Agrico, which is operated by the Company, include the mining and sale of phosphate rock, and the production, distribution and sale of phosphate crop nutrients, animal feed ingredients, uranium oxide and related products.

For financial reporting purposes, the acquisition of 56.5 percent of FRP's phosphate business net assets was accounted for as a purchase and resulted in a deferred gain which is recognized in the Consolidated Statement of Earnings as the related FRP assets are being used in operations, generally over 20 years. Other operating income and expense, net included $3.1 million from the amortization of such gain for the year ended June 30, 1996, $3.0 million in 1995 and $16.0 million (including $12.7 million related to finished goods inventory) in 1994. FRP's 43.5 percent interest in IMC-Agrico has been reported as minority interest in the Company's Consolidated Balance Sheet, and the earnings therefrom have been reported as minority interest in the Company's Consolidated Statement of Earnings.

IMC-Agrico makes cash distributions to each partner based on formulas and sharing ratios as defined in the Partnership Agreement. For the year ended June 30, 1996, the total amount of Distributable Cash generated by IMC-Agrico was $465.3 million, of which $248.0 million was distributed to FRP, including $57.7 million distributed in August 1996. On January 23, 1996, the Company and FRP entered into certain amendments to the Partnership Agreement. Effective March 1, 1996, there was a shift of 0.85 percent of Distributable Cash interest of IMC-Agrico from the Company to FRP.

7.  NON-RECURRING ITEMS
Non-recurring items included the following:

Sale of Investments and Land
In 1996, the Company realized a gain of $11.6 million from the sale of the Company's 50 percent interest in Chinhae Chemical Company, a producer of crop nutrients located in South Korea. In 1995, a gain of $5.0 million was realized from the sale of land in Florida. In 1994, the Company realized a gain of $7.6 million from the sale of 18 FARMARKETs(registered trademark) and three satellite locations and a gain of $5.5 million ($3.1 million net of minority interest) from IMC-Agrico's sale of a Florida cattle ranch. These amounts were included in other operating income.

Remediation
In 1995, provisions totaling $10.3 million ($5.8 million net of minority interest) were included in cost of goods sold for remediation costs associated with a sinkhole beneath a phosphogypsum storage stack at IMC-Agrico's New Wales crop nutrient production facility in Florida and for repair and cleanup costs related to earthen dam breaches at IMC-Agrico's Payne Creek and Hopewell phosphate mining facilities in Florida.

Revaluation of Carrying Value of Investments
In 1994, the Company recorded a charge to non-operating expense of $20.3 million to reduce the carrying value of the Company's investment in its oil and gas joint venture resulting from the low price of crude oil at the time and the resulting effect on estimated future net revenues from proved reserves. Also included in 1994 was a charge to other operating expense of $5.6 million, which consisted principally of a provision to adjust the carrying values of certain investments of the Company's FARMARKETs(registered trademark) in Florida to estimated net realizable values.

8.  RECEIVABLES, NET
Accounts receivable at June 30 were as follows:
                                                    1996           1995
- -----------------------------------------------------------------------
Trade accounts                                    $380.6        $259.9
Non-trade receivables                               37.0          33.1
                                                  ------         ------
                                                   417.6         293.0
Less:
  Allowances                                         7.9           6.5
  Receivable interests sold                         59.5          50.0
                                                  ------         ------
                                                  $350.2        $236.5
                                                  ======         ======
The carrying value of accounts receivable was equal to the estimated fair value of such assets due to their short maturity.

In October 1994, IMC-Agrico entered into a one-year agreement with a financial institution to sell, on an ongoing basis, an undivided percentage interest in a designated pool of receivables, subject to limited recourse provisions, in an amount not to exceed $75.0 million. In October 1995, this agreement was renewed for an additional one-year period and the limit on the designated pool of receivables was reduced to $65.0 million. Related costs, charged to interest earned and other non-operating income and expense, totaled $3.6 million in 1996 and $2.5 million in 1995. The Company's portion of the proceeds from the initial sale of receivable interests ($32.5 million) was used primarily to retire long-term debt.

9.  PROPERTY, PLANT AND EQUIPMENT
The Company's investment in property, plant and equipment at June 30 is summarized as follows:
                                                    1996           1995
- -----------------------------------------------------------------------
  Land                                          $  104.9      $   96.2
  Mineral properties and rights                    658.9         656.9
  Buildings and leasehold improvements             483.5         459.9
  Machinery and equipment                        2,755.3       2,668.2
  Construction in progress                         121.0          90.1
                                                --------      --------
                                                 4,123.6       3,971.3
  Accumulated depreciation and depletion         1,772.3       1,714.1
                                                --------      --------
  Net property, plant and equipment             $2,351.3      $2,257.2
                                                ========      ========

10.  ACCRUED LIABILITIES
Accrued liabilities at June 30 were as follows:
                                                    1996           1995
- -----------------------------------------------------------------------
  Salaries, wages and bonuses                     $ 38.3        $ 40.4
  Taxes other than income taxes                     28.1          33.2
  Restructuring charges                             14.9
  Environmental                                     14.1          15.5
  Income taxes                                      11.8          35.0
  Interest                                          11.7           9.8
  Other                                             26.2          36.8
                                                  ------         ------
                                                  $145.1        $170.7
                                                  ======         ======

11.  FINANCING ARRANGEMENTS
Short-term borrowings of $22.7 million and $65.1 million as of June 30, 1996 and 1995, respectively, primarily consisted of revolving credit facilities with various financial institutions and vendor financing arrangements.

The weighted-average interest rate on short-term borrowings was 6.3 percent for both 1996 and 1995.

Long-term debt at June 30 consisted of the following:
                                                    1996           1995
- -----------------------------------------------------------------------
Revolving and long-term credit facilities,
 variable rates                                   $ 95.4        $131.8
Term loans, maturing through 2005                  120.0          90.0
9.25% Senior notes, due 2000                        61.6          61.6
10.125% Senior notes, due 2001                      60.4          60.4
10.75% Senior notes, due 2003                       54.3          54.3
6.25% Convertible subordinated notes, due 2001     114.9         115.0
9.45% Senior debentures, due 2011                  100.0         100.0
7.525% Industrial revenue bonds, due 2015           75.0          75.0
7.7% Industrial revenue bonds, due 2022             27.1          26.8
Other debt                                          33.1          44.3
                                                  ------         ------
                                                   741.8         759.2
Less current maturities                              5.1           9.0
                                                  ------         ------
                                                  $736.7        $750.2
                                                  ======         ======

On June 30, 1996, the estimated fair value of long-term debt described above was approximately the same as the carrying amount of such debt in the Consolidated Balance Sheet. The fair value was calculated in accordance with the requirements of SFAS No. 107, "Disclosures of Fair Value of Financial Instruments" and was estimated by discounting the future cash flows using rates currently available to the Company for debt instruments with similar terms and remaining maturities.

In 1995, the Company purchased $165.0 million principal amount of its
9.25 percent senior notes due 2000, 10.125 percent senior notes due

2001 and 10.75 percent senior notes due 2003 (collectively, Senior Notes) prior to maturity in an effort to reduce higher cost indebtedness. As a result, the Company recorded an extraordinary loss of $6.5 million, net of taxes, for the redemption premium and write-off of previously deferred finance charges. In 1994, the Company recorded an extraordinary loss of $25.2 million, net of taxes, in connection with the purchase of $220.0 million principal amount of its 11.25 percent notes and $78.6 million principal amount of its Senior Notes. On February 28, 1996, the Company entered into an unsecured credit facility (Credit Facility) with a group of banks. Under the terms of the Credit Facility, the Company and certain of its subsidiaries may borrow up to $450.0 million under a revolving credit facility which matures on March 1, 1999 and $50.0 million under a long-term credit facility which matures on March 2, 2001. On June 30, 1996, the Company and its subsidiaries had borrowed $12.0 million under the revolving credit facility and $50.0 million under the long-term facility. Additionally, $35.9 million was drawn under the Credit Facility as letters of credit to support industrial revenue bonds and other debt and credit risk guarantees.

Simultaneously with the execution of the Credit Facility, the Company and one of its subsidiaries refinanced certain of its unsecured term loans. The new $120.0 million unsecured term loans (Term Loans) bear interest at rates between 7.37 and 7.43 percent and mature at various times between 2000 and 2005.

The Credit Facility, Term Loans and Senior Notes contain provisions which (i) restrict the Company's ability to make capital expenditures and dispose of assets, (ii) limit the payment of dividends or other distributions to stockholders, and (iii) limit the incurrence of additional indebtedness. These debt instruments also contain various financial ratios and covenants.

IMC-Agrico has an agreement with a group of banks to provide it with a $75.0 million unsecured revolving credit facility until February 1997 (Initial Facility). In addition, in May 1996 IMC-Agrico entered into two additional unsecured revolving credit facilities under which it may borrow up to $75.0 million until February 1997 (collectively with the Initial Facility, IMC-Agrico Working Capital Facility). Borrowings under the IMC-Agrico Working Capital Facility are unsecured and bear interest at rates based on a base rate or an adjusted Eurodollar rate. At June 30, 1996, $9.7 million was drawn under the letter of credit subfacility. Additionally, at June 30, 1996, $45.4 million was borrowed under the IMC-Agrico Working Capital Facility at interest rates between 5.94 and 6.25 percent. This amount has been classified as long-term debt in the Consolidated Balance Sheet at June 30, 1996 as IMC-Agrico has the intent and ability to refinance this amount on a long-term basis.

The IMC-Agrico Working Capital Facility contains various financial ratios and covenants, places limitations on the indebtedness of IMC-Agrico and restricts the ability of IMC-Agrico to make cash distributions in excess of Distributable Cash. In addition, pursuant to the Partnership Agreement, IMC-Agrico is required to obtain the approval of the Policy Committee of IMC-Agrico (which consists of two representatives each from the Company and FRP) prior to incurring more than an aggregate of $5.0 million (adjusted annually for inflation) in indebtedness (excluding a total of $125.0 million of indebtedness under the IMC-Agrico Working Capital Facility).

The convertible subordinated notes are exchangeable for approximately
3.6 million shares of the Company's common stock at $31.75 per share.

Scheduled maturities for the next five years are as follows:
- -----------------------------------------------------------------------
1997                                                           $  5.1
1998                                                             13.1
1999                                                              5.2
2000                                                              4.1
2001                                                            190.4

On July 25, 1996, the Company commenced tender offers to purchase all of its outstanding Senior Notes with principal amounts outstanding totaling $176.3 million. The purchase of the Senior Notes will be financed with lower cost borrowings at floating rates under the Company's Credit Facility. The Company expects to record an extraordinary loss of approximately $12.0 million, net of taxes, in the first quarter of 1997 if all of the Senior Notes are purchased.

12.  OTHER NONCURRENT LIABILITIES
Other noncurrent liabilities at June 30 were as follows:
                                                    1996           1995
- -----------------------------------------------------------------------
Employee and retiree benefits                     $127.2        $122.3
Environmental                                      102.3          86.8
Deferred gain                                       40.6          43.7
Restructuring charges                               33.4
Other                                               48.5          54.0
                                                  ------         ------
                                                  $352.0        $306.8
                                                  ======         ======

13.  PENSION PLANS
The Company has non-contributory pension plans that cover approximately 78 percent of its employees. Benefits are based on a combination of years of service and compensation levels, depending on the plan. Generally, contributions to the U.S. plans are made to meet minimum funding requirements of the Employee Retirement Income Security Act of 1974 (ERISA), while contributions to Canadian plans are made in accordance with Pension Benefits Acts, instituted by the provinces of Saskatchewan and Ontario. Certain other employees are covered by defined contribution pension plans.

Employees in the United States and Canada whose pension benefits exceed Internal Revenue Code and Revenue Canada limitations, respectively, are covered by supplementary non-qualified, unfunded pension plans.

The components of net pension expense, computed actuarially, were as follows:
                                             1996       1995      1994
- -----------------------------------------------------------------------
Service cost for benefits earned during
 the year                                   $10.0       $9.0      $8.9
Interest cost on projected benefit
 obligation                                  15.8       14.7      13.1
Return on plan assets                       (28.8)     (11.8)     (7.3)
Net amortization and deferral                17.5        (.1)     (4.4)
                                            -----      -----     -----
Net pension expense                         $14.5      $11.8     $10.3
                                            -----      -----     -----

The plans' assets consist mainly of corporate equity and U.S.
government and corporate debt securities, and units of participation in a collective short-term investment fund.

In a number of these plans, the plan assets exceed the accumulated benefit obligations (overfunded plans) and in the remainder of the plans, the accumulated benefit obligations exceed the plan assets
(underfunded plans).

The funded status, based on an April 1 measurement date, of the
Company's pension plans and amounts recognized in the Consolidated Balance Sheet as of June 30 were as follows:
                                        Overfunded         Underfunded
                                             Plans               Plans
                                   ----------------    ----------------
                                     1996     1995       1996     1995
- --------------------------------------------------     ----------------
Plans' assets at fair value       $163.8    $133.0    $ 28.9    $ 26.2
Actuarial present value of
 projected benefit obligations:
  Vested benefits                  124.2     111.5      34.8      31.4
  Non-vested benefits               16.1        .8       3.0        .4
                                   ------   ------     ------   ------
  Accumulated benefit obligations  140.3     112.3      37.8      31.8
  Projected future salary
   increases                        54.6      37.3       3.8      11.9
                                   ------   ------     ------   ------
  Total projected benefit
   obligations                     194.9     149.6      41.6      43.7
                                   ------   ------     ------   ------
Plans' assets less than projected
 benefit obligations                31.1      16.6      12.7      17.5
Items not yet recognized in earnings:
  Unrecognized net gain            (20.0)     (8.2)     (2.0)     (1.3)
  Unrecognized transition
   liability (asset)                  .9        .9       (.2)      (.2)
  Unrecognized prior service cost  (10.4)     (7.0)     (9.5)    (12.3)
  Additional minimum liability                          11.0       7.4
  Fourth quarter contributions       (.6)      (.9)      (.5)      (.4)
                                   ------   ------     ------   ------
Accrued pension liability         $  1.0    $  1.4    $ 11.5    $ 10.7
                                   ======   ======     ======   ======

Significant actuarial assumptions were as follows:

                                             1996       1995      1994
- -----------------------------------------------------------------------
Discount rate                                7.6%       8.2%      8.4%
Long-term rate of return on assets           7.0%       7.8%      7.9%
Rate of increase in compensation levels      5.2%       5.2%      5.3%

The Company also has defined contribution pension and investment plans (Plans) for certain of its employees. Under each of the Plans, participants are permitted to defer a portion of their compensation whereas Company contributions to the Plans are based on a percentage of wages earned by the eligible employees. The Company's contributions to the Plans totaled $9.7 million, $9.7 million and $4.6 million for the years ended June 30, 1996, 1995 and 1994, respectively.

14.  POSTRETIREMENT AND POSTEMPLOYMENT BENEFIT PLANS
The Company provides certain health care benefit plans for certain retired employees. The plans may be either contributory or non-contributory and contain certain other cost-sharing features such as deductibles and coinsurance. The plans are unfunded. Employees are not vested and such benefits are subject to change.

The components of postretirement benefits other than pensions (OPEBS) expense for years ending June 30 were as follows:

                                             1996       1995      1994
- -----------------------------------------------------------------------
Service cost                                $1.7       $1.5       $1.5
Interest cost                                5.3        5.3        5.2
Net amortization and deferral               (1.8)      (1.5)      (1.6)
                                             ----      ----       ----
                                            $5.2       $5.3       $5.1
                                             ====      ====       ====

The significant assumptions used in determining OPEBS costs were as follows:
                                         1996      1995      1994
- -----------------------------------------------------------------------
Discount rate                            7.5%      8.2%      8.4%
Health care trend rate:
  Under age 65                           9.2% (1)  9.8% (1) 10.4% (1)
  Over age 65                            6.0% (2)  6.3% (2)  7.0% (2)

(1)  Decreasing gradually to 5.5% in 2003 and thereafter.
(2)  Decreasing gradually to 5.5% in 1999 and thereafter.

If the health care trend rate assumptions were increased by 1.0 percent, the accumulated postretirement benefit obligation would increase by 3.7 percent as of June 30, 1996. This would have the effect of a 5.7 percent increase on OPEBS expense in 1996.

The components of the Company's OPEBS liability at June 30 were as follows:
                                                    1996           1995
- -----------------------------------------------------------------------
Retirees                                           $35.1         $33.1
Actives:
  Fully eligible                                    13.0          12.0
  Not fully eligible                                26.6          24.3
                                                   -----         -----
  Total                                             74.7          69.4
Items not yet recognized in earnings:
  Unrecognized prior service cost                   12.1          13.2
  Unrecognized net gain                             10.5          11.6
                                                   -----         -----
Accrued postretirement benefits liability          $97.3         $94.2
                                                   =====         =====

The Company also provides benefits such as workers' compensation and disability to certain former or inactive employees after employment but before retirement. The plans are unfunded. Employees are not vested and plan benefits are subject to change.

Effective July 1, 1994, the Company adopted SFAS No. 112 to account for disability benefits of certain employees. Prior to July 1, 1994, the Company recognized the cost of providing certain of these benefits on a cash basis. SFAS No. 112 requires the cost of providing these benefits be recognized when it becomes probable that such benefits will be paid and when sufficient information exists to make reasonable estimates of the amounts to be paid. Consequently, the Company recognized a $13.3 million liability for postemployment benefits as of July 1, 1994 and recorded a charge of $5.9 million, net of taxes, for the cumulative effect of the Company's unfunded obligation prior to July 1, 1994. The effect of the adoption of SFAS No. 112 on 1995 earnings before the cumulative effect of the accounting change was not material.

15.  INCOME TAXES
Two of the Company's three potash operations that are subject to Canadian taxes are included in the consolidated United States federal income tax return filed by the Company.

Deferred income taxes reflect the net tax effects of temporary differences between the amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of the Company's deferred tax liabilities and assets at June 30 were as follows:
                                                    1996           1995
- -----------------------------------------------------------------------
Deferred tax liabilities
  Property, plant and equipment                   $437.4        $410.4
  Taxes on undistributed foreign earnings           19.6          28.6
  Other liabilities                                 50.0          38.7
                                                  ------         ------
     Total deferred tax liabilities                507.0         477.7
                                                  ------         ------
Deferred tax assets
  Alternative minimum tax credit carryforwards      82.8          34.4
  Postretirement and postemployment benefits        39.6          35.7
  Sterlington litigation settlement                 31.1          31.5
  Foreign tax credit carryforward                   27.5
  Reclamation and decommissioning accruals          27.4          26.2
  Restructuring accruals                            25.3
  Net operating loss carryforwards                                78.2
  Other assets                                      46.5          45.0
  Valuation allowance                              (27.5)
                                                  ------         ------
     Total deferred tax assets                     252.7         251.0
                                                  ------         ------
     Net deferred tax liabilities                 $254.3        $226.7
                                                  ======         ======

At June 30, 1996, the Company had alternative minimum tax credit carryforwards of approximately $82.8 million, which can be carried forward indefinitely. In addition, the Company has a foreign tax credit carryforward of approximately $27.5 million. The foreign tax credit carryforward will expire in 2001 to the extent it is not utilized. The realization of the foreign tax credit carryforward is dependent upon the Company's future foreign earnings and taxes. Due to the uncertainty of its ultimate realization, the Company has established a full valuation allowance against this carryforward benefit.

The provision for income taxes consisted of the following:

                                             1996       1995      1994
- -----------------------------------------------------------------------
CURRENT
Federal                                   $ 74.0     $ 33.6     $(10.2)
State and local                              2.8        8.6        4.8
Foreign                                     14.9       52.9       22.1
                                           ------    ------     ------
                                            91.7       95.1       16.7
DEFERRED
Federal                                     (7.4)       8.1       14.5
State and local                              4.4        (.9)      (4.2)
Foreign                                      5.4       13.2        7.8
                                           ------    ------     ------
                                             2.4       20.4       18.1
                                           ------    ------     ------
                                          $ 94.1     $115.5     $ 34.8
                                           ======    ======     ======

The components of earnings before income taxes, extraordinary loss and cumulative effect of accounting change, and the effects of significant adjustments to tax computed at the federal statutory rate were as follows:
                                             1996       1995      1994
- -----------------------------------------------------------------------
Domestic                                  $195.7     $193.6    $  24.1
Foreign                                     42.7      115.2       55.1
                                           ------    ------     ------
  Earnings before income taxes,
   extraordinary loss and cumulative
   effect of accounting change            $238.4     $308.8    $  79.2
                                           ======    ======     ======
Computed tax at the federal statutory
 rate of 35%                              $ 83.4     $108.1     $ 27.7
Foreign income and withholding taxes        12.7       19.5        9.2
Percentage depletion in excess of basis    (10.4)     (18.1)     (11.3)
Merger expenses not deductible for
 tax purposes                                7.1
State income taxes, net of federal
 income tax benefit                          4.8        4.9         .4
Benefit of foreign sales corporation        (4.3)      (2.3)        .1
Deferred tax adjustment for the effect
 of changes in U.S. corporate tax rates                            4.5
Federal taxes on undistributed foreign
 earnings                                               4.4        2.9
Other items (none in excess of 5% of
 computed tax)                                .8       (1.0)       1.3
                                           ------    ------     ------
  Provision for income taxes              $ 94.1     $115.5     $ 34.8
                                           ======    ======     ======
Effective tax rate                          39.5%      37.4%      43.9%
                                           ======    ======     ======

U.S. income and foreign withholding taxes are provided on the earnings of foreign subsidiaries that are expected to be remitted to the extent that taxes on the distribution of such earnings would not be offset by foreign tax credits. The Company has no present intention of remitting undistributed earnings of foreign subsidiaries aggregating $196.4 million at June 30, 1996 and, accordingly, no deferred tax liability has been established relative to these earnings. If these amounts were not considered permanently reinvested, a deferred tax liability of $41.0 million would have been required.

16.  CAPITAL STOCK
Changes in the number of shares of common stock issued and in treasury were as follows:
                                                    1996          1995
- -----------------------------------------------------------------------
Common stock issued
Balance, beginning of year                    96,408,200    96,011,235
Common stock issued                              442,653       204,293
Stock options exercised                        1,009,466       172,992
Conversion of convertible debt                     2,265
Award of restricted shares                         1,200        19,680
                                              ----------    ----------
Balance, end of year                          97,863,784    96,408,200
Treasury common stock
Balance, beginning of year                     5,552,840     5,540,518
Common stock issued                              (9,396)
Purchases                                          2,440        12,322
                                              ----------    ----------
Balance, end of year                           5,545,884     5,552,840
                                              ----------    ----------
Common stock outstanding, end of year         92,317,900    90,855,360
                                              ==========    ==========

Pursuant to a Shareholders Rights Plan adopted by the Company in June 1989, a dividend of one preferred stock purchase right (a Right) for each outstanding share of common stock of the Company was issued on July 12, 1989 to shareholders of record on that date. Under certain conditions, each Right may be exercised to purchase one two-hundredth of a share of Junior Participating Preferred Stock, Series C, par value $1 per share, at a price of $75, subject to adjustment. This preferred stock is designed to participate in dividends and vote on essentially equivalent terms with a whole share of common stock. The Rights generally become exercisable apart from the common stock only if a person or group acquires 15 percent or more of the common stock or makes a tender offer for 15 percent or more of the outstanding common stock. Upon the acquisition by a person or group of 15 percent or more of the common stock, each Right will entitle the holder to purchase, at the then-current exercise price of the Right, a number of shares of common stock having a market value at that time of twice the exercise price. The Rights may be redeemed at a price of $.005 per Right under certain circumstances prior to their expiration on June 21, 1999. No event during 1996 made the Rights exercisable.

17.  STOCK PLANS
The Company has various stock option plans (Stock Plans) under which it may grant nonDqualified stock options, stock appreciation rights (SARs) and restricted stock to officers and key managers of the Company. The Stock Plans, as amended, provide for the issuance of a maximum of 9.2 million shares of common stock of the Company which may be authorized but unissued shares or treasury shares.

Under the terms of the Stock Plans, the option price per share may not be less than 100 percent of the fair market value on the date of the grant. Stock options and SARs granted under the Stock Plans extend for 10 years and generally become exercisable either 50 percent one year after the date of the grant and 100 percent two years after the date of the grant, or in oneDthird increments: one-third one year after the date of the grant, two-thirds two years after the date of the grant, and 100 percent three years after the date of the grant.

The Company also adopted a long-term incentive plan in fiscal 1994 under which officers and key managers were awarded shares of restricted common stock of the Company along with contingent stock units. Based on performance objectives, these shares and units were intended to vest in whole or in part during and at the end of a threeDyear performance period ending June 30, 1997. On June 30, 1996, the long-term incentive plan was deemed to be fully vested, one year prior to the completion of the performance period, and 141,480 shares of common stock were distributed. Restricted stock is valued on the issuance date, and the related expense is amortized over the vesting period.

SARs granted totaled 65,250 shares and 34,450 shares in fiscal 1996 and 1995, respectively. Market prices for the SARs were $38.00 and $23.97 in fiscal 1996 and 1995, respectively. A total of 69,375 shares and 7,600 shares were exercised in fiscal 1996 and 1995, respectively.

Stock option activities were as follows:
                                                       Number of Shares
                                        -------------------------------
                                                  1996            1995
- -----------------------------------------------------------------------
Outstanding at July 1                       3,592,669        2,547,523
Granted                                       771,511        1,275,152
Exercised                                 (1,006,866)        (168,504)
Cancelled                                   (141,422)         (61,502)
                                             ---------       ---------

Outstanding at June 30                      3,215,892        3,592,669
                                             =========       =========
Exercisable at June 30                      1,732,273        1,640,527
                                             =========       =========
Available for future grant at June 30       3,255,342        1,885,431
                                             =========       =========
Restricted stock outstanding at June 30            --          141,480
                                             =========       =========

PRICE RANGE OF OPTIONS
Outstanding at June 30                $11.00 - $39.31  $11.00 - $25.56
Granted during the year               $32.43 - $39.31  $17.50 - $24.79
Exercised during the year             $11.00 - $32.42  $11.00 - $25.56

Another stock option plan provides for the granting of awards of up to 100,000 shares of common stock to directors of the Company who were directors prior to the Merger and who were not also employees of the Company. Options may be exercised at any time the director holding the option remains a director of the Company and within two years after the director ceases to be a director of the Company. Under the terms of the plan, options granted are exercisable over 10 years beginning with the grant date of the option. Options were granted to purchase 14,000 shares of common stock in 1996 and 1995 at an option price of $29.75 and $19.06 per share, respectively. A total of 2,600 shares and 4,488 shares were exercised in 1996 and 1995, respectively.

18.  COMMITMENTS
The Company purchases sulphur, natural gas and ammonia from third parties under contracts extending, in some cases, for multiple years. Purchases under these contracts are generally at prevailing market prices. These contracts generally range from one to four years.
The Company and FRP have an agreement to supply a portion of the Company's sulphur requirements to IMC-Agrico over the life of the joint venture partnership. Since the term of the sulphur purchase commitment is indeterminable, the dollar value of such commitments has been excluded from the schedule below after the year 2001.

The Company leases plants, warehouses, terminals, office facilities, railcars and various types of equipment under operating leases. Lease terms generally range from three to five years, although some leases have longer terms.

Summarized below is a schedule of future minimum long-term purchase commitments and minimum lease payments under nonDcancelable operating leases as of June 30, 1996:

                                             Purchase            Lease
                                          Commitments     Commitments
- ----------------------------------------------------------------------
  1997                                         $211.9          $ 22.4
  1998                                          157.8            19.4
  1999                                          136.6            15.8
  2000                                          112.7             9.8
  2001                                          112.4             8.6
  Subsequent years                               10.2            22.4
                                               ------          ------
                                               $741.6          $ 98.4
                                               ======          ======

Rental expense for 1996, 1995 and 1994 amounted to $45.6 million, $39.7 million and $34.9 million, respectively.

International Minerals & Chemical (Canada) Global Limited is committed under a service agreement with Potash Corporation of Saskatchewan Inc.
(PCS) to produce annually from mineral reserves specified quantities of potash for a fixed fee plus a pro rata share of total production and capital costs at the potash mines located in Esterhazy, Saskatchewan. The agreement extends through June 30, 2001 and is renewable at the option of PCS for five additional five-year periods. Potash produced for PCS may, at PCS's option, amount to an annual maximum of approximately one-fourth of the Esterhazy mines' production capacity. During 1996, production of potash for PCS amounted to 500,000 tons, or 16 percent of the Esterhazy mines' total tons produced.

19.  CONTINGENCIES

Mining Risks

Since December 1985, the Company has experienced an inflow of water into one of its two interconnected potash mines located in Esterhazy, Saskatchewan. In recent years, the trend of the water inflow has stabilized and the Company has successfully reduced the per ton spending required to contain the inflow. However, the long-term outlook of the water inflow has caused the Company to consider alternatives to its current mining operations and studies are under way in this regard. Any solution to the water inflow situation at the mines could result in substantial capital expenditures and/or charges to operations.

Sterlington Litigation

Angus Chemical Company (Angus) and the Company are involved in various litigation arising out of the May 1991 explosion at a nitroparaffins plant located in Sterlington, Louisiana. Angus wants the Company to assume responsibility for a class action lawsuit currently pending in Louisiana against the Company, Angus, and other defendants for injuries arising out of the explosion, and to reimburse Angus for amounts that Angus has paid for settled claims in connection with the Sterlington explosion. With respect to the settled demands, Angus, in pleadings filed in Louisiana and Texas, states that it is seeking approximately $9.5 million, plus interest, fees and costs. In addition, Angus is seeking direct payment from the Company's insurers, X.L. Insurance Company, Ltd. (XL) and A.C.E. Insurance Company, Ltd. (ACE) for certain damages in an action pending in Louisiana state court. Angus has not specified how much it is seeking from the Company's insurers. Angus may be asserting claims against XL for the difference between the limits of the XL policy of $75.0 million and the $45.7 million that XL has paid to the Company under the policy. In addition, Angus may be asserting claims against ACE for the difference between the limit of the ACE policy of $100.0 million and the $15.0 million that ACE has previously paid to the Company. The Company may have obligations to indemnify certain of the insurers if Angus is successful in this case. The Company is unable to estimate the magnitude of its exposure at this time.

The Company continues to vigorously litigate each of the matters arising out of the Sterlington explosion. A jury trial is scheduled to commence in October 1996 in Texas state court with respect to Angus' and the Company's claims for contribution and indemnity for the settled demands. Discovery is still not complete with respect to the lawsuits scheduled for trial in October 1996, and all of the other lawsuits are in early stages. In addition, Angus has filed an action in federal court in Louisiana seeking reimbursement for amounts allegedly expended to remediate certain environmental sites at the Sterlington plant. In its pleadings filed with the Louisiana federal court, Angus states that it is seeking approximately $1.8 million for amounts expended, plus interest, fees, costs and reimbursement for any future expenses. The Company is unable to estimate the magnitude of its exposure at this time.

Antitrust Litigation

A number of class action suits have been filed in United States federal courts, two California state courts and an Illinois state court against most of the North American potash producers, including the Company.
The complaints essentially allege that the North American potash producers acted together to fix the price of potash sold in the United States. The complaints do not specify the amount of damages sought by the plaintiffs. All of the complaints seek treble damages and attorneys' fees and ask that the court find the defendants jointly and severally liable.

Suits filed in federal courts in Minnesota, Illinois and Virginia have been consolidated in Minnesota. All of the claims in these suits are asserted on behalf of a purported group of direct purchasers of potash in the United States, which class has been certified by the court. Discovery is now concluded in the case and defendants' motions for summary judgment have been filed.

In addition to the direct purchaser actions filed in the United States District Courts, two complaints have been filed in California state courts on behalf of indirect purchasers residing in California. The Company has answered both of the California complaints and has denied all material allegations. These cases are still in a preliminary stage and no discovery has been conducted.

The case filed in Illinois state court has been dismissed for failure to state a claim. Plaintiffs have appealed the dismissal.

The Company is not able to estimate the amount of damages that could ultimately be sought in the civil suits. Based upon available information, management of the Company believes that the Company has not acted in concert with others to fix prices in violation of the United States antitrust laws or any other laws. There can be no assurance, however, that these cases will ultimately be decided in a manner favorable to the Company. In connection with the Company's Colonsay mine, affiliates of Noranda from whom the Company purchased the mine in January 1995, are also named as defendants in the civil suits. The Company did not agree to assume any liabilities of Noranda or such affiliates with respect to operations at Colonsay prior to the closing of the purchase which may arise out of such antitrust litigation, and the Company is entitled to be indemnified by Noranda against such liabilities should they arise.

The Antitrust Division of the United States Department of Justice had been conducting a grand jury investigation into allegations similar to those made in the civil actions. The Company was advised that the investigation was concluded and a spokesperson for the Antitrust Division has stated that no action will be taken.

FTC Phosphate Operations Inquiry

The Company was notified on October 2, 1995 by the Federal Trade Commission (FTC) that the FTC is conducting an investigation to determine whether manufacturers of concentrated phosphates may have violated Section 5 of the Federal Trade Commission Act, as amended, by agreeing to restrict output or raise prices. The FTC has requested that the Company provide certain information and documents regarding the Company's phosphate operations. The Company has submitted responsive information and documents to the FTC. The FTC has stated that neither its request for information and documents nor the fact it has commenced an investigation should be construed as indicating that a violation has occurred or is occurring.

Hoover

The Company is a defendant or third party defendant in 36 New Jersey state court lawsuits, in each case in connection with the sale of an agricultural crop nutrient solution to Hoover Treated Wood Products, Inc. and its predecessor (collectively, Hoover) used by Hoover to treat wood. The pending cases are included in a New Jersey court-sponsored mediation program. The Special Master assisting the Court in the mediation effort reports that the claimants in the 36 remaining lawsuits have either settled or committed to a settlement model which should result in a settlement.

In May 1993, the Company executed two agreements with Hoover and certain interested parties relating to the Hoover litigation. Under those agreements, the Company paid Hoover $2.0 million, a substantial portion of which was paid by the Company's insurance carriers. In return, Hoover released the Company from all present and future asserted claims arising from the sale and distribution of wood treated by Hoover and agreed to indemnify and hold the Company harmless from all present and future asserted claims arising from the sale and distribution of the wood treated by Hoover and agreed to indemnify and hold the Company harmless from all present and future asserted claims by other parties related to such wood. While the Company cannot assure that Hoover will be able to meet its obligation to indemnify and hold the Company harmless, the Company believes the agreements with Hoover, coupled with the Company's existing insurance coverage and substantial meritorious defenses, should result in the resolution of all pending claims without any material adverse effect on the financial condition or results of operations of the Company.

Environmental Matters

The historical use and handling of regulated chemical substances and crop nutrient products in the normal course of the Company's business has resulted in contamination at facilities presently or previously owned or operated by the Company. The Company has also purchased facilities that were contaminated by previous owners through their use and handling of regulated chemical substances. Spills or other unintended releases of regulated substances have occurred in the past, and potentially could occur in the future, possibly requiring the Company to undertake or fund cleanup efforts. The Company cannot estimate the level of expenditures that may be required in the future to clean up contamination from the handling of regulated chemical substances or crop nutrients.

At some locations, the Company has agreed, pursuant to consent orders with the appropriate governmental agencies, to undertake certain investigations (which currently are in progress) to determine whether remedial action may be required to address contamination. The cost of any remedial actions that ultimately may be required at these sites currently cannot be determined.

The Company believes that it is entitled to at least partial indemnification for a portion of the costs that may be expended by the Company to remedy environmental issues at certain facilities and operations pursuant to indemnification agreements. These agreements address issues that resulted from activities occurring prior to the Company's acquisition of facilities from parties including: PPG Industries, Inc., Kaiser Aluminum & Chemical Corporation, Beatrice Companies, Inc., Estech, Inc. and certain private parties. The Company has already received and anticipates receiving amounts pursuant to the indemnification agreements for certain of its expenses incurred to date.

The Company also has certain other contingent liabilities with respect to litigation, claims and guarantees of debt obligations to third parties arising in the ordinary course of business. The Company does not believe that any of these contingent liabilities will have a material adverse impact on the Company's financial position.

20.  OPERATIONS BY GEOGRAPHIC AREA
Financial information relating to the Company's operations in various geographic areas was as follows:
                                                             Net Sales
                                         -----------------------------
                                              1996      1995      1994
- -----------------------------------------------------------------------
United States                             $2,910.8  $2,589.0  $2,055.6
Canada                                       326.9     388.6     244.9
Other                                         20.9      11.7       1.3
Transfers between geographic areas
 (principally from Canada)                  (277.6)   (253.2)   (176.5)
                                          --------  --------  --------
Consolidated                              $2,981.0  $2,736.1  $2,125.3
                                          ========  ========  ========

                              Operating Earnings    Identifiable Assets
                          ------------------------- ---------------------------
                            1996           1995     1994          1996       1995      1995
                          --------       -------- --------      --------   --------  -------
                                                                C>

United States            $  449.6$  361.1$  176.6$2,828.0$2,854.9$2,871.0
Canada                       29.0  130.2    59.6  845.7   734.9  434.1
Other                               18.9    10.2    (.4)    7.8    8.2     8.1
Eliminations                 (9.2)   1.6     8.8 (244.7) (274.8)(140.9)
                          ------- -------        -------        -------    -------   -------
Consolidated             $  488.3$  503.1$  244.6$3,436.8$3,323.2$3,172.3
                          ======= =======        =======        =======    =======   =======

Transfers of product between geographic areas were at prices approximating those charged to unaffiliated customers.
Net sales from the United States, as shown in the preceding table, included sales to unaffiliated customers in other geographic areas as follows:
                                              1996      1995      1994
- -----------------------------------------------------------------------
Far East                                    $753.5    $643.9    $377.1
Latin America                                190.3     121.7     113.0
Europe                                        10.5      27.1       6.6
                                            ------    ------    ------
                                            $954.3    $792.7    $496.7
                                            ======    ======    ======

Five Year Comparison(1)

                                                  Years ended June 30,
                              ----------------------------------------
(Dollars in millions except          1996(2)  1995(2)  1994(2)   1993(3)
1992(4)
 per share amounts)
- -----------------------------------------------------------------------
STATEMENT OF OPERATIONS DATA:
Net sales                  $2,981.0$2,736.1 $2,125.3 $1,438.1 $1,621.1
Sterlington litigation
 settlement, net                                       (169.1)
Earnings (loss) before
 income taxes, extra-
 ordinary item and cumu-
 lative effect of
 accounting changes           238.4   308.8     79.2   (117.0)   202.7
Provision (credit) for
 income taxes                  94.1   115.5     34.8    (39.1)    71.3
                            ------- -------  -------   ------- -------
Earnings (loss) before
 extraordinary item
 and cumulative effect
 of accounting changes        144.3   193.3     44.4    (77.9)   131.4
Extraordinary loss - debt
 retirement                            (6.5)   (25.2)    (2.0)
Cumulative effect of
 accounting changes                    (5.9)            (47.1)  (197.5)
Net earnings (loss)        $  144.3$  180.9 $   19.2 $ (127.0) $ (66.1)
                            ======= =======  =======   ======= =======

Earnings (loss) per share:
  Earnings (loss) before
   extraordinary item and
   cumulative effect of
   accounting changes     $   1.56 $   2.12 $    .54 $  (1.02)$   1.73
  Extraordinary loss -
   debt retirement                     (.07)    (.31)    (.03)
  Cumulative effect of
   accounting changes                  (.06)             (.62)   (2.60)
                            ------- -------  -------   ------- -------
  Net earnings (loss)     $   1.56 $   1.99 $    .23 $  (1.67) $  (.87)
                            ======= =======  =======   ======= =======

BALANCE SHEET DATA (AT
 END OF PERIOD):
Total assets               $3,436.8$3,323.2 $3,172.3 $2,343.3 $2,207.8
Working capital               551.8   484.2    499.3    322.7    192.6
Working capital ratio         2.5:1    2.1:1   2.4:1    1.9:1    1.7:1
Long-term debt, less current
 maturities                $  736.7$  750.2 $  801.6 $  994.6 $  740.9
Total debt                    764.5   824.3    847.7  1,063.2    782.3
Stockholders' equity        1,156.3 1,007.8    856.3    602.3    760.7
Total capitalization        1,920.8 1,832.1  1,704.0  1,665.5  1,543.0
Debt/total capitalization      39.8%   45.0%    49.7%    63.8%    50.7%

OTHER FINANCIAL DATA:
Cash provided by operating
 activities                $  342.0$  554.5 $  165.5 $   73.4 $  176.8
Capital expenditures          172.7   114.9     76.0    137.1    204.8
Cash dividends paid            35.5    24.6     14.2     30.7     32.8
Dividends per share            .33      .26      .15      .32      .37
Book value per share         12.52    11.09     9.46     7.91    10.00
- -----------------------------------------------------------------------
(1) Restated for all periods to reflect the Merger which was accounted for as a pooling of interests.
(2) See Notes to Consolidated Financial Statements for a description of acquisitions, non-recurring items and an accounting change.
Beginning in 1994, operating results reflect the consolidation of the joint venture partnership formed on July 1, 1993 with FRP.
(3) Includes charges of $32.4 million from the settlement of a claim relating to losses arising out of a water inflow at one of the Company's potash mines in Canada and $3.0 million from the settlement of an environmental issue, partially offset by a gain of $8.1 million from the resolution of a contract dispute with a major uranium customer. Also includes charges of $169.1 million, net of insurance recoveries and legal fees, which reflects the settlement of a lawsuit for damages arising out of an explosion at a nitroparaffins plant in Sterlington, Louisiana and $47.1 million for the cumulative effect on prior years of adopting SFAS No. 106, "Employers Accounting for Postretirement Benefits Other Than Pensions," on July 1, 1992.
(4) Includes a gain of $34.2 million from the Company's sale of its Sterlington, Louisiana ammonia production facility, a charge of $5.3 million from the temporary shutdown and mothballing of the Company's uranium production facilities and a charge of $197.5 million for the cumulative effect on prior years of adopting SFAS No. 109, "Accounting for Income Taxes," on July 1, 1991.

Quarterly Results (unaudited)
                                                       Quarter
                              --------------------------------
                            First   Second    Third   Fourth     Year
- -----------------------------------------------------------------------
FISCAL 1996
Net sales                $  599.4 $  709.5 $  717.0 $  955.1  $2,981.0
Gross margins               148.7    199.5    184.0    218.7     750.9
Earnings before income taxes 51.7     83.2      2.6    100.9     238.4
Net earnings (loss)          32.1     54.1     (8.3)    66.4     144.3

Earnings (loss) per share$    .35 $    .58  $  (.09) $   .71 $   1.56
- -----------------------------------------------------------------------
FISCAL 1995
Net sales                $  517.2 $  587.5 $  729.9 $  901.5  $2,736.1
Gross margins               107.4    158.4    208.1    216.1     690.0
Earnings before income taxes,
 extraordinary item and
 cumulative effect of
 accounting change           36.9     58.3     96.3    117.3     308.8
Earnings before extraordinary
 item and cumulative effect
 of accounting change        24.0     36.5     59.6     73.2     193.3
Net earnings                 16.9     34.7     58.9     70.4     180.9
Earnings per share:
  Earnings before extra-
   ordinary item and cumu-
  lative effect of
  accounting change      $    .26 $    .40 $    .66 $    .80 $   2.12
 Net earnings                 .19      .38      .65      .77     1.99
- -----------------------------------------------------------------------
The quarterly results reflected above give retroactive effect to the Merger discussed in Note 3 of Notes to Consolidated Financial
Statements and, accordingly, the amounts have been restated for all periods prior to the acquisition to include the accounts and operations of Vigoro.

FISCAL 1996
Second, third and fourth quarter operating results reflected the acquisition of Feed Ingredients in October 1995.

Third quarter operating results included an after-tax charge of $69.6 million, or $0.75 per share, from charges related to the Merger, as well as costs associated with, among other things, a corporate restructuring, other asset valuations and environmental issues.

FISCAL 1995
First quarter results reflected a charge of $5.9 million, or $0.06 per share, for the cumulative effect on prior years of adopting SFAS No. 112 as discussed in Note 14 of Notes to Consolidated Financial
Statements.

Third and fourth quarter operating results reflected the acquisition of CCP in January 1995.