Form 10-K, Exhibit 13
period 1996-06-30
IMC GLOBAL INC
filed 1996-09-27
CIK 820626

                                                          Exhibit 13.1

To the Board of Directors and Shareholders of The Vigoro Corporation:

We have audited the accompanying consolidated balance sheet of The Vigoro Corporation (a Delaware corporation) and subsidiaries as of June 30, 1995, and the consolidated statements of income, changes in shareholders' equity and cash flows for the years ended June 30, 1995 and 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of Central Canada Potash, Inc. which statements reflect total assets and net sales of 20 percent and 6 percent, respectively, in 1995 of the consolidated totals. Those statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to the amounts included for that entity, is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Vigoro Corporation and subsidiaries as of June 30, 1995, and the results of its operations and cash flows for the years ended June 30, 1995 and 1994 in conformity with generally accepted accounting principles.

                                                    ARTHUR ANDERSEN LLP
                                                    Arthur Andersen LLP

Chicago, Illinois
January 22, 1996