Form 10-K, Exhibit 13
period 1997-06-30
IMC GLOBAL INC
filed 1997-09-24
CIK 820626

                                                          Exhibit 13.1

               REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors and Shareholders of The Vigoro Corporation:

We have audited the accompanying consolidated balance sheet of The Vigoro Corporation (a Delaware corporation) and subsidiaries as of June 30, 1995, and the consolidated statements of income, changes in shareholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We did not audit the financial statements of Central Canada Potash, Inc. which statements reflect total assets and net sales of 20 percent and 6 percent, respectively, in 1995 of the consolidated totals. Those statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to the amounts included for that entity, is based solely on the report of the other auditors.

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

In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Vigoro Corporation and subsidiaries as of June 30, 1995, and the results of its operations and cash flows for the year then ended in conformity with generally accepted accounting principles.

                                                    ARTHUR ANDERSEN LLP
                                                    Arthur Andersen LLP

Chicago, Illinois
January 22, 1996