Form 10-K, Exhibit 13
period 1998-12-31
IMC GLOBAL INC
filed 1999-03-29
CIK 820626

EXHIBIT 13

                     FINANCIAL TABLE OF CONTENTS
---------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

REPORT OF MANAGEMENT
REPORT OF INDEPENDENT AUDITORS
CONSOLIDATED STATEMENT OF OPERATIONS
CONSOLIDATED BALANCE SHEET
CONSOLIDATED STATEMENT OF CASH FLOWS
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
QUARTERLY RESULTS (UNAUDITED)
FIVE YEAR COMPARISON

            MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                 CONDITION AND RESULTS OF OPERATIONS
-----------------------------------------------------------------------

                            INTRODUCTION

Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the financial statements and the accompanying notes.

Through the restructuring of operations, acquisitions and divestitures, IMC Global Inc. (Company or IMC) has demonstrated its commitment to maintaining its position as one of the world's leading producers of crop nutrients and salt products, as well as maintaining its position as one of the largest producers and sellers of animal feed ingredients. Sales for 1998 increased 27 percent while earnings from continuing operations, before non-recurring charges, increased 26 percent over the prior year and generated $825.6 million of EBITDA(a), a 78 percent increase over 1997. These cash earnings will allow the Company to make the investments necessary to continue to strengthen its prominent position in the highly competitive crop nutrient, salt and animal feed marketplaces. Management places significant emphasis on EBITDA as one of the key standards for measuring consolidated performance. Although EBITDA is a leading indicator used by management, it is not a replacement of measurement standards defined by and required by generally accepted accounting principles, such as operating earnings and cash flow from operating activities.

The Company's current operational structure consists of six business units corresponding to its major product lines as follows: IMC-Agrico Phosphates (phosphates), IMC Kalium (potash), IMC Salt (salt), IMC-Agrico Feed Ingredients (animal feed), IMC AgriBusiness (wholesale and retail distribution), and IMC Chemicals (soda ash and other inorganic chemicals). As a result of the pending divestitures of IMC AgriBusiness (AgriBusiness) and IMC Chemicals (Chemicals), the future operational structure of the Company will be comprised of the following four business units: IMC-Agrico Phosphates (Phosphates), IMC Kalium (Kalium), IMC Salt (Salt) and IMC-Agrico Feed Ingredients (Feed Ingredients). All financial information for AgriBusiness has been stated as discontinued operations. See Note 4, "Discontinued Operations," of Notes to Consolidated Financial Statements.

[Chart]

Net Sales
---------
(In millions)

  1998        1997         1996
  ----        ----         ----

$2,696.2    $2,116.0     $2,143.3

[Chart]

Gross Margins
-------------
(In millions)

1998(a)       1997        1996(a)
-------       ----        -------

$761.5       $574.9       $617.1

(a) Before non-recurring charges.

[Chart]

Earnings from Continuing Operations
-----------------------------------
(In millions)

1998(a)      1997(a)       1996(a)
-------      -------       -------

$229.1       $182.0        $181.6

(a) Before non-recurring charges.

                             RESULTS OF OPERATIONS

OVERVIEW

1998 Compared to 1997
Net sales of $2,696.2 million in 1998 increased 27 percent from $2,116.0 million one year ago. Gross margins for 1998 were $761.5 million, an increase of 32 percent from comparable 1997 margins of $574.9 million, excluding 1998 non-recurring charges of $23.1 million, related to the sale of IMC Vigoro and a Company-wide profit improvement program, discussed in more detail below.

Earnings from continuing operations in 1998, before non-recurring charges of $172.0 million, or $1.50 per share, related to a Company-wide profit improvement program and the divestitures of the Chemicals and IMC Vigoro businesses, were $229.1 million, or $2.00 per share.
The Company incurred a net loss in 1998 of $9.0 million, or $0.08 per share, including non-recurring charges of: (i) $114.2 million, or $1.00 per share, related to a Company-wide profit improvement program, discussed in more detail in "Merger and Restructuring Charges;" (ii) $69.1 million, or $0.61 per share, of losses from discontinued operations, including an estimated loss of $74.2 million, or $0.65 per share, on the divestiture of AgriBusiness; (iii) $48.7 million, or $0.42 per share, related to an estimated loss on the divestiture of the Chemicals business; (iv) $9.1 million, or $0.08 per share, related to the divestiture of the IMC Vigoro business, the Company's consumer lawn and garden and professional products businesses; and (v) $3.0 million, or $0.03 per share, of a net extraordinary gain related to early extinguishments of high-cost debt.

In 1997, earnings from continuing operations, excluding a write-down of the historical carrying value of the Company's interest in Main Pass 299 (Main Pass) of $112.2 million, or $1.19 per share, were $182.0 million, or $1.92 per share. Net earnings, including: (i) the Main Pass write-down; (ii) earnings from discontinued operations of $18.0 million, or $0.19 per share; and (iii) an extraordinary charge of $24.9 million, or $0.26 per share, related to the early extinguishment of high-cost debt, were $62.9 million, or $0.67 per share.

Sales and earnings for 1998 were driven by increased sales by Kalium and Phosphates which improved 13 percent and six percent, respectively. In addition, sales and earnings for 1998 included the operations of Salt and Chemicals which were established in conjunction with the acquisition of privately held Harris Chemical Group, Inc. and its Australian affiliate, Harris Chemical Australia Pty Ltd. & Its Controlled Entities (collectively, Harris) in April 1998 (Harris Acquisition). Sales for Salt and Chemicals in 1998 were $175.0 million and $311.8 million, respectively. In December 1998, a definitive agreement was signed to sell the Chemicals business unit. See Note 2, "Acquisitions" and Note 5, "Other Divestitures," of Notes to Consolidated Financial Statements.

1997 Compared to 1996
Net sales of $2,116.0 million in 1997 decreased one percent from $2,143.3 million in 1996. Gross margins in 1997 were $574.9 million, a decrease of seven percent from comparable 1996 margins of $617.1 million, excluding 1996 non-recurring charges of $20.8 million, related to the Company's merger (Vigoro Merger) with The Vigoro Corporation (Vigoro),discussed in more detail below.

Earnings from continuing operations in 1997, excluding the Main Pass write-down of $112.2 million, or $1.19 per share, were $182.0 million, or $1.92 per share. Net earnings, which included: (i) the Main Pass write-down; (ii) earnings from discontinued operations of $18.0 million, or $0.19 per share; and (iii) an extraordinary charge of $24.9 million, or $0.26 per share, related to the early extinguishment of high-cost debt, were $62.9 million, or $0.67 per share.

In 1996, earnings from continuing operations, excluding non-recurring charges related to the Vigoro Merger, as well as costs associated with, among other things, a corporate restructuring, other asset valuations and environmental issues of $59.9 million, or $0.62 per share, were
$181.6 million, or $1.87 per share.   Net earnings, which included: (i)
the non-recurring charges referred to above; (ii) earnings from discontinued operations of $13.5 million, or $0.14 per share; and (iii) an extraordinary charge of $8.1 million, or $0.08 per share, were $127.1 million, or $1.31 per share.

Sales and earnings for 1997 were driven by record-level sales by Kalium offset by a decline in sales at Phosphates. Kalium's net sales increased 33 percent while Phosphates' net sales decreased 11 percent.

For more detail on all the charges discussed above, see Note 2, "Acquisitions," Note 3, "Non-Recurring Charges," Note 4, "Discontinued Operations," Note 5, "Other Divestitures" and Note 13, "Financing
Arrangements," of Notes to Consolidated Financial Statements.

IMC-AGRICO PHOSPHATES
---------------------
(Dollars in millions)
                                                          % Increase
                         Years ended December 31,         (Decrease)
                    ------------------------------------------------
                       1998        1997       1996       1998   1997
                       ----        ----       ----       ----   ----
Net sales           $1,572.8     $1,484.8   $1,661.3       6    (11)
Gross margins       $  375.6(c)  $  298.7   $  411.4(d)   26    (27)
As a percentage
 of net sales            24%          20%        25%
Sales volumes
 (000 tons)(a)         7,313        7,105      7,382       3     (4)
Average DAP price
 per short ton(b)   $    178     $    176   $    186       1     (5)

(a) Sales volumes include tons sold captively and represent dry product tons, primarily DAP.
(b)  FOB plant.
(c)  Before non-recurring charges of $17.2 million.
(d)  Before non-recurring charges of $6.9 million.


1998 Compared to 1997
Phosphates' net sales of $1,572.8 million in 1998 increased six percent from $1,484.8 million in 1997. Increased shipments of concentrated phosphates contributed an additional $57.7 million to net sales. The majority of the volume growth came from increased domestic shipments of diammonium phosphate (DAP) and granular monoammonium phosphate (GMAP), which each increased 17 percent, partially offset by decreased granular triple superphosphate (GTSP) volumes of 13 percent. The increase in DAP and GMAP was primarily a result of a strong spring season, an increase in the number of supply contracts and spot sales to certain larger co-ops. The decrease in GTSP was primarily the result of the availability in the marketplace of aggressively priced imports.

International sales volumes rose slightly compared to the prior year as increased shipments of GMAP and merchant acid were partially offset by decreased shipments of DAP. In addition, average sales realizations of concentrated phosphates, particularly DAP, favorably impacted net sales by $20.5 million. Net sales were also favorably impacted by $6.6 million due to higher domestic phosphate rock sales volumes.

Gross margins in 1998 of $375.6 million, excluding non-recurring charges of $17.2 million, climbed 26 percent from $298.7 million in 1997, primarily as a result of the increased volumes and prices discussed above as well as favorable raw material costs.

1997 Compared to 1996
Phosphates' net sales of $1,484.8 million in 1997 decreased 11 percent from $1,661.3 million in 1996. Decreased sales volumes of concentrated phosphates caused a decline in net sales of $45.0 million. The majority of the decline came from reduced domestic shipments of DAP and GTSP, which declined 17 and 11 percent, respectively, offset by increased GMAP volumes of 18 percent. The decline in DAP and GTSP volumes was primarily due to overall weakened demand and a focus on higher margin GMAP opportunities. International sales volumes were relatively flat in 1997 compared to 1996, as decreased shipments of DAP and GTSP were offset by increased shipments of GMAP. In addition, average sales realizations of concentrated phosphates, particularly DAP, unfavorably impacted net sales by $49.2 million. Net sales were also unfavorably impacted by $56.7 million due to lower phosphate rock sales volumes as a result of the Company's strategic decision to phase out third-party sales of phosphate rock. This action was taken to maximize relative values of rock and concentrated phosphates by utilizing high-quality reserves for internal upgrading.

Gross margins declined 27 percent in 1997 to $298.7 million from $411.4 million, excluding non-recurring charges of $6.9 million in 1996, primarily due to the lower volumes and prices discussed above. In addition, gross margins reflected the benefit of a change to market-based acid pricing to Feed Ingredients.

IMC KALIUM
----------
(Dollars in millions)
                                                           %Increase
                               Years ended December 31,    (Decrease)
                           ------------------------------------------
                             1998      1997      1996       1998 1997
                             ----      ----      ----       ---- ----
Net sales                  $ 700.1    $ 617.4    $ 464.8     13   33
Gross margins              $ 283.1    $ 237.7    $ 159.8(c)  19   49
As a percentage of net
 sales                         40%        39%        34%
Sales volumes
 (000 tons)(a)               8,485      8,941      7,290     (5)  23
Average potash price per
 short ton(b)              $    81    $    70    $    64     16    9

(a)  Sales volumes include tons sold captively.
(b)  FOB plant/mine.
(c)  Before non-recurring charges of $7.9 million.

1998 Compared to 1997
Kalium's net sales increased 13 percent to $700.1 million in 1998 from $617.4 million in 1997. This increase resulted from acquisitions made by the Company as well as price increases during the year, partially offset by decreased volumes. Sales for 1998 included a full year of operating results for Western Ag-Minerals (Western Ag), which was acquired in September 1997. The Company also acquired a salt evaporation facility located in Ogden, Utah as part of the Harris Acquisition in April 1998. The incremental sales in 1998 from these two acquisitions contributed $80.0 million. Average sales realizations increased 16 percent as a result of price increases effective in March and September 1998. Sales volumes decreased by five percent as a result of a decrease in domestic sales volumes of nine percent partially offset by an increase in international volumes of five percent. Domestic sales volumes declined as a result of low demand for agricultural products due to an excellent harvest coupled with low commodity prices, while the increase in international sales volumes was attributable to greater potash exports to Brazil and China. The increase in average sales realizations, partially offset by decreased volumes, favorably impacted net sales by $3.0 million.

Gross margins of $283.1 million in 1998 increased 19 percent compared with $237.7 million in 1997, primarily as a result of the acquisitions and price increases discussed above.

1997 Compared to 1996
Kalium's net sales increased 33 percent to $617.4 million in 1997 from $464.8 million in 1996 as a result of higher volumes and prices. Domestic volumes grew 22 percent, or $67.4 million, primarily due to additional corn acreage planted in 1997, favorable weather conditions and anticipated corn price increases. Internationally, increased volumes favorably impacted net sales by $38.2 million primarily as the result of higher demand from China. Average sales realizations increased nine percent, or $41.6 million, as a result of a series of
price increases during the year.   In addition, the inclusion of salt
sales in 1997 favorably impacted net sales by $5.4 million.

Gross margins of $237.7 million in 1997 increased 49 percent compared to 1996 margins of $159.8 million, excluding 1996 non-recurring charges of $7.9 million, primarily as a result of the volume and price increases discussed above.

IMC SALT

The Salt business unit was established in April 1998 concurrent with the Harris Acquisition; consequently, operating results for the year ended December 31, 1998 included only partial year activity. The Harris Acquisition established the Company as one of the leaders in the salt industry. See Note 2, "Acquisitions," of Notes to Consolidated Financial Statements.

Salt's net sales for 1998 were $175.0 million with gross margins of $57.0 million. These results were lower than comparable pre-acquisition amounts in 1997 of $182.8 million and $66.6 million, respectively, primarily due to mild weather conditions.

OTHER

1998 Compared to 1997
The Company's net sales and gross margins in 1998 included results from the Chemicals, Feed Ingredients and IMC Vigoro business units.
Chemicals, with 1998 sales and margins of $311.8 million and $40.8 million, respectively, was established concurrent with the Harris

Acquisition in April 1998; consequently, operating results for the year ended December 31, 1998 included only partial year activity. In December 1998, a definitive agreement was signed to sell the Chemicals business unit with the Company retaining an ongoing minority economic interest. Additionally, sales for Feed Ingredients remained relatively flat and margins decreased slightly as a result of a change in the price of purchased acid from Phosphates in mid-1997. The divestiture of IMC Vigoro in June 1998 partially offset the increases in net sales and gross margins discussed above. See Note 2, "Acquisitions" and Note 5, "Other Divestitures," of Notes to Consolidated Financial Statements.

1997 Compared to 1996
Net sales for 1997 included the Feed Ingredients and IMC Vigoro businesses and remained relatively unchanged from 1996 levels.

Gross margins in 1997 were negatively impacted by increased costs at Feed Ingredients as a result of a change in the price in mid-1997 of acid purchased from Phosphates coupled with inventory write-offs at IMC Vigoro.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
--------------------------------------------
(In millions)
                                                          % Increase
                              Years ended December 31,    (Decrease)
                            -----------------------------------------
                              1998      1997      1996    1998   1997
                              ----      ----      ----    ----   ----
Selling, general and
 administrative expenses    $ 159.6(a)$ 131.8   $ 132.4(b) 21      -

(a)  Before non-recurring charges of $9.9 million.
(b)  Before non-recurring charges of $0.2 million.

1998 Compared to 1997
The increase in selling, general and administrative expenses for 1998 as compared to 1997 primarily resulted from the Harris Acquisition in April 1998, partially offset by an overall reduction in general corporate spending and the divestiture of IMC Vigoro in June 1998. See
Note 2, "Acquisitions" and Note 5, "Other Divestitures," of Notes to Consolidated Financial Statements.

1997 Compared to 1996
Selling, general and administrative expenses for 1997 remained consistent with 1996.

MERGER AND RESTRUCTURING CHARGES

During the fourth quarter of 1998, the Company developed and began execution of a plan to improve profitability (Restructuring Plan or Project Profit). The Restructuring Plan was comprised of four major initiatives: (i) the combination of the potash and phosphates business units in an effort to realize certain operating and staff function synergies; (ii) restructuring of the phosphate rock mining, concentrated phosphate and salt production/distribution operations and processes in an effort to reduce costs; (iii) simplification of the current business activities by eliminating businesses not deemed part of the Company's core competencies; and (iv) reduction of operational and corporate headcount. In conjunction with the Restructuring Plan, the Company recorded pre-tax charges totaling $193.3 million ($162.0 million net of minority interest) in the fourth quarter of 1998.

As a result of the specific plans described below, the Company expects to increase operating earnings in excess of an estimated $100.0 million over the next two years, with approximately half of that amount expected to be realized in 1999. The increase in earnings is anticipated to result from simplification of the business, shut-down of high-cost operations, exit from low-margin businesses and headcount reductions. The Restructuring Plan (shown below in tabular format) primarily relates to the following:

Asset impairments
Project Profit included the removal of property, plant and equipment, as well as the write-down to fair value of those assets made obsolete due to the decision to close certain facilities and forego or abandon certain mineral properties. In order to determine the write-down of assets affected by the Restructuring Plan, and in accordance with Statement of Financial Accounting Standard (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the Company performed an assessment of future cash flows and, accordingly, adjusted the assets to their appropriate fair values.

The majority of the impairment occurred at Phosphates' Florida production facilities where property, plant and equipment was written down by approximately $64.4 million to fair value. Phosphates developed a new strategic mine plan (Mine Plan) which identified asset reductions, lower operating costs and optimal phosphate rock management as key drivers in the restructuring of operations. The write-down of impaired assets in connection with the Mine Plan primarily consisted of facilities, production equipment, operating supplies, land and mineral reserves.

Salt recorded an $11.2 million write-down of property, plant and equipment at its Kansas and Canadian locations, as a result of the decision to consolidate certain facilities and achieve operating efficiencies. The majority of the write-down related to production equipment. The remaining $0.4 million of asset impairments was recorded at Feed Ingredients for the permanent closure of a limestone rock production facility.

The $76.0 million in asset impairment charges included $31.8 million pertaining to assets which will continue to be utilized until their respective disposal dates, primarily within the first nine months of 1999. The estimated fair value of these assets, which will be depreciated over their respective remaining periods of service, reflected estimated operating net cash flows until disposition.

Non-employee exit costs
In accordance with the objective of the Mine Plan, to optimize phosphate rock management, Phosphates decided to permanently close a high-cost phosphate rock mine. As a result of this decision, the Company recorded a charge of $18.4 million for the demolition and other incremental costs of closure of the mine. The closure costs included approximately $15.5 million for incremental environmental land reclamation of the surrounding mined-out areas. The Company expects the demolition and closure activities to be essentially completed by the end of the third quarter of 1999.

The Company also decided to close certain production operations in connection with the Restructuring Plan, principally the uranium and urea operations of Phosphates. This decision was based on an analysis of the future outlook for these products, taking into consideration whether the operations were part of the Company's core businesses. These operations were determined to be non-core businesses and the Company recorded charges of approximately $12.8 million for demolition and closure, including environmental costs, of the uranium and urea production facilities. Additionally, environmental and closure costs of $2.4 million have been recognized for the planned closure of one of the Company's evaporated salt production facilities. The Company expects the demolition and closure activities to be completed by late-1999. Other various exit costs totaled $7.3 million.

In connection with the Restructuring Plan, the Company decided to discontinue its transportation of ammonia from Louisiana to its phosphate operations in Florida. This decision was based on current market conditions which secured the availability of ammonia to the Company and which made the high-cost transportation of ammonia from Louisiana to Florida unnecessary. As a result, the Company recorded a charge of $13.2 million for the net present value of costs associated with permanently idling leased equipment used in the transportation of ammonia from Louisiana.

Employee headcount reductions
As part of the Restructuring Plan, headcount reductions were implemented at the Phosphates, Feed Ingredients, Salt and Kalium operations, as well as at the Company's corporate headquarters.
Certain of these reductions were a result of the closing and/or exiting of production operations, as discussed above. To facilitate headcount reductions, the Company offered a voluntary retirement program for eligible employees. In addition, certain involuntary eliminations of positions, which were communicated prior to December 31, 1998, were necessary in order to achieve desired staffing levels. A total of 185 employees accepted the voluntary retirement plan by December 31, 1998, with 112 of those employees having left the Company as of that date. The remaining voluntarily terminated employees will leave the Company by June 1999. Additionally, a total of 454 employees were involuntarily terminated and had left the Company by the end of February 1999. Virtually all severance payments were disbursed subsequent to December 31, 1998.

As a result of the employee terminations necessitated by the Restructuring Plan, settlement, curtailment and special termination charges of $19.7 million were recorded in accordance with SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits." The related liabilities have been classified in Other noncurrent liabilities in the Company's Consolidated Balance Sheet. See Note 15, "Pension Plans and Other Benefits," of Notes to Consolidated Financial Statements.

Inventories and spare parts of exited businesses
Phosphates recorded charges of approximately $17.2 million to reduce the carrying value of finished goods inventories on-hand to net realizable value at December 31, 1998, as a result of the decision to exit certain businesses.

The Restructuring Plan included a major reduction in production assets primarily used in the Phosphates business. The reduction was accomplished through the permanent shut-down of select mining facilities as well as a cut-back in concentrate facilities. Given the reduction in facilities and the resulting decrease in production, historical levels of spare parts inventory that had been maintained by the Company were no longer necessary or warranted. Therefore, the Company recorded a charge of $8.7 million for the write-off of spare parts inventory.

Details of the restructuring charges were as follows:

(In millions)
                                                 Activity
                                          --------------------
                              Restructuring                   Remaining
                                 Charges  Cash Paid   Non-cash  Accrual
                                 -------  ---------   --------  -------
Asset impairments:
  Facilities closed prior to
  December 31, 1998              $ 44.2    $    -     $ 44.2    $   -
  Facilities to be closed
   in 1999                         31.8         -       31.8        -

Non-employee exit costs:
  Demolition and closure costs     33.6         -          -     33.6
  Idled leased transportation
   equipment                       13.2         -          -     13.2
  Other                             7.3       0.5        1.5      5.3

Employee headcount reductions:
  Severance benefits               17.6       0.2          -     17.4
  Settlement, curtailment and
   special termination benefits    19.7         -       19.7        -


Inventories and spare parts
 of exited businesses:
  Finished goods inventories       17.2         -       17.2        -
  Spare parts inventories           8.7         -        8.7        -
                                 ------    ------     ------   ------
Total                            $193.3    $  0.7     $123.1   $ 69.5
                                 ======    ======     ======   ======

All restructuring charges have been recorded as a separate line item on the Consolidated Statement of Operations, except for the finished goods inventory write-down which was recorded in Cost of goods sold.

OTHER (INCOME) EXPENSE, NET
-------------------------------
(In millions)
                                                           % Increase
                           Years ended December 31,         (Decrease)
                      -------------------------------------------------
                         1998        1997       1996       1998    1997
                         ----        ----       ----       ----    ----
Other (income)
 expense, net         $ (3.9)(a)   $ (5.4)   $(22.5)(b)    (28)    (76)

(a)  Before a non-recurring loss on sale of Chemicals of $44.1 million.
(b)  Before non-recurring charges of $16.6 million.


1998 Compared to 1997
The decrease in other income in 1998 as compared to 1997 resulted from increased debt fee amortization as a result of the issuance and refinancing of certain debt in conjunction with the Harris Acquisition. See Note 13, "Financing Arrangements," of Notes to Consolidated
Financial Statements.

1997 Compared to 1996
Results for 1996 included gains on the sale of properties of $11.6 million and higher interest income realized from short-term investments as compared to 1997.

INTEREST EXPENSE
----------------
(In millions)
                                                            % Increase
                           Years ended December 31,         (Decrease)
                      -------------------------------------------------
                         1998        1997       1996       1998    1997
                         ----        ----       ----       ----    ----
Interest expense       $ 176.0    $  40.2     $  43.6       n/m     (8)

n/m  not meaningful.


1998 Compared to 1997
The increase in interest expense in 1998 compared with 1997 was attributable to debt assumed as part of the Harris Acquisition and the issuance of additional debt necessary to fund the purchase. For additional detail, see "Capital Resources and Liquidity" as well as
Note 2, "Acquisitions" and Note 13, "Financing Arrangements," of Notes to Consolidated Financial Statements.

1997 Compared to 1996
Interest expense for 1997 remained consistent with 1996.

MINORITY INTEREST
-----------------
(In millions)
                                                            % Increase
                           Years ended December 31,         (Decrease)
                      -------------------------------------------------
                         1998        1997       1996       1998    1997
                         ----        ----       ----       ----    ----

Minority interest      $  14.1     $ 124.4    $ 185.7      (89)    (33)


1998 Compared to 1997
The decrease in minority interest compared with 1997 was primarily the result of the merger between Freeport-McMoRan Inc. (FTX) and the Company (FTX Merger). See Note 2, "Acquisitions" and Note 6, "Minority Interest," of Notes to Consolidated Financial Statements.

1997 Compared to 1996
The decrease in minority interest compared with 1996 was primarily attributable to a reduction in IMC-Agrico Company (IMC-Agrico) earnings in 1997.

[CHART]

EBITDA(a)
------
(In millions)

 1998          1997
 ----          ----

$825.6        $464.5

(a) Earnings from continuing operations before non-recurring charges, minority interest, interest charges, taxes, depreciation and amortization, and after PLP distributions.

[Chart]

Capital Expenditures
--------------------
(In millions)

 1998          1997
 ----          ----

$367.6        $244.0

[CHART]

Debt-to-Total Capitalization
----------------------------

1998          1997
----          ----

62.1%         42.4%

                    CAPITAL RESOURCES AND LIQUIDITY

The Company generates significant cash from operations and has sufficient borrowing capacity to meet its operating and discretionary spending requirements.

Operating activities generated $269.1 million of cash in 1998 compared with $563.4 million in 1997. The decrease of $294.3 million was primarily due to an increase in working capital. The Company's working capital ratio, excluding short-term debt and current maturities and assets of discontinued operations held for sale, was 2.4:1 as of December 31, 1998 compared with 2.2:1 as of December 31, 1997. The change in working capital was the result of a build-up of inventories and the payment of previously settled litigation matters.

Net cash used in investing activities increased $383.1 million over 1997 primarily due to acquisitions and increased capital expenditures, partially offset by $44.8 million of proceeds from the sale of IMC Vigoro. The Company invested $393.3 million of cash to fund the Harris Acquisition in April 1998, which established the Company as a leading salt producer. See Note 2, "Acquisitions" and Note 5, "Other Divestitures," of Notes to Consolidated Financial Statements.

In 1998, the Company expended $367.6 million on mine expansion and development; oil and gas exploration and development; and system development and production equipment upgrades while in 1997 expenditures of $244.0 million related to mine expansion and development as well as production equipment upgrades. The increase of $123.6 million over 1997 was primarily due to the following: (i) PLP's share of McMoRan Exploration Co. (MMR), formerly McMoRan Oil & Gas Co.
(MOXY), exploration and development costs of $44.4 million (see discussion below); (ii) enterprise-wide systems development expenditures of $28.2 million; and (iii) expenditures for Salt and Chemicals of $28.1 million and $17.6 million, respectively. The Company estimates that its capital expenditures for 1999 will approximate $230.0 million and will be financed primarily from operations.

In conjunction with the FTX Merger, the Company, through its interest in PLP, participates in an aggregate $210.0 million, multi-year oil and natural gas exploration program with MMR (Exploration Program). In accordance with the Exploration Program, PLP, MMR and an individual investor (Investor) fund 56.4 percent, 37.6 percent and 6.0 percent, respectively, of the exploration costs. As of December 31, 1998, PLP's total exploration spending-to-date was approximately $70.0 million.

All revenue and other costs are allocated 47.0 percent to PLP, 48.0 percent to MMR and 5.0 percent to the Investor.

Cash generated from financing activities increased $631.9 million in 1998 from a use of funds of $190.4 million in 1997 to a source of funds of $441.5 million in 1998. This increase in financing funds was primarily due to higher net debt proceeds in 1998 of $315.6 million, decreased stock repurchases of $184.4 million and decreased cash distributions to PLP of $135.4 million as a result of the Company's increased ownership in IMC-Agrico due to the FTX Merger. During 1998, total borrowings increased to approximately $3.0 billion primarily due to the assumption and issuance of approximately $1.5 billion in debt related to the Harris Acquisition. As part of a general debt restructuring subsequent to the Harris Acquisition, the Company issued approximately $1.1 billion in long-term notes and debentures with effective interest rates ranging from 6.50 percent to 7.625 percent with maturities from 2001 through 2018. The debt restructuring reduced the Company's short-term borrowings, primarily commercial paper, and retired the higher rate debt assumed as part of the Harris Acquisition. Additionally, the Company will use anticipated proceeds from the pending divestitures of AgriBusiness and Chemicals to pay down existing debt.

As of December 31, 1998, the Company had the ability to borrow under a shelf registration statement which permitted the issuance of approximately $750.0 million of securities. As of December 31, 1998, the Company also had $977.6 million of commercial paper outstanding supported by $1.5 billion of bank facilities. See Note 13, "Financing Arrangements," of Notes to Consolidated Financial Statements.

The Company may acquire shares of its stock on an ongoing basis and is authorized as of December 31, 1998 to purchase up to an additional 4.5 million shares. Management considers market conditions, alternate uses of cash and shareholder returns, among other factors, when evaluating the timing of share repurchases.

The Company's financial condition remains strong. The Company believes that its cash, other liquid assets, operating cash flows and access to capital markets, taken together, provide adequate resources to fund ongoing operating requirements and future capital expenditures related to the expansion of and investment in existing businesses and development of new projects.

                             MARKET RISK

The Company is exposed to the impact of interest rate changes, fluctuations in the functional currency of foreign operations, and the impact of fluctuations in the purchase price of natural gas consumed in operations, as well as changes in the market value of its financial instruments. The Company periodically enters into derivatives in order to minimize these risks, but not for trading purposes.

The functional currency of all operations outside the United States is the respective local currency. Foreign currency translation effects are included in Accumulated other comprehensive income in stockholders' equity. The Company uses foreign currency forward exchange contracts, which typically expire within one year, to hedge transaction exposure related to United States dollar-denominated assets and liabilities. Realized gains and losses on these contracts are recognized in the same period as the hedged transaction. The Company had foreign currency forward exchange contracts outstanding as of December 31, 1998 and 1997 with notional amounts of $106.2 million and $183.8 million, respectively, which approximated fair value.

The Company conducted sensitivity analyses of its derivatives and other financial instruments assuming the following: (i) a one percentage point adverse change in interest rates; (ii) a ten percent adverse change in foreign currency exchange rates; and (iii) a ten percent adverse change in the purchase price of natural gas, all from their levels at December 31, 1998. Holding all other variables constant, the hypothetical adverse changes would not materially affect the Company's financial position. These analyses did not consider the effects of the reduced level of economic activity that could exist in such an environment and certain other factors.

Further, in the event of a change of such magnitude, management would likely take actions to further mitigate its exposure to possible changes. However, due to the uncertainty of the specific actions that would be taken and their possible effects, the sensitivity analyses assume no changes in the Company's financial structure.

                             CONTINGENCIES

Reference is made to Note 20, "Contingencies," of Notes to Consolidated Financial Statements.

              ENVIRONMENTAL, HEALTH AND SAFETY  MATTERS


The Company's Program
The Company has adopted the following Environmental, Health and Safety
(EHS) Policy (Policy):

     As a key to the Company's success, the Company is committed to the pursuit of excellence in health and safety, and environmental stewardship. Every employee will strive to continuously improve the Company's performance and to minimize adverse environmental, health and safety impacts. The Company will proactively comply with all environmental, health and safety laws and regulations.

This Policy is the cornerstone of the Company's comprehensive EHS plan (EHS Plan) to achieve sustainable, predictable, measurable and verifiable EHS performance. Integral elements of the EHS Plan include:
(i) improving the Company's EHS procedures and protocols; (ii) upgrading its related facilities and staff; (iii) performing baseline and verification audits; (iv) formulating improvement plans; and (v) assuring management accountability. The Company has adopted a three-year phased approach to initial implementation of this EHS Plan. Each of the Company's business units is in a different stage of EHS integration, with the recently acquired operations just beginning the process. In the fourth year of the EHS Plan and beyond, the Company will conduct verification audits to confirm that the business units have implemented the program and have achieved regulatory compliance, continuous improvement and integration of EHS management into day-to-day business functions. The Company's goal is to implement a harmonized EHS system that supports the Company's position as a proactive, effective and efficient corporate citizen.

Through the EHS Plan, the Company endeavors to ensure that it satisfies its obligations. As a producer and distributor of crop nutrients and salt, the Company is subject to a myriad of international, federal, state, provincial and local EHS laws in the United States, Canada and Europe. These ever-evolving standards regulate, or propose to regulate:
(i) the content and use of products; (ii) the conduct of mining and production operations including employee safety procedures; (iii) the management and handling of raw materials; (iv) air and water quality;

(v) disposal of hazardous and solid wastes; and (vi) post-mining land reclamation. For new regulatory programs, it is difficult to ascertain future compliance obligations or estimate future costs until implementing regulations have been finalized and definitive regulatory interpretations have been adopted. The Company believes that the EHS Plan will respond to these regulatory requirements while minimizing EHS risk and associated costs. Nevertheless, there can be no assurance that unexpected or additional costs, penalties, or liabilities will not be incurred.

The Company has expended, and anticipates that it will continue to expend, substantial resources, both financial and managerial, to comply with EHS standards. In 1999, environmental capital expenditures will total approximately $55.0 million, primarily related to: (i) installation of a new mine shaft at Cote Blanche, Louisiana; (ii) construction of wastewater treatment areas in Florida; (iii) modification and construction projects associated with phosphogypsum stacks at the concentrates plants in Florida and in Louisiana; and (iv) remediation of contamination at current or former operations. Additional expenditures for land reclamation activities will total approximately $19.0 million. In 2000, the Company expects environmental capital expenditures will be approximately $49.0 million and expenditures for land reclamation activities to be approximately $20.0 million. Based on current information, it is the opinion of management that the Company's contingent liability arising from EHS matters, taking into account established reserves, will not have a material adverse effect on the Company's financial position or results of operations. However, no assurance can be given that greater-than-anticipated EHS expenditures will not be required in 1999 or in the future.

Product Requirements and Impacts
The Company's primary businesses include the production and sale of crop nutrients and salt. International, federal, state and provincial standards: (i) require registration of all crop nutrient products and certain salt products before those products can be sold; (ii) impose labeling requirements on those products; and (iii) require producers to manufacture the products to formulations set forth on the labels. Various environmental, natural resource and public health agencies at all regulatory levels have begun evaluating alleged environmental impacts that might arise from the handling and use of products such as those manufactured by the Company. Most of these evaluations are in the initial stages. Some agencies have implemented or are considering standards that may restrict customers' use of the Company's products because of the alleged impacts; however, it is unclear whether the evaluations will result in additional regulatory requirements for the industry, including the Company. At this preliminary stage, the Company cannot estimate the potential impact of these standards on the market for the Company's products or on the expenditures that may be necessary to meet new requirements.

Operating Requirements and Impacts

Permitting
The Company holds numerous environmental and other permits authorizing operations at each of its facilities. A decision by a government agency to deny an application for a new or renewed permit, or to revoke or substantially modify an existing permit, could have a material adverse effect on the Company's ability to continue operations at the affected facility. Expansion of Company operations also is predicated upon securing the necessary environmental or other permits. The United States Environmental Protection Agency has recently proposed guidance that would allow organizations or communities to challenge federally authorized permits on the basis that those permits would have a disproportionate impact on minority or low-income communities. This guidance could impact the ability of the Company's operations to obtain timely permits, particularly in Louisiana.

In addition, over the next two to six years, Phosphates will be continuing its efforts to obtain permits in support of its anticipated Florida mining operations at the Ona and Pine Level properties. These properties contain in excess of 100 million tons of phosphate rock reserves. For years, the Company has successfully permitted mining properties in Florida and anticipates that it will be able to permit these properties. Nevertheless, a denial of these permits or the issuance of permits with cost-prohibitive conditions would adversely impact the Company by preventing it from mining at Ona or Pine Level.

Mining Operations
A significant number of EHS standards govern the Company's phosphate, potash and salt mining activities and the Company is in substantial compliance with these standards. In October 1997, however, Phosphates received three notices from the United States Army Corps of Engineers (Corps) alleging that the Company had violated the permits authorizing phosphate mining in certain wetland areas. After an internal audit of its Corps permits, the Company notified the Corps that the Company had inadvertently disturbed, without permits, additional wetlands over which the Corps had asserted jurisdiction. The Company has had discussions with the Corps to resolve these issues. A settlement agreement is pending and the Company does not expect that the settlement will have a material adverse effect on the Company's financial condition or operations.

Several regulatory agencies have begun to review potential health impacts of diesel emissions in mining operations. The Province of Ontario has adopted and the Mine Safety and Health Administration has proposed limits of exposure to diesel emissions for all underground mining operations including salt and potash. Moreover, in 1998, the National Institute for Occupational Safety and Health (NIOSH) conducted a study to determine whether exposure to exhaust generated by diesel equipment used in underground mining operations results in health effects. This study involved a review of Kalium's two potash mines in Carlsbad, New Mexico. The Company cannot estimate the extent of expenditures that may be necessary to address conclusions of the NIOSH study or additional regulatory standards that may arise.

Management of Residual Materials
Potash, salt and phosphate mining and processing generate residual materials that must be managed. Potash tailings, which contain primarily salt, iron and clay, are stored in surface disposal sites. Salt residuals are managed in piles. Phosphate mining residuals such as overburden and sand tailings are used in reclamation, while clay residuals are deposited in clay ponds. Phosphate processing produces phosphogypsum which is stored in phosphogypsum stack systems. The Company has incurred and will continue to incur significant costs to manage its potash, salt and phosphate residual materials in accordance with environmental laws, regulations and permit requirements.

For potash and salt residuals in Saskatchewan, the Department of Environmental and Resource Management (Department) published regulations in 1994 requiring all mine operators to obtain approval of facility decommissioning and reclamation plans that would cover all mine facilities, including salt piles and potash tailings management areas. As part of these plans, the Department will require operators to provide financial assurance that the plans will be carried out, although the financial assurance mechanism has not been specified.

Along with other members of the potash industry, the Company filed decommissioning plans for its three Saskatchewan potash mines in 1997. The Department rejected all industry plans that did not provide for the underground disposal of surface tailings. The potash industry is cooperating with the Department to evaluate technically feasible disposal alternatives besides underground disposal. Although costs for decommissioning are likely to be significant, the Company does not anticipate expending such funds in the foreseeable future because implementation of the decommissioning plans is deferred until an agreement is reached with the Department over the appropriate technical approach. Like all members of the potash industry, the Company is unable to predict with certainty the financial impact of these regulations on the Company due to the anticipated life of each mine, potential advances in tailings management technology and changes from time to time in rules and regulations.

The Company's Saskatchewan salt mine also submitted its decommissioning plan in 1997. The plan was conditionally approved because it provided for dissolution and reinjection of the facility's residual salt pile. The dissolution process has begun; however, the Department still has not specified the type of financial assurance that it will require from the salt mine facility.

With regard to phosphate processing, Florida law may require Phosphates to close one or more of its unlined phosphogypsum stacks and/or associated cooling ponds after March 25, 2001 if the stack system or pond is demonstrated to cause an exceedance of Florida's groundwater quality standards. Phosphates has already begun closure activities at its unlined gypsum stack at its New Wales facility in central Florida. Phosphates cannot predict at this time whether Florida law will require closure of any of its other stack systems. The costs of such closure could be significant. In addition, Phosphates currently operates an unlined cooling pond at New Wales. Monitoring indicates that discharges from the unlined cooling pond are within Florida goundwater standards. As a result, Phosphates is seeking a permit to continue operating this pond. The Company anticipates that the permit will be granted during the second quarter of 1999. However, if Phosphates does not receive the permit, it will need to line or relocate the cooling pond, which is estimated to cost approximately $50.0 million.

On-Site Remedial Activities
Many of the Company's currently, and formerly, owned facilities have been in operation for a number of years. The historical use and handling of regulated chemical substances, crop nutrient products and salt at these facilities by the Company and predecesssor operators has resulted in soil and groundwater contamination. In addition, through the FTX Merger, the Company has assumed responsibility for contamination at some crop nutrient or oil and gas facilities that were operated by FTX, PLP or their predecessors.

Spills or other unintended releases of regulated substances have occurred previously at these facilities, and potentially could occur in the future, possibly requiring the Company to undertake or fund cleanup efforts. At some locations, the Company has agreed, pursuant to consent orders with the appropriate governmental agencies, to undertake certain investigations, which currently are in progress, to determine whether remedial action may be required to address contamination.

Material expenditures could be required by the Company in the future to remediate the contamination at these current or former sites. It is the Company's policy to accrue environmental investigatory and non-capital remediation costs for identified sites when litigation has commenced or a claim or assessment has been asserted or is probable and the likelihood of an unfavorable outcome is probable. The Company cannot determine the cost of any remedial action that ultimately may be required at unknown sites, sites currently under investigation, sites for which investigations have not been performed, or sites at which unanticipated conditions are discovered.

The Company believes that, pursuant to several indemnification agreements, it is entitled to at least partial, and in many instances complete, indemnification for a portion of the costs that may be expended by the Company to remedy environmental issues at certain facilities. These agreements address issues that resulted from activities occurring prior to the Company's acquisition of facilities or businesses from parties including PPG Industries, Inc.; Kaiser Aluminum & Chemical Corporation; Beatrice Companies, Inc.; Estech, Inc.; ARCO; Conoco; the Williams Companies; Kerr-McGee Inc.; and certain other private parties. The Company has already received and anticipates receiving amounts pursuant to the indemnification agreements for certain of its expenses incurred to date as well as future anticipated expenditures.

Off-Site Remedial Activities
In addition to impacting the sites at which the Company has operated, several parties have alleged that the Company's historic operations have resulted in contamination to neighboring off-site areas.

In Louisiana, three lawsuits filed in 1998 contend that former oil and gas operations of FTX, its subsidiaries and other defendants resulted in damage to marshland: Terrebone Parish School Board v. Texaco Inc.; Estate of Simoneaux v. Southern Natural Gas Co.; and Michael X. St. Martin v. Quintana Petroleum Corp. These suits seek unspecified damages for restoration of the marshes to their "pre-leased," "pre-operational," or "natural" conditions. Because the suits are in the early stages, it is difficult to determine the magnitude of exposure to the Company; however, the Company intends to vigorously contest these actions.

Superfund
The Comprehensive Environmental Response Compensation and Liability Act (Superfund)imposes liability, without regard to fault or to the legality of a party's conduct, on certain categories of persons that are considered to have contributed to the release of "hazardous substances" into the environment. Currently, the Company is involved or concluding involvement at less than 20 Superfund sites. The Company's liability at these sites, either alone or in the aggregate, is not currently expected to be material. As more information is obtained regarding these sites and the potentially responsible parties involved, this expectation could change.

                     YEAR 2000 READINESS DISCLOSURE

Like other businesses dependent on modern technology, the Company must address potential Year 2000-related issues. The Company is progressing through a comprehensive program (Year 2000 Program) to evaluate and address the impact of Year 2000-related issues on its operational systems, business application software, computer hardware, facilities infrastructure and equipment with embedded technology, and Year 2000-related risks associated with its vendors and customers.

The Company's Year 2000-related effort is a cooperative venture coordinated among business units and appropriate members of the Company's senior management. Progress reviews are held regularly with senior management and the Board of Directors. As an additional step, the Company has created the position of Year 2000 Risk Manager to provide Company-wide leadership, oversight and coordination of its Year 2000 project.

State of Readiness
The Company is using both internal and external resources to implement its Year 2000 Program, which includes the following overlapping phases:
(i) system inventory and analysis; (ii) remediation, testing and implementation; and (iii) vendor and customer review. The Company expects that its Year 2000 Program will be substantially complete by the end of the third quarter of 1999.

System Inventory and Analysis Phase
The system inventory and analysis phase consists of compiling a detailed inventory of all of the Company's systems and platforms to determine which items are date sensitive, affected by the Year 2000, and therefore require remediation. Each of the Company's business units has focused specifically on the following seven target areas: (i) business application software; (ii) mainframe hardware and software;
(iii) network servers; (iv) desktop environment; (v) network and telephone systems; (vi) non-information technology assets and facilities; and (vii) major suppliers and service providers. This analysis has involved both an internal assessment conducted by Company engineers, technicians and business unit managers, as well as contact with the manufacturers of computer systems and equipment used by the Company in its operations. Each of the Company's business units has substantially completed its system inventory and analysis phase. The principal business application systems requiring remediation that were identified by the Company during this stage include the following systems: (i) equipment maintenance; (ii) spare parts inventory; (iii) distribution; (iv) customer order entry; and (v) financial/accounting. In addition, some Company plants have identified certain production control systems that will require Year 2000-related remediation in order to remain operative.

Remediation, Testing and Implementation Phase
The remediation, testing and implementation phase involves determining and implementing a remediation method (upgrade, replace or discontinue)
that is most appropriate for each specific date-sensitive item.   The
remediated item is then tested and returned to normal operations when Year 2000-related issues have been addressed. Testing includes functional testing of remedial measures and regression testing to validate that changes have not altered existing functionality. Several system manufacturers have provided testing procedures for their equipment and have been available for consultations about Year 2000-related testing. In certain cases, the Company has also retained special consultants to assist with its remediation efforts.

As a separate initiative, the Company is implementing its Global Vision Project, an enterprise-wide resource planning (ERP) software package. Its scope includes accounts payable, inventory, purchasing, general ledger, payroll, human resources and plant maintenance. This new ERP software and the improvements to the infrastructure hardware required to support the Global Vision Project should further remediate issues associated with the Year 2000. The Company expects all of its business units to have substantially completed the remediation, testing and implementation phase in the third quarter of 1999.

Vendor and Customer Review Phase
Vendor reviews consist of assessing vendor readiness, and if necessary, identifying alternate channels to receive critical materials and/or supplies. Each business unit has developed a questionnaire that has been submitted to its primary suppliers and vendors to determine their Year 2000-related status. The business units are currently analyzing the information provided in these responses, and will determine the best way to address any specific issues. As an additional precaution, each business unit's purchase orders now contain a Year 2000-related clause to help ensure that any newly purchased equipment adequately addresses Year 2000-related issues.

Although the Company is attempting to monitor and validate the efforts of other parties, it may not have control over the success of these efforts. In the event that satisfactory commitments from key suppliers are not received, the Company is forming plans for the continuing availability of critical materials and supplies through alternate channels. In general, however, the Company is satisfied with the progress made by key vendors to date and no critical issues have been identified.

In addition to investigating the Company's key suppliers, the Company's business units are also contacting key customers to explain the Company's Year 2000-related efforts and to solicit certain information about each customer's Year 2000-related efforts to assess potential Year 2000-related problems that could affect future orders from such customers.

Costs
The Company does not currently expect that the costs of addressing its Year 2000-related issues will have a material effect on its financial position, results of operations or liquidity. Modification costs for Year 2000-related issues are expensed as incurred and are funded through operating cash flows. In a few limited instances, some business units have deferred certain non-Year 2000-related information technology projects due to their respective Year 2000-related efforts. The Company believes, however, that these deferred projects are not critical to its present or future financial performance or business operations. The Company estimates its total Year 2000-related technology and non-information technology systems remediation costs to be approximately $6.0 million, of which approximately $2.0 million was expended in 1998. The remaining costs will be incurred during 1999. A sizable portion of these costs represent the redeployment of existing employee resources rather than incremental expenses.

Risks
Progress reports on the Year 2000 Program are presented regularly to the Company's Board of Directors and senior management. As the program continues, the Company may discover additional Year 2000-related challenges, including that remediation plans are not feasible or that the cost of such plans exceeds current expectations. In many cases, the Company is relying on written assurances from vendors that the current systems are, or that new or upgraded systems acquired by the Company will adequately address Year 2000-related issues. The Company believes that one of its principal Year 2000-related risks is the effect Year 2000-related issues will have on its vendors, especially its utilities vendors. A substantial part of the Company's day-to-day operations is dependent on power, transportation systems, and telecommunication services, as to which alternative sources of service may not be available. The Company will continue to investigate the readiness of its suppliers, including utilities, and pursue the availability of alternatives to further diminish the extent of any impact Year 2000-related issues may have on the Company. Although there can be no assurance that the Company will be able to complete all of the modifications in the required time frame or that no unanticipated events will occur, it is management's belief that the Company is taking adequate action to address Year 2000-related issues. However, because of the range of possible issues and the large number of variables involved, it is impossible to quantify the potential cost of problems should the Company's remediation efforts or the efforts of those it does business with not be successful. If either the Company, or the Company's vendors, fail to adequately address Year 2000-related issues, the Company may suffer business interruptions. If such interruptions cause the Company to be unable to fulfill its obligations to third parties, the Company may potentially be exposed to third-party liability.

Contingency Planning
The Company is developing contingency measures to address the possibility that it will not have fully addressed Year 2000-related issues by December 31, 1999. Each of the Company's business units is developing a contingency plan based upon templates and suggested procedures that have been provided by the Year 2000 Risk Manager. Each business unit contingency plan will identify the risk and document the steps that need to be taken to allow the Company to continue to meet the needs of its customers in the event of a Year 2000-related failure. The Company expects each business unit to complete its contingency plan by the end of the second quarter of 1999.

The above section, even if incorporated by reference into other documents or disclosures, is a Year 2000 Readiness Disclosure as defined under the Year 2000 Information and Readiness Disclosure Act of 1998.

                  RECENTLY ISSUED ACCOUNTING GUIDANCE

In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which the Company is required to adopt effective January 1, 2000. SFAS No. 133 will require the Company to recognize all derivatives on the Consolidated Balance Sheet at fair value. Additionally, changes in derivative fair values will either: (i) be recognized in earnings as offsets to the changes in fair value of related hedged assets, liabilities and firm commitments; or (ii) for forecasted transactions, deferred and recorded as a component of accumulated other comprehensive income in stockholders' equity until the hedged transactions occur and then are recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The Company does not believe the effect of adopting SFAS No. 133 will be material to its results of operations or financial position.

                      FORWARD-LOOKING STATEMENTS

All statements, other than statements of historical fact, contained within "Management's Discussion and Analysis of Financial Condition and Results of Operations" constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.

Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: general business and economic conditions in the agricultural industry or in localities where the Company or its customers operate; weather conditions; the impact of competitive products; pressure on prices realized by the Company for its products; constraints on supplies of raw materials used in manufacturing certain of the Company's products; capacity constraints limiting the production of certain products; difficulties or delays in the development, production, testing and marketing of products; difficulties or delays in receiving required governmental and regulatory approvals; market acceptance issues, including the failure of products to generate anticipated sales levels; difficulties in integrating acquired businesses and in realizing related cost savings and other benefits; the effects of and change in trade, monetary and fiscal policies, laws and regulations; foreign exchange rates and fluctuations in those rates; the costs and effects of legal proceedings, including environmental, and administrative proceedings involving the Company; the completion of the Company's Year 2000 Program; and the other risk factors reported from time to time in the Company's Securities and Exchange Commission reports.

                         REPORT OF MANAGEMENT
-----------------------------------------------------------------------

Management of IMC Global Inc. is responsible for the preparation, integrity and fair presentation of the financial information included in this report. The financial statements have been prepared in accordance with generally accepted accounting principles and necessarily include certain amounts that are based on management's estimates and judgment.

Management is responsible for maintaining a system of internal accounting controls to provide reasonable assurance as to the integrity and reliability of the financial statements, the proper safeguarding and use of assets, and the accurate execution and recording of transactions. Such controls are based on established policies and procedures and are implemented by trained personnel. The system of internal accounting controls is monitored by the Company's internal auditors to confirm that the system is proper and operating effectively. The Company's policies and procedures prescribe that the Company and its subsidiaries are to maintain ethical standards and that its business practices are to be consistent with those standards.

The Company's financial statements have been audited by Ernst & Young LLP, independent auditors. Their audit was conducted in accordance with generally accepted auditing standards and included consideration of the Company's internal control system. Management has made available to Ernst & Young LLP all of the Company's financial records and related data, as well as minutes of the meetings of the Board of Directors. Management believes that all representations made to Ernst & Young LLP were valid and appropriate.

The Board of Directors, operating through its Audit Committee composed entirely of non-employee directors, provides oversight to the financial reporting process. The Audit Committee meets periodically with management, the internal auditors and Ernst & Young LLP, jointly and separately, to review financial reporting matters, internal accounting controls and audit results to assure that all parties are properly fulfilling their responsibilities. Both Ernst & Young LLP and the internal auditors have unrestricted access to the Audit Committee.


J. Bradford James                   Anne M. Scavone
Senior Vice President and           Vice President and
Chief Financial Officer             Controller

                    REPORT OF INDEPENDENT AUDITORS
-----------------------------------------------------------------------

To the Board of Directors and Stockholders of IMC Global Inc.

We have audited the accompanying consolidated balance sheet of IMC Global Inc. as of December 31, 1998 and 1997 and the related consolidated statements of operations, cash flows and stockholders' equity for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of IMC Global Inc. at December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.



Ernst & Young LLP
Chicago, Illinois
January 28, 1999

                  CONSOLIDATED STATEMENT OF OPERATIONS
-----------------------------------------------------------------------
(In millions, except per share amounts)
                                           Years ended December 31,
                                      --------------------------------
                                        1998        1997        1996
                                        ----        ----        ----
Net sales                             $2,696.2    $2,116.0    $2,143.3
Cost of goods sold                     1,957.8     1,541.1     1,547.0
                                      --------    --------    --------
Gross margins                            738.4       574.9       596.3
Selling, general and administrative
 expenses                                169.5       131.8       132.6
Main Pass write-down                         -       183.7           -
Merger and restructuring charges         176.1           -        37.3
Exploration expenses                      20.9           -           -
                                      --------    --------    --------
Operating earnings                       371.9       259.4       426.4
Interest expense                         176.0        40.2        43.6
Other (income) expense, net               40.2        (5.4)       (5.9)
                                      --------    --------    --------
Earnings from continuing operations
 before minority interest                155.7       224.6       388.7
Minority interest                         14.1       124.4       185.7
                                      --------    --------    --------
Earnings from continuing operations
 before income taxes                     141.6       100.2       203.0
Provision for income taxes                84.5        30.4        81.3
                                      --------    --------    --------
Earnings from continuing operations       57.1        69.8       121.7

Discontinued operations:
Earnings from discontinued operations      5.1        18.0        13.5
Estimated loss on disposal               (74.2)          -           -
                                      --------    --------    --------
Total earnings (loss) from
 discontinued operations                 (69.1)       18.0        13.5
Earnings (loss) before
 extraordinary item                      (12.0)       87.8       135.2
Extraordinary item - debt retirement       3.0       (24.9)       (8.1)
                                      --------    --------    --------
Net earnings (loss)                   $   (9.0)   $   62.9    $  127.1
                                      ========    ========    ========


Basic earnings (loss) per share:
Earnings from continuing operations   $   0.50    $   0.74    $   1.31
Total earnings (loss) from
 discontinued operations                 (0.61)       0.19        0.15
Extraordinary item - debt retirement      0.03       (0.26)      (0.09)
                                      --------    --------    --------
Net earnings (loss) per share         $  (0.08)   $   0.67    $   1.37
                                      ========    ========    ========

Basic weighted average number of
 shares outstanding                      114.2        94.0        92.7

Diluted earnings (loss) per share:
Earnings from continuing operations   $   0.50    $   0.74    $   1.25
Total earnings (loss) from
 discontinued operations                 (0.61)       0.19        0.14
Extraordinary item - debt retirement      0.03       (0.26)      (0.08)
                                       -------    --------    --------
Net earnings (loss) per share         $  (0.08)   $   0.67    $   1.31
                                      ========    ========    ========
Diluted weighted average number of
 shares outstanding                      114.8        94.7        97.0

           See Notes to Consolidated Financial Statements


                      CONSOLIDATED BALANCE SHEET
---------------------------------------------------------------------
(In millions, except per share amounts)
                                              As of December 31,
ASSETS                                        1998         1997
---------------------------------------------------------------------
Current assets:
Cash and cash equivalents                  $  110.6     $  109.7
Receivables, net                              421.5        288.1
Inventories, net                              580.6        592.8
Assets of discontinued operations
 held for sale                                273.3            -
Deferred income taxes                          91.1         54.2
Other current assets                            5.5         17.4
                                           --------     --------
    Total current assets                    1,482.6      1,062.2

Property, plant and equipment, net          3,697.4      2,506.0
Other assets                                1,276.9      1,105.7
                                           --------     --------
Total assets                               $6,456.9     $4,673.9
                                           ========     ========

LIABILITIES AND STOCKHOLDERS' EQUITY
---------------------------------------------------------------------
Current liabilities:
Accounts payable                           $  255.9     $  253.3
Accrued liabilities                           240.9        230.9
Short-term debt and current maturities
 of long-term debt                            408.3        188.9
                                           --------     --------
    Total current liabilities                 905.1        673.1

Long-term debt, less current maturities     2,638.7      1,235.2
Deferred income taxes                         566.6        389.7
Other noncurrent liabilities                  486.1        440.2


Stockholders' equity:
Common stock, $1 par value, authorized
 300,000,000 shares; issued 125,072,811
 and 124,668,286 shares in 1998 and 1997,
 respectively                                 125.0        124.6
Capital in excess of par value              1,697.3      1,690.3
Retained earnings                             400.6        446.2
Accumulated other comprehensive income        (66.3)       (30.8)
Treasury stock, at cost, 10,738,520 and
 10,691,520 shares in 1998 and 1997,
 respectively                                (296.2)      (294.6)
                                           --------     --------
    Total stockholders' equity              1,860.4      1,935.7
                                           --------     --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY $6,456.9     $4,673.9
                                           ========     ========

             See Notes to Consolidated Financial Statements


                CONSOLIDATED STATEMENT OF CASH FLOWS
---------------------------------------------------------------------
(In millions)
                                             Years ended December 31,
                                             1998      1997     1996
---------------------------------------------------------------------
Cash Flows from Operating Activities:
Net earnings (loss)                      $    (9.0) $   62.9  $  127.1
Adjustments to reconcile net earnings
 (loss) to net cash provided by
 operating activities:
Depreciation, depletion and amortization     251.7     183.2     171.0
Merger and restructuring charges             144.0         -      67.3
Estimated loss on disposal of
 discontinued operations                      74.2         -         -
Estimated loss on sale of business            48.7         -         -
Minority interest                             14.1     124.4     175.7
Main Pass write-down                             -     112.2         -
Deferred income taxes                          2.9      58.4      27.9
Other charges and credits, net               (38.4)      2.4     (26.3)
Changes in:
Receivables                                  (18.2)    (12.3)     69.1
Inventories                                  (81.4)      3.9     (66.9)
Other current assets                          (9.4)      2.1      18.9
Accounts payable                             (64.9)     (2.8)    (21.8)
Accrued liabilities                          (79.8)     29.0     (55.3)
Net current assets of discontinued
 operations                                   34.6         -         -
                                          --------  --------  --------
Net cash provided by operating activities    269.1     563.4     486.7
                                          --------  --------  --------
Cash Flows from Investing Activities:
Capital expenditures                        (367.6)   (244.0)   (209.0)
Acquisitions, net of cash acquired          (393.3)    (91.4)     (7.1)
Proceeds from sale of business                44.8         -         -
Proceeds from sale of property, plant
 and equipment                                 6.4       8.8      12.4
                                          --------  --------  --------
Net cash used in investing activities       (709.7)   (326.6)   (203.7)
                                          --------  --------  --------
Net cash provided (used) before
 financing activities                       (440.6)    236.8     283.0
                                          --------  --------  --------


Cash Flows from Financing Activities:
Cash distributions to the unitholders
 of PLP                                      (11.0)        -         -
Cash distributions from IMC-Agrico to PLP        -    (146.4)   (265.8)
Payments of long-term debt                (1,303.1)   (515.9)   (232.7)
Proceeds from issuance of long-term
 debt, net                                 2,370.2     805.3     244.6
Changes in short-term debt, net             (522.3)   (127.7)    (75.4)
Increase (decrease) in securitization
 of accounts receivable, net                 (61.5)      6.0      (9.5)
Stock options exercised and restricted
 stock awards                                  8.9       5.5      18.0
Cash dividends paid                          (36.6)    (29.7)    (34.5)
Purchase of treasury stock                    (3.1)   (187.5)        -
                                          --------  --------  --------
Net cash provided by (used in)
 financing activities                        441.5    (190.4)   (355.3)
                                          --------  --------  --------
Net change in cash and cash equivalents        0.9      46.4     (72.3)
Cash and cash equivalents -
 beginning of year                           109.7      63.3     135.6
                                          --------  --------  --------
Cash and cash equivalents - end of year   $  110.6  $  109.7  $   63.3
                                          ========  ========  ========

            See Notes to Consolidated Financial Statements


             CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
---------------------------------------------------------------------
(In millions, except per share amounts)
                                         Capital in              Accumulated
                                           Excess                   Other                   Total
                               Common        of       Retained  Comprehensive Treasury  Stockholders'
                                Stock     Par Value   Earnings     Income      Stock       Equity
----------------------------------------------------------------------
Balance at
 December 31,1995        $ 96.9   $ 793.6   $315.8   $ (8.5)  $(107.4)  $1,090.4
Net earnings                  -         -    127.1        -         -      127.1
Foreign currency
 translation adjustment       -         -        -     (8.7)        -       (8.7)
                                                                        --------
Comprehensive income          -         -        -        -         -      118.4
Dividends ($0.32 per share)   -         -    (29.9)       -         -      (29.9)
Stock options exercised     0.7      17.2        -        -       0.1       18.0
Issuance of common stock
 pursuant to acquisitions   0.4      14.5        -        -         -       14.9
Conversion of convertible
 notes                      3.6     110.8        -        -         -      114.4
                         ------   -------   ------   ------   -------   --------
Balance at
 December 31,1996        $101.6   $ 936.1   $413.0   $(17.2)  $(107.3)  $1,326.2
Net earnings                  -         -     62.9        -         -       62.9
Foreign currency
 translation adjustment       -         -        -    (13.6)        -      (13.6)
                                                                        --------
Comprehensive income          -         -        -        -         -       49.3
Dividends ($0.32 per
 share)                       -         -    (29.7)       -         -      (29.7)
Stock options exercised     0.3       5.2        -        -         -        5.5
Issuance of common stock
 pursuant to acquisitions  22.7     749.0        -        -       0.2      771.9
Purchase of treasury
 shares                       -         -        -        -    (187.5)    (187.5)
                         ------   -------   ------   ------   -------   --------


Balance at
 December 31,1997        $124.6  $1,690.3   $446.2    $(30.8) $(294.6)  $1,935.7
Net loss                      -         -     (9.0)        -        -       (9.0)
Foreign currency
 translation adjustment       -         -        -     (35.5)       -      (35.5)
                                                                        --------
Comprehensive loss            -         -        -         -        -      (44.5)
Dividends ($0.32 per
 share)                       -         -    (36.6)        -        -      (36.6)
Stock options exercised
 and restricted
 stock awards               0.4       7.0        -         -      1.5        8.9
Purchase of treasury
 shares                       -         -        -         -     (3.1)      (3.1)
                         ------   -------   ------    ------  -------   --------
Balance at
 December 31,1998        $125.0  $1,697.3   $400.6    $(66.3) $(296.2)  $1,860.4
                         ======  ========   ======    ======  =======   ========

              See Notes to Consolidated Financial Statements


                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (Dollars in millions, except per share amounts)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Basis of Presentation
    The consolidated financial statements include the accounts of the Company and all subsidiaries which are more than 50.0 percent owned and controlled. Additionally, its interest in the Exploration Program is proportionately consolidated by PLP at a rate of 56.4 percent of the exploration costs and 47.0 percent of the profits derived from oil and gas producing properties. Prior to its disposal in 1997, the Company proportionately consolidated its 25.0 percent interest in the sulphur operations of Main Pass. All significant intercompany accounts and transactions are eliminated in consolidation. Certain amounts in the consolidated financial statements for periods prior to December 31, 1998 have been reclassified to conform to the current presentation.

    As discussed in more detail in Note 4, the IMC AgriBusiness business unit has been presented as discontinued operations.

    Use of Estimates
    Management is required to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    Revenue Recognition
    Revenue is recognized by the Company upon the transfer of title to the customer, which is generally at the time product is shipped.

    Cash Equivalents
    The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents which are reflected at their approximate fair value.

    Concentration of Credit Risk
    Domestically, the Company sells its products to manufacturers, distributors and retailers primarily in the midwestern and southeastern United States and to governmental bodies such as states, provinces, counties and municipalities located in the Great Lakes region of the United States and Canada. Internationally, the Company's products are sold primarily through two North American export associations and various distributors. In 1998, sales to

    China accounted for approximately 15.0 percent of the Company's net sales. No single customer or group of affiliated customers accounted for more than ten percent of the Company's net sales.

    Inventories
    Inventories are valued at the lower-of-cost-or-market (net realizable value). Cost for substantially all of the Company's inventories is calculated on a cumulative annual-average cost basis.

    Property, Plant and Equipment/Other Assets
    Property (including mineral deposits), plant and equipment, including assets under capital leases, are carried at cost. Cost of significant assets includes capitalized interest incurred during the construction and development period. Expenditures for replacements and improvements are capitalized; maintenance and repair expenditures, except for repair and maintenance overhauls (Turnarounds), are charged to operations when incurred. Expenditures for Turnarounds are deferred when incurred and amortized into cost of goods sold on a straight-line basis, generally over an 18-month period. Turnarounds are large-scale maintenance projects that are performed regularly, usually every 18 to 24 months, on average. Turnarounds are necessary to maintain the operating capacity and efficiency rates of the production plants. The deferred portion of the Turnaround expenditures is classified in Other assets in the Company's Consolidated Balance Sheet.

    Depreciation and depletion expenses for mining operations, including mineral deposits, are determined using the unit-of-production method based on estimates of recoverable reserves. Other asset classes or groups are depreciated or amortized on a straight-line basis over their estimated useful lives as follows: buildings, ten to 45 years; machinery and equipment, three to 25 years; and leasehold improvements, over the lesser of the remaining useful life of the asset or the remaining term of the lease.

    Goodwill, representing the excess of purchase cost over the fair value of net assets of acquired companies, is generally amortized using the straight-line method over 40 years. At December 31, 1998 and 1997, goodwill, included in Other assets in the Consolidated Balance Sheet, totaled $1,064.2 million and $839.7 million, respectively. See Note 2, "Acquisitions," for detail regarding goodwill.

    Using the methodology prescribed in SFAS No. 121, the Company reviews long-lived assets and the related intangible assets for impairment whenever events or changes in circumstances indicate the carrying amounts of such assets may not be recoverable. Once evidence of a potential impairment exists, recoverability of the respective assets is determined by comparing the forecasted undiscounted net cash flows of the operation to which the assets relate, to the carrying amount, including associated intangible assets, of such operation. If the operation is determined to be unable to recover the carrying amount of its assets, then intangible assets are written down first, followed by the other long-lived assets of the operation, to fair value. Fair value is determined based on discounted cash flows or appraised values, depending upon the nature of the assets.

    Accrued Environmental Costs
    As a producer and distributor of crop nutrients and salt, the Company is subject to a myriad of international, federal, state, provincial and local EHS laws in the United States, Canada, and Europe. These standards regulate: (i) the content and use of products; (ii) the conduct of mining and production operations including employee safety procedures; (iii) the management and handling of raw materials; (iv) air and water quality; (v) disposal of hazardous and solid wastes; and (v) post-mining land reclamation. Compliance with these laws often requires the Company to incur costs. The Company also has incurred contingent environmental liability arising from three sources: facilities currently or formerly owned by the Company or its predecessors; facilities adjacent to currently or formerly owned facilities; and third-party Superfund sites. At facilities currently or formerly owned by the Company or its corporate predecessors, including FTX, PLP and their corporate predecessors, the historical use and handling of regulated chemical substances, crop nutrient products, and salt has resulted in soil and groundwater contamination, sometimes requiring the Company to undertake or fund cleanup efforts. Similarly, disposal of the Company's waste at third-party sites may result in liability for remedial costs.

    Of the environmental costs discussed above, the following environmental costs are charged to the Company's operating expense: fines, penalties, and certain remedial action to address violations of the law; remediation of properties that are currently or were formerly owned or operated by the Company, when those properties do not contribute to current or future revenue generation; and liability for remediation of facilities adjacent to currently or formerly owned facilities or for third-party Superfund sites. Contingent environmental liabilities are recorded for environmental investigatory and non-capital remediation costs at identified sites when litigation has commenced or a claim or assessment has been asserted or is probable and the likelihood of an unfavorable outcome is probable.

    Derivatives
    The Company is exposed to the impact of interest rate changes, fluctuations in the functional currency of foreign operations, and the impact of fluctuations in the purchase price of natural gas consumed in operations, as well as changes in the market value of its financial instruments. The Company periodically enters into derivatives in order to minimize these risks, but not for trading purposes.

    The functional currency of all operations outside the United States is the respective local currency. Foreign currency translation effects are included in Accumulated other comprehensive income in stockholders' equity. The Company uses foreign currency forward exchange contracts, which typically expire within one year, to hedge transaction exposure related to United States dollar-denominated assets and liabilities. Realized gains and losses on these contracts are recognized in the same period as the hedged transaction. The Company had foreign currency forward exchange contracts outstanding as of December 31, 1998 and 1997 with notional amounts of $106.2 million and $183.8 million, respectively, which approximated fair value.

    Comprehensive Income
    In 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." This Statement establishes rules for the reporting of comprehensive income and its components. Comprehensive income consists of net income and foreign currency translation effects and is presented in the Consolidated Statement of Stockholders' Equity. The adoption of SFAS No. 130 had no impact on total stockholders' equity. Prior year financial statements have been reclassified to conform to the SFAS No. 130 requirements. As of December 31, 1998, the Company's Accumulated other comprehensive income reduced stockholders' equity by $66.3 million.

    Recently Issued Accounting Guidance

    In June 1998, the FASB issued SFAS No. 133 which the Company is required to adopt effective January 1, 2000. SFAS No. 133 will require the Company to recognize all derivatives on the Consolidated Balance Sheet at fair value. Additionally, changes in derivative fair values will either: (i) be recognized in earnings as offsets to the changes in fair value of related hedged assets, liabilities and firm commitments; or (ii) for forecasted transactions, deferred and recorded as a component of Accumulated other comprehensive income in stockholders' equity until the hedged transactions occur and are then recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The Company does not believe the effect of adopting SFAS No. 133 will be material to its results of operations or financial position.

2.  ACQUISITIONS

    Harris
    In April 1998, the Company completed the acquisition of Harris for approximately $1.4 billion. Under the terms of the Harris Acquisition, the Company purchased all Harris equity for approximately $450.0 million in cash and assumed approximately $1.0 billion of debt. Harris, with annual sales of approximately $800.0 million, is a leading producer of salt, soda ash, boron chemicals and other inorganic chemicals, including potash crop nutrients.

    For financial statement purposes, the Harris Acquisition was accounted for as a purchase and, accordingly, Harris' results are included in the consolidated financial statements since the date of acquisition. The purchase price, which was initially financed through proceeds borrowed under credit facilities and assumed debt, has been preliminarily allocated to acquired assets and liabilities based on estimated fair values at the date of acquisition. This allocation resulted in an excess of purchase price over identifiable net assets acquired, or goodwill, of approximately $326.0 million which is included in Other assets in the Consolidated Balance Sheet. This goodwill is being amortized on a straight-line basis over 40 years.

    FTX
    In December 1997, the Company completed a merger with FTX. The combination was accounted for as a purchase and resulted in the dissolution of FTX. In connection with the FTX Merger, each share of common stock of FTX was exchanged for 0.90 share of the Company's common stock plus one-third of a warrant, with each whole warrant entitling the holder to purchase one share of the Company's common stock for $44.50 per share. As a result of the transaction,
    22.7 million shares were issued at an average market price of $32.28 per share. The warrants, which are publicly traded on the New York Stock Exchange and expire on the third anniversary of the FTX Merger, were valued at $3.56 per warrant. As a result of the FTX Merger, goodwill of $747.5 million was recorded and is being amortized on a straight-line basis over 40 years.

    The FTX Merger resulted in the Company relinquishing its 25.0 percent interest in Main Pass to MMR, a newly formed public entity consisting of the former sulphur business of PLP and Main Pass.
    In connection with the FTX Merger, the Company recorded a charge of pre-tax $183.7 million, included in Operating earnings in the Consolidated Statement of Operations, to write down the assets of Main Pass to their fair value of approximately $14.1 million.

    Other Business Acquisitions
    In 1997, the Company completed several smaller acquisitions, including a potash mine and processing facility (Western
    Ag); several retail distribution operations (Frankfort Supply, Sanderlin, Crop-Maker, So-Green and Hutson Ag Services, Inc.); a storage terminal company (Hutson Company, Inc.); and the purchase of the preferred stock of a subsidiary held by an unrelated third party. Total cash payments for these acquisitions were $91.4 million, and approximately 0.2 million shares of common stock of the Company were issued for $7.9 million. In 1996, the Company acquired several retail distribution operations (Madison Seed and Agri-Supply) and a precision farming operation (Top-Soil). Total cash payments for acquisitions during the year were $7.1 million. Hutson Company, Inc., Top-Soil and the retail distribution operations were acquired by the IMC AgriBusiness business unit which has been classified as discontinued operations as of December 31, 1998.

    These acquisitions were accounted for under the purchase method of accounting, and, accordingly, results of operations for the acquired businesses have been included in the Company's
    Consolidated Statement of Operations since the respective dates of acquisition.

    Pro Forma Information (unaudited)
    The unaudited pro forma information for the periods set forth below gives effect to the Harris Acquisition and the FTX Merger, including the contribution of Main Pass, as if the transactions had occurred as of January 1, 1997. Pro forma information for the Other Business Acquisitions, discussed above, has not been included as it would not be materially different from reported amounts. The pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisitions been consummated as of that time.

                                                1998           1997
                                                ----           ----
    Net sales                                 $2,923.4       $2,910.2
    Earnings from continuing operations
     before minority interest                    160.1           48.7
    Earnings from continuing operations
     before income taxes                         146.0           22.9
    Earnings (loss) from continuing operations    63.8           (8.0)
    Net loss                                      (4.8)         (14.9)
    Net loss per diluted share                   (0.04)         (0.13)


    There was no common stock issued for acquisitions in 1998 while $771.9 million and $14.9 million of common stock were issued in 1997 and 1996, respectively. Liabilities assumed in acquisitions were $1,628.8 million, $357.5 million and $6.6 million in 1998, 1997 and 1996, respectively.

3.  NON-RECURRING CHARGES

    Restructuring Plan
    During the fourth quarter of 1998, the Company developed and began execution of a plan to improve profitability. The Restructuring Plan was comprised of four major initiatives: (i) the combination of the potash and phosphates business units in an effort to realize certain operating and staff function synergies; (ii) restructuring of the phosphate rock mining, concentrated phosphate and salt production/distribution operations and processes in an effort to reduce costs; (iii) simplification of the current business activities by eliminating businesses not deemed part of the Company's core competencies; and (iv) reduction of operational and corporate headcount. In conjunction with the Restructuring Plan, the Company recorded pre-tax charges totaling $193.3 million ($162.0 million net of minority interest) in the fourth quarter of 1998. The Restructuring Plan (shown below in tabular format) primarily relates to the following:

    Asset impairments
    The Restructuring Plan included the removal of property, plant and equipment, as well as the write-down to fair value of those assets made obsolete due to the decision to close certain facilities and forego or abandon certain mineral properties. In order to determine the write-down of assets affected by the Restructuring Plan, in accordance with SFAS No. 121, the Company performed an assessment of future cash flows and, accordingly, adjusted the assets to their appropriate fair values.

    The majority of the impairment occurred at Phosphates' Florida production facilities where property, plant and equipment was written down by approximately $64.4 million to fair value. Phosphates developed a Mine Plan which identified asset reductions, lower operating costs and optimal phosphate rock management as key drivers in the restructuring of operations. The write-down of impaired assets in connection with the Mine Plan primarily consisted of facilities, production equipment, operating supplies, land and mineral reserves.

    Salt recorded an $11.2 million write-down of property, plant and equipment at its Kansas and Canadian locations, as a result of the decision to consolidate certain facilities and achieve operating efficiencies. The majority of the write-down related to production equipment. The remaining $0.4 million of asset impairments was recorded at Feed Ingredients for the permanent closure of a limestone rock production facility.

    The $76.0 million in asset impairment charges included $31.8 million pertaining to assets which will continue to be utilized until their respective disposal dates, primarily within the first nine months of 1999. The estimated fair value of these assets, which will be depreciated over their respective remaining periods of service, reflected estimated operating net cash flows until disposition.

    Non-employee exit costs
    In accordance with the objective of the Mine Plan to optimize phosphate rock management, Phosphates shut-down a high-cost phosphate rock mine. As a result of this shut-down, the Company recorded a charge of $18.4 million for the demolition and other incremental costs of closure of the mine. The closure costs included approximately $15.5 million for incremental environmental land reclamation of the surrounding mined-out areas. The Company expects the demolition and closure activities to be essentially completed by the end of the third quarter of 1999.

    The Company also decided to close certain production operations in connection with the Restructuring Plan, principally the uranium and
    urea operations of Phosphates.    This decision was based on an
    analysis of the future outlook for these products, taking into consideration whether the operations were part of the Company's core businesses. These operations were determined to be non-core businesses and the Company recorded charges of approximately $12.8 million for demolition and closure, including environmental costs, of the uranium and urea production facilities. Additionally, environmental and closure costs of $2.4 million have been recognized for the planned closure of one of the Company's evaporated salt production facilities. The Company expects the demolition and closure activities to be completed by late-1999. Other various exit costs totaled $7.3 million.

    In connection with the Restructuring Plan, the Company decided to discontinue its transportation of ammonia from Louisiana to its phosphate operations in Florida. This decision was based on current market conditions which secured the availability of ammonia to the Company and which made the high-cost transportation of ammonia from Louisiana to Florida unnecessary. As a result, the Company recorded a charge of $13.2 million for the net present value of costs associated with permanently idling leased equipment used in the transportation of ammonia from Louisiana.

    Employee headcount reductions
    As part of the Restructuring Plan, headcount reductions were implemented at the Phosphates, Feed Ingredients, Salt and Kalium operations, as well as at the Company's corporate headquarters. Certain of these reductions were a result of the closing and/or exiting of production operations, as discussed above. To facilitate headcount reductions, the Company offered a voluntary retirement program for eligible employees. In addition, certain involuntary eliminations of positions, which were communicated prior to December 31, 1998, were necessary in order to achieve desired staffing levels. A total of 185 employees accepted the voluntary retirement plan by December 31, 1998, with 112 of those employees having left the Company as of that date. The remaining voluntarily terminated employees will leave the Company by June 1999. Additionally, a total of 454 employees were involuntarily terminated and had left the Company by the end of February 1999. Virtually all severance payments were disbursed subsequent to December 31, 1998.

    As a result of the employee terminations necessitated by the Restructuring Plan, settlement, curtailment and special termination charges of $19.7 million were recorded in accordance with SFAS No.
88. The related liabilities have been classified in Other noncurrent liabilities in the Company's Consolidated Balance Sheet. See Note 15, "Pension Plans and Other Benefits," of Notes to
    Consolidated Financial Statements.

    Inventories and spare parts of exited businesses
    Phosphates recorded charges of approximately $17.2 million to reduce the carrying value of finished goods inventories on-hand to net realizable value at December 31, 1998, as a result of the decision to exit certain businesses.

    The Restructuring Plan included a major reduction in production assets primarily used in the Phosphates business. The reduction was accomplished through the permanent shut-down of select mining facilities as well as a cut-back in concentrate facilities. Given the reduction in facilities and the resulting decrease in production, historical levels of spare parts inventory that had been maintained by the Company were no longer necessary or warranted. Therefore, the Company recorded a charge of $8.7 million for the write-off of spare parts inventory.

    Details of the restructuring charges were as follows:

    (In millions)

                                                 Activity
                                           -------------------
                               Restructuring                  Remaining
                                  Charges  Cash Paid  Non-cash  Accrual
                                  -------  ---------  --------  -------
    Asset impairments:
      Facilities closed prior
       to December 31, 1998      $  44.2    $    -    $  44.2   $    -
      Facilities to be closed
       in 1999                      31.8         -       31.8        -

    Non-employee exit costs:
      Demolition and closure
       costs                        33.6         -          -     33.6
      Idled leased transportation
       equipment                    13.2         -          -     13.2
      Other                          7.3       0.5        1.5      5.3

    Employee headcount reductions:
      Severance benefits            17.6       0.2          -     17.4
      Settlement, curtailment and
       special termination
       benefits                     19.7         -       19.7        -

    Inventories and spare parts
     of exited businesses:
      Finished goods inventories    17.2         -       17.2        -
      Spare parts inventories        8.7         -        8.7        -
                                 -------    ------    -------   ------
    Total                        $ 193.3    $  0.7    $ 123.1   $ 69.5
                                 =======    ======    =======   ======

    All restructuring charges have been recorded as a separate line item on the Consolidated Statement of Operations, except for the finished goods inventory write-down which was recorded in Cost of goods sold.

    Vigoro Merger
    In March 1996, the Company completed a merger with Vigoro that resulted in Vigoro becoming a subsidiary of the Company. Upon consummation of the Vigoro Merger, the Company issued approximately
    32.4 million shares of its common stock in exchange for all of the outstanding shares of Vigoro. The Vigoro Merger was structured to qualify as a tax-free reorganization for income tax purposes and was accounted for as a pooling of interests. Accordingly, the Company's financial statements for periods prior to the merger date have been restated to reflect the Vigoro Merger.

    In connection with the Vigoro Merger, the Company recorded charges totaling $20.2 million, primarily for consulting, legal and accounting services. Immediately following the Vigoro Merger, the Company adopted a plan to restructure its business operations into a decentralized organizational structure with five stand-alone business units. As a result, the Company recorded restructuring charges totaling $23.1 million. Of these amounts, $6.0 million has been included in discontinued operations. The charges consisted of $6.5 million for lease terminations resulting from office consolidations and $16.6 million for severance and related benefits from staff reductions resulting from the termination of approximately 120 employees, primarily middle management personnel, and other related actions. As of December 31, 1998, the following amounts were paid: (i) $20.2 million for charges relating to the Vigoro Merger; (ii) $6.4 million for lease terminations resulting from office consolidations; and (iii) $16.6 million relating to the termination of approximately 120 employees and other actions.

    In connection with the 1996 restructuring plan, the Company undertook a detailed review of its accounting records and valuation of various assets and liabilities. As a result, the Company recorded charges totaling $58.3 million ($55.3 million net of minority interest) comprised of: (i) $26.3 million ($23.3 million net of minority interest) to Cost of goods sold of which $17.5 million was primarily related to the write-off of certain idle plant facilities and other obsolete assets, $5.0 million for environmental matters and $3.8 million for other matters; (ii) $2.4 million of general and administrative expenses for the write-off of miscellaneous assets; (iii) $16.6 million to Other income and expense, net, to reduce certain long-term assets to net realizable value and other provisions; and (iv) $13.0 million to Minority interest for the transfer of 0.85 percent interest of IMC-Agrico

    Distributable Cash, as defined in the IMC-Agrico Company
    Partnership Agreement, from the Company to PLP. Of these amounts $7.7 million has been included in discontinued operations. As of December 31, 1998, $14.7 million has been paid and $31.1 million of non-cash write-offs were recorded.

4.  DISCONTINUED OPERATIONS

    In January 1999, the Company signed a definitive agreement to sell its AgriBusiness retail and wholesale distribution business unit. The Company anticipates the sale to be completed in the first quarter of 1999. The loss on disposal, net of income tax benefits of $21.1 million, is estimated to be $74.2 million and was recorded in the fourth quarter of 1998 in accordance with Accounting Principles Board (APB) Opinion No. 30, "Reporting the Results of Operations." The Consolidated Statement of Operations of the Company has been restated to report separately the operating results of AgriBusiness as discontinued operations. Interest expense has been allocated to discontinued operations based on the portion of the Company's short-term borrowing program that is specifically attributable to AgriBusiness and amounted to $13.2 million, $13.3 million and $13.1 million in 1998, 1997 and 1996, respectively.

    Income taxes associated with the discontinued operations of AgriBusiness were $2.9 million, $13.1 million and $8.4 million for 1998, 1997 and 1996, respectively. For 1998, 1997 and 1996,
    AgriBusiness' revenues were $787.0 million, $872.6 million and $797.7 million, respectively.

    For financial reporting purposes, the assets and liabilities of AgriBusiness, to be sold, net of the estimated loss on disposal, have been classified in the Consolidated Balance Sheet as Assets of discontinued operations held for sale as of December 31, 1998, as follows:

    Assets:
      Accounts receivable                              $   63.7
      Inventories                                         157.1
      Other current assets                                  0.5
      Property, plant and equipment, net                  130.4
      Other assets                                          6.0
                                                       --------
        Total assets                                      357.7

    Liabilities:
      Accounts payable                                     69.8
      Accrued liabilities                                  11.1
      Other noncurrent liabilities                          3.5
                                                       --------
        Total liabilities                                  84.4
                                                       --------
    Assets of discontinued operations held for sale    $  273.3
                                                       ========

5.  OTHER DIVESTITURES

    IMC Vigoro
    In June 1998, the Company completed the sale of its IMC Vigoro business unit which consisted primarily of consumer lawn and garden and professional products for $44.8 million in cash. In connection with this transaction, the Company recorded a non-recurring charge of approximately $14.0 million, $9.1 million after tax benefits, or $0.08 per share. Of the $14.0 million charge, $4.1 million was included in Cost of goods sold and $9.9 million was included in Selling, general and administrative expenses in the Consolidated Statement of Operations.

    IMC Chemicals
    In December 1998, the Company signed a definitive agreement to sell its Chemicals business unit with the Company retaining an ongoing minority economic interest. The sale is anticipated to close in the first quarter of 1999. Based on the terms of the sale agreement, the Company recorded a pretax charge of $44.1 million for the estimated loss on sale. This charge is included in Other income and expense, net in the Consolidated Statement of Operations.

    Chemicals was established concurrent with the Harris Acquisition (see Note 2, "Acquisitions") in April 1998. Net sales and operating earnings for Chemicals since the date of acquisition were $311.8 million and $21.9 million, respectively.

6.  MINORITY INTEREST

    Minority interest as included in the Consolidated Statement of Operations was $14.1 million, $124.4 million, and $185.7 million for 1998, 1997 and 1996, respectively. Prior to the FTX Merger, minority interest primarily consisted of PLP's 43.5 percent interest in IMC-Agrico. Subsequent to the FTX Merger, minority interest was largely comprised of the public unitholder interest in PLP (majority owned and consolidated by the Company since the FTX Merger), including an effective 21.1 percent minority interest in IMC-Agrico.

7.  EARNINGS PER SHARE

    The following table sets forth the computation of basic and diluted earnings per share:

                                               1998     1997     1996
                                               ----     ----     ----
    Basic earnings (loss) per share computation:
      Earnings from continuing operations     $ 57.1   $ 69.8   $121.7
      Total earnings (loss) from
       discontinued operations                 (69.1)    18.0     13.5
      Extraordinary item - debt retirement       3.0    (24.9)    (8.1)
                                              ------   ------   ------
      Net earnings (loss)                     $ (9.0)  $ 62.9   $127.1
                                              ======   ======   ======
      Basic weighted average common shares
       outstanding                             114.2     94.0     92.


    Basic per share amounts:
      Earnings per share from continuing
       operations                             $ 0.50   $ 0.74   $ 1.31
      Total earnings (loss) from discontinued
       operations                              (0.61)    0.19     0.15
      Extraordinary item - debt retirement      0.03    (0.26)   (0.09)
                                              ------   ------   ------
      Net earnings (loss) per share           $(0.08)  $ 0.67   $ 1.37
                                              ======   ======   ======
    Diluted earnings (loss) per share computation:
      Earnings from continuing operations     $ 57.1   $ 69.8   $121.7
      Total earnings (loss) from discontinued
       operations                              (69.1)    18.0     13.5
      Extraordinary item - debt retirement       3.0    (24.9)    (8.1)
                                              ------   ------   ------
      Net earnings (loss)                     $ (9.0)  $ 62.9   $127.1
                                              ======   ======   ======
      Basic weighted average common shares
       outstanding                             114.2     94.0     92.7
      Unexercised stock options                  0.6      0.7      1.1
      Convertible debt                             -        -      3.2
                                              ------   ------   ------
  Diluted weighted average common
       shares outstanding                      114.8     94.7     97.0
                                              ======   ======   ======

   Diluted per share amounts:
      Earnings per share from continuing
       operations                             $ 0.50   $ 0.74   $ 1.25
      Total earnings (loss) from discontinued
       operations                              (0.61)    0.19     0.14
      Extraordinary item - debt retirement      0.03    (0.26)   (0.08)
                                              ------   ------   ------
      Net earnings (loss) per share           $(0.08)  $ 0.67   $ 1.31
                                              ======   ======   ======

    Options to purchase approximately 4.6 million, 3.1 million and 0.8 million shares of common stock were outstanding at December 31, 1998, 1997 and 1996, respectively, but were not included in the computation of diluted earnings per share because the exercise price was greater than the average market price of the common shares and, therefore, the effect would be antidilutive.

    Additionally, warrants to purchase approximately 8.4 million shares of common stock were outstanding at December 31, 1998 and 1997 but were not included in the computation of diluted earnings per share for the same reason as the options noted above. See Note 2, "Acquisitions."

8.  RECEIVABLES

    Accounts receivable as of December 31 were as follows:

                                     1998         1997
                                     ----         ----
    Trade                          $ 349.4      $ 270.8
    Non-trade                         78.5         53.8
                                   -------      -------
                                     427.9        324.6
    Less:
      Allowances                       6.4          7.5
      Receivable interests sold          -         29.0
                                   -------      -------
    Receivables, net               $ 421.5      $ 288.1
                                   =======      =======

    The carrying value of accounts receivable was equal to the estimated fair value of such assets due to their short maturity.

    Under an agreement with a financial institution, IMC-Agrico L.L.C., a special-purpose limited liability company of which IMC-Agrico is the sole equity owner, had transferred, on an ongoing basis, an undivided percentage interest in a designated pool of receivables, subject to limited recourse provisions related to the receivables generated from export transactions, in an amount not to exceed $65.0 million. This agreement expired in August 1998. As of December 31, 1997, IMC-Agrico L.L.C. had transferred a total of $61.5 million of such receivable interests, of which $32.5 million did not meet the criteria to be accounted for as a sale under SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." As a result, short-term debt of $32.5 million was recorded in the Consolidated Balance Sheet as of December 31, 1997. Related costs, primarily from discount fees, totaled $2.0 million, $3.3 million and $3.6 million in 1998, 1997 and 1996, respectively.

9.  INVENTORIES

    Inventories as of December 31 were as follows:

                                             1998       1997
                                             ----       ----
    Products (principally finished)        $ 468.2    $ 499.7
    Operating materials and supplies         136.3      109.9
                                           -------    -------
                                             604.5      609.6
    Less: Inventory allowances                23.9       16.8
                                           -------    -------
      Inventories, net                     $ 580.6    $ 592.8
                                           =======    =======

10. PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment as of December 31 were as follows:

                                              1998       1997
                                              ----       ----

    Land                                    $  104.6   $  121.3
    Mineral properties and rights            1,431.7      713.4
    Buildings and leasehold improvements       615.9      481.2
    Machinery and equipment                  3,520.8    2,958.0
    Construction-in-progress                   244.4      188.2
                                            --------   --------
                                             5,917.4    4,462.1
    Accumulated depreciation and depletion  (2,220.0)  (1,956.1)
                                            --------   --------
      Property, plant and equipment, net    $3,697.4   $2,506.0
                                            ========   ========

    The increase in Property, plant and equipment was a result of the Harris Acquisition. See Note 2, "Acquisitions." As of December 31, 1998, idle facilities of the Company included one phosphate rock mine and two concentrated phosphate plants, all of which will remain closed subject to improved market conditions. The net book value of these facilities totaled $72.1 million. In the opinion of management, the net book value of the Company's idle facilities is not in excess of net realizable value. Subsequent to December 31, 1998, the Company idled a second phosphate rock mine and resumed production at a concentrated phosphate plant.

11. OTHER ASSETS

    Other assets as of December 31 were as follows:

                           1998          1997
	                      ----          ----
    Goodwill            $ 1,064.2     $   839.7
    Other                   212.7         266.0
                        ---------     ---------
      Other assets      $ 1,276.9     $ 1,105.7
                        =========     =========

    The increase in Other assets was primarily due to the goodwill recorded in conjunction for the Harris Acquisition. See Note 2, "Acquisitions."

12. ACCRUED LIABILITIES

    Accrued liabilities as of December 31 were as follows:

                                      1998        1997
                                      ----        ----
    Salaries, wages and bonuses     $  62.5     $  35.3
    Interest                           47.1        14.4
    Restructuring                      36.7        13.0
    Legal reserve                         -        40.8
    Other                              94.6       127.4
                                    -------     -------
      Accrued liabilities           $ 240.9     $ 230.9
                                    =======     =======

    The decrease in the legal reserve in 1998 relates to the payment of previously settled litigation matters. See Note 3, "Non-Recurring Charges," for detail relating to the restructuring reserve.

13. FINANCING ARRANGEMENTS

    Total indebtedness as of December 31, 1998 was approximately $3.0 billion, a $1.6 billion increase from total indebtedness as of December 31, 1997 of $1.4 billion. The primary reason for this increased indebtedness was the Harris Acquisition. See Note 2, "Acquisitions."

    Short-term borrowings were $397.0 million and $179.7 million as of December 31, 1998 and 1997, respectively, which primarily consisted of commercial paper, revolving credit facilities, vendor financing arrangements and the portion of the sale of receivables classified as short-term debt as of December 31, 1997, as required by SFAS No.
    125. The weighted average interest rate on short-term borrowings was 6.1 percent and 6.0 percent for 1998 and 1997, respectively.

    Long-term debt as of December 31 consisted of the following:

                                                 1998        1997
                                                 ----        ----
    Notes and debentures due 2001-2018,
     with interest rates ranging from
     6.50% to 7.625%                           $1,700.0   $  300.0
    Corporate commercial paper                    596.9          -
    Industrial revenue bonds, maturing
     through 2022, with interest rates
     ranging from 3.50% to 7.525%                  92.8      102.1
    Revolving credit facilities,
     variable rates                                66.8      655.0
    Other debt                                    193.5      187.3
                                               --------   --------
                                                2,650.0    1,244.4
    Less: current maturities                       11.3        9.2
                                               --------   --------
    Total long-term debt, less current
     maturities                                $2,638.7   $1,235.2
                                               ========   ========

    A portion of outstanding commercial paper is classified as long-term since it is supported by a long-term bank facility.

    As part of a general debt restructuring subsequent to the Harris Acquisition, the Company issued approximately $1.1 billion of long-term notes and debentures with effective interest rates ranging from 6.50 percent to 7.625 percent with maturities from 2001 through 2018. The debt restructuring reduced the Company's short-term borrowings, primarily commercial paper, and retired the higher rate debt assumed as part of the Harris Acquisition.

    Also in conjunction with the Harris Acquisition, the Company arranged a $1.0 billion bridge credit facility (Bridge Facility). The Bridge Facility is a 364-day, floating rate facility maturing in March 1999. In December 1998, the Bridge Facility was amended to reduce the amount available under the facility from $1.0 billion to $500.0 million. Commitment fees associated with the Bridge Facility are 15.0 basis points. The Company is currently negotiating an extension of this facility at a reduced amount.

    Also in December 1998, the Company renewed and amended its $350.0 million short-term credit facility maturing in December 1999, and amended its $650.0 million long-term credit facility maturing in December 2002, (collectively with the Bridge Facility, the Credit
    Facilities).   Commitment fees associated with the short-term and
    long-term facilities are 10.0 basis points and 11.0 basis points, respectively. The amount available for borrowing under the Credit Facilities is reduced by the balance of outstanding commercial paper, letters of credit and guarantees. As of December 31, 1998, the Company had a total of $977.6 million of commercial paper outstanding and $1.5 billion of commercial paper backup facilities. Net available borrowings, under the Credit Facilities, as of December 31, 1998 were $442.0 million. Outstanding letters of credit as of December 31, 1998 totaled $53.1 million. These Credit Facilities contain provisions which: (i) restrict the Company's ability to dispose of a substantial portion of its consolidated assets; (ii) limit the creation of additional liens on the Company's and its subsidiaries' assets; and (iii) limit the Company's subsidiaries' incurrence of debt. These Credit Facilities also contain a leverage ratio test and other covenants.

    The Company, through various subsidiaries, also maintains the following credit facilities: (i) a $100.0 million, five-year revolving credit facility maturing in December 2002 (Canadian Facility); (ii) a 50.0 million Australian Dollar, two-year revolving credit facility maturing in September 2000 and a 25.0 million Australian Dollar, five-year term loan facility maturing in September 2003 (Australian Facilities); and (iii) a 45.0 million Pound Sterling, five-year revolving credit facility maturing in December 2003 (European Facility). As of December 31, 1998, $66.8 million was outstanding under the European Facility while there were no outstanding obligations under either the Canadian Facility or the Australian Facilities. Commitment fees associated with the Canadian Facility, the Australian Facilities and the European Facility are 11.0 basis points, 30.0 basis points and 30.0 basis points, respectively.

    The Company currently guarantees the payment of $75.0 million principal amount of industrial revenue bonds due 2015 issued by the Florida Polk County Industrial Development Authority (Polk County Bonds). As a result of the FTX Merger, the Company is not in technical compliance with one covenant in such guarantee. The Company has notified the Bank of New York, trustee for holders of the Polk County Bonds, regarding the issue. The holders of the Polk County Bonds have not sought to accelerate the Polk County
    Bonds or requested that any other action be taken. Because solicitation of a unanimous waiver of the technical default is impractical, the Company currently intends to take no action. The Company does not believe that any acceleration, redemption or refinancing of the Polk County Bonds would have a material adverse effect on the Company and its subsidiaries, taken as a whole because the Company believes it would be able to repay the Polk County Bonds from available sources of liquidity.

    As of December 31, 1998, the estimated fair value of long-term debt described above was approximately the same as the carrying amount of such debt in the Consolidated Balance Sheet. The fair value was calculated in accordance with the requirements of SFAS No. 107, "Disclosures of Fair Value of Financial Instruments," and was estimated by discounting the future cash flows using rates currently available to the Company for debt instruments with similar terms and remaining maturities.

    Extraordinary income of $3.0 million in 1998 and extraordinary charges of $24.9 million and $8.1 million in 1997 and 1996, respectively, related to the early extinguishment of debt.

    Cash interest payments were $145.4 million, $56.8 million and $68.3 million for 1998, 1997 and 1996, respectively.

    Scheduled maturities, excluding commercial paper borrowings and the revolving credit facilities, are as follows:

              1999               $   27.6
              2000                   41.8
              2001                  212.0
              2002                  314.0
              2003 and beyond     1,407.2


14. OTHER NONCURRENT LIABILITIES

    Other noncurrent liabilities as of December 31 were as follows:

                                       1998         1997
                                       ----         ----
    Employee and retiree benefits    $ 234.7      $ 231.0
    Environmental                      114.3        105.8
    Restructuring                       44.6         13.3
    Deferred gain                       36.0         36.8
    Other                               56.5         53.3
                                     -------      -------
      Noncurrent liabilities         $ 486.1      $ 440.2
                                     =======      =======

    See Note 3, "Non-Recurring Charges," for more detail on the restructuring reserve.

15. PENSION PLANS AND OTHER BENEFITS

    The Company has non-contributory pension plans for a majority of its employees. Benefits are based on a combination of years of service and compensation levels, depending on the plan. Generally, contributions to the United States plans are made to meet minimum funding requirements of the Employee Retirement Income Security Act of 1974, while contributions to Canadian plans are made in accordance with Pension Benefits Acts, instituted by the provinces of Saskatchewan and Ontario. Employees in the United States and Canada whose pension benefits exceed Internal Revenue Code and Revenue Canada limitations, respectively, are covered by supplementary non-qualified, unfunded pension plans.

    The plans' assets consist mainly of corporate equity, United States government securities, corporate debt securities and units of participation in a collective short-term investment fund.

    Effective January 1, 1998, the Company transitioned from a defined benefit pension plan to a defined contribution plan for certain employees who elected to do so (Transition). The Company accounted for the Transition in accordance with SFAS No. 88. The impact of the curtailment as a result of the Transition was not material.

    The Company also provides certain health care benefit plans for certain retired employees. The plans may be either contributory or non-contributory and contain certain other cost-sharing features such as deductibles and coinsurance. The plans are unfunded. Employees are not vested and such benefits are subject to change.

    The Company has adopted SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," effective December 31, 1998. The new standard does not change the measurement or recognition of costs for pension or other postretirement plans. It standardizes disclosures and eliminates those that are no longer useful.

    The following tables, prepared in accordance with the new standard, set forth pension and postretirement obligations and plan assets for the Company's defined benefit plans, based on a September 30 measurement date, as of December 31:

                                   Pension Benefits   Other Benefits
                                   ----------------   --------------
                                     1998     1997     1998     1997
                                     ----     ----     ----     ----
    Change in benefit obligation:
    Benefit obligation as of
     January 1                     $ 391.8  $ 233.8  $ 175.3  $  71.8
    Service cost                      10.6     13.0      2.6      1.9
    Interest cost                     27.5     18.3     11.0      5.3
    Plan amendment                     6.1      2.9      4.1        -
    Effect of settlements            (31.0)       -        -        -
    Actuarial loss                    41.3      0.7     17.2      2.0
    Benefits paid                    (48.1)   (13.6)    (9.1)    (2.3)
    Acquisitions                      36.4    136.7        -     96.6
    Other                             (1.2)       -     (3.3)       -
    Curtailments                      (7.0)       -        -        -
                                   -------  -------  -------  -------


    Benefit obligation as of
     December 31                   $ 426.4  $ 391.8  $ 197.8  $ 175.3
                                   =======  =======  =======  =======
    Change in plan assets:
    Fair value as of January 1     $ 380.8  $ 190.2  $     -  $     -
    Actual return                      0.5     29.5        -        -
    Company contribution              37.5     11.2      9.1      2.3
    Effect of settlements            (57.9)       -        -        -
    Acquisitions                      38.1    154.5        -        -
    Asset transfer                       -      9.0        -        -
    Benefits paid                    (48.1)   (13.6)    (9.1)    (2.3)
                                   -------  -------  -------  -------
    Fair value as of December 31   $ 350.9  $ 380.8  $     -  $     -
                                   =======  =======  =======  =======

    Funded status of the plan      $ (75.5) $ (11.0) $(197.8) $(175.3)
    Unrecognized net (gain) loss      74.5      1.5      7.4    (11.2)
    Unrecognized transition
     liability (asset)                20.7     (1.3)    (1.6)    (1.7)
    Unrecognized prior service cost   (0.5)    17.0     (5.3)   (10.2)
                                   -------  -------  -------  -------
    Prepaid (accrued) benefit cost $  19.2  $   6.2  $(197.3) $(198.4)

    Amounts recognized in the consolidated balance sheet:
    Prepaid benefit cost           $  69.7  $  63.1  $  17.1  $  17.9
    Accrued benefit liability        (64.8)   (64.8)  (214.4)  (216.3)
    Intangible asset                  14.3      7.9        -        -
                                   -------  -------  -------  -------
    Total recognized               $  19.2  $   6.2  $(197.3) $(198.4)
                                   =======  =======  =======  =======

    The acquisition amounts relate to pension and postretirement liabilities and assets assumed in conjunction with the Harris Acquisition in April 1998, and the FTX Merger which occurred in
    December 1997.   See Note 2, "Acquisitions" and Note 3, "Non-
    Recurring Charges."

    Amounts applicable to the Company's pension plan with accumulated benefit obligations in excess of plan assets are as follows:

                                        1998        1997
                                        ----        ----
    Projected benefit obligation      $  191.4    $  113.6
    Accumulated benefit obligation    $  147.0    $   81.3
    Fair value of plan assets         $   96.3    $   35.3


                                   Pension Benefits   Other Benefits
                                   ----------------   --------------
                                     1998    1997      1998    1997
                                     ----    ----      ----    ----
    Actuarial assumptions:
    Discount rate                    7.0%    7.5%      7.0%    7.5%
    Expected return on plan assets   9.9%    9.6%        -       -
    Rate of compensation increase    5.0%    5.1%        -       -


    For measurement purposes, a 7.4 percent annual rate of increase in the per capita cost of covered pre-65 health care benefits was assumed for 1998 decreasing gradually to 4.7 percent in 2004 and thereafter; and a 7.5 percent annual rate of increase in the per capita cost of covered post-65 health care benefits was assumed for 1998 decreasing gradually to 5.0 percent in 2004.

    The components of net pension and other benefits expense were:

                             Pension Benefits      Other Benefits
                            ------------------   ------------------
                            1998   1997   1996   1998   1997   1996
                            ----   ----   ----   ----   ----   ----
    Service cost for
     benefits earned
     during the year       $ 10.6 $ 13.0 $ 13.5 $  2.6 $  1.9 $  1.7
    Interest cost on
     projected benefit
     obligation              27.5   18.3   16.8   11.0    5.3    5.2
    Return on plan assets   (33.5) (18.1) (16.8)     -      -      -
    Net amortization and
     deferral                 2.8    2.8    2.6   (1.4)  (1.8)  (1.8)
    Curtailments and
     settlements             19.4    2.8      -    0.5      -      -
                           ------ ------ ------ ------ ------ ------
    Net pension and other
     benefits expense      $ 26.8 $ 18.8 $ 16.1 $ 12.7 $  5.4 $  5.1
                           ====== ====== ====== ====== ====== ======

    The curtailment and settlement charges included in the tables above were primarily recorded as part of the Restructuring Charge. See
    Note 3, "Non-Recurring Charges."

    The assumed health care cost trend rate has a significant effect on the amounts reported. A one-percentage-point change in the assumed health care cost trend rate would have the following effects:

                                  One Percentage      One Percentage
                                  Point Increase      Point Decrease
		                        --------------      --------------
    Effect on total service and
     interest cost components         $ 0.7              $ (0.6)
    Effect on postretirement
     benefit obligation               $10.8              $(10.2)


    The Company also has defined contribution pension and 401K investment savings plans (Plans) for certain of its employees in the United States and Canada. Under each of the Plans, participants are permitted to defer a portion of their compensation. Company contributions to the Plans are based on a percentage of employee contributions. In 1998, the Company added a profit sharing feature to the Plans for salaried and non-union hourly employees as a replacement for traditional pension plans. The Company contribution is based on the employee's age and pay and the Company's financial performance. The expense attributable to these plans was $18.1 million, $8.5 million and $6.4 million in 1998, 1997 and 1996, respectively.

    In addition, the Company provides benefits such as workers' compensation and disability to certain former or inactive employees after employment but before retirement.

16. INCOME TAXES

    Two of the Company's three potash operations that are subject to Canadian taxes, IMC Kalium Canada Ltd. and IMC Central Canada
    Potash Inc., are included in the consolidated United States federal income tax return filed by the Company.

    Deferred income taxes reflect the net tax effects of temporary differences between the amounts of assets and liabilities for accounting purposes and the amounts used for income tax purposes.

    Significant components of the Company's deferred tax liabilities and assets as of December 31 were as follows:

                                                   1998       1997
                                                   ----       ----
    Deferred tax liabilities:
      Property, plant and equipment              $ 824.2    $ 433.4
      Other liabilities                            132.1      114.8
                                                 -------    -------
        Total deferred tax liabilities             956.3      548.2


    Deferred tax assets:
      Alternative minimum tax credit
       carryforwards                               137.4      124.4
      Net operating loss carryforward               96.7          -
      Postretirement and postemployment benefits    45.8       43.1
      Foreign tax credit carryforward               24.6       30.6
      Sterlington litigation settlement                -       22.4
      Reclamation and decommissioning accruals      22.3       23.8
      Sale of AgriBusiness business unit            20.0          -
      Restructuring charges                         58.1        9.5
      Purchase accounting adjustments related
       to Harris Acquisition                        28.2          -
      Other assets                                 107.8       61.4
                                                 -------    -------
        Subtotal                                   540.9      315.2
      Valuation allowance                           60.1       37.3
                                                 -------    -------
        Total deferred tax assets                  480.8      277.9
                                                 -------    -------
        Net deferred tax liabilities             $ 475.5    $ 270.3
                                                 =======    =======

    As of December 31, 1998, the Company had alternative minimum tax credit carryforwards of approximately $137.4 million, net operating loss carryforwards in the amount of $229.6 million, foreign tax credit carryforwards in the amount of $24.6 million, investment tax credit and other general business credit carryforwards in the amount of $10.7 million, and a carryover of charitable contributions in the amount of $17.8 million.

    The alternative minimum tax credit carryforwards can be carried forward indefinitely. The net operating loss carryforwards have expiration dates ranging from 2005 through 2013. The foreign tax credit carryforward will expire in 2001 to the extent it remains unutilized. The investment tax credit and other general business credit carryforwards have expiration dates ranging from 1999 through 2008. The charitable contributions carryover has expiration dates ranging from 1999 through 2001.

    Due to the uncertainty of the realization of certain tax carryforwards, the Company has established a valuation allowance against these carryforward benefits in the amount of $60.1 million.

    Some of these carryforward benefits may be subject to limitations imposed by the Internal Revenue Code. Except to the extent that valuation allowances have been established, the Company believes these limitations will not prevent the carryforward benefits from being realized.

    The provision for income taxes from continuing operations for the years ended December 31 consisted of the following:

                                1998         1997          1996
                                ----         ----          ----
    Current:
    Federal                   $  27.9      $  11.9       $  42.0
    State and local               1.9          3.7           2.2
    Foreign                      43.1         48.3          12.0
                              -------      -------       -------
                                 72.9         63.9          56.2

    Deferred:
    Federal                     (20.7)       (37.0)          3.3
    State and local              (2.9)        (8.4)          0.7
    Foreign                      35.2         11.9          21.1
                              -------      -------       -------
                                 11.6        (33.5)         25.1
                              -------      -------       -------
                              $  84.5      $  30.4       $  81.3
                              =======      =======       =======

    The components of earnings from continuing operations including non-recurring items and before income taxes and extraordinary items and the effects of significant adjustments to tax computed at the federal statutory rate were as follows:

                                              1998     1997     1996
                                              ----     ----     ----
    Domestic earnings                        $(18.0)  $ (5.0)  $151.7
    Foreign earnings                          159.6    105.2     51.3
                                             ------   ------   ------
    Earnings from continuing operations
     before income taxes
     and extraordinary item                  $141.6   $100.2   $203.0
                                             ======   ======   ======
    Computed tax at the federal statutory
     rate of 35%                             $ 49.6   $ 35.1   $ 70.9
    Foreign income and withholding taxes       40.9      4.9     11.3
    Percentage depletion in excess of basis   (26.6)    (9.5)    (9.0)
    Vigoro Merger expenses not deductible
      for tax purposes                            -        -      7.1
    State income taxes, net of federal
     income tax benefit                        (0.7)    (3.0)     1.9
    Benefit of foreign sales corporation       (4.4)    (5.6)    (3.9)
    Amortization of goodwill                    9.1        -        -
    Sale of Chemicals                          16.8        -        -
    Other items (none in excess of 5% of
     computed tax)                             (0.2)     8.5      3.0
                                             ------   ------   ------
    Provision for income taxes               $ 84.5   $ 30.4   $ 81.3
                                             ======   ======   ======
    Effective tax rate                        59.6%    30.3%    40.0%
                                              =====    =====    =====

    The following supplemental information presents earnings from continuing operations before income taxes and non-recurring charges and the related reconciliation of the effective income tax rate before the impact of such non-recurring charges:

                                             1998      1997      1996
                                             ----      ----      ----
    Domestic earnings                      $ 203.6   $ 178.7   $ 236.6
    Foreign earnings                         159.6     105.2      51.3
                                           -------   -------   -------
    Earnings from continuing operations
     before income taxes and non-recurring
     and extraordinary items                 363.2     283.9     287.9
                                           -------   -------   -------
    Computed tax at the federal statutory
     rate of 35%                             127.1      99.4     100.8
    Foreign income and withholding taxes      41.2       4.9      11.3
    Percentage depletion in excess of basis  (26.6)     (9.5)     (9.0)
    State income taxes, net of federal
     income tax benefit                        6.0       4.0       4.4
    Benefit of foreign sales corporation      (4.4)     (5.6)     (3.9)
    Amortization of goodwill                   9.1         -         -
    Other items (none in excess of 5% of
     computed tax)                           (18.3)      8.7       2.7
                                           -------   -------   -------
    Provision for income taxes             $ 134.1   $ 101.9   $ 106.3
                                           =======   =======   =======
    Effective tax rate                       36.9%     35.9%     36.9%
                                             =====     =====     =====

    United States income and foreign withholding taxes are provided on the earnings of foreign subsidiaries that are expected to be remitted to the extent that taxes on the distribution of such earnings would not be offset by foreign tax credits. The Company has no present intention of remitting undistributed earnings of foreign subsidiaries aggregating $228.9 million as of December 31, 1998, and, accordingly, no deferred tax liability has been established relative to these earnings. If these amounts were not considered permanently reinvested, a deferred tax liability of $40.2 million would have been required.

    Income taxes paid, net of refunds received, were $84.9 million, $51.6 million and $73.8 million for 1998, 1997 and 1996, respectively.

17. CAPITAL STOCK

    Changes in the number of shares of common stock issued and in treasury were as follows:

                                                1998          1997
                                                ----          ----
    Common stock issued:
     Balance, beginning of year             124,668,286    101,639,885
     Common stock issued                         10,033     22,737,681
     Stock options exercised                    394,492        290,720
                                            -----------    -----------
     Balance, end of year                   125,072,811    124,668,286

    Treasury common stock:
     Balance, beginning of year              10,691,520      5,545,884
     Common stock issued                              -       (211,364)
     Restricted stock awards                    (53,000)             -
     Purchases                                  100,000      5,357,000
                                            -----------    -----------
     Balance, end of year                    10,738,520     10,691,520
                                            -----------    -----------
    Common stock outstanding, end of year   114,334,291    113,976,766
                                            ===========    ===========

    In connection with the FTX Merger, each share of common stock of FTX was exchanged for 0.90 share of the Company's common stock plus one-third of a warrant, with each whole warrant entitling the holder to purchase one share of the Company's common stock for $44.50 per share. As a result of the FTX Merger, 22.7 million shares were issued at an average market price of $32.28 per share. In addition, approximately 8.4 million warrants were issued, which are publicly traded on the New York Stock Exchange and will expire on the third anniversary of the FTX Merger. These warrants were valued at $3.56 per warrant and are convertible into approximately
    8.4 million shares of common stock.  See Note 2, "Acquisitions."

    Pursuant to a Shareholder Rights Plan adopted by the Company in June 1989, a dividend of one preferred stock purchase right (Right) for each outstanding share of common stock of the Company was issued on July 12, 1989, to stockholders of record on that date. Under certain conditions, each Right may be exercised to purchase one two-hundredth of a share of Junior Participating Preferred Stock, Series C, par value $1 per share, at a price of $75, subject to adjustment. This preferred stock is designed to participate in dividends and vote on essentially equivalent terms with a whole share of common stock. The Rights generally become exercisable apart from the common stock only if a person or group acquires 15 percent or more of the outstanding common stock or makes a tender offer for 15 percent or more of the outstanding common stock. Upon the acquisition by a person or group of 15 percent or more of the common stock, each Right will entitle the holder to purchase, at the then-current exercise price of the Right, a number of shares of common stock having a market value at that time of twice the exercise price. The Rights may be redeemed at a price of $0.005 per Right under certain circumstances prior to their expiration on June 21, 1999. No event during 1998 made the Rights exercisable.

18. STOCK PLANS

    The Company has various stock option plans (Stock Plans) under which it may grant non-qualified stock options, stock appreciation rights (SARs) and restricted stock awards to officers and key managers of the Company, accounted for under APB Opinion No. 25, "Accounting for Stock Issued to Employees." The Company also has a non-qualified stock option plan for non-employee directors. The Stock Plans, as amended, provide for the issuance of a maximum of
    10.6 million shares of common stock of the Company which may be authorized but unissued shares or treasury shares.

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

    In conjunction with the FTX Merger, outstanding FTX stock options for officers and key managers were converted into options of the Company to acquire approximately 1.4 million Company shares at a weighted average exercise price of $25.02 per share. Outstanding FTX stock options for non-employee directors of FTX were converted into options of the Company to acquire approximately 0.1 million Company shares at a weighted average exercise price of $18.50 per share. Additionally, FTX SARs and stock incentive units (SIUs) were converted into approximately 0.1 million Company SARs and approximately 0.2 million Company SIUs based on the Company's common stock at weighted average exercise prices of $15.63 and $24.44 per share, respectively. Due to change of control provisions, all converted FTX options, SARs and SIUs were considered fully vested at the date of the FTX Merger. See Note 2, "Acquisitions."

    At the Company's 1996 Annual Meeting, the stockholders approved the 1996 long-term incentive plan which replaced a predecessor plan. The new plan became effective in October 1996. Under the plan, officers and key managers may be awarded stock and/or cash upon achievement of specified objectives over a three-year period ending December 31, 1999. Final payouts are made at the discretion of the Compensation Committee of the Company's Board of Directors whose members are not participants in the plan. Approximately $7.5 million, $8.6 million and $4.4 million were charged to earnings in 1998, 1997 and 1996, respectively, for performance awards earned for the relevant three-year period under the 1996 long-term incentive plan.

    Excluding the SARs and SIUs converted in conjunction with the FTX Merger discussed above, there were no SARs granted in 1998, 1997 or 1996. For the SARs, a total of 69,357 shares, 8,525 shares and 26,775 shares were exercised in 1998, 1997 and 1996, respectively. For the SIUs, a total of 49,663 shares were exercised in 1998. There were no exercises during 1997 or 1996, as SIUs did not exist at the Company prior to the FTX Merger. When exercised, all SARs and SIUs are settled with cash payments to employees.

    The following table summarizes stock option activity:

                               1998               1997                1996
                        -----------------   ----------------    -----------------
                                 Weighted            Weighted            Weighted
                                  Average             Average             Average
                                 Exercise            Exercise            Exercise
                        Shares     Price    Shares     Price     Shares    Price
                        ------     -----    ------     -----     ------    -----
    Outstanding at
      January 1       5,972,350  $  29.05  3,805,519  $ 27.33  3,816,654  $ 22.98
        Granted       2,008,245     28.61  1,222,219    37.63    841,500    40.78
        Exercised       350,966     18.12    297,162    18.88    670,727    19.02
       Cancelled        274,813     33.28    161,419    36.68    181,908    29.13
       Converted FTX
        options               -         -  1,403,193    25.02          -        -
                      ---------  --------  ---------  -------  ---------   ------

    Outstanding at
     December 31      7,354,816  $  29.30  5,972,350  $ 29.05  3,805,519  $ 27.33
                      =========  ========  =========  =======  =========  =======
    Exercisable at
     December 31      4,530,065  $  27.91  4,216,057  $ 25.26  2,294,731  $ 21.92

    Available for
     future grant
     at December 31     574,338            2,307,770           3,368,570


    Data related to significant option ranges, weighted average exercise prices and contract lives as of December 31, 1998 follows:

                                 Options Outstanding       Options Exercisable
                        ---------------------------------  -------------------
                                     Weighted
                                      Average   Weighted             Weighted
                                     Remaining   Average              Average
         Range of         Number    Contractual Exercise    Number   Exercise
      Exercise Prices   of Options      Life      Price    Of Options   Price
     ----------------   ----------  ------------ --------  ---------- --------
    $10.17 to 16.50     413,862   4 years   $ 16.07     413,862  $16.07
    $16.51 to 24.16   1,718,189   4 years     19.34   1,210,189   19.82
    $24.17 to 37.13   2,925,198   4 years     29.59   1,700,964   28.60
    $37.14 to 40.88   2,297,567   7 years     38.75   1,205,050   39.14
                      ---------                       ---------
    $10.17 to 40.88   7,354,816   5 years   $ 29.30   4,530,065  $27.91
                      =========                       =========

    The assumption regarding the stock options contractual life was that 100 percent of such options vested in the first year after issuance rather than ratably according to the applicable vesting period as provided by the terms of the grants.

    If the Company's stock option plans' compensation cost had been determined based on the fair value at the grant date for awards beginning in 1995, consistent with the provisions of SFAS No. 123 "Accounting for Stock-Based Compensation," the Company's net earnings and earnings per share would have been reduced to the following pro forma amounts:

                                      1998       1997        1996
                                      ----       ----        ----
    Net earnings (loss):
     As reported                    $  (9.0)   $  62.9     $ 127.1
     Pro forma                        (16.5)      51.4       123.6

    Net earnings (loss) per share:
     Basic                          $ (0.08)   $  0.67      $ 1.37
     Pro forma-basic                  (0.14)      0.55        1.33
     Diluted                          (0.08)      0.67        1.31
     Pro forma-diluted                (0.14)      0.54        1.27


    For the pro forma disclosures, the estimated fair value of the options is amortized to expense over their expected six-year life. These pro forma amounts are not indicative of anticipated future disclosures because SFAS No. 123 does not apply to grants before 1995.

    Weighted average fair values of options as of their grant date during 1998, 1997 and 1996 were $9.82, $12.74 and $14.61, respectively. The fair value of these options was estimated at the date of grant using the Black Scholes option pricing model using the following weighted average assumptions:

                                              1998     1997     1996
                                              ----     ----     ----
    Expected dividend yield                    0.90%    0.85%    0.85%
    Expected stock price volatility            29.1%    25.0%    26.0%
    Risk-free interest rate
     (7 year government)                        4.7%     5.8%     6.3%
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

19. COMMITMENTS

    The Company purchases natural gas, ammonia, electricity and coal from third parties under contracts extending, in some cases, for multiple years. Purchases under these contracts are generally based on prevailing market prices. These contracts generally range from one to four years. The Company has entered into a third-party sulphur purchase commitment, the term of which is indeterminable. Therefore, the dollar value of the sulphur commitments has been excluded from the schedule below after the year 2003.

    The Company leases plants, warehouses, terminals, office facilities, railcars and various types of equipment under operating and capital leases. Lease terms generally range from three to five years, although some leases have longer terms.

    A schedule of future minimum long-term purchase commitments and minimum lease payments under non-cancelable operating and capital leases as of December 31, 1998 follows:

                                       Purchase  Operating  Capital
                                      Commitments  Leases    Leases
                                      -----------  ------    ------
    1999                               $  410.1   $  37.6   $   5.8
    2000                                  228.7      32.9       3.8
    2001                                  203.9      30.6       2.6
    2002                                  172.8      23.5       0.5
    2003                                  173.0      22.6       0.5
    Subsequent years                      126.5     135.1       1.1
                                       --------   -------   -------
                                       $1,315.0   $ 282.3   $  14.3
                                       ========   =======
    Less: Amount representing interest                          1.7
                                                            -------
    Present value of minimum capital
     lease payments                                         $  12.6
                                                            =======

    Assets recorded under capital leases are included in machinery and equipment in Property, plant and equipment, net in the Company's Consolidated Balance Sheet and were $21.6 million at December 31, 1998. Capital leases for 1997 were not significant to the Company.

    Rental expense for 1998, 1997 and 1996 amounted to $54.5 million, $35.0 million and $31.5 million, respectively.

    International Minerals & Chemical (Canada) Global Limited is committed under a service agreement with Potash Corporation of Saskatchewan Inc. (PCS) to produce annually from mineral reserves specified quantities of potash for a fixed fee plus a pro rata share of total production and capital costs at the potash mines located at Esterhazy, Saskatchewan. The agreement extends through June 30, 2001 and is renewable at the option of PCS for five additional five-year periods. Potash produced for PCS amounts to an annual minimum of approximately 0.5 million tons, but no more than approximately 1.1 million tons. During 1998, production of potash for PCS amounted to 598,359 tons, or 16 percent of the Esterhazy mine's total tons produced.

    In conjunction with the FTX Merger, the Company, through its interest in PLP, participates in the Exploration Program. In accordance with the Exploration Program, PLP, MMR and the Investor fund 56.4 percent, 37.6 percent and 6.0 percent, respectively, of the exploration costs. As of December 31, 1998, PLP's total exploration spending-to-date was approximately $70.0 million. All revenue and other costs are allocated 47.0 percent to PLP, 48.0 percent to MMR and 5.0 percent to the Investor.

    In November 1998, Phosphate Chemicals Export Association, Inc. (PhosChem), of which the Company's IMC-Agrico joint venture is a member, reached a two-year agreement through the year 2000 to supply DAP to the China National Chemicals Import and Export Corporation (Sinochem). This agreement provides Sinochem with an option to extend the agreement to December 31, 2002. Sinochem is a state company with government authority for the import of fertilizers into China. Under the contract's terms, Sinochem will receive monthly shipments at prices reflecting the market at the time of shipment.

20. CONTINGENCIES

    Mining Risks
    Since December 1985, the Company has experienced an inflow of water into one of its two interconnected potash mines located at Esterhazy, Saskatchewan. As a result, the Company has incurred expenditures, certain of which due to their nature have been capitalized while others have been charged to expense, to control the inflow. Since the initial discovery of the inflow, the Company has been able to meet all sales obligations from production at the mines. The Company has considered, and continues to evaluate, alternatives to the operational methods employed at Esterhazy. However, the procedures utilized to control the water inflow have proven successful to date, and the Company currently intends to continue conventional shaft mining. Despite the relative success of these measures, there can be no assurance that the amounts required for remedial efforts will not increase in future years or that the water inflow, risk to employees or remediation costs will not increase to a level which would cause the Company to change its mining process or abandon the mines.

    Sterlington Litigation
    In early 1998, the Company entered into a Preliminary Settlement Agreement with the plaintiffs in connection with the Louisiana class action arising out of a May 1991 explosion at a nitroparaffins plant located in Sterlington, Louisiana. The Preliminary Settlement Agreement settles all claims that members of the class have against the Company and releases the Company from further potential liabilities based on the claims of the members of the class. In January 1999, the court held a hearing on the fairness of the preliminary Settlement Agreement. In February 1999, the court entered a written order approving the Settlement Agreement. The Company also has settled all the known claims of individuals and entities who opted out of the Louisiana class action. Settlement of the Louisiana third-party claims is intended to resolve the Company's known potential future liabilities in connection with the Sterlington explosion. In addition, the settlement is intended to protect the Company from the remaining claims for contribution and indemnity filed by ANGUS Chemical Company and the other remaining defendants with respect to the Sterlington explosion.

    Potash Antitrust Litigation
    The Company was a defendant, along with other Canadian and United States potash producers, in a class action antitrust lawsuit filed in federal court in 1993. The plaintiffs alleged a price-fixing conspiracy among North American potash producers beginning in 1987 and continuing until the filing of the complaint. The class action complaint against all defendants, including the Company, was dismissed by summary judgment in January 1997. The summary judgment dismissing the case is currently on appeal by the plaintiffs to the United States Court of Appeals for the Eighth Circuit (Court of Appeals). The Court of Appeals is expected to rule during calendar 1999.

    In addition, in 1993 and 1994, class action antitrust lawsuits with allegations similar to those made in the federal case were filed against the Company and other Canadian and United States potash producers in state courts in Illinois and California. The Illinois case was dismissed for failure to state a claim. In the California litigation, all proceedings have been stayed pending the decision of the Court of Appeals.

    FTX Merger Litigation
    In August 1997, five identical class action lawsuits were filed in Chancery Court in Delaware by unitholders of PLP. Each case named the same defendants and broadly alleged that FTX and FMRP Inc.
    (FMRP) had breached fiduciary duties owed to the public unitholders of PLP. The Company was alleged to have aided and abetted these breaches of fiduciary duty.

    In November 1997, an amended class action complaint was filed with respect to all cases. The amended complaint named the same defendants and raised the same broad allegations of breaches of fiduciary duty against FTX and FMRP for allegedly favoring the interests of FTX and FTX's common stockholders in connection with the FTX Merger. The plaintiffs claimed specifically that, by virtue of the FTX Merger, the public unitholders' interests in PLP's ownership of IMC-Agrico would become even more subject to the dominant interest of the Company. The amended complaint seeks certification as a class action and an injunction against the proposed FTX Merger or, in the alternative, rescissionary damages. The defendants' moved the Court to dismiss the amended complaint in November 1998. The plaintiffs have until March 1999 to file their response. IMC intends to defend this action vigorously.

    In May 1998, IMC and PLP (collectively, Plaintiffs) filed a lawsuit (IMC Action) in Delaware Chancery Court against certain former directors of FTX (Director Defendants), and MOXY. IMC alleges that the Director Defendants, as the directors of PLP's administrative managing general partner FTX, owed duties of loyalty to PLP and its limited partnership unitholders. IMC further alleges that the Director Defendants breached their duties by causing PLP to enter into a series of interrelated non-arm's-length transactions with MOXY, an affiliate of FTX.

    IMC also alleges that MOXY knowingly aided and abetted and conspired with the Director Defendants to breach their fiduciary duties. On behalf of the PLP public unitholders, IMC seeks to reform or rescind the contracts that PLP entered into with MOXY and to recoup the monies expended as a result of PLP's participation in those agreements. The Director Defendants and MOXY have filed motions to dismiss the Plaintiffs' claims. The defendants filed their briefs in support of their motions in January 1999. IMC filed its amended complaint, and its responses to the motions to dismiss in February 1999. No trial date has been scheduled. IMC intends to pursue this action vigorously.

    In May 1998, Jacob Gottlieb filed an action (Gottlieb Action) on behalf of himself and all other PLP unitholders against the Director Defendants, MOXY and IMC asserting the same claims that IMC asserts in the IMC Action. Because IMC and PLP had already asserted these claims, IMC has filed a motion to dismiss the Gottlieb Action. The court has not set a briefing schedule for IMC's motion to dismiss. IMC intends to defend this action vigorously.

    Pine Level Property Reserves
    In October 1996, IMC-Agrico signed an agreement with Consolidated Minerals, Inc. (CMI) for the purchase of real property, Pine Level, containing approximately 100 million tons of phosphate rock reserves. In connection with the purchase, Phosphates has agreed to obtain all environmental, regulatory and related permits necessary to commence mining on the property.

    Within five years from the date of this agreement, Phosphates is required to provide notice to CMI regarding one of the following:
    (i) whether they have obtained the permits necessary to commence mining any part of the property; (ii) whether they wish to extend the permitting period for an additional three years; or (iii) whether they wish to decline to extend the permitting period. If the permits necessary to commence mining the property have been obtained, Phosphates is obligated to pay CMI an initial royalty payment of $28.9 million. In addition to this royalty payment, Phosphates is required to pay CMI a mining royalty on phosphate rock mined from the property to the extent the permits are obtained.

    Environmental Matters
    The Company's contingent environmental liability arises from three sources: facilities currently or formerly owned by the Company or its predecessors; facilities adjacent to currently or formerly owned facilities; and third-party Superfund sites.

    At facilities currently or formerly owned by the Company or its corporate predecesssors, including FTX, PLP and their corporate predecessors, the historical use and handling of regulated chemical substances, crop nutrient products and salt has resulted in soil and groundwater contamination. Spills or other unintended releases of regulated substances have occurred previously at these facilities, and potentially could occur in the future, possibly requiring the Company to undertake or fund cleanup efforts. At some locations, the Company has agreed, pursuant to consent orders with the appropriate governmental agencies, to undertake certain investigations (which currently are in progress) to determine whether remedial action may be required to address contamination.

    In a limited number of cases, the Company's current or former operations also allegedly have resulted in soil or groundwater contamination in neighboring areas. For instance, three lawsuits filed in 1998 in Louisiana contend that FTX's historic oil and gas operations may have resulted in contamination at and damage to neighboring marshland: Terrebone Parish School Board v. Texaco Inc.; Estate of Simoneaux v. Southern Natural Gas Co.; and Michael
    X. St. Martin v. Quintana Petroleum Corp. The suits seek unspecified damages for restoration of the marshes to their "pre-leased," "pre-operational," or "natural" conditions. Because the suits are in the early stages, it is difficult to determine the magnitude of exposure to the Company; however, the Company intends to vigorously contest these actions.

    Finally, the Superfund, and equivalent state statutes impose liability without regard to fault or to the legality of a party's conduct, on certain categories of persons that are considered to have contributed to the release of "hazardous substances" into the environment. Currently, the Company is involved or concluding involvement at less than twenty Superfund or equivalent state sites.

    With regard to these contingent environmental liabilities, it is the Company's policy to accrue environmental investigatory and non-capital remediation costs for identified sites when litigation has commenced or a claim or assessment has been asserted or is probable and the likelihood of an unfavorable outcome is probable. In addition to these accrued amounts, material expenditures could be required by the Company in the future to remediate contamination at current or former sites or neighboring off-site areas. For other known sites, the Company estimates that any additional loss in excess of the accrued amounts would not be material. The Company cannot determine the cost of any remedial action that ultimately may be required at unknown sites, sites currently under investigation, sites for which investigations have not been performed, or sites at which unanticipated conditions are discovered. The Company's liability at the federal or state Superfund sites, either alone or in the aggregate, is not currently expected to be material.

    The Company believes that, pursuant to several indemnification agreements, it is entitled to at least partial, and in many instances complete, indemnification for a portion of the costs that may be expended by the Company to remedy environmental issues at certain facilities. These agreements address issues that resulted from activities occurring prior to the Company's acquisition of facilities or businesses from parties including PPG Industries, Inc.; Kaiser Aluminum & Chemical Corporation; Beatrice Companies, Inc.; Estech, Inc.; ARCO; Conoco; the Williams Companies; Kerr-McGee Inc.; and certain other private parties. The Company has already received and anticipates receiving amounts pursuant to the indemnification agreements for certain of its expenses incurred to date as well as any future anticipated expenditures.

    Other
    Most of the Company's export sales of phosphate and potash crop nutrients are marketed through two North American export associations, PhosChem and Canpotex Limited (Canpotex). As a member, the Company is, subject to certain conditions, contractually obligated to reimburse the export association for its pro rata share of any losses or other liabilities incurred. There were no such operating losses or other liabilities in 1998, 1997 and 1996.

    The Company also has certain other contingent liabilities with respect to litigation, claims and guarantees of debt obligations to third parties arising in the ordinary course of business. The Company does not believe that any of these contingent liabilities will have a material adverse impact on the Company's financial position.

21. OPERATING SEGMENTS

    The Company's reportable segments are strategic business units that offer different products and services. They are managed separately because each business requires different technology and marketing strategies. The Company's operations were restructured into a decentralized organizational structure with five stand-alone business units in July 1996.

    As of December 31, 1998, the Company had four reportable segments:
    Phosphates, Kalium, Salt and Chemicals. The Company produces and markets phosphate crop nutrients through the Phosphates business unit. Potash crop nutrients, industrial grade potash and salt are produced and marketed through the Kalium business unit. Salt produces salt for use in road de-icing, food processing, water softeners and industrial applications. Chemicals produces soda and boron chemicals principally used in the manufacture of glass and numerous industrial and specialty chemical products. In December 1998, a definitive agreement was signed to sell the Chemicals business unit. See Note 5, "Other Divestitures."

    The accounting policies of the segments are the same as those described in the summary of significant accounting policies. All intersegment sales prices are market-based. The Company evaluates performance based on operating earnings of the respective business units.

    Segment information for the years 1998, 1997 and 1996 was as follows(a):

                                           1998
                   --------------------------------------------------
                        IMC-Agrico    IMC        IMC         IMC
                        Phosphates   Kalium      Salt     Chemicals  Other(b)    Total
                      ----------------------------------------------------------
    Net sales from
     external
     customers        $1,393.9  $  604.2  $  173.7  $  311.8  $  212.6  $2,696.2
    Intersegment
     net sales           178.9      95.9       1.3         -       3.1     279.2
    Gross margins(c)     375.6     283.1      57.0      40.8       5.0     761.5
    Operating
     earnings(d)         337.3     257.1      33.3      21.9     (68.6)    581.0
    Depreciation,
     depletion and
     amortization         84.5      54.0      26.5      38.0      48.7     251.7
    Total assets       1,792.2   1,364.9   1,119.3     617.7   1,562.8   6,456.9
    Capital
     expenditures         76.2     159.7      28.1      17.6      86.0     367.6

                                                  1997
                   --------------------------------------------------
                        IMC-Agrico    IMC        IMC         IMC
                        Phosphates   Kalium      Salt     Chemicals  Other(b)    Total
                      ----------------------------------------------------------
    Net sales from
     external
     customers        $1,312.5   $ 537.7   $     -  $      -  $  265.8  $2,116.0
    Intersegment
     net sales           172.3      79.7         -         -      32.3     284.3
    Gross margins        298.7     237.7         -         -      38.5     574.9
    Operating
     earnings(e)         257.4     214.8         -         -     (29.1)    443.1
    Depreciation,
     depletion and
     amortization        100.5      35.9         -         -      26.0     162.4
    Total assets       1,752.2     891.1         -         -   2,030.6   4,673.9
    Capital
     expenditures         82.3     123.3         -         -      38.4     244.0


                                                  1996
                   --------------------------------------------------
                        IMC-Agrico    IMC        IMC         IMC
                        Phosphates   Kalium      Salt     Chemicals  Other(b)    Total
                      ----------------------------------------------------------

    Net sales from
     external
     customers        $1,492.5  $ 392.2   $     -   $      -  $  258.6  $2,143.3
    Intersegment
     net sales           168.8     72.6         -          -     155.8     397.2
    Gross margins(f)     411.4    159.8         -          -      45.9     617.1
    Operating
     earnings(g)         372.6    136.8         -          -     (24.7)    484.7
    Depreciation,
     depletion and
     amortization         96.3     30.1         -          -      27.2     153.6
    Total assets       1,670.8    697.4         -          -   1,117.0   3,485.2
    Capital
     expenditures         84.1     83.3         -          -      41.6     209.0

    (a) The operating results and assets of Great Salt Lake Minerals
        (included in Kalium), Salt and Chemicals, acquired
        as part of the Harris Acquisition, and FTX, acquired as part of the FTX Merger, are included in the segment information since the dates of acquisition.  See Note 2, "Acquisitions."  The operating results of AgriBusiness have not been included in the segment information provided as this business has been
        classified as discontinued operations.    However,
        AgriBusiness' assets have been included as part of total assets in the Other column.  See Note 4, "Discontinued Operations."

    (b) Segment information below the quantitative thresholds are attributable to two business units (Feed Ingredients and IMC Vigoro) and corporate headquarters. IMC Vigoro was sold in June 1998. Corporate headquarters includes the elimination of inter-business unit transactions, the goodwill recorded as a result of the FTX Merger in 1997 and oil and gas activities through its interest in PLP. See Note 2, "Acquisitions," Note 3, "Non-Recurring Charges" and Note 5,
        "Other Divestitures."


    (c) Before non-recurring charges of $4.1 million related to the sale of IMC Vigoro in June 1998 and $19.0 million related to the Company-wide profit improvement program recorded in December 1998. See Note 3, "Non-Recurring Charges" and Note 5,
        "Other Divestitures."

    (d) Before non-recurring charges of $14.0 million related to the sale of IMC Vigoro in June 1998 and $195.1 million primarily related to the Company-wide profit improvement program recorded in December 1998. See Note 3, "Non-Recurring Charges" and Note
        5, "Other Divestitures."

    (e) Before a non-recurring charge of $183.7 million related to the write-down of Main Pass. See Note 2, "Acquisitions."

    (f) Before non-recurring charges of $20.8 million related to the Vigoro Merger. See Note 3, "Non-Recurring Charges."

    (g) Before non-recurring charges of $58.3 million related to the Vigoro Merger. See Note 3, "Non-Recurring Charges."


    Financial information relating to the Company's operations by geographic area was as follows:

                                 Net Sales(a)
                     ----------------------------------
                       1998         1997         1996
                       ----         ----         ----
    United States    $1,277.9     $1,044.2     $  999.1
    China               406.2        459.6        485.0
    Other             1,012.1        612.2        659.2
                     --------     --------     --------
    Consolidated     $2,696.2     $2,116.0     $2,143.3
                     ========     ========     ========

    (a) Revenues are attributed to countries based on location of customer. Sales through Canpotex, one of the Company's export associations, have been allocated based on the Company's share of total Canpotex sales. Amounts reflect continuing operations only.

                                   Long-Lived Assets
                          -----------------------------------
                            1998         1997          1996
                            ----         ----          ----
    United States         $3,944.0     $3,233.2      $2,188.8
    Canada                   634.7        378.5         362.8
    Other                    395.6            -             -
                          --------     --------      --------
    Consolidated          $4,974.3     $3,611.7      $2,551.6
                          ========     ========      ========

                       QUARTERLY RESULTS (UNAUDITED)
                  (In millions, except per share amounts)
-----------------------------------------------------------------------
                                         Quarter(a)
                      ------------------------------------------------
                        First    Second    Third     Fourth     Year
                        -----    ------    -----     ------     ----
1998
Net sales             $ 536.5   $ 793.4   $ 659.5   $ 706.8   $2,696.2
Gross margins           153.9     214.0     178.6     191.9      738.4
Earnings (loss)
 from continuing
 operations before
 income taxes            84.3      87.8      75.2    (105.7)     141.6
Earnings (loss)
 from continuing
 operations              54.7      56.9      48.7    (103.2)      57.1
Earnings (loss)
 before extraordinary
 item                    48.0      87.0      37.8    (184.8)     (12.0)
Net earnings (loss)   $  45.3   $  87.0   $  36.9   $(178.2)  $   (9.0)

Basic earnings (loss) per share(b):
Earnings (loss) from
 continuing
 operations           $  0.48   $  0.50   $  0.43   $ (0.90)  $   0.50
Earnings (loss)
 from discontinued
 operations             (0.06)     0.26     (0.10)    (0.71)     (0.61)
Extraordinary item -
 debt retirement        (0.02)        -     (0.01)     0.06       0.03
                      -------   -------   -------   -------   --------
Net earnings (loss)
 per share            $  0.40   $  0.76   $  0.32   $ (1.55)  $  (0.08)
                      =======   =======   =======   =======   ========


Diluted earnings (loss) per share(b):
Earnings (loss)
 from continuing
 operations           $  0.48   $  0.50   $  0.43   $ (0.90)  $   0.50
Earnings (loss)
 from discontinued
 operations             (0.06)     0.26     (0.10)    (0.71)     (0.61)
Extraordinary item -
 debt retirement        (0.02)        -     (0.01)     0.06       0.03
                      -------   -------   -------   -------   --------
Net earnings (loss)
 per share            $  0.40   $  0.76   $  0.32   $ (1.55)  $  (0.08)
                      =======   =======   =======   =======   ========

1997
Net sales             $ 524.9   $ 558.4   $ 499.8   $ 532.9   $2,116.0
Gross margins           149.3     155.6     135.0     135.0      574.9
Earnings (loss)
 from continuing
 operations before
 income taxes            69.3      76.0      59.6    (104.7)     100.2
Earnings (loss)
 from continuing
 operations              43.5      51.8      36.9     (62.4)      69.8
Earnings (loss)
 before extraordinary
 item                    39.1      88.3      26.7     (66.3)      87.8
Net earnings (loss)   $  39.1   $  85.0   $  26.7   $ (87.9)  $   62.9

Basic earnings (loss) per share(b):
Earnings (loss)
 from continuing
 operations           $  0.46   $  0.55   $  0.40   $ (0.67)  $   0.74
Earnings (loss)
 from discontinued
 operations             (0.05)     0.39     (0.11)    (0.04)      0.19
Extraordinary item -
 debt retirement            -     (0.03)        -     (0.23)     (0.26)
                      -------   -------   -------   -------   --------
Net earnings (loss)
 per share            $  0.41   $  0.91   $  0.29   $ (0.94)  $   0.67
                      =======   =======   =======   =======   ========


Diluted earnings (loss) per share(b):
Earnings (loss)
 from continuing
 operations           $  0.46   $  0.55   $  0.39   $ (0.66)  $   0.74
Earnings (loss)
 from discontinued
 operations             (0.05)     0.38     (0.11)    (0.04)      0.19
Extraordinary item -
 debt retirement            -     (0.03)        -     (0.23)     (0.26)
                      -------   -------   -------   -------   --------
Earnings (loss)
 per share            $  0.41   $  0.90   $  0.28   $ (0.93)  $   0.67
                      =======   =======   =======   =======   ========

(a) All quarterly amounts have been restated to reflect AgriBusiness as discontinued operations.
(b) Due to weighted average share differences, when stated on a quarter and year-to-date basis, the earnings per share for the years ended
    December 31, 1998 and 1997 do not equal the sum of the respective earnings per share for the four quarters then ended.


1998
All four quarters operating results for 1998 reflect the FTX Merger while second, third and fourth quarter operating results reflect the Harris Acquisition.

Second quarter operating results include a non-recurring charge of $9.1 million, or $0.08 per share, related to the sale of the IMC Vigoro business unit.

Fourth quarter operating results include after-tax charges of $114.2 million, or $1.00 per share, related to a Company-wide profit improvement program and $48.7 million, or $0.42 per share, for the estimated loss on the divestiture of Chemicals.

1997
Fourth quarter operating results include an after-tax charge of $112.2 million, or $1.19 per share, from charges related to the write-down of the Company's 25.0 percent ownership in the Main Pass sulphur, oil and gas joint venture in connection with the FTX Merger.

                           FIVE YEAR COMPARISON
                  (In millions, except per share amounts)
----------------------------------------------------------------------
                                           Years ended December 31,
                            1998(a)(b)  1997(b)(c) 1996(b)(d)(e)  1995(d)   1994(d)(f)
                            ---------  --------- -----------  ------   ---------
Statement of Operations Data(g):

Net sales                   $2,696.2   $2,116.0   $2,143.3   $2,132.7   $1,675.2
Non-recurring charges          253.2      183.7       84.9          -          -
Earnings from continuing
 operations before income
 taxes                         141.6      100.2      203.0      307.9      180.9
Provision for income taxes      84.5       30.4       81.3      112.7       81.1
                            --------   --------   --------   --------   --------
Earnings from continuing
 operations before
 extraordinary item and
 cumulative effect of
 accounting change              57.1       69.8      121.7      195.2       99.8
Earnings (loss) from
 discontinued operations       (69.1)      18.0       13.5       23.8       24.4
Extraordinary item -
 debt retirement                 3.0      (24.9)      (8.1)      (3.5)      (4.4)
Cumulative effect of
 accounting change                 -          -          -          -       (5.9)
                            --------   --------   --------   --------   --------
Net earnings (loss)         $   (9.0)  $   62.9   $  127.1   $  215.5    $ 113.9
                            ========   ========   ========   ========    =======

Basic earnings (loss) per share:
Earnings from continuing
 operations before
 extraordinary item and
 cumulative effect of
 accounting change          $   0.50   $   0.74   $   1.31   $   2.15    $  1.17
Earnings (loss) from
 discontinued operations       (0.61)      0.19       0.15       0.26       0.29
Extraordinary item -
 debt retirement                0.03      (0.26)     (0.09)     (0.04)     (0.05)
Cumulative effect of
 accounting change                 -          -          -          -      (0.07)
                            --------   --------   --------   --------   --------
Net earnings (loss)         $  (0.08)  $   0.67   $   1.37   $   2.37    $  1.34
                            ========   ========   ========   ========    =======


Diluted earnings (loss) per share:
Earnings from continuing
 operations before
 extraordinary item and
 cumulative effect of
 accounting change          $   0.50   $   0.74   $   1.25   $   2.09   $   1.17
Earnings (loss) from
 discontinued operations       (0.61)      0.19       0.14       0.25       0.28
Extraordinary item -
 debt retirement                0.03      (0.26)     (0.08)     (0.04)     (0.05)
Cumulative effect of
 accounting change                 -          -          -          -      (0.07)
                            --------   --------   --------   --------   --------
Net earnings (loss)         $  (0.08)  $   0.67   $   1.31   $   2.30   $   1.33
                            ========   ========   ========   ========   ========

Balance Sheet Data (at end of period):
Total assets                $6,456.9   $4,673.9   $3,485.2   $3,521.8   $3,275.1
Working capital                577.5      389.1      582.6      507.6      355.2
Working capital ratio          1.6:1      1.6:1      2.7:1      2.0:1      1.9:1
Long-term debt, less
 current maturities          2,638.7    1,235.2      656.8      741.7      699.1
Total debt                   3,047.0    1,424.1      711.9      889.5      791.2
Stockholders' equity         1,860.4    1,935.7    1,326.2    1,090.4      883.3
Total capitalization         4,907.4    3,359.8    2,038.1    1,979.9    1,674.5
Net debt/total
 capitalization                62.1%      42.4%      34.9%      44.9%      47.2%

Other Financial Data:
Cash provided by operating
 activities                 $  269.1   $  563.4   $  486.7   $  513.8   $  403.2
Capital expenditures           367.6      244.0      209.0      146.0       97.7
Cash dividends paid             36.6       29.7       34.5       33.2       14.7
Dividends declared per share    0.32       0.32       0.32       0.31       0.19
Book value per share           16.28      16.98      13.80      11.25       9.20

(a) Non-recurring charges include the following: (i) $195.1 million, $114.2 million after tax benefits, or $1.00 per share, resulting from the Company-wide profit improvement program; (ii) $44.1 million, $48.7 million after tax expense, or $0.42 per share, due to the estimated loss on disposal of Chemicals; and (iii)
    $14.0 million, $9.1 million after tax benefits, or $0.08 per share, as a result of the loss on sale of IMC Vigoro.
(b) See Notes to Consolidated Financial Statements for a description of acquisitions, divestitures, and non-recurring items.


(c) Non-recurring charges of $183.7 million, $112.2 million after tax benefits, or $1.19 per share, resulted from the write-down of the historical carrying value of the Company's 25 percent interest in Main Pass.
(d) Restated to reflect the Vigoro Merger which was accounted for as a pooling of interests.
(e) Non-recurring charges of $84.9 million, $59.9 million after tax benefits, or $0.62 per share, resulted from the restructuring of the Company into a decentralized organizational structure with five stand-alone business units immediately after the Vigoro Merger.
(f) Net earnings reflected the cumulative effect of adopting SFAS No.
    112, "Employers' Accounting for Postemployment Benefits."
(g) Restated to reflect AgriBusiness as discontinued operations.



















-----------------------------------
(a) Earnings from continuing operations before non-recurring charges, minority interest, interest charges, taxes, depreciation and amortization, and after Phosphate Resource Partners Limited
    Partnership (PLP) distributions.