Form 10-K, Exhibit 13
period 1999-12-31
IMC GLOBAL INC
filed 2000-03-28
CIK 820626

Exhibit 13

                      Financial Table of Contents



   Management's Discussion and Analysis of Financial Condition
   and Results of Operations                                     p.27
   Report of Management                                          p.41
   Report of Independent Auditors                                p.41
   Consolidated Statement of Operations                          p.42
   Consolidated Balance Sheet                                    p.43
   Consolidated Statement of Cash Flows                          p.44
   Consolidated Statement of Stockholders' Equity                p.45
   Notes to Consolidated Financial Statements                    p.46
   Quarterly Results (Unaudited)                                 p.72
   Five Year Comparison                                          p.73


                             Introduction
                      --------------------------

Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the financial statements and the accompanying notes.

IMC Global Inc. (Company or IMC) is one of the world's leading producers of phosphate and potash crop nutrients, salt and animal feed ingredients.

The Company's current operational structure consists of four continuing business units corresponding to its major product lines as follows: IMC Phosphates (Phosphates), IMC Potash (Potash), IMC Salt (Salt) and IMC Feed Ingredients (Feed Ingredients). As a result of the planned divestiture of IMC Chemicals (Chemicals), all financial information for Chemicals has been stated as discontinued operations. In early 2000, the Company decided to explore strategic options, including divestiture or a joint venture, for the Salt business unit and a production facility located in Ogden, Utah.

Management's Discussion and Analysis of Financial Condition and Results of Operations highlights the primary factors affecting changes in the operating results of the Company's continuing operations during the three year period, excluding the impact of certain special charges. In 1999, the Company incurred special charges from continuing operations of $776.8 million, after tax and minority interest, or $6.78 per share, comprised of: (i) a $95.6 million, or $0.83 per share, restructuring charge related to a Company-wide rightsizing program (Rightsizing Program); (ii) a $35.0 million, or $0.31 per share, charge related to additional asset write-offs and environmental accruals; (iii) a $521.2 million, or $4.55 per share, charge resulting from a change in the method of evaluating the recoverability of goodwill; and (iv) a $125.0 million, or $1.09 per share, charge for deferred income taxes arising from a recent change in tax law. As a result of the special charges recorded in 1999, the Company expects to increase annual pre-tax earnings by an estimated $70.0 million, or $0.40 per share. The increase in earnings is anticipated to result from rightsizing and cost reduction initiatives including a Company-wide headcount reduction. In 1998, the Company incurred special charges from continuing operations of $123.3 million, after tax and minority interest, or $1.07 per share, comprised of: (i) a $113.4 million, or $0.99 per share, restructuring charge related to a Company-wide profit improvement program (Project Profit); (ii) a $9.1 million, or $0.08 per share, charge related to the Company's sale of IMC Vigoro (Vigoro) (Vigoro Sale); and (iii) $0.8 million, or $0.01 per share, of other charges. As a result of Project Profit, the Company is on target to achieve a reduction in operating costs in excess of $100.0 million over the two year period ending December 31, 2000, with $65.0 million realized in 1999. The reduction in costs resulted from the simplification of the business, shutdown of high-cost operations, exit from low-margin businesses and headcount reductions. In 1997, the Company incurred special charges from continuing operations of $112.2 million, after tax, or $1.19 per share, related to a write-down of the Company's 25.0 percent interest in Main Pass 299 (Main Pass) as a result of a merger with Freeport-McMoRan, Inc. (FTX) (FTX Merger).

All of these special charges significantly impacted the results of continuing operations of the Company and are referred to throughout Management's Discussion and Analysis of Financial Condition and Results of Operations. For additional detail on these charges, see Note 2, "Change in Accounting for Goodwill," Note 3, "Restructuring and Other Charges," Note 5, "Other Divestitures," Note 6, "Acquisitions" and Note 12, "Income Taxes," of Notes to Consolidated Financial Statements.

[Chart]

Net Sales
---------
(In millions)

  1999           1998            1997
  ----           ----            ----

$2,369.3       $2,383.1        $2,116.0


[Chart]

Gross Margins
-------------
(In millions)

  1999(a)        1998(a)         1997
  ----           ----            ----

 $584.6         $721.9          $574.9

(a) Before special charges.


[Chart]

Earnings from Continuing Operations
-----------------------------------
(In millions)

  1999(a)        1998(a)         1997(a)
  ----           ----            ----

 $165.7         $233.1          $182.0

(a) Before special charges.


                         Results of Operations
                               Overview

1999 Compared to 1998
---------------------
Net sales of $2,369.3 million in 1999 were essentially unchanged from $2,383.1 million in 1998. Gross margins in 1999 were $584.6 million, excluding special charges of $41.9 million, a decrease of 19 percent from comparable 1998 margins of $721.9 million, excluding special charges of $23.1 million.

Earnings from continuing operations in 1999 were $165.7 million, or $1.45 per share, excluding special charges of $776.8 million, or $6.78 per share. Earnings from continuing operations in 1998 were $233.1 million, or $2.03 per share, excluding special charges of $123.3 million, or $1.07 per share.

Sales and earnings from continuing operations for 1999 reflected significantly reduced phosphate pricing and lower phosphate and potash volumes compared to 1998. Partially offsetting the phosphate and potash reductions were higher salt sales and earnings, driven by a full year of operations of the salt business unit, which was acquired as part of the Harris Chemical Group, Inc. (Harris) acquisition in April 1998 (Harris Acquisition).

The Company incurred a net loss in 1999 of $773.3 million, or $6.75 per share, including: (i) $776.8 million, or $6.78 per share, related to the special charges discussed above; (ii) $155.2 million, or $1.35 per share, of losses resulting from the Company's decision to sell the Chemicals business unit, exit the oil and gas business and adjust the loss on the disposal of IMC AgriBusiness (AgriBusiness); (iii) $0.5 million of extraordinary gains related to the early extinguishment of debt; and (iv) $7.5 million, or $0.07 per share, of charges related to a cumulative effect of a change in accounting principle. The Company incurred a net loss in 1998 of $9.0 million, or $0.08 per share, including: (i) $123.3 million, or $1.07 per share, related to the special charges discussed above; (ii) $121.8 million, or $1.07 per share, of losses from discontinued operations; and (iii) $3.0 million, or $0.03 per share, of extraordinary gains related to the early extinguishment of debt. See Note 1, "Summary of Significant Accounting Policies" and Note 4, "Discontinued Operations," of Notes to Consolidated Financial Statements.

1998 Compared to 1997
---------------------
Net sales of $2,383.1 million in 1998 increased 13 percent from $2,116.0 million in 1997. Gross margins for 1998 were $721.9 million, excluding special charges of $23.1 million, an increase of 26 percent from comparable 1997 margins of $574.9 million.

Earnings from continuing operations in 1998 were $233.1 million, or $2.03 per share, excluding the special charges of $123.3 million, or $1.07 per share, discussed above. Earnings from continuing operations in 1997 were $182.0 million, or $1.92 per share, excluding the special charges of $112.2 million, or $1.19 per share, discussed above.

Sales and earnings from continuing operations for 1998 were driven by increased sales by Potash and Phosphates, which improved 13 percent and six percent, respectively, compared to 1997 amounts. In addition, sales and earnings for 1998 included the operations of Salt, which was acquired in April 1998.

The Company incurred a net loss in 1998 of $9.0 million, or $0.08 per share, including: (i) $123.3 million, or $1.07 per share, related to the special charges discussed above; (ii) $121.8 million, or $1.07 per share, of losses from discontinued operations; and (iii) $3.0 million, or $0.03 per share, of extraordinary gains related to the early extinguishment of debt. The Company generated net earnings in 1997 of $62.9 million, or $0.67 per share, including: (i) $112.2 million, or $1.19 per share, related to the special charges discussed above; (ii) $18.0 million, or $0.19 per share, of earnings from discontinued operations; and (iii) $24.9 million, or $0.26 per share, of extraordinary charges related to the early extinguishment of debt.

                            IMC Phosphates

                                Year ended December 31     %Increase(Decrease)
                            1999        1998         1997     1999    1998
                            ----        ----         ----     ----    ----
Net sales                 $1,332.4    $1,572.8     $1,484.8   (15)       6
Gross margins             $  224.4(c) $  375.6(d)  $  298.7   (40)      26
As a percentage of net
 sales                          17%         24%          20%
Sales volumes (000 tons)(a)  6,699       7,313        7,105    (8)       3
Average DAP price per
 short ton(b)             $    160    $    178     $    176   (10)       1

(a)Sales volumes include tons sold captively and represent dry product tons, primarily DAP.
(b)FOB plant.
(c)Excludes special charges of $10.6 million.
(d)Excludes special charges of $17.2 million.


1999 Compared to 1998
--------------------
Phosphates' net sales of $1,332.4 million in 1999 decreased 15 percent from $1,572.8 million in 1998. Lower average sales realizations of concentrated phosphates, particularly diammonium phosphate (DAP), unfavorably impacted net sales by $125.0 million. DAP prices decreased throughout 1999 to a low, as of December 31, 1999, of approximately $130 per short ton as a result of the depressed agricultural economy. Decreased shipments of concentrated phosphates unfavorably impacted net sales by an additional $109.6 million. The majority of the volume decline resulted from decreased shipments of DAP and granular triple superphosphate (GTSP), which were lower by approximately nine percent and 16 percent, respectively. The decrease in domestic DAP and GTSP volumes was a result of lower agricultural commodity prices and the depressed agricultural economy. Internationally, decreased DAP volumes primarily resulted from reduced demand from lower crop purchases as a result of low grain prices and higher customer inventories.

Gross margins in 1999 of $224.4 million, excluding special charges of $10.6 million, fell 40 percent from $375.6 million in 1998, excluding special charges of $17.2 million. The decrease was primarily a result of the decreased prices and volumes discussed above, partially offset by favorable raw material costs and savings realized from Project Profit.

1998 Compared to 1997
--------------------
Phosphates' net sales of $1,572.8 million in 1998 increased six percent from $1,484.8 million in 1997. Increased shipments of concentrated phosphates contributed an additional $57.7 million to net sales. The majority of the volume growth came from increased domestic shipments of DAP and granular monoammonium phosphate (GMAP), which each increased 17 percent, partially offset by decreased GTSP volumes of 13 percent. The increase in DAP and GMAP volumes was primarily a result of a strong spring season, an increase in the number of supply contracts and spot sales to certain larger co-ops. The volume decrease in GTSP was primarily a result of the availability in the marketplace of aggressively priced imports. International sales volumes rose slightly compared to 1997 as increased shipments of GMAP and merchant acid were partially offset by decreased shipments of DAP. In addition, average sales realizations of concentrated phosphates, particularly DAP, favorably impacted net sales by $20.5 million. Net sales were also favorably impacted by $6.6 million due to higher domestic phosphate rock sales volumes.

Gross margins in 1998 of $375.6 million, excluding special charges of $17.2 million, climbed 26 percent from $298.7 million in 1997, primarily as a result of the increased volumes and prices discussed above as well as favorable raw material costs.

                         IMC Feed Ingredients


                                Year ended December 31   %Increase(Decrease)
                                1999     1998      1997     1999     1998
                                ----     ----      ----     ----     ----
  Net sales                   $173.5    $164.4     $163.5     6         1
  Gross margins               $ 41.6(b) $ 30.6(c)  $ 40.3    36       (24)
  As a percentage of net sales    24%       19%        25%
  Sales volumes (000 tons)       914       853        826     7         3
  Average feed phosphates
   price per short ton(a)     $  209    $  212     $  217    (1)       (2)

(a)  FOB plant.
(b)  Excludes special charges of $0.7 million.
(c)  Excludes special charges of $1.8 million.


1999 Compared to 1998
---------------------
Sales for Feed Ingredients of $173.5 million in 1999 increased six percent compared to $164.4 million in 1998, primarily from improved volumes.

Gross margins of $41.6 million in 1999, excluding special charges of $0.7 million, increased 36 percent compared to $30.6 million in 1998, excluding special charges of $1.8 million, primarily as a result of lower raw material costs and the higher volumes discussed above.

1998 Compared to 1997
---------------------
Sales for Feed Ingredients of $164.4 million in 1998 increased slightly compared to $163.5 million in 1997.

Gross margins of $30.6 million in 1998, excluding special charges of $1.8 million, decreased 24 percent compared to $40.3 million in 1997. This margin decrease was primarily a result of a change in the transfer price of phosphoric acid from Phosphates.

                              IMC Potash
                                  Year ended December 31   %Increase(Decrease)
                                 1999      1998     1997      1999    1998
                                 ----      ----     ----      ----    ----
 Net sales                      $692.1    $700.1   $617.4      (1)     13
 Gross margins                  $242.7(c) $283.3   $237.7     (14)     19
 As a percentage of net sales       35%       40%      39%
 Sales volumes (000 tons)(a)     8,110     8,402    8,941      (3)     (6)
 Average potash price per
  short ton(b)                  $   82    $   81   $   70       1      16

(a)  Sales volumes include tons sold captively.
(b)  FOB plant/mine.
(c)  Excludes special charges of $7.7 million.


1999 Compared to 1998
---------------------
Potash's net sales of $692.1 million in 1999 decreased one percent from $700.1 million in 1998. This decline was attributable to unfavorable domestic volumes caused by lower agricultural demand due to low commodity prices for corn and soybean crops. Partially offsetting the unfavorable domestic volumes were increased export volumes to Asia and Latin America. Average potash sales realizations increased slightly in 1999 compared to prior year levels.

Gross margins of $242.7 million in 1999, excluding special charges of $7.7 million, decreased 14 percent compared with $283.3 million in 1998, primarily as a result of the lower sales volumes discussed above, as well as higher Canadian provincial resource taxes, increased water control costs at the Esterhazy potash mine and higher natural gas costs. See Note 16, "Contingencies," of Notes to Consolidated Financial Statements.

1998 Compared to 1997
---------------------
Potash's net sales increased 13 percent to $700.1 million in 1998 from $617.4 million in 1997. This increase resulted from acquisitions made by the Company as well as price increases during the year, partially offset by decreased volumes. Sales for 1998 included a full year of operating results for Western Ag-Minerals, which was acquired in September 1997. The Company also acquired a salt and potash production facility located in Ogden, Utah as part of the Harris Acquisition in April 1998. See Note 18, "Subsequent Events," of Notes to Consolidated Financial Statements. The incremental sales in 1998 from these two acquisitions was $80.0 million. Average sales realizations increased 16 percent as a result of price increases effective in March and September 1998. Sales volumes declined six percent as a result of a decrease in domestic shipments of nine percent, partially offset by an increase in international tonnage of five percent. Domestic sales volumes declined as a result of low demand for agricultural products due to an excellent harvest coupled with low commodity prices, while the increase in international shipments was attributable to greater potash exports to Brazil and China. The increase in average sales realizations, partially offset by decreased volumes, favorably impacted net sales by $3.0 million.

Gross margins of $283.3 million in 1998 increased 19 percent compared with $237.7 million in 1997, primarily as a result of the acquisitions and price increases discussed above.

                               IMC Salt


                                  Year ended December 31    %Increase(Decrease)
                                 1999      1998    1997(d)    1999    1998(d)
                                 ----      ----    -------    ----    -------
  Net sales                     $321.7     $177.4      -       81        -
  Gross margins                 $103.7(c)  $ 57.1      -       82        -
  As a percentage of net sales      32%        32%     -
  Sales volumes (000 tons)(a)   11,511      5,761      -      100        -
  Average salt price per
   short ton(b)                 $   28     $   31      -      (10)       -

(a)  Sales volumes includes tons sold captively.
(b)  FOB plant/mine.
(c)  Excludes special charges of $5.6 million.
(d)  Acquired as part of the Harris Acquisition in April 1998.


The Salt business unit was acquired as part of the Harris Acquisition in April 1998; consequently, operating results for the year ended December 31, 1998 included only partial year activity. Pro forma net sales and gross margins, adjusted to include full-year operating results for 1998, were $267.3 million and $95.0 million, respectively.

In early 2000, the Company decided to explore strategic options, including divestiture or a joint venture, for the Salt business unit. See Note 18, "Subsequent Events," of Notes to Consolidated Financial Statements.

1999 Compared to 1998
---------------------
Salt's net sales increased 20 percent to $321.7 million in 1999 from comparable net sales of $267.3 million in 1998. The increase was attributable to higher 1999 volumes in the highway deicing, general trade and rock salt businesses which were impacted by the milder winter weather experienced during 1998.

Gross margins of $103.7 million in 1999, excluding special charges of $5.6 million, increased nine percent from comparable gross margins of $95.0 million in 1998. The increase in 1999 margins was primarily a result of the volume increases discussed above.

1998 Compared to 1997
---------------------
Salt's pro forma net sales and gross margins for 1998 were lower than comparable pre-acquisition amounts in 1997 of $299.6 million and $122.6 million, respectively, primarily due to the mild weather conditions in 1998.

             Selling, General and Administrative Expenses

Selling, general and administrative expenses were $143.9 million, $140.7 million and $131.8 million in 1999, 1998 and 1997, respectively, excluding special charges of $20.6 million and $9.9 million in 1999 and 1998, respectively. The increase in 1999 compared to 1998 primarily resulted from a full year of operations for Salt. The increase in 1998 compared to 1997 primarily resulted from the Harris Acquisition, partially offset by an overall reduction in general corporate spending and the Vigoro Sale. See Note 5, "Other Divestitures" and Note 6, "Acquisitions," of Notes to Consolidated Financial Statements.

                        Other (Income) Expense

Other income consisted primarily of gains on sale of assets and foreign currency transactions.

                           Interest Expense

The decrease in interest expense in 1999 compared with 1998 was the result of payments of debt using proceeds received from the divestiture of AgriBusiness and cash flows from operations. The increase in interest expense in 1998 compared with 1997 was attributable to debt assumed as part of the Harris Acquisition and the issuance of additional debt to fund the acquisition. See "Capital Resources and Liquidity," as well as Note 4, "Discontinued Operations," Note 6, "Acquisitions" and Note 10, "Financing Arrangements," of Notes to Consolidated Financial Statements.

                           Minority Interest

Minority interest includes benefits related to special charges of $28.1 million and $31.6 million in 1999 and 1998, respectively. The decrease in minority interest in 1999 compared with 1998 was primarily attributable to significantly lower IMC-Agrico Company (IMC-Agrico) earnings in 1999 compared to 1998. The decrease in minority interest in 1998 compared to 1997 was primarily the result of the FTX Merger. See Note 6, "Acquisitions" and Note 7, "Minority Interest," of Notes to Consolidated Financial Statements.

                             Income Taxes

See  Note  12,  "Income  Taxes,"  of Notes  to  Consolidated  Financial
Statements.

                            Special Charges

Restructuring Charges
During  the  fourth  quarter  of  1999,  the  Company  implemented  the
Rightsizing Program which was designed to simplify and focus the Company's core businesses. The key components of the Rightsizing Program are: (i) the shutdown and permanent closure of the Nichols and Payne Creek facilities at Phosphates resulting from an optimization program that will reduce rock and concentrate production costs through higher utilization rates at the lowest-cost facilities; (ii) an asset rightsizing program at Potash resulting from a recently revised mine plan; (iii) closure of a facility at Salt; and (iv) corporate and business unit headcount reductions. In conjunction with the Rightsizing Program, the Company recorded a special charge of $179.0 million, $95.6 million after tax and minority interest, or $0.83 per share, in the fourth quarter of 1999. For more details related to the Rightsizing Program, see Note 3, "Restructuring and Other Charges," of Notes to Consolidated Financial Statements.

During the fourth quarter of 1998, the Company developed and began execution of Project Profit. Project Profit was comprised of four major initiatives: (i) the combination of certain activities within the Potash and Phosphates business units in an effort to realize certain operating and staff function synergies; (ii) restructuring of the phosphate rock mining, concentrated phosphate and salt production/distribution operations and processes in an effort to reduce costs; (iii) simplification of current business activities by eliminating businesses not deemed part of the Company's core competencies; and (iv) reduction of operational and corporate headcount. In conjunction with Project Profit, the Company recorded a special charge of $193.3 million, $113.4 million after tax and minority interest, or $0.99 per share, in the fourth quarter of 1998. For more details related to Project Profit, see Note 3, "Restructuring and Other Charges," of Notes to Consolidated Financial Statements.

Write-down of Goodwill
Effective October 1, 1999, the Company elected to change its method for assessing the recoverability of goodwill (not associated with impaired assets) from one based on undiscounted cash flows to one based on discounted cash flows. The Company believes the discounted cash flow approach is preferable because it is consistent with the basis used by the Company for investment decisions (acquisitions and capital projects) and takes into account the specific and detailed operating plans and strategies of each business and the timing of cash flows. The adoption of the discounted cash flow method may result in greater earnings volatility since any subsequent decreases in discounted cash flows of certain segments may result in the write-down of goodwill.

As a result of the change to a discounted cash flow methodology, the Company recorded a non-cash write-down of goodwill of $521.2 million, or $4.55 per share, in the fourth quarter of 1999. See Note 2, "Change in Accounting for Goodwill," of Notes to Consolidated Financial Statements.

Other Charges
In the fourth quarter of 1999, the Company recorded a $125.0 million, or $1.09 per share, deferred tax provision for a tax basis difference related to the Company's investment in Phosphate Resource Partners Limited Partnership (PLP). This special charge was necessitated as a result of a change in the tax law in December 1999. See Note 12, "Income Taxes," of Notes to Consolidated Financial Statements.

During  the  fourth  quarter  of  1999,  and  in  connection  with  the
Rightsizing Program, the Company undertook a detailed review of its accounting records and valuation of various assets and liabilities. As a result, the Company recorded a special charge of $58.8 million, $35.0 million after tax and minority interest, or $0.31 per share, related to asset write-offs and environmental accruals. Of the $58.8 million charge, $38.2 million was included in Cost of goods sold and $20.6 million was included in Selling, general and administrative expenses. See Note 3, "Restructuring and Other Charges," of Notes to Consolidated Financial Statements.

In 1998, the Company sold the Vigoro business unit, a consumer lawn and garden and professional products business. In connection with this sale, the Company recorded a special charge of $14.0 million, $9.1 million after tax, or $0.08 per share. Of the $14.0 million charge, $4.1 million was included in Cost of goods sold and $9.9 million was included in Selling, general and administrative expenses. See Note 5, "Other Divestitures," of Notes to Consolidated Financial Statements.

In   1997,  and  in  connection  with  the  FTX  Merger,  the   Company
relinquished its 25.0 percent interest in Main Pass to McMoRan Exploration Company (MMR), a newly formed public entity consisting of the former sulphur business of PLP and Main Pass. As a result, the Company recorded a special charge of $183.7 million, $112.2 million after tax, or $1.19 per share, to write-down the assets of Main Pass to their fair value. See Note 6, "Acquisitions," of Notes to Consolidated Financial Statements.

                    Capital Resources and Liquidity
                    -------------------------------

The   Company  generates  significant  cash  from  operations  and  has sufficient borrowing capacity to meet its operating and discretionary spending requirements.

The Company generated $658.6 million of EBITDA in 1999 compared with $789.8 million in 1998. Management places significant emphasis on EBITDA as one of the key standards for measuring consolidated performance. Although EBITDA is a leading indicator used by management, it is not a replacement of measurement standards defined by and required by generally accepted accounting principles such as operating earnings, cash flows from operating activities and net income.

Operating activities generated $458.4 million of cash in 1999 compared with $269.1 million in 1998. The increase of $189.3 million was primarily due to a decrease in working capital. The change in working capital was the result of a planned reduction in inventory and a decrease in receivables, partially offset by lower payables.

Net cash provided by investing activities increased $778.8 million in 1999 from a use of funds of $709.7 million in 1998 to a source of funds of $69.1 million in 1999. The increase was primarily a result of a decrease in acquisitions, reduced capital expenditures and proceeds of $295.9 million from the sale of AgriBusiness and the Company's investment in the oil and gas business.

Capital expenditures in 1999 were $248.4 million and consisted primarily of expanded potash capacity; salt business consolidation; and new computer system and production equipment upgrades. Capital expenditures in 1998 were $367.6 million and consisted primarily of mine expansion and development costs; oil and gas exploration and development; and system development and production equipment upgrades. The decrease of $119.2 million compared to 1998 was primarily a result of reduced mine expansion efforts and the absence in 1999 of expenditures for the discontinued operations of Chemicals as well as the oil and gas business. The Company estimates that its capital expenditures from continuing operations for 2000 will approximate $170.0 million, $150.0 million after minority interest, and will be financed primarily from operations.

Cash used by financing activities increased $998.8 million in 1999 from a source of funds of $441.5 million in 1998 to a use of funds of $557.3 million in 1999. This increased use of funds was primarily due to net debt payments of $501.6 million in 1999 compared to net debt proceeds of $544.8 million in 1998. Total borrowings decreased by approximately $500.0 million in 1999, from $3,047.0 million at December 31, 1998 to $2,548.6 million at December 31, 1999, primarily as a result of using cash flows from operations and proceeds from the divestiture of AgriBusiness to reduce debt.

As of December 31, 1999, the Company had the ability to borrow under a shelf registration statement which permits the issuance of approximately $750.0 million of securities. As of December 31, 1999, the Company also had $506.0 million of commercial paper outstanding supported by $1.0 billion of credit facilities. Net available borrowings under these credit facilities at December 31, 1999 were approximately $442.2 million. See Note 10, "Financing Arrangements," of Notes to Consolidated Financial Statements.

The Company may acquire shares of its stock on an ongoing basis and is authorized as of December 31, 1999 to purchase up to 4.5 million shares. Additionally, in early 2000, the Company's Board of Directors authorized the purchase of up to an additional 5.4 million shares through the use of a forward stock repurchase program executed by a financial institution. Management considers market conditions, alternate uses of cash and shareholder returns, among other factors, when evaluating share repurchases.

The Company believes that its cash, other liquid assets, operating cash flows and access to capital markets, taken together, provide adequate resources to fund ongoing operating requirements as well as future capital expenditures related to the expansion of and investment in existing businesses and development of new projects.

[Chart]

EBITDA(a)
---------
(In millions)

  1999        1998        1997
  ----        ----        ----

 $658.6      $789.8      $464.5

(a)Earnings   from   continuing  operations  before  special   charges,
   minority interest, interest charges, taxes, depreciation, depletion and amortization and after PLP distribution.

[Chart]

Capital Expenditures
--------------------
(In millions)

  1999        1998        1997
  ----        ----        ----

 $248.4      $367.6      $244.0

[Chart]

Debt-to-Total Capitalization
----------------------------

  1999        1998        1997
  ----        ----        ----

  70.2%       62.1%       42.4%

                              Market Risk
                             -------------

The Company is exposed to the impact of interest rate changes on borrowings, fluctuations in the functional currency of foreign operations and the impact of fluctuations in the purchase price of natural gas, ammonia and sulphur consumed in operations, as well as changes in the market value of its financial instruments. The Company periodically enters into derivatives in order to minimize foreign currency risks, but not for trading purposes.

The functional currency of all operations outside the United States is the respective local currency. Foreign currency translation effects are included in Accumulated other comprehensive income. The Company uses foreign currency forward exchange contracts, which typically expire within one year, to hedge transaction exposure related to assets and liabilities denominated in currencies other than the entities' functional currencies, including intercompany loans. Realized and unrealized gains and losses on foreign currency forward exchange contracts used to hedge the currency fluctuations on transactions denominated in foreign currencies and the offsetting realized and unrealized losses and gains on hedged transactions are recorded in Other income and expense. The Company had $93.6 million and $106.2 million of foreign currency forward exchange contracts outstanding as of December 31, 1999 and 1998, respectively. As of December 31, 1999 and 1998, the difference between the contract amounts and fair value was immaterial.

The Company also uses foreign currency forward exchange contracts, which typically expire within one year, to reduce the exchange rate risk related to certain forecasted foreign currency transactions. The carrying amounts of these contracts are adjusted to their market values at each balance sheet date and recorded in Other income and expense. The Company had $156.5 million of foreign currency forward exchange contracts outstanding as of December 31, 1999, which are being used for the purpose described above. As of December 31, 1999, the difference between the contract amounts and fair value was immaterial.

The Company conducted sensitivity analyses of its derivatives and other financial instruments assuming the following: (i) a one percentage point adverse change in interest rates on outstanding borrowings; (ii) a ten percent adverse change in foreign currency exchange rates; and
(iii) a ten percent adverse change in the purchase price of natural gas, ammonia and sulphur all from their levels at December 31, 1999. Holding all other variables constant, the hypothetical adverse changes would not materially affect the Company's financial position. These analyses did not consider the effects of the reduced level of economic activity that could exist in such an environment and certain other factors.

Further, in the event of a change of such magnitude, management would likely take actions to further mitigate its exposure to possible changes. However, due to the uncertainty of the specific actions that would be taken and their possible effects, the sensitivity analyses assume no changes in the Company's financial structure.

                             Contingencies
                             -------------

See  Note  16,  "Contingencies,"  of Notes  to  Consolidated  Financial
Statements.

               Environmental, Health and Safety Matters
               ----------------------------------------

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

This Policy is the cornerstone of the Company's comprehensive EHS plan (EHS Plan) to achieve sustainable, predictable, measurable and verifiable EHS performance. Integral elements of the EHS Plan include:
(i) improving the Company's EHS procedures and protocols; (ii) upgrading its related facilities and staff; (iii) performing baseline and verification audits; (iv) formulating improvement plans; and (v) assuring management accountability. The Company has phased in implementation of this EHS Plan and each facility is in a different stage of plan integration. The Company conducts audits to confirm that each facility has implemented the EHS Plan and has achieved regulatory compliance, continuous EHS improvement and integration of EHS management systems into day-to-day business functions.

The  Company  produces and distributes crop and animal nutrients,  salt and deicing products, boron-based chemicals and sodium-bicarbonate. These activities subject the Company to an ever-evolving myriad of international, federal, state, provincial and local EHS laws which regulate, or propose to regulate: (i) product content; (ii) use of products by both the Company and its customers; (iii) conduct of mining and production operations, including safety procedures used by employees; (iv) management and handling of raw materials; (v) air and water quality impacts by the Company's facilities; (vi) disposal of hazardous and solid wastes; and (vii) post-mining land reclamation.

For new regulatory programs, it is difficult to ascertain future compliance obligations or estimate future costs until implementing regulations have been finalized and definitive regulatory interpretations have been adopted. The Company intends to respond to these regulatory requirements at the appropriate time by implementing necessary physical or procedural modifications.

The Company has expended, and anticipates that it will continue to expend, substantial resources, both financial and managerial, to comply with EHS standards. In 2000, environmental capital expenditures will total approximately $56.5 million, primarily related to: (i) modification or construction of wastewater treatment areas in Florida;
(ii) modification and construction projects associated with phosphogypsum stacks at the concentrates plants in Florida and Louisiana; and (iii) remediation of contamination at current or former operations. Additional expenditures for land reclamation activities will total approximately $15.5 million. In 2001, the Company expects environmental capital expenditures will be approximately $86.9 million and expenditures for land reclamation activities to be approximately $13.5 million. No assurance can be given that greater-than-anticipated EHS capital expenditures will not be required in 2000 or in the future. Based on current information, it is the opinion of management that the Company's contingent liability arising from EHS matters, taking into account established reserves, will not have a material adverse effect on the Company's financial position or results of operations.

Product Requirements and Impacts
--------------------------------
The Company's primary businesses include the production and sale of crop and animal nutrients, salt and deicing products, boron-based chemicals and sodium-bicarbonate. International, federal, state and provincial standards: (i) require registration of many Company products before those products can be sold; (ii) impose labeling
requirements  on  those  products;  and  (iii)  require  producers   to
manufacture the products to formulations set forth on the labels. Various environmental, natural resource and public health agencies at all regulatory levels have begun evaluating alleged health and environmental impacts that might arise from the handling and use of products such as those manufactured by the Company. Most of these evaluations are in the initial stages. During 1999, the United States Environmental Protection Agency (EPA), the state of California, and The Fertilizer Institute each completed independent assessments of potential risks posed by crop nutrient materials. These assessments concluded that, based on the available data, crop nutrient materials generally do not pose harm to human health or the environment. Despite these conclusions, some agencies have implemented or are still considering standards that may modify customers' use of the Company's products because of the alleged impacts. It is unclear whether any further evaluations that may be conducted will result in additional regulatory requirements for the producing industries, including the Company or its customers. At this preliminary stage, the Company cannot estimate the potential impact of these standards on the market for the Company's products or on the expenditures that may be necessary to meet new requirements.

Operating Requirements and Impacts
----------------------------------
Permitting
The Company holds numerous environmental, mining and other permits or approvals authorizing operation at each of its facilities. A decision by a government agency to deny or delay issuing an application for a new or renewed permit or approval, or to revoke or substantially modify an existing permit or approval, could have a material adverse effect on the Company's ability to continue operations at the affected facility. Expansion of Company operations also is predicated upon securing the necessary environmental or other permits or approvals. Recently, a number of organizations and community groups in a variety of locations have relied upon guidance and materials issued by the EPA to challenge federally authorized permits that these groups believe might have a disproportionate impact on minority or low-income communities. A challenge of this type at one of the Company's facilities, even though unfounded, could impact the ability of that facility to obtain timely permits.

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

Mining Operations
In the last several years, regulatory agencies in the United States and Canada have undertaken a review of potential health impacts from diesel emissions on miners in underground mining operations. The Province of Ontario has adopted, and the United States Mine Safety and Health Administration has proposed, limits of exposure to diesel emissions for all underground mining operations including salt and potash. Moreover, in 1998, the National Institute for Occupational Safety and Health (NIOSH) began a multi-year study to determine whether exposure to exhaust generated by diesel equipment used in underground mining operations results in adverse, long-term health effects to miners. This study involves a review of Potash's two potash mines in Carlsbad,
New  Mexico.   The  Company cannot currently estimate  the  extent   of
expenditures that may be necessary to address conclusions of the NIOSH study, once completed, or additional regulatory standards that may arise.

Management of Residual Materials
Mining and processing potash, salt and phosphate generates residual materials that must be managed. Potash tailings, which contain primarily salt, iron and clay, are stored in surface disposal sites. Salt residuals are managed in piles. Phosphate mining residuals, such as overburden and sand tailings, are used in reclamation, while clay residuals are deposited in clay ponds. Phosphate processing generates phosphogypsum which is stored in phosphogypsum stack systems. The Company has incurred and will continue to incur significant costs to manage its potash, salt and phosphate residual materials in accordance with environmental laws, regulations and permit requirements.

For potash and salt residuals in Saskatchewan, the Department of Environmental and Resource Management (Department) has required all mine operators to obtain approval of facility decommissioning and reclamation plans (Plans) that will apply once mining operations at any facility are terminated. These Plans must specify procedures for decommissioning all mine facilities and for handling potash and salt residual materials, including salt piles and potash tailings management areas. As part of these Plans, the Department will require operators to provide financial assurance that the Plans will be carried out. Along with other members of the Saskatchewan potash industry, the Company filed its Plans for its Saskatchewan potash mines in 1997. The Department rejected those potash industry Plans that did not provide for the underground disposal of all surface tailings. The potash industry is cooperating with the Department to evaluate technically feasible, cost-effective and environmentally responsible disposal. Costs for decommissioning in accordance with the Plans are likely to be significant. However, the Company does not anticipate expending such funds in the foreseeable future. Facility decommissioning will not occur until a facility has closed, and such closure is not imminent given the anticipated life of the Company's mines. Also, implementation of the Plans has been deferred until the Department and the industry can reach agreement over the appropriate technical approach for long-term potash tailings management. This approach may change as advances are made in tailings management technology. Changes also occur from time to time in rules and regulations governing tailings management. Finally, the Company will not be required to provide financial assurance until an appropriate assurance mechanism has been specified by the Department. For these reasons, the Company cannot predict with certainty the financial impact of these decommissioning requirements on the Company.

Monitoring of the Company's Saskatchewan potash tailing management areas has indicated that some of these areas might have impacted local groundwater. The consequences of this impact are unknown and it is uncertain whether any corrective action will be required. As a result, management cannot currently estimate the financial impact that these groundwater results may have on the Company.

IMC Salt's Saskatchewan salt mine also submitted its decommissioning plan in 1997. The plan provided for dissolution and underground reinjection of the facility's residual salt pile and was conditionally approved. The dissolution process has begun; however, the Department still has not specified the type of financial assurance that it will require the facility to provide.

With regard to phosphate processing, Florida law may require Phosphates to close one or more of its unlined phosphogypsum stacks and/or associated cooling ponds after March 25, 2001 if the stack system or pond is demonstrated to cause an exceedance of Florida's groundwater quality standards. Phosphates has already begun closure activities at its unlined gypsum stack at its New Wales facility in Central Florida. Phosphates cannot predict at this time whether Florida law will require closure of any of its other stack systems. The costs of such closure and decommissioning could be significant. In addition, Phosphates currently operates an unlined cooling pond at New Wales. Monitoring indicates that discharges from the unlined cooling pond are within Florida groundwater standards. Phosphates received a permit in August 1999 to continue operating this pond through March 25, 2001. Over the past several years, the Company has successfully permitted this pond and anticipates that it will be able to obtain future permits. However, if Phosphates does not receive the permit, it will need to line or relocate the cooling pond, which is estimated to cost approximately $45.0 million.

Restructuring Charges
---------------------
In connection with the Company's Rightsizing Program, Phosphates has discontinued mining or processing operations at a number of its facilities including the Payne Creek and Noralyn mines and the Nichols concentrates plant. Such discontinuation will trigger decommissioning,
closure   and  reclamation  requirements  under  a  number  of  Florida regulations and Company permits.  These activities are estimated to cost
$41.0 million, for which reserves have been established.  Although   the
Company believes that it has reasonably estimated these costs, additional expenditures could be required to address unanticipated environmental conditions as they arise.

Remedial Activities
-------------------
Remediation at Company Facilities
Many of the Company's formerly owned or current facilities have been in operation for a number of years. The historical use and handling of regulated chemical substances, crop and animal nutrients and additives, salt and by-product or process tailings at these facilities by the Company and predecessor operators have resulted in soil and groundwater contamination. In addition, through the FTX Merger, the Company assumed responsibility for contamination at some crop nutrient facilities that were owned or operated by FTX, PLP or their predecessors.

At many of these facilities, spills or other unintended releases of regulated substances have occurred previously and potentially could occur in the future, possibly requiring the Company to undertake or fund cleanup efforts. In some instances, the Company has agreed, pursuant to consent orders with the appropriate governmental agencies, to undertake certain investigations, which currently are in progress, to determine whether remedial action may be required to address contamination.

At other locations, the Company has entered into consent orders with appropriate governmental agencies to perform required remedial activities that will address identified site conditions. Expenditures for these known conditions currently are not expected to be material. However, material expenditures by the Company could be required in the future to remediate the contamination at these or at other current or former sites.

The Company believes that, pursuant to several indemnification agreements, it is entitled to at least partial, and in many instances complete, indemnification for the costs that may be expended by the Company to remedy environmental issues at certain facilities. These agreements address issues that resulted from activities occurring prior to the Company's acquisition of facilities or businesses from parties including PPG Industries, Inc.; Kaiser Aluminum & Chemical Corporation; Beatrice Companies, Inc.; Estech, Inc.; ARCO; Conoco; The Williams Companies; Kerr-McGee Inc.; and certain other private parties. The Company has already received and anticipates receiving amounts pursuant to the indemnification agreements for certain of its expenses incurred to date as well as future anticipated expenditures.

During 1999, under a consent order with the state of South Carolina, the Company successfully deconstructed its former fertilizer production facility in Spartanburg, South Carolina. Subsequently, the EPA performed an expanded site investigation (ESI) at this facility to determine whether the Company will be required to conduct any additional remedial activities. Because the results of that ESI have not been finalized, the Company cannot determine the cost of any remedial action that ultimately may be required. Recently, several attorneys purportedly representing 600 neighbors of the Spartanburg facility have expressed their intention to file suit against the Company for alleged personal injury and property damage. Until these suits are filed, the Company is unable to determine the magnitude of potential exposure; however, the Company intends to vigorously contest any actions that may be brought.

Remediation at Third-Party Facilities
Along with impacting the sites at which the Company has operated, parties have alleged that the Company's historic operations have resulted in contamination to neighboring off-site areas or third-party facilities. In some instances, the Company has agreed, pursuant to consent orders with appropriate governmental agencies, to undertake investigations, which currently are in progress, to determine whether remedial action may be required to address contamination. The Company's remedial liability at these sites, either alone or in the aggregate, currently is not expected to be material. As more information is obtained regarding these sites, this expectation could change.

In September 1999, four plaintiffs filed Moore et al. vs. Agrico Chemical Company et al., a class-action lawsuit naming Agrico Chemical Company, FTX, PLP and a number of unrelated defendants. The suit seeks unspecified compensation for alleged property damage, medical monitoring, remediation of an alleged public health hazard and other appropriate damages purportedly arising from operation of the neighboring fertilizer and crop protection chemical facilities in Lakeland, Florida. Agrico Chemical Company owned the Landia portion of these facilities for approximately 18 months during the mid-1970s. Because the litigation is in its early stages, management cannot determine the magnitude of any exposure to the Company; however, the
Company intends to vigorously contest this action and to seek any indemnification to which it may be entitled. Concurrent with this litigation, the EPA has undertaken on-site and off-site investigations of these facilities to determine whether any remediation of existing contamination may be necessary. Pursuant to an indemnification agreement with the Company, The Williams Companies have assumed responsibility for any costs that Agrico Chemical Company might incur for remediation as a result of the EPA's actions.

Superfund
---------
The Comprehensive Environmental Response Compensation and Liability Act (Superfund) imposes liability, without regard to fault or to the legality of a party's conduct, on certain categories of persons who are considered to have contributed to the release of "hazardous substances" into the environment. Currently, the Company is involved or concluding involvement at less than 20 Superfund or equivalent state sites. The Company's remedial liability at these sites, either alone or in the aggregate, is not currently expected to be material. As more information is obtained regarding these sites and the potentially responsible parties involved, this expectation could change.

Oil and Gas
-----------
Through the FTX Merger, the Company assumed responsibility for contamination and environmental impacts at a significant number of oil and gas facilities that were businesses operated by FTX, PLP or their predecessors. The Company recorded an additional $18.3 million, $10.8 million after tax, of environmental exit costs as a result of additional information which became available to the Company in the fourth quarter of 1999 concerning the Company's obligations with respect to previously owned oil and gas properties. The Company is currently involved in eight such claims, which allege destruction of marshland by oil and gas operations or contamination resulting from disposal of oil and gas residual materials. The Company's liability for these claims, either alone or in the aggregate, taking into account established reserves, is not expected to have a material adverse effect on the Company's financial position or results of operations. As more information is obtained regarding these claims or as new claims arise, this expectation could change.

                         Year 2000 Disclosure
                         --------------------

The Company completed its Year 2000 readiness initiatives and did not experience any significant problems. The Company does not anticipate any significant adverse business effects related to this issue. The Company incurred approximately $7.5 million in cumulative costs of projects dedicated solely to Year 2000 remediation.

                  Recently Issued Accounting Guidance
                  -----------------------------------

The Company does not believe that Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," which the Company is required to adopt on January 1, 2001, will have a material impact on the Company's financial statements.

                      Forward-Looking Statements
                      --------------------------

All statements, other than statements of historical fact, contained within Management's Discussion and Analysis of Financial Condition and Results of Operations constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.

Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: general business and economic conditions in the agricultural industry or in localities where the Company or its customers operate; weather conditions; the impact of competitive products; pressure on prices realized by the Company for its products; constraints on supplies of raw materials used in manufacturing certain of the Company's products; capacity constraints limiting the production of certain products; difficulties or delays in the development, production, testing and marketing of products; difficulties or delays in receiving required governmental and regulatory approvals; market acceptance issues, including the failure of products to generate anticipated sales levels; difficulties in integrating acquired businesses and in realizing related cost savings and other benefits; the effects of and change in trade, monetary and fiscal policies, laws and regulations; foreign exchange rates and fluctuations in those rates; the costs and effects of legal proceedings, including environmental and administrative proceedings involving the Company; and other risk factors reported from time to time in the Company's Securities and Exchange Commission reports.

                         Report of Management

Management of IMC Global Inc. is responsible for the preparation, integrity and fair presentation of the financial information included in this report. The financial statements have been prepared in accordance with generally accepted accounting principles and necessarily include certain amounts that are based on management's estimates and judgment.

Management is responsible for maintaining a system of internal accounting controls to provide reasonable assurance as to the integrity and reliability of the financial statements; the proper safeguarding and use of assets; and the accurate execution and recording of transactions. Such controls are based on established policies and procedures and are implemented by trained personnel. The system of internal accounting controls is monitored by the Company's internal auditors to confirm that the system is proper and operating effectively. The Company's policies and procedures prescribe that the Company and its subsidiaries are to maintain ethical standards and that its business practices are to be consistent with those standards.

The Company's financial statements have been audited by Ernst & Young LLP (Ernst & Young), independent auditors. Their audit was conducted in accordance with auditing standards generally accepted in the United States and included consideration of the Company's internal control system. Management has made available to Ernst & Young all of the Company's financial records and related data, as well as minutes of the meetings of the Board of Directors. Management believes that all representations made to Ernst & Young were valid and appropriate.

The Board of Directors, operating through its Audit Committee composed entirely of non-employee directors, provides oversight to the financial reporting process. The Audit Committee meets regularly with management, the internal auditors and Ernst & Young, jointly and separately, to review financial reporting matters, internal accounting controls and audit results to assure that all parties are properly fulfilling their responsibilities. Both Ernst & Young and the internal auditors have unrestricted access to the Audit Committee.



/s/ J. Bradford James            /s/ Anne M. Scavone
----------------------------     -----------------------------
J. Bradford James                Anne M. Scavone
Executive Vice President and     Vice President and Controller
Chief Financial Officer


                    Report of Independent Auditors


To the Board of Directors and Stockholders of IMC Global Inc.

We have audited the accompanying consolidated balance sheet of IMC Global Inc. as of December 31, 1999 and 1998 and the related consolidated statements of operations, cash flows and stockholders' equity for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of IMC Global Inc. as of December 31, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2 to the financial statements, effective October 1, 1999 the Company changed its method for assessing the recoverability of goodwill. In addition, as discussed in Note 1 to the financial statements, the Company changed its method of accounting for start-up activities in 1999 to conform with SOP 98-5, "Reporting on the Costs of Start-Up Activities."


                           /s/ Ernst & Young LLP
                           ---------------------
                           Ernst & Young LLP


Chicago, Illinois
January 31, 2000

                 Consolidated Statement of Operations
                 In millions, except per share amounts
                                                   Year ended December 31
                                                 1999       1998      1997
                                                 ----       ----      ----
Net sales                                      $2,369.3   $2,383.1  $2,116.0
Cost of goods sold                              1,826.6    1,684.3   1,541.1
                                               --------   --------  --------
        Gross margins                             542.7      698.8     574.9
Selling, general and administrative expenses      164.5      150.6     131.8
Goodwill write-down                               521.2          -         -
Restructuring charges                             175.2      176.1         -
Main Pass write-down                                   -         -     183.7
                                               --------   --------  --------
        Operating earnings (loss)                (318.2)     372.1     259.4
Interest expense                                  154.5      161.1      40.2
Other (income) expense, net
                                                   (6.9)      (5.9)     (5.4)
                                               --------   --------  --------
Earnings (loss) from continuing operations
 before minority interest                        (465.8)     216.9     224.6
Minority interest                                  (0.1)      24.4     124.4
                                               --------   --------  --------
Earnings (loss) from continuing operations
 before income taxes                             (465.7)     192.5     100.2
Provision for income taxes                        145.4       82.7      30.4
                                               --------   --------  --------
Earnings (loss) from continuing operations       (611.1)     109.8      69.8
Discontinued operations:
  Earnings (loss) from discontinued operations    (43.5)       1.1      18.0
  Estimated loss on disposal                     (111.7)    (122.9)        -
                                               --------   --------  --------
Total earnings (loss) from discontinued
 operations                                      (155.2)    (121.8)     18.0
                                               --------   --------  --------
Earnings (loss) before extraordinary item and
 cumulative effect of a change in accounting
 principle                                       (766.3)    (12.0)      87.8
Extraordinary item - debt retirement                0.5       3.0      (24.9)
Cumulative effect of a change in accounting
principle                                          (7.5)        -          -
                                               --------   -------   --------
        Net earnings (loss)                    $ (773.3)  $   (9.0)  $   62.9
                                               ========   ========   ========
Basic and diluted earnings (loss) per share:
  Earnings (loss) from continuing operations   $  (5.33)  $   0.96   $   0.74
  Total earnings (loss) from discontinued
   operations                                     (1.35)     (1.07)      0.19
  Extraordinary item - debt retirement                -       0.03      (0.26)
  Cumulative effect of a change in accounting
principle                                         (0.07)         -          -
                                               --------   --------   --------
        Net earnings (loss) per share          $  (6.75)  $  (0.08)  $   0.67
                                               ========   ========   ========

Basic weighted average number of shares
 outstanding                                      114.5      114.2       94.0
Diluted weighted average number of shares
 outstanding                                      114.5      114.8      94.7

            See Notes to Consolidated Financial Statements


                      Consolidated Balance Sheet
                   In millions, except share amounts
                                                          December 31
                                                       1999         1998
                                                       ----         ----
Assets
------
Current assets:
Cash and cash equivalents                            $   80.8    $  110.6
Receivables, net                                        254.2       421.5
Inventories, net                                        439.6       580.6
Net assets of discontinued operations held for sale         -       273.3
Deferred income taxes                                   135.3        91.1
Other current assets                                     18.0         5.5
                                                     --------    --------
    Total current assets                                927.9     1,482.6

Property, plant and equipment, net                    3,250.7     3,697.4
Net assets of discontinued operations held for sale     301.5           -
Other assets                                            715.8     1,276.9
                                                     --------    --------
Total assets                                         $5,195.9    $6,456.9
                                                     ========    ========
Liabilities and Stockholders' Equity
------------------------------------
Current liabilities:
Accounts payable                                     $  200.9    $  255.9
Accrued liabilities                                     260.1       240.9
Short-term debt and current maturities of long-term
debt                                                     29.9       408.3
                                                     --------    --------
Total current liabilities                               490.9       905.1

Long-term debt, less current maturities               2,518.7     2,638.7
Deferred income taxes                                   589.6       566.6
Other noncurrent liabilities                            516.6       486.1

Stockholders' equity:
Common stock, $1 par value, authorized 300,000,000
shares; issued 125,163,572 and 125,072,811 shares
in 1999 and 1998, respectively                          125.2       125.0
Capital in excess of par value                        1,698.1     1,697.3
Retained earnings (deficit)                            (411.1)      400.6
Accumulated other comprehensive income                  (37.3)      (66.3)
Treasury stock, at cost, 10,676,276 and 10,738,520
shares in 1999 and 1998, respectively                  (294.8)     (296.2)
                                                     --------    --------
    Total stockholders' equity                        1,080.1     1,860.4
                                                     --------    --------

Total liabilities and stockholders' equity           $5,195.9    $6,456.9
                                                     ========    ========

            See Notes to Consolidated Financial Statements

                 Consolidated Statement of Cash Flows
                              In millions
                                                  Year ended December 31
                                               1999      1998       1997
                                               ----      ----       ----
Cash Flows from Operating Activities
Net earnings (loss)                         $ (773.3)  $   (9.0)  $  62.9
Adjustments to reconcile net earnings
(loss) to net cash provided by operating
activities:
Goodwill write-down                            521.2           -        -
Depreciation, depletion and amortization       232.5       251.7    183.2
Restructuring charges, net of cash paid        116.5       144.0        -
Estimated losses on disposal of businesses     111.7       122.9        -
Minority interest                               (2.5)       14.1    124.4
Main Pass write-down                               -           -    112.2
Deferred income taxes                          136.4         2.9     58.4
Other charges and credits, net                  48.4       (38.4)     2.4
Changes in:
Receivables                                     88.4       (18.2)   (12.3)
Inventories                                     68.8       (81.4)     3.9
Other current assets                           (14.2)       (9.4)     2.1
Accounts payable                               (11.3)      (64.9)    (2.8)
Accrued liabilities                            (59.3)      (79.8)    29.0
Net current assets of discontinued              (4.9)       34.6        -
 operations                                 --------   --------- --------
Net cash provided by operating activities      458.4       269.1    563.4
                                            --------   --------- --------
Cash Flows from Investing Activities
Capital expenditures                          (248.4)    (367.6)  (244.0)
Acquisitions, net of cash acquired              (9.1)    (393.3)   (91.4)
Proceeds from sale of businesses               295.9       44.8        -
Proceeds from sale of investment                12.8          -        -
Proceeds from sale of property, plant and       17.9        6.4      8.8
equipment                                    -------- --------- --------
Net cash provided by (used in) investing
 activities                                     69.1     (709.7)  (326.6)
                                            --------  --------- --------
Net cash provided (used) before financing
 activities                                    527.5     (440.6)   236.8
                                            --------  --------- --------
Cash Flows from Financing Activities
Cash distributions to unitholders of PLP       (21.5)     (11.0)       -
Cash distributions from IMC-Agrico to PLP          -          -   (146.4)
Payments of long-term debt                    (189.7)  (1,303.1)  (515.9)
Proceeds from issuance of long-term debt, net   80.4    2,370.2    805.3
Changes in short-term debt, net               (392.3)    (522.3)  (127.7)
Increase (decrease) in securitization of
 accounts receivable, net                          -      (61.5)     6.0
Stock options exercised and restricted
 stock awards                                    2.4        8.9      5.5
Cash dividends paid                            (36.6)     (36.6)   (29.7)
Purchase of treasury stock                         -       (3.1)  (187.5)
                                            --------  --------- --------
Net cash provided by (used in) financing
  activities                                  (557.3)     441.5   (190.4)
                                            --------  --------- --------

Net change in cash and cash equivalents        (29.8)       0.9     46.4
Cash and cash equivalents - beginning of
 year                                          110.6      109.7     63.3
                                            --------  --------- --------
Cash and cash equivalents - end of year     $   80.8  $   110.6 $  109.7
                                            ========  ========= ========

            See Notes to Consolidated Financial Statements


                 Consolidated Statement of Stockholders' Equity
                      In millions, except per share amounts

                                                Capital             Accumulated
                                               in excess  Retained     other                 Total
                           Outstanding Common    of par   earnings comprehensive Treasury stockholders' Comprehensive
                              shares    stock    value   (deficit)    income      stock      equity      income(loss)
                           ----------- ------  --------- --------- ------------- -------- ------------- -------------
Balance at December 31, 1996   96.1   $ 101.6  $  936.1   $ 413.0    $ (17.2)    $(107.3)   $1,326.2
Net earnings                      -         -         -      62.9          -           -        62.9       $ 62.9
Foreign currency translation
 adjustment                       -         -         -         -      (13.6)          -       (13.6)       (13.6)
Dividends ($0.32 per share)       -         -         -     (29.7)         -           -       (29.7)
Stock options exercised         0.3       0.3       5.2         -          -           -         5.5
Issuance of common stock
 pursuant to acquisitions      22.7      22.7     749.0         -          -         0.2       771.9
Purchase of treasury shares    (5.1)        -         -         -          -      (187.5)     (187.5)
                              -----   -------  --------   -------    -------     -------    --------      -------
Balance at December 31, 1997  114.0     124.6   1,690.3     446.2      (30.8)     (294.6)    1,935.7         49.3
                                                                                                          =======
Net loss                          -         -         -      (9.0)         -           -        (9.0)        (9.0)
Foreign currency translation
 adjustment                       -         -         -         -      (35.5)          -       (35.5)       (35.5)
Dividends ($0.32 per share)       -         -         -     (36.6)         -           -       (36.6)
Stock options exercised and
 restricted stock awards        0.4       0.4       7.0         -          -         1.5         8.9
Purchase of treasury shares    (0.1)        -         -         -          -        (3.1)       (3.1)
                              -----   -------  --------   -------    -------     -------    --------      -------
Balance at December 31, 1998  114.3     125.0   1,697.3     400.6      (66.3)     (296.2)    1,860.4        (44.5)
                                                                                                          =======
Net loss                          -         -         -    (773.3)         -           -      (773.3)      (773.3)
Foreign currency translation
 adjustment                       -         -         -         -       29.0           -        29.0         29.0
Dividends ($0.32 per share)       -         -         -     (36.6)         -           -       (36.6)
Stock options exercised and
 restricted stock awards        0.2       0.2       0.8         -          -         1.4         2.4
Other                             -         -         -      (1.8)         -           -        (1.8)
                              -----   -------  --------   -------    -------    -------     --------      -------
Balance at December 31, 1999  114.5   $ 125.2  $1,698.1   $(411.1)   $ (37.3)   $(294.8)    $1,080.1      $(744.3)
                              =====   =======  ========   =======    =======    =======     ========      =======

                            See Notes to Consolidated Financial Statements


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Basis of Presentation
   The consolidated financial statements include the accounts of the Company and all subsidiaries which are more than 50.0 percent owned and controlled. Prior to its disposition in the fourth quarter of 1999, the Company's interest in a multi-year oil and natural gas exploration program with MMR (Exploration Program) was proportionately consolidated by PLP at a rate of 56.4 percent of the exploration costs and 47.0 percent of the profits derived from oil and gas producing properties. Additionally, prior to its disposal in 1997, the Company proportionately consolidated its 25.0 percent interest in the sulphur operations of Main Pass. All significant intercompany accounts and transactions are eliminated in consolidation. Certain amounts in the consolidated financial statements for periods prior to December 31, 1999 have been reclassified to conform to the current presentation.

   As discussed in more detail in Note 4, "Discontinued Operations," Chemicals, AgriBusiness and the Company's oil and gas business have been presented as discontinued operations.

   Use of Estimates
   Management is required to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

   Revenue Recognition
   Revenue is recognized by the Company upon the transfer of title to the customer, which is generally at the time product is shipped. For certain export shipments, transfer of title occurs outside of the United States.

   Cash Equivalents
   The  Company  considers  all  highly  liquid  investments  with   an
   original maturity of three months or less to be cash equivalents which are reflected at their approximate fair value.

   Concentration of Credit Risk
   Domestically,  the  Company  sells its  products  to  manufacturers, distributors and retailers primarily in the midwestern and southeastern United States and to governmental bodies such as states, provinces, counties and municipalities located in the Great Lakes region of the United States and Canada. Internationally, the Company's phosphate and potash products are sold primarily through two North American export associations. No single customer or group of affiliated customers accounted for more than ten percent of the Company's net sales.

   Inventories
   Inventories   are   valued   at  the  lower-of-cost-or-market   (net
   realizable  value).   Cost for substantially all  of  the  Company's
   inventories is calculated on a cumulative annual-average basis.

   Property, Plant and Equipment/Other Assets
   Property (including mineral deposits), plant and equipment, including assets under capital leases, are carried at cost. Cost of significant assets includes capitalized interest incurred during the construction and development period. Expenditures for replacements and improvements are capitalized; maintenance and repair expenditures, except for repair and maintenance overhauls
   (Turnarounds),   are   charged   to   operations   when    incurred.
   Expenditures for Turnarounds are deferred when incurred and amortized into cost of goods sold on a straight-line basis, generally over an 18-month period. Turnarounds are large-scale maintenance projects that are performed regularly, usually every 18 to 24 months. Turnarounds are necessary to maintain the operating capacity and efficiency rates of the production plants. The deferred portion of Turnaround expenditures is classified in Other assets.

   Depreciation and depletion expenses for mining operations, including mineral deposits, are determined using the units-of-production method based on estimates of recoverable reserves. Other asset classes or groups are depreciated or amortized on a straight-line basis over their estimated useful lives as follows: buildings, ten to 45 years; machinery and equipment, three to 25 years; and leasehold improvements, over the lesser of the remaining useful life of the asset or the remaining term of the lease.

   Goodwill,  representing the excess of purchase cost  over  the  fair value of net assets of acquired companies, is generally amortized using the straight-line method over 40 years. At December 31, 1999 and 1998, goodwill, included in Other assets, totaled $535.9 million and $1,064.2 million, respectively. See Note 2, "Change in Accounting for Goodwill" and Note 6, "Acquisitions," for further detail regarding goodwill.

   Using the methodology prescribed in SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the Company reviews long-lived assets and the related intangible assets for impairment whenever events or changes in circumstances indicate the carrying amounts of such assets may not be recoverable. Once an indication of a potential impairment exists, recoverability of the respective assets is determined by comparing the forecasted undiscounted net cash flows of the operation to which the assets relate, to the carrying amount, including associated intangible assets, of such operation. If the operation is determined to be unable to recover the carrying amount of its assets, then intangible assets are written down first, followed by the other long-lived assets of the operation, to fair value. Fair value is determined based on discounted cash flows or appraised values, depending upon the nature of the assets.

   Accrued Environmental Costs
   The Company produces and distributes crop and animal nutrients, salt and deicing products, boron-based chemicals and sodium-bicarbonate. These activities subject the Company to an ever-evolving myriad of international, federal, state, provincial and local EHS laws, which regulate, or propose to regulate: (i) product content; (ii) use of products by both the Company and its customers; (iii) conduct of mining and production operations, including safety procedures used by employees; (iv) management and handling of raw materials; (v) air and water quality impacts by the Company's facilities; (vi) disposal of hazardous and solid wastes; and (vii) post-mining land reclamation. Compliance with these laws often requires the Company to incur costs. The Company has contingent environmental liabilities arising from three sources:
   facilities currently or formerly owned by the Company or its predecessors; facilities adjacent to currently or formerly owned facilities; and third-party Superfund sites. At facilities currently or formerly owned by the Company or its corporate predecessors, including FTX, PLP and their corporate predecessors, the historical use and handling of regulated chemical substances, crop and animal nutrients and additives, salt and by-product or process tailings, have resulted in soil and groundwater contamination, sometimes requiring the Company to undertake or fund cleanup efforts.

   Of the environmental costs discussed above, the following environmental costs are charged to operating expense: fines, penalties and certain remedial action to address violations of the law; remediation of properties that are currently or were formerly owned or operated by the Company, or its predecessors, when those properties do not contribute to current or future revenue generation; and liability for remediation of facilities adjacent to currently or formerly owned facilities or for third-party Superfund sites. Contingent environmental liabilities are recorded for environmental investigatory and non-capital remediation costs at identified  sites  when  litigation has  commenced  or  a  claim  or assessment has been asserted or is imminent and the likelihood of an unfavorable outcome is probable. The Company cannot determine the cost of any remedial action that ultimately may be required at unknown sites, sites currently under investigation, sites for which investigations have not been performed, or sites at which unanticipated conditions are discovered.

   Derivatives
   The Company is exposed to the impact of interest rate changes on borrowings, fluctuations in the functional currency of foreign operations and the impact of fluctuations in the purchase price of natural gas, ammonia and sulphur consumed in operations, as well as changes in the market value of its financial instruments. The Company periodically enters into derivatives in order to minimize foreign currency risks, but not for trading purposes.

   The functional currency of all operations outside the United States is the respective local currency. Foreign currency translation effects are included in Accumulated other comprehensive income. The Company uses foreign currency forward exchange contracts, which typically expire within one year, to hedge transaction exposure related to assets and liabilities denominated in currencies other than the entities' functional currencies, including intercompany loans. Realized and unrealized gains and losses on foreign currency forward exchange contracts used to hedge the currency fluctuations on transactions denominated in foreign currencies and the offsetting realized and unrealized losses and gains on hedged transactions are recorded in Other income and expense. The Company had $93.6 million and $106.2 million of foreign currency forward exchange contracts outstanding as of December 31, 1999 and 1998, respectively. As of December 31, 1999 and 1998, the difference between the contract amounts and fair value was immaterial.

   The Company also uses foreign currency forward exchange contracts, which typically expire within one year, to reduce the exchange rate risk related to certain forecasted foreign currency transactions. The carrying amounts of these contracts are adjusted to their market values at each balance sheet date and recorded in Other income and expense. The Company had $156.5 million of foreign currency forward exchange contracts outstanding as of December 31, 1999, which are being used for the purpose described above. As of December 31, 1999, the difference between the contract amounts and fair value was immaterial.

   Adoption of SOP 98-5
   In April 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities," which mandated that costs related to start-up activities be expensed as incurred, effective
   January 1, 1999. Prior to the adoption of SOP 98-5, the Company capitalized its start-up costs (i.e., pre-operating costs). The Company adopted the provisions of SOP 98-5 in its financial statements beginning January 1, 1999 and, accordingly, recorded a charge for the cumulative effect of an accounting change of $7.5 million, or $0.07 per share, after tax and minority interest, in order to expense start-up costs that had been previously capitalized. The future impact of SOP 98-5 is not expected to be material to the Company's operating results.

   Recently Issued Accounting Guidance
   The Company does not believe that SFAS No. 133, which the Company is required to adopt effective January 1, 2001, will have a material impact on the Company's financial statements.

2. CHANGE IN ACCOUNTING FOR GOODWILL

   Effective October 1, 1999, the Company elected to change its method for assessing the recoverability of goodwill (not associated with impaired assets) from one based on undiscounted cash flows to one based on discounted cash flows. The Company believes that using the discounted cash flow approach to assess the recoverability of goodwill is preferable because it is consistent with the methodology used by the Company to evaluate investment decisions (acquisitions and capital projects) and takes into account the specific and detailed operating plans and strategies and the timing of cash flows of each business. The discount rate used in determining discounted cash flows was a rate corresponding to the Company's weighted-average cost of capital. This change represents a change in accounting principle, which is indistinguishable from a change in estimate.

   As a result of the change to a discounted cash flow methodology, the Company recorded a non-cash write-down of goodwill of $521.2 million, or $4.55 per share, in the fourth quarter of 1999. This charge represented the amount required to write-down the carrying amount of goodwill to the Company's estimate, as of October 1, 1999, of the estimated future discounted cash flows of the businesses to which the goodwill relates using the methodology described below.

   Effective October 1, 1999, the Company's accounting policy for assessing the recoverability of goodwill is as follows:

      The Company evaluates the recoverability of goodwill by estimating the future discounted cash flows of the businesses to which the goodwill relates. This evaluation is made whenever events or changes in circumstances indicate the carrying amount may not be recoverable. Estimated cash flows are determined by disaggregating the Company's business segments to an operational and organizational level for which meaningful identifiable cash flows can be determined. When estimated future discounted cash flows are less than the carrying amount of the net long-lived assets (tangible and identifiable intangible) and related goodwill, impairment losses of goodwill are charged to operations. Impairment losses, limited to the carrying amount of goodwill, represent the excess of the sum of the carrying amount of the net long-lived assets (tangible and identifiable intangible) and goodwill in excess of the discounted cash flows of the business being evaluated. In determining the estimated future cash flows, the Company considers current and projected future levels of income as well as business trends, prospects and market and economic conditions. Prior to October 1, 1999, the assessment of recoverability and measurement of impairment of goodwill was based on undiscounted cash flows.

3. RESTRUCTURING AND OTHER CHARGES

   1999 Restructuring Charge
   -------------------------
   During the fourth quarter of 1999, the Company announced and began implementing the Rightsizing Program which was designed to simplify and focus the Company's core businesses. The key components of the Rightsizing Program are: (i) the shutdown and permanent closure of the Nichols and Payne Creek facilities at Phosphates resulting from an optimization program that will reduce rock and concentrate production costs through higher utilization rates at the lowest-cost facilities; (ii) an asset rightsizing program at Potash resulting from a recently revised mine plan; (iii) closure of a facility at Salt; and (iv) corporate and business unit headcount reductions. In conjunction with the Rightsizing Program, the Company recorded a special charge of $179.0 million, $95.6 million after tax and minority interest, or $0.83 per share, in the fourth quarter of 1999.

   The Rightsizing Program (shown below in tabular format) primarily relates to the following:

   Asset Impairments
   The Rightsizing Program included the disposal of property, plant and equipment, as well as the write-down to fair value of assets as a result of the decision to close certain facilities and forgo or abandon certain mineral properties. In order to determine the write-down of assets affected by the Rightsizing Program, and in accordance with SFAS No. 121, the Company performed an assessment of future cash flows and, accordingly, adjusted the assets to their appropriate fair values.

   The  majority  of  the  impairment occurred at  Phosphates'  Florida production facilities where property, plant and equipment were written down by approximately $41.1 million to reflect fair value. The phosphate mine and plant closures resulted from a facilities optimization program that will reduce rock and concentrate production costs through higher utilization rates at the lowest-cost facilities. The write-down of impaired assets primarily consisted of certain facilities and associated production equipment. The remaining $1.0 million of the asset impairment charge was recorded at Salt for the permanent closure of an evaporation plant.

   Additionally, $8.6 million of property, plant and equipment, and $6.5 million of mineral reserves which were deemed unrecoverable, were written off at Potash.

   Non-Employee Exit Costs
   As a result of the decision to permanently close certain Phosphate facilities described above, the Company recorded a charge of $45.1 million for closure costs. The closure costs included approximately $40.4 million for incremental environmental land reclamation of the surrounding mined-out areas with the remainder for demolition costs. The Company expects the demolition and closure activities to be essentially completed by the end of 2005.

   In addition, demolition and closure costs were necessary for the plant closure at the Salt location discussed above, in the amount of $1.9 million. Other various non-employee exit costs totaled $5.5 million.

   Employee Headcount Reductions
   As part of the Rightsizing Program, headcount reductions were implemented throughout the Company. The majority of these reductions were a result of the closing and/or exiting of production operations, as discussed above. To facilitate headcount reductions, certain locations offered a voluntary retirement program for eligible employees. In addition, certain involuntary eliminations of positions, which were communicated prior to December 31, 1999, were necessary in order to achieve desired staffing levels. A total of 1,128 employees were terminated with 835 having left the Company by the end of December 31, 1999. The Company recorded a charge of $34.2 million for severance benefits related to these employee headcount reductions. Virtually all severance payments will be disbursed subsequent to December 31, 1999.

   As  a  result  of  the  employee terminations  necessitated  by  the
   Rightsizing Program, settlement, curtailment and special termination charges of $15.8 million were recorded in accordance with SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits." The related liabilities have been classified in Other noncurrent liabilities. See Note 11, "Pension Plans and Other Benefits."

   Inventories and Spare Parts of Exited Facilities
   The Rightsizing Program included a major reduction in production assets primarily used in the Phosphates business. The reduction was  accomplished  through the permanent shutdown of  two  phosphate facilities. Given the reduction in facilities and the resulting decrease in production, historical levels of spare parts inventory that had been maintained at these facilities were no longer necessary or warranted. Therefore, Phosphates recorded a charge of $12.4 million for the write-down of excess spare parts inventory which will be disposed. In addition, Potash and Salt recorded similar write-downs of $2.8 million and $0.3 million, respectively.

   Phosphates recorded charges of approximately $3.8 million to reduce the carrying value of finished goods inventories on-hand to net realizable value at December 31, 1999, as a result of the facilities closures discussed above.

   Details of the 1999 restructuring charge were as follows:

                                               Activity
                                           ----------------
                                 1999                             Remaining
                            Restructuring                         Accrual at
                                Charge     Cash Paid Non-Cash December 31, 1999
                            -------------  --------- -------- -----------------
   Asset impairments:
   Facilities closed prior
    to December 31, 1999       $ 42.1       $    -    $ 42.1        $    -
   Other asset write-offs        15.1            -      15.1             -

   Non-employee exit costs:
   Demolition and closure
    costs                        47.0          0.4         -          46.6
   Other                          5.5            -         -           5.5

   Employee headcount reductions:
   Severance benefits            34.2          5.4         -          28.8
  Settlement, curtailment
   and special termination
   benefits                      15.8            -      15.8             -

   Inventories and spare parts of exited businesses:
   Spare parts inventories       15.5            -      15.5             -
   Finished goods inventories     3.8            -       3.8             -
                               ------       ------    ------        ------
   Total                       $179.0       $  5.8    $ 92.3        $ 80.9
                               ======       ======    ======        ======


   All restructuring charges have been recorded as a separate line item on the Consolidated Statement of Operations, except for the finished goods inventory write-down of $3.8 million which was recorded in Cost of goods sold.

   1998 Restructuring Charge
   -------------------------
   During the fourth quarter of 1998, the Company developed and began execution of Project Profit. Project Profit was comprised of four major initiatives: (i) the combination of certain activities within the Potash and Phosphates business units in an effort to realize certain operating and staff function synergies; (ii) restructuring of the phosphate rock mining, concentrated phosphate and salt production/distribution operations and processes in an effort to reduce costs; (iii) simplification of the current business activities by eliminating businesses not deemed part of the Company's core competencies; and (iv) reduction of operational and corporate headcount. In conjunction with Project Profit, the Company recorded a special charge of $193.3 million, $113.4 million after tax and minority interest in the fourth quarter of 1998.

   Project Profit (shown below in tabular format) primarily related to the following:

   Asset impairments
   Project Profit included the removal of property, plant and equipment, as well as the write-down to fair value of those assets rendered unusable due to the decision to close certain facilities and forgo or abandon certain mineral properties. In order to determine the write-down of assets affected by Project Profit, and in accordance with SFAS No. 121, the Company performed an assessment of future cash flows and, accordingly, adjusted the assets to their appropriate fair values.

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

   Salt recorded an $11.2 million write-down of property, plant and equipment at its Kansas and Canadian locations, as a result of the decision to consolidate certain facilities and achieve operating efficiencies. The majority of the write-down related to production equipment. An additional $0.4 million of asset impairments was recorded at Feed Ingredients for the permanent closure of a limestone rock production facility.

   The total asset impairment charges of $76.0 million included $31.8 million pertaining to assets which continued to be utilized until their respective disposal dates, primarily within the first nine months of 1999. The estimated fair value of these assets, which was depreciated over their respective remaining periods of service, reflected estimated operating net cash flows until disposition. As of December 31, 1999, all of these assets have been sold or abandoned.

   Non-employee exit costs
   In accordance with the objective of the Mine Plan, to optimize phosphate rock management, Phosphates decided to permanently close a high-cost phosphate rock mine. As a result of this decision, the Company recorded a charge of $18.4 million for the demolition and other incremental costs of closure of the mine. These closure costs included approximately $15.5 million for incremental environmental land reclamation of the surrounding mined-out areas. The demolition and closure activities were still in process at the end of 1999 with an estimate of completion during 2001.

   The Company also decided to close certain production operations in connection with Project Profit, principally the uranium and urea operations of Phosphates. This decision was based on an analysis of the future outlook for these products, taking into consideration whether the operations were part of the Company's core businesses. These operations were determined to be non-core businesses and the Company recorded charges of approximately $12.8 million for demolition and/or closure, including environmental costs, of the uranium and urea production facilities. Additionally, environmental and/or closure costs of $2.4 million were recognized for the closure of one of the Company's evaporated salt production facilities. The Company estimates the demolition and closure activities will be completed by the end of 2000.

   In connection with Project Profit, the Company decided to discontinue its transportation of ammonia from Louisiana to its phosphate operations in Florida. This decision was based on current market conditions which secured the availability of ammonia to the Company and which made the high-cost transportation of ammonia from Louisiana to Florida unnecessary. As a result, the Company recorded a charge of $13.2 million for the net present value of costs associated with permanently idling leased equipment used in the transportation of ammonia from Louisiana. Other various exit costs totaled $7.3 million.

   Employee headcount reductions
   As part of Project Profit, headcount reductions were implemented at the Phosphates, Feed Ingredients, Salt and Potash operations, as well as at the Company's corporate headquarters. Certain of these reductions were a result of the closing and/or exiting of production operations, as discussed above. To facilitate headcount reductions, the Company offered a voluntary retirement program for eligible employees. In addition, certain involuntary eliminations of positions, which were communicated prior to December 31, 1998, were necessary in order to achieve desired staffing levels. A total of 185 employees accepted the voluntary retirement plan by December 31, 1998, with 112 of those employees having left the Company as of that date. At December 31, 1999, no voluntarily severed employees were remaining. Additionally, a total of 454 employees were involuntarily terminated and left the Company by the end of February 1999. Virtually all severance payments were disbursed prior to December 31, 1999 with the remaining payments to be disbursed during the first quarter of 2000.

   As a result of the employee terminations necessitated by Project Profit, settlement, curtailment and special termination charges of $19.7 million were recorded in accordance with SFAS No. 88. The related liabilities were classified in Other noncurrent liabilities. See Note 11, "Pension Plans and Other Benefits."

   Inventories and spare parts of exited businesses
   Phosphates recorded charges of approximately $17.2 million to reduce the carrying value of finished goods inventories on-hand to net realizable value at December 31, 1998, as a result of the decision to exit certain businesses.

   Project Profit included a major reduction in production assets primarily used in the Phosphates business. The reduction was accomplished through the permanent shutdown of select mining facilities as well as a cut-back in concentrate facilities. Given the reduction in facilities and the resulting decrease in production, historical levels of spare parts inventory that had been maintained by the Company were no longer necessary or warranted. Therefore, the Company recorded a charge of $8.7 million for the write-down of spare parts inventory.

   Activity related to accruals for Project Profit in 1999 was as follows:

                                    Accrual at                Accrual at
                                January 1, 1999  Cash Paid  December 31, 1999
                                ---------------  ---------  -----------------
   Non-employee exit costs:
   Demolition and closure costs      $ 33.6       $  6.7         $ 26.9
   Idled leased transportation
    equipment                          13.2          4.4            8.8
   Other
                                        5.3          3.3            2.0
   Employee headcount reductions:
   Severance benefits                  17.4         17.0            0.4
                                     ------       ------         ------
   Total                             $ 69.5       $ 31.4         $ 38.1
                                     ======       ======         ======

   All restructuring charges were recorded as a separate line item on the Consolidated Statement of Operations, except for the finished goods inventory write-down of $17.2 million which was recorded in Cost of goods sold.

   Other Charges
   During the fourth quarter of 1999, and in connection with the Rightsizing Program, the Company undertook a detailed review of its accounting records and valuation of various assets and liabilities. As a result, the Company recorded a special charge of $58.8 million, $35.0 million after tax and minority interest, or $0.31 per share, related to asset write-offs and environmental accruals. Of the $58.8 million charge, $38.2 million was included in Cost of goods sold and $20.6 million was included in Selling, general and administrative expenses.

4. DISCONTINUED OPERATIONS

   IMC Chemicals
   In December 1998, the Company signed a definitive agreement to sell its Chemicals business unit with the Company retaining an ongoing minority economic interest, and based on the terms of the agreement,  recorded  a  pre-tax charge of  $44.1  million  for  the estimated loss on sale. The sale was not completed during 1999 and in December 1999, the Company received Board of Director approval for a plan to sell the entire business unit. The Company is in discussion with potential buyers, and anticipates a sale to be completed by mid-2000. An adjustment to the estimated loss on disposal of $138.1 million, $85.6 million after tax, was recorded in the fourth quarter of 1999. The Consolidated Statement of
   Operations has been restated to report the operating results of Chemicals as discontinued operations in accordance with Accounting Principles Board (APB) Opinion No. 30, "Reporting the Results of Operations." Interest expense has been allocated to discontinued operating results based on the portion of third party debt that is specifically attributable to Chemicals and amounted to $27.6 million and $14.9 million in 1999 and 1998, respectively. In addition, $13.7 million of allocated interest expected to be incurred in 2000 was included in the estimated loss on sale.

   The discontinued operations of Chemicals resulted in a tax benefit of $24.9 million in 1999 and tax expense of $1.3 million in 1998. For 1999 and 1998, Chemicals' revenues were $402.8 million and $311.8 million, respectively.

   Oil and Gas Operations
   In the fourth quarter of 1999, the Company decided to discontinue its oil and gas business which primarily consisted of PLP's interest in the Exploration Program. The Company sold its interest, through PLP, in the Exploration Program for proceeds of $32.0 million. The loss on disposal of $22.4 million, $6.7 million after tax and minority interest of $4.6 million and $11.1 million, respectively, was recorded in the fourth quarter of 1999. The Consolidated Statement of Operations has been restated to report the operating results of the oil and gas business as discontinued operations in accordance with APB No. 30.

   The discontinued oil and gas business resulted in tax benefits of $8.1 million and $4.1 million in 1999 and 1998, respectively. For 1999 and 1998, the revenues from oil and gas operations were $7.0 million and $1.3 million, respectively. In addition, $18.3 million, $10.8 million after tax, of environmental exit costs were recorded in 1999 as a result of additional information which became available to the Company in the fourth quarter concerning the Company's obligations with respect to previously owned oil and gas properties.

     IMC AgriBusiness
     In April 1999, the Company sold its AgriBusiness retail and wholesale distribution business unit and received $263.9 million of proceeds which were used to reduce the amount of the Company's outstanding indebtedness. In accordance with APB No. 30, an estimated loss on disposal of $74.2 million, after tax, was recorded in the fourth quarter of 1998. The Company recorded an adjustment to the loss on disposal of $19.4 million, after tax, in the fourth quarter of 1999. The operating results of AgriBusiness are included in the Consolidated Statement of Operations as discontinued operations. Interest expense has been allocated to discontinued operations based on the portion of the Company's short-term borrowing program that is specifically attributable to AgriBusiness and amounted to $13.2 million and $13.3 million in 1998 and 1997, respectively.

     Income taxes associated with the discontinued operations of AgriBusiness were $2.9 million and $13.1 million for 1998 and 1997, respectively. For 1998 and 1997, AgriBusiness' revenues were $787.0 million and $872.6 million, respectively.

     For financial reporting purposes, the assets and liabilities of discontinued operations to be sold, net of the estimated loss on disposal, have been classified as Net assets of discontinued operations held for sale. See the table below for the detail of these assets and liabilities.

                                                         December 31
                                                      1999(a)    1998(b)
                                                      -------    -------
   Assets:
         Receivables, net                            $ 106.0     $  63.7
         Inventories, net                               50.7       157.1
         Other current assets                            4.0         0.5
         Property, plant and equipment, net            231.7       130.4
         Other assets                                    6.5         6.0
                                                     -------     -------
   Total assets                                        398.9       357.7

   Liabilities:
         Accounts payable                               55.9        69.8
         Accrued liabilities                            31.9        11.1
         Other noncurrent liabilities                    9.6         3.5
                                                     -------     -------
   Total liabilities                                    97.4        84.4
                                                     -------     -------
   Net assets of discontinued operations
    held for sale                                    $ 301.5     $ 273.3
                                                     =======     =======

(a)Represents net assets of Chemicals held for sale.
(b)Represents net assets of AgriBusiness held for sale.


5. OTHER DIVESTITURES

   IMC Vigoro
   In June 1998, the Company sold the Vigoro business unit for $44.8 million. In connection with this transaction, the Company recorded a special charge of approximately $14.0 million, $9.1 million after tax benefits. Of the $14.0 million charge, $4.1 million was included in Cost of goods sold and $9.9 million was included in Selling, general and administrative expenses.

6. ACQUISITIONS

   All acquisitions discussed below were accounted for under the purchase method of accounting and, accordingly, results of operations for the acquired businesses have been included in the Company's Consolidated Statement of Operations since the respective dates of acquisition.

   Common stock issued in 1997 for acquisitions was $771.9 million. Liabilities assumed in acquisitions were $1,628.8 million and $357.5 million in 1998 and 1997, respectively.

   Harris
   In April 1998, the Company acquired Harris for approximately $1.4 billion. Under the terms of the acquisition, the Company purchased all Harris equity for approximately $450.0 million in cash and assumed approximately $1.0 billion of debt. The purchase price was allocated to acquired assets and liabilities based on estimated fair values at the date of acquisition. This allocation resulted in an excess of purchase price over identifiable net assets acquired, or goodwill, of $326.0 million being recorded at the time of acquisition.

   FTX
   In December 1997, the Company completed the FTX Merger which resulted in the dissolution of FTX. In connection with the FTX Merger, each share of common stock of FTX was exchanged for 0.90 share of the Company's common stock plus one-third of a warrant, with each whole warrant entitling the holder to purchase one share of the Company's common stock for $44.50 per share. As a result of the transaction, 22.7 million shares were issued at an average market price of $32.28 per share. The warrants, which are publicly traded on the New York Stock Exchange and expire on the third anniversary of the FTX Merger, were valued at $3.56 per warrant. As a result of the FTX Merger, goodwill of $747.5 million was recorded at the time of the merger.

   The FTX Merger resulted in the Company relinquishing its 25.0 percent interest in Main Pass to MMR, a newly formed public entity consisting of the former sulphur business of PLP and Main Pass. In connection with the FTX Merger in 1997, the Company recorded a special charge of $183.7 million, $112.2 million after tax, or $1.19 per share, included in Operating earnings, to write-down the assets of Main Pass to their fair value.

   As a result of the Company's change in methodology for assessing the recoverability of goodwill, a non-cash write-down of Harris and FTX goodwill of $89.2 million and $432.0 million, respectively, was recorded in the fourth quarter of 1999. See Note 2, "Change in Accounting for Goodwill."

   Other Business Acquisitions
   In 1997, the Company acquired several smaller businesses, including a potash mine and processing facility (Western Ag-Minerals); several retail distribution operations (Frankfort Supply, Sanderlin, Crop-Maker, So-Green and Hutson Ag Services, Inc.); and a storage terminal company (Hutson Company, Inc.). Total cash payments for these acquisitions were $91.4 million, and approximately 0.2 million shares of common stock of the Company were issued for $7.9 million. Hutson Company, Inc. and the retail distribution operations were part of AgriBusiness which was subsequently sold by the Company in April 1999. See Note 4, "Discontinued Operations."

7. MINORITY INTEREST

   Minority interest included in the Consolidated Statement of Operations included $28.1 million and $31.6 million in 1999 and
   1998,  respectively,  of benefits related to special  charges.   See
   Note 3, "Restructuring and Other Charges." Prior to the FTX Merger, minority interest primarily consisted of PLP's 43.5 percent interest in IMC-Agrico. Subsequent to the FTX Merger, minority interest was largely comprised of the public unitholders' interest in PLP (majority-owned and consolidated by the Company since the FTX Merger), including an effective 21.1 percent minority interest in IMC-Agrico.

8. EARNINGS PER SHARE

   Common shares issuable upon the exercise of options and warrants are not included in the computation of diluted earnings per share in 1999 because the Company had a net loss from continuing operations and, therefore, the effect of their inclusion would be antidilutive. The difference between the number of basic and diluted weighted average shares outstanding in 1998 and 1997 was due to dilutive employee stock options. Stock options to purchase approximately 4.6 million and 3.1 million shares of common stock in 1998 and 1997, respectively, and warrants to purchase approximately 8.4 million shares of common stock in 1998 and 1997, were not included in the computation of diluted earnings per share, because the exercise price was greater than the average market price of the Company's common stock and, therefore, the effect of their inclusion would be antidilutive.

9. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS


   Receivables:
                                                1999         1998
                                                ----         ----
   Trade                                      $ 235.1      $ 349.4
   Non-trade                                     25.0         78.5
                                              -------      -------
                                                260.1        427.9
   Less: Allowances                               5.9          6.4
                                              -------      -------
   Receivables, net                           $ 254.2      $ 421.5
                                              =======      =======

The carrying amount of accounts receivable was equal to the estimated fair value of such assets due to their short maturity.

   Inventories:
                                                1999          1998
                                                ----          ----

   Products (principally finished)            $ 358.7      $ 468.2
   Operating materials and supplies              97.8        136.3
                                              -------      -------
                                                456.5        604.5
   Less: Allowances                              16.9         23.9
                                              -------      -------
   Inventories, net                           $ 439.6      $ 580.6
                                              =======      =======

     Property, plant and equipment:
                                                1999         1998
                                                ----         ----

   Land                                      $   97.5     $  104.6
   Mineral properties and rights              1,392.5      1,431.7
   Buildings and leasehold improvements         503.7        615.9
   Machinery and equipment                    3,069.0      3,520.8
   Construction-in-progress                     165.9        244.4
                                             --------     --------
                                              5,228.6      5,917.4
   Accumulated depreciation and depletion    (1,977.9)    (2,220.0)
                                             --------     --------
   Property, plant and equipment, net        $3,250.7     $3,697.4
                                             ========     ========


   As of December 31, 1999, idle facilities of the Company included two concentrated phosphate plants, which will remain closed subject to improved market conditions. The net book value of these facilities totaled $ 57.0 million. In the opinion of management, the net book value of the Company's idle facilities is not in excess of the net realizable value.


   Other assets:
                                                1999        1998
                                                ----        ----
   Goodwill                                  $  535.9       $1,064.2
   Other                                        179.9          212.7
                                             --------       --------
   Other assets                              $  715.8       $1,276.9
                                             ========       ========

   The decrease in Other assets was primarily due to the write-down of goodwill in the fourth quarter of 1999. See Note 2, "Change in Accounting for Goodwill."

   Accrued liabilities:
                                                1999        1998
                                                ----        ----

   Restructuring                             $  108.7      $  36.7
   Interest                                      43.9         47.1
   Payroll and employee benefits                 38.9         62.5
   Other                                         68.6         94.6
                                             --------      -------
   Accrued liabilities                       $  260.1      $ 240.9
                                             ========      =======

   Other noncurrent liabilities:
                                               1999        1998
                                               ----        ----

   Employee and retiree benefits            $  237.6       $ 234.7
   Environmental                               115.9         114.3
   Restructuring                                39.8          44.6
   Other                                       123.3          92.5
                                            --------       -------
   Other noncurrent liabilities             $  516.6       $ 486.1
                                            ========       =======

10.FINANCING ARRANGEMENTS

     Total indebtedness as of December 31, 1999 was $2,548.6 million, a $498.4 million decrease from total indebtedness as of December 31, 1998 of $3,047.0 million. The reduction in total indebtedness resulted from payments of debt using cash flows from operations and proceeds from the divestiture of AgriBusiness.

     Short-term borrowings were $10.6 million and $397.0 million as of December 31, 1999 and 1998, respectively, which primarily consisted of commercial paper, revolving credit facilities and vendor financing arrangements. The weighted average interest rate on short-term borrowings was 5.5 percent and 6.1 percent for 1999 and 1998, respectively.

   Long-term debt as of December 31 consisted of the following:

                                                       1999       1998
                                                       ----       ----
   Notes and debentures due 2001-2018, with
    interest rates ranging from 6.50% to 10.75%      $1,724.1   $1,730.2
   Corporate commercial paper                           506.0      596.9
   Industrial revenue bonds, maturing through 2022,
    with interest rates ranging from 3.50% to 7.525%     90.0       92.8
   Revolving credit facilities, variable rates           67.9       66.8
   Other debt                                           150.0      163.3
                                                     --------   --------
                                                      2,538.0    2,650.0
   Less: Current maturities                              19.3       11.3
                                                     --------   --------
   Total long-term debt, less current maturities     $2,518.7   $2,638.7
                                                     ========   ========

     Substantially all outstanding commercial paper is classified as long-term because it is supported by a long-term credit facility.

     In December 1999, the Company renewed, amended and restated its $350.0 million short-term credit facility, extending the maturity date to December 2000, and amended and restated its $650.0 million long-term credit facility maturing in December 2002 (collectively, Credit Facilities). Commitment fees associated with the short-term and long-term facilities are 10.0 basis points and 11.0 basis points, respectively. The amount available for borrowing under the Credit Facilities is reduced by the balance of outstanding commercial paper, letters of credit and guarantees. As of December 31, 1999, the Company had a total of $506.0 million of commercial paper outstanding and $1.0 billion of commercial paper back-up facilities. Net available borrowings, under the Credit Facilities, as of December 31, 1999 were $442.2 million. Outstanding letters of credit as of December 31, 1999 totaled $51.8 million. These Credit Facilities contain provisions which: (i) restrict the Company's ability to dispose of a substantial portion of its consolidated assets; (ii) limit the creation of additional liens on the Company's and its subsidiaries' assets; and (iii) limit the Company's subsidiaries' incurrence of debt. These Credit Facilities also contain a leverage ratio test and other covenants.

     The Company, through various subsidiaries, also maintains the following credit facilities: (i) a $100.0 million, five-year revolving credit facility maturing in December 2002 (Canadian Facility); (ii) a 50.0 million Australian Dollar, two-year revolving credit facility maturing in September 2000 and a 25.0 million Australian Dollar, five-year term loan facility maturing in September 2003 (Australian Facilities); and (iii) a 45.0 million Pound Sterling, five-year revolving credit facility maturing in December 2003 (European Facility). In December 1999, the Company amended the Canadian and European Facilities to conform their covenants to the amended and restated Credit Facilities' covenants. As of December 31, 1999, $67.9 million was outstanding under the European Facility, while there were no
     outstanding  obligations  under  the  Canadian  Facility  or   the
     Australian Facilities. Commitment fees associated with the Canadian Facility, the Australian Facilities and the European Facility are 11.0 basis points, 30.0 basis points and 30.0 basis points, respectively.

     The Company currently guarantees the payment of $75.0 million principal amount of industrial revenue bonds due 2015 issued by the Florida Polk County Industrial Development Authority (Polk County Bonds). As a result of the FTX Merger, the Company is not in technical compliance with one covenant in such guarantee. The Company has notified the Bank of New York, trustee for holders of the Polk County Bonds, regarding this issue. The holders of the Polk County Bonds have not sought to accelerate the Polk County Bonds or requested that any other action be taken. Because solicitation of a unanimous waiver of the technical default is impractical, the Company currently intends to take no action. The Company does not believe that any acceleration, redemption or refinancing of the Polk County Bonds would have a material adverse effect on the Company and its subsidiaries, taken as a whole, because the Company believes it would be able to repay the Polk County Bonds from available sources of liquidity.

     As of December 31, 1999, the estimated fair value of long-term debt was approximately $70.0 million less than the carrying amount of such debt. The fair value was calculated in accordance with the requirements of SFAS No. 107, "Disclosures of Fair Value of Financial Instruments," and was estimated by discounting the future cash flows using rates currently available to the Company for debt instruments with similar terms and remaining maturities.

     Extraordinary gains of $0.5 million and $3.0 million in 1999 and 1998, respectively, and extraordinary charges of $24.9 million in 1997, related to the early extinguishment of debt.

     Cash interest payments were $186.1 million, $145.4 million and $56.8 million for 1999, 1998 and 1997, respectively.

     Scheduled maturities, excluding commercial paper borrowings and the revolving credit facilities, are as follows:

                      2000              $   29.9
                      2001              $  251.0
                      2002              $  307.7
                      2003              $  214.1
                      2004              $   11.7
                      Thereafter        $1,160.3

11.PENSION PLANS AND OTHER BENEFITS

   The  Company  has non-contributory pension plans for a  majority  of its employees. Benefits are based on a combination of years of service and compensation levels, depending on the plan. Generally, contributions to the United States plans are made to meet minimum funding requirements of the Employee Retirement Income Security Act of 1974, while contributions to Canadian plans are made in accordance with Pension Benefits Acts, instituted by the provinces of Saskatchewan and Ontario. Certain employees in the United States and Canada, whose pension benefits exceed Internal Revenue Code and Revenue Canada limitations, respectively, are covered by supplementary non-qualified, unfunded pension plans.

   The plans' assets consist mainly of corporate equity securities, United States government securities, corporate debt securities and units of participation in a collective short-term investment fund.

   Effective January 1, 1998, the Company transitioned from a defined benefit pension plan to a defined contribution plan for certain employees who elected to do so (Transition). The Company accounted for the Transition in accordance with SFAS No. 88. The impact of the curtailment as a result of the Transition was not material.

   The Company also provides certain health care benefit plans for certain retired employees (Benefit Plans). The Benefit Plans may be either contributory or non-contributory and contain certain other cost-sharing features such as deductibles and coinsurance. The Benefit Plans are unfunded. Employees are not vested and such benefits are subject to change.

   The   following   table  sets  forth  pension   and   postretirement
   obligations and plan assets for the Company's defined benefit plans, based on a September 30 measurement date, as of December 31:

                                        Pension Benefits     Other Benefits
                                         1999      1998      1999      1998
                                         ----      ----      ----      ----
   Change in benefit obligation:
   Benefit obligation as of January 1  $ 426.4    $ 391.8   $ 197.8   $ 175.3
   Service cost                           12.4       10.6       2.6       2.6
   Interest cost                          29.3       27.5      12.9      11.0
   Plan amendment                         (2.0)         6.1       -       4.1
   Effect of settlements                  (8.6)     (31.0)        -         -
   Actuarial (gain) loss                 (36.7)        41.3   (20.3)     17.2
   Benefits paid                         (27.2)     (48.1)    (10.8)     (9.1)
   Acquisitions                              -       36.4         -         -
   Other                                   5.9       (1.2)      4.5      (3.3)
   Curtailments                          (12.4)      (7.0)     (7.3)        -
                                       -------    -------   -------   -------
   Benefit obligation as of
    December 31                        $ 387.1    $ 426.4   $ 179.4   $ 197.8
                                       =======    =======   =======   =======
   Change in plan assets:
   Fair value as of January 1          $ 350.9    $ 380.8   $     -   $     -
   Actual return                          72.0        0.5         -         -
   Company contribution                   16.6       37.5      10.6       9.1
   Effect of settlements                 (11.6)     (57.9)        -         -
   Acquisitions                              -       38.1         -         -
   Asset transfer                         (2.3)         -         -         -
   Benefits paid                         (27.2)     (48.1)    (10.8)     (9.1)
   Other                                   1.7          -       0.2         -
                                       -------    -------   -------   -------
   Fair value as of December 31        $ 400.1    $ 350.9   $     -   $     -
                                       =======    =======   =======   =======
   Funded status of the plan           $  13.0    $ (75.5)  $(179.4)  $(197.8)
   Unrecognized net (gain) loss          (14.7)      74.5     (13.1)      7.4
   Unrecognized transition
    liability (asset)                      0.1       20.7      (1.5)     (1.6)
   Unrecognized prior service
    benefit (cost)                        17.9       (0.5)     (6.5)     (5.3)
                                       -------    -------   -------   -------
   Prepaid (accrued) benefit cost      $  16.3    $  19.2   $(200.5)  $(197.3)
                                       =======    =======   =======   =======

   Amounts recognized in the consolidated balance sheet:
   Prepaid benefit cost                $  56.9    $  69.7   $     -   $  17.1
   Accrued benefit liability             (42.4)     (64.8)   (200.5)   (214.4)
   Intangible asset                        1.8       14.3         -         -
                                       -------    -------   -------   -------
   Total recognized                    $  16.3    $  19.2   $(200.5)  $(197.3)
                                       =======    =======   =======   =======

   The acquisition amounts relate to pension liabilities and assets assumed in conjunction with the Harris Acquisition. The curtailment and settlement amounts included in the tables above were primarily recorded as part of the Rightsizing Program and the sale of AgriBusiness in 1999 and Project Profit in 1998. See Note 3, "Restructuring and Other Charges," Note 4, "Discontinued Operations" and Note 6, "Acquisitions."

   Amounts applicable to the Company's pension plan with accumulated benefit obligations in excess of plan assets were as follows:

                                                     1999        1998
                                                     ----        ----
   Projected benefit obligation                    $ 134.0       $ 191.4
   Accumulated benefit obligation                  $  93.6       $ 147.0
   Fair value of plan assets                       $  78.9       $  96.3


   The Company's actuarial assumptions were as follows:


                                    Pension Benefits     Other Benefits
                                     1999      1998     1999     1998
                                     ----      ----     ----     ----
   Discount rate                     7.75%     7.0%    7.75%      7.0%
   Expected return on plan assets     9.5%     9.9%       -           -
   Rate of compensation increase      5.0%     5.0%       -           -


     For measurement purposes, a 6.8 percent annual rate of increase in the per capita cost of covered pre-65 health care benefits was assumed for 1999, decreasing gradually to 4.7 percent in 2004 and thereafter; and a 7.1 percent annual rate of increase in the per capita cost of covered post-65 health care benefits was assumed for 1999, decreasing gradually to 5.0 percent in 2004 and thereafter.

     The components of net pension and other benefits expense were:

                                    Pension Benefits      Other Benefits
                                  1999    1998    1997  1999    1998   1997
                                  ----    ----    ----  ----    ----   ----
   Service cost for benefits
    earned during the year        $ 12.4 $ 10.6 $ 13.0 $  2.6 $  2.6 $  1.9
   Interest cost on projected
    benefit obligation              29.3   27.5   18.3   12.9   11.0    5.3
   Return on plan assets           (33.6) (33.5) (18.1)     -      -      -
   Net amortization and deferral     5.1    2.8    2.8   (0.9)  (1.4)  (1.8)
   Curtailments and settlements      6.3   19.4    2.8   (0.7)   0.5      -
                                  ------ ------ ------ ------ ------ ------
   Net pension and other benefits
    expense                       $ 19.5 $ 26.8 $ 18.8 $ 13.9 $ 12.7 $  5.4
                                  ====== ====== ====== ====== ====== ======


   The assumed health care cost trend rate has a significant effect on the amounts reported. A one-percentage-point change in the assumed health care cost trend rate would have the following effects:


                                                  One            One
                                               Percentage     Percentage
                                                 Point          Point
                                                Increase       Decrease
                                             -------------  -------------
   Effect on total service and interest cost
    components                                   $   0.9      $   (0.7)
   Effect on postretirement benefit obligation   $  10.0      $   (9.5)


   The Company has defined contribution and pre-tax savings plans (Savings Plans) for certain of its employees in the United States and Canada. Under each of the Savings Plans, participants are permitted to defer a portion of their compensation. Company contributions to the Savings Plans are based on a percentage of employee contributions. In 1998, the Company added a profit sharing feature to the Savings Plans for salaried and non-union hourly employees as a replacement for traditional pension plans. The Company contribution to the new profit sharing feature is based on the employee's age and pay and the Company's financial performance. The expense attributable to these Savings Plans was $14.5 million, $18.1 million and $8.5 million in 1999, 1998 and 1997, respectively.

   In   addition,  the  Company  provides  benefits  such  as  workers'
   compensation and disability to certain former or inactive employees after employment but before retirement.

12.INCOME TAXES

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

   Significant components of the Company's deferred tax liabilities and assets as of December 31 were as follows:


                                                     1999          1998
                                                     ----          ----
   Deferred tax liabilities:
   Property, plant and equipment                  $  733.7        $  824.2
   Partnership tax basis difference                  125.0               -
   Other liabilities                                 209.0           132.1
                                                  --------        --------
   Total deferred tax liabilities                  1,067.7           956.3
   Deferred tax assets:
   Alternative minimum tax credit carryforwards      149.8           137.4
   Net operating loss carryforwards                   90.6            96.7
   Postretirement and postemployment benefits         51.6            45.8
   Foreign tax credit carryforward                    25.3            24.6
   Reclamation and decommissioning accruals           38.7            22.3
   Sale of AgriBusiness                                  -            20.0
   Restructuring charges                             171.7            58.1
   Other assets                                      146.5           136.0
                                                  --------        --------
   Subtotal                                          674.2           540.9
   Valuation allowance                               (60.8)          (60.1)
                                                  --------        --------
   Total deferred tax assets                         613.4           480.8
                                                  --------        --------
   Net deferred tax liabilities                   $  454.3        $  475.5
                                                  ========        ========

   As of December 31, 1999, the Company had alternative minimum tax credit carryforwards of approximately $149.8 million, net operating loss carryforwards in the amount of $226.6 million, foreign tax credit carryforwards in the amount of $25.3 million, investment tax credit and other general business credit carryforwards in the amount of $10.7 million and a carryover of charitable contributions in the amount of $8.7 million.

   The alternative minimum tax credit carryforwards can be carried forward indefinitely. The net operating loss carryforwards have expiration dates ranging from 2003 through 2011. The foreign tax credit carryforwards have expiration dates ranging from 2001 through 2003 . The investment tax credit and other general business credit carryforwards have expiration dates ranging from 2000 through 2006. The charitable contributions carryover has expiration dates ranging from 2000 through 2001.

   Due   to   the  uncertainty  of  the  realization  of  certain   tax
   carryforwards, the Company has established a valuation allowance against these carryforward benefits in the amount of $60.8 million.

   Some of these carryforward benefits may be subject to limitations imposed by the Internal Revenue Code. Except to the extent that valuation allowances have been established, the Company believes these limitations will not prevent the carryforward benefits from being realized.

   A change in the tax law in December 1999 necessitated the recording of a $125.0 million deferred tax liability for a tax basis difference related to the Company's investment in PLP.

   The provision for income taxes from continuing operations for the years ended December 31 consisted of the following:

                                           1999        1998        1997
                                           ----        ----        ----
   Current:
   Federal                               $  18.4     $  25.7     $  11.9
   State and local                           8.1         2.3         3.7
   Foreign                                  80.4        43.1        48.3
                                           106.9        71.1        63.9

   Deferred:
   Federal                                  41.5       (20.7)      (37.0)
   State and local                           9.9        (2.9)       (8.4)
   Foreign                                (12.9)        35.2        11.9
                                            38.5        11.6       (33.5)
   Provision for income taxes            $ 145.4     $  82.7     $  30.4

   The components of earnings from continuing operations before income taxes, and the effects of significant adjustments to tax computed at the federal statutory rate, were as follows:

                                           1999        1998        1997
                                           ----        ----        ----
   Domestic earnings (loss)              $(581.5)    $  32.9     $  (5.0)
   Foreign earnings                        115.8       159.6       105.2
                                         -------     -------     -------
   Earnings (loss) from continuing
    operations before income taxes       $(465.7)    $ 192.5     $ 100.2
                                         =======     =======     =======
   Computed tax at the federal
    statutory rate of 35%                $(163.0)    $  67.4     $  35.1
   Foreign income and withholding taxes     47.8        40.9         4.9
   Percentage depletion in excess of basis (39.5)      (26.1)       (9.5)
   Partnership tax basis difference        125.0           -           -
   State income taxes, net of federal
    income tax benefit                      (4.3)       (0.3)       (3.0)
   Benefit of foreign sales corporation     (7.9)       (4.4)       (5.6)
   Write-down and amortization of
    goodwill                               191.1         8.8           -
   Other items (none in excess of 5% of
    computed tax)                           (3.8)       (3.6)        8.5
                                         -------     -------     -------
   Provision for income taxes            $ 145.4     $  82.7     $  30.4
                                         =======     =======     =======
   Effective tax rate                        n/m        43.0%       30.3%
                                         =======     =======     =======

n/m  not meaningful

     The following supplemental information presents earnings from continuing operations before income taxes, excluding special charges, and the related reconciliation of the effective income tax rate before the impact of such special charges:

                                           1999        1998        1997
                                           ----        ----        ----
   Domestic earnings                    $ 121.6      $ 210.4     $ 178.7
   Foreign earnings                       143.5        159.6       105.2
                                        --------     -------     -------
   Earnings from continuing operations
    before income taxes                 $ 265.1      $ 370.0     $ 283.9
                                        =======      =======     =======
   Computed tax at the federal
    statutory rate of 35%               $  92.8      $ 129.5     $  99.4
   Foreign income and withholding taxes    44.7         41.2         4.9
   Percentage depletion in excess of
    basis                                 (41.0)       (26.1)       (9.5)
   State income taxes, net of federal
    income tax benefit                      5.9          6.4         4.0
   Benefit of foreign sales corporation    (7.9)        (4.4)       (5.6)
   Amortization of goodwill                 8.7          8.8           -
   Other items (none in excess of 5% of
    computed tax)                          (3.8)       (18.5)        8.7
                                        -------      -------     -------
   Provision for income taxes           $  99.4      $ 136.9     $ 101.9
                                        =======      =======     =======
   Effective tax rate                      37.5%        37.0%       35.9%
                                        =======      =======     =======


     The Company has no present intention of remitting undistributed earnings of foreign subsidiaries aggregating $445.5 million as of December 31, 1999, and accordingly, no deferred tax liability has been established relative to these earnings. If these amounts were not considered permanently reinvested, a deferred tax liability of $52.1 million would have been required.

     Income  taxes  paid, net of refunds received, were $93.4  million,
     $84.9   million  and  $51.6  million  for  1999,  1998  and  1997, respectively.

13.CAPITAL STOCK

   Pursuant to a Stockholder Rights Plan adopted by the Company in May 1999, a dividend of one preferred stock purchase right (Right) for each outstanding share of common stock of the Company was issued on June 21, 1999, to stockholders of record on that date. The Stockholder Rights Plan replaced a prior plan that expired on June 21, 1999. Under certain conditions, each Right may be exercised to purchase one one-thousandth of a share of Series D Junior Participating Preferred Stock, par value $1 per share, at a price of $90, subject to adjustment. Each one one-thousandth share of this preferred stock is designed to participate in dividends and vote on essentially equivalent terms with a whole share of common stock. The Rights generally become exercisable apart from the common stock only if a person or group acquires 15 percent or more of the outstanding common stock or commences a tender offer for 15 percent or more of the outstanding common stock. After the acquisition by a person or group of 15 percent or more of the outstanding common stock, or a tender offer for 15 percent or more of the outstanding common stock, each Right will entitle the holder (other than the person making the acquisition or tender offer, whose rights become null and void) to purchase, at the then-current exercise price of the Right, a number of shares of common stock having a market value at that time of twice the exercise price. If the Company is acquired in a merger or other business combination transaction, or 50 percent or more of its consolidated assets or earnings power are sold after a person or group has become the owner of 15 percent or more of the Company's outstanding common stock, each holder of a Right will have the right to receive, upon exercise of the Right, the number of shares of common stock of the acquiring company that at the time of the transaction will have a market value of two times the exercise price of the Right. The Rights may be redeemed at a price of $0.01 per Right under certain circumstances prior to their expiration on June 21, 2009. No event during 1999 made the Rights exercisable.

14.STOCK PLANS

   The Company has various stock option plans (Stock Plans) under which it may grant non-qualified stock options, stock appreciation rights (SARs) and restricted stock awards to officers and key managers of the Company, accounted for under APB Opinion No. 25, "Accounting for Stock Issued to Employees." The Company also has a non-qualified stock option plan for non-employee directors. The Stock Plans, as amended, provide for the issuance of a maximum of
   16.3 million shares of common stock of the Company which may be authorized but unissued shares or treasury shares.

   Under the terms of the Stock Plans, the option price per share may not be less than 100 percent of the fair market value on the date of the grant. Stock options and SARs granted under the Stock Plans extend for ten years and generally become exercisable either 50 percent one year after the date of the grant and 100 percent two years after the date of the grant, or in one-third increments: one-third one year after the date of the grant, two-thirds two years after the date of the grant and 100 percent three years after the date of the grant.

   In conjunction with the FTX Merger, outstanding FTX stock options for officers and key managers were converted into options of the Company to acquire approximately 1.4 million Company shares at a weighted average exercise price of $25.02 per share. Outstanding FTX stock options for non-employee directors of FTX were converted into options of the Company to acquire approximately 0.1 million Company shares at a weighted average exercise price of $18.50 per share. Additionally, FTX SARs and stock incentive units (SIUs) were converted into approximately 0.1 million Company SARs and approximately 0.2 million Company SIUs based on the Company's common stock at weighted average exercise prices of $15.63 and $24.44 per share, respectively. Due to change of control provisions, all converted FTX options, SARs and SIUs were considered fully vested at the date of the FTX Merger. See Note 6, "Acquisitions."

   Officers and key managers also may be awarded stock and/or cash upon achievement of specified objectives, generally over three-year periods, under a 1996 long-term incentive plan. Final payouts are made at the discretion of the Compensation Committee of the Company's Board of Directors whose members are not participants in this plan. Approximately $4.9 million, $7.5 million and $8.6 million was charged to earnings in 1999, 1998 and 1997, respectively, for performance awards earned for the relevant three-year period under the 1996 long-term incentive plan.

   Excluding the SARs and SIUs converted in conjunction with the FTX Merger discussed above, there were no SARs granted in 1999, 1998 or 1997. For the SARs, a total of 26,586 shares, 69,357 shares and 8,525 shares were exercised in 1999, 1998 and 1997, respectively. For the SIUs, a total of 286 shares and 49,663 shares were exercised in 1999 and 1998, respectively. There were no exercises during 1997, as SIUs did not exist at the Company prior to the FTX Merger. When exercised, all SARs and SIUs are settled with cash payments to employees.

   The following table summarizes stock option activity:

                                  1999                  1998                 1997
                          --------------------------------------------------------------
                                     Weighted              Weighted             Weighted
                                      Average               Average              Average
                                     Exercise              Exercise             Exercise
                           Shares      Price     Shares      Price      Shares    Price
                          --------------------------------------------------------------
Outstanding at January 1  7,354,816   $ 29.30   5,972,350   $ 29.05   3,805,519  $ 27.33
Granted                   1,964,164     20.88   2,008,245     28.61   1,222,219    37.63
 Exercised                   84,143     16.37     350,966     18.12     297,162    18.88
 Cancelled                  776,957     31.37     274,813     32.28     161,419    36.68
 Converted FTX options            -         -           -         -   1,403,193    25.02
                          ---------   -------   ---------   -------   ---------  -------
Outstanding at
 December 31              8,457,880   $ 27.30   7,354,816   $ 29.30   5,972,350  $ 29.05
                          =========   =======   =========   =======   =========  =======
Exercisable at
 December 31              4,971,217   $ 29.03   4,530,065   $ 27.91   4,216,057  $ 25.26
                          =========   =======   =========   =======   =========  =======
Available for future grant
 at December 31           5,088,699               574,338             2,307,770


     Data related to significant option ranges, weighted average exercise prices and contract lives as of December 31, 1999 follows:

                               Options Outstanding         Options Exercisable
                        --------------------------------  --------------------
                                     Average    Weighted              Weighted
                          Number    Remaining    Average               Average
                            of     Contractual  Exercise  Number of   Exercise
Range of Exercise        Options       Life       Price    Options      Price
-----------------       ---------  -----------  --------  ---------    -------
$12.65 to $16.50          644,627     2 years   $ 15.13     301,427    $ 16.05
$16.51 to $25.00        3,768,627     3 years     21.17   1,810,825      20.99
$25.01 to $37.50        1,918,851     7 years     30.77   1,170,073      30.51
$37.51 to $40.88        2,125,775     7 years     38.72   1,688,892      38.94
                        ---------                         ---------
                        8,457,880     5 years   $ 27.30   4,971,217    $ 29.03
                        =========                         =========

     The assumption regarding the stock options contractual life was that 100 percent of such options vested in the first year after issuance rather than ratably according to the applicable vesting period as provided by the terms of the grants.

     If the Company's stock option plans' compensation cost had been determined based on the fair value at the grant date for awards beginning in 1995, consistent with the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net earnings and earnings per share would have been reduced to the following pro forma amounts:

                                       1999          1998         1997
                                       ----          ----         ----
   Net earnings (loss):
   As reported                       $(773.3)      $  (9.0)     $ 62.9
   Pro forma                         $(783.5)      $ (16.5)     $ 51.4

   Net earnings (loss) per share:
   Basic                             $ (6.75)      $ (0.08)     $ 0.67
   Pro forma-basic                   $ (6.84)      $ (0.14)     $ 0.55
   Diluted                           $ (6.75)      $ (0.08)     $ 0.67
   Pro forma - diluted               $ (6.84)      $ (0.14)     $ 0.54


   For the pro forma disclosures, the estimated fair value of the options is amortized to expense over their expected six-year life. These pro forma amounts are not indicative of anticipated future disclosures because SFAS No. 123 does not apply to grants before 1995. Weighted average fair values of options as of their grant date during 1999, 1998 and 1997 were $7.91, $9.82 and $12.74, respectively. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion the existing models do not provide a reliable single measure of the value of the employee stock options. The fair value of these options was estimated at the date of grant using the Black Scholes option pricing model using the following weighted average assumptions:


                                               1999     1998     1997
                                               ----     ----     ----
     Expected dividend yield                   0.95%    0.90%     0.85%
     Expected stock price volatility           29.0%    29.1%     25.0%
     Risk-free interest rate (7 year
      government)                               6.6%     4.7%      5.8%
     Expected life of options                6 years  6 years   6 years


15.COMMITMENTS

   The Company purchases natural gas, ammonia, electricity and coal from third parties under contracts extending, in some cases, for multiple years. Purchases under these contracts are generally based on prevailing market prices. These contracts generally range from one to four years. The Company has entered into a third-party sulphur purchase commitment, the term of which is indefinite. Therefore, the dollar value of the sulphur commitments has been excluded from the schedule below after the year 2004.

   The Company leases plants, warehouses, terminals, office facilities, railcars and various types of equipment under operating and capital leases. Lease terms generally range from three to five years, although some leases have longer terms.

   A schedule of future minimum long-term purchase commitments and minimum lease payments under non-cancelable operating and capital leases as of December 31, 1999 follows:


                                    Purchase    Operating    Capital
                                   Commitments    Leases      Leases
                                   -----------  ---------    -------
   2000                             $  329.4     $  23.2      $  2.4
   2001                                169.3        21.1         1.9
   2002                                162.4        16.9         0.6
   2003                                159.6        12.6           -
   2004                                157.2         9.4           -
   Subsequent years                    112.5        34.3           -
                                    --------     -------      ------
                                    $1,090.4     $ 117.5         4.9
   Less: Amount representing
          interest                                               0.1
                                                              ------
   Present value of minimum
    capital lease payments                                    $  4.8
                                                              ======


   Assets recorded under capital leases were $11.5 million and $21.6 million at December 31, 1999 and 1998, respectively, and are classified as machinery and equipment. Rental expense for 1999,
   1998 and 1997 amounted to $42.9 million, $54.5 million and $35.0 million, respectively.

   International Minerals & Chemical (Canada) Global Limited, a wholly-owned subsidiary of the Company, is committed under a service agreement with Potash Corporation of Saskatchewan Inc. (PCS) to produce annually from mineral reserves specified quantities of potash for a fixed fee plus a pro rata share of total production and capital costs at the potash mines located at Esterhazy, Saskatchewan. This agreement extends through June 30, 2001 and is renewable at the option of PCS for five additional five-year periods. Potash produced for PCS amounts to an annual minimum of approximately 0.5 million tons, but not more than approximately 1.1 million tons. During 1999, production of potash for PCS amounted to approximately 0.8 million tons, or 24 percent of the Esterhazy mines' total tons produced.

   In November 1998, Phosphate Chemicals Export Association, Inc. (PhosChem), of which the Company is a member, reached a two-year agreement through the year 2000 to supply DAP to the China National Chemicals Import and Export Corporation (Sinochem). This agreement provides Sinochem with an option to extend the agreement to December 31, 2002. Sinochem is a state company with government authority for the import of fertilizers into China. Under the contract's terms, Sinochem will receive monthly shipments at prices reflecting the market at the time of shipment.

   In November 1999, the Company amended its phosphate rock sales agreement with U.S. Agri-Chemicals Corp., a wholly-owned subsidiary of Sinochem. The new agreement provides for the sale of phosphate rock until 2024.

   In December 1999, Canpotex Limited (Canpotex), an exclusive offshore marketing company for Saskatchewan potash producers that receives 35 percent of its potash product from the Company, entered into contracts with major Chinese customers. These contracts will result in shipments to China during the first half of 2000 equal to or slightly higher than the amount sold to China in all of 1999. These contracts were completed at prices unchanged from the previous year.

16.CONTINGENCIES

   Mining Risks
   Since December 1985, the Company has experienced an inflow of water into one of its two interconnected potash mines located at Esterhazy, Saskatchewan. As a result, the Company has incurred expenditures, certain of which due to their nature have been capitalized while others have been charged to expense, to control the inflow. Since the initial discovery of the inflow, the Company has been able to meet all sales obligations from production at the mines. The Company has considered alternatives to the operational methods employed at Esterhazy. However, the procedures utilized to control the water inflow have proven successful to date, and the Company currently intends to continue conventional shaft mining. Despite the relative success of these measures, there can be no assurance that the amounts required for remedial efforts will not increase in future years or that the water inflow, risk to employees or remediation costs will not increase to a level which would cause the Company to change its mining process or abandon the mines.

   Potash Antitrust Litigation
   The Company was a defendant, along with other Canadian and United States potash producers, in a class action antitrust lawsuit filed in federal court in 1993. The plaintiffs alleged a price-fixing conspiracy among North American potash producers beginning in 1987 and continuing until the filing of the complaint. The class action complaint against all defendants, including the Company, was dismissed by summary judgment in January 1997. The summary judgment dismissing the case was appealed by the plaintiffs to the United States Court of Appeals for the Eighth Circuit (Court of
   Appeals). The Court of Appeals in a divided opinion (2 to 1) rendered its decision reversing the grant of summary judgment as to certain defendants, including the Company, and affirming as to certain other defendants. The dissent strongly disagreed with the majority opinion, stating that the majority had erred in not affirming the dismissal of the case as to all defendants. According to the dissent, all of the defendants were entitled to summary judgment. The Company, along with the other defendants remaining in the case, obtained a rehearing of the case from the entire Court of Appeals and the decision of the Court of Appeals was vacated. The case was reargued before the entire Court of Appeals on September 13, 1999, and the Court of Appeals found that the class had failed to present evidence of collusion sufficient to create a genuine issue of material fact and affirmed the dismissal of the complaint by summary judgment.

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

   FTX Merger Litigation
   In August 1997, five identical class action lawsuits were filed in Chancery Court in Delaware by unitholders of PLP. Each case named the same defendants and broadly alleged that FTX and FMRP Inc.
   (FMRP) had breached fiduciary duties owed to the public unitholders of PLP. The Company was alleged to have aided and abetted these breaches of fiduciary duty. In November 1997, an amended class action complaint was filed with respect to all cases. The amended complaint named the same defendants and raised the same broad allegations. The defendants moved the Court to dismiss the amended complaint in November 1998, and the cases were dismissed in May 1999.

   In May 1998, the Company and PLP (collectively, Plaintiffs) filed a lawsuit (IMC Action) in Delaware Chancery Court against certain former directors of FTX (Director Defendants) and MMR. The Plaintiffs alleged that the Director Defendants, as the directors of PLP's administrative managing general partner FTX, owed duties of loyalty to PLP and its limited partnership unitholders. The Plaintiffs further alleged that the Director Defendants breached their duties by causing PLP to enter into a series of interrelated non-arm's-length transactions with MMR. The Plaintiffs also alleged that MMR knowingly aided and abetted and conspired with the Director Defendants to breach their fiduciary duties. On behalf of the PLP public unitholders, the Plaintiffs sought to reform or rescind the contracts that PLP entered into with MMR and to recoup the monies expended as a result of PLP's participation in those agreements. On November 10, 1999, the Plaintiffs and MMR announced a settlement of the IMC Action pursuant to which MMR agreed to purchase PLP's 47.0 percent interest in the Exploration Program, which includes three producing oil and gas fields plus an inventory of exploration prospects and leases, for a total of $32.0 million.

   In May 1998, Jacob Gottlieb filed an action (Gottlieb Action) on behalf of himself and all other PLP unitholders against the Director Defendants, MMR and IMC asserting the same claims that IMC asserted in the IMC Action. Because IMC and PLP had already asserted these claims, in July 1998 IMC filed a motion to dismiss the Gottlieb Action. The court has not set a briefing schedule for IMC's motion to dismiss, and the plaintiff has made no substantial activity in this case within the past year. IMC has recently been advised that the plaintiff intends to withdraw the complaint without prejudice.

   Pine Level Property Reserves
   In October 1996, IMC-Agrico signed an agreement with Consolidated Minerals, Inc. (CMI) for the purchase of real property, Pine Level, containing approximately 100.0 million tons of phosphate rock reserves. In connection with the purchase, Phosphates has agreed to obtain all environmental, regulatory and related permits necessary to commence mining on the property.

   Within five years from the date of this agreement, Phosphates is required to provide notice to CMI regarding one of the following:
   (i) whether Phosphates has obtained the permits necessary to commence mining any part of the property; (ii) whether Phosphates wishes to extend the permitting period for an additional three years (Extension Option); or (iii) whether Phosphates wishes to decline to extend the permitting period when the permits necessary to commence mining the property have been obtained, Phosphates is obligated to pay CMI an initial royalty payment of $28.9 million (Initial Royalty). In addition to the Initial Royalty, Phosphates is required to pay CMI a mining royalty on phosphate rock mined from the property to the extent the permits are obtained.

   The Company anticipates submitting permit applications by mid-2001. In the event that the permits are not obtained by October 2001, the Company presently intends to exercise the Extension Option, at a cost of $7.2 million (Extension Fee). This Extension Fee would be applied toward the Initial Royalty.

   Environmental Matters
   The Company's contingent environmental liability arises from three sources: facilities currently or formerly owned by the Company or its predecessors; facilities adjacent to currently or formerly owned facilities; and third-party Superfund sites.

   At facilities currently or formerly owned by the Company or its corporate predecessors, including FTX, PLP and their corporate predecessors, the historical use and handling of regulated chemical substances, crop and animal nutrients and additives, salt and by-products or process tailings have resulted in soil and groundwater contamination. Spills or other unintended releases of regulated substances have occurred previously at these facilities, and potentially could occur in the future, possibly requiring the Company to undertake or fund cleanup efforts. At some locations, the Company has agreed, pursuant to consent orders with the appropriate governmental agencies, to undertake certain investigations to determine whether remedial action may be required to address contamination. At other locations, the Company has entered into consent orders with appropriate governmental agencies to perform required remedial activities that will address identified site conditions.

   During 1999, under a consent order with the state of South Carolina, the Company successfully deconstructed its former fertilizer production facility in Spartanburg, South Carolina. Subsequently, the EPA performed an ESI at this facility to determine whether the Company will be required to conduct any additional remedial activities. Because the results of that ESI have not been finalized, the Company cannot determine the cost of any remedial action that ultimately may be required. Recently, several attorneys purportedly representing 600 neighbors of the Spartanburg facility have expressed their intention to file suit against the Company for alleged personal injury and property damage. Until these suits are filed, the Company is unable to determine the magnitude of potential exposure; however, the Company intends to vigorously contest any actions that may be brought.

   In a limited number of cases, the Company's current or former operations also allegedly resulted in soil or groundwater contamination to neighboring off-site areas or third-party facilities. In some instances, the Company has agreed, pursuant to consent orders with appropriate governmental agencies, to undertake investigations, which currently are in progress, to determine whether remedial action may be required to address contamination. Four plaintiffs filed a class action lawsuit, Moore et al. vs. Agrico Chemical Company et al., which names Agrico Chemical Company, FTX, PLP and a number of unrelated defendants. The suit seeks unspecified compensation for alleged property damage, medical monitoring, remediation of an alleged public health hazard and other appropriate damages purportedly arising from operation of the neighboring fertilizer and crop protection chemical facilities in Lakeland, Florida. Agrico Chemical Company owned the Landia portion of these facilities for approximately 18 months during the mid-1970s. Because the litigation is in its early stages, it is difficult to determine the magnitude of any exposure to the Company; however, the Company intends to vigorously contest this action and to seek any indemnification to which it may be entitled. Concurrent with this litigation, the EPA has undertaken on-site and off-site investigations of these facilities to determine whether any remediation of existing contamination may be necessary. Pursuant to an indemnification agreement with the Company, The Williams Companies have assumed responsibility for any costs that Agrico Chemical Company might incur for remediation as a result of the EPA's actions.

   Superfund, and equivalent state statutes, impose liability without regard to fault or to the legality of a party's conduct, on certain categories of persons that are considered to have contributed to the release of "hazardous substances" into the environment. Currently, the Company is involved or concluding involvement at less than 20 Superfund or equivalent state sites.

   Finally, through the FTX Merger, the Company assumed responsibility for contamination and environmental impacts at a significant number of oil and gas facilities that were operated by FTX, PLP or their predecessors. The Company is currently involved in eight such claims, which allege destruction of marshland by oil and gas operations or contamination resulting from disposal of oil and gas residual materials. The Company intends to vigorously contest these claims and to seek any indemnification to which it may be entitled.

   The Company believes that, pursuant to several indemnification agreements, it is entitled to at least partial, and in many instances complete, indemnification for the costs that may be expended by the Company to remedy environmental issues at certain facilities. These agreements address issues that resulted from activities occurring prior to the Company's acquisition of facilities or businesses from parties including PPG Industries, Inc.; Kaiser Aluminum & Chemical Corporation; Beatrice Companies, Inc.; Estech, Inc.; ARCO; Conoco; The Williams Companies; Kerr-
   McGee Inc.; and certain other private parties. The Company has already received and anticipates receiving amounts pursuant to the indemnification agreements for certain of its expenses incurred to date as well as any future anticipated expenditures.

   Other
   Most of the Company's export sales of phosphate and potash crop nutrients are marketed through two North American export associations, PhosChem and Canpotex, respectively. As a member, the Company is, subject to certain conditions, contractually obligated to reimburse the export association for its pro rata share of any losses or other liabilities incurred. There were no such operating losses or other liabilities in 1999, 1998 and 1997.

   The Company also has certain other contingent liabilities with respect to litigation, claims and guarantees of debt obligations to third parties arising in the ordinary course of business. The Company does not believe that any of these contingent liabilities will have a material adverse impact on the Company's financial position, results of operations or liquidity.

17.OPERATING SEGMENTS

   The Company's reportable segments are strategic business units that offer different products and services. They are managed separately because each business requires different technology and marketing strategies.

   As  of December 31, 1999, the Company had three reportable segments:
   Phosphates, Potash and Salt. The Company produces and markets phosphate crop nutrients through the Phosphates business unit. Potash crop nutrients and industrial grade potash are produced and marketed through the Potash business unit. Salt produces salt for use in road deicing, food processing, water softeners and industrial applications.

   The accounting policies of the segments are the same as those described in the summary of significant accounting policies. All intersegment sales prices are market-based. The Company evaluates performance based on operating earnings of the respective business units.

   The Notes to the Consolidated Financial Statements include detail related to acquisitions, discontinued operations, divestitures and special charges and should be referred to when viewing the segment information herein.

   Segment information for the years 1999, 1998 and 1997 was as follows(a):


                                 IMC        IMC      IMC
                              Phosphates  Potash(b) Salt(b)  Other(c)  Total
                              ----------  --------- -------  --------  -----
   1999
   Net sales from external
    customers                 $1,237.9    $  639.2 $  319.4  $  172.8 $2,369.3
   Intersegment net sales         94.5        52.9      2.3         -    149.7
   Gross margins(d)              213.8       235.0     98.1      (4.2)   542.7
   Operating earnings(loss)(e)    53.9       106.1     51.7    (529.9)  (318.2)
   Depreciation, depletion
    and amortization              72.8        69.6     40.3      49.8    232.5
   Total assets                1,620.7     1,341.6    986.8   1,246.8  5,195.9
   Capital expenditures           85.2        88.2     40.2      34.8    248.4

   1998
   Net sales from external
    customers                 $1,393.9    $  604.2 $  176.1  $  208.9 $2,383.1
   Intersegment net sales        178.9        95.9      1.3       3.1    279.2
   Gross margins(f)              358.4       283.3     57.1         -    698.8
   Operating earnings(loss)(g)   189.4       253.4     18.8     (89.5)   372.1
   Depreciation, depletion
    and amortization              84.5        54.0     26.5      48.7    213.7
   Total assets                1,792.2     1,364.9  1,119.3   2,180.5  6,456.9
   Capital expenditures           76.2       159.7     28.1      41.6    305.6

   1997
   Net sales from external
    customers                 $1,312.5    $  537.7 $      -  $  265.8 $2,116.0
   Intersegment net sales        172.3        79.7        -     32.3     284.3
   Gross margins                 298.7       237.7        -     38.5     574.9
   Operating earnings(loss)(h)   257.4       214.8        -   (212.8)    259.4
   Depreciation, depletion
    and amortization             100.5        35.9        -     26.0     162.4
   Total assets                1,752.2       891.1        -  2,030.6   4,673.9
   Capital expenditures           82.3       123.3        -      8.4     214.0

(a)   The  operating  results and assets of entities acquired  during the  three  year  period are included in the segment  information since  their  respective  dates  of  acquisition.  The  operating results  of Chemicals, AgriBusiness and the oil and gas  business have  not been included in the segment information above as these businesses  have  been  classified  as  discontinued  operations.
      However,  the assets of Chemicals, AgriBusiness and the  oil  and gas  business have been included as part of total assets  in  the
      Other column.
(b)   In  early  2000,  the  Company  decided  to  explore  strategic options,  including divestiture or a joint venture, for the  Salt business unit and a production facility located in Ogden, Utah.
(c)   Segment  information  below  the  quantitative  thresholds  are attributable to two business units (Feed Ingredients and  Vigoro)
      and  corporate  headquarters.  Vigoro  was  sold  in  June  1998.
      Corporate    headquarters    includes    the    elimination    of
      inter-business unit transactions and the goodwill recorded  as  a result of the FTX Merger in 1997.
(d)   Includes  special  charges  of  $41.9  million  related  to   the
      Rightsizing    Program,   additional   asset    write-offs    and
      environmental accruals.
(e)   Includes  special  charges of $758.9  million  related  to  the
      Rightsizing    Program,   additional   asset    write-offs    and
      environmental accruals and the goodwill write-down.
(f)   Includes special charges of $19.0 million primarily related  to
      Project Profit and $4.1 million related to the Vigoro Sale.
(g)   Includes special charges of $195.1 million primarily related to
      Project Profit and $14.0 million related to the Vigoro Sale.
(h)   Includes  a  special charge of $183.7 million  related  to  the write-down of Main Pass.


     Financial information relating to the Company's operations by geographic area was as follows:


                                      1999           1998          1997
                                      ----           ----          ----
  Net Sales(a)
  United States                     $1,257.4       $1,196.1      $1,044.2
  China                                363.6          405.6         459.6
  Other                                748.3          781.4         612.2
                                    --------       --------      --------
  Consolidated                      $2,369.3       $2,383.1      $2,116.0
                                    ========       ========      ========

(a)   Revenues  are attributed to countries based on location  of
      customer.   Sales  through Canpotex, one of the Company's  export
      associations,  have been allocated based on the  Company's  share of  total  Canpotex sales.  Amounts reflect continuing operations only.

                                     1999(a)         1998          1997
                                     -------         ----          ----
  Long-Lived Assets
  United States                     $3,063.0       $3,944.0      $3,233.2
  Canada                               638.9          634.7         378.5
  Other                                264.6          395.6             -
                                    --------       --------      --------
  Consolidated                      $3,966.5       $4,974.3      $3,611.7
                                    ========       ========      ========

(a)  Excludes net assets of discontinued operations held for sale.


18.SUBSEQUENT EVENTS

   In  early  2000,  the Company decided to explore strategic  options, including divestiture or a joint venture, for the Salt business unit and a production facility located in Ogden, Utah. Any sale would be subject to certain conditions including the execution of a definitive agreement and the receipt of certain approvals.

   Also in early 2000, the Company announced Board of Directors' authorization to repurchase up to 5.4 million shares of its common stock through a forward stock purchase program executed by a financial institution.

                     Quarterly Results (Unaudited)(a)
                 Dollars millions, except per share amounts

Quarter(b)                          First   Second Third   Fourth(c)  Year(c)
-----------------------------------------------------------------------------
1999
Net sales                         $ 667.3  $ 660.3 $ 521.5  $ 520.2  $2,369.3
Gross margins                       198.4    167.6    97.2     79.5     542.7
Operating earnings (loss)           163.4    131.0    64.6   (677.2)   (318.2)

Earnings (loss) from continuing
 operations                          71.0     53.1    14.6   (749.8)   (611.1)
Total loss from discontinued
 operations                          (2.8)    (0.9)   (1.4)  (150.1)   (155.2)
Extraordinary item - debt retirement    -        -       -      0.5       0.5
Cumulative effect of a change in
 accounting principle                (7.5)       -       -        -      (7.5)
                                  -------  ------- -------  -------  --------
Net earnings (loss)               $  60.7  $  52.2 $  13.2  $(899.4) $ (773.3)
                                  =======  ======= =======  =======  ========
Basic and diluted earnings (loss) per share(d):
Earnings (loss) from continuing
 operations                       $  0.62  $  0.47 $  0.13  $ (6.54) $  (5.33)
Total loss from discontinued
 operations                         (0.02)   (0.01)  (0.01)   (1.31)    (1.35)
Extraordinary item - debt retirement    -        -       -        -         -
Cumulative effect of a change in
 accounting principle               (0.07)       -       -        -     (0.07)
                                  -------  ------- -------  -------  --------
Net earnings (loss) per share     $  0.53  $  0.46 $  0.12  $ (7.85) $  (6.75)
                                  =======  ======= =======  =======  ========

Quarter(b)                         First  Second(e) Third  Fourth(f) Year(e,f)
------------------------------------------------------------------------------
1998
Net sales                         $ 536.0  $ 690.3 $ 556.1  $ 600.7  $2,383.1
Gross margins                       153.6    202.2   163.9    179.1     698.8
Operating earnings (loss)           116.2    154.4   131.7    (30.2)    372.1

Earnings (loss) from continuing
 operations                          57.2     59.0    47.0    (53.4)    109.8
Total earnings (loss) from
 discontinued operations             (9.2)    28.0    (9.2)  (131.4)   (121.8)
Extraordinary item - debt retirement (2.7)       -    (0.9)     6.6       3.0
                                  -------  ------- -------  -------  --------
Net earnings (loss)               $  45.3  $  87.0 $  36.9  $(178.2) $   (9.0)
                                  =======  ======= =======  =======  ========

Basic and diluted earnings (loss) per share(d):
Earnings (loss) from continuing
 operations                       $  0.50  $  0.52 $  0.41  $ (0.46) $   0.96
Total earnings (loss) from
 discontinued operations            (0.08)    0.24   (0.08)   (1.15)    (1.07)
Extraordinary item - debt retirement(0.02)       -   (0.01)    0.06      0.03
                                  -------  ------- -------  -------  --------
Net earnings (loss) per share     $  0.40  $  0.76 $  0.32  $ (1.55) $  (0.08)
                                  =======  ======= =======  =======  ========

(a)See  Notes  to  Consolidated Financial Statements  for  detail related to acquisitions, discontinued operations, divestitures,  and special charges.
(b)The  operating results and assets of entities acquired  during the  period  are  included  in the quarterly  financial  information
   since   their  respective  dates  of  acquisitions.   All  quarterly
   amounts have been restated to reflect Chemicals and the oil and  gas business as discontinued operations.
(c)Fourth  quarter  operating results from continuing  operations includes  special  charges of $758.9 million, $776.8  million  after tax  and  minority  interest, or $6.78 per  share,  related  to  the
   Rightsizing  Program, additional asset write-offs and  environmental accruals, the goodwill write-down and a change in tax law.
(d)Due  to weighted average share differences, when stated  on  a quarter  and  year-to-date basis, the earnings  per  share  for  the years  ended December 31, 1999 and 1998 do not equal the sum of  the respective earnings per share for the four quarters then ended.
(e)Second  quarter  operating results from continuing  operations includes  special charges of $14.0 million, $9.1 million after  tax, or $0.08 per share, related to the Vigoro Sale.
(f)Fourth quarter operating results from continuing operations include special  charges  of $195.1 million, $114.2 million  after  tax  and minority interest, or $1.00 per share primarily  related to  Project
   Profit.




                          Five Year Comparison(a)
                 Dollars millions, except per share amounts

                                               Year ended December 31
                                1999(b,c)  1998(c,d) 1997(e) 1996(f,g) 1995(f)
                                ---------  --------- ------- --------- -------
Statement of Operations Data:
Net sales                        $2,369.3  $2,383.1 $2,116.0 $2,143.3  $2,132.7
Gross margins                       542.7     698.8    574.9    596.3     632.9
Operating earnings (loss)          (318.2)    372.1    259.4    426.4     514.6

Earnings (loss) from continuing
 operations                        (611.1)    109.8     69.8    121.7     195.2
Total earnings (loss) from
discontinued operations            (155.2)  (121.8)     18.0     13.5      23.8
Extraordinary item - debt retirement  0.5      3.0     (24.9)    (8.1)     (3.5)
Cumulative effect of a change in
 accounting principle                (7.5)       -         -        -         -
                                 --------  -------  -------- --------  --------
Net earnings (loss)              $ (773.3) $  (9.0) $   62.9 $  127.1  $  215.5
                                 ========  =======  ======== ========  ========
Diluted earnings (loss) per share:
Earnings (loss) from continuing
 operations                      $  (5.33) $   0.96 $   0.74 $   1.25  $   2.09
Total earnings (loss) from
 discontinued operations            (1.35)    (1.07)    0.19     0.14      0.25
Extraordinary item - debt retirement    -      0.03    (0.26)   (0.08)    (0.04)
Cumulative effect of a change in
 accounting principle               (0.07)        -        -        -         -
                                 --------  -------- -------- --------  --------
Net earnings (loss) per share    $  (6.75) $  (0.08)$   0.67 $   1.31  $   2.30
                                 ========  ======== ======== ========  ========
Balance Sheet Data (at end of period):
Total assets                     $5,195.9  $6,456.9 $4,673.9 $3,485.2  $3,521.8
Working capital                     437.0     577.5    389.1    582.6    507.6
Working capital ratio               1.9:1     1.6:1    1.6:1    2.7:1    2.0:1
Long-term debt, less current
 maturities                       2,518.7   2,638.7  1,235.2    656.8    741.7
Total debt                        2,548.6   3,047.0  1,424.1    711.9    889.5
Stockholders' equity              1,080.1   1,860.4  1,935.7  1,326.2  1,090.4
Total capitalization              3,628.7   4,907.4  3,359.8  2,038.1  1,979.9
Net debt/total capitalization        70.2%    62.1%     42.4%    34.9%    44.9%

Other Financial Data:
Cash provided by operating
 activities                      $  458.4  $  269.1 $  563.4 $  486.7 $  513.8
Capital expenditures                248.4     367.6    244.0    209.0    146.0
Cash dividends paid                  36.6      36.6     29.7     34.5     33.2
Dividends declared per share         0.32      0.32     0.32     0.32     0.31
Book value per share                 9.43     16.28    16.98    13.80    11.25

(a)See  Notes  to  Consolidated Financial Statements  for  detail related to acquisitions, discontinued operations, divestitures,  and special charges.
(b)Operating  results  from  continuing  operations  includes   special
   charges  of  $758.9 million, $776.8 million after tax  and  minority interest,  or  $6.78 per share, related to the Rightsizing  Program,
   additional   asset  write-offs  and  environmental   accruals,   the
   goodwill write-down and a change in tax law.
(c)Restated to reflect Chemicals and the oil and gas business  as discontinued operations.
(d)Operating  results  from  continuing  operations  includes   special
   charges  of  $209.1 million, $123.3 million after tax  and  minority interest,  or  $1.07 per share primarily  related to Project  Profit and the Vigoro Sale.
(e)Operating  results  from  continuing  operations  includes  a special  charge  of  $183.7 million, $112.2 million  after  tax,  or
   $1.19 per share  related to the write-down of Main Pass.
(f)Restated  to  reflect the merger with The  Vigoro  Corporation which was accounted for as a pooling of interests.
(g)Operating  results  from  continuing  operations  includes  a special  charge of $84.9 million, $59.9 million after tax, or  $0.62 per  share,  related  to a restructuring of the Company  immediately after the merger with The Vigoro Corporation.


---------------------------

(a)Earnings from continuing operations before special charges, minority interest, interest charges, taxes, depreciation, depletion and amortization and after PLP distribution.