Form 10-K405, Exhibit 13
period 2000-12-31
IMC GLOBAL INC
filed 2001-03-29
CIK 820626

EXHIBIT 13

Financial Table of Contents

Management's Discussion and Analysis of Financial Condition and Results of Operations

Introduction

Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the financial statements and the accompanying notes.

IMC Global Inc. (Company or IMC) is one of the world's leading producers of phosphate and potash crop nutrients and animal feed ingredients.

The Company's current operational structure consists of two continuing business units corresponding to its major product lines as follows: IMC PhosFeed (PhosFeed), which represents the IMC Phosphates (Phosphates) and IMC Feed Ingredients (Feed Ingredients) businesses, and IMC Potash (Potash). As a result of the planned divestitures of IMC Chemicals (Chemicals) and IMC Salt (Salt) as well as a solar evaporation facility located in Ogden, Utah (Ogden), operating results for these businesses are reflected as discontinued operations.

Management's Discussion and Analysis of Financial Condition and Results of Operations highlights the primary factors affecting changes in the operating results of the Company's continuing operations during the three year period ended December 31, 2000, excluding the impact of certain special charges in 1999 and 1998. In 1999, the Company incurred special charges from continuing operations of $677.7 million, after tax and minority interest, or $5.91 per share, comprised of: (i) an $89.3 million, or $0.78 per share, restructuring charge related to a Company-wide rightsizing program (Rightsizing Program); (ii) a $31.4 million, or $0.27 per share, charge related to additional asset write-offs and environmental accruals; (iii) a $432.0 million, or $3.77 per share, charge resulting from a change in the method of evaluating the recoverability of goodwill; and (iv) a $125.0 million, or $1.09 per share, charge for deferred income taxes arising from a change in tax law. In 1998, the Company incurred special charges from continuing operations of $122.9 million, after tax and minority interest, or $1.07 per share, comprised of: (i) a $113.0 million, or $0.98 per share, restructuring charge related to a Company-wide profit improvement program (Project Profit); (ii) a $9.1 million, or $0.08 per share, charge related to the Company's sale of IMC Vigoro (Vigoro) (Vigoro Sale); and (iii) $0.8 million, or $0.01 per share, of other charges. As a result of the Rightsizing Program and Project Profit, the Company achieved a reduction in operating costs in excess of $160.0 million over the two year period ended December 31, 2000. This reduction in costs resulted from a simplification of the business, shutdown of high-cost operations, exit from low-margin businesses and headcount reductions.

All of these special charges significantly impacted the results of continuing operations of the Company and are referred to throughout Management's Discussion and Analysis of Financial Condition and Results of Operations. For additional detail on these charges, see Notes 2 through 6 and Note 12 of Notes to Consolidated Financial Statements.

Results of Operations
Overview

2000 Compared to 1999

Net sales of $2,095.9 million in 2000 decreased eight percent from $2,282.9 million in 1999. Gross margins in 2000 were $332.1 million, a decrease of 30 percent from comparable 1999 margins of $475.2 million, excluding special charges of $35.8 million. In the fourth quarter of 2000, the Company adopted the provisions of Emerging Issues Task Force (EITF) Issue No. 00-10, Accounting for Shipping and Handling Fees and Costs, which requires shipping and handling costs to be included in Cost of goods sold in the Consolidated Statement of Operations. Prior to adoption of EITF No. 00-10, the Company included these costs as a reduction of Net sales. Adoption of EITF No. 00-10 had no impact on gross margin dollars. The Consolidated Statement of Operations has been restated for all prior periods to reflect the reclassification of shipping and handling costs in compliance with EITF No. 00-10.

Earnings from continuing operations in 2000 were $84.3 million, or $0.73 per share. Earnings from continuing operations in 1999 were $145.6 million, or $1.27 per share, excluding special charges of $677.7 million, or $5.91 per share.

Decreased sales, margins and earnings from continuing operations in 2000 resulted primarily from lower phosphate pricing and volumes as well as the impact of higher idle plant and raw material costs. Partially offsetting the phosphate pricing and volume reductions were higher potash volumes.

The Company incurred a net loss in 2000 of $345.0 million, or $3.00 per share, which included $429.3 million, or $3.73 per share, of losses from the discontinued operations of Chemicals, Salt and Ogden. The Company incurred a net loss in 1999 of $773.3 million, or $6.75 per share, including: (i) $677.7 million, or $5.91 per share, related to the special charges discussed above; (ii) $234.2 million, or $2.04 per share, of losses from discontinued operations; (iii) $0.5 million of extraordinary gains related to the early extinguishment of debt; and (iv) $7.5 million, or $0.07 per share, of charges related to a cumulative effect of a change in accounting principle. See Notes 1 through 4 and Note 10 of Notes to Consolidated Financial Statements.

1999 Compared to 1998

Net sales of $2,282.9 million in 1999 decreased five percent from $2,403.6 million in 1998. Gross margins in 1999 were $475.2 million, excluding special charges of $35.8 million, a decrease of 28 percent from comparable 1998 margins of $658.1 million, excluding special charges of $23.1 million.

Earnings from continuing operations in 1999 were $145.6 million, or $1.27 per share, excluding special charges of $677.7 million, or $5.91 per share. Earnings from continuing operations in 1998 were $252.7 million, or $2.20 per share, excluding special charges of $122.9 million, or $1.07 per share.

Sales, margins and earnings from continuing operations in 1999 reflected significantly reduced phosphate pricing as well as lower phosphate and potash volumes compared to 1998.

The Company incurred a net loss in 1999 of $773.3 million, or $6.75 per share, including: (i) $677.7 million, or $5.91 per share, related to the special charges discussed above; (ii) $234.2 million, or $2.04 per share, of losses from discontinued operations; (iii) $0.5 million of extraordinary gains related to the early extinguishment of debt; and (iv) $7.5 million, or $0.07 per share, of charges related to a cumulative effect of a change in accounting principle. The Company incurred a net loss in 1998 of $9.0 million, or $0.08 per share, including: (i) $122.9 million, or $1.07 per share, related to the special charges discussed above; (ii) $141.8 million, or $1.24 per share, of losses from discontinued operations; and (iii) $3.0 million, or $0.03 per share, of extraordinary gains related to the early extinguishment of debt. See Notes 1 through 4 and Note 10 of Notes to Consolidated Financial Statements.

IMC PhosFeeda
(Dollars in millions)

	Year ended December 31			% Decrease
	2000	1999	1998	2000	1999

Net sales	$1,320.5	$1,591.0	$1,825.7	(17)	(13)
Gross margins	$ 102.0	$ 266.0[d]	$ 406.2[e]	(62)	(35)
As a percentage of net sales	8%	17%	22%
Sales volumes (000 tons)[b]	6,130	6,699	7,313	(8)	(8)
Average DAP price per short ton[c]	$ 134	$ 160	$ 178	(16)	(10)

aEffective January 2000, the Company realigned its internal management reporting structure by combining the previously separate phosphates and feed ingredients segments. As a result of this change, segment information for all periods has been restated to combine the Phosphates and Feed Ingredients segments as the IMC PhosFeed segment.
bPhosphate sales volumes include tons sold captively and represent dry product tons only, primarily DAP.
cFOB plant.
dExcludes special charges of $11.3 million.
eExcludes special charges of $19.0 million.

2000 Compared to 1999

PhosFeed's net sales of $1,320.5 million in 2000 decreased 17 percent from $1,591.0 million in 1999. Lower average sales realizations of concentrated phosphates, particularly diammonium phosphate (DAP), unfavorably impacted net sales by $165.0 million. Average DAP prices for 2000 fell 16 percent to $134 per short ton as compared to an average price of $160 per short ton for the twelve months of 1999. Decreased shipments of concentrated phosphates unfavorably impacted net sales by an additional $99.0 million. The majority of the volume decline resulted from decreased shipments of DAP which were lower by approximately 25 percent. The decrease in DAP volumes resulted principally from reduced international demand, primarily from Asia. Partially offsetting the decreased DAP volumes were higher domestic and international shipments of 11 percent for both granular monoammonium phosphate and granular triple superphosphate (GTSP), resulting from increased marketing efforts.

Gross margins in 2000 of $102.0 million fell 62 percent from $266.0 million in 1999, excluding 1999 special charges of $11.3 million. This decrease was primarily a result of the decreased prices and volumes, discussed above, unfavorable raw material costs and higher idle plant costs. These unfavorable factors were partially offset by savings realized from the Rightsizing Program and Project Profit, which exceeded $70.0 million, and lower sulphur costs driven by a market oversupply. During 2000, the significant rise in the price of natural gas, a major component of production costs, negatively affected gross margins. Additionally, the higher idle plant costs incurred in 2000 were a result of the temporary idling of certain operations in Louisiana during the year. The Louisiana phosphate operations were temporarily idled at selected intervals in the third and fourth quarters of 2000 to balance market supply and demand.

1999 Compared to 1998

PhosFeed's net sales of $1,591.0 million in 1999 decreased 13 percent from $1,825.7 million in 1998. Lower average sales realizations of concentrated phosphates, particularly DAP, unfavorably impacted net sales by $125.0 million. DAP prices decreased throughout 1999 to a low, as of December 31, 1999, of approximately $130 per short ton as a result of the depressed agricultural economy. Decreased shipments of concentrated phosphates unfavorably impacted net sales by an additional $109.6 million. The majority of the volume decline resulted from decreased shipments of DAP and GTSP, which were lower by approximately nine percent and 16 percent, respectively. The decline in domestic DAP and GTSP volumes was a result of lower agricultural commodity prices and the depressed agricultural economy. Internationally, decreased DAP volumes primarily resulted from reduced demand caused by lower crop purchases as a result of low grain prices and higher customer inventories.

Gross margins in 1999 of $266.0 million, excluding special charges of $11.3 million, fell 35 percent from $406.2 million in 1998, excluding special charges of $19.0 million. This decrease was primarily a result of the decreased prices and volumes discussed above, partially offset by favorable raw material costs and savings realized from Project Profit.

IMC Potasha
(Dollars in millions)

	Year ended December 31			% Increase (Decrease)
	2000	1999	1998	2000	1999

Net sales	$871.0	$830.3	$844.8	5	(2)
Gross margins	$255.0	$237.0d	$276.4	8	(14)
As a percentage of net sales	29%	29%	33%
Sales volumes (000 tons)b	8,385	7,844	8,178	7	(4)
Average potash price per short tonc	$ 76	$ 78	$ 79	(3)	(1)

aExcludes operating results of Ogden which was reclassified to discontinued operations in 2000.
bSales volumes include tons sold captively.
cFOB plant/mine.
dExcludes special charges of $7.2 million.

2000 Compared to 1999

Potash's net sales of $871.0 million in 2000 increased five percent from $830.3 million in 1999. This increase was the result of higher domestic and export shipments primarily driven by increased muriate of potash (MOP) volumes. Export volumes primarily benefited from increased shipments to Asia and South America. Partially offsetting the favorable shipments were reduced 2000 average potash price realizations.

Gross margins of $255.0 million in 2000 increased eight percent compared with $237.0 million in 1999, excluding 1999 special charges of $7.2 million. This increase was attributable to the higher volumes discussed above and favorable savings realized from the Rightsizing Program, partially offset by significantly higher natural gas costs, a major component of production cost, and the lower average price realizations discussed above.

1999 Compared to 1998

Potash's net sales of $830.3 million in 1999 decreased two percent from $844.8 million in 1998. This slight decline was a result of unfavorable domestic volumes caused by lower agricultural demand because of low commodity prices for corn and soybean crops. Partially offsetting the unfavorable domestic volumes were increased export volumes to Asia and Latin America. Average potash sales realizations decreased slightly in 1999 compared to prior year levels.

Gross margins of $237.0 million in 1999, excluding special charges of $7.2 million, decreased 14 percent compared with $276.4 million in 1998, primarily as a result of the lower sales volumes discussed above, as well as higher Canadian provincial resource taxes, increased water control costs at the Esterhazy potash mine and higher natural gas costs. See Note 16 of Notes to Consolidated Financial Statements.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were $102.7 million, $107.2 million and $113.1 million in 2000, 1999 and 1998, respectively, excluding special charges of $20.6 million and $9.9 million in 1999 and 1998, respectively. The decrease in 2000 compared to 1999 primarily resulted from lower employee benefit related expenses.

Other Income

Other income consisted primarily of gains on sale of assets and the impact of favorable foreign currency transactions.

Income Taxes

See Note 12 of Notes to Consolidated Financial Statements.

Special Charges

Restructuring Charges

During the fourth quarter of 1999, the Company implemented the Rightsizing Program which was designed to simplify and focus the Company's core businesses. The key components of the Rightsizing Program were: (i) the shutdown and permanent closure of the Nichols and Payne Creek facilities at PhosFeed resulting from an optimization program to reduce rock and concentrate production costs through higher utilization rates at the lowest-cost facilities; (ii) an asset rightsizing program at Potash resulting from a recently revised mine plan; and (iii) corporate and business unit headcount reductions. In conjunction with the Rightsizing Program, the Company recorded a continuing operations special charge of $167.1 million, $89.3 million after tax and minority interest, or $0.78 per share, in the fourth quarter of 1999. For activity related to the Rightsizing Program, see Note 3 of Notes to Consolidated Financial Statements.

During the fourth quarter of 1998, the Company developed and began execution of Project Profit. Project Profit was comprised of four major initiatives: (i) the combination of certain activities within the Potash and PhosFeed business units in an effort to realize certain operating and staff function synergies; (ii) restructuring of the phosphate rock mining, concentrated phosphate operations and processes in an effort to reduce costs; (iii) simplification of current business activities by eliminating businesses not deemed part of the Company's core competencies; and (iv) reduction of operational and corporate headcount. In conjunction with Project Profit, the Company recorded a continuing operations special charge of $179.5 million, $113.0 million after tax and minority interest, or $0.98 per share, in the fourth quarter of 1998. For activity related to Project Profit, see Note 3 of Notes to Consolidated Financial Statements.

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

As a result of the change to a discounted cash flow methodology, the Company recorded a non-cash write-down of goodwill from continuing operations of $432.0 million, or $3.77 per share, in the fourth quarter of 1999. See Note 2 of Notes to Consolidated Financial Statements.

Other Charges

In the fourth quarter of 1999, the Company recorded a $125.0 million, or $1.09 per share, deferred tax provision for a tax basis difference related to the Company's investment in Phosphate Resource Partners Limited Partnership (PLP). This special charge was necessitated as a result of a change in the tax law. See Note 12 of Notes to Consolidated Financial Statements.

During the fourth quarter of 1999, and in connection with the Rightsizing Program, the Company undertook a detailed review of its accounting records and valuation of various assets and liabilities. As a result, the Company recorded a continuing operations special charge of $52.7 million, $31.4 million after tax and minority interest, or $0.27 per share, related to asset write-offs and environmental accruals. Of the $52.7 million charge, $32.1 million was included in Cost of goods sold and $20.6 million was included in Selling, general and administrative expenses.

In 1998, the Company sold Vigoro, a consumer lawn and garden and professional products business. In connection with this sale, the Company recorded a special charge of $14.0 million, $9.1 million after tax, or $0.08 per share. Of the $14.0 million charge, $4.1 million was included in Cost of goods sold and $9.9 million was included in Selling, general and administrative expenses. See Note 5 of Notes to Consolidated Financial Statements.

Discontinued Operations

The Company's results for the years ended December 31, 2000, 1999 and 1998 include the operations of Salt, Ogden and Chemicals as discontinued operations. Additionally, the Company's results for the years ended December 31, 1999 and 1998 include the operations of IMC AgriBusiness (AgriBusiness) and the Company's oil and gas business as discontinued operations. For more detail on the Company's special charges in relation to discontinued operations, see Notes 2 through 4 of Notes to Consolidated Financial Statements.

Capital Resources and Liquidity

The Company generates significant cash from operations and has sufficient borrowing capacity to meet its operating and discretionary spending requirements.

The Company generated $398.4 million of EBITDAa in 2000 compared with $531.7 million in 1999. Management places significant emphasis on EBITDA as one of the key standards for measuring consolidated performance. Although EBITDA is a leading indicator used by management, it is not a replacement of measurement standards defined by and required by generally accepted accounting principles such as operating earnings, cash flows from operating activities and net income.

Operating activities generated $363.4 million of cash in 2000 compared with $458.4 million in 1999. The decrease of $95.0 million was primarily a result of the depressed agricultural economy.

Net cash provided by investing activities decreased $182.8 million in 2000 from a source of funds of $69.1 million in 1999 to a use of funds of $113.7 million in 2000. The decrease was primarily a result of the Company receiving proceeds of $295.9 million from the sale of AgriBusiness and the Company's investment in the oil and gas business in 1999, partially offset by reduced capital expenditures in 2000.

Capital expenditures in 2000 were $118.1 million and consisted primarily of phosphate and potash production equipment upgrades as well as expanded potash capacity. Capital expenditures in 1999 were $248.4 million and consisted primarily of expanded potash capacity and new computer system and production equipment upgrades. The decrease of $130.3 million compared to 1999 was primarily a result of reduced mine expansion efforts and computer system upgrades as well as the absence of Chemicals, Salt and Ogden capital expenditures in 2000 as a result of their classification as discontinued operations. The Company estimates that its capital expenditures from continuing operations for 2001 will approximate $145.0 million, $125.0 million net of minority interest, and will be financed primarily from operations.

Cash used in financing activities decreased $311.3 million in 2000 from $557.3 million in 1999 to $246.0 million in 2000. This decreased use of funds was primarily a result of reduced net debt payments of $188.0 million in 2000 compared to $501.6 million in 1999. Total borrowings decreased by $188.0 million in 2000, from $2,548.6 million at December 31, 1999 to $2,360.6 million at December 31, 2000. The reduction in total indebtedness resulted from payments of debt funded by the sale of accounts receivable as well as the use of cash flows from operations.

In September 2000 and January 2001, the Company amended and restated its short-term and long-term credit facilities (collectively, Credit Facilities). The $250.0 million short-term credit facility matures in September 2001 and the $550.0 million long-term credit facility matures in December 2002. Commitment fees associated with the short-term and long-term facilities vary depending upon the Company's credit ratings and, as of the effective date of the January 2001 amendment, were 20.0 basis points and 22.5 basis points, respectively. Interest rates associated with the short-term and long-term facilities also vary depending upon the Company's credit ratings and, as of the effective date of the January 2001 amendment, were LIBOR plus 117.5 basis points and LIBOR plus 115.0 basis points, respectively.

aEarnings from continuing operations before special charges, minority interest, interest charges, taxes, depreciation, depletion and amortization and after PLP distributions.

The amount available for borrowing under the Credit Facilities is reduced by the balances of commercial paper, letters of credit and guarantees. As of December 31, 2000, the Company had a total of $375.0 million drawn on the facilities and $1.6 million of commercial paper. Net available borrowings under these facilities as of December 31, 2000 was $381.8 million. Outstanding letters of credit as of December 31, 2000 totaled $41.6 million. See Note 10 of Notes to Consolidated Financial Statements. Under the Credit Facilities, as amended, 50 percent of certain asset sale proceeds (including proceeds from proposed major divestitures) and new equity issuances will be applied to reduce the lending commitments under the Credit Facilities, on a pro rata basis, up to a maximum commitment reduction of $150.0 million.

The Credit Facilities are currently unsecured but, as a result of the January 2001 amendments, borrowings by the Company are now guaranteed by the Company's material domestic subsidiaries. Such guarantees by PLP and IMC Phosphates Company (IMC Phosphates) are limited by the amount of existing intercompany debt owed by such entities to the Company and its other subsidiaries. The Company has agreed to secure the facilities with substantially all of the stock, other equity interests and the assets of its domestic subsidiaries as well as with a portion of the stock and other equity interests of its foreign subsidiaries in the event that either: (i) the Company's credit rating on its senior unsecured long-term debt securities declines to BB (S&P) or Ba2 (Moody's); or (ii) the Company is unable to maintain its leverage ratio (as defined in the Credit Facilities) below 4.40 to 1.00 as of March 31, 2001 or thereafter. As the Company does not currently anticipate that its leverage ratio will be below such level, the Company anticipates that the Credit Facilities will become secured subsequent to March 31, 2001. In addition, the Company has agreed to secure the facilities with substantially all of the stock and other equity interests of its domestic subsidiaries and with a portion of stock and other equity interests of its foreign subsidiaries in the event that the Company's credit rating declines to BB+ (S&P) and Ba1 (Moody's). In either event, debt issued under certain other debt instruments of the Company and its subsidiaries will participate on an equal and ratable basis with the lenders under the Credit Facilities in the security interest granted in certain of the collateral that secures the Credit Facilities. In the event that the Company becomes obligated to secure the Credit Facilities with assets that include accounts receivable, the Company will be required to terminate its existing accounts receivable securitization facility. See Note 9 of Notes to Consolidated Financial Statements.

The Credit Facilities, as amended, contain provisions which: (i) restrict capital expenditures to an amount above the Company's currently anticipated capital expenditures level; (ii) generally restrict the payment of dividends, distributions and certain other payments to an aggregate of $40.0 million per year (including the forward repurchase contract discussed below), other than as required in connection with the Company's interest in PLP; (iii) restrict the ability of the Company and its subsidiaries to dispose of a substantial portion of its consolidated assets; (iv) limit the creation of additional liens on the Company's and its subsidiaries' assets; and (v) limit the Company's subsidiaries' incurrence of debt. The Credit Facilities also contain a leverage ratio test, an interest coverage ratio test and other covenants.

The Company may acquire shares of its stock on an ongoing basis and is authorized as of December 31, 2000 to purchase up to 4.5 million shares. In the first quarter of 2000, the Company's Board of Directors authorized the purchase of up to an additional 5.4 million shares through the use of a forward stock repurchase program executed by a third party financial institution. Under this authorization, the Company entered into a forward repurchase contract (Forward) pursuant to which a financial institution purchased the entire 5.4 million shares during the first quarter of 2000. The Forward allows, but does not require, the Company to acquire the shares by March 18, 2002 at $14.73 per share. If the Company decides not to acquire the 5.4 million shares, the Forward will be net share settled or, in certain unlikely circumstances, net cash settled on that date. Management considers market conditions, alternate uses of cash and shareholder returns, among other factors, when evaluating share repurchases.

The Company believes that its cash, other liquid assets, operating cash flow, together with available borrowings and potential access to credit and capital markets and receipt of asset sale proceeds, will be sufficient to meet its operating expenses and capital expenditures and service its debt requirements as they become due (including current maturities of long-term debt of $207.8 million due in 2001). However, the ongoing ability of the Company to meet its debt service and other obligations, including compliance with financial covenants in the Credit Facilities, will be dependent upon the future performance of the Company which will be subject to financial, business and other factors, certain of which are beyond its control, such as prevailing economic and industry conditions and prices and other market conditions for the Company's products and upon the Company's ability to complete proposed major asset sales on acceptable terms. However, if product prices and other market conditions do not improve in the early part of 2001 or if the Company is unable to complete major asset sales, there is no assurance that the Company will be able to comply with applicable financial covenants. If the Company is unable to comply with such covenants, the Company would be unable to borrow additional amounts under the Credit Facilities in the absence of an additional waiver or amendment from the requisite lenders under the Credit Facilities. The Company is currently actively exploring alternative financing possibilities, including a replacement or significant revision of the Credit Facilities and the issuance of subordinated debt. However, there can be no assurance that the Company's efforts in this regard will be successful.

Market Risk

The Company is exposed to the impact of interest rate changes on borrowings, fluctuations in the functional currency of foreign operations and the impact of fluctuations in the purchase price of natural gas, ammonia and sulphur consumed in operations, as well as changes in the market value of its financial instruments. The Company periodically enters into derivatives to minimize foreign currency risks and the effects of changing raw material prices, but not for trading purposes.

The functional currency of all operations outside the United States is the respective local currency. Foreign currency translation effects are included in Accumulated other comprehensive income. The Company uses foreign currency forward exchange contracts, which typically expire within one year, to hedge transaction exposure related to assets and liabilities denominated in currencies other than the entities' functional currencies, including intercompany loans. Realized and unrealized gains and losses on foreign currency forward exchange contracts used to hedge the currency fluctuations on transactions denominated in foreign currencies and the offsetting realized and unrealized losses and gains on hedged transactions are recorded in Other income and expense. The Company had notional amounts of $69.5 million and $93.6 million of such foreign currency forward exchange contracts outstanding as of December 31, 2000 and 1999, respectively. As of December 31, 2000, total unrealized losses on these contracts were $0.3 million. As of December 31, 1999, total unrealized gains on these contracts were $3.4 million.

The Company also uses foreign currency forward exchange contracts, which typically expire within one year, to reduce the exchange rate risk related to certain forecasted foreign currency transactions. The carrying amounts of these contracts are adjusted to their market values at each balance sheet date with the offset recorded in Other income and expense. The Company had notional amounts of $276.7 million and $156.5 million of such foreign currency forward exchange contracts outstanding as of December 31, 2000 and 1999, respectively, which are being used for the purpose described above. As of December 31, 2000 and 1999, total unrealized gains on these contracts were $2.3 million and $4.5 million, respectively.

The Company conducted sensitivity analyses of its derivatives and other financial instruments assuming the following: (i) a one percentage point adverse change in interest rates on outstanding borrowings; (ii) a ten percent adverse change in foreign currency exchange rates; and (iii) a ten percent adverse change in the purchase price of natural gas, ammonia and sulphur from their actual levels at December 31, 2000. Holding all other variables constant, the hypothetical adverse changes would not materially affect the Company's financial position. These analyses did not consider the effects of the reduced level of economic activity that could exist in such an environment and certain other factors.

Further, in the event of a change of such magnitude, management would likely take actions to further mitigate its exposure to possible changes. However, due to the uncertainty of the specific actions that would be taken and their possible effects, the sensitivity analyses assumed no changes in the Company's financial structure.

Contingencies

See Note 16 of Notes to Consolidated Financial Statements.

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

This Policy is the cornerstone of the Company's comprehensive EHS plan (EHS Plan) to achieve sustainable, predictable and verifiable EHS performance. Integral elements of the EHS Plan include: (i) improving the Company's EHS procedures and protocols; (ii) upgrading its related facilities and staff; (iii) performing baseline and verification audits; (iv) formulating EHS improvement plans; and (v) assuring management accountability. The Company has phased-in implementation of this EHS Plan and each facility is in a different stage of EHS Plan integration. The Company conducts audits to measure the extent of each facility's implementation of the EHS Plan and to confirm that each facility has achieved regulatory compliance, implemented continuous EHS improvement and integrated EHS management systems into day-to-day business functions.

The Company produces and distributes crop and animal nutrients, salt and deicing products, boron-based chemicals and sodium-bicarbonate. These activities subject the Company to an evolving myriad of international, federal, state, provincial and local EHS laws which regulate, or propose to regulate: (i) product content; (ii) use of products by both the Company and its customers; (iii) conduct of mining and production operations, including safety procedures followed by employees; (iv) management and handling of raw materials; (v) air and water quality impacts from the Company's facilities; (vi) disposal of hazardous and solid wastes; and (vii) post-mining land reclamation. For new regulatory programs, it is difficult to ascertain future compliance obligations or estimate future costs until implementing regulations have been finalized and definitive regulatory interpretations have been adopted. The Company intends to respond to these regulatory requirements at the appropriate time by implementing necessary modifications to facilities or operating procedures.

The Company has expended, and anticipates that it will continue to expend, substantial financial and managerial resources to comply with EHS standards. In 2001, environmental capital expenditures will total approximately $55.8 million, primarily related to: (i) modification or construction of wastewater treatment areas in Florida and New Mexico; (ii) modification and construction projects associated with phosphogypsum stacks at the concentrate plants in Florida and Louisiana; and (iii) remediation of contamination at current or former operations. Additional expenditures for land reclamation activities will total approximately $26.9 million. In 2002, the Company expects environmental capital expenditures will be approximately $53.7 million and expenditures for land reclamation activities will be approximately $26.0 million. No assurance can be given that greater-than-anticipated EHS capital expenditures will not be required in 2001 or in the future. Based on current information, it is the opinion of management that the Company's contingent liability arising from EHS matters, taking into account established reserves, will not have a material adverse effect on the Company's financial position or results of operations.

Product Requirements and Impacts

International, federal, state and provincial standards: (i) require registration of many Company products before those products can be sold; (ii) impose labeling requirements on those products; and (iii) require producers to manufacture the products to formulations set forth on the labels. Various environmental, natural resource and public health agencies at all regulatory levels continue to evaluate alleged health and environmental impacts that might arise from the handling and use of products such as those manufactured by the Company. The United States Environmental Protection Agency (EPA), the state of California and The Fertilizer Institute have each completed independent assessments of potential risks posed by crop nutrient materials. These assessments concluded that, based on the available data, crop nutrient materials generally do not pose harm to human health. It is unclear whether any further evaluations may result in additional standards or regulatory requirements for the producing industries, including the Company or its customers. At this stage, it is the opinion of management that the potential impact of these standards on the market for the Company's products or on the expenditures that may be necessary to meet new requirements will not have a material adverse effect on the Company's financial position or results of operations.

Operating Requirements and Impacts

Permitting - The Company holds numerous environmental, mining and other permits or approvals authorizing operation at each of its facilities. A decision by a government agency to deny or delay issuing a new or renewed permit or approval, or to revoke or substantially modify an existing permit or approval, could have a material adverse effect on the Company's ability to continue operations at the affected facility. Expansion of Company operations also is predicated upon securing the necessary environmental or other permits or approvals. For instance, over the next two to six years, PhosFeed will be continuing its efforts to obtain permits in support of its anticipated Florida mining operations at the Ona and Pine Level properties. These properties contain in excess of 100.0 million tons of phosphate rock reserves. For years, the Company has successfully permitted mining properties in Florida and anticipates that it will be able to permit these properties. Nevertheless, a denial of these permits or the issuance of permits with cost-prohibitive conditions would adversely impact the Company.

Mining Operations - At its solution mining facility in Searles Valley, California, Chemicals has undertaken negotiations to resolve separate notices of violation issued by both the California Department of Fish & Game (DFG) and the Lahontan Regional Water Quality Control Board (RWQCB). These notices of violation respectively allege that Chemicals' discharge of depleted but saline brine to the surface of Searles Lake has negatively impacted migratory birds as well as the ability of Searles Lake to satisfy applicable water quality designations. In addition, the RWQCB has issued orders to the facility that require the implementation of new control measures to limit the discharge of hydrocarbons and potentially other non-native materials to the lake. Chemicals is challenging the lake's water quality designations, has filed an appeal of the RWQCB orders, is negotiating with both the DFG and the RWQCB to resolve potential enforcement actions for alleged past violations, and has begun to investigate and institute corrective measures to restrict the discharge of hydrocarbons and to discourage birds from using the lake. Although it is anticipated that one or both agencies will impose fines or penalties for past regulatory violations, it is not presently possible to estimate the cost to Chemicals related to the agency investigations or any subsequent orders for future work.

Management of Residual Materials - Mining and processing potash, salt and phosphate generates residual materials that must be managed. Potash tailings, which contain primarily salt, iron and clay, are stored in surface disposal sites. Salt residuals are managed in piles. Phosphate mining residuals, such as overburden and sand tailings, are used in reclamation, while clay residuals are deposited in clay ponds. Phosphate processing generates phosphogypsum that is stored in phosphogypsum stack systems. The Company has incurred and will continue to incur significant costs to manage its potash, salt and phosphate residual materials in accordance with environmental laws, regulations and permit requirements.

For potash and salt residuals in Saskatchewan, the Department of Environmental and Resource Management (Department) has required all mine operators to obtain approval of facility decommissioning and reclamation plans (Plans) that will apply once mining operations at any facility are terminated. These Plans must specify procedures for decommissioning all mine facilities and for handling potash and salt residual materials, including salt piles and potash tailings management areas. As part of these Plans, the Department requires operators to provide financial assurance that the Plans will be carried out. On July 5, 2000, the Department approved, with comments, the decommissioning plans submitted by Potash for each of its facilities. Under this approval, by July 5, 2001, Potash must post a financial assurance mechanism, such as a letter of credit, that will cover the estimated $2.0 million to $3.0 million cost of operating its tailings management areas for approximately two years. This financial assurance must remain in effect until July 5, 2005. Potash and the rest of the industry are cooperating with the Department to evaluate technically feasible, cost-effective and environmentally responsible disposal options for tailings material to correct, by July 5, 2005, any of the Plans' deficiencies noted by the Department. Final costs for decommissioning in accordance with the Plans are likely to be significant. However, the Company does not anticipate expending such funds in the foreseeable future because: (i) facility closure and decommissioning is not imminent given the anticipated life of the Company's mines; (ii) regulatory disagreement over and advances in tailings management technology have resulted in deferral of the Plans' implementation; and (iii) the Company will not be required to provide financial assurance until an appropriate assurance mechanism has been specified by the Department. For these reasons, the Company cannot predict with certainty the financial impact of these decommissioning requirements on the Company.

Restructuring Charges

In connection with the Company's Rightsizing Program, PhosFeed has discontinued mining or processing operations at a number of its facilities including the Payne Creek and Noralyn mines and the Nichols concentrates plant. Such discontinuation triggers decommissioning, closure and reclamation requirements under a number of Florida regulations and Company permits. These activities were estimated to cost $41.0 million, for which reserves have been established. Although the Company believes that it has reasonably estimated these costs, additional expenditures could be required to address unanticipated environmental conditions as they arise.

Remedial Activities

Remediation at Company Facilities - Many of the Company's formerly owned or current facilities have been in operation for a number of years. The historical use and handling of regulated chemical substances; crop and animal nutrients and additives; salt and by-product or process tailings at these facilities by the Company and predecessor operators have resulted in soil, surface water and groundwater contamination. In addition, through the Company's merger in December 1997 with Freeport-McMoRan, Inc. (FTX) (FTX Merger), the Company assumed responsibility for contamination at some crop nutrient facilities that were owned or operated by FTX, PLP or their predecessors.

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

For further discussion of remedial activities, see Note 16 of Notes to Consolidated Financial Statements.

Remediation at Third-Party Facilities - Along with impacting the sites at which the Company has operated, parties have alleged that the Company's historic operations have resulted in contamination to neighboring off-site areas or third-party facilities. In some instances, the Company has agreed, pursuant to consent orders with appropriate governmental agencies, to undertake investigations, which currently are in progress, to determine whether remedial action may be required to address contamination. The Company's remedial liability at these sites, either alone or in the aggregate, currently is not expected to be material. As more information is obtained regarding these sites, this expectation could change.

For further discussion of off-site remedial activities, see Note 16 of Notes to Consolidated Financial Statements.

Superfund

The Comprehensive Environmental Response Compensation and Liability Act (Superfund) imposes liability, without regard to fault or to the legality of a party's conduct, on certain categories of persons who are considered to have contributed to the release of "hazardous substances" into the environment. Currently, the Company is involved or concluding involvement at less than five Superfund or equivalent state sites. The Company's remedial liability at these sites, either alone or in the aggregate, is not currently expected to be material. As more information is obtained regarding these sites and the potentially responsible parties involved, this expectation could change.

Oil and Gas

Through the FTX Merger, the Company assumed responsibility for contamination and environmental impacts at a significant number of oil and gas facilities that were businesses operated by FTX, PLP or their predecessors. The Company is currently involved in three such claims, which allege contamination resulting from disposal of oil and gas residual materials. The Company's liability for these claims, either alone or in the aggregate, taking into account established reserves, is not expected to have a material adverse effect on the Company's financial position or results of operations. As more information is obtained regarding these claims or as new claims arise, this expectation could change.

Recently Issued Accounting Guidance

In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements, which provides guidance regarding revenue recognition in financial statements. SAB No. 101 was effective for the fourth quarter of 2000. The Company performed a comprehensive review of its revenue recognition policies and determined that it is in compliance with SAB No. 101.

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, subsequently amended by SFAS No. 137 and SFAS No. 138, which require companies to adopt its provisions on January 1, 2001. The adoption of SFAS No. 133 will not have a material impact on the Company's financial statements.

In the fourth quarter of 2000, the Company adopted the provisions of EITF Issue No. 00-10, which requires shipping and handling costs to be included in Cost of goods sold in the Consolidated Statement of Operations. Prior to adoption of EITF No. 00-10, the Company included these costs as a reduction of Net sales. Adoption of EITF No. 00-10 had no impact on gross margin dollars. The Consolidated Statement of Operations has been restated for all prior periods to reflect the reclassification of shipping and handling costs in compliance with EITF No. 00-10.

EITF Issue No. 00-19, Determination of Whether Share Settlement is Within Control of the Issuer for Purposes of Applying Issue No. 96-13, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock, which is effective June 30, 2001, will require the Company to account for its equity forward contract as an asset or liability and reflect changes in value of the contract in the Consolidated Statement of Operations.

Forward-Looking Statements

All statements, other than statements of historical fact, contained within Management's Discussion and Analysis of Financial Condition and Results of Operations constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.

Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: general business and economic conditions and governmental policies affecting the agricultural industry in localities where the Company or its customers operate; weather conditions; the impact of competitive products; pressure on prices realized by the Company for its products; constraints on supplies of raw materials used in manufacturing certain of the Company's products; capacity constraints limiting the production of certain products; difficulties or delays in the development, production, testing and marketing of products; difficulties or delays in receiving required governmental and regulatory approvals; market acceptance issues, including the failure of products to generate anticipated sales levels; difficulties in integrating acquired businesses and in realizing related cost savings and other benefits; the effects of and change in trade, monetary, environmental and fiscal policies, laws and regulations; foreign exchange rates and fluctuations in those rates; the costs and effects of legal proceedings, including environmental and administrative proceedings involving the Company; success in implementing the Company's various initiatives including the divestitures of Chemicals, Salt and Ogden; and other risk factors reported from time to time in the Company's SEC reports.

Report of Management

The management of IMC Global Inc. has the responsibility for the preparation of all information contained in the Annual Report. The financial statements, including footnotes, have been prepared in accordance with generally accepted accounting principles and include amounts based on the best judgment of management.

In meeting its responsibilities for the accuracy, integrity and objectivity of data in the financial statements, management maintains a system of internal accounting controls designed to provide reasonable assurance of the reliability of financial records and the safeguarding of assets. This system includes an appropriate division of responsibility and is documented by written policies and procedures that are communicated to employees with significant roles in the financial reporting process. There are limits inherent in all systems of internal control based on the recognition that the cost of such systems should be related to the benefits to be derived. Management believes the Company's systems provide an appropriate balance.

The control environment is complemented by an internal auditing program, comprised of internal and external business advisors who independently assess the effectiveness of the internal controls and report findings to management. The group delivers increased value by aligning with the business objectives to reduce risk and create cost efficiencies. The Company's independent public accountants, Ernst & Young LLP (Ernst &Young), are engaged to audit and express an opinion on the Company's financial statements. Their audit was conducted in accordance with auditing standards generally accepted in the United States and included consideration of the Company's internal control system. Management has made available to Ernst & Young all of the Company's financial records and related data, as well as minutes of the meetings of the Board of Directors. Management believes that all representations made to Ernst & Young were valid and appropriate.

The Audit Committee of the Board of Directors, which is comprised entirely of non-employee directors, is responsible for monitoring the Company's financial reporting process. The Audit Committee meets regularly with management, the internal auditors and Ernst & Young, jointly and separately, to review financial reporting matters, internal accounting controls and audit results to assure that all parties are properly fulfilling their responsibilities. Both Ernst & Young and the internal auditors have unrestricted access to the Audit Committee.

J. Bradford James	Anne M. Scavone
Executive Vice President and Chief Financial Officer	Vice President and Controller

 Report of Independent Auditors

To the Board of Directors and Stockholders of IMC Global Inc.

We have audited the accompanying consolidated balance sheet of IMC Global Inc. as of December 31, 2000 and 1999 and the related consolidated statements of operations, cash flows and stockholders' equity for each of the three years in the period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of IMC Global Inc. as of December 31, 2000 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2 to the financial statements, effective October 1, 1999, the Company changed its method for assessing the recoverability of goodwill. In addition, as discussed in Note 1 to the financial statements, the Company changed its method of accounting for start-up activities in 1999 to conform with American Institute of Certified Public Accountants Statement of Position 98-5.

Ernst & Young LLP
Chicago, Illinois
January 30, 2001,
      except for Note 4, as to which the date is February 28, 2001

Consolidated Statement of Operations
In millions, except per share amounts

	Year ended December 31
	2000	1999	1998

Net sales	$2,095.9	$2,282.9	$2,403.6
Cost of goods sold	1,763.8	1,843.5	1,768.6
Gross margins	332.1	439.4	635.0
Selling, general and administrative expenses	102.7	127.8	123.0
Goodwill write-down	-	432.0	-
Restructuring activity	(1.2)	163.3	162.3
Operating earnings (loss)	230.6	(283.7)	349.7
Interest expense	112.6	111.4	104.7
Other income, net	(0.7)	(4.2)	(9.1)
Earnings (loss) from continuing operations before minority interest	118.7	(390.9)	254.1
Minority interest	(12.4)	(0.1)	24.4
Earnings (loss) from continuing operations before income taxes	131.1	(390.8)	229.7
Provision for income taxes	46.8	141.3	99.9
Earnings (loss) from continuing operations	84.3	(532.1)	129.8
Discontinued operations:
Earnings (loss) from discontinued operations	6.2	(122.5)	(18.9)
Estimated loss on disposal	(435.5)	(111.7)	(122.9)
Total loss from discontinued operations	(429.3)	(234.2)	(141.8)
Loss before extraordinary item and cumulative effect of a change in accounting principle	(345.0)	(766.3)	(12.0)
Extraordinary gain - debt retirement	-	0.5	3.0
Cumulative effect of a change in accounting principle	-	(7.5)	-
Net loss	$ (345.0) ======	$ (773.3) ======	$ (9.0) ======

Basic and diluted earnings (loss) per share:
Earnings (loss) from continuing operations	$ 0.73	$ (4.64)	$ 1.13
Total loss from discontinued operations	(3.73)	(2.04)	(1.24)
Extraordinary gain - debt retirement	-	-	0.03
Cumulative effect of a change in accounting principle	-	(0.07)	-
Net loss per share	$ (3.00) =======	$ (6.75) ======	$ (0.08) ======

Basic weighted average number of shares outstanding	114.4	114.5	114.2
Diluted weighted average number of shares outstanding	114.8	114.5	114.8

See Notes to Consolidated Financial Statements

Consolidated Balance Sheet
In millions, except share amounts

	December 31
	2000	1999
Assets
Current assets:
Cash and cash equivalents	$ 84.5	$ 80.8
Receivables, net	35.0	254.2
Note receivable from affiliate	47.5	-
Inventories, net	332.6	439.6
Deferred income taxes	84.4	135.3
Other current assets	8.9	18.0
Total current assets	592.9	927.9

Property, plant and equipment, net	2,345.8	3,250.7
Net assets of discontinued operations held for sale	751.9	301.5
Other assets	571.0	715.8
Total assets	$4,261.6 ======	$5,195.9 ======

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 201.3	$ 200.9
Accrued liabilities	211.7	260.1
Short-term debt and current maturities of long-term debt	217.5	29.9
Total current liabilities	630.5	490.9

Long-term debt, less current maturities	2,143.1	2,518.7
Deferred income taxes	291.6	589.6
Other noncurrent liabilities	521.0	516.6

Stockholders' equity:
Common stock, $1 par value, authorized 300,000,000 shares; issued 125,185,301 and 125,163,572 shares in 2000 and 1999, respectively	125.2	125.2
Capital in excess of par value	1,692.2	1,698.1
Accumulated deficit	(790.0)	(411.1)
Accumulated other comprehensive income	(58.6)	(37.3)
Treasury stock, at cost, 10,413,385 and 10,676,276 shares in 2000 and 1999, respectively	(293.4)	(294.8)
Total stockholders' equity	675.4	1,080.1

Total liabilities and stockholders' equity	$4,261.6 ======	$5,195.9 ======

See Notes to Consolidated Financial Statements

Consolidated Statement of Cash Flows
In millions

	Year ended December 31
	2000	1999	1998
Cash Flows from Operating Activities
Net loss	$ (345.0)	$ (773.3)	$ (9.0)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	171.6	232.5	251.7
Estimated losses on disposal of businesses	435.5	111.7	122.9
Goodwill write-down	-	521.2	-
Restructuring charges, net of cash paid	-	116.5	144.0
Minority interest	(12.4)	(2.5)	14.1
Deferred income taxes	(21.1)	136.4	2.9
Other charges and credits, net	(134.1)	48.4	(38.4)
Changes in:
Receivables	138.9	88.4	(18.2)
Note receivable from affiliate	(47.5)	-	-
Inventories	(8.4)	68.8	(81.4)
Other current assets	147.4	(14.2)	(9.4)
Accounts payable	83.4	(11.3)	(64.9)
Accrued liabilities	(25.3)	(59.3)	(79.8)
Net current assets of discontinued operations	(19.6)	(4.9)	34.6
Net cash provided by operating activities	363.4	458.4	269.1

Cash Flows from Investing Activities
Capital expenditures	(118.1)	(248.4)	(367.6)
Acquisitions, net of cash acquired	-	(9.1)	(393.3)
Proceeds from sale of businesses	-	295.9	44.8
Proceeds from sale of investment	-	12.8	-
Proceeds from sale of property, plant and equipment	4.4	17.9	6.4
Net cash provided by (used in) investing activities	(113.7)	69.1	(709.7)
Net cash provided (used) before financing activities	249.7	527.5	(440.6)

Cash Flows from Financing Activities
Cash distributions to unitholders of PLP	(4.5)	(21.5)	(11.0)
Payments of long-term debt	(719.0)	(189.7)	(1,303.1)
Proceeds from issuance of long-term debt, net	546.0	80.4	2,370.2
Changes in short-term debt, net	(15.0)	(392.3)	(522.3)
Cash distributions to Vigoro Corporation preferred stockholders	(28.2)	-	-
Decrease in securitization of accounts receivable, net	-	-	(61.5)
Cash dividends paid	(26.3)	(36.6)	(36.6)
Other	1.0	2.4	5.8
Net cash provided by (used in) financing activities	(246.0)	(557.3)	441.5

Net change in cash and cash equivalents	3.7	(29.8)	0.9
Cash and cash equivalents - beginning of year	80.8	110.6	109.7
Cash and cash equivalents - end of year	$ 84.5 ======	$ 80.8 ======	$ 110.6 ======

See Notes to Consolidated Financial Statements

Consolidated Statement of Stockholders' Equity
In millions, except per share amounts

	Outstanding shares	Common stock	Capital in excess of par value	Retained earnings (accumulated deficit)	Accumulated other comprehensive income	Treasury stock	Total stockholders' equity	Comprehensive income (loss)

Balance as of December 31, 1997	114.0	$ 124.6	$1,690.3	$ 446.2	$ (30.8)	$ (294.6)	$1,935.7	$ 49.3
Net loss	-	-	-	(9.0)	-	-	(9.0)	(9.0)
Foreign currency translation adjustment	-	-	-	-	(35.5)	-	(35.5)	(35.5)
Dividends ($0.32 per share)	-	-	-	(36.6)	-	-	(36.6)
Other	0.3	0.4	7.0	-	-	(1.6)	5.8	_______

Balance as of December 31, 1998	114.3	125.0	1,697.3	400.6	(66.3)	(296.2)	1,860.4	(44.5)
Net loss	-	-	-	(773.3)	-	-	(773.3)	(773.3)
Foreign currency translation adjustment	-	-	-	-	29.0	-	29.0	29.0
Dividends ($0.32 per share)	-	-	-	(36.6)	-	-	(36.6)
Other	0.2	0.2	0.8	(1.8)	-	1.4	0.6	_______

Balance as of December 31, 1999	114.5	125.2	1,698.1	(411.1)	(37.3)	(294.8)	1,080.1	(744.3)
Net loss	-	-	-	(345.0)	-	-	(345.0)	(345.0)
Foreign currency translation adjustment	-	-	-	-	(21.3)	-	(21.3)	(21.3)
Dividends ($0.32 per share)	-	-	-	(35.0)	-	-	(35.0)
Other	0.3	-	(5.9)	1.1	-	1.4	(3.4)	_______

Balance as of December 31, 2000	144.8 =====	$ 125.2 ======	$1,692.2 =======	$ (790.0) ======	$ (58.6) =======	$ (293.4) =======	$ 675.4 =======	$ (366.3) =======

See Notes to Consolidated Financial Statements

Notes to Consolidated Statements
In millions, except per share amounts

 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

IMC is a producer and distributor of crop nutrients and animal feed ingredients to the domestic and international agricultural community.

Basis of Presentation

The consolidated financial statements include the accounts of the Company and all subsidiaries which are more than 50.0 percent owned and controlled. Prior to its disposition in the fourth quarter of 1999, the Company's interest in a multi-year oil and natural gas exploration program with McMoRan Exploration Company (MMR) (Exploration Program) was proportionately consolidated by PLP at a rate of 56.4 percent of the exploration costs and 47.0 percent of the profits derived from oil and gas producing properties. All significant intercompany accounts and transactions are eliminated in consolidation. Certain amounts in the consolidated financial statements for periods prior to December 31, 2000 have been reclassified to conform to the current presentation.

As discussed in more detail in Note 4, Chemicals, Salt, Ogden, AgriBusiness and the Company's oil and gas business have been presented as discontinued operations.

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

In December 1999, the SEC issued SAB No. 101, which provides guidance regarding revenue recognition in financial statements. The Company performed a comprehensive review of its revenue recognition policies and determined that it is in compliance with SAB No. 101.

Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Concentration of Credit Risk

Domestically, the Company sells its products to manufacturers, distributors and retailers primarily in the midwestern and southeastern United States. Internationally, the Company's phosphate and potash products are sold primarily through two North American export associations. No single customer or group of affiliated customers accounted for more than ten percent of the Company's net sales in any year during the three year period ended December 31, 2000.

Inventories
Inventories are valued at the lower-of-cost-or-market (net realizable value). Cost for substantially all of the Company's inventories is calculated on a cumulative annual-average basis.

Property, Plant and Equipment/Other Assets

Property (including mineral deposits), plant and equipment, including assets under capital leases, are carried at cost. Cost of significant assets includes capitalized interest incurred during the construction and development period. Expenditures for replacements and improvements are capitalized; maintenance and repair expenditures, except for repair and maintenance overhauls (Turnarounds), are charged to operations when incurred. Expenditures for Turnarounds are deferred when incurred and amortized into Cost of goods sold on a straight-line basis, generally over an 18-month period. Turnarounds are large-scale maintenance projects that are performed regularly, usually every 18 to 24 months. Turnarounds are necessary to maintain the operating capacity and efficiency rates of the production plants. The deferred portion of the Turnaround expenditures is classified in Other assets.

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

Goodwill, representing the excess of purchase cost over the fair value of net assets of acquired companies, is generally amortized using the straight-line method over 40 years. At December 31, 2000 and 1999, goodwill, included in Other assets, totaled $329.3 million and $535.9 million, respectively (Notes 2 and 6)

Using the methodology prescribed in SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, the Company reviews long-lived assets and the related intangible assets for impairment whenever events or changes in circumstances indicate the carrying amounts of such assets may not be recoverable. Once an indication of a potential impairment exists, recoverability of the respective assets is determined by comparing the forecasted undiscounted net cash flows of the operation to which the assets relate, to the carrying amount, including associated intangible assets, of such operation. If the operation is determined to be unable to recover the carrying amount of its assets, then intangible assets are written down first, followed by the other long-lived assets of the operation, to fair value. Fair value is determined based on discounted cash flows or appraised values, depending upon the nature of the assets.

Accrued Environmental Costs

The Company produces and distributes crop and animal nutrients, salt and deicing products, boron-based chemicals and sodium-bicarbonate. These activities subject the Company to an evolving myriad of international, federal, state, provincial and local EHS laws, which regulate, or propose to regulate: (i) product content; (ii) use of products by both the Company and its customers; (iii) conduct of mining and production operations, including safety procedures followed by employees; (iv) management and handling of raw materials; (v) air and water quality impacts from the Company's facilities; (vi) disposal of hazardous and solid wastes; and (vii) post-mining land reclamation. Compliance with these laws often requires the Company to incur costs. The Company has contingent environmental liabilities that arise from three sources: (i) facilities currently or formerly owned by the Company or its predecessors; (ii) facilities adjacent to currently or formerly owned facilities; and (iii) third-party Superfund sites. At facilities currently or formerly owned by the Company or its corporate predecessors, including FTX, PLP and their corporate predecessors, the historical use and handling of regulated chemical substances, crop and animal nutrients and additives, salt and by-product or process tailings, have resulted in soil and groundwater contamination, sometimes requiring the Company to undertake or fund cleanup efforts.

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

Derivatives
The Company is exposed to the impact of interest rate changes on borrowings, fluctuations in the functional currency of foreign operations and the impact of fluctuations in the purchase price of natural gas, ammonia and sulphur consumed in operations, as well as changes in the market value of its financial instruments. The Company periodically enters into derivatives in order to minimize foreign currency risks and the effects of changing raw material prices, but not for trading purposes.

The functional currency of all operations outside the United States is the respective local currency. Foreign currency translation effects are included in Accumulated other comprehensive income. The Company uses foreign currency forward exchange contracts, which typically expire within one year, to hedge transaction exposure related to assets and liabilities denominated in currencies other than the entities' functional currencies, including intercompany loans. Realized and unrealized gains and losses on foreign currency forward exchange contracts used to hedge the currency fluctuations on transactions denominated in foreign currencies and the offsetting realized and unrealized losses and gains on hedged transactions are recorded in other income and expense. The Company had notional amounts of $69.5 million and $93.6 million of such foreign currency forward exchange contracts outstanding as of December 31, 2000 and 1999, respectively. As of December 31, 2000, total unrealized losses on these contracts were $0.3 million. As of December 31, 1999, total unrealized gains on these contracts were $3.4 million.

The Company also uses foreign currency forward exchange contracts, which typically expire within one year, to reduce the exchange rate risk related to certain forecasted foreign currency transactions. The carrying amount of these contracts are adjusted to their market values at each balance sheet date with the offset recorded in Other income and expense. The Company had notional amounts of $276.7 million and $156.5 million of such foreign currency forward exchange contracts outstanding as of December 31, 2000 and 1999, respectively, which are being used for the purpose described above. As of December 31, 2000 and 1999, total unrealized gains on these contracts were $2.3 million and $4.5 million, respectively.

Recently Issued Accounting Guidance
Derivative Instruments and Hedging Activities

In June 1998, the FASB issued SFAS No. 133, subsequently amended by SFAS No. 137 and SFAS No. 138, which require companies to adopt its provisions on January 1, 2001. The adoption of SFAS No. 133 will not have a material impact on the Company's financial statements.

Shipping and Handling Fees and Costs

In the fourth quarter of 2000, the Company adopted the provisions of EITF No. 00-10, which requires shipping and handling costs to be included in Cost of goods sold in the Consolidated Statement of Operations. Prior to adoption of EITF No. 00-10, the Company included these costs as a reduction of Net sales. Adoption of EITF No. 00-10 has no impact on gross margin dollars. The Consolidated Statement of Operations has been restated for all prior periods to reflect the reclassification of shipping and handling costs in compliance with EITF No. 00-10.

Costs of Start-up Activities

In April 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-5, which mandated that costs related to start-up activities be expensed as incurred, effective January 1, 1999. Prior to the adoption of SOP 98-5, the Company capitalized its start-up costs (i.e., pre-operating costs). The Company adopted the provisions of SOP 98-5 in its financial statements beginning January 1, 1999 and, accordingly, recorded a charge for the cumulative effect of an accounting change of $7.5 million, or $0.07 per share, after tax and minority interest, in order to expense start-up costs that had been previously capitalized.

Derivative Instruments Indexed to, and Potentially Settled in, a Company's Own Stock

EITF Issue No. 00-19, which is effective June 30, 2001, will require the Company to account for its equity forward contract as an asset or liability and reflect changes in value of the contract in the Consolidated Statement of Operations.

2.   CHANGE IN ACCOUNTING FOR GOODWILL

Effective October 1, 1999, the Company elected to change its method for assessing the recoverability of goodwill (not associated with impaired assets) from one based on undiscounted cash flows to one based on discounted cash flows. The Company believes that using the discounted cash flow approach to assess the recoverability of goodwill is preferable because it is consistent with the methodology used by the Company to evaluate investment decisions (acquisitions and capital projects) and takes into account the specific and detailed operating plans and strategies as well as the timing of cash flows of each business. The discount rate used in determining discounted cash flows was a rate corresponding to the Company's weighted-average cost of capital. This change represents a change in accounting principle, which is indistinguishable from a change in estimate.

As a result of the change to a discounted cash flow methodology, the Company recorded a non-cash write-down of goodwill of $521.2 million, or $4.55 per share, in the fourth quarter of 1999. The non-cash write-down consisted of $432.0 million, or $3.77 per share, for continuing operations and $89.2 million, or $0.78 per share, for discontinued operations. This charge represented the amount required to write-down the carrying amount of goodwill to the Company's estimate, as of October 1, 1999, of the estimated future discounted cash flows of the businesses to which the goodwill relates using the methodology described below.

Effective October 1, 1999, the Company's accounting policy for assessing the recoverability of goodwill is as follows:

The Company evaluates the recoverability of goodwill by estimating the future discounted cash flows of the businesses to which the goodwill relates. This evaluation is made whenever events or changes in circumstances indicate the carrying amount may not be recoverable. Estimated cash flows are determined by disaggregating the Company's business segments to an operational and organizational level for which meaningful identifiable cash flows can be determined. When estimated future discounted cash flows are less than the carrying amount of the net long-lived assets (tangible and identifiable intangible) and related goodwill, impairment losses of goodwill are charged to operations. Impairment losses, limited to the carrying amount of goodwill, represent the excess of the sum of the carrying amount of the net long-lived assets (tangible and identifiable intangible) and goodwill in excess of the discounted cash flows of the business being evaluated. In determining the estimated future cash flows, the Company considers current and projected future levels of income as well as business trends, prospects, and market and economic conditions. Prior to October 1, 1999, the assessment of recoverability and measurement of impairment of goodwill was based on undiscounted cash flows.

3.  RESTRUCTURING AND OTHER CHARGES

Restructuring Charges

During the fourth quarter of 1999, the Company announced and began implementing the Rightsizing Program which was designed to simplify and focus the Company's core businesses. The key components of the Rightsizing Program were: (i) the shutdown and permanent closure of the Nichols and Payne Creek facilities at PhosFeed resulting from an optimization program to reduce rock and concentrate production costs through higher utilization rates at the lowest-cost facilities; (ii) an asset rightsizing program at Potash resulting from a recently revised mine plan; and (iii) corporate and business unit headcount reductions. In conjunction with the Rightsizing Program, the Company recorded a continuing operations restructuring charge of $167.1 million, $89.3 million after tax and minority interest, or $0.78 per share, in the fourth quarter of 1999. Restructuring charges of $11.9 million, $6.3 million after tax, or $0.05 per share, for discontinued operations were also recorded in the fourth quarter of 1999.

During the fourth quarter of 1998, the Company developed and began execution of Project Profit. Project Profit was comprised of four major initiatives: (i) the combination of certain activities within the Potash and PhosFeed business units in an effort to realize certain operating and staff function synergies; (ii) restructuring of the phosphate rock mining, concentrated phosphate operations and processes in an effort to reduce costs; (iii) simplification of the current business activities by eliminating businesses not deemed part of the Company's core competencies; and (iv) reduction of operational and corporate headcount. In conjunction with Project Profit, the Company recorded a continuing operations restructuring charge of $179.5 million, $113.0 million after tax, or $0.98 per share, in the fourth quarter of 1998. Restructuring charges of $13.8 million, $10.0 million after tax, for discontinued operations were also recorded in the fourth quarter of 1998.

Activity related to accruals from continuing operations for both the Rightsizing Program and Project Profit in 2000 was as follows:

	Accrual as of January 1, 2000	Cash Paid	Accrual as of December 31, 2000
Non-employee exit costs:
Demolition and closure costs	$ 69.2	$ 27.4	$ 41.8
Idled leased transportation equipment	8.8	4.4	4.4
Other	7.5	5.7	1.8

Employee headcount reductions:
Severance benefits	25.4	22.0	3.4

Total	$ 110.9 =====	$ 59.5 =====	$ 51.4 =====

The activity related to accruals for the Company's restructuring programs during 1999 consisted of a beginning balance of $66.9 million from Project Profit reduced by cash payments of $31.2 million and increased by $75.2 million from the Rightsizing Program.

Non-Employee Exit Costs

As a result of the decision to permanently close certain facilities and production operations described above, the Company recorded closure costs for demolition activities and incremental environmental land reclamation of the surrounding mined-out areas. All facilities were closed and the Company expects all demolition, closure and reclamation activities to be completed by the end of 2010.

Additionally, the Company decided to discontinue the transportation of ammonia from Louisiana to its phosphate operations in Florida. As a result, the Company recorded a charge for the net present value of costs associated with permanently idling leased equipment used in the transportation of ammonia from Louisiana. The equipment lease will expire in 2002.

Employee Headcount Reductions

As part of the Rightsizing Program and Project Profit, headcount reductions were implemented throughout the Company. The majority of these reductions were a result of the closing and/or exiting of production operations, as discussed above. A total of 1,767 employees were terminated and had left the Company as of December 31, 2000.

All restructuring charges were recorded as a separate line item on the Consolidated Statement of Operations, except for finished goods inventory write-downs of $17.2 million and $3.8 million in 1998 and 1999, respectively, which were recorded in Cost of goods sold.

Other Charges

During the fourth quarter of 1999, and in connection with the Rightsizing Program, the Company undertook a detailed review of its accounting records and valuation of various assets and liabilities. As a result, the Company recorded a special charge from continuing operations of $52.7 million, $31.4 million after tax and minority interest, or $0.27 per share, related to asset write-offs and environmental accruals. Of the $52.7 million charge, $32.1 million was included in Cost of goods sold and $20.6 million was included in Selling, general and administrative expenses.

4.   DISCONTINUED OPERATIONS

Salt and Ogden

On February 28, 2001, the Company's Board of Directors authorized management to proceed with negotiations, on proposed terms, for the sale of Salt and Ogden. The Consolidated Statement of Operations has been restated to reflect the results of Salt and Ogden as discontinued operations in accordance with Accounting Principles Board Opinion (APB) No. 30, Reporting the Results of Operations. Based on anticipated proceeds and a June 30, 2001 completion date, the Company recorded an estimated loss on disposal of $611.7 million, $402.7 million after tax, in the fourth quarter of 2000.

For 2000, 1999 and 1998, Salt and Ogden's combined revenues were $494.2 million, $490.5 million and $274.8 million, respectively. The discontinued operations of Salt and Ogden resulted in tax expense of $8.7 million and $4.1 million in 2000 and 1999, respectively, and a tax benefit of $17.2 million in 1998.

Interest expense has been allocated to discontinued operating results based on the portion of third party debt that is specifically attributable to Salt and Ogden and amounted to $47.1 million, $43.1 million and $56.4 million in 2000, 1999 and 1998, respectively. In addition, $22.6 million of allocated interest expected to be incurred in 2001 was included in the estimated loss on sale.

Chemicals

In December 1999, the Company received Board of Director approval for a plan to sell the entire Chemicals business unit. The Company is currently in discussions with potential buyers regarding the sale of Chemicals, in whole or in parts, and anticipates completion of the sale of this business by June 30, 2001. An additional estimated loss on disposal of $49.1 million, $32.1 million after tax, was recorded in the fourth quarter of 2000. Estimated losses on disposal of $182.2 million, $134.3 million after tax, had been previously recorded in 1999 and 1998. The operating results of Chemicals have been reported as discontinued operations in the Consolidated Statement of Operations in accordance with APB No. 30. Interest expense has been allocated to discontinued operating results based on the portion of third party debt that is specifically attributable to Chemicals and amounted to $19.2 million, $27.6 million and $14.9 million in 2000, 1999 and 1998, respectively. In addition, $7.2 million of allocated interest expected to be incurred in 2001 was included in the estimated loss on sale.

For 2000, 1999 and 1998, Chemicals' revenues were $329.6 million, $461.8 million and $363.2 million, respectively. The discontinued operations of Chemicals resulted in a tax benefit of $10.4 million and $24.9 million in 2000 and 1999, respectively, and tax expense of $1.3 million in 1998.

Oil and Gas Operations

In the fourth quarter of 1999, the Company decided to discontinue its oil and gas business, which primarily consisted of PLP's interest in the Exploration Program. The Company sold its interest, through PLP, in the Exploration Program for proceeds of $32.0 million. The loss on disposal of $22.4 million, $6.7 million after tax and minority interest of $4.6 million and $11.1 million, respectively, was recorded in the fourth quarter of 1999. The operating results of the oil and gas business have been reported as discontinued operations in the Consolidated Statement of Operations in accordance with APB No. 30.

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

AgriBusiness
In April 1999, the Company sold its AgriBusiness retail and wholesale distribution business unit and received $263.9 million of proceeds which were used to reduce the amount of the Company's outstanding indebtedness. In accordance with APB No. 30, an estimated loss on disposal of $74.2 million, after tax, was recorded in the fourth quarter of 1998. The Company recorded an adjustment to the loss on disposal of $19.4 million, after tax, in the fourth quarter of 1999. The operating results of AgriBusiness have been included in the Consolidated Statement of Operations as discontinued operations. Interest expense has been allocated to discontinued operations based on the portion of the Company's short-term borrowing program that is specifically attributable to AgriBusiness and amounted to $13.2 million in 1998.

Revenues and income taxes associated with the discontinued operations of AgriBusiness for 1998 were $787.0 million and $2.9 million, respectively.

For financial reporting purposes, the assets and liabilities of discontinued operations to be sold, net of the estimated loss on disposal, have been classified as Net assets of discontinued operations held for sale and consisted of the following:

	December 31
	2000a	1999b
Assets:
Receivables, net	$ 193.2	$ 106.0
Inventories, net	137.0	50.7
Other current assets	4.0	4.0
Property, plant and equipment, net	595.6	231.7
Other assets	6.8	6.5
Total assets	936.6	398.9

Liabilities:
Accounts payable	103.4	55.9
Accrued liabilities	55.2	31.9
Other noncurrent liabilities	26.1	9.6
Total liabilities	184.7	97.4
Net assets of discontinued operations held for sale	$ 751.9 =====	$ 301.5 =====

a Represents net assets of Chemicals, Salt and Ogden held for sale.
b Represents net assets of Chemicals held for sale.

5.   OTHER DIVESTITURES

In June 1998, the Company sold Vigoro for $44.8 million. In connection with this transaction, the Company recorded a special charge of approximately $14.0 million, $9.1 million after tax benefits. Of the $14.0 million charge, $4.1 million was included in Cost of goods sold and $9.9 million was included in Selling, general and administrative expenses.

6.   ACQUISITIONS

In April 1998, the Company acquired Harris Chemical Group, Inc. (Harris) for approximately $1.4 billion (Harris Acquisition). Under the terms of the Harris Acquisition, the Company purchased all Harris equity for approximately $450.0 million in cash and assumed approximately $1.0 billion of debt. The Harris Acquisition was accounted for under the purchase method of accounting and, accordingly, results of operations for Harris have been included in the Company's Consolidated Statement of Operations since the date of acquisition. Total liabilities assumed in the Harris Acquisition were $1.6 billion. The purchase price was allocated to acquired assets and liabilities based on estimated fair values at the date of acquisition. This allocation resulted in an excess of purchase price over identifiable net assets acquired, or goodwill, of $326.0 million being recorded at the time of acquisition.

7.   MINORITY INTEREST

Minority interest is largely comprised of the public unitholder's interest in PLP (majority-owned and consolidated by the Company since the FTX Merger), including an effective 21.1 percent minority interest in IMC Phosphates.

8.  EARNINGS PER SHARE

Common shares issuable upon the exercise of options and warrants were not included in the computation of diluted earnings per share in 1999 because the Company incurred a net loss from continuing operations and, therefore, the effect of their inclusion would have been antidilutive. The difference between the number of basic and diluted weighted average shares outstanding as of December 31, 2000, 1999 and 1998 was due to dilutive employee stock options.

9.   DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS

Receivables:
	2000	1999

Trade	$ 160.1	$ 235.1
Non-trade	33.1	25.0
	193.2	260.1
Less: Allowances	5.6	5.9
Receivable interests sold, net	152.6	-
Receivables, net	$ 35.0 =====	$ 254.2 =====

The decrease in Receivables was primarily due to receivable interests sold, as shown above, as well as the presentation of Salt and Ogden as discontinued operations in 2000 (Note 4). The carrying amount of accounts receivable was equal to the estimated fair value of such assets due to their short maturity.

In September 2000, the Company entered into an accounts receivable securitization facility (Securitization Facility) which expires on September 28, 2001, unless extended by the Company, and, in any event, no later than September 26, 2003. The Securitization Facility allows the Company to sell without recourse, on an on-going basis, certain of its trade accounts receivable to a wholly-owned unconsolidated special purpose entity (SPE). The SPE in turn may sell an interest in such receivables to a financial conduit for up to a $100.0 million net investment. The proceeds received by the SPE from the financial conduit are used to pay the Company for a portion of the purchase price of the receivables. The SPE pays for the remainder of the purchase price of the receivables through the issuance of notes payable to the Company, which bear interest at the Federal Funds Rate (6.50% as of December 31, 2000) and are due no later than one year after the termination of the Securitization Facility .

As of December 31, 2000, the outstanding balance of trade accounts receivable, net of allowances, sold to the SPE was $152.6 million and the net investment by the financial conduit was approximately $92.0 million, which represents the sale of substantially all eligible receivables as of that date. The Company recognized pretax losses of $1.9 million on the sale of receivables during 2000, which are included in other income and expense. The proceeds of the net investment from the financial conduit were used to reduce borrowings under the Company's commercial paper program. The principal amount of notes issued by the SPE to the Company of $47.5 million as of December 31, 2000 was included as Note receivable from affiliate in the Consolidated Balance Sheet. Since the inception of the SPE, IMC has received proceeds from new securitizations of $637.5 million and proceeds from collections reinvested in previous securitizations of $477.4 million.

Inventories:
	2000	1999

Products (principally finished)	$ 272.4	$ 358.7
Operating materials and supplies	71.6	97.8
	344.0	456.5
Less: Allowances	11.4	16.9
Inventories, net	$ 332.6 ======	$ 439.6 ======

The decrease in Inventories was primarily a result of the reclassification of Salt and Ogden to discontinued operations in 2000 (Note 4).

Property, plant and equipment:
	2000	1999

Land	$ 88.8	$ 97.5
Mineral properties and rights	773.0	1,392.5
Buildings and leasehold improvements	476.9	503.7
Machinery and equipment	2,781.5	3,069.0
Construction-in-progress	125.4	165.9
	4,245.6	5,228.6
Accumulated depreciation and depletion	(1,899.8)	(1,977.9)
Property, plant and equipment, net	$ 2,345.8 =======	$ 3,250.7 =======

The decrease in Property, plant and equipment was primarily a result of the reclassification of Salt and Ogden to discontinued operations in 2000 (Note 4). As of December 31, 2000, idle facilities of the Company included two concentrated phosphate plants, which will remain closed subject to improved market conditions. The net book value of these facilities totaled $64.8 million. In the opinion of management, the net book value of the Company's idle facilities is not in excess of their net realizable value.

In January 2001, the Company announced the temporary idling of production at all remaining phosphate fertilizer facilities in Louisiana. The decision was made to better balance supply and demand in response to a depressed agricultural market. The net book value of these additional idle facilities totaled $122.2 million and was not in excess of their net realizable value.

Other assets:
	2000	1999

Goodwill, net	$ 329.3	$ 535.9
Other	241.7	179.9
Other assets	$ 571.0 ======	$ 715.8 ======

      The decrease in Other assets was primarily a result of the reclassification of Salt and Ogden to discontinued operations in 2000 (Note 4).

Accrued liabilities:
	2000	1999

Interest	$ 45.7	$ 43.9
Taxes, income and other	44.2	1.2
Restructuring	29.0	108.7
Payroll and employee benefits	20.5	38.9
Other	72.3	67.4
Accrued liabilities	$ 211.7 ======	$ 260.1 ======

The decrease in Accrued liabilities was primarily a result of the restructuring charge activity (Note 3).

Other noncurrent liabilities:
	2000	1999

Employee and retiree benefits	$ 259.3	$ 237.6
Environmental	94.3	115.9
Restructuring	22.4	39.8
Other	145.0	123.3
Other noncurrent liabilities	$ 521.0 ======	$ 516.6 ======

10.  FINANCING ARRANGEMENTS

Total indebtedness as of December 31, 2000 was $2,360.6 million, a decrease of $188.0 million from total indebtedness as of December 31, 1999 of $2,548.6 million. The reduction in total indebtedness resulted from payments of debt funded by the sale of accounts receivable as well as the use of cash flows from operations.

Short-term borrowings were $9.7 million and $10.6 million as of December 31, 2000 and 1999, respectively, which primarily consisted of borrowings under revolving credit facilities and vendor financing arrangements. The weighted average interest rate on short-term borrowings was 6.1 percent and 5.5 percent for 2000 and 1999, respectively.

Long-term debt as of December 31 consisted of the following:

	2000	1999
Notes and debentures due 2001-2018, with interest rates ranging from 6.50% to 10.75%	$1,720.2	$1,724.1
Corporate commercial paper	1.6	506.0
Industrial revenue bonds, maturing through 2015, with interest rates ranging from 3.00% to 7.525%	81.0	90.0
Revolving credit facilities, with variable interest rates	440.5	67.9
Other debt	107.6	150.0
	2,350.9	2,538.0
Less: Current maturities	207.8	19.3
Total long-term debt, less current maturities	$2,143.1 ======	$2,518.7 ======

The revolving credit facilities and the outstanding commercial paper are classified as long-term because they are supported by a long-term credit facility.

In September 2000 and January 2001, the Company amended and restated its Credit Facilities. The $250.0 million short-term credit facility matures in September 2001, and the $550.0 million long-term credit facility matures in December 2002. Commitment fees associated with the short-term and long-term facilities are 20.0 basis points and 22.5 basis points, respectively. The amount available for borrowing under the Credit Facilities is reduced by the balances of commercial paper, letters of credit and guarantees. As of December 31, 2000, the Company had a total of $375.0 million drawn on the facilities and $1.6 million of commercial paper. Net available borrowings under these facilities as of December 31, 2000 was $381.8 million. Outstanding letters of credit as of December 31, 2000 totaled $41.6 million. Under the Credit Facilities, as amended, 50 percent of certain asset sale proceeds (including proceeds from proposed major divestitures) and new equity issuances will be applied to reduce the lending commitments under the Credit Facilities, on a pro rata basis, up to a maximum commitment reduction of $150.0 million.

The Credit Facilities are currently unsecured but, as a result of the January 2001 amendments, borrowings by the Company are now guaranteed by the Company's material domestic subsidiaries. Such guarantees by PLP and IMC Phosphates are limited by the amount of existing intercompany debt owed by such entities to the Company and its other subsidiaries. The Company has agreed to secure the facilities with substantially all of the stock, other equity interests and the assets of its domestic subsidiaries as well as with a portion of the stock and other equity interests of its foreign subsidiaries in the event that either: (i) the Company's credit rating on its senior unsecured long-term debt securities declines to BB (S&P) or Ba2 (Moody's); or (ii) the Company is unable to maintain its leverage ratio (as defined in the Credit Facilities) below 4.40 to 1.00 as of March 31, 2001 or thereafter. As the Company does not currently anticipate that its leverage ratio will be below such level, the Company anticipates that the Credit Facilities will become secured subsequent to March 31, 2001. In addition, the Company has agreed to secure the facilities with substantially all of the stock and other equity interests of its domestic subsidiaries and with a portion of stock and other equity interests of its foreign subsidiaries in the event that the Company's credit rating declines to BB+ (S&P) and Ba1 (Moody's). In either event, debt issued under certain other debt instruments of the Company and its subsidiaries will participate on an equal and ratable basis with the lenders under the Credit Facilities in the security interest granted in certain of the collateral that secures the Credit Facilities. In the event that the Company becomes obligated to secure the Credit Facilities with assets that include accounts receivable, the Company will be required to terminate its existing accounts receivable securitization facility (Note 9).

The Credit Facilities, as amended, contain provisions which: (i) restrict capital expenditures to an amount above the Company's currently anticipated capital expenditures level; (ii) generally restrict the payment of dividends, distributions and certain other payments to an aggregate of $40.0 million per year (including the forward repurchase contract), other than as required in connection with the Company's interest in PLP; (iii) restrict the ability of the Company and its subsidiaries to dispose of a substantial portion of its consolidated assets; (iv) limit the creation of additional liens on the Company's and its subsidiaries' assets; and (v) limit the Company's subsidiaries' incurrence of debt. The Credit Facilities also contain a leverage ratio test, an interest coverage ratio test and other covenants.

The Company, through various subsidiaries, also maintains the following credit facilities: (i) a 25.0 million Australian Dollar, five-year term loan facility maturing in September 2003 (Australian Facility); and (ii) a 45.0 million Pound Sterling, five-year revolving credit facility maturing in December 2003 (European Facility) with $65.5 million outstanding as of December 31, 2000, which was repaid in January 2001. Commitment fees associated with both the Australian Facility and the European Facility are 30.0 basis points.

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

As of December 31, 2000, the estimated fair value of long-term debt was approximately $20.5 million less than the carrying amount of such debt. The fair value was estimated by discounting the future cash flows using rates currently available to the Company for debt instruments with similar terms and remaining maturities.

Extraordinary gains of $0.5 million and $3.0 million in 1999 and 1998, respectively, related to the early extinguishment of debt.

Cash interest payments were $153.8 million, $186.1 million and $145.4 million for 2000, 1999 and 1998, respectively.

Scheduled maturities, excluding commercial paper borrowings and the revolving credit facilities, were as follows:

2001	$ 217.5
2002	$ 304.7
2003	$ 210.1
2004	$ 12.8
2005	$ 456.0
Thereafter	$ 707.7

11.  PENSION PLANS AND OTHER BENEFITS

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

The following table sets forth pension and postretirement obligations and plan assets for the Company's defined benefit plans, based on a September 30 measurement date, as of December 31:

	Pension Benefits		Other Benefits
	2000	1999	2000	1999
Change in benefit obligation:
Benefit obligation as of January 1	$ 387.1	$ 426.4	$ 179.4	$ 197.8
Service cost	8.0	12.4	2.0	2.6
Interest cost	26.6	29.3	13.4	12.9
Plan amendment	5.1	(2.0)	-	-
Effect of settlements	-	(8.6)	-	-
Actuarial (gain) loss	1.2	(36.7)	6.0	(20.3)
Benefits paid	(15.5)	(27.2)	(14.0)	(10.8)
Discontinued operations	(42.1)	-	-	-
Other	-	5.9	(0.1)	4.5
Curtailments	-	(12.4)	-	(7.3)
Benefit obligation as of December 31	$ 370.4 ======	$ 387.1 ======	$ 186.7 ======	$ 179.4 ======

Change in plan assets:
Fair value as of January 1	$ 400.1	$ 350.9	$ -	$ -
Actual return	46.8	72.0	-	-
Company contribution	19.0	16.6	13.6	10.6
Effect of settlements	-	(11.6)	-	-
Asset transfer	-	(2.3)	-	-
Benefits paid	(15.5)	(27.2)	(14.0)	(10.8)
Discontinued operations	(41.0)	-	-	-
Other	(2.0)	1.7	0.4	0.2
Fair value as of December 31	$ 407.4 ======	$ 400.1 ======	$ - ======	$ - ======

Funded status of the plan	$ 37.0	$ 13.0	$ (186.7)	$ (179.4)
Unrecognized net gain	(28.5)	(14.7)	(6.6)	(13.1)
Unrecognized transition liability (asset)	(1.0)	0.1	(1.4)	(1.5)
Unrecognized prior service benefit (cost)	20.8	17.9	(5.6)	(6.5)
Prepaid (accrued) benefit cost	$ 28.3 ======	$ 16.3 ======	$ (200.3) ======	$ (200.5) ======

Amounts recognized in the consolidated balance sheet:
Prepaid benefit cost	$ 58.2	$ 56.9	$ -	$ -
Accrued benefit liability	(36.4)	(42.4)	(200.3)	(200.5)
Intangible asset	6.5	1.8	-	-
Total recognized	$ 28.3 ======	$ 16.3 ======	$ (200.3) ======	$ (200.5) ======

The curtailment and settlement amounts included in the tables above were primarily recorded as part of the Rightsizing Program and the sale of AgriBusiness in 1999 (Notes 3 and 4). The discontinued operations amounts are attributable to the pending divestiture of Salt (Note 4).

Amounts applicable to the Company's pension plan with accumulated benefit obligations and projected benefit obligations in excess of plan assets were as follows:

	2000	1999

Projected benefit obligation	$ 157.6	$ 134.0
Accumulated benefit obligation	$ 122.6	$ 93.6
Fair value of plan assets	$ 105.9	$ 78.9

      The Company's actuarial assumptions were as follows:

	Pension Benefits		Other Benefits
	2000	1999	2000	1999

Discount rate	7.65%	7.75%	7.75%	7.75%
Expected return on plan assets	9.40%	9.50%	-	-
Rate of compensation increase	4.93%	5.00%	-	-

For measurement purposes, a 6.3 percent annual rate of increase in the per capita cost of covered pre-65 health care benefits was assumed for 2000, decreasing gradually to 4.7 percent in 2004 and thereafter; and a 6.6 percent annual rate of increase in the per capita cost of covered post-65 health care benefits was assumed for 2000, decreasing gradually to 5.0 percent in 2004 and thereafter.

The components of net pension and other benefits cost were:

	Pension Benefits			Other Benefits
	2000	1999	1998	2000	1999	1998

Service cost for benefits earned during the year	$ 8.0	$ 12.4	$ 10.6	$ 2.0	$ 02.6	$ 2.6
Interest cost on projected benefit obligation	26.6	29.3	27.5	13.4	12.9	11.0
Return on plan assets	(32.1)	(33.6)	(33.5)	-	-	-
Net amortization and deferral	1.9	5.1	2.8	(1.4)	(0.9)	(1.4)
Curtailments and settlements	-	6.3	19.4	-	(0.7)	0.5
Net pension and other benefits expense	$ 4.4 ====	$ 19.5 =====	$ 26.8 =====	$ 14.0 =====	$ 13.9 =====	$ 12.7 =====

      The assumed health care cost trend rate has a significant effect on the amounts reported. A one-percentage-point change in the assumed health care cost       trend rate would have the following effects:

	One Percentage Point Increase	One Percentage Point Decrease

Effect on total service and interest cost components	$ 0.8	$ (0.7)
Effect on postretirement benefit obligation	$ 9.3	$ (8.8)

The Company has defined contribution and pre-tax savings plans (Savings Plans) for certain of its employees in the United States and Canada. Under each of the Savings Plans, participants are permitted to defer a portion of their compensation. Company contributions to the Savings Plans are based on a percentage of employee contributions. The Savings Plans for salaried and non-union hourly employees have a profit sharing feature. The Company contribution to the profit sharing feature is based on the employee's age and pay and the Company's financial performance. The expense attributable to these Savings Plans was $12.0 million, $13.6 million and $18.1 million in 2000, 1999 and 1998, respectively.

In addition, the Company provides benefits such as workers' compensation and disability to certain former or inactive employees after employment but before retirement.

12.  INCOME TAXES

Two of the Company's three potash operations that are subject to Canadian taxes, IMC Canada Ltd. and IMC Potash Colonsay Inc., are included in the consolidated United States federal income tax return filed by the Company.

Deferred income taxes reflect the net tax effects of temporary differences between the amounts of assets and liabilities for accounting purposes and the amounts used for income tax purposes.

Significant components of the Company's deferred tax liabilities and assets as of December 31 were as follows:

	2000	1999
Deferred tax liabilities:
Property, plant and equipment	$ 468.4	$ 733.7
Partnership tax basis difference	125.0	125.0
Other liabilities	223.7	209.0
Total deferred tax liabilities	817.1	1,067.7
Deferred tax assets:
Alternative minimum tax credit carryforwards	155.3	149.8
Net operating loss carryforwards	110.7	90.6
Postretirement and postemployment benefits	39.5	51.6
Foreign tax credit carryforwards	133.2	25.3
Reclamation and decommissioning accruals	38.3	38.7
Restructuring charges	104.7	171.7
Other assets	170.4	146.5
Subtotal	752.1	674.2
Valuation allowance	(142.2)	(60.8)
Total deferred tax assets	609.9	613.4
Net deferred tax liabilities	$ 207.2 ======	$ 454.3 ======

As of December 31, 2000, the Company had alternative minimum tax credit carryforwards of approximately $155.3 million, net operating loss carryforwards of $276.8 million, foreign tax credit carryforwards of $133.2 million, investment tax credit and other general business credit carryforwards of $10.7 million and a carryover of charitable contributions of $3.0 million.

The alternative minimum tax credit carryforwards can be carried forward indefinitely. The net operating loss carryforwards have expiration dates ranging from 2001 through 2019. The foreign tax credit carryforwards have expiration dates ranging from 2001 through 2003. The investment tax credit and other general business credit carryforwards have expiration dates ranging from 2001 through 2005. The charitable contributions carryover has an expiration date of 2001.

Due to the uncertainty of the realization of certain tax carryforwards, the Company has established a valuation allowance against these carryforward benefits in the amount of $142.2 million.

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

The provision for income taxes from continuing operations for the years ended December 31 consisted of the following:

	2000	1999	1998
Current:
Federal	$ -	$ 40.7	$ 44.2
State and local	-	-	5.1
Foreign	44.0	73.5	34.1
	44.0	114.2	83.4

Deferred:
Federal	(17.5)	44.4	(19.4)
State and local	(5.4)	(6.6)	(3.0)
Foreign	25.7	(10.7)	38.9
	2.8	27.1	16.5
Provision for income taxes	$ 46.8 =====	$ 141.3 =====	$ 99.9 =====

      The components of earnings from continuing operations before income taxes, and the effects of significant adjustments to tax computed at the federal       statutory rate, were as follows:

	2000	1999	1998

Domestic earnings (loss)	$ 2.1	$ (492.0)	$ 126.7
Foreign earnings	129.0	101.2	103.0
Earnings (loss) from continuing operations before income taxes	$ 131.1 =====	$ (390.8) =====	$ 229.7 =====

Computed tax at the federal statutory rate of 35%	$ 45.9	$ (136.8)	$ 80.3
Foreign income and withholding taxes	35.7	49.0	37.5
Percentage depletion in excess of basis	(42.1)	(37.5)	(25.7)
Partnership tax basis difference	-	125.0	-
State income taxes, net of federal income tax benefit	(3.5)	(4.3)	1.4
Benefit of foreign sales corporation	(2.0)	(8.7)	(4.4)
Write-down and amortization of goodwill	3.1	158.4	9.1
Other items (none in excess of 5% of computed tax)	9.7	(3.8)	1.7
Provision for income taxes	$ 46.8 =====	$ 141.3 =====	$ 99.9 =====
Effective tax rate	35.7% =====	n/m =====	43.5% =====

n/m - not meaningful.

Excluding the effect of special charges in 1999 and 1998, the effective income tax rates were 38.8 percent and 41.2 percent, respectively.

The Company has no present intention of remitting undistributed earnings of foreign subsidiaries aggregating $70.1 million as of December 31, 2000, and accordingly, no deferred tax liability has been established relative to these earnings. If these amounts were not considered permanently reinvested, a deferred tax liability of $3.5 million would have been required.

Income taxes paid, net of refunds received, were $28.0 million, $93.4 million and $84.9 million for 2000, 1999 and 1998, respectively.

13.  CAPITAL STOCK

Pursuant to a Stockholder Rights Plan adopted by the Company in May 1999, a dividend of one preferred stock purchase right (Right) for each outstanding share of common stock of the Company was issued on June 21, 1999 to stockholders of record on that date. The Stockholder Rights Plan replaced a prior plan that expired on June 21, 1999. Under certain conditions, each Right may be exercised to purchase one one-thousandth of a share of Series D Junior Participating Preferred Stock, par value $1 per share, at a price of $90, subject to adjustment. Each one one-thousandth share of this preferred stock is designed to participate in dividends and vote on essentially equivalent terms with a whole share of common stock. The Rights generally become exercisable apart from the common stock only if a person or group acquires 15 percent or more of the outstanding common stock, or commences a tender offer for 15 percent or more of the outstanding common stock. After the acquisition by a person or group of 15 percent or more of the outstanding common stock, or a tender offer for 15 percent or more of the outstanding common stock, each Right will entitle the holder (other than the person making the acquisition or tender offer, whose rights become null and void) to purchase, at the then-current exercise price of the Right, a number of shares of common stock having a market value at that time of twice the exercise price. If the Company is acquired in a merger or other business combination transaction, or 50 percent or more of its consolidated assets or earnings power are sold after a person or group has become the owner of 15 percent or more of the Company's outstanding common stock, each holder of a Right will have the right to receive, upon exercise of the Right, the number of shares of common stock of the acquiring company that at the time of the transaction will have a market value of two times the exercise price of the Right. The Rights may be redeemed at a price of $0.01 per Right under certain circumstances prior to their expiration on June 21, 2009. No event during 2000 made the Rights exercisable.

The Company may acquire shares of its stock on an ongoing basis and is authorized as of December 31, 2000 to purchase up to 4.5 million shares. In the first quarter of 2000, the Company's Board of Directors authorized the purchase of up to an additional 5.4 million shares through the use of a forward stock repurchase program executed by a third party financial institution. Under this authorization, the Company entered into a forward repurchase contract pursuant to which a financial institution purchased the entire 5.4 million shares during the first quarter of 2000. The Forward allows, but does not require, the Company to acquire the shares by March 18, 2002 at $14.73 per share. If the Company decides not to acquire the 5.4 million shares, the Forward will be net share settled or, in certain unlikely circumstances, net cash settled on that date. Management considers market conditions, alternate uses of cash and shareholder returns, among other factors, when evaluating share repurchases.

14.  STOCK PLANS

The Company has various stock option plans (Stock Plans) under which it may grant non-qualified stock options, stock appreciation rights (SARs) and restricted stock awards to officers and key managers of the Company, accounted for under APB Opinion No. 25, Accounting for Stock Issued to Employees, as amended. The Company also has a non-qualified stock option plan for non-employee directors. The Stock Plans, as amended, provide for the issuance of a maximum of 16.3 million shares of common stock of the Company which may be authorized but unissued shares or treasury shares.

Under the terms of the Stock Plans, the option price per share may not be less than 100 percent of the fair market value on the date of the grant. In general, stock options and SARs granted under the Stock Plans extend for ten years and generally become exercisable either 50 percent one year after the date of the grant and 100 percent two years after the date of the grant, or in one-third increments: one-third one year after the date of the grant, two-thirds two years after the date of the grant and 100 percent three years after the date of the grant.

The 1996 long-term incentive plan (LTIP) was terminated in 2000. Under the LTIP, officers and key managers were awarded stock and/or cash upon achievement of specified objectives, generally over three-year periods. Final payouts were made at the discretion of the Compensation Committee of the Company's Board of Directors whose members were not participants in the LTIP. Approximately $4.9 million and $7.5 million was charged to earnings in 1999 and 1998, respectively, for performance awards earned for the relevant three-year period. There was no charge to earnings in 2000.

There were no SARs granted in 2000, 1999 or 1998; a total of 26,586 shares and 69,357 shares were exercised in 1999 and 1998, respectively. For stock incentive units (SIUs), a total of 286 shares and 49,663 shares were exercised in 1999 and 1998, respectively. There were no SARs or SIUs exercised in 2000. When exercised, all SARs and SIUs are settled with cash payments to employees.

The following table summarizes stock option activity:

	2000		1999		1998
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price

Outstanding as of January 1	8,457,880	$ 27.30	7,354,816	$ 29.30	5,972,350	$ 29.05
Granted	3,411,265	16.26	1,964,164	20.88	2,008,245	28.61
Exercised	18,527	12.65	84,143	16.37	350,966	18.12
Cancelled	809,249	27.19	776,957	31.37	274,813	32.28

Outstanding as of December 31	11,041,369 ========	$ 23.92	8,457,880 =======	$ 27.30	7,354,816 =======	$ 29.30

Exercisable as of December 31	7,350,663 ========	$ 26.48	4,971,217 =======	$ 29.03	4,530,065 =======	$ 27.91

Available for future grant as of December 31	2,486,683		5,088,699		574,338

      Data related to significant option ranges, weighted average exercise prices and contract lives as of December 31, 2000 was as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Options	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price

$12.56 to $16.49	3,446,502	7 years	14.97	1,238,192	14.86
$16.50 to $24.99	3,764,651	6 years	20.92	2,683,331	20.68
$25.00 to $37.49	1,828,440	6 years	30.76	1,492,202	30.66
$37.50 to $40.88	2,001,776	6 years	38.72	1,936,938	38.73
	11,041,369 ========	6 years	23.92	7,350,663 =======	26.48

The assumption regarding the stock options contractual life was that 100 percent of such options vested in the first year after issuance rather than ratably according to the applicable vesting period as provided by the terms of the grants.

If the Company's stock option plans' compensation cost had been determined based on the fair value at the grant date for awards beginning in 1995, consistent with the provisions of SFAS No. 123, Accounting for Stock-Based Compensation, the Company's net loss and loss per share would have increased to the following pro forma amounts:

	2000	1999	1998
Net loss:
As reported	$ (345.0)	$ (773.3)	$ (9.0)
Pro forma	$ (354.3)	$ (783.5)	$ (16.5)

Diluted net loss per share:
As reported	$ (3.00)	$ (6.75)	$ (0.08)
Pro forma	$ (3.09)	$ (6.84)	$ (0.14)

For the pro forma disclosures, the estimated fair value of the options is amortized to expense over their assumed six-year life. These pro forma amounts are not indicative of anticipated future disclosures because SFAS No. 123 does not apply to grants before 1995. Weighted average fair values of options as of their grant date during 2000, 1999 and 1998 were $4.82, $7.91 and $9.82, respectively. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion the existing models do not provide a reliable single measure of the value of the employee stock options. The fair value of these options was estimated at the date of grant using the Black Scholes option pricing model using the following weighted average assumptions:

	2000	1999	1998

Expected dividend yield	1.58%	0.95%	0.90%
Expected stock price volatility	28.4%	29.0%	29.1%
Risk-free interest rate (7 year government)	5.3%	6.6%	4.7%
Expected life of options	6 years	6 years	6 years

15.  COMMITMENTS

The Company purchases natural gas, ammonia, electricity and coal from third parties under contracts extending, in some cases, for multiple years. Purchases under these contracts are generally based on prevailing market prices. These contracts generally range from one to four years. The Company has entered into a third-party sulphur supply agreement. The dollar value of any such commitment has been excluded from the schedule below after the year 2005.

The Company leases plants, warehouses, terminals, office facilities, railcars and various types of equipment under operating and capital leases. Lease terms generally range from three to five years, although some leases have longer terms .

A schedule of future minimum long-term purchase commitments and minimum lease payments under non-cancelable operating leases as of December 31, 2000 follows:

	Purchase Commitments	Operating Leases

2001	$ 356.1	$ 19.1
2002	207.1	13.9
2003	157.6	9.8
2004	148.6	9.2
2005	148.3	8.1
Subsequent years	12.0	21.6
	$ 1,029.7 =======	$ 81.7 =====

Rental expense for 2000, 1999 and 1998 amounted to $19.8 million, $25.6 million and $29.9 million, respectively.

International Minerals & Chemical (Canada) Global Limited, a wholly-owned subsidiary of the Company, is committed under a service agreement with Potash Corporation of Saskatchewan Inc. (PCS) to produce annually from mineral reserves specified quantities of potash for a fixed fee plus a pro rata share of total production and capital costs at the potash mines located at Esterhazy, Saskatchewan. This agreement extends through June 30, 2001 and is renewable at the option of PCS for five additional five-year periods. Potash to be produced for PCS may, at the option of PCS, amount to an annual maximum of approximately 1.1 million tons and a minimum of approximately 0.5 million tons per year. Production of potash for PCS amounted to approximately 0.8 million tons, 0.8 million tons and 0.6 million tons in 2000, 1999 and 1998, respectively. These tonnages represented 21 percent, 24 percent and 16 percent of the Esterhazy mines' total tons produced in 2000, 1999 and 1998, respectively.

In November 1998, Phosphate Chemicals Export Association, Inc. (PhosChem), of which the Company is a member, reached a two-year agreement through the year 2000 to supply DAP to the China National Chemicals Import and Export Corporation (Sinochem). In September 2000, Sinochem exercised its option to extend the agreement until December 31, 2002. Sinochem is a state company with government authority for the import of fertilizers into China. Under the contract's terms, Sinochem will receive monthly shipments at prices reflecting the market at the time of shipment.

16.  CONTINGENCIES

Mining Risks

Since December 1985, the Company has experienced an inflow of water into one of its two interconnected potash mines located at Esterhazy, Saskatchewan. As a result, the Company has incurred expenditures, certain of which, due to their nature, have been capitalized while others have been charged to expense, to control the inflow. Since the initial discovery of the inflow, the Company has been able to meet all sales obligations from production at the mines. The Company has considered alternatives to the operational methods employed at Esterhazy. However, the procedures utilized to control the water inflow have proven successful to date, and the Company currently intends to continue conventional shaft mining. Despite the relative success of these measures, there can be no assurance that the amounts required for remedial efforts will not increase in future years or that the water inflow, risk to employees or remediation costs will not increase to a level which would cause the Company to change its mining process or abandon the mines.

Pine Level Property Reserves

In October 1996, IMC Phosphates signed an agreement with Consolidated Minerals, Inc. (CMI) for the purchase of real property, Pine Level, containing approximately 100.0 million tons of phosphate rock reserves. In connection with the purchase, IMC Phosphates has agreed to obtain all environmental, regulatory and related permits necessary to commence mining on the property.

Within five years from the date of this agreement, IMC Phosphates is required to provide notice to CMI regarding one of the following: (i) whether IMC Phosphates has obtained the permits necessary to commence mining any part of the property; (ii) whether IMC Phosphates wishes to extend the permitting period for an additional three years (Extension Option); or (iii) whether IMC Phosphates wishes to decline to extend the permitting period. When the permits necessary to commence mining the property have been obtained, IMC Phosphates is obligated to pay CMI an initial royalty payment of $28.9 million (Initial Royalty). In addition to the Initial Royalty, IMC Phosphates is required to pay CMI a mining royalty on phosphate rock mined from the property to the extent the permits are obtained.

The Company currently anticipates submitting permit applications. In the event that the permits are not obtained in a timely manner, the Company presently intends to exercise the Extension Option, at a cost of $7.2 million (Extension Fee). This Extension Fee would be applied toward the Initial Royalty.

Environmental Matters

The Company has contingent environmental liabilities that arise from three sources: (i) facilities currently or formerly owned by the Company or its predecessors; (ii) facilities adjacent to currently or formerly owned facilities; and (iii) third-party Superfund sites.

At facilities currently or formerly owned by the Company or its corporate predecessors, including FTX, PLP and their corporate predecessors, the historical use and handling of regulated chemical substances; crop and animal nutrients and additives; salt and by-products or process tailings, have resulted in soil, surface water and groundwater contamination. Spills or other unintended releases of regulated substances have occurred previously at these facilities, and potentially could occur in the future, possibly requiring the Company to undertake or fund cleanup efforts. At some locations, the Company has agreed, pursuant to consent orders with the appropriate governmental agencies, to undertake certain investigations, which currently are in progress, to determine whether remedial action may be required to address contamination. At other locations, the Company has entered into consent orders with appropriate governmental agencies to perform required remedial activities that will address identified site conditions. Expenditures for these known conditions currently are not expected to be material. However, material expenditures by the Company could be required in the future to remediate the contamination at these or at other current or former sites.

In September 1999, Salt terminated operations at its salt solution mining and steam extraction facility in Hutchinson, Kansas. Groundwater beneath that facility contains elevated levels of chloride, which could be derived from a number of potential sources in Hutchinson including natural mineral intrusion, Salt's operations, and other industrial operations. Effective January 8, 2001, Salt entered into a Consent Order with the Kansas Department of Health and the Environment to conduct a Comprehensive Investigation/Corrective Action Study (CI/CAS) to evaluate the nature, extent and source of this chloride contamination. Until the results of this CI/CAS have been finalized, the Company will be unable to determine the cost of any remedial action that ultimately may be required.

After the Company successfully deconstructed its former fertilizer production facility in Spartanburg, South Carolina, the EPA performed an expanded site investigation (ESI). Based on the results of the ESI, the EPA did not include the facility on the agency's National Priorities List. After negotiations with the EPA, the Company will perform a two-year Remedial Investigation/Focused Feasibility Study (RI/FFS) to evaluate whether any additional remedial activities will be required at the facility. Until the RI/FFS has been completed and approved by the EPA, the Company will be unable to determine the cost of any remedial actions that may be required. On August 31, 2000, approximately 1,200 current or former neighbors of the Spartanburg facility filed individual claims against the Company for alleged personal injury, wrongful death, fear of disease, property damage and violation of civil rights related to former facility operations at the site (Adams et al. vs. IMC Global Inc. et al., United States District Court, District of South Carolina, Case No. 7-00-2732-13)). On January 9, 2001, the suit was dismissed, without prejudice, for failure to state a claim.

In a limited number of cases, the Company's current or former operations also allegedly resulted in soil, surface water or groundwater contamination to neighboring off-site areas or third-party facilities. On September 13, 1999, four plaintiffs from Lakeland, Florida filed a class-action lawsuit against Agrico Chemical Company, FTX, PLP and a number of unrelated defendants (Moore et al. vs. Agrico Chemical Company et al., Circuit Court of the Tenth Judicial Circuit, Polk County Florida, Case No. G99-2794). The suit seeks unspecified compensation for alleged property damage, medical monitoring, remediation of an alleged public health hazard and other damages purportedly arising from operation of the neighboring fertilizer and crop protection chemical facilities. Agrico Chemical Company owned the Landia portion of these facilities for approximately 18 months during the mid-1970s. Discovery has proceeded to determine whether it is appropriate to designate any of the claims for class resolution. The named plaintiffs and the defendants have reached an agreement in principle to settle the case which received preliminary approval from the court on March 6, 2001. Settlement is still contingent upon several conditions, including notification of class members, dismissal of objections, if any, and final court approval. While there can be no assurances that settlement will ultimately be fully approved after this process, both the defendants and the plaintiffs, as well as their counsel, are currently committed to working toward final settlement approval. If the settlement is fully and finally approved in its current form, the amount of funds that the Agrico Chemical Company would be required to contribute to the settlement would not be material. Concurrent with this litigation, the EPA has determined that remediation of limited on-site and off-site contamination is necessary. Pursuant to an indemnification agreement with the Company, The Williams Companies have participated in remediation efforts required by the EPA and assumed responsibility for any on-site remedial costs that Agrico Chemical Company might incur.

Superfund, and equivalent state statutes, impose liability without regard to fault or to the legality of a party's conduct, on certain categories of persons that are considered to have contributed to the release of "hazardous substances" into the environment. Currently, the Company is involved or concluding involvement at less than five Superfund or equivalent state sites.

Finally, through the FTX Merger, the Company assumed responsibility for contamination and environmental impacts at a significant number of oil and gas facilities that were operated by FTX, PLP or their predecessors. The Company is currently involved in three such claims, which allege contamination resulting from disposal of oil and gas residual materials. The Company intends to vigorously contest these claims and to seek any indemnification to which it may be entitled.

The Company believes that, pursuant to several indemnification agreements, it is entitled to at least partial, and in many instances complete, indemnification for the costs that may be expended by the Company to remedy environmental issues at certain facilities. These agreements address issues that resulted from activities occurring prior to the Company's acquisition of facilities or businesses from parties including ARCO (BP); Beatrice Fund for Environmental Liabilities; Conoco; Conserv; Estech, Inc.; Kaiser Aluminum & Chemical Corporation; Kerr-McGee Inc.; PPG Industries, Inc.; The Williams Companies and certain other private parties. The Company has already received and anticipates receiving amounts pursuant to the indemnification agreements for certain of its expenses incurred to date as well as future anticipated expenditures.

Other

Most of the Company's export sales of phosphate and potash crop nutrients are marketed through two North American export associations, PhosChem and Canpotex, respectively. As a member, the Company is, subject to certain conditions, contractually obligated to reimburse the export association for its pro rata share of any losses or other liabilities incurred. There were no such operating losses or other liabilities in 2000, 1999 and 1998.

The Company also has certain other contingent liabilities with respect to litigation, claims and guarantees of debt obligations to third parties arising in the ordinary course of business. The Company does not believe that any of these contingent liabilities will have a material adverse impact on the Company's financial position, results of operations or liquidity.

17.  OPERATING SEGMENTS

The Company's reportable segments are strategic business units that offer different products and services. They are managed separately because each business requires different technology and marketing strategies. Effective January 2000, the Company realigned its internal management reporting structure by combining the previously separate phosphates and feed ingredients segments. As a result of this change, segment information for all periods has been restated to combine the Phosphates and Feed Ingredients segments as the PhosFeed segment.

As of December 31, 2000, the Company had two reportable segments: PhosFeed and Potash. The Company produces and markets phosphate crop nutrients and animal feed products through the PhosFeed business unit. Potash crop nutrients and industrial grade potash are produced and marketed through the Potash business unit.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. All intersegment sales prices are market-based. The Company evaluates performance based on operating earnings of the respective business units.

Segment information for the years 2000, 1999 and 1998 was as followsa:

	PhosFeed	Potashf	Otherg	Total
2000
Net sales from external customers	$1,247.1	$ 848.8	$ -	$2,095.9
Intersegment net sales	73.4	22.2	-	95.6
Gross margins	102.0	255.0	(24.9)	332.1
Operating earnings (loss)	58.3	239.9	(67.6)	230.6
Depreciation, depletion and amortization	84.3	55.6	31.7	171.6
Total assets	1,668.2	1,234.1	1,359.3	4,261.6
Capital expenditures	75.3	39.9	2.9	118.1

1999
Net sales from external customers	$1,496.5	$ 787.0	$ (0.6)	$2,282.9
Intersegment net sales	94.5	43.3	-	137.8
Gross marginsb	254.7	229.8	(45.1)	439.4
Operating earnings (loss)c	88.3	192.3	(564.3)	(283.7)
Depreciation, depletion and amortization	75.3	58.4	47.3	181.0
Total assets	1,741.1	1,049.1	2,405.7	5,195.9
Capital expenditures	94.9	82.6	25.1	202.6

1998
Net sales from external customers	$1,641.1	$ 738.1	$ 24.4	$2,403.6
Intersegment net sales	184.6	106.7	3.1	294.4
Gross marginsd	387.2	276.4	(28.6)	635.0
Operating earnings (loss)e	210.7	248.9	(109.9)	349.7
Depreciation, depletion and amortization	88.4	45.0	44.8	178.2
Total assets	1,908.6	931.0	3,617.3	6,456.9
Capital expenditures	83.9	147.3	33.9	265.1

a The operating results and assets of entities acquired during the three year period are included in the segment information since their respective dates of acquisition (Note 6). The operating results of Chemicals, Salt, Ogden, AgriBusiness and the oil and gas business have not been included in the segment information above as these businesses have been classified as discontinued operations. However, the assets of these discontinued businesses have been included as part of Total assets in the Other column (Note 4).
b Includes special charges of $35.8 million related to the Rightsizing Program as well as additional asset write-offs and environmental accruals (Note 3).
c Includes special charges of $651.7 million related to the Rightsizing Program, additional asset write-offs and environmental accruals as well as the goodwill write-down (Notes 2 and 3).
d Includes special charges of $19.0 million primarily related to Project Profit and $4.1 million related to the Vigoro Sale (Notes 3 and 5).
eIncludes special charges of $181.3 million primarily related to Project Profit and $14.0 million related to the Vigoro Sale (Notes 3 and 5).
fPotash information has been restated to reflect Ogden as a discontinued operation (Note 4).
gSegment information below the quantitative thresholds is attributable to the IMC Vigoro business unit and corporate headquarters. Vigoro was sold in June 1998 (Note 5). Corporate headquarters includes the elimination of inter-business unit transactions.

Financial information relating to the Company's operations by geographic area was as follows:

	2000	1999	1998
Net Salesa
United States	$1,011.2	$1,041.6	$1,036.0
China	270.3	363.6	405.6
Other	510.3	602.5	697.7
Consolidated	$1,791.8 ======	$2,007.7 ======	$2,139.3 ======

a Revenues are attributed to countries based on location of customer. Sales through Canpotex, one of the Company's export associations, have been allocated based on the Company's share of total Canpotex sales. Amounts reflect continuing operations and represent sales before the reclassification of shipping and handling costs of $304.1 million, $275.2 million and $264.3 million in 2000, 1999 and 1998, respectively, in accordance with EITF No. 00-10 (Note 1).

	2000b	1999b	1998
Long-Lived Assets
United States	$2,516.5	$3,063.0	$3,944.0
Canada	400.3	638.9	634.7
Other	-	264.6	395.6
Consolidated	$2,916.8 ======	$3,966.5 ======	$4,974.3 ======

b Excludes net assets of discontinued operations held for sale (Note 4).

Quarterly Results (Unaudited)a
Dollars in millions, except per share amounts

Quarterb	First	Second	Third	Fourth	Year
2000
Net sales	$ 596.6	$ 525.4	$ 491.6	$ 482.3	$2,095.9
Gross margins	118.0	103.3	57.8	53.0	332.1
Operating earnings	93.0	78.8	32.7	26.1	230.6

Earnings from continuing operations	39.3	32.8	7.7	4.5	84.3
Total earnings (loss) from discontinued operations	8.9	(4.5)	(14.7)	(419.0)	(429.3)
Net earnings (loss)	$ 48.2 =====	$ 28.3 =====	$ (7.0) =====	$ (414.5) =====	$ (345.0) =====
Basic and diluted earnings (loss) per sharec:
Earnings from continuing operations	$ 0.34	$ 0.29	$ 0.07	$ 0.04	$ 0.73
Total earnings (loss) from discontinued operations	0.08	(0.04)	(0.13)	(3.63)	(3.73)
Net earnings (loss) per share	$ 0.42 =====	$ 0.25 =====	$ (0.06) =====	$ (3.59) =====	$ (3.00) =====

Common stock prices:
High	$19.375	$17.750	$16.000	$16.625	$19.375
Low	$12.625	$13.000	$12.938	$11.000	$11.000
Dividends per common share	$ 0.08	$ 0.08	$ 0.08	$ 0.08	$ 0.32

Quarterb	First	Second	Third	Fourth	Year
1999
Net sales	$ 599.6	$ 672.6	$ 521.4	$ 489.3	$2,282.9
Gross margins	151.5	160.6	88.4	38.9	439.4
Operating earnings (loss)	125.6	133.7	64.4	(607.4)	(283.7)

Earnings (loss) from continuing operations	54.9	59.3	21.2	(667.5)	(532.1)
Total earnings (loss) from discontinued operations	13.3	(7.1)	(8.0)	(232.4)	(234.2)
Extraordinary gain - debt retirement	-	-	-	0.5	0.5
Cumulative effect of a change in accounting principle	(7.5)	-	-	-	(7.5)
Net earnings (loss)	$ 60.7 =====	$ 52.2 =====	$ 13.2 =====	$ (899.4) =====	$ (773.3) =====

Basic and diluted earnings (loss) per sharec:
Earnings (loss) from continuing operations	$ 0.48	$ 0.52	$ 0.19	$ (5.82)	$ (4.64)
Total earnings (loss) from discontinued operations	0.12	(0.06)	(0.07)	(2.03)	(2.04)
Extraordinary gain - debt retirement	-	-	-	-	-
Cumulative effect of a change in accounting principle	(0.07)	-	-	-	(0.07)
Net earnings (loss) per share	$ 0.53 =====	$ 0.46 =====	$ 0.12 =====	$ (7.85) =====	$ (6.75) =====

Common stock prices:
High	$22.313	$27.125	$20.125	$17.063	$27.125
Low	$18.000	$17.375	$14.313	$12.750	$12.750
Dividends per common share	$ 0.08	$ 0.08	$ 0.08	$ 0.08	$ 0.32

aSee Notes to Consolidated Financial Statements for detail related to acquisitions, discontinued operations, divestitures and special charges.
bAll quarterly amounts have been restated to reflect Salt and Ogden as discontinued operations.
cDue to weighted average share differences, when stated on a quarter and year-to-date basis, the earnings per share for the years ended December 31, 2000 and 1999 do not equal the sum of the respective earnings per share for the four quarters then ended.
dFourth quarter operating results from continuing operations included special charges of $651.7 million, $677.7 million after tax and minority interest, or $5.91 per share, related to the Rightsizing Program, additional asset write-offs and environmental accruals, the goodwill write-down as well as a change in tax law.

Five Year Comparisona
Dollars in millions, except per share amounts

	Year ended December 31
	2000	1999c	1998d	1997e	1996f,g
Statement of Operations Datab:
Net sales	$2,095.9	$2,282.9	$2,403.6	$2,375.0	$2,335.3
Gross margins	332.1	439.4	635.0	574.9	596.3
Operating earnings (loss)	230.6	(283.7)	349.7	259.4	426.4

Earnings (loss) from continuing operations	84.3	(532.1)	129.8	69.8	121.7
Total earnings (loss) from discontinued operations	(429.3)	(234.2)	(141.8)	18.0	13.5
Extraordinary item - debt retirement	-	0.5	3.0	(24.9)	(8.1)
Cumulative effect of a change in accounting principle	-	(7.5)	-	-	-
Net earnings (loss)	$ (345.0) ======	$ (773.3) ======	$ (9.0) ======	$ 62.9 ======	$ 127.1 ======

Diluted earnings (loss) per share:
Earnings (loss) from continuing operations	$ 0.73	$ (4.64)	$ 1.13	$ 0.74	$ 1.25
Total earnings (loss) from discontinued operations	(3.73)	(2.04)	(1.24)	0.19	0.14
Extraordinary item - debt retirement	-	-	0.03	(0.26)	(0.08)
Cumulative effect of a change in accounting principle	-	(0.07)	-	-	-
Net earnings (loss) per share	$ (3.00) ======	$ (6.75) ======	$ (0.08) ======	$ 0.67 ======	$ 1.31 ======

Balance Sheet Data (as of December 31):
Total assets	$4,261.6	$5,195.9	$6,456.9	$4,673.9	$3,485.2
Working capital	(37.6)	437.0	577.5	389.1	582.6
Working capital ratio	0.9:1	1.9:1	1.6:1	1.6:1	2.7:1
Long-term debt, less current maturities	2,143.1	2,518.7	2,638.7	1,235.2	656.8
Total debt	2,360.6	2,548.6	3,047.0	1,424.1	711.9
Stockholders' equity	675.4	1,080.1	1,860.4	1,935.7	1,326.2
Total capitalization	3,036.0	3,628.7	4,907.4	3,359.8	2,038.1
Net debt/total capitalization	77.8%	70.2%	62.1%	42.4%	34.9%

Other Financial Data:
Cash provided by operating activities	$ 363.4	$ 458.4	$ 269.1	$ 563.4	$ 486.7
Capital expenditures	118.1	248.4	367.6	244.0	209.0
Cash dividends paid	26.3	36.6	36.6	29.7	34.5
Dividends declared per share	0.32	0.32	0.32	0.32	0.32
Book value per share	5.88	9.43	16.28	16.98	13.80

a See Notes to Consolidated Financial Statements for detail related to acquisitions, discontinued operations, divestitures and special charges.
bRestated to reflect Salt and Ogden as discontinued operations.
cOperating results from continuing operations included special charges of $651.7 million, $677.7 million after tax and minority interest, or $5.91 per share, related to the Rightsizing Program, additional asset write-offs and environmental accruals, the goodwill write-down as well as a change in tax law.
dOperating results from continuing operations included special charges of $195.3 million, $122.9 million after tax and minority interest, or $1.07 per share, primarily related to Project Profit and the Vigoro Sale.
eOperating results from continuing operations included a special charge of $183.7 million, $112.2 million after tax, or $1.19 per share, related to the write-down of Main Pass.
f Restated to reflect the merger with The Vigoro Corporation which was accounted for as a pooling of interests.
g Operating results from continuing operations included a special charge of $84.9 million, $59.9 million after tax, or $0.62 per share, related to a restructuring of the Company immediately after the merger with The Vigoro Corporation.