Form 10-K405, Exhibit 13
period 2001-12-31
IMC GLOBAL INC
filed 2002-03-27
CIK 820626

EXHIBIT 13

Financial Table of Contents

Page
Management's Discussion and Analysis of Financial Condition and Results of Operations	1

     - Introduction
     - Results of Operations
     - Critical Accounting Estimates
     - Capital Resources and Liquidity
     - Market Risk
     - Contingencies
     - Environmental, Health and Safety Matters
     - Recently Issued Accounting Guidance
     - Forward-Looking Statements

1 1 5 6 9 10 10 14 14
Report of Management	15
Report of Independent Auditors	16
Consolidated Statement of Operations	17
Consolidated Balance Sheet	18
Consolidated Statement of Cash Flows	19
Consolidated Statement of Stockholders' Equity	20
Notes to Consolidated Financial Statements	21
Quarterly Results	58
Five Year Comparison	59

Management's Discussion and Analysis of Financial Condition and Results of Operations
___________________________________________________________________________________________________________________________________________

Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the financial statements and the accompanying notes.

IMC Global Inc. (Company or IMC) is one of the world's leading producers of phosphate and potash crop nutrients and animal feed ingredients.

The Company's current operational structure consists of two continuing business units corresponding to its major product lines as follows: IMC PhosFeed (PhosFeed), which represents the phosphates and feed ingredients businesses, and IMC Potash (Potash). As a result of the November 2001 divestitures of IMC Salt (Salt), a solar evaporation facility located in Ogden, Utah (Ogden) and Penrice Soda Products Pty. Ltd. (Penrice), an Australian unit of IMC Chemicals, and the planned divestiture of the remaining portions of IMC Chemicals (Chemicals), operating results for these businesses are reflected as discontinued operations.

Management's Discussion and Analysis of Financial Condition and Results of Operations highlights the primary factors affecting changes in the operating results of the Company's continuing operations during the three year period ended December 31, 2001. In 2001, the Company incurred special items, which increased the loss from continuing operations by $15.6 million, after tax and minority interest, or $0.13 per share. The special items were comprised of: (i) a $24.1 million, or $0.21 per share, charge related primarily to environmental liabilities and accruals for prior year income taxes; (ii) a $3.1 million, or $0.03 per share, charge for the repurchase, closure and planned demolition of a urea plant previously sold to a third party; (iii) a $2.4 million, or $0.02 per share, charge for severance related to a new organizational structure (Reorganization Plan); (iv) a $1.2 million, or $0.01 per share, charge for the write-off of certain deferred costs; and (v) a non-cash gain of $15.2 million, or $0.14 per share, resulting from marking to market a common equity forward purchase contract (Forward). In 2000, the Company incurred a restructuring gain of $0.6 million, after tax and minority interest, as a result of a sale of assets to third parties that had been previously written off as part of a 1998 plan to improve profitability (Project Profit). In 1999, the Company incurred special charges from continuing operations of $677.7 million, after tax and minority interest, or $5.91 per share, comprised of: (i) an $89.3 million, or $0.78 per share, restructuring charge related to a Company-wide rightsizing program (Rightsizing Program); (ii) a $31.4 million, or $0.27 per share, charge related to additional asset write-offs and environmental accruals; (iii) a $432.0 million, or $3.77 per share, charge resulting from a change in the method of evaluating the recoverability of goodwill; and (iv) a $125.0 million, or $1.09 per share, charge for deferred income taxes arising from a change in tax law.

All of these special items significantly impacted the results of continuing operations of the Company and are referred to throughout Management's Discussion and Analysis of Financial Condition and Results of Operations. For additional detail on these items, see the Notes to Consolidated Financial Statements.

Results of Operations
Overview

2001 Compared to 2000

Net sales of $1,958.7 million in 2001 decreased seven percent from $2,095.9 million in 2000. Gross margins in 2001 were $191.3 million, excluding a special charge of $2.4 million related to the write-off of certain deferred costs, a decrease of 42 percent from comparable 2000 margins of $328.7 million.

The loss from continuing operations in 2001 was $12.3 million, or $0.11 per share, excluding special items of $15.6 million, or $0.13 per share. Earnings from continuing operations in 2000 were $83.7 million, or $0.73 per share, excluding a restructuring gain of $0.6 million.

Decreased sales in 2001 were primarily the result of overall lower volumes and lower phosphate prices, partially offset by slightly higher potash prices. The decrease in 2001 margins and results from continuing operations resulted primarily from the lower volumes and phosphate prices discussed above, as well as higher idle plant and natural gas costs, partially offset by lower sulphur costs and higher potash prices.

The Company incurred a net loss in 2001 of $66.5 million, or $0.57 per share, which included: (i) the special items of $15.6 million, or $0.13 per share, discussed above; (ii) an extraordinary charge of $14.1 million, or $0.12 per share, for the early extinguishment of debt; and (iii) a $24.5 million, or $0.21 per share, non-cash charge for a cumulative effect of a change in accounting principle to mark to market the Forward as of June 30, 2001, the effective date of Emerging Issues Task Force (EITF) Issue No. 00-19, Derivative Instruments Indexed to, and Potentially Settled in, a Company's Own Stock. The Company incurred a net loss in 2000 of $345.0 million, or $3.00 per share, which included a restructuring gain of $0.6 million and $429.3 million, or $3.73 per share, of losses from the discontinued operations of Chemicals, Salt and Ogden.  For further detail, see the Notes to Consolidated Financial Statements.

2000 Compared to 1999

Net sales of $2,095.9 million in 2000 decreased eight percent from $2,282.9 million in 1999. Gross margins in 2000 were $328.7 million, which was a decrease of 31 percent from comparable 1999 margins of $475.2 million, excluding special charges of $35.8 million.

Earnings from continuing operations in 2000 were $83.7 million, or $0.73 per share, excluding a restructuring gain of $0.6 million. Earnings from continuing operations in 1999 were $145.6 million, or $1.27 per share, excluding special charges of $677.7 million, or $5.91 per share.

Decreased sales, margins and earnings from continuing operations in 2000 resulted primarily from lower phosphate pricing and volumes as well as the impact of higher idle plant and raw material costs. Partially offsetting the phosphate pricing and volume reductions were higher potash volumes.

The Company incurred a net loss in 2000 of $345.0 million, or $3.00 per share, which included a restructuring gain of $0.6 million and $429.3 million, or $3.73 per share, of losses from the discontinued operations of Chemicals, Salt and Ogden. The Company incurred a net loss in 1999 of $773.3 million, or $6.75 per share, including: (i) $677.7 million, or $5.91 per share, related to the special charges discussed above; (ii) $234.2 million, or $2.04 per share, of losses from discontinued operations; (iii) $0.5 million of extraordinary gains related to the early extinguishment of debt; and (iv) $7.5 million, or $0.07 per share, of charges related to a cumulative effect of a change in accounting principle.  For further detail, see the Notes to Consolidated Financial Statements.

IMC PhosFeed

Year ended December 31	% (Decrease)
	2001	2000	1999	2001	2000
Net sales (in millions)	$1,245.9	$1,320.5	$1,591.0	(6)	(17)
Gross margins (in millions)	$ 9.6[c]	$ 102.0	$ 266.0[d]	(91)	(62)
As a percentage of net sales	1%	8%	17%
Sales volumes (000 tons)[a]	6,002	6,130	6,699	(2)	(8)
Average DAP price per short ton[b]	$ 128	$ 134	$ 160	(4)	(16)

a Phosphate sales volumes include tons sold captively and represent dry product tons only, primarily DAP.

b FOB plant.

c Excludes special charges of $2.4 million.

d Excludes special charges of $11.3 million.

2001 Compared to 2000

PhosFeed's net sales of $1,245.9 million in 2001 decreased six percent from $1,320.5 million in 2000. Lower average sales realizations of concentrated phosphates, particularly diammonium phosphate (DAP) and granular monoammonium phosphate (GMAP), unfavorably impacted net sales by $44.2 million. Average DAP prices for 2001 declined four percent to $128 per short ton as compared to an average price of $134 per short ton for the twelve months of 2000. Decreased shipments of concentrated phosphates unfavorably impacted net sales by an additional $23.1 million. The majority of the volume decline resulted from lower shipments of DAP. This decrease in DAP volumes resulted principally from reduced demand from China. Lower phosphate rock volumes also impacted net sales by $10.4 million. The decrease in phosphate rock volumes was primarily the result of poor market conditions.

Gross margins in 2001 of $9.6 million, excluding special charges of $2.4 million, fell 91 percent from $102.0 million in 2000. This decrease was primarily a result of the lower prices and volumes discussed above, higher idle plant costs, unfavorable natural gas costs as well as higher reclamation costs, partially offset by favorable sulphur costs and the sale of a right-of-way of land. The higher idle plant costs were the result of the Louisiana operations being idle for seven months in 2001 compared to six weeks in 2000 and the phosphate rock operations being idle for eight weeks in 2001 compared to two weeks in 2000.

2000 Compared to 1999

PhosFeed's net sales of $1,320.5 million in 2000 decreased 17 percent from $1,591.0 million in 1999. Lower average sales realizations of concentrated phosphates, particularly DAP, unfavorably impacted net sales by $165.0 million. Average DAP prices in 2000 fell 16 percent to $134 per short ton as compared to an average price of $160 per short ton for the twelve months of 1999. Decreased shipments of concentrated phosphates unfavorably impacted net sales by an additional $99.0 million. The majority of the volume decline resulted from decreased shipments of DAP which were lower by approximately 25 percent. This decrease in DAP volumes resulted principally from reduced international demand, primarily in Asia. Partially offsetting the decreased DAP volumes were higher domestic and international shipments of 11 percent for both GMAP and granular triple superphosphate, resulting from increased marketing efforts.

Gross margins in 2000 of $102.0 million fell 62 percent from $266.0 million in 1999, excluding 1999 special charges of $11.3 million. This decrease was primarily a result of the reduced prices and volumes, discussed above, unfavorable natural gas costs and higher idle plant costs. These unfavorable factors were partially offset by savings realized from the Rightsizing Program and Project Profit, which exceeded $70.0 million, and lower sulphur costs driven by a market oversupply. During 2000, the significant rise in the price of natural gas, a major component of production costs, negatively affected gross margins. Additionally, the higher idle plant costs incurred in 2000 were a result of the temporary idling of certain operations in Louisiana during the year. The Louisiana phosphate operations were temporarily idled at selected intervals in the third and fourth quarters of 2000 to balance market supply and demand.

IMC Potasha

Year ended December 31	% (Decrease)
	2001	2000	1999	2001	2000
Net sales (in millions)	$811.2	$871.0	$830.3	(7)	5
Gross margins (in millions)	$207.2	$251.6	$237.0d	(18)	6
As a percentage of net sales	26%	29%	29%
Sales volumes (000 tons)b	7,733	8,385	7,844	(8)	7
Average potash price per short tonc	$ 77	$ 76	$ 78	1	(3)

a Excludes operating results of Ogden, which are reflected in discontinued operations.

b Sales volumes include tons sold captively.

c FOB plant/mine.

d Excludes special charges of $7.2 million.

2001 Compared to 2000

Net sales for Potash totaled $811.2 million in 2001, a decrease of seven percent from $871.0 million in 2000. This decrease primarily resulted from lower volumes, partially offset by higher prices. The decrease in volumes was primarily the result of lower export and domestic shipments of muriate of potash (MOP). Lower MOP export sales were primarily the result of lower shipments to China and other Southeast Asian countries and Brazil. Domestic MOP shipments declined as a result of reduced overall demand. Average potash prices increased one percent for the year.

Gross margins of $207.2 million in 2001 decreased 18 percent compared with $251.6 million in 2000. This decrease was primarily the result of the unfavorable sales volumes discussed above and higher natural gas costs, a major component of production costs, partially offset by the slightly higher selling prices discussed above.

2000 Compared to 1999

Potash's net sales of $871.0 million in 2000 increased five percent from $830.3 million in 1999. This increase was the result of higher domestic and export shipments primarily driven by increased MOP volumes. Export volumes primarily benefited from increased shipments to Asia and South America. Partially offsetting the favorable shipments were reduced 2000 average potash price realizations.

Gross margins of $251.6 million in 2000 increased six percent compared with $237.0 million in 1999, excluding 1999 special charges of $7.2 million. This increase was attributable to the higher volumes discussed above and favorable savings realized from the Rightsizing Program, partially offset by significantly higher natural gas costs, a major component of production cost, as well as the lower average price realizations discussed above.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were $81.8 million, $102.7 million and $107.2 million in 2001, 2000 and 1999, respectively, excluding special charges of $20.6 million in 1999. The decrease in 2001 compared to 2000 primarily resulted from the absence of expenses related to a corporate office relocation and certain lower employee benefit related expenses as well as an overall effort to reduce controllable costs.

Interest Expense

Interest expense was $152.3 million, $112.6 million and $111.4 million in 2001, 2000 and 1999, respectively. The increase in 2001 over 2000 was primarily a result of debt refinancing activities in the current year. See Capital Resources and Liquidity and Note 7 of Notes to Consolidated Financial Statements for further information regarding this activity.

Other (Income) Expense, Net

Other expense, net for 2001 was $11.2 million compared to other income, net of $4.1 million and $4.2 million in 2000 and 1999, respectively, excluding special charges of $4.0 million in 2001. The change in 2001 compared to 2000 was mainly caused by lower foreign currency transaction gains, losses from natural gas forward purchase contracts related to idled operations and higher debt fee amortization.

Income Taxes

See Note 9 of Notes to Consolidated Financial Statements.

Restructuring Activity

In the first quarter of 2001, the Company announced a Reorganization Plan designed to fully maximize the Company's global leadership position in phosphate and potash crop nutrients as well as animal feed ingredients while reducing costs, streamlining the organization and improving productivity. The Reorganization Plan was primarily comprised of a shift to a more functional organization structure, which resulted in business unit and corporate headcount reductions. As a result, in the first quarter of 2001 the Company recorded a restructuring charge of $4.6 million, $2.4 million after tax and minority interest, or $0.02 per share. A total of 74 employees were terminated and left the Company prior to December 31, 2001. The majority of the remaining severance payments will be disbursed over the next twelve months.

As part of Project Profit, the Company had sold its urea plant to a third party (Buyer). The effective operation of this plant was dependent upon receiving services from the Company's remaining Louisiana operations. The Louisiana operations were idle for the first half of 2001, which impacted the ability of the urea plant to operate. In the third quarter of 2001, the Company repurchased the plant from the Buyer and shut the plant down permanently. Total costs to repurchase the plant and accrue for demolition costs were $6.4 million, $3.1 million after tax and minority interest, or $0.03 per share, which resulted in a 2001 restructuring charge. This activity was recorded in the third quarter of 2001 as an increase to the restructuring charge previously recorded for Project Profit.

Also as part of Project Profit, the Company had written off certain assets in 1998. However, in 2000, some of these assets, including the urea plant referred to above, were sold to third parties resulting in a restructuring gain of $1.2 million, $0.6 million after tax and minority interest. This activity was recorded as an adjustment to the restructuring charge previously recognized for Project Profit.

In 1999, the Company implemented the Rightsizing Program, which was designed to simplify and focus the Company's core businesses. The key components of the Rightsizing Program were: (i) the shutdown and permanent closure of the Nichols and Payne Creek facilities at PhosFeed resulting from an optimization program to reduce rock and concentrate production costs through higher utilization rates at the lowest-cost facilities; (ii) an asset rightsizing program at Potash resulting from a recently revised mine plan; and (iii) corporate and business unit headcount reductions. In conjunction with the Rightsizing Program, the Company recorded a continuing operations special charge of $167.1 million, $89.3 million after tax and minority interest, or $0.78 per share, in the fourth quarter of 1999.

Write-down of Goodwill

The Company follows the guidance of Accounting Principles Board (APB) No. 17, Intangible Assets. Effective October 1, 1999, the Company elected to change its method for assessing the recoverability of goodwill (not associated with impaired assets) from one based on undiscounted cash flows to one based on discounted cash flows. The Company believes the discounted cash flow approach is preferable because it is consistent with the basis used by the Company for investment decisions (acquisitions and capital projects) and takes into account the specific and detailed operating plans and strategies of each business and the timing of cash flows. As a result of the change to a discounted cash flow methodology, the Company recorded a non-cash write-down of goodwill from continuing operations of $432.0 million, or $3.77 per share, in the fourth quarter of 1999. See Note 2 of Notes to Consolidated Financial Statements. In addition, see Recently Issued Accounting Guidance for newly issued goodwill accounting guidance.

Critical Accounting Estimates

The Company evaluates the recoverability of certain non-current assets utilizing various estimation processes. In particular, the recoverability of December 31, 2001 balances for goodwill, deferred tax assets, the net assets of the remaining parts of Chemicals, and certain other assets of $319.0 million, $657.7 million, $144.4 million and $166.6 million, respectively, are subject to estimation processes and, thus, are dependent upon the accuracy of underlying assumptions, including future product prices and volumes. The Company evaluates the recoverability of each of these assets based on estimated future cash flows or, in the case of deferred tax assets, estimated future taxable income. The recoverability of these assets is dependent upon the accuracy of these assumptions and how they compare to the eventual operating performance of the specific businesses to which the assets are attributed. Certain of the assumptions are particularly sensitive to the cyclical nature of the Company's business. Due to the cyclical nature of prices in the phosphate business, the Company uses long-term average product prices in estimating future cash flows for this business. To the extent actual cash flows or taxable income differ from those estimated amounts, the recoverability of these non-current assets could be impacted.

The Company also records accrued liabilities for various environmental matters, reclamation activities and the demolition of former operating facilities. As of December 31, 2001, the balances of these accrued liabilities were $33.7 million, $105.7 million and $31.7 million, respectively. The estimation processes used to determine the amounts of these accrued liabilities are very complex and use information obtained from Company-specific and industry data, as well as general economic information. The Company also records accrued liabilities for various tax matters based on its best estimate of the likely outcome of such matters. These estimation processes require the Company to continuously monitor and evaluate the reasonableness of the judgments made and adjust for changes in assumptions as they occur. Actual costs for the above matters could differ from those estimated.

Capital Resources and Liquidity

The Company's ability to make payments on and to refinance its indebtedness and to fund planned capital expenditures, expansion efforts and strategic acquisitions in the future, if any, will depend on the Company's ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive and other factors that are beyond the Company's control. The Company believes that its cash, other liquid assets and operating cash flow, together with available borrowings and potential access to credit and capital markets, will be sufficient to meet the Company's operating expenses and capital expenditures and to service its debt requirements and other contractual obligations as they become due.

The Company's credit facilities require it to maintain certain financial ratios, including a leverage ratio test and an interest coverage test. In addition, the credit facilities contain certain covenants and customary events of default. The Company's access to funds is dependent upon its product prices and market conditions. If product prices and other market conditions were to return to the low levels of 2001, there is no assurance that the Company will be able to comply with applicable financial covenants. The Company cannot assure that its business will generate sufficient cash flow from operations in the future; that its currently anticipated growth in net sales and cash flow will be realized on schedule; or that future borrowings will be available when needed or in an amount sufficient to enable the Company to repay indebtedness or to fund other liquidity needs. The Company may need to refinance all or a portion of its indebtedness on or before maturity. The Company cannot assure that it will be able to refinance any of its indebtedness on commercially reasonable terms or at all.

There can be no assurance that the Company will be able to obtain any necessary waivers or amendments from the requisite lenders. Any failure to comply with the restrictions of the credit facilities or any agreement governing its indebtedness may result in an event of default under those agreements. Such default may allow the creditors to accelerate the related debt, which may trigger cross-acceleration or cross-default provisions in other debt. In addition, lenders may be able to terminate any commitments they had made to supply the Company with further funds (including periodic rollovers of existing borrowings).

The Company generated $263.9 million of EBITDAa in 2001 compared with $397.2 million in 2000. Management places significant emphasis on EBITDA as one of the key standards for measuring consolidated performance. Although EBITDA is a leading indicator used by management, it is not a replacement of measurement standards defined by and required by generally accepted accounting principles (GAAP) such as operating earnings, cash flows from operating activities and net income.

______________________________

a Earnings from continuing operations before special items, minority interest, interest charges, taxes, depreciation, depletion and amortization and after PLP distributions to minority unitholders.

Operating activities used $156.8 million of cash in 2001 compared with generating cash of $363.4 million in 2000. The change of $520.2 million was primarily due to: (i) an increase in accounts receivable as a result of the voluntary termination of a $100.0 million accounts receivable securitization facility (Securitization Facility); (ii) an increase in international receivables; (iii) reduced earnings from continuing operations due to a depressed agricultural economy; (iv) decreased accounts payable; partially offset by (v) a reduction of inventories.

Net cash provided by investing activities increased $616.4 million in 2001 from a use of funds of $113.7 million in 2000 to a source of funds of $502.7 million in 2001. This increase was primarily a result of the Company receiving proceeds of $624.3 million from the November 2001 divestitures of its Salt, Ogden and Penrice businesses (Divestitures). See Note 4 of Notes to Consolidated Financial Statements for a detailed discussion of the Divestitures.

Capital expenditures in 2001 were $123.1 million and consisted primarily of phosphates and potash production equipment upgrades. Capital expenditures in 2000 were $118.1 million and consisted primarily of phosphate and potash production upgrades as well as expanded potash capacity. The Company estimates that its capital expenditures from continuing operations for 2002 will approximate $140.0 million, $120.0 million net of minority interest, and will be financed primarily from operations and borrowings.

Cash used in financing activities decreased $64.3 million in 2001 from $246.0 million in 2000 to $181.7 million in 2001. This decreased use of funds was primarily a result of increased proceeds from the issuance of debt of $858.5 million partially offset by higher payments of debt of $457.7 million and the absence of $28.2 million paid to The Vigoro Corporation preferred stockholders in 2000. In addition, $374.0 million of cash received from the Divestitures was designated as restricted to fund escrows of $312.0 million and $62.0 million for the purchase of $300.0 million of 7.40 percent senior notes due November 1, 2002, pursuant to a tender offer that settled in January 2002 (2002 Notes), and the potential repayment or repurchase of the Argus sale/leaseback arrangement of the Company's discontinued Chemicals business (Argus Lease). In 2002, the Company used this restricted cash to paydown the 2002 Notes and repurchase the lessors' interest in the Argus Lease. See Note 16 of Notes to Consolidated Financial Statements for more detail.

Total borrowings decreased by $69.1 million in 2001, from $2,360.6 million at December 31, 2000 to $2,291.5 million at December 31, 2001. This reduction in total indebtedness resulted from payments of debt funded by the Divestitures, partially offset by the voluntary termination of the Securitization Facility as well as borrowings to fund operating activities.

The Company entered into a new $500.0 million senior secured credit facility on May 17, 2001 (New Credit Facility). Pursuant to the New Credit Facility, the Company and certain of its domestic subsidiaries may borrow up to $500.0 million. The New Credit Facility consists of a revolving credit facility (Revolving Credit Facility) of up to $210.0 million available for revolving credit loans and letters of credit as well as a term loan facility (Term Loan Facility) of $290.0 million. Concurrent with the closing of the New Credit Facility, the Company issued $400.0 million aggregate principal amount of 10.875 percent senior notes due 2008 (Seven Year Notes) and $200.0 million aggregate principal amount of 11.25 percent senior notes due 2011 (Ten Year Notes and together with the Seven Year Notes, Notes). On November 2, 2001, the Company issued an additional $100.0 million of the Ten Year Notes (November Note Offering). Set forth below is a brief summary of certain material terms of the New Credit Facility, the Notes and the November Note Offering. See Note 7 of Notes to Consolidated Financial Statements for a detailed discussion of these financing arrangements.

The proceeds from the Notes and the initial borrowings under the Company's New Credit Facility were used: (i) to repay all outstanding indebtedness under the Company's existing senior credit facilities and to refinance outstanding letters of credit; (ii) to fund the tender offer for the Company's $200.0 million of 6.625 percent senior notes due October 15, 2001, which resulted in a $3.9 million, after tax, or $0.03 per share, extraordinary charge; (iii) to pay related fees and expenses; and (iv) for general corporate purposes. The proceeds from the November Note Offering were used: (i) to refinance $75.0 million of industrial revenue bonds due 2015 issued by the Florida Polk County Industrial Development Authority; (ii) to pay related fees and expenses; and (iii) for general corporate purposes.

The Revolving Credit Facility will mature on May 17, 2006 while the Term Loan Facility will mature on November 17, 2006. However, if the Company's $300.0 million of 7.625 percent senior notes due 2005 and $150.0 million of 6.55 percent senior notes due 2005 have not been fully refinanced prior to October 15, 2004, both the Revolving Credit Facility and the Term Loan Facility will mature on October 15, 2004. Prior to the maturity date of the Revolving Credit Facility, funds  may be borrowed, repaid and reborrowed under the Revolving Credit Facility without premium or penalty. Amounts repaid in respect to the Term Loan Facility may not be reborrowed.

As of December 31, 2001, the Company did not have any amounts drawn under the Revolving Credit Facility. Outstanding letters of credit as of December 31, 2001 totaled $51.2 million. As of December 31, 2001, the net available additional borrowings under the Revolving Credit Facility were $158.8 million. In 2001, repayments of $26.2 million of borrowings resulted in an outstanding balance of $263.8 million under the Term Loan Facility as of December 31, 2001.

The New Credit Facility is guaranteed by substantially all of the Company's direct and indirect domestic subsidiaries, as well as by certain direct and indirect foreign subsidiaries. The New Credit Facility is secured by: (i) a pledge of certain equity interests and intercompany debt held by the Company and the subsidiary guarantors in their subsidiaries; (ii) a security interest in accounts receivable and inventory; and (iii) mortgages on certain of the Company's potash mining and production facilities, with a net book value of $205.7 million as of December 31, 2001.

The New Credit Facility requires the Company to meet certain financial tests including a leverage ratio test and an interest coverage test. Certain of such tests were amended in December 2001 in connection with the Divestitures. In addition, the New Credit Facility contains certain covenants and customary events of default.

The Notes are guaranteed by the same subsidiaries of the Company that guaranteed the New Credit Facility, except that IMC Phosphates MP Inc. (MP Co.) was designated as an unrestricted subsidiary in the fourth quarter of 2001 and is, therefore, no longer a guarantor of the Notes. MP Co. has immaterial assets and income and is the managing general partner of IMC Phosphates Company (IMC Phosphates). See Note 15 of Notes to Consolidated Financial Statements for certain selected financial data regarding MP Co.

The Seven Year Notes may not be redeemed at the Company's option prior to their maturity. Some or all of the Ten-Year Notes may be redeemed, for a premium, at the Company's option at any time on or after June 1, 2006.

The proceeds from the Divestitures were used: (i) to fund a $312.0 million escrow for the purchase of the 2002 Notes , which, as of December 31, 2001 resulted in $294.5 million being irrevocably tendered, resulting in a $10.2 million, after tax, or $0.09 per share, extraordinary charge; (ii) to prepay $24.7 million of borrowings under the Term Loan Facility; (iii) to fund a $62.0 million escrow for the repayment or repurchase of the Argus Lease; and (iv) to fund an escrow for the purchase of portions of the $200.0 million of 6.50 percent senior notes due 2003, $300.0 million of 7.625 percent senior notes due 2005, $150.0 million of 6.55 percent senior notes due 2005 (Potential Purchase Notes) or for general corporate purposes.

As of December 31, 2001, the Company had a shelf registration statement pursuant to which the Company has registered under the Securities Act of 1933 the potential issuance of approximately $750.0 million of debt or equity securities. In February 2002, the Company issued 5.4 million shares of its common stock for $70.0 million under this shelf registration in order to satisfy its obligation under the Forward. See Note 16 of Notes to Consolidated Financial Statements for more detail on this transaction.

The Company may acquire shares of its stock on an ongoing basis, subject to the restrictions of the New Credit Facility and the indentures related to the Notes, and is authorized as of December 31, 2001 to purchase up to 4.5 million shares. In 2000, the Company's Board of Directors authorized the purchase of up to an additional 5.4 million shares through a Forward executed by a third party financial institution. Under this authorization, the Company entered into a Forward pursuant to which a third party financial institution purchased the entire 5.4 million shares during the first quarter of 2000. The Forward required the Company to: (i) repurchase the shares on or before March 18, 2002 at $14.73 per share; or (ii) provide for the public resale of those shares and either pay the difference between approximately $79.5 million and the net proceeds from that sale or issue to the financial institution additional shares of the Company's common stock to generate proceeds equal to such difference. In February 2002, the Company repurchased the shares in satisfaction of its obligation under this Forward. See Notes 1 and 16 of Notes to Consolidated Financial Statements for more detail regarding this Forward.

The following information summarizes the Company's contractual obligations and other commercial commitments as of December 31, 2001.

	Total	Payments by Period
(In millions)		Less than 1 year	1-3 years	4-5 years	After 5 years
Long-term debt	$2,225.3	$ 9.2	$ 219.9	$ 717.9	$1,278.3
Capital lease obligations	62.4	62.4	-	-	-
Operating leases	92.7	22.6	35.5	18.1	16.5
Unconditional purchase obligationsa	239.5	176.6	42.9	12.4	7.6
Other long-term obligations	71.7	12.2	24.4	24.4	10.7
Total contractual cash obligations	$2,691.6	$ 283.0	$ 322.7	$ 772.8	$1,313.1

a Based on prevailing market prices as of December 31, 2001.

Most of the Company's export sales of phosphate and potash crop nutrients as well as soda ash are marketed through three North American export associations, Phosphate Chemicals Export Association, Inc. (PhosChem), Canpotex Limited (Canpotex) and American Natural Soda Ash Corp. (ANSAC), respectively. As a member, the Company or its subsidiaries are, subject to certain conditions, contractually obligated to reimburse the export associations for its pro rata share of any losses or other liabilities incurred. There were no such operating losses or other liabilities in 2001, 2000 or 1999. The Company's share of these liabilities include guarantees of certain indebtedness of the export associations. As of December 31, 2001, the aggregate amount of such guarantees amounted to $25.3 million. The Company also incurs certain non-current liabilities, primarily in its Florida mining operations, where to obtain necessary permits, it must either pass a test of financial strength or provide credit support, typically surety bonds.  As of  December 31, 2001, the Company had $88.5 million in surety bonds outstanding which mature over the course of 2002, and did not meet the financial strength test for an additional $92.6 million of such liabilities. There can be no assurance that the Company will be able to renew outstanding surety bonds as they mature. The Company anticipates that it will be able to satisfy applicable credit support requirements without disrupting normal business operations.

Market Risk

The Company is exposed to the impact of interest rate changes on borrowings, fluctuations in the functional currency of foreign operations and the impact of fluctuations in the purchase price of natural gas, ammonia and sulphur consumed in operations, as well as changes in the market value of its financial instruments. The Company periodically enters into derivatives to minimize foreign currency risks and the effects of changing natural gas prices, but not for trading purposes.

The functional currency of all operations outside the United States is the respective local currency. Foreign currency translation effects are included in Accumulated other comprehensive loss. The Company uses foreign currency forward exchange contracts, which typically expire within one year, to hedge transaction exposure related to assets and liabilities denominated in currencies other than the entities' functional currencies, including intercompany loans. Realized and unrealized gains and losses on foreign currency forward exchange contracts used to hedge the currency fluctuations on transactions denominated in foreign currencies and the offsetting realized and unrealized losses and gains on hedged transactions are recorded in Other (income) expense, net. The Company had notional amounts of $47.3 million and $69.5 million of such foreign currency forward exchange contracts outstanding as of December 31, 2001 and 2000, respectively. Unrealized losses on these contracts were $0.3 million as of December 31, 2001 and 2000.

The Company also uses foreign currency forward exchange contracts, which typically expire within one year, to reduce the exchange rate risk related to certain forecasted foreign currency transactions. The Company had notional amounts of $244.0 million and $276.7 million of such foreign currency forward exchange contracts outstanding as of December 31, 2001 and 2000, respectively. As of December 31, 2001, the total unrealized loss on these contracts was $4.0 million, net of tax.

The Company has increased the number of natural gas forward purchase contracts since December 31, 2000. The Company uses natural gas forward purchase contracts, which expire through 2004, to reduce the risk related to significant price changes in natural gas. The Company had natural gas forward purchase contracts with notional amounts of $58.5 million of such outstanding as of December 31, 2001. As of December 31, 2001, the total unrealized loss on these contracts was $12.6 million, after tax.

The Company conducted sensitivity analyses of its derivatives and other financial instruments assuming the following: (i) a one percentage point adverse change in interest rates on outstanding borrowings; (ii) a ten percent adverse change in foreign currency exchange rates; and (iii) a ten percent adverse change in the purchase price of natural gas, from its actual level at December 31, 2001. Holding all other variables constant, the hypothetical adverse changes would not materially affect the Company's financial position. These analyses did not consider the effects of the reduced level of economic activity that could exist in such an environment and certain other factors.

Further, in the event of a change of such magnitude, management would likely take actions to further mitigate its exposure to possible changes. However, due to the uncertainty of the specific actions that would be taken and their possible effects, the sensitivity analyses assumed no changes in the Company's financial structure.

Contingencies

See Note 13 of Notes to Consolidated Financial Statements.

Environmental, Health and Safety Matters

The Company's Program

The Company has adopted the following Environmental, Health and Safety (EHS) Policy (Policy):

As a key to the Company's success, the Company is committed to the pursuit of excellence in health and safety and environmental stewardship. Every employee will strive to continuously improve the Company's performance and to minimize adverse environmental, health and safety impacts. The Company will proactively comply with all environmental, health and safety laws and regulations.

This Policy is the cornerstone of the Company's comprehensive EHS program (EHS Program) to achieve sustainable, predictable and verifiable EHS performance. Integral elements of the EHS Program include: (i) improving the Company's EHS procedures and protocols; (ii) upgrading its related facilities and staff; (iii) performing baseline and verification audits; (iv) formulating EHS improvement plans; and (v) assuring management accountability. The Company has phased in implementation of this EHS Program and each facility is in a different stage of EHS Program integration.

The Company conducts audits to measure the extent of each facility's implementation of the EHS Program and to confirm that each facility has achieved regulatory compliance, implemented continuous EHS improvement and integrated EHS management systems into day-to-day business functions.

The Company produces and distributes crop and animal nutrients, boron-based chemicals and sodium-bicarbonate. These activities subject the Company to an evolving myriad of international, federal, state, provincial and local EHS laws which regulate, or propose to regulate: (i) product content; (ii) use of products by both the Company and its customers; (iii) conduct of mining and production operations, including safety procedures followed by employees; (iv) management and handling of raw materials; (v) air and water quality impacts from Company facilities; (vi) disposal of hazardous and solid wastes; (vii) remediation of contamination at facilities; and (viii) post-mining land reclamation. For new regulatory programs, it is difficult to ascertain future compliance obligations or to estimate future costs until implementing regulations have been finalized and definitive regulatory interpretations have been adopted. The Company intends to respond to these regulatory requirements at the appropriate time by implementing necessary modifications to facilities or to operating procedures.

The Company has expended, and anticipates that it will continue to expend, substantial financial and managerial resources to comply with EHS standards. In 2002, environmental capital expenditures are expected to total approximately $42.8 million, primarily related to: (i) modification or construction of wastewater treatment areas in Florida, New Mexico and Saskatchewan; (ii) construction, modification and closure projects associated with phosphogypsum stacks at the concentrates plants in Florida; (iii) upgrading of air pollution control equipment at the concentrates plants; and (iv) capital projects associated with remediation of contamination at current or former operations. Additional expenditures for land reclamation activities will total approximately $29.9 million in 2002. In 2003, the Company expects environmental capital expenditures will be approximately $35.4 million and expenditures for land reclamation activities will be approximately $27.5 million. No assurance can be given that greater-than-anticipated EHS capital expenditures or land reclamation expenditures will not be required in 2002 or in the future.

The Company has recorded accounting accruals for certain contingent environmental liabilities and believes such accruals are in accordance with GAAP. The Company records accruals for environmental investigatory and non-capital remediation costs and for expenses associated with litigation when litigation has commenced or a claim or assessment has been asserted or is imminent, the likelihood of an unfavorable outcome is probable and the financial impact of such outcome is reasonably estimable. These accruals are adjusted currently for any changes in the Company's estimates of the future costs associated with these matters.

Product Requirements and Impacts

International, federal, state and provincial standards: (i) require registration of many of the Company's products before these products can be sold; (ii) impose labeling requirements on these products; and (iii) require producers to manufacture the products to formulations set forth on the labels. Various environmental, natural resource and public health agencies at all regulatory levels continue to evaluate alleged health and environmental impacts that might arise from the handling and use of products such as those manufactured by the Company. The United States Environmental Protection Agency (EPA), the state of California and The Fertilizer Institute have each completed independent assessments of potential risks posed by crop nutrient materials. These assessments concluded that, based on the available data, crop nutrient materials generally, if used properly, do not pose harm to human health. It is unclear whether any further evaluations may result in additional standards or regulatory requirements for the producing industries, including the Company or its customers. At this stage, it is the opinion of management that the potential impact of these standards on the market for the Company's products or on the expenditures that may be necessary to meet new requirements will not have a material adverse effect on the Company's business or financial condition.

Operating Requirements and Impacts

Permitting. The Company holds numerous environmental, mining and other permits or approvals authorizing operation at each of its facilities. A decision by a government agency to deny or delay issuing a new or renewed permit or approval, or to substantially change approval conditions during a permit modification request, could have a material adverse effect on the Company's ability to continue operations at the affected facility. Expansion of Company operations also is predicated upon securing the necessary environmental or other permits or approvals. For instance, over the next two to six years, PhosFeed will be continuing its efforts to obtain permits in support of its anticipated Florida mining operations at the Ona and Pine Level properties. These properties contain in excess of 100 million tons of phosphate rock reserves. For years, the Company has successfully permitted mining properties in Florida and anticipates that it will be able to permit these properties as well. Nevertheless, a denial of these permits or the issuance of permits with cost-prohibitive conditions would adversely impact the Company's business or financial condition.

Mining Operations. At its solution mining facilities in Searles Valley, California, Chemicals has undertaken negotiations to resolve separate notices of violation issued by both the California Department of Fish & Game (DFG) and the Lahontan Regional Water Quality Control Board (RWQCB). These notices of violation respectively allege that Chemicals' discharge of unsaturated processed brine to the surface of Searles Lake has negatively impacted migratory birds as well as the ability of Searles Lake to satisfy applicable water quality designations. In addition, the RWQCB has issued orders to the facility that require the implementation of new control measures to limit the discharge of hydrocarbons and potentially other non-native materials to the lake. Chemicals is challenging the water quality designations for the lake that have been promulgated by RWQCB, has instituted substantial corrective measures to restrict its discharge of hydrocarbons and discourage birds from using the lake and is negotiating with both the DFG and the RWQCB to resolve potential enforcement actions for alleged violations. It is anticipated that one or both agencies will impose fines or penalties for past regulatory violations that may exceed $100,000. Taking into account established accruals, expenditures for known conditions and for resolution of pending enforcement actions currently are not expected to be material.

Management of Residual Materials. Mining and processing of potash and phosphate generate residual materials that must be managed. Potash tailings, consisting primarily of salt, iron and clay, are stored in surface disposal sites. Phosphate mining residuals, such as overburden and sand tailings, are used in reclamation, while phosphate clay residuals are deposited in clay ponds. Processing of phosphate rock with sulphuric acid generates phosphogypsum that is stored in phosphogypsum stack systems. The Company has incurred and will continue to incur significant costs to manage its potash and phosphate residual materials in accordance with environmental laws and regulations and with permit requirements.

Saskatchewan Environment and Resource Management (SERM) has required all mine operators in Saskatchewan to obtain approval of facility decommissioning and reclamation plans (Plans). These Plans, which will apply once mining operations at any facility are terminated, must specify procedures for decommissioning all mine facilities, including potash tailings management areas and for handling potash residuals. SERM also requires operators to provide financial assurance that the Plans ultimately will be carried out. On July 5, 2000, SERM approved, with comments, the decommissioning Plans submitted by Potash for each of its facilities. To meet the terms of this approval, Potash posted interim financial assurance to cover the estimated $2.0 million Canadian that would be necessary to operate its tailings management areas, for approximately two years in the event that the Company was no longer able to fund facility decommissioning. This financial assurance must remain in effect until July 5, 2005. During this interim period, Potash and the rest of the industry are cooperating with SERM to evaluate technically feasible, cost-effective and environmentally responsible disposal options for tailings residuals and to correct any deficiencies in the Plans that were noted by SERM. Final costs for decommissioning in accordance with the Plans, as well as costs for the ultimate financial assurance demonstration, are likely to be significant. However, the Company does not anticipate expending such funds in the foreseeable future because: (i) facility closure and decommissioning is not imminent given the anticipated life of the Company's mines; (ii) SERM will consider, and where appropriate incorporate, advances in tailings management technology that may reduce the Company's ultimate tailings management costs and defer Plan implementation; and (iii) the Company will not be required to provide ultimate financial assurance until an appropriate assurance mechanism has been specified by SERM. For these reasons, the Company cannot predict with certainty the financial impact of these decommissioning requirements on the Company.

Restructuring Charges

In December 2000, PhosFeed discontinued mining or processing operations at a number of its facilities including the Payne Creek and noralyn mines and the Nichols concentrates plant. Such discontinuation triggered decommissioning, closure, remediation and reclamation requirements under a number of Florida regulations and Company permits. At the time of restructuring, these activities were estimated to cost $41.0 million, for which accruals were established. Although the Company believes that it has reasonably estimated these costs, additional expenditures could be required to address unanticipated environmental conditions as they arise.

Remedial Activities

The Comprehensive Environmental Response Compensation and Liability Act (Superfund) imposes liability, without regard to fault or to the legality of a party's conduct, on certain categories of persons who are considered to have contributed to the release of "hazardous substances" into the environment. Various states have enacted legislation that is analogous to the federal Superfund program. Under Superfund, or its various state analogues, one party may, under certain circumstances, be required to bear more than its proportionate share of cleanup costs at a site where it has liability if payments cannot be obtained from other responsible parties. Superfund or state analogues may impact the Company at its current or former operations.

Remediation at the Company's Facilities. Many of the Company's formerly owned or current facilities have been in operation for a number of years. The historical use and handling of regulated chemical substances, crop and animal nutrients and additives as well as by-product or process tailings at these facilities by the Company and predecessor operators have resulted in soil, surface water and groundwater contamination.

At many of these facilities, spills or other releases of regulated substances have occurred previously and potentially could occur in the future, possibly requiring the Company to undertake or fund cleanup efforts under Superfund or otherwise. In some instances, the Company has agreed, pursuant to consent orders or agreements with the appropriate governmental agencies, to undertake certain investigations, which currently are in progress, to determine whether remedial action may be required to address contamination. At other locations, the Company has entered into consent orders or agreements with appropriate governmental agencies to perform required remedial activities that will address identified site conditions. Taking into account established accruals, future expenditures for these known conditions currently are not expected, individually or in the aggregate, to be material. However, material expenditures by the Company could be required in the future to remediate the contamination at these or at other current or former sites.

For further discussion of remedial activities, see Note 13 of Notes to Consolidated Financial Statements.

Remediation at Third-Party Facilities. Various third parties have alleged that the Company's historic operations have resulted in contamination to neighboring off-site areas or nearby third-party facilities. In some instances, the Company has agreed, pursuant to orders from or agreements with appropriate governmental agencies or agreements with private parties, to undertake or fund investigations, some of which currently are in progress, to determine whether remedial action, under Superfund or otherwise, may be required to address contamination. The Company's remedial liability at these sites, either alone or in the aggregate, taking into account established accruals, currently is not expected to be material. As more information is obtained regarding these sites, this expectation could change.

For further discussion of off-site remedial activities, see Note 13 of Notes to Consolidated Financial Statements.

Liability for Off-Site Disposal Locations. Currently, the Company is involved or concluding involvement for off-site disposal at less than five Superfund or equivalent state sites. Moreover, the Company previously has entered into settlements to resolve its liability with regard to Superfund or equivalent state sites. In some cases, such settlements have included "reopeners," which could result in additional liability at such sites in the event of newly discovered contamination or other circumstances. The Company's remedial liability at the current or former sites, either alone or in the aggregate, is not currently expected to be material. As more information is obtained regarding these sites and the potentially responsible parties involved, this expectation could change.

Oil and Gas

Through its merger with Freeport-McMoRan Inc. (FTX), the Company assumed responsibility for contamination and environmental impacts at a significant number of oil and gas facilities that were businesses operated by FTX, Phosphate Resource Partners Limited Partnership (PLP) or their predecessors. The Company is currently involved in two claims, which allege contamination resulting from disposal of oil and gas residual materials. The Company's liability for these claims, either individually or in the aggregate, after consideration of established accruals, is not expected to have a material adverse effect on the Company's business or financial condition. As more information is obtained regarding these claims or as new claims arise, this expectation could change.

Recently Issued Accounting Guidance

Accounting for Business Combinations and Goodwill and Intangible Assets

In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations, effective as of July 1, 2001 and No. 142, Goodwill and Intangible Assets, effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill will no longer be amortized but will be subject to annual impairment tests in accordance with the statements.

The Company will apply the new rules on accounting for goodwill beginning in the first quarter of 2002. Application of the non-amortization provisions of SFAS No. 142 is expected to result in an annual increase in net income of $10.2 million, or $0.09 per share. During 2002, the Company will perform the first of the required impairment tests of goodwill as of January 1, 2002 and has not yet determined what effect these tests will have on the results of operations and financial position of the Company.

Accounting for Asset Retirement Obligations

In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations, which requires the Company to adopt its provisions on January 1, 2003. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the long-lived asset. The Company is currently evaluating the potential impact, if any, the adoption of SFAS No. 143 will have on the Company's financial statements.

Accounting for the Impairment or Disposal of Long-Lived Assets

In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which requires the Company to adopt its provisions on January 1, 2002. The Company is evaluating the potential impact, if any, that adoption of SFAS No. 144 will have on the Company's financial statements.

Forward-Looking Statements

All statements, other than statements of historical fact, contained within Management's Discussion and Analysis of Financial Condition and Results of Operations constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.

Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: general business and economic conditions and governmental policies affecting the agricultural industry in localities where the Company or its customers operate; weather conditions; the impact of competitive products; pressure on prices realized by the Company for its products; constraints on supplies of raw materials used in manufacturing certain of the Company's products; capacity constraints limiting the production of certain products; difficulties or delays in the development, production, testing and marketing of products; difficulties or delays in receiving required governmental and regulatory approvals; market acceptance issues, including the failure of products to generate anticipated sales levels; the effects of and change in trade, monetary, environmental and fiscal policies, laws and regulations; foreign exchange rates and fluctuations in those rates; the costs and effects of legal proceedings, including environmental and administrative proceedings involving the Company; success in implementing the Company's various initiatives; the uncertain effects upon the global and domestic economies and financial markets of the terrorist attacks in New York City and Washington D.C. on September 11, 2001 and their aftermaths; and other risk factors reported from time to time in the Company's Securities and Exchange Commission (SEC) reports.

___________________________________________________________________________________________________________________________________________

Report of Management

The management of IMC Global Inc. has the responsibility for the preparation of all information contained in the Annual Report. The financial statements, including footnotes, have been prepared in accordance with accounting principles generally accepted in the United States and include amounts based on the best judgment of management.

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
/s/ Douglas A. Pertz	/s/ J. Reid Porter
Douglas A. Pertz Chairman and Chief Executive Officer	J. Reid Porter Executive Vice President and Chief Financial Officer

___________________________________________________________________________________________________________________________________________

Report of Independent Auditors

To the Board of Directors and Stockholders of IMC Global Inc.

We have audited the accompanying consolidated balance sheet of IMC Global Inc. as of December 31, 2001 and 2000 and the related consolidated statements of operations, cash flows and stockholders' equity for each of the three years in the period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of IMC Global Inc. as of December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

In 2001, as discussed in Note 1, the Company changed its method of accounting for derivative financial instruments to conform with Financial Accounting Standards Board Statement No. 133 and Emerging Issues Task Force Issue No. 00-19. In 1999, as discussed in Note 1, the Company changed its method of accounting for start-up activities to conform with American Institute of Certified Public Accountants Statement of Position 98-5, and also, as discussed in Notes 1 and 2, the Company changed its method for assessing the recoverability of goodwill.

/s/Ernst & Young LLP

Ernst & Young LLP
Chicago, Illinois
January 29, 2002, except for Note 16,
as to which the date is February 27, 2002

___________________________________________________________________________________________________________________________________________

Consolidated Statement of Operations
In millions, except per share amounts

Year ended December 31
	2001	2000	1999
Net sales	$1,958.7	$2,095.9	$2,282.9
Cost of goods sold	1,769.8	1,767.2	1,843.5
Gross margins	188.9	328.7	439.4
Selling, general and administrative expenses	81.8	102.7	127.8
Restructuring activity	11.0	(1.2)	163.3
Goodwill write-down	-	-	432.0
Operating earnings (loss)	96.1	227.2	(283.7)
Interest expense	152.3	112.6	111.4
Other (income) expense, net	15.2	(4.1)	(4.2)
Earnings (loss) from continuing operations before minority interest	(71.4)	118.7	(390.9)
Minority interest	(40.7)	(12.4)	(0.1)
Earnings (loss) from continuing operations before income taxes	(30.7)	131.1	(390.8)
Provision (benefit) for income taxes	(2.8)	46.8	141.3
Earnings (loss) from continuing operations	(27.9)	84.3	(532.1)
Loss from discontinued operations	-	(429.3)	(234.2)
Loss before extraordinary item and cumulative effect of a change in accounting principle	(27.9)	(345.0)	(766.3)
Extraordinary gain (loss) - debt retirement	(14.1)	-	0.5
Cumulative effect of a change in accounting principle	(24.5)	-	(7.5)
Net loss	$ (66.5)	$ (345.0)	$ (773.3)

Basic and diluted earnings (loss) per share:
Earnings (loss) from continuing operations	$ (0.24)	$ 0.73	$ (4.64)
Loss from discontinued operations	-	(3.73)	(2.04)
Extraordinary loss - debt retirement	(0.12)	-	-
Cumulative effect of a change in accounting principle	(0.21)	-	(0.07)
Net loss per share	$ (0.57)	$ (3.00)	$ (6.75)

Basic weighted average number of shares outstanding	114.5	114.4	114.5
Diluted weighted average number of shares outstanding	114.5	114.8	114.5

See Notes to Consolidated Financial Statements

___________________________________________________________________________________________________________________________________________

Consolidated Balance Sheet
 In millions, except share amounts

December 31
	2001	2000
Assets
Current assets:
Cash and cash equivalents	$ 248.7	$ 84.5
Restricted cash	374.0	-
Receivables, net	217.6	35.0
Note receivable from affiliate	-	47.5
Inventories, net	292.3	332.6
Deferred income taxes	14.1	84.4
Other current assets	6.5	8.9
Total current assets	1,153.2	592.9

Property, plant and equipment, net	2,308.6	2,345.8
Other assets	787.1	1,322.9
Total assets	$4,248.9	$4,261.6

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 150.3	$ 201.3
Accrued liabilities	242.1	211.7
Due to bondholders	305.4	-
Short-term debt and current maturities of long-term debt	75.4	217.5
Total current liabilities	773.2	630.5

Long-term debt, less current maturities	2,216.1	2,143.1
Deferred income taxes	176.3	291.6
Other noncurrent liabilities	533.3	521.0
Common equity forwards	9.3	-

Stockholders' equity:
Common stock, $1 par value, authorized 300,000,000 shares; issued 125,185,301 shares in 2001 and 2000	125.2	125.2
Capital in excess of par value	1,680.9	1,692.2
Accumulated deficit	(865.3)	(790.0)
Accumulated other comprehensive loss	(117.1)	(58.6)
Treasury stock, at cost, 10,159,607 and 10,413,385 shares in 2001 and 2000, respectively	(283.0)	(293.4)
Total stockholders' equity	540.7	675.4

Total liabilities and stockholders' equity	$4,248.9	$4,261.6

See Notes to Consolidated Financial Statements

___________________________________________________________________________________________________________________________________________

Consolidated Statement of Cash Flows
 In millions

Year ended December 31
	2001	2000	1999
Cash Flows from Operating Activities
Net loss	$ (66.5)	$ (345.0)	$ (773.3)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Adjustments from continuing operations:
Depreciation, depletion and amortization	165.6	171.6	232.5
Goodwill write-down	-	-	521.2
Restructuring charges, net of cash paid	-	-	116.5
Minority interest	(40.7)	(12.4)	(2.5)
Deferred income taxes	(36.1)	(21.1)	136.4
Other charges and credits, net	(61.6)	8.5	31.3
Changes in:
Receivables	(182.6)	138.9	88.4
Note receivable from affiliate	47.5	(47.5)	-
Inventories	40.3	(8.4)	68.8
Other current assets	2.4	147.4	(14.2)
Accounts payable	(51.0)	83.4	(11.3)
Accrued liabilities	28.4	(25.3)	(59.3)
Adjustments from discontinued operations	(2.5)	273.3	123.9
Net cash provided by (used in) operating activities	(156.8)	363.4	458.4

Cash Flows from Investing Activities
Capital expenditures	(123.1)	(118.1)	(248.4)
Proceeds from divestitures	624.3	-	295.9
Other	1.5	4.4	21.6
Net cash provided by (used in) investing activities	502.7	(113.7)	69.1
Net cash provided before financing activities	345.9	249.7	527.5

Cash Flows from Financing Activities
Payments of long-term debt	(982.4)	(719.0)	(189.7)
Proceeds from issuance of long-term debt, net	1,404.5	546.0	80.4
Changes in short-term debt, net	(209.3)	(15.0)	(392.3)
Restricted cash	(374.0)	-	-
Cash dividends paid	(17.5)	(26.3)	(36.6)
Cash distributions to The Vigoro Corporation preferred stockholders	-	(28.2)	-
Cash distributions to unitholders of Phosphate Resource Partners Limited Partnership	-	(4.5)	(21.5)
Other	(3.0)	1.0	2.4
Net cash used in financing activities	(181.7)	(246.0)	(557.3)

Net change in cash and cash equivalents	164.2	3.7	(29.8)
Cash and cash equivalents - beginning of year	84.5	80.8	110.6
Cash and cash equivalents - end of year	$ 248.7	$ 84.5	$ 80.8

See Notes to Consolidated Financial Statements

___________________________________________________________________________________________________________________________________________

Consolidated Statement of Stockholders' Equity
In millions, except per share amounts

	Outstanding shares	Common stock	Capital in excess of par value	Retained earnings (accumulated deficit)	Accumulated other comprehensive income	Treasury stock	Total stockholders' equity	Comprehensive income (loss)
Balance as of December 31, 1998	114.3	$125.0	$1,697.3	$ 400.6	$ (66.3)	$(296.2)	$1,860.4	$ (44.5)
Net loss	-	-	-	(773.3)	-	-	(773.3)	(773.3)
Foreign currency translation adjustment	-	-	-	-	29.0	-	29.0	29.0
Dividends ($0.32 per share)	-	-	-	(36.6)	-	-	(36.6)
Other	0.2	0.2	0.8	(1.8)	-	1.4	0.6	_______

Balance as of December 31, 1999	114.5	125.2	1,698.1	(411.1)	(37.3)	(294.8)	1,080.1	(744.3)
Net loss	-	-	-	(345.0)	-	-	(345.0)	(345.0)
Foreign currency translation adjustment	-	-	-	-	(21.3)	-	(21.3)	(21.3)
Dividends ($0.32 per share)	-	-	-	(35.0)	-	-	(35.0)
Other	0.3	-	(5.9)	1.1	-	1.4	(3.4)	_______

Balance as of December 31, 2000	114.8	125.2	1,692.2	(790.0)	(58.6)	(293.4)	675.4	(366.3)
Net loss	-	-	-	(66.5)	-	-	(66.5)	(66.5)
Foreign currency translation adjustment	-	-	-	-	(16.9)	-	(16.9)	(16.9)
Cumulative effect of a change in accounting principle, after tax (Note 1)	-	-	-	-	2.9	-	2.9	2.9
Net unrealized losses on derivative instruments	-	-	-	-	(19.5)	-	(19.5)	(19.5)
Additional minimum pension liability	-	-	-	-	(25.0)	-	(25.0)	(25.0)
Dividends ($0.08 per share)	-	-	-	(8.8)	-	-	(8.8)
Other	0.2	-	(11.3)	-	-	10.4	(0.9)	_______

Balance as of December 31, 2001	115.0	$125.2	$1,680.9	$(865.3)	$(117.1)	$(283.0)	$ 540.7	$ (125.0)

See Notes to Consolidated Financial Statements

___________________________________________________________________________________________________________________________________________

Notes to Consolidated Statements
 In millions, except per share amounts

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

IMC is a producer and distributor of crop nutrients and animal feed ingredients to the domestic and international agricultural community.

Basis of Presentation

The consolidated financial statements include the accounts of the Company and all subsidiaries which are more than 50.0 percent owned and controlled. Prior to its disposition in the fourth quarter of 1999, the Company's interest in a multi-year oil and natural gas exploration program (Exploration Program) with McMoRan Exploration Company was proportionately consolidated by PLP at a rate of 56.4 percent of the exploration costs and 47.0 percent of the profits derived from oil and gas producing properties. All significant intercompany accounts and transactions are eliminated in consolidation. Certain amounts in the consolidated financial statements for periods prior to 2001 have been reclassified to conform to the current presentation.

Minority interest is largely comprised of the public unitholders' interest in PLP (majority-owned and consolidated by the Company since the merger with FTX (FTX Merger)), including an effective 21.1 percent minority interest in IMC Phosphates.

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

Shipping and Handling Costs

The Company records all shipping and handling costs in Costs of goods sold.

Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Concentration of Credit Risk

Domestically, the Company sells its products to manufacturers, distributors and retailers primarily in the midwestern and southeastern United States. Internationally, the Company's phosphate and potash products are sold primarily through two North American export associations. No single customer or group of affiliated customers accounted for more than ten percent of the Company's net sales in any year during the three-year period ended December 31, 2001.

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

Goodwill, representing the excess of purchase cost over the fair value of net assets of acquired companies, is generally amortized using the straight-line method over 40 years. As of December 31, 2001 and 2000, goodwill, included in Other assets, totaled $319.0 million and $329.3 million, respectively. The Company evaluates the recoverability of goodwill by estimating the future discounted cash flows of the businesses to which the goodwill relates. This evaluation is made whenever events or changes in circumstances indicate the carrying amount may not be recoverable. Estimated cash flows are determined by disaggregating the Company's business segments to an operational and organizational level for which meaningful identifiable cash flows can be determined. When estimated future discounted cash flows are less than the carrying amount of the net long-lived assets (tangible and identifiable intangible) and related goodwill, impairment losses of goodwill are charged to operations. Impairment losses, limited to the carrying amount of goodwill, represent the excess of the sum of the carrying amount of the net long-lived assets (tangible and identifiable intangible) and goodwill in excess of the discounted cash flows of the business being evaluated. In determining the estimated future cash flows, the Company considers current and projected future levels of income; business trends; prospects; as well as market and economic conditions. Prior to October 1, 1999, the assessment of recoverability and measurement of impairment of goodwill was based on undiscounted cash flows. See Recently Issued Accounting Guidance for newly issued goodwill accounting guidance.

Using the methodology prescribed in SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, the Company reviews long-lived assets and the related intangible assets for impairment whenever events or changes in circumstances indicate the carrying amounts of such assets may not be recoverable. Once an indication of a potential impairment exists, recoverability of the respective assets is determined by comparing the forecasted undiscounted net cash flows of the operation to which the assets relate, to the carrying amount, including associated intangible assets, of such operation. If the operation is determined to be unable to recover the carrying amount of its assets, then long-lived assets of the operation are written down to fair value. Fair value is determined based on discounted cash flows or appraised values, depending upon the nature of the assets. See Recently Issued Accounting Guidance for newly issued rules on accounting for the impairment or disposal of long-lived assets.

Accrued Environmental Costs

The Company produces and distributes crop and animal nutrients, boron-based chemicals and sodium-bicarbonate. These activities subject the Company to an evolving myriad of international, federal, state, provincial and local EHS laws, which regulate, or propose to regulate: (i) product content; (ii) use of products by both the Company and its customers; (iii) conduct of mining and production operations, including safety procedures followed by employees; (iv) management and handling of raw materials; (v) air and water quality impacts from Company facilities; (vi) disposal of hazardous and solid wastes; (vii) remediation of contamination at facilities; and (viii) post-mining land reclamation. Compliance with these laws often requires the Company to incur costs. The Company has contingent environmental liabilities that arise from three sources: (i) facilities currently or formerly owned by the Company or its predecessors; (ii) facilities adjacent to currently or formerly owned facilities; and (iii) third-party Superfund sites. The historical use and handling of regulated chemical substances, crop and animal nutrients and additives as well as by-product or process tailings have resulted in soil and groundwater contamination, requiring the Company to undertake or fund cleanup efforts.

The environmental costs discussed above include: fines, penalties and certain corrective actions to address violations of the law; remediation of properties that are currently or were formerly owned or operated by the Company, or its predecessors remediation costs of facilities adjacent to currently or formerly owned facilities or for third-party Superfund sites; and legal fees and expenses associated with resolution of administrative processes or litigation concerning these environmental costs. Environmental accruals are recorded for environmental investigatory and non-capital remediation costs and for costs associated with litigation at identified sites when litigation has commenced or a claim or assessment has been asserted or is imminent, the likelihood of an unfavorable outcome is probable and the financial impact of such outcome is reasonably estimable. These accruals are adjusted currently for any changes in the Company's estimates of the future costs associated with these matters. The Company cannot determine the cost of any remedial action that ultimately may be required at unknown sites, sites for which investigations have not been performed or have begun but have not been completed or sites at which unanticipated conditions are discovered.

Foreign Currency Translation

The functional currency of all operations outside the United States is the respective local currency. All foreign currency balance sheet accounts have been translated using the exchange rates in effect as of the balance sheet date. Income statement amounts have been translated using the average exchange rate for the year. The gains and losses resulting from the changes in exchange rates from year to year have been reported in Accumulated other comprehensive loss. The effect on the Consolidated Statement of Operations of transaction gains and losses is insignificant for all years presented. Foreign currency cumulative translation losses of $12.9 million were included in the calculation of the gains and losses from discontinued operations (Note 4).

Costs of Start-up Activities

In April 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-5, Reporting on the Costs of Start-up Activities, which mandated that costs related to start-up activities be expensed as incurred, effective January 1, 1999. Prior to the adoption of SOP 98-5, the Company capitalized its start-up costs (i.e., pre-operating costs). The Company adopted the provisions of SOP 98-5 in its financial statements beginning January 1, 1999 and, accordingly, recorded a charge for the cumulative effect of an accounting change of $7.5 million, or $0.07 per share, after tax and minority interest, in order to expense start-up costs that had been previously capitalized.

Derivative Instruments Indexed to, and Potentially Settled in, a Company's Own Stock

Effective June 30, 2001, EITF No. 00-19 required the Company to account for its Forward as an asset or a liability, with changes in the value of the Forward reflected in the Consolidated Statement of Operations. The Company recorded a cumulative effect of a change in accounting principle of $24.5 million, or $0.21 per share, in the second quarter of 2001 upon adoption of EITF 00-19. This charge was calculated based on the difference between the Company's stock price as of June 30, 2001 and the Forward price. Prior to that date, any excess of Forward price over the Company's stock price was classified as temporary equity. All changes in fair value subsequent to June 30, 2001 were included in Earnings (loss) from continuing operations. Other (income) expense, net included income of $15.2 million, or $0.14 per share, to reflect the change in the value of the Company's stock from July 1, 2001 to December 31, 2001.

Accounting for Derivative Instruments and Hedging Activities

The Company is exposed to the impact of interest rate changes on borrowings, fluctuations in the functional currency of foreign operations and the impact of fluctuations in the purchase price of natural gas, ammonia and sulphur consumed in operations, as well as changes in the market value of its financial instruments. The Company periodically enters into derivatives in order to minimize foreign currency risks and the effects of changing natural gas prices, but not for trading purposes.

On January 1, 2001, the Company adopted SFAS No. 133, Derivative Instruments and Hedging Activities, as amended. In accordance with the provisions of SFAS No. 133, the Company recorded a transition adjustment upon adoption of SFAS No. 133 to record derivative instruments at fair value. The effect of this transition adjustment resulted in a $2.9 million, after tax, increase in Accumulated other comprehensive loss. The Company recognized all of the unrealized gains associated with this transition adjustment during the first quarter of 2001.

The Company uses financial instruments, including forward exchange, option, futures and swap contracts, to manage its exposure to movements in foreign currency exchange rates and commodity prices. The use of these financial instruments modifies the exposure of these risks with the intent to reduce the risk and variability to the Company. Initially, upon adoption of SFAS No. 133, and prospectively, on the date a derivative contract is entered into, the Company designates the derivative as either: (i) a hedge of a recognized asset or liability or an unrecognized firm commitment (fair value hedge); (ii) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge); (iii) a hedge of a net investment in a foreign operation (net investment hedge); or (iv) as a natural hedging instrument whose change in fair value is recognized to act as an economic hedge against changes in the values of the hedged item (natural hedge). The Company formally documents its hedge relationships, including identification of the hedging instruments and the hedged items, as well as its risk management objectives and strategies for undertaking the hedge transaction. The Company also formally assesses, both at inception and at least quarterly thereafter, whether the derivatives that are used in hedging transactions are effective in offsetting changes in either the fair value or cash flows of the hedged item. When it is determined that a derivative ceases to be an effective hedge, the Company discontinues hedge accounting.

The Company had various forward currency exchange contracts outstanding as of December 31, 2001 maturing in various months through December 2002 which have been designated as cash flow hedges and are being used to: (i) hedge transaction exposure related to assets and liabilities denominated in currencies other than the entities' functional currency, including intercompany loans; and (ii) to reduce the exchange rate risk related to certain forecasted foreign currency transactions. The principal currency being hedged by the Company as of December 31, 2001 was the Canadian dollar. The Company also had various natural gas forward purchase contracts outstanding as of December 31, 2001 maturing in various months through October 2004 which have been designated as cash flow hedges and are being used to hedge volatility in natural gas prices caused by weather, supply conditions, political and economic variables as well as other unpredictable factors. The effective portion of changes in the fair value of the Company's cash flow hedges is recorded in Accumulated other comprehensive loss. As of December 31, 2001, the Company had unrealized losses totaling $25.5 million, $16.6 million after tax, related to its cash flow hedges of which $21.8 million, $14.1 million after tax, is expected to be reclassified into earnings within the next 12 months. Unrealized gains or losses included in Accumulated other comprehensive loss are recognized in earnings in the same period that the underlying hedged item is realized. The ineffective portion of changes in the fair value of the Company's cash flow hedges was reported in Net loss and amounted to $3.1 million in 2001.

Prior to January 1, 2001, the Company also used foreign currency exchange contracts for hedging purposes. Realized and unrealized gains and losses on contracts used to hedge the currency fluctuations of assets and liabilities denominated in foreign currencies and the offsetting realized and unrealized losses and gains on hedged transactions were recorded in Other (income) expense, net. Contracts used to reduce the exchange rate risk related to certain forecasted foreign currency transactions were adjusted to their market values at each balance sheet date with the offset recorded to Other (income) expense, net.

Recently Issued Accounting Guidance

Accounting for Business Combinations and Goodwill and Intangible Assets

In June 2001, the FASB issued SFAS No. 141, effective as of July 1, 2001 and SFAS No. 142, effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill will no longer be amortized but will be subject to annual impairment tests in accordance with SFAS No. 142.

The Company will apply the new rules on accounting for goodwill beginning in the first quarter of 2002. Application of the non-amortization provisions of SFAS No. 142 is expected to result in an annual increase in net income of $10.2 million, or $0.09 per share. During 2002, the Company will perform the first of the required annual impairment tests of goodwill as of January 1, 2002 and has not yet determined what effect these tests will have on the results of operations and financial position of the Company.

Accounting for Asset Retirement Obligations

In June 2001, the FASB issued SFAS No. 143, which requires the Company to adopt its provisions on January 1, 2003. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The Company is currently evaluating the potential impact, if any, that adoption of SFAS No. 143 will have on its financial statements.

Accounting for the Impairment or Disposal of Long-Lived Assets

In August 2001, the FASB issued SFAS No. 144, which requires the Company to adopt its provisions on January 1, 2002. The Company is evaluating the potential impact, if any, that adoption of SFAS No. 144 will have on its financial statements.

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

As a result of the change to a discounted cash flow methodology, the Company recorded a non-cash write-down of goodwill of $521.2 million, or $4.55 per share, in the fourth quarter of 1999. The non-cash write-down consisted of $432.0 million, or $3.77 per share, for continuing operations and $89.2 million, or $0.78 per share, for discontinued operations. This charge represented the amount required to write-down the carrying amount of goodwill to the Company's estimate, as of October 1, 1999, of the estimated future discounted cash flows of the businesses to which the goodwill relates using the methodology described in Note 1. See Note 1 for recently issued goodwill accounting guidance.

3. RESTRUCTURING ACTIVITY

2001 Restructuring Charges

In the first quarter of 2001, the Company announced the Reorganization Plan, primarily comprised of a shift to a more functional organization structure, which resulted in business unit and corporate headcount reductions. As a result, in the first quarter of 2001 the Company recorded a restructuring charge of $4.6 million, $2.4 million after tax and minority interest, or $0.02 per share. A total of 74 employees were terminated and left the Company prior to December 31, 2001. The majority of the remaining severance payments will be disbursed over the next twelve months.

As part of Project Profit, the Company had sold its urea plant to a Buyer. The effective operation of this plant was dependent upon receiving services from the Company's remaining Louisiana operations. The Louisiana operations were idle for the first half of 2001, which impacted the ability of the urea plant to operate. In the third quarter of 2001, the Company repurchased the plant from the Buyer and shut the plant down permanently. Total costs to repurchase the plant and accrue for demolition costs were $6.4 million, $3.1 million after tax and minority interest, or $0.03 per share, which resulted in a 2001 restructuring charge. This activity was recorded in the third quarter of 2001 as an increase to the restructuring charge previously recorded for Project Profit.

2000 Restructuring Activity

As part of Project Profit, the Company had written off certain assets in 1998. However, in 2000, some of these assets, including the urea plant referred to above, were sold to third parties resulting in a restructuring gain of $1.2 million, $0.6 million after tax and minority interest. This activity was recorded as an adjustment to the restructuring charge previously recognized for Project Profit.

1999 Restructuring Charge

In 1999, the Company announced and began implementing the Rightsizing Program, which was designed to simplify and focus the Company's core businesses. The key components of the Rightsizing Program were: (i) the shutdown and permanent closure of the Nichols and Payne Creek facilities at PhosFeed resulting from an optimization program to reduce rock and concentrate production costs through higher utilization rates at the lowest-cost facilities; (ii) an asset rightsizing program at Potash resulting from a recently revised mine plan; and (iii) corporate and business unit headcount reductions. In conjunction with the Rightsizing Program, the Company recorded a continuing operations special charge of $167.1 million, $89.3 million after tax and minority interest, or $0.78 per share, in the fourth quarter of 1999.

Activity in 2001 related to accruals from continuing operations for the restructuring plans noted above was as follows:
	Accrual as of January 1, 2001	Restructuring Charges	Cash Paid	Accrual as of December 31, 2001
Non-employee exit costs:
Demolition and closure costs	$ 41.8	$ 1.2	$ (11.3)	$ 31.7
Other	6.2	5.2	(10.0)	1.4

Employee headcount reductions:
Severance benefits	3.4	4.6	(4.5)	3.5
Total	$ 51.4	$ 11.0	$ (25.8)	$ 36.6

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

Employee Headcount Reductions

As part of the Rightsizing Program and Project Profit, headcount reductions were implemented throughout the Company. The majority of these reductions were a result of the closing and/or exiting of production operations, as discussed above. A total of 1,767 employees were terminated.

The activity related to accruals for the Company's restructuring programs during 2000 consisted of a beginning balance of $110.9 million reduced by cash payments of $59.5 million.  The activity related to accruals for the Company's restructuring programs during 1999 consisted of a beginning balance of $66.9 million from Project Profit reduced by cash payments of $31.2 million and increased by $75.2 million from the Rightsizing Program.

All restructuring charges were recorded as a separate line item on the Consolidated Statement of Operations, except for a finished goods inventory write-down of $3.8 million in 1999, which was recorded in Cost of goods sold.

4. DISCONTINUED OPERATIONS

Salt and Ogden

On November 29, 2001, the Company completed the sale of Salt and Ogden to a third party. IMC received approximately $580.0 million of cash, as well as a minority economic interest in the resulting company. The minority economic interest was recorded at no value due to significant restrictions on the Company's ability to realize a return on this investment in the future. IMC recorded an additional $21.1 million loss in connection with the sale before 2001 earnings from operations of $22.2 million. No tax benefit was recorded with this loss as the loss was considered a capital loss. The Company had previously recorded an estimated loss on disposal in 2000 of $611.7 million, $402.7 million after tax.

For 2001, 2000 and 1999, Salt and Ogden's combined revenues were $450.0 million, $494.2 million and $490.5 million, respectively. The discontinued operations of Salt and Ogden resulted in pre-tax earnings of $46.7 million and $19.7 million, $22.2 million and $11.0 million after tax, in 2001 and 2000, respectively, and a pre-tax loss of $74.9 million, $79.0 million after tax, in 1999.

Interest expense was allocated to discontinued operating results based on the portion of third party debt that was specifically attributable to Salt and Ogden and amounted to $12.3 million, $47.1 million and $43.1 million in 2001, 2000 and 1999, respectively.

Chemicals

In December 1999, the Company received approval from the Board of Directors for a plan to sell the entire Chemicals business unit and is currently in discussions with potential buyers. On November 5, 2001, the Company sold Penrice for approximately $43.0 million. IMC recorded a gain of $0.7 million from the Penrice sale. The Company is actively pursuing sales transactions for the remaining parts of Chemicals and expects completion of all or a substantial portion of the remaining parts by June 30, 2002. The Company has reviewed the forecasted operating results through that date as well as estimates of sales proceeds and has increased the previously recorded estimated loss on disposal by $10.0 million, $4.6 million after tax. The Company had previously recorded estimated losses on disposal in 2000 and 1999 of $49.1 million and $138.1 million, $32.1 million and $85.6 million after tax, respectively.

For 2001, 2000 and 1999, Chemicals' revenues were $305.1 million, $329.6 million and $461.8 million, respectively. The discontinued operations of Chemicals resulted in pre-tax losses of $34.3 million, $16.5 million and $57.0 million, $15.9 million, $6.1 million and $32.1 million after tax, in 2001, 2000 and 1999, respectively.

Interest expense was allocated to discontinued operating results based on the portion of third party debt that is specifically attributable to Chemicals and amounted to $39.6 million, $19.2 million and $27.6 million in 2001, 2000 and 1999, respectively. In addition, $7.2 million of allocated interest expected to be incurred for the six months ended June 30, 2002, was included in the estimated loss on disposal discussed above.

Oil and Gas Operations

In the fourth quarter of 1999, the Company decided to discontinue its oil and gas business, which primarily consisted of PLP's interest in the Exploration Program. The Company sold its interest, through PLP, in the Exploration Program for proceeds of $32.0 million. A loss on disposal of $22.4 million, $6.7 million after tax and minority interest of $4.6 million and $11.1 million, respectively, was recorded in the fourth quarter of 1999. In the fourth quarter of 2001, the Company recorded a gain of $24.0 million, $18.7 million after tax, from the disposal of its remaining oil and gas interests.

For 1999, the revenues from oil and gas operations were $7.0 million. The discontinued oil and gas business resulted in a tax benefit of $8.1 million in 1999. In addition, $18.3 million of environmental exit costs, $10.8 million after tax, were recorded in 1999 as a result of additional information which became available to the Company in the fourth quarter concerning the Company's obligations with respect to previously owned oil and gas properties.

AgriBusiness

In April 1999, the Company sold its AgriBusiness retail and wholesale distribution business unit and received $263.9 million of proceeds. In accordance with APB No. 30, an estimated loss on disposal of $74.2 million, after tax, was recorded in the fourth quarter of 1998. The Company recorded an adjustment to the loss on disposal of $19.4 million, after tax, in the fourth quarter of 1999. The operating results of AgriBusiness are included in the Consolidated Statement of Operations as discontinued operations.

For financial reporting purposes, the assets and liabilities of discontinued operations to be sold, net of the estimated losses on disposal, have been classified in Other assets as net assets of discontinued operations held for sale and consisted of the following:
	2001a	2000b
Assets:
Receivables, net	$ 46.4	$ 193.2
Inventories, net	43.2	137.0
Other current assets	8.4	4.0
Property, plant and equipment, net	119.2	595.6
Other assets	6.2	6.8
Total assets	223.4	936.6
Liabilities:
Accounts payable	32.8	103.4
Accrued liabilities	29.3	55.2
Other noncurrent liabilities	16.9	26.1
Total liabilities	79.0	184.7

Net assets of discontinued operations held for sale	$ 144.4	$ 751.9

a Represents remaining net assets of Chemicals held for sale.

b Represents net assets of Chemicals, Salt and Ogden held for sale.

5. EARNINGS PER SHARE

Common shares issuable upon the exercise of options and warrants were not included in the computation of diluted earnings per share in 2001 and 1999 because the Company incurred a net loss from continuing operations and, therefore, the effect of their inclusion was antidilutive. The difference between the number of basic and diluted weighted average shares outstanding as of December 31, 2000 was due to dilutive employee stock options. In addition, 1.2 million shares related to the Forward were also not included in the computation of diluted earnings per share in 2001 as the effect of their inclusion was antidilutive.

6. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS

Receivables:
	2001	2000
Trade	$ 202.6	$ 160.1
Non-trade	21.2	33.1
	223.8	193.2
Less: Allowances	6.2	5.6
Receivable interests sold, net	-	152.6
Receivables, net	$ 217.6	$ 35.0

The carrying amount of accounts receivable was equal to the estimated fair value of such assets due to their short maturity.

In September 2000, the Company entered into the Securitization Facility. The Securitization Facility allowed the Company to sell without recourse, on an on-going basis, certain of its trade accounts receivable to a wholly-owned unconsolidated special purpose entity (SPE). The carrying amount of the accounts receivable sold was equal to the estimated fair value of such assets due to their short maturity. The SPE in turn would sell an interest in such receivables to a financial conduit for up to a $100.0 million net investment. The proceeds received by the SPE from the financial conduit were used to pay the Company for a portion of the purchase price of the receivables. The SPE paid for the remainder of the purchase price of the receivables through the issuance of notes payable to the Company, which bore interest at the federal funds rate and were due no later than one year after the termination of the Securitization Facility. The notes issued by the SPE to the Company as of December 31, 2000 were included as Note receivable from affiliate in the Consolidated Balance Sheet.

In April 2001, the Company voluntarily terminated the Securitization Facility and repurchased trade accounts receivable held by the SPE. The Company recognized pretax losses of $2.5 million and $1.9 million on the sale of receivables in 2001 and 2000, respectively, which were reported in Other (income) expense, net.

Inventories:
	2001	2000
Products (principally finished)	$ 232.4	$ 272.4
Operating materials and supplies	65.3	71.6
	297.7	344.0
Less: Allowances	5.4	11.4
Inventories, net	$ 292.3	$ 332.6

Property, plant and equipment:
	2001	2000
Land	$ 93.8	$ 88.8
Mineral properties and rights	771.6	773.0
Buildings and leasehold improvements	526.1	476.9
Machinery and equipment	2,858.5	2,781.5
Construction-in-progress	82.6	125.4
	4,332.6	4,245.6
Accumulated depreciation and depletion	(2,024.0))	(1,899.8)
Property, plant and equipment, net	$ 2,308.6	$ 2,345.8

As of December 31, 2001, idle facilities of the Company included one concentrated phosphate granulation plant, and the acid production facilities at another concentrated phosphate plant, which will remain closed subject to improved market conditions. The net book value of these facilities totaled $56.9 million. In the opinion of management, the net book value of the Company's idle facilities is not in excess of their net realizable values.

Other assets:
	2001	2000
Goodwill, net	$ 319.0	$ 329.3
Net assets held for sale (Note 4)	144.4	751.9
Other	323.7	241.7
Other assets	$ 787.1	$1,322.9

Accrued liabilities:
	2001	2000
Interest	$ 45.4	$ 45.7
Taxes, income and other	56.0	44.2
Restructuring (Note 3)	17.0	29.0
Payroll and employee benefits	24.4	20.5
Other	99.3	72.3
Accrued liabilities	$ 242.1	$ 211.7

In the fourth quarter of 1999, and in connection with the Rightsizing Program, the Company undertook a detailed review of its accounting records and valuation of various assets and liabilities. As a result, the Company recorded a continuing operations special charge of $52.7 million related to asset write-offs and environmental accruals.

Other noncurrent liabilities:
	2001	2000
Employee and retiree benefits	$ 274.3	$ 259.3
Environmental	100.3	94.3
Restructuring (Note 3)	19.6	22.4
Other	139.1	145.0
Other noncurrent liabilities	$ 533.3	$ 521.0

In the fourth quarter of 2001, the Company recorded special charges of $13.5 million to increase environmental accruals related to closed sites to required spending estimates based upon recent developments and $5.7 million for the net present value of future lease payments, net of sublease income.

7. FINANCING ARRANGEMENTS

Total indebtedness as of December 31, 2001 was $2,291.5 million, a decrease of $69.1 million from total indebtedness as of December 31, 2000 of $2,360.6 million. The reduction in total indebtedness resulted from payments of debt funded by the proceeds of $624.3 million from the Divestitures, partially offset by the voluntary termination of the Securitization Facility and the use of cash flows from operations. A portion of the sale proceeds were also used: (i) to fund a $312.0 million escrow for the purchase of the 2002 Notes, which resulted in $294.5 million being irrevocably tendered and a $10.2 million, after tax, or $0.09 per share, extraordinary charge (Note 16); (ii) to prepay $24.7 million of borrowings under the Term Loan Facility; (iii) to fund a $62.0 million escrow for the potential repayment or repurchase of the Argus Lease (Note 16); and (iv) to fund an escrow for the partial purchase of the Potential Purchase Notes or for general corporate purposes.

Short-term borrowings were $3.8 million and $9.7 million as of December 31, 2001 and 2000, respectively, which primarily consisted of bank debt in the current year and borrowings under revolving credit facilities and vendor financing arrangements in the prior year. The weighted average interest rate on short-term borrowings was 11.9 percent and 6.1 percent for 2001 and 2000, respectively.

Long-term debt as of December 31 consisted of the following:
	2001	2000
Notes and debentures due 2002-2028, with interest rates ranging from 6.50% to 11.25%	$1,915.5	$1,720.2
Term loan facility	263.8	-
Corporate commercial paper	-	1.6
Industrial revenue bonds, maturing through 2022, with interest rates ranging from 1.07% to 7.70%	32.9	108.1
Revolving credit facilities, with variable interest rates	-	440.5
Other debt	75.5	80.5
	2,287.7	2,350.9
Less: Current maturities	71.6	207.8
Total long-term debt, less current maturities	$2,216.1	$2,143.1

The revolving credit facilities were classified as long-term as of December 31, 2000 because they were supported by a long-term credit facility.

The Company entered into a New Credit Facility on May 17, 2001. Pursuant to the New Credit Facility, the Company and certain of its domestic subsidiaries may borrow up to $500.0 million. The New Credit Facility consists of a Revolving Credit Facility of up to $210.0 million available for revolving credit loans and letters of credit as well as a Term Loan Facility of $290.0 million. Concurrent with the closing of the New Credit Facility, the Company issued the Notes. On November 2, 2001, the Company issued the November Note Offering. The proceeds of the Notes and of the initial borrowings under the Company's New Credit Facility were used: (i) to repay all outstanding indebtedness under the Company's existing senior credit facilities and to refinance outstanding letters of credit; (ii) to fund the tender offer for the Company's $200.0 million of 6.625 percent senior notes due October 15, 2001, which resulted in a $3.9 million, after tax, or $0.03 per share, extraordinary charge; (iii) to pay related fees and expenses; and (iv) for general corporate purposes. The proceeds of the November Note Offering were used: (i) to refinance $75.0 million of industrial revenue bonds due 2015 issued by the Florida Polk County Industrial Development Authority; (ii) to pay related fees and expenses; and (iii) for general corporate purposes.

The Revolving Credit Facility will mature on May 17, 2006 while the Term Loan Facility will mature on November 17, 2006. However, if the Company's $300.0 million of 7.625 percent senior notes due 2005 and $150.0 million of 6.55 percent senior notes due 2005 have not been fully refinanced prior to October 15, 2004, both the Revolving Credit Facility and the Term Loan Facility will mature on October 15, 2004. Prior to the maturity date of the Revolving Credit Facility, funds may be borrowed, repaid and reborrowed under the Revolving Credit Facility without premium or penalty. Amounts repaid in respect of the Term Loan Facility may not be reborrowed.

As of December 31, 2001, the Company did not have any amounts drawn under the Revolving Credit Facility. Outstanding letters of credit as of December 31, 2001 totaled $51.2 million. As of December 31, 2001, the net available additional borrowings under the Revolving Credit Facility were approximately $158.8 million. In 2001, repayments of $26.2 million of borrowings resulted in an outstanding balance of $263.8 million under the Term Loan Facility as of December 31, 2001.

The commitment fees associated with the Revolving Credit Facility vary depending upon the Company's leverage ratio and may range from 37.5 basis points to 50.0 basis points. The commitment fee rate as of December 31, 2001 is 50.0 basis points. Interest rates associated with the Term Loan Facility and the Revolving Credit Facility also vary depending upon the Company's leverage ratio. With respect to the Revolving Credit Facility, interest on this loan is calculated at either prime plus 125.0 to 200.0 basis points (depending on the Company's leverage ratio) or LIBOR plus 225.0 to 300.0 basis points (depending on the Company's leverage ratio). With respect to the Term Loan Facility, interest on such loans is calculated at either prime plus 275.0 basis points or LIBOR plus 375.0 basis points. The Revolving Credit Facility and the Term Loan Facility bear interest at LIBOR plus 300.0 basis points and LIBOR plus 375.0 basis points, respectively, as of December 31, 2001.

The New Credit Facility is guaranteed by substantially all of the Company's direct and indirect domestic subsidiaries, as well as by certain direct and indirect foreign subsidiaries. The New Credit Facility is secured by: (i) a pledge of certain equity interests and intercompany debt held by the Company and the subsidiary guarantors in their subsidiaries; (ii) a security interest in accounts receivable and inventory; and (iii) mortgages on certain of the Company's potash mining and production facilities, with a net book value of $205.7 million as of December 31, 2001.

The New Credit Facility requires the Company to meet certain financial tests, including, but not limited to, a maximum total leverage ratio, a maximum secured leverage ratio, a minimum interest coverage ratio and a maximum ratio of the sum of certain secured obligations as of any date to the collateral coverage amount (as defined in the New Credit Facility). Certain of such tests were amended in December 2001 in connection with the Divestitures. In addition, the New Credit Facility contains certain covenants which, among other things, limit the incurrence of additional indebtedness, investments, guarantees, dividends, transactions with affiliates, asset sales, acquisitions, capital expenditures, mergers and consolidations, liquidations and change of business, prepayments, repurchases and redemption of other indebtedness, liens, sale-leaseback transactions and encumbrances, hedging agreements, amendments of debt and certain other material agreements and other matters customarily restricted by such agreements. The New Credit Facility also contains customary events of default, including, but not limited to, payment defaults, breaches of representations and warranties, covenant defaults, cross-default and cross-acceleration to certain other material agreements or indebtedness, certain events of bankruptcy and insolvency, judgment defaults, invalidity of security interests supporting the New Credit Facility and a change of control of the Company. Certain of the covenants and events of default are subject to exceptions, materiality qualifiers and baskets.

The provisions on capital spending in the New Credit Facility restrict capital expenditures to an amount above the Company's currently anticipated capital expenditures level. The provisions on dividends generally restrict the payment of dividends with respect to its common stock to an amount not exceeding a sum of $20.0 million from the inception of the New Credit Facility through December 31, 2002. Starting January 1, 2003, dividends are restricted to the remaining portion of the $20.0 million plus 25 percent of the Company's consolidated net income from the previous fiscal year. As of December 31, 2001, $13.4 million was available.

The Notes are guaranteed by the same subsidiaries of the Company that guaranteed the New Credit Facility, except that MP Co. was designated as an unrestricted subsidiary in the fourth quarter of 2001 and is, therefore, no longer a guarantor of the Notes. MP Co. has immaterial assets and income and is the managing general partner of IMC Phosphates (Note 15).

Prior to the time that the Notes receive an investment grade rating from both Standard & Poor's Ratings Group as well as Moody's Investor's Services Inc. and the fall-away event is satisfied, covenants contained in the indentures under which the Notes were issued will limit the Company's ability and the ability of its restricted subsidiaries to, among other things: (i) borrow money; (ii) pay dividends on, redeem or repurchase the Company's capital stock; (iii) make investments; (iv) sell assets (including provisions relating to the use of proceeds of such asset sales); (v) create restrictions on the payment of dividends or other amounts to the Company from its restricted subsidiaries; (vi) enter into transactions with affiliates; and (vii) expand into unrelated businesses. If the Company experiences specific kinds of changes of control prior to the fall-away event, holders of the Notes will have the right to require the Company to purchase their Notes, in whole or in part, at a price equal to 101 percent of the principal amount thereon, together with any accrued or unpaid interest to the date of purchase.

Notwithstanding the preceding paragraph, so long as any of the Notes are outstanding, covenants contained in the indentures limit the Company's ability and the ability of its restricted subsidiaries to, among other things: (i) create liens; (ii) enter into sale and leaseback transactions; and (iii) consolidate, merge or sell all or substantially all of its assets. In addition, so long as any Notes are outstanding, the indentures require, among other things, the Company to provide reports to holders of the Notes and limit the ability of the Company's restricted subsidiaries to guarantee other debt.

The Seven Year Notes may not be redeemed at the Company's option prior to their maturity. Some or all of the Ten Year Notes may be redeemed, for a premium, at the Company's option at any time on or after June 1, 2006.

As of December 31, 2001, the estimated fair value of long-term debt was approximately $144.3 million less than the carrying amount of such debt. The fair value was estimated based on each debt instrument's market price as of December 31, 2001.

The Company recorded an extraordinary charge of $14.1 million, or $0.12 per share, in 2001 and an extraordinary gain of $0.5 million in 1999 pertaining to the early extinguishment of debt.

Cash interest payments were $204.8 million, $171.8 million and $186.1 million for 2001, 2000 and 1999, respectively.

Scheduled maturities were as follows:
2002	$ 71.6
2003	$ 209.1
2004	$ 10.8
2005	$ 454.0
2006	$ 263.9
Thereafter	$ 1,278.3

8. PENSION PLANS AND OTHER BENEFITS

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

The plans' assets consist mainly of corporate equity securities, United States government securities, corporate debt securities, international equity securities, real estate investment funds and units of participation in a collective short-term investment fund.

The Company also provides certain health care benefit plans for certain retired employees (Benefit Plans). The Benefit Plans may be either contributory or non-contributory and contain certain other cost-sharing features such as deductibles and coinsurance. The Benefit Plans are unfunded. Employees are not vested and such benefits are subject to change.

The following table sets forth pension and postretirement obligations as well as plan assets for the Company's defined benefit plans, based on a September 30 measurement date, as of December 31:
Pension Benefits	Other Benefits
	2001	2000	2001	2000
Change in benefit obligation:
Benefit obligation as of January 1	$ 370.4	$ 387.1	$ 186.7	$ 179.4
Service cost	8.0	8.0	1.9	2.0
Interest cost	28.2	26.6	13.5	13.4
Plan amendment	5.1	5.1	-	-
Effect of settlements	(0.6)	-	-	-
Actuarial loss	8.0	1.2	6.3	6.0
Benefits paid	(18.5)	(15.5)	(14.5)	(14.0)
Discontinued operations	-	(42.1)	-	-
Other	(3.4)	-	0.5	(0.1)
Benefit obligation as of December 31	$ 397.2	$ 370.4	$ 194.4	$ 186.7

Change in plan assets:
Fair value as of January 1	$ 407.4	$ 400.1	$ -	$ -
Actual return	(56.7)	46.8	-	-
Company contribution	3.8	19.0	13.9	13.6
Effect of settlements	(1.5)	-	-	-
Benefits paid	(18.5)	(15.5)	(14.5)	(14.0)
Discontinued operations	-	(41.0)	-	-
Other	(3.5)	(2.0)	0.6	0.4
Fair value as of December 31	$ 331.0	$ 407.4	$ -	$ -

Funded status of the plan	$ (66.2)	$ 37.0	$ (194.4)	$ (186.7)
Unrecognized net (gain) loss	73.6	(28.5)	0.1	(6.6)
Unrecognized transition asset	(0.7)	(1.0)	(1.3)	(1.4)
Unrecognized prior service benefit (cost)	22.4	20.8	(4.7)	(5.6)
Prepaid (accrued) benefit cost	$ 29.1	$ 28.3	$ (200.3)	$ (200.3)

Amounts recognized in the consolidated balance sheet:
Prepaid benefit cost	$ 55.1	$ 58.2	$ -	$ -
Accrued benefit liability	(71.0)	(36.4)	(200.3)	(200.3)
Intangible asset	20.0	6.5	-	-
Accumulated other comprehensive income	25.0	-	-	-
Total recognized	$ 29.1	$ 28.3	$ (200.3)	$ (200.3)

The discontinued operations amounts were attributable to the divestiture of Salt, which was completed in November 2001. The settlement amounts are also attributable to the divestiture of Salt (Note 4).

Amounts applicable to the Company's pension plan with accumulated benefit obligations and projected benefit obligations in excess of plan assets were as follows:
	2001	2000
Projected benefit obligation	$ 228.8	$ 157.6
Accumulated benefit obligation	$ 193.8	$ 122.6
Fair value of plan assets	$ 138.4	$ 105.9

In addition, amounts applicable to the Company's pension plan with only a projected benefit obligation in excess of plan assets were a projected benefit obligation of $27.2 million and fair value of plan assets of $25.3 million.

The Company's actuarial assumptions were as follows:
	Pension Benefits		Other Benefits
	2001	2000	2001	2000
Discount rate	7.40%	7.65%	7.50%	7.75%
Expected return on plan assets	9.39%	9.40%	-	-
Rate of compensation increase	4.68%	4.93%	-	-

For measurement purposes, a 6.9 percent annual rate of increase in the per capita cost of covered pre-65 health care benefits was assumed for 2001, decreasing gradually to 5.7 percent in 2004 and thereafter; and a 7.2 percent annual rate of increase in the per capita cost of covered post-65 health care benefits was assumed for 2001, decreasing gradually to 6.0 percent in 2004 and thereafter.

The components of net pension and other benefits costs were:
	Pension Benefits			Other Benefits
	2001	2000	1999	2001	2000	1999
Service cost for benefits earned during the year	$ 8.0	$ 8.0	$ 12.4	$ 1.9	$ 2.0	$ 2.6
Interest cost on projected benefit obligation	28.2	26.6	29.3	13.5	13.4	12.9
Return on plan assets	(36.9)	(32.1)	(33.6)	-	-	-
Net amortization and deferral	2.2	1.9	5.1	(1.7)	(1.4)	(0.9)
Curtailments and settlements	1.0	-	6.3	0.3	-	(0.7)
Net pension and other benefits expense	$ 2.5	$ 4.4	$ 19.5	$ 14.0	$ 14.0	$ 13.9

The assumed health care cost trend rate has a significant effect on the amounts reported. A one-percentage-point change in the assumed health care cost trend rate would have the following effects:
	One Percentage Point Increase	One Percentage Point Decrease
Effect on total service and interest cost components	$ 0.7	$ (0.7)
Effect on postretirement benefit obligation	$ 8.9	$ (8.5)

The Company has defined contribution and pre-tax savings plans (Savings Plans) for certain of its employees in the United States and Canada. Under each of the Savings Plans, participants are permitted to defer a portion of their compensation. Company contributions to the Savings Plans are based on a percentage of employee contributions. The Savings Plans for salaried and non-union hourly employees have a profit sharing feature. The Company contribution to the profit sharing feature is based on the employee's age and pay and the Company's financial performance. The expense attributable to these Savings Plans was $9.1 million, $8.8 million and $10.7 million in 2001, 2000 and 1999, respectively.

In addition, the Company provides benefits such as workers' compensation and disability to certain former or inactive employees after employment but before retirement.

9. INCOME TAXES

Two of the Company's three potash operations that are subject to Canadian taxes, IMC Canada Ltd. and IMC Potash Colonsay N.V., also are included in the United States federal income tax return filings along with other IMC entities included in the consolidated tax filing.

Deferred income taxes reflect the net tax effects of temporary differences between the amounts of assets and liabilities for accounting purposes and the amounts used for income tax purposes.

Significant components of the Company's deferred tax liabilities and assets as of December 31 were as follows:
	2001	2000
Deferred tax liabilities:
Property, plant and equipment	$ 441.2	$ 468.4
Partnership tax basis difference	125.0	125.0
Other liabilities	253.7	223.7
Total deferred tax liabilities	819.9	817.1
Deferred tax assets:
Alternative minimum tax credit carryforwards	154.7	155.3
Capital loss carryforwards	122.5	-
Net operating loss carryforwards	242.9	110.7
Postretirement and postemployment benefits	35.5	39.5
Foreign tax credit carryforwards	77.9	133.2
Reclamation and decommissioning accruals	31.6	38.3
Restructuring charges	90.6	104.7
Other assets	111.4	170.4
Subtotal	867.1	752.1
Valuation allowance	(209.4)	(142.2)
Total deferred tax assets	657.7	609.9
Net deferred tax liabilities	$ 162.2	$ 207.2

As of December 31, 2001, the Company had alternative minimum tax credit carryforwards of approximately $154.7 million, capital loss carryforwards of $306.3 million, net operating loss carryforwards of $607.3 million, foreign tax credit carryforwards of $77.9 million, investment tax credit and other general business credit carryforwards of $5.7 million and a carryover of charitable contributions of $0.5 million.

The alternative minimum tax credit carryforwards can be carried forward indefinitely. The capital loss carryforwards expire in 2007. The net operating loss carryforwards have expiration dates ranging from 2003 through 2021. The foreign tax credit carryforwards have expiration dates ranging from 2002 through 2006. The investment tax credit and other general business credit carryforwards have expiration dates ranging from 2002 through 2006. The charitable contributions carryover has an expiration date of 2005.

Due to the uncertainty of the realization of certain tax carryforwards, the Company has established a valuation allowance against these carryforward benefits in the amount of $209.4 million.

Some of these carryforward benefits may be subject to limitations imposed by the Internal Revenue Code. Except to the extent that valuation allowances have been established, the Company believes these limitations will not prevent the carryforward benefits from being realized.

A change in the tax law in December 1999 necessitated the recording in 1999 of a $125.0 million deferred tax liability for a tax basis difference related to the Company's investment in PLP.

The provision (benefit) for income taxes from continuing operations for the years ended December 31 consisted of the following:
	2001	2000	1999
Current:
Federal	$ -	$ -	$ 40.7
Foreign	50.0	44.0	73.5
	50.0	44.0	114.2
Deferred:
Federal	(55.4)	(17.5)	44.4
State and local	(6.5)	(5.4)	(6.6)
Foreign	9.1	25.7	(10.7)
	(52.8)	2.8	27.1
Provision (benefit) for income taxes	$ (2.8)	$ 46.8	$ 141.3

The components of earnings (loss) from continuing operations before income taxes, and the effects of significant adjustments to tax computed at the federal statutory rate, were as follows:
	2001	2000	1999
Domestic earnings (loss)	$ (148.9)	$ 2.1	$ (492.0)
Foreign earnings	118.2	129.0	101.2
Earnings (loss) from continuing operations before income taxes	$ (30.7)	$ 131.1	$ (390.8)
Computed tax at the federal statutory rate of 35%	$ (10.8)	$ 45.9	$ (136.8)
Foreign income and withholding taxes	38.0	35.7	49.0
Percentage depletion in excess of basis	(32.2)	(42.1)	(37.5)
Partnership tax basis difference	-	-	125.0
State income taxes, net of federal income tax benefit	(4.2)	(3.5)	(4.3)
Benefit of foreign sales corporation	(1.3)	(2.0)	(8.7)
Write-down and amortization of goodwill	3.0	3.1	158.4
Adjustment to prior year tax reserves	10.0	-	-
Other items (none in excess of 5% of computed tax)	(5.3)	9.7	(3.8)
Provision (benefit) for income taxes	$ (2.8)	$ 46.8	$ 141.3
Effective tax rate	n/m	35.7%	n/m

n/m - not meaningful

The Company has no present intention of remitting undistributed earnings of foreign subsidiaries aggregating $301.3 million as of December 31, 2001 and, accordingly, no deferred tax liability has been established relative to these earnings. If these amounts were not considered permanently reinvested, a deferred tax liability of $14.6 million would have been required.

Income taxes paid, net of refunds received, were $48.9 million, $28.0 million and $93.4 million for 2001, 2000 and 1999, respectively.

10. CAPITAL STOCK

Pursuant to a Stockholder Rights Plan adopted by the Company in May 1999, a dividend of one preferred stock purchase right (Right) for each outstanding share of common stock of the Company was issued on June 21, 1999 to stockholders of record on that date. The Stockholder Rights Plan replaced a prior plan that expired on June 21, 1999. Under certain conditions, each Right may be exercised to purchase one one-thousandth of a share of Series D Junior Participating Preferred Stock, par value $1 per share, at a price of $90, subject to adjustment. Each one one-thousandth share of this preferred stock is designed to participate in dividends and vote on essentially equivalent terms with a whole share of common stock. The Rights generally become exercisable apart from the common stock only if a person or group acquires 15 percent or more of the outstanding common stock, or commences a tender offer for 15 percent or more of the outstanding common stock. After the acquisition by a person or group of 15 percent or more of the outstanding common stock, or a tender offer for 15 percent or more of the outstanding common stock, each Right will entitle the holder (other than the person or group making the acquisition or tender offer, whose rights become null and void) to purchase, at the then-current exercise price of the Right, a number of shares of common stock having a market value at that time of twice the exercise price. If the Company is acquired in a merger or other business combination transaction, or 50 percent or more of its consolidated assets or earnings power are sold after a person or group has become the owner of 15 percent or more of the Company's outstanding common stock, each holder of a Right will have the right to receive, upon exercise of the Right, the number of shares of common stock of the acquiring company that at the time of the transaction will have a market value of two times the exercise price of the Right. The Rights may be redeemed at a price of $0.01 per Right under certain circumstances prior to their expiration on June 21, 2009. No event during 2001 made the Rights exercisable.

The Company may acquire shares of its stock on an ongoing basis, subject to the restrictions of the New Credit Facility and the indentures related to the Notes, and is authorized as of December 31, 2001 to purchase up to 4.5 million shares. In the first quarter of 2000, the Company's Board of Directors authorized the purchase of up to an additional 5.4 million shares through the use of the Forward executed by a third party financial institution. Under this authorization, the Company entered into a forward repurchase contract pursuant to which a financial institution purchased the entire 5.4 million shares during the first quarter of 2000. The Forward required the Company to: (i) repurchase the shares on or before March 18, 2002 at $14.73 per share; or (ii) provide for the public resale of those shares and either pay the difference between approximately $79.5 million and the net proceeds from that sale or issue to the financial institution additional shares of the Company's common stock to generate proceeds equal to such difference. See Note 16 for details related to the Company's settlement of this obligation.

Management considers market conditions, alternate uses of cash and shareholder returns, among other factors, when evaluating share repurchases.

11. STOCK PLANS

The Company has various stock option plans (Stock Plans) under which it may grant non-qualified stock options, stock appreciation rights (SARs) and restricted stock awards to officers and key managers of the Company, accounted for under APB No. 25, Accounting for Stock Issued to Employees, as amended. The Company also has a non-qualified stock option plan for non-employee directors. The Stock Plans, as amended, provide for the issuance of a maximum of 22.0 million shares of common stock of the Company, which may be authorized but unissued shares or treasury shares.

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

The 1996 long-term incentive plan (LTIP) was terminated in 2000. Under the LTIP, officers and key managers were awarded stock and/or cash upon achievement of specified objectives, generally over three-year periods. Final payouts were made at the discretion of the Compensation Committee of the Company's Board of Directors whose members were not participants in the LTIP. Approximately $4.9 million was charged to earnings in 1999, for performance awards earned for the relevant three-year period. There was no charge to earnings in 2001 and 2000.

There were no SARs granted in 2001, 2000 or 1999; a total of 26,586 SARs were exercised in 1999. For stock incentive units (SIUs), a total of 286 SIUs were exercised in 1999. There were no SARs or SIUs exercised in 2001 and 2000. When exercised, all SARs and SIUs are settled with cash payments to employees.

The following table summarizes stock option activity:
2001	2000	1999
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding as of January 1	11,041,369	$ 23.92	8,457,880	$ 27.30	7,354,816	$ 29.30
Granted	4,094,673	$ 11.99	3,411,265	$ 16.26	1,964,164	$ 20.88
Exercised	-	$ -	18,527	$ 12.65	84,143	$ 16.37
Cancelled	1,187,282	$ 19.55	809,249	$ 27.19	776,957	$ 31.37
Outstanding as of December 31	13,948,760	$ 20.79	11,041,369	$ 23.92	8,457,880	$ 27.30
Exercisable as of December 31	8,605,175	$ 25.48	7,350,663	$ 26.48	4,971,217	$ 29.03
Available for future grant as of December 31	4,549,504		2,486,683		5,088,699

Data related to significant option ranges, weighted average exercise prices and contract lives as of December 31, 2001 was as follows:
	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Options	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
$8.40 to $16.49	6,835,403	8 years	$ 13.20	1,899,369	$ 14.85
$16.50 to $24.99	3,551,783	5 years	$ 20.99	3,144,232	$ 20.93
$25.00 to $37.49	1,647,341	6 years	$ 31.03	1,647,341	$ 31.03
$37.50 to $40.88	1,914,233	5 years	$ 38.72	1,914,233	$ 38.72
	13,948,760	6 years	$ 20.79	8,605,175	$ 25.48

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

If the Company's stock option plans' compensation cost had been determined based on the fair value at the grant date for awards beginning in 1995, consistent with the provisions of SFAS No. 123, Accounting for Stock-Based Compensation, the Company's net loss and loss per share would have increased to the following pro forma amounts:
	2001	2000	1999
Net loss:
As reported	$ (66.5)	$ (345.0)	$ (773.3)
Pro forma	$ (73.0)	$ (354.3)	$ (783.5)
Diluted net loss per share:
As reported	$ (0.57)	$ (3.00)	$ (6.75)
Pro forma	$ (0.64)	$ (3.09)	$ (6.84)

For the pro forma disclosures, the estimated fair value of the options is amortized to expense over their vesting period. Weighted average fair values of options as of their grant date during 2001, 2000 and 1999 were $4.06, $4.82 and $7.91, respectively. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion the existing models do not provide a reliable single measure of the value of the employee stock options. The fair value of these options was estimated at the date of grant using the Black Scholes option pricing model using the following weighted average assumptions:
	2001	2000	1999
Expected dividend yield	1.28%	1.58%	0.95%
Expected stock price volatility	30.5%	28.4%	29.0%
Risk-free interest rate (7 year government)	4.9%	5.3%	6.6%
Expected life of options	6 years	6 years	6 years

12. COMMITMENTS

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

A schedule of future minimum long-term purchase commitments, based on December 31, 2001 market prices, and minimum lease payments under non-cancelable operating leases as of December 31, 2001 follows:
	Purchase Commitments	Operating Leases
2002	$ 176.6	$ 22.6
2003	32.9	18.7
2004	10.0	16.8
2005	9.0	11.5
2006	3.4	6.6
Subsequent years	7.6	16.5
	$ 239.5	$ 92.7

Rental expense for 2001, 2000 and 1999 amounted to $26.6 million, $19.8 million and $25.6 million, respectively.

International Minerals & Chemical (Canada) Global Limited, a wholly-owned subsidiary of the Company, is committed under a service agreement with Potash Corporation of Saskatchewan Inc. (PCS) to produce annually from mineral reserves specified quantities of potash for a fixed fee plus a pro rata share of total production and capital costs at the potash mines located at Esterhazy, Saskatchewan. In June 2001, this agreement was automatically extended for another five-year period. The current agreement extends through June 30, 2006 and is renewable at the option of PCS for four additional five-year periods. Potash to be produced for PCS may, at the option of PCS, amount to an annual maximum of approximately 1.1 million tons and a minimum of approximately 0.5 million tons per year. Production of potash for PCS amounted to approximately 0.9 million tons in 2001 and 0.8 million tons in 2000 and 1999. These tonnages represented 25 percent, 21 percent and 24 percent of the Esterhazy mines' total tons produced in 2001, 2000 and 1999, respectively.

In November 1998, PhosChem, of which IMC Phosphates is a member, reached a two-year agreement through the year 2000 to supply DAP to the China National Chemicals Import and Export Corporation (Sinochem). In September 2000, Sinochem exercised its option to extend the agreement until December 31, 2002. This agreement was subsequently replaced by agreement of both parties in December 2001 for shipments in 2002. In December 2001, PhosChem also reached a one-year agreement through the year 2002 to supply DAP to the China National Agricultural Means of Production Group Corporation (CNAMPGC). Under each of the contracts' terms, Sinochem and CNAMPGC will receive monthly shipments at prices reflecting the market price at the time of shipment. Sinochem and CNAMPGC are both state companies with government authority for the import of fertilizers into China.

13. CONTINGENCIES

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

Pine Level Property Reserves

In October 1996, IMC Phosphates signed an agreement with Consolidated Minerals, Inc. (CMI) for the purchase of real property, Pine Level, containing approximately 100.0 million tons of phosphate rock reserves. In connection with the purchase, IMC Phosphates agreed to obtain all environmental, regulatory and related permits necessary to commence mining on the property.

Within five years from the date of this agreement, IMC Phosphates was required to provide notice to CMI regarding one of the following: (i) whether IMC Phosphates obtained the permits necessary to commence mining any part of the property; (ii) whether IMC Phosphates wished to extend the permitting period for an additional three years (Extension Option); or (iii) whether IMC Phosphates wished to decline to extend the permitting period. When the permits necessary to commence mining the property have been obtained, IMC Phosphates is obligated to pay CMI an initial royalty payment of $28.9 million (Initial Royalty). In addition to the Initial Royalty, IMC Phosphates is required to pay CMI a mining royalty on phosphate rock mined from the property to the extent the permits are obtained. In October 2001, IMC Phosphates and CMI executed a contract extension to delay payment on the Extension Option until January 2002. In January 2002, IMC Phosphates exercised the Extension Option, at a cost of $7.2 million, plus interest charges, which will be applied toward the Initial Royalty.

USAC Contract

In March 1994, IMC Phosphates signed an agreement with U.S. Agri-Chemicals (USAC) to supply phosphate rock until 2004. In November 1999, IMC Phosphates and USAC signed an agreement to extend the term until September 2014 (Extended Term), with an option for a second extension through September 2024 (New Extended Term). As part of the new agreement, USAC paid $57.0 million (Near Term Payment), plus interest charges, to IMC Phosphates during the year 2000. In the event IMC Phosphates and USAC fail to reach agreement on the New Extended Term pricing, either party may elect to terminate the agreement with regard to the New Extended Term. In addition, if IMC Phosphates is unable to secure a new supply of phosphate rock by permitting new mines at Ona or Pine Level to support volumes required in the Extended Term, it can elect to terminate the New Extended Term. In the event the agreement is terminated during the Extended Term or New Extended Term, IMC Phosphates may be required to refund a prorated share of the Near Term Payment.

Environmental Matters

The Company has contingent environmental liabilities that arise from three sources: (i) facilities currently or formerly owned by the Company or its predecessors; (ii) facilities adjacent to currently or formerly owned facilities; and (iii) third-party Superfund sites.

At facilities currently or formerly owned by the Company or its corporate predecessors, including FTX, PLP and their corporate predecessors, the historical use and handling of regulated chemical substances, crop and animal nutrients and additives as well as by-product or process tailings have resulted in soil, surface water and groundwater contamination. Spills or other releases of regulated substances have occurred previously at these facilities, and potentially could occur in the future, possibly requiring the Company to undertake or fund cleanup. In some instances, the Company has agreed, pursuant to consent orders or agreements with the appropriate governmental agencies, to undertake certain investigations, which currently are in progress, to determine whether remedial action may be required to address contamination. At other locations, the Company has entered into consent orders or agreements with appropriate governmental agencies to perform required remedial activities that will address identified site conditions. Taking into consideration established accruals, expenditures for these known conditions currently are not expected, individually or in the aggregate, to be material. However, material expenditures by the Company could be required in the future to remediate the contamination at these or at other current or former sites.

In September 1999, Salt terminated operations at its salt solution mining and steam extraction facility in Hutchinson, Kansas. Groundwater beneath that facility contains elevated levels of chloride, which could be derived from a number of potential sources in Hutchinson including natural mineral intrusion, Salt's operations and other industrial operations. Effective January 8, 2001, Salt entered into a Consent Order with the Kansas Department of Health and the Environment to conduct a Comprehensive Investigation/Corrective Action Study (CI/CAS) to evaluate the nature, extent and source of this chloride contamination. The results of the CI/CAS were submitted to the state of Kansas (State) in a report suggesting that Salt's operations may not be primarily responsible for elevated chloride levels. The Company retained this facility in connection with its sale of Salt. Because the Company has not yet met with the State to discuss the CI/CAS, the Company is unable to determine what remedial action ultimately may be required. Nevertheless, taking into account established accruals, expenditures to address this facility currently are not expected to be material.

After the Company successfully deconstructed its former crop nutrients production facility in Spartanburg, South Carolina, the EPA performed an expanded site investigation. Based on the results of such investigation, the EPA did not include the facility on the Superfund National Priorities List. The Company signed an Administrative Order on Consent under Superfund and has taken initial steps to perform a Remedial Investigation/Feasibility Study to evaluate whether any additional remedial activities will be required at the facility. Until such study has been completed and approved by the EPA, the Company will be unable to determine the final cost of any remedial actions that may ultimately be required. Nevertheless, taking into account established accruals, expenditures to address this facility currently are not expected to be material. On August 31, 2000, approximately 1,200 current or former neighbors of the Spartanburg facility filed individual claims against the Company for alleged personal injury, wrongful death, fear of disease, property damage and violation of civil rights related to former facility operations at the site (Adams et al. vs. IMC Global Inc. et al., U.S. District Court, District of South Carolina). On January 9, 2001, the suit was dismissed, without prejudice, for failure to state a claim. On April 5, 2001, approximately 900 neighbors re-filed individual claims against the Company. The Company is vigorously defending this litigation.

In a limited number of cases, the Company's current or former operations also allegedly resulted in soil, surface water or groundwater contamination to neighboring off-site areas or third-party facilities. On September 13, 1999, four plaintiffs from Lakeland, Florida filed a class-action lawsuit against Agrico Chemical Company (Agrico), FTX, PLP and a number of unrelated defendants (Moore et al. vs. Agrico Chemical Company et al., Circuit Court of the Tenth Judicial Circuit, Polk County Florida). The suit sought unspecified compensation for alleged property damage, medical monitoring, remediation of an alleged public health hazard and other damages purportedly arising from operation of the neighboring crop nutrients and crop protection chemical facilities. Agrico owned the Landia portion of these facilities for approximately 18 months during the mid-1970s. On August 7, 2001, the court entered an order certifying the settlement class, granting final approval of class settlement and granting dismissal of the claims with prejudice. Agrico, FTX and PLP funded their portion of the final settlement which was not considered to be material. On September 25, 2001, the court approved the share allocation report and directed distribution of the settlement funds. As a result, these claims have been dismissed and the Company's involvement in this litigation has been terminated. Concurrent with the litigation, the EPA has determined that remediation of on-site and off-site contamination is necessary. Pursuant to an indemnification agreement with the Company, The Williams Companies have been participating in remediation efforts required by the EPA at the Landia site and have assumed responsibility for any on-site remedial costs that Agrico might incur.

In August 2001, plaintiffs served the fertilizer operations of International Minerals and Chemical Corporation, the Company's predecessor, in eleven lawsuits in the Circuit Court for Polk County, Florida. Similar to actions that were filed and dismissed in 1998, these suits allege that, when mining phosphate, IMC and other named defendants brought uranium and other naturally occurring radioactive materials to the ground surface, then failed to return those materials below ground during reclamation. According to the plaintiffs, these actions increased ambient radiation levels. IMC then sold the mined-out property to developers for residential housing. The plaintiffs contend that IMC had a duty to warn subsequent residential property owners about the consequences of its mining and reclamation activities, that IMC's failure to provide such warnings amounted to fraud or negligent misrepresentation and that IMC's mining and reclamation practices were negligent and in violation of state standards. The plaintiffs also filed claims against the Florida Phosphate Council, a trade association, alleging that the council concealed information about the existence of radioactive contamination on reclaimed mining land. The plaintiffs seek to recover compensation for cleanup costs to reduce radiation levels on their property to background levels, damages for reduced property values allegedly resulting from increased radiation levels in and around their homes and damages resulting from public fear of radiation contamination. Because identical complaints have previously been dismissed and taking into account established accruals, expenditures to address this litigation currently are not expected to be material. The Company intends to vigorously contest each of these lawsuits.

On March 28, 2001, and again on April 25, 2001, plaintiffs from Pensacola, Florida filed class-action lawsuits against Agrico, a subsidiary of PLP (and, solely in the case of the latter action, also directly against the Company) and a number of unrelated defendants (First action - Samples et al. vs. Conoco Inc. et al., Second Action - Williams et al. vs. Conoco Inc., both in the Circuit Court of the First Judicial Circuit, Escambia County Florida). The former action primarily seeks unspecified compensation for alleged diminution in property value, loss of use of groundwater, restoration costs, unjust enrichment and other damages purportedly arising from releases to groundwater occurring at the Agrico Superfund site in Pensacola, Florida. The latter action asserts a state law claim seeking medical monitoring as a result of such releases. As a division of Conoco Inc. and then as a subsidiary of The Williams Companies, Agrico owned and operated this facility for a number of years to produce crop nutrients and crop nutrient-related materials. The Company intends to vigorously contest these actions and to seek any indemnification to which the Company may be entitled. Under a Superfund consent decree, Conoco Inc. and The Williams Companies have completed soil stabilization and capping at this site and are continuing to conduct groundwater monitoring. Pursuant to an indemnification agreement with the Company, The Williams Companies have assumed responsibility for any on-site remedial costs that Agrico might incur.

Superfund and equivalent state statutes, impose liability without regard to fault or to the legality of a party's conduct, on certain categories of persons who are considered to have contributed to the release of "hazardous substances" into the environment. Under Superfund, or its various state analogues, one party may, under certain circumstances, be required to bear more than its proportionate share of cleanup costs at a site where it has liability if payments cannot be obtained from other responsible parties. Currently, the Company is involved or concluding involvement at less than five Superfund or equivalent state sites. The Company's remedial liability from these sites, either alone or in the aggregate, is not expected to have a material adverse effect on the Company's business or financial condition. As more information is obtained regarding these sites and the potentially responsible parties involved, this expectation could change.

Finally, through the FTX Merger, the Company assumed responsibility for contamination and environmental impacts at a significant number of oil and gas facilities that were operated by FTX, PLP or their predecessors. The Company is currently involved in two such claims, which allege contamination resulting from disposal of oil and gas residual materials. The Company intends to vigorously contest these claims The Company's liability for these claims, either individually or in the aggregate, taking into account established accruals, is not expected to have a material adverse effect on the Company's business or financial condition. As more information is obtained regarding these claims or as new claims arise, this expectation could change.

The Company believes that, pursuant to several indemnification agreements, it is entitled to at least partial, and in many instances complete, indemnification for the costs that may be expended by the Company to remedy environmental issues at certain facilities. These agreements address issues that resulted from activities occurring prior to the Company's acquisition of facilities or businesses from parties including ARCO (BP); Beatrice Fund for Environmental Liabilities; Conoco Inc.; Conserv; Estech, Inc.; Kaiser Aluminum & Chemical Corporation; Kerr-McGee Inc.; PPG Industries, Inc.; The Williams Companies and certain other private parties. The Company has already received and anticipates receiving amounts pursuant to the indemnification agreements for certain of its expenses incurred to date as well as future anticipated expenditures.

Salt and Ogden Litigation

On or about August 25, 2001, a lawsuit styled Madison Dearborn Partners, LLC vs. IMC Global Inc. was commenced by plaintiff Madison Dearborn Partners, LLC (MDP) in the Circuit Court of Cook County, Illinois alleging that the Company breached a letter of intent for the sale of the Salt and Ogden businesses to MDP. The complaint seeks in the alternative specific performance or damages in excess of $100,000. In its first amended complaint (filed on September 25, 2001) MDP added IMC Salt Inc. and more than a dozen subsidiaries of the Company as "Interested Parties" that MDP alleges would have been purchased but for the Company's alleged breach of contract. On January 25, 2002, the court dismissed IMC Salt Inc. and the subsidiaries from the action, but allowed discovery to proceed on the issues alleged in the first amended complaint. Both the Company and MDP have initiated discovery, which is currently ongoing. The Company believes that the suit is without merit and intends to vigorously defend this action.

Other

Most of the Company's export sales of phosphate and potash crop nutrients as well as soda ash are marketed through three North American export associations, PhosChem, Canpotex and ANSAC, respectively. As a member, the Company or its subsidiaries are, subject to certain conditions, contractually obligated to reimburse the export associations for its pro rata share of any losses or other liabilities incurred. There were no such operating losses or other liabilities in 2001, 2000 or 1999. The Company's share of these liabilities include guarantees of certain indebtedness of the export associations. As of December 31, 2001, the aggregate amount of such guarantees amounted to $25.3 million. The Company also incurs certain long-term liabilities, primarily in its Florida mining operations, where to obtain necessary permits, it must either pass a test of financial strength or provide credit support, typically surety bonds. As of December 31, 2001, the Company had $88.5 million in surety bonds outstanding which mature over the course of 2002, and did not meet the financial strength test for an additional $92.6 million of such liabilities. There can be no assurance that the Company will be able to renew outstanding surety bonds as they mature. The Company anticipates that it will be able to satisfy applicable credit support requirements without disrupting normal business operations.

The Company also has certain other contingent liabilities with respect to litigation and claims to third parties arising in the ordinary course of business. The Company does not believe that any of these contingent liabilities will have a material adverse impact on the Company's business or financial condition.

14. OPERATING SEGMENTS

The Company's reportable segments are strategic business units that offer different products and services. They are managed separately because each business requires different technology and marketing strategies.

As of December 31, 2001, the Company had two reportable segments: PhosFeed and Potash. The Company produces and markets phosphate crop nutrients and animal feed products through the PhosFeed business unit. Potash crop nutrients and industrial grade potash are produced and marketed through the Potash business unit.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. All intersegment sales prices are market-based. The Company evaluates performance based on operating earnings of the respective business units.

Segment information for the years 2001, 2000 and 1999 was as followsa:
	PhosFeed	Potash	Other	Total
2001
Net sales from external customers	$1,171.3	$ 787.4	$ -	$1,958.7
Intersegment net sales	74.6	23.8	-	98.4
Gross margins b	7.2	207.2	(25.5)	188.9
Operating earnings (loss) c	(44.4)	186.8	(46.3)	96.1
Depreciation, depletion and amortization	78.2	56.7	30.7	165.6
Total assets	1,737.8	1,143.2	1,367.9	4,248.9
Capital expenditures	82.1	39.9	1.1	123.1
2000
Net sales from external customers	$1,247.1	$ 848.8	$ -	$2,095.9
Intersegment net sales	73.4	22.2	-	95.6
Gross margins	102.0	251.6	(24.9)	328.7
Operating earnings (loss)d	58.3	236.5	(67.6)	227.2
Depreciation, depletion and amortization	84.3	55.6	31.7	171.6
Total assets	1,668.2	1,234.1	1,359.3	4,261.6
Capital expenditures	75.3	39.9	2.9	118.1
1999
Net sales from external customers	$1,496.5	$ 787.0	$ (0.6)	$2,282.9
Intersegment net sales	94.5	43.3	-	137.8
Gross marginse	254.7	229.8	(45.1)	439.4
Operating earnings (loss)f	88.3	192.3	(564.3)	(283.7)
Depreciation, depletion and amortization	75.3	58.4	47.3	181.0
Total assets	1,741.1	1,049.1	2,405.7	5,195.9
Capital expenditures	94.9	82.6	25.1	202.6

a The operating results of Chemicals, Salt, Ogden, AgriBusiness and the oil and gas business have not been included in the segment information above as these businesses are classified as discontinued operations. However, the assets of these discontinued businesses are included as part of Total assets in the Other column (Note 4).

b Gross margins for PhosFeed include $2.4 million of special charges related to the write-off of certain deferred costs which had no future benefit based on the Company's current operating plan.

c Operating earnings (loss) for PhosFeed, Potash and Other include special charges of $11.6 million, $0.8 million and $1.0 million, respectively (Note 3).

d Operating earnings (loss) for PhosFeed include $1.2 million of restructuring activity (Note 3).

e Includes special charges of $35.8 million related to the Rightsizing Program as well as additional asset write-offs and environmental accruals.

f Includes special charges of $651.7 million related to the Rightsizing Program, additional asset write-offs and environmental accruals as well as the goodwill write-down.

Financial information relating to the Company's operations by geographic area was as follows:
	2001	2000	1999
Net Salesa
United States	$ 949.3	$1,011.2	$1,041.6
China	164.2	270.3	363.6
Other	548.2	510.3	602.5
Consolidated	$1,661.7	$1,791.8	$2,007.7

a Revenues are attributed to countries based on location of customer. Sales through Canpotex, one of the export associations used by the Company have been allocated based on the Company's share of total Canpotex sales. Amounts reflect continuing operations and represent sales before the reclassification of shipping and handling costs of $297.0 million, $304.1 million and $275.2 million in 2001, 2000 and 1999, respectively, in accordance with EITF No. 00-10, Accounting for Shipping and Handling Fees and Costs.

	2001b	2000b	1999b
Long-Lived Assets
United States	$2,566.4	$2,516.5	$3,063.0
Canada	384.9	400.3	638.9
Other	-	-	264.6
Consolidated	$2,951.3	$2,916.8	$3,966.5

b Excludes net assets of discontinued operations held for sale (Note 4).

15. CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

Payment of the Notes and the November Note Offering, described in more detail in Note 7, is fully and unconditionally guaranteed by the Company and certain of the Company's restricted subsidiaries (as defined in the Notes indenture) and is also guaranteed, on a limited basis, by IMC Phosphates and PLP.

The following tables present condensed consolidating financial information for the guarantors of the Notes. The following condensed consolidating financial information has been prepared using the equity method of accounting in accordance with the requirements for presentation of this information.

___________________________________________________________________________________________________________________________________________

Consolidating Statement of Operations
 In millions

	IMC Global Inc. (Parent)	Phosphate Resource Partners Limited Partnership	IMC Phosphates Company	Wholly-owned Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
For the year ended December 31, 2001
Net sales	$ 0.8	$ -	$ 1,171.4	$ 1,398.0	$ 465.7	$(1,077.2)	$ 1,958.7
Cost of goods sold	12.1	-	1,163.6	1,197.8	353.3	(957.0)	1,769.8
Gross margins	(11.3)	-	7.8	200.2	112.4	(120.2)	188.9
Selling, general and administrative expenses	0.2	10.7	42.4	62.5	22.5	(56.5)	81.8
Restructuring activity	-	-	9.2	1.8	-	-	11.0
Operating earnings (loss)	(11.5)	(10.7)	(43.8)	135.9	89.9	(63.7)	96.1
Equity in earnings (loss) of subsidiaries/affiliates	48.7	(18.4)	-	69.1	-	(99.4)	-
Interest expense	107.5	34.1	19.9	38.3	4.4	(51.9)	152.3
Other (income) expense, net	(5.4)	8.1	8.4	3.2	(11.0)	11.9	15.2
Minority interest	(40.8)	-	-	0.1	-	-	(40.7)
Earnings (loss) from continuing operations before income taxes	(24.1)	(71.3)	(72.1)	163.4	96.5	(123.1)	(30.7)
Provision (benefit) for income taxes	(1.0))	-	-	45.6	27.0	(74.4)	(2.8)
Earnings (loss) from continuing operations	(23.1)	(71.3)	(72.1)	117.8	69.5	(48.7)	(27.9)
Earnings (loss) from discontinued operations	(6.3)	-	-	-	-	6.3	-
Earnings (loss) before extraordinary item and cumulative effect of a change in accounting principle	(29.4)	(71.3)	(72.1)	117.8	69.5	(42.4)	(27.9)
Extraordinary charge - debt retirement	(12.6)	-	-	(1.5)	-	-	(14.1)
Cumulative effect of a change in accounting principle	(24.5)	-	-	-	-	-	(24.5)
Net earnings (loss)	$ (66.5)	$ (71.3)	$ (72.1)	$ 116.3	$ 69.5	$ (42.4)	$ (66.5)

___________________________________________________________________________________________________________________________________________

Consolidating Statement of Operations
 In millions

	IMC Global Inc. (Parent)	Phosphate Resource Partners Limited Partnership	IMC Phosphates Company	Wholly-owned Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
For the year ended December 31, 2000
Net sales	$ 1.3	$ -	$ 1,246.8	$ 1,367.1	$ 494.9	$(1,014.2)	$ 2,095.9
Cost of goods sold	13.5	-	1,144.9	1,128.7	393.2	(913.1)	1,767.2
Gross margins	(12.2)	-	101.9	238.4	101.7	(101.1)	328.7
Selling, general and administrative expenses	1.3	10.9	44.9	77.3	22.2	(53.9)	102.7
Restructuring activity	-	-	(1.2)	-	-	-	(1.2)
Operating earnings (loss)	(13.5)	(10.9)	58.2	161.1	79.5	(47.2)	227.2
Equity in earnings (loss) of subsidiaries/affiliates	221.2	28.9	-	46.9	-	(297.0)	-
Interest expense	75.3	35.5	13.5	38.2	16.9	(66.8)	112.6
Other (income) expense, net	5.4	1.6	3.0	(28.0)	(10.3)	24.2	(4.1)
Minority interest	(13.6)	-	-	1.2	-	-	(12.4)
Earnings (loss) from continuing operations before income taxes	140.6	(19.1)	41.7	196.6	72.9	(301.6)	131.1
Provision (benefit) for income taxes	50.1	-	-	70.1	26.0	(99.4)	46.8
Earnings (loss) from continuing operations	90.5	(19.1)	41.7	126.5	46.9	(202.2)	84.3
Earnings (loss) from discontinued operations	(435.5)	-	-	-	-	6.2	(429.3)
Net earnings (loss)	$ (345.0)	$ (19.1)	$ 41.7	$ 126.5	$ 46.9	$ (196.0)	$ (345.0)

___________________________________________________________________________________________________________________________________________

Consolidating Statement of Operations
In millions

	IMC Global Inc. (Parent)	Phosphate Resource Partners Limited Partnership	IMC Phosphates Company	Wholly-owned Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
For the year ended December 31, 1999
Net sales	$ 0.4	$ -	$ 1,511.4	$ 1,346.1	$ 739.6	$(1,314.6)	$ 2,282.9
Cost of goods sold	22.7	-	1,256.9	1,094.7	633.0	(1,163.8)	1,843.5
Gross margins	(22.3)	-	254.5	251.4	106.6	(150.8)	439.4
Selling, general and administrative expenses	19.6	9.2	44.0	93.4	59.9	(98.3)	127.8
Goodwill write-down	432.0	-	-	1.8	87.5	(89.3)	432.0
Restructuring activity	5.9	-	122.2	35.4	17.4	(17.6)	163.3
Operating earnings (loss)	(479.8)	(9.2)	88.3	120.8	(58.2)	54.4	(283.7)
Equity in earnings (loss) of subsidiaries/affiliates	(131.6)	49.6	-	(82.0)	-	164.0	-
Interest expense	37.4	34.4	13.5	85.6	15.1	(74.6)	111.4
Other (income) expense, net	(9.3)	(0.3)	(8.3)	(7.0)	(1.1)	21.8	(4.2)
Minority interest	(4.7)	-	-	2.1	-	2.5	(0.1)
Earnings (loss) from continuing operations before income taxes	(634.8)	6.3	83.1	(41.9)	(72.2)	268.7	(390.8)
Provision (benefit) for income taxes	44.7	-	-	(15.9)	6.0	106.5	141.3
Earnings (loss) from continuing operations	(679.5)	6.3	83.1	(26.0)	(78.2)	162.2	(532.1)
Loss from discontinued operations	(100.4)	(27.4)	-	-	-	(106.4)	(234.2)
Earnings (loss) before extraordinary item and cumulative effect of a change in accounting principle	(779.9)	(21.1)	83.1	(26.0)	(78.2)	55.8	(766.3)
Extraordinary gain - debt retirement	0.5	-	-	-	-	-	0.5
Cumulative effect of a change in accounting principle	6.1	(2.6)	(6.2)	(7.3)	-	2.5	(7.5)
Net earnings (loss)	$ (773.3)	$ (23.7)	$ 76.9	$ (33.3)	$ (78.2)	$ 58.3	$ (773.3)

___________________________________________________________________________________________________________________________________________

Consolidating Balance Sheet
In millions

	IMC Global Inc. (Parent)	Phosphate Resource Partners Limited Partnership	IMC Phosphates Company	IMC Phosphates MP Inc.	Wholly-owned Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
As of December 31, 2001
Assets
Current assets:
Cash and cash equivalents	$ 233.0	$ -	$ 0.9	$ 0.1	$ 7.8	$ 6.9	$ -	$ 248.7
Restricted cash	374.0	-	-	-	-	-	-	374.0
Receivables, net	(0.1)	-	138.9	153.4	105.9	30.1	(210.6)	217.6
Due from affiliates	72.0	54.9	-	0.8	539.2	156.9	(823.8)	-
Inventories, net	(2.2)	-	178.2	-	143.2	21.1	(48.0)	292.3
Other current assets	14.1	-	4.6	-	5.2	2.2	(5.5)	20.6
Total current assets	690.8	54.9	322.6	154.3	801.3	217.2	(1,087.9)	1,153.2

Property, plant and equipment, net	186.1	-	1,377.0	-	668.2	195.6	(118.3)	2,308.6
Due from affiliates	1,416.8	-	11.1	-	227.8	68.5	(1,724.2)	-
Investment in subsidiaries/affiliates	614.5	258.8	-	-	2,795.8	(251.3)	(3,417.8)	-
Other assets	495.5	0.9	44.9	11.1	337.7	34.4	(137.4)	787.1
Total assets	$ 3,403.7	$ 314.6	$ 1,755.6	$ 165.4	$ 4,830.8	$ 264.4	$ (6,485.6)	$ 4,248.9

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 1.4	$ 1.4	$ 101.0	$ -	$ 60.7	$ 21.4	$ (35.6)	$ 150.3
Accrued liabilities	95.5	4.1	84.9	7.8	66.4	13.0	(29.6)	242.1
Due to bondholders	305.4	-	-	-	-	-	-	305.4
Due to (from) affiliates	0.3	17.2	151.2	60.1	867.5	(82.2)	(1,014.1)	-
Short-term debt and current maturities of long-term debt	5.5	-	13.2	-	62.4	3.8	(9.5)	75.4
Total current liabilities	408.1	22.7	350.3	(67.9)	1,057.0	(44.0)	(1,088.8)	773.2

Due to (from) affiliates	122.8	-	116.1	-	876.8	54.3	(1,170.0)	-
Long-term debt, less current maturities	2,018.2	508.4	280.7	-	5.8	0.2	(597.2)	2,216.1
Other noncurrent liabilities	178.5	114.3	118.8	110.9	131.1	72.9	(16.9)	709.6
Common equity forwards	9.3	-	-	-	-	-	-	9.3
Stockholders' equity (deficit)	666.8	(330.8)	889.7	(13.4)	2,760.1	181.0	(3,612.7)	540.7
Total liabilities and stockholders' equity	$ 3,403.7	$ 314.6	$ 1,755.6	$ 165.4	$ 4,830.8	$ 264.4	$ (6,485.6)	$ 4,248.9

___________________________________________________________________________________________________________________________________________

Consolidating Balance Sheet
In millions

	IMC Global Inc. (Parent)	Phosphate Resource Partners Limited Partnership	IMC Phosphates Company	IMC Phosphates MP Inc.	Wholly-owned Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
As of December 31, 2000
Assets
Current assets:
Cash and cash equivalents	$ 70.6	$ -	$ 7.0	$ 0.2	$ 3.0	$ 3.7	$ -	$ 84.5
Receivables, net	21.3	-	14.4	44.4	138.1	61.4	(244.6)	35.0
Due (to) from affiliates	(21.5)	41.5	-	38.5	567.4	193.1	(819.0)	-
Note receivable from affiliate	47.5	-	-	-	-	-	-	47.5
Inventories, net	(2.2)	-	221.1	-	201.0	59.2	(146.5)	332.6
Other current assets	87.3	-	6.1	0.7	7.6	1.6	(10.0)	93.3
Total current assets	203.0	41.5	248.6	83.8	917.1	319.0	(1,220.1)	592.9

Property, plant and equipment, net	190.4	-	1,363.7	-	846.9	535.3	(590.5)	2,345.8
Net assets of discontinued operations held for sale	-	-	-	-	-	-	751.9	751.9
Due from affiliates	1,307.6	-	-	-	113.9	76.8	(1,498.3)	-
Investment in subsidiaries/affiliates	1,255.7	293.8	-	-	1,905.5	301.0	(3,756.0)	-
Other assets	448.6	0.9	42.0	-	526.0	(31.0)	(415.5)	571.0
Total assets	$ 3,405.3	$ 336.2	$ 1,654.3	$ 83.8	$ 4,309.4	$ 1,201.1	$(6,728.5)	$ 4,261.6

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 4.5	$ 1.9	$ 146.7	$ -	$ 118.5	$ 46.7	$ (117.0)	$ 201.3
Accrued liabilities	78.7	8.0	76.5	10.9	72.9	23.3	(58.6)	211.7
Due to affiliates	392.9	5.5	113.2	-	462.8	51.9	(1,026.3)	-
Short-term debt and current maturities of long-term debt	202.1	-	10.4	-	4.2	10.3	(9.5)	217.5
Total current liabilities	678.2	15.4	346.8	10.9	658.4	132.2	(1,211.4)	630.5

Due to (from) affiliates	(66.2)	-	91.7	-	1,043.1	60.6	(1,129.2)	-
Long-term debt, less current maturities	1,739.0	468.2	71.7	-	143.2	77.3	(356.3)	2,143.1
Other noncurrent liabilities	320.2	108.4	141.9	73.0	131.2	71.6	(33.7)	812.6
Stockholders' equity (deficit)	734.1	(255.8)	1,002.2	(0.1)	2,333.5	859.4	(3,997.9)	675.4
Total liabilities and stockholders' equity	$ 3,405.3	$ 336.2	$ 1,654.3	$ 83.8	$ 4,309.4	$ 1,201.1	$(6,728.5)	$ 4,261.6

___________________________________________________________________________________________________________________________________________

Consolidating Statement of Cash Flows
 In millions

	IMC Global Inc. (Parent)	Phosphate Resource Partners Limited Partnership	IMC Phosphates Company	IMC Phosphates MP Inc.	Wholly-owned Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
For the year ended December 31, 2001
Cash Flows from Operating Activities
Net cash provided by (used in) operating activities	$ (443.9)	$ (40.2)	$ (125.1)	$ (0.1)	$ 149.0	$ 119.1	$ 184.4	$ (156.8)

Cash Flows from Investing Activities
Capital expenditures	-	-	(81.8)	-	(64.9)	(33.1)	56.7	(123.1)
Proceeds from divestitures	624.3	-	-	-	-	-	-	624.3
Other	-	-	1.0	-	-	0.5	-	1.5
Net cash provided by (used in) investing activities	624.3	-	(80.8)	-	(64.9)	(32.6)	56.7	502.7
Net cash provided (used) before financing activities	180.4	(40.2)	(205.9)	(0.1)	84.1	86.5	241.1	345.9

Cash Flows from Financing Activities
Payments of long-term debt	(825.4)	(0.2)	(10.4)	-	(77.9)	(78.0)	9.5	(982.4)
Proceeds from issuance of long-term debt, net	1,404.5	40.4	210.2	-	-	-	(250.6)	1,404.5
Changes in short-term debt, net	(202.6)	-	-	-	(1.4)	(5.3)	-	(209.3)
Restricted cash	(374.0)	-	-	-	-	-	-	(374.0)
Cash dividends paid	(17.5)	-	-	-	-	-	-	(17.5)
Other	(3.0)	-	-	-	-	-	-	(3.0)
Net cash provided by (used in) financing activities	(18.0)	40.2	199.8	-	(79.3)	(83.3)	(241.1)	(181.7)

Net change in cash and cash equivalents	162.4	-	(6.1)	(0.1)	4.8	3.2	-	164.2
Cash and cash equivalents - beginning of year	70.6	-	7.0	0.2	3.0	3.7	-	84.5
Cash and cash equivalents - end of year	$ 233.0	$ -	$ 0.9	$ 0.1	$ 7.8	$ 6.9	$ -	$ 248.7

___________________________________________________________________________________________________________________________________________

Consolidating Statement of Cash Flows
 In millions

	IMC Global Inc. (Parent)	Phosphate Resource Partners Limited Partnership	IMC Phosphates Company	IMC Phosphates MP Inc.	Wholly-owned Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
For the year ended December 31, 2000
Cash Flows from Operating Activities
Net cash provided by (used in) operating activities	$ 233.4	$ (41.9)	$ 211.4	$ (2.4)	$ 94.6	$ 27.1	$ (158.8)	$ 363.4

Cash Flows from Investing Activities
Capital expenditures	-	-	(75.3)	-	(54.3)	(17.0)	28.5	(118.1)
Other	-	-	3.2	-	-	1.2	-	4.4
Net cash provided by (used in) investing activities	-	-	(72.1)	-	(54.3)	(15.8)	28.5	(113.7)
Net cash provided (used) before financing activities	233.4	(41.9)	139.3	(2.4)	40.3	11.3	(130.3)	249.7

Cash Flows from Financing Activities
Payments of long-term debt	(666.4)	(13.6)	(137.0)	-	(4.9)	(46.9)	149.8	(719.0)
Proceeds from issuance of long-term debt, net	528.1	25.4	-	-	-	17.9	(25.4)	546.0
Changes in short-term debt, net	-	-	-	-	(9.9)	(5.1)	-	(15.0)
Cash dividends paid	(26.3)	-	-	-	(1.1)	-	1.1	(26.3)
Cash distributions to The Vigoro Corporation preferred stockholders	-	-	-	-	(28.2)	-	-	(28.2)
Cash distributions to unitholders of PLP	-	(9.3)	-	-	-	-	4.8	(4.5)
Other	1.0	-	-	-	-	-	-	1.0
Net cash provided by (used in) financing activities	(163.6)	2.5	(137.0)	-	(44.1)	(34.1)	130.3	(246.0)

Net change in cash and cash equivalents	69.8	(39.4)	2.3	(2.4)	(3.8)	(22.8)	-	3.7
Cash and cash equivalents - beginning of year	0.8	39.4	4.7	2.6	6.8	26.5	-	80.8
Cash and cash equivalents - end of year	$ 70.6	$ -	$ 7.0	$ 0.2	$ 3.0	$ 3.7	$ -	$ 84.5

___________________________________________________________________________________________________________________________________________

Consolidating Statement of Cash Flows
 In millions

	IMC Global Inc. (Parent)	Phosphate Resource Partners Limited Partnership	IMC Phosphates Company	IMC Phosphates MP Inc.	Wholly-owned Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
For the year ended December 31, 1999
Cash Flows from Operating Activities
Net cash provided by (used in) operating activities	$ 486.1	$ 31.7	$ 385.3	$ 2.6	$ (171.8)	$ 92.3	$ (367.8)	$ 458.4

Cash Flows from Investing Activities
Capital expenditures	(1.4)	-	(94.9)	-	(114.2)	(75.3)	37.4	(248.4)
Acquisitions, net of cash acquired	-	-	-	-	-	(9.1)	-	(9.1)
Proceeds from divestitures	-	32.0	-	-	263.9	-	-	295.9
Proceeds from sale of investment	-	12.8	-	-	-	-	-	12.8
Proceeds from sale of property, plant and equipment	-	-	11.3	-	-	6.6	-	17.9
Net cash provided by (used in) investing activities	(1.4)	44.8	(83.6))	-	149.7	(77.8)	37.4	69.1
Net cash provided (used) before financing activities	484.7	76.5	301.7	2.6	(22.1)	14.5	(330.4)	527.5

Cash Flows from Financing Activities
Payments of long-term debt	(181.1)	(5.2)	(25.5)	-	-	(8.6)	30.7	(189.7)
Proceeds from issuance of long-term debt, net	75.1	0.4	-	-	-	5.3	(0.4)	80.4
Changes in short-term debt, net	(382.9)	-	-	-	(1.3)	(7.9)	(0.2)	(392.3)
Cash dividends paid	(36.6)	-	(275.0)	-	(2.1)	-	277.1	(36.6)
Cash distributions to unitholders of PLP	-	(44.7)	-	-	-	-	23.2	(21.5)
Other	2.4	-	-	-	-	-	-	2.4
Net cash provided by (used in) financing activities	(523.1)	(49.5)	(300.5)	-	(3.4)	(11.2)	330.4	(557.3)

Net change in cash and cash equivalents	(38.4)	27.0	1.2	2.6	(25.5)	3.3	-	(29.8)
Cash and cash equivalents - beginning of year	39.2	12.4	3.5	-	32.3	23.2	-	110.6
Cash and cash equivalents - end of year	$ 0.8	$ 39.4	$ 4.7	$ 2.6	$ 6.8	$ 26.5	$ -	$ 80.8

___________________________________________________________________________________________________________________________________________

16. SUBSEQUENT EVENTS

In January 2002, the Company completed its tender offer for the $300.0 million of 7.40 percent senior notes due November 1, 2002 by distributing restricted cash of $312.0 million to bondholders. Approximately $3.9 million of the 7.40 percent senior notes due November 1, 2002 remains outstanding and will be retired on that date.

In February 2002, the Company purchased the lessors' interest in the Argus Lease for $68.3 million using restricted cash and other corporate funds. A pre-tax loss of $6.1 million, primarily related to early termination and fees, will be recorded to discontinued operations in the first quarter of 2002.

Also in February 2002, the Company issued 5.4 million shares of its common stock under the provisions of its $750.0 million shelf registration. The proceeds from this issuance, along with other corporate funds, were used to settle the Company's obligation under the Forward.

___________________________________________________________________________________________________________________________________________

Quarterly Results (Unaudited)a
Dollars in millions, except per share amounts

Quarter	Firstb	Second	Thirdb	Fourth	Yearb
2001
Net sales	$ 520.1	$ 506.9	$ 405.9	$ 525.8	$1,958.7
Gross margins	$ 66.7	$ 60.6	$ 20.5	$ 41.1	$ 188.9
Operating earnings (loss)	$ 39.2	$ 41.0	$ (6.1)	$ 22.0	$ 96.1

Earnings (loss) from continuing operations	$ 11.1	$ 4.2	$ (29.3)	$ (13.9)	$ (27.9)
Extraordinary charge - debt retirement	-	(3.9)	-	(10.2)	(14.1)
Cumulative effect of a change in accounting principle	-	(24.5)	-	-	(24.5)
Net earnings (loss)	$ 11.1	$ (24.2)	$ (29.3)	$ (24.1)	$ (66.5)

Basic and diluted earnings (loss) per sharec:
Earnings (loss) from continuing operations	$ 0.10	$ 0.04	$ (0.25)	$ (0.12)	$ (0.24)
Extraordinary charge - debt retirement	-	(0.03)	-	(0.09)	(0.12)
Cumulative effect of a change in accounting principle	-	(0.21)	-	-	(0.21)
Net earnings (loss) per share	$ 0.10	$ (0.20)	$ (0.25)	$ (0.21)	$ (0.57)

Common stock prices:
High	$16.115	$13.327	$12.132	$14.400	$ 16.115
Low	$12.261	$ 9.786	$ 7.988	$ 8.837	$ 7.988
Dividends per common share	$ 0.02	$ 0.02	$ 0.02	$ 0.02	$ 0.08

Quarter	First	Secondd	Thirdd	Fourth	Yeard
2000
Net sales	$ 596.6	$ 525.4	$ 491.6	$ 482.3	$2,095.9
Gross margins	$ 116.5	$ 99.3	$ 56.5	$ 56.4	$ 328.7
Operating earnings	$ 91.5	$ 74.8	$ 31.4	$ 29.5	$ 227.2

Earnings from continuing operations	$ 39.3	$ 32.8	$ 7.7	$ 4.5	$ 84.3
Earnings (loss) from discontinued operations	8.9	(4.5)	(14.7)	(419.0)	(429.3)
Net earnings (loss)	$ 48.2	$ 28.3	$ (7.0)	$(414.5)	$ (345.0)

Basic and diluted earnings (loss) per sharec:
Earnings from continuing operations	$ 0.34	$ 0.29	$ 0.07	$ 0.04	$ 0.73
Earnings (loss) from discontinued operations	0.08	(0.04)	(0.13)	(3.63)	(3.73)
Net earnings (loss) per share	$ 0.42	$ 0.25	$ (0.06)	$ (3.59)	$ (3.00)

Common stock prices:
High	$ 19.375	$ 17.750	$ 16.000	$ 16.625	$ 19.375
Low	$ 12.625	$ 13.000	$ 12.938	$ 11.000	$ 11.000
Dividends per common share	$ 0.08	$ 0.08	$ 0.08	$ 0.08	$ 0.32

a See Notes to Consolidated Financial Statements for detail related to discontinued operations, divestitures and special items.

b First quarter operating results from continuing operations include special charges of $7.0 million, $3.6 million after tax and minority interest, or $0.03 per share. Third quarter operating results from continuing operations include special charges of $12.8 million, $9.5 million after tax and minority interest, or $0.08 per share. Fourth quarter operating results from continuing operations include special items of $2.4 million of income, $2.5 million of loss after tax and minority interest, or $0.02 per share. The impact on full year operating results from continuing operations was a special charge of $17.4 million, $15.6 million after tax and minority interest, or $0.13 per share.

c Due to weighted average share differences, when stated on a quarter and year-to-date basis, the earnings per share for the years ended December 31, 2001 and 2000 do not equal the sum of the respective earnings per share for the four quarters then ended.

d Second quarter operating results from continuing operations include a restructuring gain of $2.5 million, $1.2 million after tax and minority interest, or $0.01 per share. Third quarter operating results from continuing operations include a restructuring charge of $1.3 million, $0.6 million after tax and minority interest. The impact on full year operating results from continuing operations was a restructuring gain of $1.2 million, $0.6 million after tax and minority interest.

___________________________________________________________________________________________________________________________________________

Five Year Comparisona
Dollars in millions, except per share amounts
Year ended December 31
	2001b	2000c	1999d	1998e	1997f
Statement of Operations Data:
Net sales	$1,958.7	$2,095.9	$2,282.9	$2,403.6	$2,375.0
Gross margins	$ 188.9	$ 328.7	$ 439.4	$ 635.0	$ 574.9
Operating earnings (loss)	$ 96.1	$ 227.2	$ (283.7)	$ 349.7	$ 259.4

Earnings (loss) from continuing operations	$ (27.9)	$ 84.3	$ (532.1)	$ 129.8	$ 69.8
Earnings (loss) from discontinued operations	-	(429.3)	(234.2)	(141.8)	18.0
Extraordinary item - debt retirement	(14.1)	-	0.5	3.0	(24.9)
Cumulative effect of a change in accounting principle	(24.5)	-	(7.5)	-	-
Net earnings (loss)	$ (66.5)	$ (345.0)	$ (773.3)	$ (9.0)	$ 62.9

Diluted earnings (loss) per share:
Earnings (loss) from continuing operations	$ (0.24)	$ 0.73	$ (4.64)	$ 1.13	$ 0.74
Earnings (loss) from discontinued operations	-	(3.73)	(2.04)	(1.24)	0.19
Extraordinary item - debt retirement	(0.12)	-	-	0.03	(0.26)
Cumulative effect of a change in accounting principle	(0.21)	-	(0.07)	-	-
Net earnings (loss) per share	$ (0.57)	$ (3.00)	$ (6.75)	$ (0.08)	$ 0.67

Balance Sheet Data (as of December 31):
Total assets	$4,248.9	$4,261.6	$5,195.9	$6,456.9	$4,673.9
Working capital	$ 380.0	$ (37.6)	$ 437.0	$ 577.5	$ 389.1
Working capital ratio	1.5:1	0.9:1	1.9:1	1.6:1	1.6:1
Long-term debt, less current maturities	$2,216.1	$2,143.1	$2,518.7	$2,638.7	$1,235.2
Total debt	$2,291.5	$2,360.6	$2,548.6	$3,047.0	$1,424.1
Stockholders' equity	$ 540.7	$ 675.4	$1,080.1	$1,860.4	$1,935.7
Total capitalization	$2,832.2	$3,036.0	$3,628.7	$4,907.4	$3,359.8
Net debt/total capitalization	80.9%	77.8%	70.2%	62.1%	42.4%

Other Financial Data:
Cash provided by (used in) operating activities	$ (156.8)	$ 363.4	$ 458.4	$ 269.1	$ 563.4
Capital expenditures	$ 123.1	$ 118.1	$ 248.4	$ 367.6	$ 244.0
Cash dividends paid	$ 17.5	$ 26.3	$ 36.6	$ 36.6	$ 29.7
Dividends declared per share	$ 0.08	$ 0.32	$ 0.32	$ 0.32	$ 0.32
Book value per share	$ 4.72	$ 5.88	$ 9.43	$ 16.28	$ 16.98

a See Notes to Consolidated Financial Statements for detail related to discontinued operations, divestitures and special items.

b Operating results from continuing operations include special items of $17.4 million, $15.6 million after tax and minority interest, or $0.13 per share, primarily related to increased accruals for environmental liabilities and prior year income taxes, the Reorganization Plan and a non-cash gain resulting from marking to market the Forward.

c Operating results from continuing operations include a restructuring gain of $1.2 million, $0.6 million after tax and minority interest.

d Operating results from continuing operations include special charges of $651.7 million, $677.7 million after tax and minority interest, or $5.91 per share, related to the Rightsizing Program, additional asset write-offs and environmental accruals, the goodwill write-down as well as a change in tax law.

e Operating results from continuing operations include special charges of $195.3 million, $122.9 million after tax and minority interest, or $1.07 per share, primarily related to Project Profit and the Vigoro Sale.

f Operating results from continuing operations include a special charge of $183.7 million, $112.2 million after tax, or $1.19 per share, related to the write-down of Main Pass.

___________________________________________________________________________________________________________________________________________