Form 10-K, Exhibit 13
period 2002-12-31
IMC GLOBAL INC
filed 2003-03-19
CIK 820626

Exhibit 13

Financial Table of Contents

Page
Management's Discussion and Analysis of Financial Condition and Results of Operations	1

     - Introduction
     - Results of Operations
     - Critical Accounting Estimates
     - Capital Resources and Liquidity
     - Market Risk
     - Contingencies
     - Environmental, Health and Safety Matters
     - Recently Issued Accounting Guidance
     - Forward-Looking Statements

1 1 6 7 9 10 11 14 15
Report of Management	16
Report of Independent Auditors	17
Consolidated Statement of Operations	18
Consolidated Balance Sheet	19
Consolidated Statement of Cash Flows	20
Consolidated Statement of Stockholders' Equity	21
Notes to Consolidated Financial Statements	22
Quarterly Results	60
Five Year Comparison	61

****************************************************************************************************************

Management's Discussion and Analysis of Financial Condition and Results of Operations
___________________________________________________________________________________________________________

Introduction

Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the financial statements and the accompanying notes.

IMC Global Inc. (Company) is one of the world's leading producers of phosphate and potash crop nutrients and animal feed ingredients.

The Company's current operational structure consists of two continuing business units corresponding to its major product lines as follows: IMC PhosFeed (PhosFeed), which represents the phosphates and feed ingredients businesses, and IMC Potash (Potash).  As a result of the November 2001 divestitures of IMC Salt (Salt), a solar evaporation facility located in Ogden, Utah (Ogden) and Penrice Soda Products Pty. Ltd. (Penrice), an Australian unit of IMC Chemicals (Divestitures), as well as the sale of the sodium bicarbonate portion of IMC Chemicals (Chemicals) in February 2003 and the planned divestiture of the remaining portions of Chemicals, operating results for these businesses are reflected as discontinued operations.

Management's Discussion and Analysis of Financial Condition and Results of Operations highlights the primary factors affecting changes in the operating results of the Company's continuing operations during the three year period ended December 31, 2002.  In 2001, the Company incurred special items, which increased the loss from continuing operations by $15.6 million, after tax and minority interest, or $0.13 per share. The special items were comprised of:  (i) a $24.1 million, or $0.21 per share, charge primarily for environmental liabilities related to non-operating facilities and accruals for prior year income taxes; (ii) a $3.1 million, or $0.03 per share, charge for the repurchase, closure and planned demolition of a urea plant previously sold to a third party; (iii) a $2.4 million, or $0.02 per share, charge for severance related to a new organizational structure (Reorganization Plan); (iv) a $1.2 million, or $0.01 per share, charge for the write-off of certain deferred costs; and (v) a non-cash gain of $15.2 million, or $0.14 per share, resulting from marking to market a common equity forward purchase contract (Forward).  In 2000, the Company realized a restructuring gain of $0.6 million, after tax and minority interest, as a result of a sale of assets to third parties that had been previously written off as part of a 1998 plan to improve profitability (Project Profit).

All of these special items significantly impacted the results of continuing operations of the Company and are referred to throughout Management's Discussion and Analysis of Financial Condition and Results of Operations.  For additional detail on these items, see the Notes to Consolidated Financial Statements.

Results of Operations
Overview

2002 Compared to 2001
Net sales of $2,057.4 million in 2002 increased five percent from $1,958.7 million in 2001.  Gross margins in 2002 were $263.0 million, an increase of 39 percent from comparable 2001 margins of $188.9 million, which included a special charge of $2.4 million related to the write-off of certain deferred costs.

The loss from continuing operations in 2002 was $13.2 million, or $0.12 per share.  The loss from continuing operations in 2001 was $27.9 million, or $0.24 per share, including the net impact of special items of $15.6 million, or $0.13 per share.

The increase in sales was the result of higher concentrated phosphate sales prices and volumes, increased phosphate rock sales, higher potash sales volumes, as well as the favorable impact of a PhosFeed price adjustment of $6.5 million related to prior periods, partially offset by lower potash sales prices.   The increase in 2002 margins and results from continuing operations resulted primarily from lower idle plant costs, higher concentrated phosphate sales prices, higher phosphate rock sales, increased potash sales volumes, improved pricing for natural gas and ammonia, the absence of goodwill amortization in accordance with Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, the favorable impact of the PhosFeed price adjustment related to prior periods and the absence of the 2001 special items, partially offset by higher phosphate operating costs, higher sulphur costs and lower potash sales prices.  Results from continuing operations were also impacted by increased interest costs, fluctuations in Other (income) expense, net and the tax loss carryback.

The Company incurred a net loss in 2002 of $110.2 million, or $0.97 per share, which included $96.4 million, or $0.84 per share, of losses primarily from the discontinued operations of Chemicals and a $0.6 million, or $0.01 per share, extraordinary charge for the early retirement of debt.  The Company incurred a net loss in 2001 of $66.5 million, or $0.57 per share, which included: (i) the special items of $15.6 million, or $0.13 per share, discussed above; (ii) an extraordinary charge of $14.1 million, or $0.12 per share, for the early extinguishment of debt; and (iii) a $24.5 million, or $0.21 per share, non-cash charge for a cumulative effect of a change in accounting principle to mark-to-market the Forward as of June 30, 2001, the effective date of Emerging Issues Task Force (EITF) Issue No. 00-19, Derivative Instruments Indexed to, and Potentially Settled in, a Company's Own Stock.  For further detail, see the Notes to Consolidated Financial Statements.

2001 Compared to 2000
Net sales of $1,958.7 million in 2001 decreased seven percent from $2,095.9 million in 2000.  Gross margins in 2001 were $188.9 million, including a special charge of $2.4 million related to the write-off of certain deferred costs, a decrease of 43 percent from comparable 2000 margins of $328.7 million.

The loss from continuing operations in 2001 was $27.9 million, or $0.24 per share, including special items of $15.6 million, or $0.13 per share.  Earnings from continuing operations in 2000 were $84.3 million, or $0.73 per share, including a restructuring gain of $0.6 million.

Decreased sales in 2001 were primarily the result of overall lower volumes and lower phosphate prices, partially offset by higher potash prices.  The decrease in 2001 margins and results from continuing operations resulted primarily from the lower volumes and phosphate prices referred to above, as well as higher idle plant and natural gas costs, partially offset by lower sulphur costs and higher potash prices.  Results from continuing operations were also impacted by increased interest costs and fluctuations in Other (income) expense, net.

The Company incurred a net loss in 2001 of $66.5 million, or $0.57 per share, which included: (i) the special items of $15.6 million, or $0.13 per share, discussed above; (ii) an extraordinary charge of $14.1 million, or $0.12 per share, for the early extinguishment of debt; and (iii) a $24.5 million, or $0.21 per share, non-cash charge for a cumulative effect of a change in accounting principle to mark-to-market the Forward as of June 30, 2001, the effective date of EITF No. 00-19.  The Company incurred a net loss in 2000 of $345.0 million, or $3.00 per share, which included a restructuring gain of $0.6 million and $429.3 million, or $3.73 per share, of losses from the discontinued operations of Chemicals, Penrice, Salt and Ogden.  For further detail, see the Notes to Consolidated Financial Statements.

IMC PhosFeed

Year ended December 31	%Increase/(Decrease)
	2002	2001	2000	2002	2001
Net sales (in millions)	$1,338.1	$1,245.9	$1,320.5	7	(6)
Gross margins (in millions)	$ 78.5	$ 7.2[c]	$ 102.0	n/m	(93)
As a percentage of net sales	6%	1%	8%
Sales volumes (000 tons)[a]	6,188	6,002	6,130	3	(2)
Average DAP price per short ton[b]	$ 137	$ 128	$ 134	7	(4)

aPhosphate sales volumes include tons sold captively and represent dry product tons only, primarily DAP.
bFOB plant.
cIncludes special charges of $2.4 million.
n/m - not meaningful

2002 Compared to 2001
PhosFeed's net sales of $1,338.1 million in 2002 increased seven percent from $1,245.9 million in 2001.  Higher average sales realizations of concentrated phosphates, particularly diammonium phosphate (DAP), favorably impacted net sales by $46.7 million.  Average DAP prices for 2002 increased seven percent to $137 per short ton as compared to an average price of $128 per short ton for the twelve months of 2001.  Increased shipments of concentrated phosphates favorably impacted net sales by an additional $21.8 million.  The majority of the volume increase resulted from higher shipments of DAP, partially offset by lower shipments of granular monoammonium phosphate (GMAP).  This increase in DAP volumes resulted principally from increased demand from China and domestic customers.  The favorable DAP shipments were partially offset by lower GMAP sales to Brazil.  Higher phosphate rock sales also impacted net sales by $13.1 million.  The increase in phosphate rock sales was primarily the result of increased prices.  Net sales were also favorably impacted by a $6.5 million price adjustment related to prior periods.

Gross margins in 2002 of $78.5 million increased from $7.2 million in 2001, which included special charges of $2.4 million.  This increase was primarily a result of lower idle plant costs, higher concentrated phosphate sales prices, higher phosphate rock sales, the favorable impact of the price adjustment related to prior periods, and improved pricing for ammonia and natural gas, partially offset by higher phosphate operating costs and higher sulphur costs.  The lower idle plant costs were the result of the Louisiana operations producing all year in 2002 compared to being idle for seven months in 2001 and the phosphate rock operations being idle for eight weeks in 2001 compared with no idle weeks in 2002.  The higher sales prices, phosphate rock sales and the price adjustment were discussed above.  The higher operating costs were primarily the result of higher maintenance, electricity and insurance costs.

Results in the fourth quarter of 2002 were much lower than earlier in the year stemming primarily from significant phosphate margin compression.  Several unanticipated industry events, including an announcement to restart idle capacity by another major North American producer and the rapid liquidation of DAP inventory by another competitor prior to the sale of its Florida phosphate plant, contributed to an unusually rapid and sharp decline in DAP prices, which then stagnated at levels well below the previous quarter.  At the same time, sulphur and ammonia input costs increased substantially.  DAP prices in the first quarter of 2003 reflect an increase from the start of the year.  However, prices of sulphur and ammonia raw materials have increased as well.

2001 Compared to 2000
PhosFeed's net sales of $1,245.9 million in 2001 decreased six percent from $1,320.5 million in 2000.  Lower average sales realizations of concentrated phosphates, particularly DAP and GMAP, unfavorably impacted net sales by $44.2 million.  Average DAP prices for 2001 declined four percent to $128 per short ton as compared to an average price of $134 per short ton for the twelve months of 2000.  Decreased shipments of concentrated phosphates unfavorably impacted net sales by an additional $23.1 million.  The majority of the volume decline resulted from lower shipments of DAP.   This decrease in DAP volumes resulted principally from reduced demand from China.  Lower phosphate rock volumes also impacted net sales by $10.4 million.  The decrease in phosphate rock volumes was primarily the result of poor market conditions.

Gross margins in 2001 of $7.2 million, including special charges of $2.4 million, fell 93 percent from $102.0 million in 2000.  This decrease was primarily a result of the lower prices and volumes discussed above, higher idle plant costs, unfavorable natural gas costs as well as higher reclamation costs, partially offset by favorable sulphur costs and the sale of a right-of-way of land.  The higher idle plant costs were the result of the Louisiana operations being idle for seven months in 2001 compared to six weeks in 2000 and the phosphate rock operations being idle for eight weeks in 2001 compared to two weeks in 2000.

IMC Potasha

Year ended December 31	% Increase/(Decrease)
	2002	2001	2000	2002	2001
Net sales (in millions)	$ 805.9	$ 811.2	$ 871.0	(1)	(7)
Gross margins (in millions)	$ 200.8	$ 207.2	$ 251.6	(3)	(18)
As a percentage of net sales	25%	26%	29%
Sales volumes (000 tons)[b]	7,944	7,733	8,385	3	(8)
Average potash price per short ton[c]	$ 74	$ 77	$ 76	(4)	1

aExcludes operating results of Ogden, which are reflected in discontinued operations for 2001 and 2000.
bSales volumes include tons sold captively.
cFOB plant/mine.

2002 Compared to 2001
Net sales for Potash totaled $805.9 million in 2002, a decrease of one percent from $811.2 million in 2001.  This decrease primarily resulted from lower prices, partially offset by higher volumes.  Average potash prices decreased four percent for the year.  The increase in volumes was primarily the result of higher shipments of potassium magnesium sulphate (K-Mag) and higher shipments of muriate of potash (MOP), partially offset by lower export shipments of sulfate of potash (SOP).  Increased volumes of K-Mag were primarily the result of an increased domestic marketing effort and higher shipments to China, the African Ivory Coast and Japan.  Higher MOP export sales were primarily the result of increased shipments to Latin America, Australia, Asia and Brazil.  Domestic MOP shipments increased as a result of slightly higher demand.  Export SOP volumes decreased primarily as a result of lower shipments to China.

Gross margins of $200.8 million in 2002 decreased three percent compared with $207.2 million in 2001.  This decrease was primarily the result of the unfavorable sales prices discussed above, partially offset by favorable natural gas prices, a major component of production costs, and the higher sales volumes discussed above.

In February 2003, the Company announced the approval of a 1.7 percent increase in its annual allocation of Canpotex Limited (Canpotex) MOP sales volumes to 36.67 percent, retroactive to July 1, 2002.  The allocation will most likely result in additional MOP export sales volume in 2003.

In February 2003, the natural gas market experienced a substantial amount of volatility that has resulted in prices higher than those as of December 31, 2002.  Natural gas is a significant raw material used in Potash's solution mining.

2001 Compared to 2000
Net sales for Potash totaled $811.2 million in 2001, a decrease of seven percent from $871.0 million in 2000.  This decrease primarily resulted from lower volumes, partially offset by higher prices.  The decrease in volumes was primarily the result of lower export and domestic shipments of MOP.  Lower MOP export sales were primarily the result of lower shipments to China and other Southeast Asian countries and Brazil.  Domestic MOP shipments declined as a result of reduced overall demand.  Average potash prices increased one percent for the year.

Gross margins of $207.2 million in 2001 decreased 18 percent compared with $251.6 million in 2000.  This decrease was primarily the result of the unfavorable sales volumes discussed above and higher natural gas costs, partially offset by the slightly higher selling prices discussed above.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were $80.7 million, $81.8 million and $102.7 million in 2002, 2001 and 2000, respectively.  The decrease in 2001 compared to 2000 primarily resulted from the absence of expenses related to a corporate office relocation and certain lower employee benefit related expenses as well as an overall effort to reduce controllable costs.

Interest Expense

Interest expense was $174.2 million, $152.3 million and $112.6 million in 2002, 2001 and 2000, respectively.  These increases were primarily a result of debt refinancing activities that occurred throughout 2001 and 2002.  See Capital Resources and Liquidity and Note 8 of Notes to Consolidated Financial Statements for further information regarding this activity.

Other (Income) Expense, Net

Other expense, net for 2002 and 2001 was $7.4 and $15.2 million, respectively, compared to other income, net of $4.1 million in 2000, including net special charges of $4.0 million in 2001.  The change in 2002 compared to 2001 was primarily the result of the absence of losses from natural gas forward purchase contracts related to idled operations, the absence of fees associated with a terminated accounts receivable securitization facility and the absence of the 2001 special items.  The 2001 special items included a charge to increase reserves for environmental matters related to non-operating facilities partially offset by the net impact of marking to market the Forward.  The change in 2001 compared to 2000 was mainly caused by lower foreign currency transaction gains, losses from natural gas forward purchase contracts related to idled operations, higher debt fee amortization and the 2001 special items.

 Minority Interest

Minority interest benefit decreased in 2002 by $24.5 million from the same period last year.  This decrease in minority interest benefit was primarily the result of earnings realized by IMC Phosphates in 2002 as compared to a loss realized in the prior year period.  Minority interest benefit increased in 2001 by $28.3 million from 2000.  This increase was primarily the result of a loss realized by IMC Phosphates in 2001 as compared to earnings realized in 2000.

Income Taxes

In March 2003, the Company elected to carry back a federal tax net operating loss under a federal tax law provision enacted in 2002 which allows such loss to be carried back five years rather than the normal two year period, which election is expected to result in a cash refund of approximately $30.0 million.  The carryback has the effect of converting tax credits previously utilized into tax credit carryforwards for which the Company does not record current benefits, resulting in a charge.  As a result, the Provision for income taxes includes a charge of $24.7 million.  The decision to carry back the available loss is consistent with the Company's efforts to maximize liquidity through the monetization of assets where beneficial.  See Note 10 of Notes to Consolidated Financial Statements.

Restructuring Activity

To meet current business challenges and as part of the Company's drive to be the industry's low-cost producer, the Company announced two major new cost savings initiatives in January 2003.  An organizational restructuring program, scheduled to be implemented before April 1, 2003, will focus on reducing overhead levels and costs through efficiency improvements. The Company expects to incur charges within the range of $3.0 million to $4.0 million during the first quarter of 2003 associated with severance and related costs for the organizational restructuring program.  The second initiative, Business Process Improvement and Operational Excellence, is a multi-year program to increase efficiency, reduce costs and enhance revenue through core business process redesign and maximization.  The new programs are targeted to generate combined annualized pre-tax and pre-minority interest savings of $80.0 million by 2005. In addition, the Company will continue expansion of its continuous improvement platform, anchored by Six Sigma, which delivered in excess of $8.0 million of savings in 2002 through more than 60 projects.

In the first quarter of 2001, the Company announced a Reorganization Plan designed to fully maximize the Company's global leadership position in phosphate and potash crop nutrients as well as animal feed ingredients while reducing costs, streamlining the organization and improving productivity.  The Reorganization Plan was primarily comprised of a shift to a more functional organization structure, which resulted in business unit and corporate headcount reductions. As a result, in the first quarter of 2001 the Company recorded a restructuring charge of $4.6 million, $2.4 million after tax and minority interest, or $0.02 per share.  A total of 74 employees were terminated and left the Company prior to December 31, 2001.  Substantially all of the severance payments have been disbursed as of December 31, 2002.

As part of Project Profit, the Company sold its urea plant to a third party (Buyer).  The effective operation of this plant was dependent upon receiving services from the Company's remaining Louisiana operations.  The Louisiana operations were idled for the first half of 2001, which impacted the ability of the urea plant to operate.  In the third quarter of 2001, the Company repurchased the plant from the Buyer and shut the plant down permanently.  Total costs to repurchase the plant and accrue for demolition costs were $6.4 million, $3.1 million after tax and minority interest, or $0.03 per share, which resulted in a 2001 restructuring charge.  This activity was recorded in the third quarter of 2001 as an increase to the restructuring charge previously recorded for Project Profit.

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

Pension and Other Post Retirement Benefits
The dramatic decline in U.S. equity markets during 2002 has reduced the value of the Company's pension plan assets.  As a result, the accumulated benefit obligations for most of the Company's pension plans are in excess of plan assets as of December 31, 2002.  The Company recorded a non-cash charge to stockholders' equity of $49.9 million, net of tax, as a result.  In determining these amounts, an expected rate of return on plan assets of nine percent was assumed.  Based on market data, the Company believes that an average expected long-term return of nine percent is consistent with the weighted average historical returns of each asset class in the Company's targeted asset allocation.  Based on the latest actuarial valuation report as well as plan redesign changes adopted in 2003, other postretirement employee benefit costs will be reduced to approximately $1.8 million for 2003 from $14.8 million for 2002.  See Note 9 of Notes to Consolidated Financial Statements.

Critical Accounting Estimates

The Company evaluates the recoverability of certain non-current and current assets utilizing various estimation processes. In particular, the recoverability of December 31, 2002 balances for goodwill, net deferred tax assets, the net assets of the remaining parts of Chemicals and certain other assets of $319.0 million, $602.6 million, $23.3 million and $185.0 million, respectively, are subject to estimation processes and, thus, are dependent upon the accuracy of underlying assumptions, including future product prices and volumes.  The Company evaluates the recoverability of each of these assets, other than net deferred tax assets and Chemicals net assets, based on estimated future cash flows.  The recoverability of net deferred tax assets is based on estimated future taxable income, and the recoverability of the Chemicals net assets is based primarily on the expected proceeds from the sale of these net assets.  The recoverability of these assets is dependent upon the accuracy of these assumptions and, except for the Chemicals net assets, how they compare to the eventual operating performance of the specific businesses to which the assets are attributed.  Certain of the operating assumptions are particularly sensitive to the cyclical nature of the Company's business.  Due to the cyclical nature of prices in the phosphate business, the Company used third party estimated product prices for 2003 through 2007 and long-term average product prices thereafter in estimating future cash flows for this business.  To the extent actual cash flows or taxable income differ from those estimated amounts, the recoverability of these non-current assets could be impacted.

The Company also records accrued liabilities for various environmental matters, reclamation activities and the demolition of former operating facilities.  As of December 31, 2002, the balances of these accrued liabilities were $33.7 million, $112.7 million and $22.2 million, respectively.  The estimation processes used to determine the amounts of these accrued liabilities are very complex and use information obtained from Company-specific and industry data, as well as general economic information.  The Company also records accrued liabilities for various tax matters based on its best estimate of the likely outcome of such matters.  These estimation processes require the Company to continuously monitor and evaluate the reasonableness of the judgments made and adjust for changes in assumptions as they occur.  Actual payments for the above matters could differ from those estimated.  Beginning on January 1, 2003, the Company will account for its reclamation activities under Financial Accounting Standards Board (FASB) SFAS No. 143, Accounting for Asset Retirement Obligations.  The impact of this accounting treatment is discussed in Recently Issued Accounting Guidance.

Capital Resources and Liquidity

The Company's ability to make payments on and to refinance its indebtedness and to fund planned capital expenditures and expansion efforts in the future, if any, will depend on the Company's ability to generate cash in the future.  This, to a certain extent, is subject to general economic, financial, competitive and other factors that are beyond the Company's control.  The Company believes that its cash, other liquid assets and operating cash flow, together with available borrowings and potential access to credit and capital markets, will be sufficient to meet the Company's operating expenses and capital expenditures and to service its debt requirements and other contractual obligations as they become due.

The Company's credit facilities require it to maintain certain financial ratios, including a leverage ratio test and an interest coverage test.  In addition, the credit facilities contain certain covenants and events of default.  The Company's access to funds is dependent upon its product prices, input costs and market conditions.  During periods in which product prices or volumes; raw material prices or availability; or other conditions reflect the adverse impact of cyclical market trends or other factors; there can be no assurance that the Company would be able to comply with applicable financial covenants or meet its liquidity needs.  The Company cannot assure that its business will generate sufficient cash flow from operations in the future; that its currently anticipated growth in net sales and cash flow will be realized on schedule; or that future borrowings will be available when needed or in an amount sufficient to enable the Company to repay indebtedness or to fund other liquidity needs.

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

Operating activities generated $6.8 million of cash in 2002 compared with a use of cash of $156.8 million in 2001. The increase of $163.6 million was primarily driven by an increase in operating earnings of $86.2 million; a decrease in cash invested in working capital; and the absence of the impact of the voluntary termination of the Company's $100.0 million accounts receivable securitization facility in 2001.

Net cash used in investing activities changed $663.8 million in 2002 from generating $502.7 million in 2001 to a use of funds of $161.1 million in 2002.  This change was primarily a result of the absence of proceeds of $624.3 million from the Divestitures, higher capital spending and a $10.0 million investment in Gulf Sulphur Services Ltd., LLLP (Gulf Services).  See Note 4 of Notes to Consolidated Financial Statements for a detailed discussion of the Divestitures and Note 16 for a discussion of Gulf Services.

Capital expenditures in 2002 and 2001 were $140.0 million and $123.1 million, respectively, and consisted primarily of phosphates and potash production equipment upgrades.  The Company estimates that its capital expenditures from continuing operations for 2003 will approximate $140.0 million, $120.0 million net of minority interest, and will be financed primarily from operations and borrowings.

Cash used in financing activities decreased $105.0 million in 2002 from $181.7 million in 2001 to $76.7 million in 2002. This decrease was primarily a result of net debt payments of $55.9 million in the current period compared to net debt payments of $161.2 million in the prior period due to the debt refinancing that occurred in the second and fourth quarters of 2001.  The Company also generated proceeds of $67.9 million in 2002 by issuing 5.4 million shares of common stock.  The proceeds from this issuance, together with $12.2 million of cash on hand, were used to terminate the Company's common equity forward purchase contact.

The Company entered into a new senior secured credit facility on May 17, 2001.  Pursuant to the new credit facility, as amended and restated (New Credit Facility), the Company and certain of its domestic subsidiaries may borrow up to approximately $470.0 million.  The New Credit Facility consists of a revolving credit facility (Revolving Credit Facility) of up to $210.0 million available for revolving credit loans and letters of credit as well as a term loan facility (Term Loan Facility) of approximately $260.0 million.  Concurrent with the closing of the New Credit Facility, the Company issued $400.0 million aggregate principal amount of 10.875 percent senior notes due 2008 (Seven Year Notes) and $200.0 million aggregate principal amount of 11.25 percent senior notes due 2011 (Ten Year Notes).  On November 2, 2001, the Company issued an additional $100.0 million of the Ten Year Notes (November Note Offering).  On December 10, 2002, the Company issued an additional $117.5 million of the Ten Year Notes (December Note Offering and together with the Seven Year Notes, the Ten Year Notes and the November Note Offering, Notes).  Proceeds of the December Note Offering were $124.9 million, net of underwriting discount and excluding accrued interest and were used: (i) to redeem all the remaining $98.3 million of the 6.50 percent senior notes due August 1, 2003 (Senior Notes), which resulted in a charge of approximately $3.0 million for early debt retirement, in January 2003; (ii) pay related fees and expenses; and (iii) for general corporate purposes.  The restricted cash balance as of December 31, 2002 was primarily used for the redemption of the Senior Notes.

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

As of December 31, 2002, the Company had $28.0 million drawn under its Revolving Credit Facility.  Outstanding letters of credit as of December 31, 2002 totaled $83.4 million, $2.6 million of which do not reduce availability under the Revolving Credit Facility.  As of December 31, 2002, the net available additional borrowings under the Revolving Credit Facility were $101.2 million.  In 2002, repayments of $2.7 million of borrowings resulted in an outstanding balance of $261.1 million under the Term Loan Facility as of December 31, 2002.

The New Credit Facility is guaranteed by substantially all of the Company's direct and indirect domestic subsidiaries, as well as by certain direct and indirect foreign subsidiaries.  The New Credit Facility is secured by: (i) a pledge of certain equity interests and intercompany debt held by the Company and the subsidiary guarantors in their subsidiaries; (ii) a security interest in accounts receivable and inventory; and (iii) mortgages on certain of the Company's potash mining and production facilities, with a net book value of $254.6 million as of December 31, 2002.

The New Credit Facility requires the Company to meet certain financial tests, including, but not limited to, a maximum total leverage ratio, a maximum secured leverage ratio, a minimum interest coverage ratio and a maximum ratio of the sum of certain secured obligations as of any date to the collateral coverage amount (as defined in the New Credit Facility).  Certain of such tests were amended on February 21, 2003 (February Amendment).  The February Amendment also increased applicable interest rates from those in effect as of December 31, 2002 by 25 basis points and reduced the maximum permitted aggregate annual amount of capital expenditures, joint venture investments and certain monetary acquisitions that the Company and its subsidiaries may make to $160.0 million for 2003 and $250.0 million thereafter; such amounts are above the Company's currently anticipated capital expenditure level, including planned capital expenditures of approximately $140.0 million for 2003.  In addition, the New Credit Facility contains certain covenants, including limitations on the payment of dividends, and events of default.  See Note 8 of Notes to Consolidated Financial Statements for further information.

The Notes are guaranteed by the same subsidiaries of the Company that guaranteed the New Credit Facility, except IMC Phosphates MP Inc. (MP Co.) which has been designated as an unrestricted subsidiary and is, therefore, not a guarantor of the Notes.  MP Co. has immaterial assets and income and is the managing general partner of IMC Phosphates Company.  See Note 17 of Notes to Consolidated Financial Statements for certain selected financial data regarding MP Co.

The Company may acquire shares of its stock on an ongoing basis, subject to the restrictions of the New Credit Facility and the indentures related to the Notes, and is authorized as of December 31, 2002 to purchase up to 4.5 million shares. In 2000, the Company's Board of Directors authorized the purchase of up to an additional 5.4 million shares through a Forward executed by a third party financial institution.  Under this authorization, the Company entered into a Forward pursuant to which a third party financial institution purchased the entire 5.4 million shares during the first quarter of 2000.    In February 2002, the Company repurchased the shares in satisfaction of its obligation under this Forward.  See Notes 1, 8 and 11of Notes to Consolidated Financial Statements for more detail regarding this Forward.

The following information summarizes the Company's contractual obligations and other commercial commitments as of December 31, 2002.  See Notes 8 and 13 of Notes to Consolidated Financial Statements for more detail.

	Total	Payments by Period
(in millions)		Less than 1 year	1-3 years	4-5 years	After 5 years
Long-term debt	$2,267.8	$ 102.5	$ 464.3	$ 442.1	$1,258.9
Operating leases	119.3	26.7	45.2	25.3	22.1
Unconditional purchase obligations[a]	673.9	372.3	183.6	53.8	64.2
Total contractual cash obligations	$3,061.0	$ 501.5	$ 693.1	$ 521.2	$1,345.2

aBased on prevailing market prices as of December 31, 2002.

The Company has $93.1 million of recorded non-current liabilities for reclamation activities and phosphogypsum stack closure, primarily in its Florida phosphate operations, where to obtain necessary permits, it must either pass a test of financial strength or provide credit support, typically surety bonds or financial guarantees.  As of December 31, 2002 the Company had $88.6 million in surety bonds outstanding which mature over the course of 2003, and met the financial strength test for the remaining portion of such additional liabilities.  In connection with the outstanding surety bonds, the Company has posted $40.0 million of collateral in the form of letters of credit.  There can be no assurance that the Company can continue to pass such tests of financial strength or to purchase surety bonds on the same terms and conditions.  However, the Company anticipates that it will be able to satisfy applicable credit support requirements without disrupting normal business operations.

Most of the Company's export sales of phosphate and potash crop nutrients are marketed through two North American export associations, Phosphate Chemicals Export Association, Inc. (PhosChem) and Canpotex, respectively, which fund their operations in part through third-party financing facilities.  As a member, the Company or its subsidiaries are, subject to certain conditions and exceptions, contractually obligated to reimburse the export associations for its pro rata share of any operating expenses or other liabilities incurred.  The reimbursements are made through reductions to members' cash receipts from the export associations.   The Company's share of liabilities include guarantees of certain indebtedness of the export associations.  As of December 31, 2002, the aggregate amount of such guarantees amounted to $25.3 million.  During the second quarter of 2002, PhosChem entered into a new $65.0 million receivables purchase facility with a bank that replaced prior funding facilities.  This facility supports PhosChem's funding of its purchases of crop nutrients from the Company and other PhosChem members and is nonrecourse to the Company.

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

The Company uses foreign currency forward exchange contracts, which typically expire within one year, to hedge transaction exposure related to certain intercompany loans.  Realized and unrealized gains and losses on these contracts  and the offsetting translation losses and gains on these intercompany loan balances are recorded in Other (income) expense, net.  The Company had notional amounts of $8.1 million and $47.3 million of such foreign currency forward exchange contracts outstanding as of December 31, 2002 and 2001, respectively.  There was no unrealized gain or loss on these contracts as of December 31, 2002 and the unrealized loss was $0.3 million as of December 31, 2001.

The Company also uses foreign currency forward exchange contracts, which typically expire within one year, to reduce the impact of foreign currency exchange risk in the Gross margins and Operating earnings amounts in the Consolidated Statement of Operations.  The primary operating earnings currency exposure relates to Potash sales, most of which are denominated in United States dollars, while Potash's costs are principally in Canadian dollars, which is Potash's functional currency.  The Company had notional amounts of $244.5 million and $244.0 million of such foreign currency forward exchange contracts outstanding as of December 31, 2002 and 2001, respectively.  These contracts provide for the purchase of Canadian dollars at a weighted-average rate of 1.569 Canadian dollar per United States dollar as of December 31, 2002.  As of December 31, 2002 and 2001, the total unrealized loss on these contracts was $1.4 million and $4.0 million, net of tax, respectively.

In addition to the above, Potash translates its United States dollar denominated balance sheet accounts to Canadian dollars, which results in translation gains or losses reflected in Other (income) expense, net in the Consolidated Statement of Operations.  All of Potash's balance sheet accounts are then translated back to United States dollars, the impact of which is reflected in Accumulated other comprehensive loss in the Consolidated Balance Sheet.  This translation impact is booked directly to Stockholders' equity and not in the income statement.  The Company does not hedge this translation exposure.  During the first two months of 2003, the Canadian dollar has strengthened by approximately six percent compared to the United States dollar, which has negatively impacted income statement results because of the above-mentioned activity.

The Company uses natural gas forward purchase contracts, which expire through 2004, to reduce the risk related to significant price changes in natural gas.  The Company had natural gas forward purchase contracts with notional amounts of $34.8 million and $58.5 million of such outstanding as of December 31, 2002 and 2001, respectively.  As of December 31, 2002, the total unrealized gain on these contracts was $4.3 million, after tax.  As of December 31, 2001 the total unrealized loss on these contracts was $12.6 million, after tax.

The Company conducted sensitivity analyses of its other financial instruments assuming a one percentage point adverse change in interest rates on outstanding borrowings from its actual level as of December 31, 2002.  Holding all other variables constant, the hypothetical adverse changes would not materially affect the Company's financial position.  These analyses did not consider the effects of the reduced level of economic activity that could exist in such an environment.  Further, in the event of a one percentage point adverse change in interest rates, management would likely take actions to further mitigate its exposure to possible changes.  However, due to the uncertainty of the specific actions that would be taken and their possible effects, the sensitivity analyses assumed no changes in the Company's financial structure.

Contingencies

See Note 14 of Notes to Consolidated Financial Statements.

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

This Policy is the cornerstone of the Company's comprehensive EHS management program (EHS Program), which seeks to achieve sustainable, predictable and verifiable EHS performance.  Key elements of the EHS Program include: (i) identifying and managing EHS risk; (ii) complying with legal requirements; (iii) improving the Company's EHS procedures and protocols; (iv) educating employees regarding EHS obligations; (v) retaining and developing professional EHS staff; (vi) evaluating facility conditions; (vii) performing audits; (viii) formulating EHS action plans; and (ix) assuring management accountability.  The business units are responsible for implementing day-to-day elements of the EHS Program, assisted by an integrated staff of EHS professionals.  The Company conducts audits to verify that each facility has identified risks, achieved regulatory compliance, implemented continuous EHS improvement, and incorporated EHS management systems into day-to-day business functions.

A critical focus of the Company's EHS Program is achieving compliance with the evolving myriad of international, federal, state, provincial and local EHS laws that govern the Company's production and distribution of crop and animal nutrients, boron-based chemicals and sodium-bicarbonate.  These EHS laws regulate or propose to regulate: (i) conduct of mining and production operations, including employee safety procedures; (ii) condition of Company facilities; (iii) management and handling of raw materials; (iv) product content; (v) use of products by both the Company and its customers; (vi) management and/or remediation of potential impacts to air, water quality and soil from Company operations; (vii) disposal of waste materials; and (viii) reclamation of lands after mining.  For any new regulatory programs that might be proposed, it is difficult to ascertain future compliance obligations or to estimate future costs until implementing regulations have been finalized and definitive regulatory interpretations have been adopted.  The Company typically responds to such regulatory requirements at the appropriate time by implementing necessary modifications to facilities or to operating procedures.

The Company has expended, and anticipates that it will continue to expend, substantial financial and managerial resources to comply with EHS standards.  In 2003, environmental capital expenditures are expected to total approximately $35.5 million, primarily related to: (i) modification or construction of wastewater treatment areas in Florida and New Mexico, as well as Saskatchewan, Canada; (ii) construction, modification and closure projects associated with phosphogypsum stacks at the PhosFeed concentrates plants; (iii) upgrading of air pollution control equipment at the concentrates plants; and (iv) capital projects associated with remediation of contamination at current or former operations. Additional expenditures for land reclamation activities will total approximately $25.1 million in 2003. In 2004, the Company expects environmental capital expenditures will be approximately $29.2 million and expenditures for land reclamation activities will be approximately $23.2 million. No assurance can be given that greater-than-anticipated EHS capital expenditures or land reclamation expenditures will not be required in 2003 or in the future.

The Company has recorded accounting accruals for certain contingent environmental liabilities and believes such accruals are in accordance with generally accepted accounting principles (GAAP). The Company records accruals for environmental investigatory and non-capital remediation costs and for expenses associated with litigation when litigation has commenced or a claim or assessment has been asserted or is imminent, the likelihood of an unfavorable outcome is probable and the financial impact of such outcome is reasonably estimable. These accruals are adjusted quarterly for any changes in the Company's estimates of the future costs associated with these matters.

Product Requirements and Impacts
International, federal, state and provincial standards require the Company to register many of its products before these products can be sold.  The standards also impose labeling requirements on these products and require the Company to manufacture the products to formulations set forth on the labels. Various environmental, natural resource and public health agencies continue to evaluate alleged health and environmental impacts that could arise from the handling and use of products such as those manufactured by the Company.  The United States Environmental Protection Agency (EPA), the state of California, and The Fertilizer Institute in conjunction with the European Fertilizer Manufacturers Association have completed independent assessments of potential risks posed by crop nutrient materials.  These assessments concluded that when handled and used as intended, based on the available data, crop nutrient materials do not pose harm to human health or the environment.  Nevertheless, agencies could impose additional standards or regulatory requirements on the producing industries, including the Company or its customers.  It is the current opinion of management that the potential impact of any such standards on the market for the Company's products, and the expenditures that might be necessary to meet any such standards, will not have a material adverse effect on the Company's business or financial condition.

Operating Requirements and Impacts
Permitting.  The Company holds numerous environmental, mining and other permits or approvals authorizing operation at each of its facilities.  A decision by a government agency to deny or delay issuing a new or renewed permit or approval, or to revoke or substantially modify an existing permit or approval or to substantially change approval conditions during a permit modification request, could have a material adverse effect on the Company's ability to continue operations at the affected facility.  Expansion of Company operations also is predicated upon securing the necessary environmental or other permits or approvals.   For instance, over the next several years, PhosFeed will be continuing its efforts to obtain permits in support of its anticipated Florida mining operations at certain of the Company's properties including Ona and Pine Level.  These properties contain in excess of 100.0 million tons of phosphate rock reserves.  For years, the Company has successfully permitted mining properties and anticipates that it will be able to permit these properties as well.  In Florida, local community participation has become an important factor in the permitting process for mining companies.  A denial of these permits or the issuance of permits with cost-prohibitive conditions would prevent the Company from mining at these properties and thereby have a material adverse effect on the Company's business, financial condition and results of operations.

Operating Limits.  On December 16, 2002, the Prime Minister of Canada ratified the Kyoto Protocol, committing Canada to reduce its greenhouse gas emissions on average to six percent below 1990 levels through the first commitment period (2008-2012).  This equates to reductions of between 20 to 30 percent from current emission levels across the country.  Implementation of this commitment will be achieved through The Climate Change Plan for Canada.  It is possible that the Potash facilities in Canada will be required to take action to effectuate the Canadian commitment.  However, until definitive implementing regulations or interpretations have been finalized, it is difficult to ascertain the nature or costs associated with the required actions.

Mining Operations.  At its solution mining facilities in Searles Valley, California, Chemicals has resolved separate notices of violation (NOVs) issued by both the Lahontan Regional Water Quality Control Board (RWQCB) and the California Department of Fish & Game (DFG).  These NOVs respectively alleged that Chemicals' discharge of unsaturated processed brine to the surface of Searles Lake has negatively impacted the ability of Searles Lake to satisfy applicable water quality designations as well as the ability of migratory birds to use Searles Valley as a hostile resting location.  Chemicals instituted substantial corrective measures to restrict its discharge of hydrocarbons and discourage birds from using the lake.  On April 10, 2002, the RWQCB entered an Administrative Civil Liability Order (ACL) to resolve all potential liabilities for the historic discharges of elevated petroleum hydrocarbon concentrations at Argus, Trona, and Westend facilities.  The ACL order includes monetary payments of $250,000 over six years, contribution to an offsite wildlife mitigation program, additional projects to be completed under a pre-existing Clean-up and Abatement Order (CAO), and other facility improvements.  Chemicals also reached a settlement agreement with DFG on July 11, 2002 to address alleged migratory bird impacts.  This agreement commits Chemicals to compensate DFG for waterfowl mortality and to reimburse DFG for unpaid oversight costs for a total of $300,000.  Chemicals will also contribute to a future offsite mitigation project, including operations and maintenance costs for delivery of water, and will prepare a wildlife mitigation plan.  In a separate action, on October 30, 2001, the RWQCB issued Chemicals a CAO requiring evaluation and remediation of 32 sites on the Searles Dry Lakebed.  Twenty-six of these sites require only minor, if any, remedial activity.  Activities associated with the remaining six sites include only soil excavation and disposal, and capping.  Taking into account established accruals, expenditures for performance of the ACL, the settlement agreement, and the CAO are not expected to be material.

Management of Residual Materials.  Mining and processing of potash and phosphate and production of boric acid generate residual materials that must be managed both during the operation of the facility and upon facility closure.  Potash tailings, consisting primarily of salt, iron and clay, are stored in surface disposal sites.  Phosphate mining residuals, such as overburden and sand tailings, are used in reclamation, while phosphate clay residuals are deposited in clay settling ponds.  Processing of phosphate rock with sulphuric acid generates phosphogypsum that is stored in phosphogypsum stack systems.  Processing of boric acid from colemanite produces a sludge that is managed in a landfill.  During the life of the tailings management areas, clay settling ponds, phosphogypsum stacks, and colemanite landfill, the Company has incurred and will continue to incur significant costs to manage its potash, phosphate, and boric acid residual materials in accordance with environmental laws and regulations and with permit requirements.

Additional legal and permit requirements have been imposed for management of the clay settling ponds, phosphogypsum stacks, and the colemanite landfill at the time that these facilities are closed.  In the past, the Company has established accruals to account for these closure costs.  Beginning on January 1, 2003, the Company will account for these legal obligations under SFAS No. 143.  The impact of this accounting treatment is discussed in Recently Issued Accounting Guidance.

Saskatchewan Environment and Resource Management (SERM) is in the process of establishing appropriate closure requirements for Potash tailings management areas.  SERM has required all mine operators in Saskatchewan to obtain approval of facility decommissioning and reclamation plans (Plans).  These Plans, which will apply once mining operations at any facility are terminated, must specify procedures for handling potash residuals and for decommissioning all mine facilities including potash tailings management areas.  SERM alsorequires operators to provide financial assurance that the Plans ultimately will be carried out.  On July 5, 2000, SERM approved, with comments, the decommissioning Plans submitted by Potash for each of its facilities.  To meet the terms of this approval, Potash posted interim financial assurance to cover the estimated $2.0 million Canadian that would be necessary to operate its tailings management areas for approximately two years in the event that the Company was no longer able to fund facility decommissioning.  This financial assurance must remain in effect until July 5, 2005.  During this interim period, Potash and the rest of the industry are cooperating with SERM to evaluate technically feasible, cost-effective and environmentally responsible disposal options for tailings residuals and to correct any deficiencies in the Plans that were noted by SERM.  Final costs for decommissioning in accordance with the Plans, as well as costs for the ultimate financial assurance demonstration, are likely to be significant.  However, the Company does not anticipate expending such funds in the foreseeable future because: (i) facility closure and decommissioning is not imminent given the anticipated life of the Company's mines; (ii) SERM will consider, and where appropriate incorporate, advances in tailings management technology that may reduce the Company's ultimate tailings management costs and defer the Plans implementation; and (iii) the Company will not be required to provide ultimate financial assurance until an appropriate assurance mechanism has been specified by SERM.  For these reasons, the Company cannot predict with certainty the financial impact of these decommissioning requirements on the Company.

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

Remediation at the Company's Facilities. Many of the Company's formerly owned or current facilities have been in operation for a number of years. The historical use and handling of regulated chemical substances, crop and animal nutrients and additives as well as by-product or process tailings at these facilities by the Company and predecessor operators have resulted in soil, surface water and groundwater impacts.

At many of these facilities, spills or other releases of regulated substances have occurred previously and potentially could occur in the future, possibly requiring the Company to undertake or fund cleanup efforts under Superfund or otherwise.  In some instances, the Company has agreed, pursuant to consent orders or agreements with the appropriate governmental agencies, to undertake certain investigations, which currently are in progress, to determine whether remedial action may be required to address site impacts.  At other locations, the Company has entered into consent orders or agreements with appropriate governmental agencies to perform required remedial activities that will address identified site conditions.  Taking into account established accruals, future expenditures for these known conditions currently are not expected, individually or in the aggregate, to be material. However, material expenditures by the Company could be required in the future to remediate the environmental impacts at these or at other current or former sites.

For further discussion of remedial activities, see Note 14 of Notes to Consolidated Financial Statements.

Remediation at Third-Party Facilities.  Various third parties have alleged that the Company's historic operations have impacted neighboring off-site areas or nearby third-party facilities.  In some instances, the Company has agreed, pursuant to orders from or agreements with appropriate governmental agencies or agreements with private parties, to undertake or fund investigations, some of which currently are in progress, to determine whether remedial action, under Superfund or otherwise, may be required to address off-site impacts.  The Company's remedial liability at these sites, either alone or in the aggregate, taking into account established accruals, currently is not expected to be material.  As more information is obtained regarding these sites, this expectation could change.

For further discussion of off-site remedial activities, see Note 14of Notes to Consolidated Financial Statements.

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

Oil and Gas
Through its merger with Freeport-McMoRan Inc. (FTX), the Company had assumed responsibility for environmental impacts at a significant number of oil and gas facilities that had been operated by FTX, Phosphate Resource Partners Limited Partnership or their predecessors.  In connection with acquisition of the sulphur transportation and terminaling assets of Freeport-McMoRan Sulphur LLC (FMS) discussed more fully in Note 16 of Notes to Consolidated Financial Statements, the Company reached an agreement with FMS and McMoRan Exploration Co. (MOXY) whereby FMS and MOXY would assume responsibility for and indemnify the Company against most of these oil and gas responsibilities.  The Company retained responsibility for a limited number of specified potential claims which either individually or in the aggregate, after consideration of established accruals, are not expected to have a material adverse effect on the Company's business or financial condition.

Recently Issued Accounting Guidance

 Accounting for Asset Retirement Obligations
In June 2001, the FASB issued SFAS No. 143, which is effective January 1, 2003.  SFAS No. 143 requires legal obligations associated with the retirement of long-lived assets to be recognized at their fair value at the time that the obligations are incurred.   Application of the new rules is expected to result in an increase in net property, plant and equipment of $34.0 million, recognition of a net additional asset retirement obligation liability of $48.8 million, and a charge for the cumulative effect of a change in accounting principle that will reduce net income and stockholder's equity by $4.9 million, net of minority interest and taxes, in the first quarter of 2003.

Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections
In December 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.  SFAS No. 145, which is effective for the Company on January 1, 2003, rescinds the previous requirement under GAAP that gains or losses from the early extinguishment of debt be classified as an extraordinary item on the Consolidated Statement of Operations.  Upon adoption, the Company is also required to adjust prior year financial statements to reflect this reclassification.

Guarantor's Accounting for Guarantees
In November 2002, the FASB issued FASB Interpretation (FIN) No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.  FIN No. 45 clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee.  The Company will adopt the provisions of FIN No. 45 on January 1, 2003 for all new or amended guarantees subsequent to that date.

Forward-Looking Statements

All statements, other than statements of historical fact, contained within Management's Discussion and Analysis of Financial Condition and Results of Operations constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  In particular, forward-looking statements may include words such as "expect," "anticipate," "believe," "may," "should," "could" or "estimate."  These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this Annual Report.

Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: general business and economic conditions and governmental policies affecting the agricultural industry in localities where the Company or its customers operate; weather conditions; the impact of competitive products; pressure on prices realized by the Company for its products; constraints on supplies of raw materials used in manufacturing certain of the Company's products; capacity constraints limiting the production of certain products; difficulties or delays in the development, production, testing and marketing of products; difficulties or delays in receiving required governmental and regulatory approvals; market acceptance issues, including the failure of products to generate anticipated sales levels; the effects of and change in trade, monetary, environmental and fiscal policies, laws and regulations; foreign exchange rates and fluctuations in those rates; the costs and effects of legal proceedings, including environmental and administrative proceedings involving the Company; success in implementing the Company's various initiatives; the uncertain effects upon the global and domestic economies and financial markets of the terrorist attacks in New York City and Washington, D.C. on September 11, 2001 and their aftermaths; and other risk factors reported from time to time in the Company's Securities and Exchange Commission reports.

****************************************************************************************************************

Report of Management
____________________________________________________________________________

The management of IMC Global Inc. has the responsibility for the preparation of all information contained in the Annual Report.  The financial statements, including footnotes, have been prepared in accordance with accounting principles generally accepted in the United States and include amounts based on the best judgment of management.

In meeting its responsibilities for the accuracy, integrity and objectivity of data in the financial statements, management maintains a system of internal accounting controls designed to provide reasonable assurance that financial records are reliable, that transactions are authorized and that assets are safeguarded.  This system includes an appropriate division of responsibility, information system controls and policies and procedures that are communicated to affected employees.  There are limits inherent in all systems of internal control based on the recognition that the cost of such systems should be related to the benefits to be derived.  Management believes the Company's systems provide an appropriate balance.

The control environment is monitored by an internal auditing program, comprised of internal and external business advisors who independently assess the effectiveness of the internal controls, report findings to management and follow up on the implementation of management action plans to address any identified control gaps.  The Company's independent public accountants, Ernst & Young LLP (Ernst &Young), are engaged to audit and express an opinion on the Company's financial statements. Their audit was conducted in accordance with auditing standards generally accepted in the United States and included consideration of the Company's internal control system.  Management has made available to Ernst & Young all of the Company's financial records and related data, as well as minutes of the meetings of the Board of Directors.  Management believes that all representations made to Ernst & Young were valid and appropriate.

The Audit Committee of the Board of Directors, which is comprised entirely of independent directors, is responsible for monitoring the Company's financial reporting process.  The Audit Committee meets regularly with management, the Director, Internal Audit & Compliance and Ernst & Young, jointly and separately, to review financial reporting matters, internal accounting controls and audit results to assure that all parties are properly fulfilling their responsibilities.  Both Ernst & Young and the Director, Internal Audit & Compliance have unrestricted access to the Audit Committee.

Douglas A. Pertz	J. Reid Porter
Douglas A. Pertz	J. Reid Porter
Chairman and Chief Executive Officer	Executive Vice President and Chief Financial Officer

****************************************************************************************************************

Report of Independent Auditors
____________________________________________________________________________

To the Board of Directors and Stockholders of IMC Global Inc.

We have audited the accompanying consolidated balance sheet of IMC Global Inc. as of December 31, 2002 and 2001 and the related consolidated statements of operations, cash flows and stockholders' equity for each of the three years in the period ended December 31, 2002.  These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of IMC Global Inc. as of December 31, 2002 and 2001, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

In 2002, as discussed in Note 2, the Company changed its method of accounting for goodwill to conform with Financial Accounting Standards Board Statement No. 142.  In 2001, as discussed in Note 1, the Company changed its method of accounting for derivative financial instruments to conform with Financial Accounting Standards Board Statement No. 133 and Emerging Issues Task Force Issue No. 00-19.

Ernst & Young LLP

Ernst & Young LLP
Chicago, Illinois
January 27, 2003, except for Note 8 and Note 10,
as to which the date is March 17, 2003

****************************************************************************************************************

Consolidated Statement of Operations
In millions, except per share amounts

Year ended December 31
	2002	2001	2000
Net sales	$2,057.4	$1,958.7	$2,095.9
Cost of goods sold	1,794.4	1,769.8	1,767.2
Gross margins	263.0	188.9	328.7
Selling, general and administrative expenses	80.7	81.8	102.7
Restructuring activity	-	11.0	(1.2)
Operating earnings	182.3	96.1	227.2
Interest expense	174.2	152.3	112.6
Other (income) expense, net	7.4	15.2	(4.1)
Earnings (loss) from continuing operations before minority interest	0.7	(71.4)	118.7
Minority interest	(16.2)	(40.7)	(12.4)
Earnings (loss) from continuing operations before income taxes	16.9	(30.7)	131.1
Provision (benefit) for income taxes	30.1	(2.8)	46.8
Earnings (loss) from continuing operations	(13.2)	(27.9)	84.3
Loss from discontinued operations	(96.4)	-	(429.3)
Loss before extraordinary item and cumulative effect of a change in accounting principle	(109.6)	(27.9)	(345.0)
Extraordinary charge - debt retirement	(0.6)	(14.1)	-
Cumulative effect of a change in accounting principle	-	(24.5)	-
Net loss	$ (110.2)	$ (66.5)	$ (345.0)

Basic and diluted earnings (loss) per share:
Earnings (loss) from continuing operations	$ (0.12)	$ (0.24)	$ 0.73
Loss from discontinued operations	(0.84)	-	(3.73)
Extraordinary loss - debt retirement	(0.01)	(0.12)	-
Cumulative effect of a change in accounting principle	-	(0.21)	-
Net loss per share	$ (0.97)	$ (0.57)	$ (3.00)

Basic weighted average number of shares outstanding	114.6	114.5	114.4
Diluted weighted average number of shares outstanding	114.6	114.5	114.8

See Notes to Consolidated Financial Statements

****************************************************************************************************************

Consolidated Balance Sheet
 In millions, except share amounts

December 31
	2002	2001
Assets
Current assets:
Cash and cash equivalents	$ 17.7	$ 248.7
Restricted cash	105.5	374.0
Receivables, net	179.0	217.6
Inventories, net	349.1	292.3
Deferred income taxes	11.6	14.1
Other current assets	37.1	6.5
Total current assets	700.0	1,153.2

Property, plant and equipment, net	2,300.7	2,308.6
Goodwill	319.0	319.0
Other assets	317.4	468.1
Total assets	$3,637.1	$4,248.9

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 154.8	$ 150.3
Accrued liabilities	190.5	242.1
Due to bondholders	-	305.4
Short-term debt and current maturities of long-term debt	106.2	75.4
Total current liabilities	451.5	773.2

Long-term debt, less current maturities	2,165.3	2,216.1
Deferred income taxes	57.6	176.3
Other noncurrent liabilities	571.0	533.3
Common equity forwards	-	9.3

Stockholders' equity:
Common stock, $1 par value, authorized 300,000,000 shares; issued 130,585,301 and 125,185,301 shares in 2002 and 2001, respectively	130.6	125.2
Capital in excess of par value	1,743.9	1,680.9
Accumulated deficit	(984.7)	(865.3)
Accumulated other comprehensive loss	(146.4)	(117.1)
Treasury stock, at cost, 15,634,654 and 10,159,607 shares in 2002 and 2001, respectively	(351.7)	(283.0)
Total stockholders' equity	391.7	540.7

Total liabilities and stockholders' equity	$3,637.1	$4,248.9

See Notes to Consolidated Financial Statements

****************************************************************************************************************

Consolidated Statement of Cash Flows
In millions

Year ended December 31
	2002	2001	2000
Cash Flows from Operating Activities
Net loss	$ (110.2)	$ (66.5)	$ (345.0)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Adjustments from continuing operations:
Depreciation, depletion and amortization	173.7	165.6	171.6
Minority interest	(16.2)	(40.7)	(12.4)
Deferred income taxes	(69.7)	(36.1)	(21.1)
Other charges and credits, net	(17.6)	(61.6)	8.5
Changes in:
Receivables	38.6	(182.6)	138.9
Note receivable from affiliate	-	47.5	(47.5)
Inventories	(56.8)	40.3	(8.4)
Other current assets	(0.2)	2.4	147.4
Accounts payable	4.5	(51.0)	83.4
Accrued liabilities	(60.4)	28.4	(25.3)
Adjustments from discontinued operations	121.1	(2.5)	273.3
Net cash provided by (used in) operating activities	6.8	(156.8)	363.4

Cash Flows from Investing Activities
Capital expenditures	(140.0)	(123.1)	(118.1)
Proceeds from sale of businesses	-	624.3	-
Investment in joint venture	(10.0)	-	-
Other	(11.1)	1.5	4.4
Net cash provided by (used in) investing activities	(161.1)	502.7	(113.7)
Net cash provided (used) before financing activities	(154.3)	345.9	249.7

Cash Flows from Financing Activities
Payments of long-term debt	(996.1)	(982.4)	(719.0)
Proceeds from issuance of long-term debt	1,136.6	1,404.5	546.0
Changes in short-term debt, net	(170.4)	(209.3)	(15.0)
Restricted cash	268.5	(374.0)	-
Payable to bondholders	(294.5)	-	-
Purchase of common shares	(79.5)	-	-
Issuance of common shares	67.9	-	-
Cash dividends paid	(9.2)	(17.5)	(26.3)
Cash distributions to The Vigoro Corporation preferred stockholders	-	-	(28.2)
Cash distributions to unitholders of Phosphate Resource Partners Limited Partnership	-	-	(4.5)
Other	-	(3.0)	1.0
Net cash used in financing activities	(76.7)	(181.7)	(246.0)

Net change in cash and cash equivalents	(231.0)	164.2	3.7
Cash and cash equivalents - beginning of year	248.7	84.5	80.8
Cash and cash equivalents - end of year	$ 17.7	$ 248.7	$ 84.5

See Notes to Consolidated Financial Statements

 ****************************************************************************************************************

Consolidated Statement of Stockholders' Equity
In millions, except per share amounts

	Outstanding shares	Common stock	Capital in excess of par value	Accumulated deficit	Accumulated other comprehensive loss	Treasury stock	Total stockholders' equity	Comprehensive income (loss)
Balance as of December 31, 1999	114.5	$ 125.2	$1,698.1	$(411.1)	$ (37.3)	$(294.8)	$1,080.1

Net loss	-	-	-	(345.0)	-	-	(345.0)	$ (345.0)
Foreign currency translation adjustment	-	-	-	-	(21.3)	-	(21.3)	(21.3)
Dividends ($0.32 per share)	-	-	-	(35.0)	-	-	(35.0)	-
Other	0.3	-	(5.9)	1.1	-	1.4	(3.4)	-
Balance as of December 31, 2000	114.8	125.2	$1,692.2	$(790.0)	$ (58.6)	$(293.4)	$675.4	$ (366.3)

Net loss	-	-	-	(66.5)	-	-	(66.5)	$ (66.5)
Foreign currency translation adjustment	-	-	-	-	(16.9)	-	(16.9)	(16.9)
Cumulative effect of a change in accounting principle (Note 1)	-	-	-	-	2.9	-	2.9	2.9
Net unrealized losses on derivative instruments	-	-	-	-	(19.5)	-	(19.5)	(19.5)
Minimum pension liability	-	-	-	-	(25.0)	-	(25.0)	(25.0)
Dividends ($0.08 per share)	-	-	-	(8.8)	-	-	(8.8)	-
Other	0.2	-	(11.3)	-	-	10.4	(0.9)	-
Balance as of December 31, 2001	115.0	125.2	$1,680.9	$(865.3)	$(117.1)	$(283.0)	$ 540.7	$ (125.0)

Net loss	-	-	-	(110.2)	-	-	(110.2)	$ (110.2)
Foreign currency translation adjustment	-	-	-	-	1.1	-	1.1	1.1
Net unrealized gain on derivative instruments	-	-	-	-	19.5	-	19.5	19.5
Minimum pension liability	-	-	-	-	(49.9)	-	(49.9)	(49.9)
Issuance of stock (Notes 8and 11)	5.4	5.4	62.5	-	-	-	67.9	-
Share repurchase (Notes 8and 11)	(5.4)	-	-	-	-	(79.5)	(79.5)	-
Dividends ($0.08 per share)	-	-	-	(9.2)	-	-	(9.2)	-
Common equity forward	-	-	-	-	-	9.3	9.3	-
Other	-	-	0.5	-	-	1.5	2.0	-
Balance as of December 31, 2002	115.0	$ 130.6	$1,743.9	$(984.7)	$(146.4)	$(351.7)	$ 391.7	$ (139.5)

See Notes to Consolidated Financial Statements

 ****************************************************************************************************************

Notes to Consolidated Financial Statements
In millions, except per share amounts

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business
IMC Global Inc. (Company or IMC) is a producer and distributor of crop nutrients and animal feed ingredients to the domestic and international agricultural community.

Basis of Presentation
The consolidated financial statements include the accounts of the Company and all subsidiaries which are more than 50.0 percent owned and controlled.  All significant intercompany accounts and transactions are eliminated in consolidation.

Minority interest is largely comprised of the public unitholders' interest in Phosphate Resource Partners Limited partnership (PLP) (51.6 percent owned and consolidated subsidiary of the Company), including an effective 21.1 percent minority interest in IMC Phosphates Company (IMC Phosphates).

As discussed in more detail in Note 4, IMC Chemicals (Chemicals), IMC Salt (Salt), a solar evaporation facility located in Ogden, Utah (Ogden) and the Company's oil and gas business have been presented as discontinued operations.

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

Concentration of Credit Risk
Domestically, the Company sells its products to manufacturers, distributors and retailers primarily in the midwestern and southeastern United States.  Internationally, the Company's phosphate and potash products are sold primarily through two North American export associations.  No single customer or group of affiliated customers accounted for more than ten percent of the Company's net sales in any year during the three-year period ended December 31, 2002.

Receivables and Allowance for Doubtful Accounts
The Company carries its accounts receivable at their face amounts less an allowance for doubtful accounts.  On a regular basis, the Company evaluates its accounts receivable and establishes the allowance for doubtful accounts based on a combination of specific customer circumstances as well as credit conditions and based on a history of write-offs and collections.  A receivable is considered past due if payments have not been received within agreed upon invoice terms.

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

Prior to January 1, 2002, goodwill, representing the excess of purchase cost over the fair value of net assets of acquired companies, was generally amortized using the straight-line method over 40 years.  On January 1, 2002, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets.  As a result, goodwill is no longer amortized but is subject to annual impairment tests in accordance with SFAS No. 142 (Note 2).  Prior to January 1, 2002, the Company evaluated the recoverability of goodwill by estimating the future discounted cash flows of the businesses to which the goodwill relates.  This evaluation was made whenever events or changes in circumstances indicated the carrying amount may not be recoverable.  Estimated cash flows were determined by disaggregating the Company's business segments to an operational and organizational level for which meaningful identifiable cash flows could be determined.  When estimated future discounted cash flows were less than the carrying amount of the net long-lived assets (tangible and identifiable intangible) and related goodwill, impairment losses of goodwill were charged to operations.  Impairment losses, limited to the carrying amount of goodwill, represented the excess of the sum of the carrying amount of the net long-lived assets (tangible and identifiable intangible) and goodwill in excess of the discounted cash flows of the business being evaluated.  In determining the estimated future cash flows, the Company considered current and projected future levels of income; business trends; prospects; as well as market and economic conditions.

Using the methodology prescribed in SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets,the Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amounts of such assets may not be recoverable.  Once an indication of a potential impairment exists, recoverability of the respective assets is determined by comparing the forecasted undiscounted net cash flows of the operation to which the assets relate, to the carrying amount of such operation.  If the operation is determined to be unable to recover the carrying amount of its assets, then long-lived assets of the operation are written down to fair value.  Fair value is determined based on discounted cash flows or appraised values, depending upon the nature of the assets.

Accrued Environmental Costs
The Company produces and distributes crop and animal nutrients, boron-based chemicals and sodium-bicarbonate. These activities subject the Company to an evolving myriad of international, federal, state, provincial and local environmental, health and safety laws, which regulate, or propose to regulate:  (i) conduct of mining and production operations, including employee safety procedures; (ii) condition of Company facilities; (iii) management and handling of raw materials; (iv) product content; (v) use of products by both the Company and its customers; (vi) management and/or remediation of potential impacts to air, water quality, and soil from Company operations; (vii) disposal of waste materials; and (viii) reclamation of lands after mining.  The Company has contingent environmental liabilities that arise from three sources: (i) facilities currently or formerly owned by the Company or its predecessors; (ii) facilities adjacent to currently or formerly owned facilities; and (iii) third-party Comprehensive Environmental Response Compensation and Liability Act (Superfund) sites.  The historical use and handling of regulated chemical substances, crop and animal nutrients and additives as well as by-product or process tailings have resulted in soil and groundwater contamination, requiring the Company to undertake or fund cleanup efforts.

The environmental costs discussed above include: fines, penalties and certain corrective actions to address violations of the law; remediation of properties that are currently or were formerly owned or operated by the Company, or its predecessors; remediation costs of facilities adjacent to currently or formerly owned facilities or for third-party Superfund sites; and legal fees and expenses associated with resolution of administrative processes or litigation concerning these environmental costs.  Environmental accruals are recorded for environmental investigatory and non-capital remediation costs and for costs associated with litigation at identified sites when litigation has commenced or a claim or assessment has been asserted or is imminent, the likelihood of an unfavorable outcome is probable and the financial impact of such outcome is reasonably estimable.   These accruals are adjusted currently for any changes in the Company's estimates of the future costs associated with these matters.  The Company cannot determine the cost of any remedial action that ultimately may be required at unknown sites, sites for which investigations have not been performed or have begun but have not been completed or sites at which unanticipated conditions are discovered.

Foreign Currency Translation
The functional currency of all operations outside the United States is the respective local currency.  All foreign currency balance sheet accounts have been translated using the exchange rates in effect as of the balance sheet date.  Income statement amounts have been translated using the average exchange rate for the year.  The gains and losses resulting from changes in exchange rates from year to year have been reported in Accumulated other comprehensive loss.  The effect on the Consolidated Statement of Operations of transaction gains and losses is insignificant for all years presented.  Foreign currency cumulative translation losses of $2.1 million were included in the calculation of the losses from discontinued operations for 2002 (Note 4).

Derivative Instruments Indexed To, and Potentially Settled In, a Company's Own Stock
Effective June 30, 2001, Emerging Issues Task Force (EITF) No. 00-19 required the Company to account for its common equity forward purchase contract (Forward) as an asset or a liability, with changes in the value of the Forward reflected in the Consolidated Statement of Operations.  The Company recorded a charge for the cumulative effect of a change in accounting principle of $24.5 million, or $0.21 per share, in the second quarter of 2001 upon adoption of EITF 00-19.  This charge was calculated based on the difference between the Company's stock price as of June 30, 2001 and the Forward price.  Prior to that date, any excess of Forward price over the Company's stock price was classified as temporary equity.  All changes in fair value subsequent to June 30, 2001 were included in Earnings (loss) from continuing operations.  Other (income) expense, net for 2001 included income of $15.2 million, or $0.14 per share, to reflect the change in the value of the Company's stock from July 1, 2001 to December 31, 2001.  The Forward was settled during 2002 (Note 11).

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

On January 1, 2001, the Company adopted SFAS No. 133, Derivative Instruments and Hedging Activities, as amended.  In accordance with the provisions of SFAS No. 133, the Company recorded a transition adjustment upon adoption of SFAS No. 133 to record derivative instruments at fair value.  The effect of this transition adjustment resulted in a $2.9 million, after tax, reduction in Accumulated other comprehensive loss.  The Company recognized all of the unrealized gains associated with this transition adjustment during the first quarter of 2001.

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

The Company had $244.5 million and $244.0 million notional amounts of foreign currency forward exchange contracts outstanding as of December 31, 2002 and 2001, respectively, with the contracts outstanding as of December 31, 2002 maturing in various months through December 2003.  These derivative financial instruments have been designated as cash flow hedges and are being used to reduce the exchange rate risk related to certain forecasted foreign currency transactions.  The principal currency being hedged by the Company as of December 31, 2002 and 2001 was the Canadian dollar.  The Company also had $34.8 million and $58.5 million notional amounts of natural gas forward purchase contracts outstanding as of December 31, 2002 and 2001, respectively, with the contracts outstanding as of December 31, 2002 maturing in various months through October 2004.  These derivative financial instruments have been designated as cash flow hedges and are being used to hedge volatility in natural gas prices.  The effective portion of changes in the fair value of the Company's cash flow hedges is recorded in Accumulated other comprehensive loss.  As of December 31, 2002, the Company had unrealized gains totaling $4.6 million, $2.9 million after tax, related to its cash flow hedges substantially all of which is expected to be reclassified into earnings within the next 12 months.  As of December 31, 2001, the Company had unrealized losses totaling $25.5 million, $16.6 million after tax, related to its cash flow hedges.  Unrealized gains or losses included in Accumulated other comprehensive loss are recognized in earnings in the same period that the underlying hedged item is realized.  The ineffective portion of changes in the fair value of the Company's cash flow hedges is reported in Other (income) expense, net and amounted to zero in 2002 and a charge of $3.1 million in 2001.

The Company also uses foreign currency forward exchange contracts, which typically expire within one year, to hedge transaction exposure related to certain intercompany loans.  Realized and unrealized gains and losses on these contracts  and the offsetting translation losses and gains on these intercompany loan balances are recorded in Other (income) expense, net.  The Company had notional amounts of $8.1 million and $47.3 million of such foreign currency forward exchange contracts outstanding as of December 31, 2002 and 2001, respectively.  There was no unrealized gain or loss on these contracts as of December 31, 2002 and the unrealized loss was $0.3 million as of December 31, 2001.

Prior to January 1, 2001, the Company also used foreign currency forward exchange contracts for hedging purposes. Realized and unrealized gains and losses on contracts used to hedge the currency fluctuations of assets and liabilities denominated in foreign currencies and the offsetting realized and unrealized losses and gains on hedged transactions were recorded in Other (income) expense, net.  Contracts used to reduce the exchange rate risk related to certain forecasted foreign currency transactions were adjusted to their market values at each balance sheet date with the offset recorded to Other (income) expense, net.

Income Taxes
Deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Accounting for Stock Options
The Company uses the intrinsic value method to account for stock-based employee compensation in each period presented.

If the Company's stock option plans' compensation cost had been determined based on the fair value at the grant date for awards beginning in 1995, consistent with the provisions of SFAS No. 123, Accounting for Stock-Based Compensation, the Company's net loss and loss per share would have increased to the following pro forma amounts:

	2002	2001	2000
Stock compensation cost (net of tax):
As reported	$ 1.1	$ 0.7	$ 0.3
Pro forma	$ 9.7	$ 7.2	$ 9.6

Net loss:
As reported	$ (110.2)	$ (66.5)	$ (345.0)
Pro forma	$ (118.8)	$ (73.0)	$ (354.3)

Diluted net loss per share:
As reported	$ (0.97)	$ (0.57)	$ (3.00)
Pro forma	$ (1.04)	$ (0.64)	$ (3.09)

Recently Issued Accounting Guidance

Accounting for Asset Retirement Obligations
In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 143, Accounting for Asset Retirement Obligations, which is effective January 1, 2003.  SFAS No. 143 requires legal obligations associated with the retirement of long-lived assets to be recognized at their fair value at the time that the obligations are incurred.  Application of the new rules is expected to result in an increase in net property, plant and equipment of $34.0 million, recognition of a net additional asset retirement obligation liability of $48.8 million, and a charge for the cumulative effect of a change in accounting principle that will reduce net income and stockholder's equity by $4.9 million, net of minority interest and taxes, in the first quarter of 2003.

Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections
In December 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.  SFAS No. 145, which is effective for the Company on January 1, 2003, rescinds the previous requirement under generally accepted accounting principles (GAAP) that gains or losses from the early extinguishment of debt be classified as an extraordinary item on the Consolidated Statement of Operations.  Upon adoption, the Company is also required to adjust prior year financial statements to reflect this reclassification.

Guarantor's Accounting for Guarantees
In November 2002, the FASB issued FASB Interpretation (FIN) No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.  FIN No. 45 clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee.  The Company will adopt the provisions of FIN No. 45 on January 1, 2003 for all new or amended guarantees subsequent to that date.  See Note 14 for the related disclosures.

2.    ACCOUNTING FOR GOODWILL

On January 1, 2002, the Company adopted SFAS No. 142.  Under the new rules, goodwill is no longer amortized but is subject to annual impairment tests.  The Company completed its transitional and annual impairment tests as of January 1, 2002 and October 1, 2002 as prescribed by SFAS No. 142, which indicated that no impairment of goodwill existed.  The portion of goodwill which was attributable to IMC PhosFeed (PhosFeed) and IMC Potash (Potash) was $292.4 million and $26.6 million, respectively, as of December 31, 2002 and 2001.  The accumulated amortization for goodwill was $64.9 million as of December 31, 2002 and 2001.

The following is a reconciliation of 2001 and 2000 net loss and basic and diluted loss per share between the amounts previously reported by the Company and the adjusted amounts that would have been reported if SFAS No. 142 had been applied in prior periods.

	Year ended December 31, 2001	Year ended December 31, 2000
Loss before extraordinary item and cumulative effect of a change in accounting principle:
Reported loss before extraordinary item and cumulative effect of a change in accounting principle	$ (27.9)	$ (345.0)
Goodwill amortization	10.2	16.8
Adjusted loss before extraordinary item and cumulative effect of a change in accounting principle	$ (17.7)	$ (328.2)

Net loss:
Reported net loss	$ (66.5)	$ (345.0)
Goodwill amortization	10.2	16.8
Adjusted net loss	$ (56.3)	$ (328.2)

Basic and diluted loss per share:
Reported loss per share before extraordinary item and cumulative effect of a change in accounting principle	$ (0.24)	$ (3.00)
Goodwill amortization per share	0.09	0.15
Adjusted loss per share before extraordinary item and cumulative effect of a change in accounting principle	$ (0.15)	$ (2.85)

Reported net loss per share	$ (0.57)	$ (3.00)
Goodwill amortization per share	0.09	0.15
Adjusted net loss per share	$ (0.48)	$ (2.85)

3.     RESTRUCTURING ACTIVITY

2001 Restructuring Charges
In the first quarter of 2001, the Company announced a new organizational structure (Reorganization Plan), primarily comprised of a shift to a more functional organization structure, which resulted in business unit and corporate headcount reductions. As a result, in the first quarter of 2001 the Company recorded a restructuring charge of $4.6 million, $2.4 million after tax and minority interest, or $0.02 per share.  A total of 74 employees were terminated and left the Company prior to December 31, 2001.  Substantially all of the severance payments have been disbursed as of December 31, 2002.

As part of the Company's plan to improve profitability (Project Profit), the Company sold its urea plant to a third party buyer (Buyer).  The effective operation of this plant was dependent upon receiving services from the Company's remaining Louisiana operations.  The Louisiana operations were idled for the first half of 2001, which impacted the ability of the urea plant to operate.  In the third quarter of 2001, the Company repurchased the plant from the Buyer and shut the plant down permanently.  Total costs to repurchase the plant and accrue for demolition costs were $6.4 million, $3.1 million after tax and minority interest, or $0.03 per share, which resulted in a 2001 restructuring charge.  This activity was recorded in the third quarter of 2001 as an increase to the restructuring charge previously recorded for Project Profit.

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

1999 Restructuring Charge
In 1999, the Company announced and began implementing a Company-wide rightsizing program (Rightsizing Program), which was designed to simplify and focus the Company's core businesses.  The key components of the Rightsizing Program were: (i) the shutdown and permanent closure of the Nichols and Payne Creek facilities at PhosFeed resulting from an optimization program to reduce rock and concentrate production costs through higher utilization rates at the lowest-cost facilities; (ii) an asset rightsizing program at Potash resulting from a revised mine plan; and (iii) corporate and business unit headcount reductions.

Activity in 2002 related to accruals from continuing operations for the restructuring plans noted above was as follows:

	Accrual as of January 1, 2002	Non-cash Charges[a]	Cash Paid	Accrual as of December 31, 2002
Non-employee exit costs:

Demolition and closure costs	$ 33.1	$ 2.0	$ (12.9)	$ 22.2
Employee headcount reductions:
Severance benefits	3.5	-	(1.3)	2.2
Total	$ 36.6	$ 2.0	$ (14.2)	$ 24.4

aRepresents accretion of the recorded liability.

Non-Employee Exit Costs
As a result of the decision to permanently close certain facilities and production operations described above, the Company recorded closure costs for demolition activities and incremental environmental land reclamation of the surrounding mined-out areas.  All facilities were closed and the Company expects all demolition, closure and reclamation activities to be completed by the end of 2014.

Employee Headcount Reductions
As part of the Reorganization Plan, Rightsizing Program and Project Profit, headcount reductions were implemented throughout the Company.  The majority of these reductions were a result of the closing and/or exiting of production operations, as discussed above.  A total of 1,841 employees were terminated. The majority of the remaining severance payments will be made over the next twelve months.

The activity related to accruals for the Company's restructuring programs during 2001 consisted of a beginning balance of $51.4 million reduced by cash payments of $25.8 million and increased by $11.0 million from the Reorganization Plan and urea plant repurchase.  The activity related to accruals for the Company's restructuring programs during 2000 consisted of a beginning balance of $110.9 million reduced by cash payments of $59.5 million.

All restructuring activity was recorded as a separate line item on the Consolidated Statement of Operations.

4.     DISCONTINUED OPERATIONS

Salt and Ogden
On November 29, 2001, the Company completed the sale of Salt and Ogden to a third party.  IMC received approximately $580.0 million of cash, as well as a minority economic interest in the resulting company. The minority economic interest was recorded at no value due to significant restrictions on the Company's ability to realize a return on this investment in the future.  Value can be achieved if the new company exceeds certain minimum targeted returns.  IMC recorded an additional $21.1 million loss in connection with the sale before 2001 earnings from discontinued operations of $22.2 million.  No tax benefit was recorded with this loss as the loss was considered a capital loss.  The Company had previously recorded an estimated loss on disposal in 2000 of $611.7 million, $402.7 million after tax.  In 2002, the Company recorded an adjustment to the loss on disposal of $3.0 million, $1.9 million after tax.

For 2001 and 2000, Salt and Ogden's combined revenues were $450.0 million and $494.2 million, respectively.  The operations of Salt and Ogden resulted in pre-tax earnings of $46.7 million and $19.7 million or $22.2 million and $11.0 million after tax, in 2001 and 2000, respectively.

Interest expense was allocated to discontinued operating results based on the portion of third party debt that was specifically attributable to Salt and Ogden and amounted to $12.3 million and $47.1 million in 2001 and 2000, respectively.

Chemicals
In December 1999, the Company received approval from the Board of Directors for a plan to sell the entire Chemicals business unit.  On November 5, 2001, the Company sold Penrice Soda Products Pty. Ltd. (Penrice), an Australian unit of Chemicals.  The Company recorded a gain of $0.7 million in 2001 from the Penrice sale.

During 2002, the Company increased the previously recorded estimated loss on disposal of the remaining parts of Chemicals by $147.9 million, or $85.9 million after tax, including forecasted operating results through June 30, 2003 as well as revised estimates of sales proceeds. The Company had previously recorded estimated losses on disposal in 2001, 2000 and 1999 of $10.0 million, $49.1 million and $138.1 million or $4.6 million, $32.1 million and $85.6 million after tax, respectively.

For 2002, 2001 and 2000, Chemicals' revenues were $253.3 million, $305.1 million and $329.6 million, respectively.  The operations of Chemicals resulted in pre-tax losses of $9.7 million, $34.3 million and $16.5 million or $8.6 million, $15.9 million and $6.1 million after tax, in 2002, 2001 and 2000, respectively.  Interest expense was allocated to discontinued operating results based on the portion of third party debt that is specifically attributable to Chemicals and amounted to $10.8 million, $39.6 million and $19.2 million in 2002, 2001 and 2000, respectively.

The Company is actively pursuing sales transactions for the remaining parts of Chemicals and targets completion of all or a substantial portion of the remaining parts by June 30, 2003.  Subsequent to December 31, 2002, the Company has announced the sale of the sodium bicarbonate portion of Chemicals for approximately $20.6 million.  On January 1, 2002, the Company adopted SFAS No. 144.  SFAS No. 144 provides that long-lived assets classified as held for disposal as a result of disposal activities initiated prior to its adoption shall continue to be accounted for in accordance with the prior pronouncement applicable to those assets so long as certain criteria in SFAS No. 144 were met as of December 31, 2002.  The Company has determined the SFAS No. 144 criteria were met for Chemicals and will continue to account for Chemicals in accordance with Accounting Principles Board Opinion No. 30.

Oil and Gas Operations
In the fourth quarter of 1999, the Company decided to discontinue its oil and gas business, which primarily consisted of PLP's interest in a multi-year oil and natural gas exploration program (Exploration Program).  The Company sold its interest, through PLP, in the Exploration Program for proceeds of $32.0 million.  A loss on disposal of $22.4 million, $6.7 million after tax and minority interest of $4.6 million and $11.1 million, respectively, was recorded in the fourth quarter of 1999.  In the fourth quarter of 2001, the Company recorded a gain of $24.0 million, $18.7 million after tax, from the disposal of its remaining oil and gas interests.

For financial reporting purposes, the net assets of the Chemicals discontinued operations held for sale have been classified in Other current assets in 2002 and Other assets in 2001 and consisted of the following:

	2002	2001
Assets:
Receivables, net	$ 44.5	$ 46.4
Inventories, net	43.2	43.2
Other current assets	1.0	8.4
Property, plant and equipment, net	2.2	119.2
Other assets	6.3	6.2
Total assets	97.2	223.4
Liabilities:
Accounts payable	26.9	32.8
Accrued liabilities	27.9	29.3
Other noncurrent liabilities	19.1	16.9
Total liabilities	73.9	79.0
Net assets of discontinued operations held for sale	$ 23.3	$ 144.4

5.    EARNINGS PER SHARE

The numerator for both basic and diluted earnings per share (EPS) is net loss.  The denominator for basic EPS is the weighted-average number of shares outstanding during the period (Denominator).  The following is a reconciliation of the Denominator for the basic and diluted earnings per share computations:

	2002	2001	2000
Basic EPS shares	114.6	114.5	114.4
Effect of dilutive stock options	-	-	0.4
Diluted EPS shares	114.6	114.5	114.8

Common shares issuable upon the exercise of options were not included in the computation of diluted earnings per share in 2002 and 2001 because the Company incurred a net loss from continuing operations and, therefore, the effect of their inclusion was antidilutive.  Options to purchase approximately 10.4 million shares of common stock as of December 31, 2000, were not included in the computation of diluted EPS, because the exercise price was greater than the average market price of the Company's common stock and, therefore, the effect of their inclusion would be antidilutive.  In addition, 1.2 million shares for 2001 related to the Forward were also not included in the computation of diluted EPS because the effect of their inclusion would be antidilutive.

6.     DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS

Receivables:

	2002	2001
Trade	$ 170.5	$ 202.6
Non-trade	15.3	21.2
	185.8	223.8
Less: Allowances	(6.8)	(6.2)
Receivables, net	$ 179.0	$ 217.6

The carrying amount of accounts receivable was equal to the estimated fair value of such assets due to their short maturity.

Inventories:

	2002	2001
Products (principally finished)	$ 282.7	$ 232.4
Operating materials and supplies	71.0	65.3
	353.7	297.7
Less: Allowances	(4.6)	(5.4)
Inventories, net	$ 349.1	$ 292.3

Property, plant and equipment:

	2002	2001
Land	$ 97.6	$ 93.8
Mineral properties and rights	820.2	789.8
Buildings and leasehold improvements	529.1	507.9
Machinery and equipment	2,907.8	2,858.5
Construction-in-progress	69.8	82.6
	4,424.5	4,332.6
Less: Accumulated depreciation and depletion	(2,123.8)	(2,024.0)
Property, plant and equipment, net	$ 2,300.7	$ 2,308.6

Depreciation and depletion expense was $163.6 million, $147.0 million and $155.8 million for 2002, 2001 and 2000, respectively.

As of December31, 2002, idle facilities of the Company included one concentrated phosphate granulation plant, and the acid production facilities at another concentrated phosphate plant, which will remain closed subject to improved market conditions.  The net book value of these facilities totaled $65.3 million.  In the opinion of management, the net book value of the Company's idle facilities is not in excess of their net realizable values.

Other assets:

	2002	2001
Net assets held for sale (Note 4)	$ -	$ 144.4
Excess distributions to PLP unitholders	185.0	168.7
Other	132.4	155.0
Other assets	$ 317.4	$ 468.1

Excess distributions to PLP unitholders represents cumulative distributions in excess of investment and earnings of PLP unitholders over the life of the partnership.

Accrued liabilities:

	2002	2001
Interest	$ 37.2	$ 45.4
Taxes, income and other	62.0	56.0
Restructuring (Note 3)	10.9	17.0
Payroll and employee benefits	31.3	24.4
Other	49.1	99.3
Accrued liabilities	$ 190.5	$ 242.1

Other noncurrent liabilities:

	2002	2001
Employee and retiree benefits	$ 334.5	$ 274.3
Environmental	117.0	100.3
Restructuring (Note 3)	13.5	19.6
Other	106.0	139.1
Other noncurrent liabilities	$ 571.0	$ 533.3

7.    COMPREHENSIVE INCOME

Accumulated other comprehensive loss consists of the following:

	2002	2001
Foreign currency translation adjustment	$ (74.4)	$ (75.5)
Net unrealized gains (losses) on derivative instruments	2.9	(16.6)
Minimum pension liability	(74.9)	(25.0)
Total	$ (146.4)	$ (117.1)

A summary of components of other comprehensive loss reported on the Consolidated Statement of Stockholders' Equity for the years ended December 31, 2002, 2001 and 2000, is as follows:

	Before-tax amount	Income Tax	After-tax amount
December 31, 2002
Foreign currency translation adjustment	$ 1.1	$ -	$ 1.1
Net unrealized gains (losses) on derivative instruments	30.2	(10.7)	19.5
Minimum pension liability	(95.7)	45.8	(49.9)
Total	$ (64.4)	$ 35.1	$ (29.3)

December 31, 2001
Foreign currency translation adjustment	$ (16.9)	$ -	$ (16.9)
Cumulative effect of adopting SFAS No. 133	4.8	(1.9)	2.9
Net unrealized gains (losses) on derivative instruments	(30.3)	10.8	(19.5)
Minimum pension liability	(25.0)	-	(25.0)
Total	$ (67.4)	$ 8.9	$ (58.5)

December 31, 2000
Foreign currency translation adjustment	$ (21.3)	$ -	$ (21.3)
Total	$ (21.3)	$ -	$ (21.3)

8.     FINANCING ARRANGEMENTS

Total indebtedness as of December 31, 2002 was $2,271.5 million, a decrease of $20.0 million from total indebtedness as of December 31, 2001 of $2,291.5 million.  The reduction in total indebtedness primarily resulted from the following: (i) the partial repurchase of the 6.50 percent senior notes due August 2003; (ii) the purchase by the Company of the lessors' interest in the Argus sale/leaseback arrangement of the Company's discontinued Chemicals' business (Argus Lease), partially offset by (iii) an additional $117.5 million of the 11.25 percent senior notes due 2011 (December Note Offering) which resulted in net cash proceeds of $124.9 million; and (iv) net proceeds of $28.0 million from revolving credit facilities.

Short-term borrowings were $3.7 million and $3.8 million as of December 31, 2002 and 2001, respectively, which primarily consisted of bank debt.  The weighted average interest rate on short-term borrowings was 8.5 percent and 11.9 percent for 2002 and 2001, respectively.

Long-term debt as of December 31 consisted of the following:

	2002	2001
Notes and debentures due 2002-2028, with interest rates ranging from 6.50% to 11.25%	$1,933.4	$1,915.5
Term loan facility	261.1	263.8
Industrial revenue bonds, maturing through 2022, with interest rates ranging from 1.07% to 7.70%	27.1	32.9
Revolving credit facilities, with variable interest rates	28.0	-
Other debt	18.2	75.5
	2,267.8	2,287.7
Less: Current maturities	102.5	71.6
Total long-term debt, less current maturities	$2,165.3	$2,216.1

The revolving credit facilities were classified as long-term as of December 31, 2002 because they were supported by a long-term credit facility.

During the first quarter of 2002, the Company purchased the lessors' interests in the Argus Lease for an aggregate cash payment of $68.3 million.  The Company also completed the tender for $296.1 million principal amount of its 7.40 percent senior notes due November 2002 for an aggregate cash payment of $307.2 million, and the Company issued 5.4 million shares of common stock for net cash proceeds of $67.9 million.  The proceeds of the common stock offering, together with $12.2 million of cash on hand, were used to acquire 5.4 million shares of stock pursuant to the Company's Forward.  This transaction resulted in the termination of the Forward.

From July 1, 2002 through October 29, 2002 the Company repurchased $101.7 million principal amount of its 6.50 percent senior notes due August 2003 through open market purchases at various prices.  Aggregate cash payments totaled $102.3 million.  These repurchases were funded from a portion of the proceeds of the sale of Salt and Ogden in November 2001 that had been placed into escrow for such purpose.

In May 2001, the Company entered into a new senior secured credit facility pursuant to a credit agreement.  The new credit facility, as amended and restated (New Credit Facility) consists of a revolving credit facility (Revolving Credit Facility) of up to $210.0 million available for revolving credit loans and letters of credit and of a term loan facility (Term Loan Facility) of approximately $260.0 million.  As of December 31, 2002, the Company had a total of $28.0 million drawn under the Revolving Credit Facility, outstanding letters of credit totaling $83.4 million, $2.6 million of which do not reduce availability under the Revolving Credit Facility, and $261.1 million outstanding under the Term Loan Facility.  The net available additional borrowings under the Revolving Credit Facility as of December 31, 2002, were approximately $101.2 million.  The New Credit Facility contains certain covenants that limit matters, including capital expenditures, the payment of dividends, and repurchases or redemptions of capital stock.  Under the covenants limiting the payment of dividends, as of December 31, 2002, the Company had $4.2 million available for the payment of cash dividends with respect to its common stock before payment of the $2.3 million dividend declared in February 2003.  After payment of the dividend, the Company will have $1.9 million available for the future payment of cash dividends under such covenant.  The amount available for payment of dividends under this covenant is increased by 25 percent of cumulative Consolidated Net Income (as defined) for each fiscal year.  Additionally, after the payment of any future cash dividends on common stock, the Company must have at least $50.0 million of additional borrowings available under the Revolving Credit Facility.

Concurrent with the closing of the New Credit Facility, the Company issued $400.0 million aggregate principal amount of 10.875 percent senior notes due 2008 (Seven Year Notes) and $200.0 million aggregate principal amount of 11.25 percent senior notes due 2011 (Ten Year Notes).  On November 2, 2001, the Company issued an additional $100.0 million of the Ten Year Notes (November Note Offering).  On December 10, 2002, the Company completed the December Note Offering (together with the Seven Year Notes, the Ten Year Notes and the November Note Offering, Notes).  The proceeds of the December Note Offering were used: (i) to redeem all the remaining $98.3 million of the 6.50 percent senior notes due August 1, 2003 (Senior Notes), which resulted in a charge of approximately $3.0 million for early debt retirement, in January 2003; (ii) pay related fees and expenses; and (iii) for general corporate purposes.  The restricted cash balance as of December 31, 2002, was primarily used for the redemption of the Senior Notes.  The indentures under which the Notes were issued also contain covenants that limit certain matters.  In addition, prior to the time that the Notes receive an investment grade rating from both Standard & Poor's Ratings Group as well as Moody's Investor's Services Inc. and the fall-away event is satisfied, covenants contained in the indentures limit the Company's ability and the ability of its restricted subsidiaries to, among other things, pay dividends on, redeem or repurchase the Company's capital stock.  If the Company experiences specific kinds of changes of control prior to the fall-away event, holders of the Notes will have the right to require the Company to purchase their Notes, in whole or in part, at a price equal to 101 percent of the principal amount thereon, together with any accrued or unpaid interest to the date of purchase.

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

The New Credit Facility is guaranteed by substantially all of the Company's direct and indirect domestic subsidiaries, as well as by certain direct and indirect foreign subsidiaries.  The New Credit Facility is secured by: (i) a pledge of certain equity interests and intercompany debt held by the Company and the subsidiary guarantors in their subsidiaries; (ii) a security interest in accounts receivable and inventory; and (iii) mortgages on certain of the Company's potash mining and production facilities, with a net book value of $254.6 million as of December 31, 2002.

The New Credit Facility requires the Company to meet certain financial tests, including, but not limited to, a maximum total leverage ratio, a maximum secured leverage ratio, a minimum interest coverage ratio and a maximum ratio of the sum of certain secured obligations as of any date to the collateral coverage amount (as defined in the New Credit Facility).  Certain of such tests were amended on February 21, 2003 (February Amendment).  Among other things, in general the February Amendment reduced the maximum permitted aggregate annual amount of capital expenditures, joint venture investments and certain monetary acquisitions the Company and its subsidiaries may make to $160.0 million for 2003 and $250.0 million thereafter.  In addition, the maximum aggregate monetary acquisition consideration for certain types of future business acquisitions was limited to $10.0 million.  The February Amendment also modifies the existing limitations on indebtedness to allow for a new secured financing up to $55.0 million.  Upon completion of such a facility, availability under the Revolving Credit Facility would, subject to certain exceptions, be restricted to $185.0 million, with the remaining $25.0 million made available upon a written consent of the required lenders.  The Company expects to be in compliance with the provisions of the New Credit Facility as amended by the February Amendment throughout 2003.  Interest rates associated with the Term Loan Facility and the Revolving Credit Facility vary depending upon the Company's leverage ratio.  With respect to the Revolving Credit Facility, interest on this loan is calculated at either prime plus 150.0 to 225.0 basis points (depending on the Company's leverage ratio) or LIBOR plus 250.0 to 325.0 basis points (depending on the Company's leverage ratio).  With respect to the Term Loan Facility, interest on such loans is calculated at either prime plus 275.0 to 300.0 basis points or LIBOR plus 375.0 to 400.0 basis points.  Based on the amended pricing, the Revolving Credit Facility and the Term Loan Facility bear interest at LIBOR plus 325.0 basis points and LIBOR plus 400.0 basis points, respectively, as of December 31, 2002, which reflects a 25.0 basis point increase as a result of the February Amendment.

The Notes are guaranteed by the same subsidiaries of the Company that guaranteed the New Credit Facility, except IMC Phosphates MP Inc. (MP Co.) which has been designated as an unrestricted subsidiary and is, therefore, not a guarantor of the Notes.  MP Co. has immaterial assets and income and is the managing general partner of IMC Phosphates (Note 17).

As of December 31, 2002, the estimated fair value of long-term debt was approximately $74.7 million less than the carrying amount of such debt.  The fair value was estimated based on each debt instrument's market price as of December 31, 2002.

The Company recorded an extraordinary charge of $0.6 million, or $0.01 per share, and $14.1 million, or $0.12 per share, in 2002 and 2001, respectively, pertaining to the early extinguishment of debt.

Cash interest payments were $189.7 million, $204.8 million and $171.8 million for 2002, 2001 and 2000, respectively.

Scheduled maturities, excluding revolving credit facilities, were as follows:

2003	$ 102.5
2004	$ 10.0
2005	$ 454.3
2006	$ 262.6
2007	$ 151.5
Thereafter	$ 1,258.9

9.     PENSION PLANS AND OTHER BENEFITS

The Company has non-contributory pension plans for a majority of its employees.  Benefits are based on a combination of years of service and compensation levels, depending on the plan.  Generally, contributions to the United States plans are made to meet minimum funding requirements of the Employee Retirement Income Security Act of 1974, while contributions to Canadian plans are made in accordance with Pension Benefits Acts instituted by the provinces of Saskatchewan and Ontario.  Certain employees in the United States and Canada, whose pension benefits exceed Internal Revenue Code and Revenue Canada limitations, respectively, are covered by supplementary non-qualified, unfunded pension plans.

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

The following table sets forth pension and postretirement obligations as well as plan assets for the Company's defined benefit plans, based on a September 30 measurement date, as of December 31:

	Pension Benefits		Other Benefits
	2002	2001	2002	2001
Change in benefit obligation:
Benefit obligation as of January 1	$ 397.2	$ 370.4	$ 194.4	$ 186.7
Service cost	8.3	8.0	2.0	1.9
Interest cost	28.9	28.2	13.9	13.5
Plan amendment	-	5.1	-	-
Effect of settlements	-	(0.6)	-	-
Actuarial loss	22.7	8.0	20.8	6.3
Benefits paid	(20.5)	(18.5)	(15.7)	(14.5)
Other	(0.4)	(3.4)	1.1	0.5
Benefit obligation as of December 31	$ 436.2	$ 397.2	$ 216.5	$ 194.4
Change in plan assets:
Fair value as of January 1	$ 331.0	$ 407.4	$ -	$ -
Actual return	(31.8)	(56.7)	-	-
Company contribution	12.3	3.8	14.6	13.9
Effect of settlements	-	(1.5)	-	-
Benefits paid	(20.5)	(18.5)	(15.7)	(14.5)
Other	(0.3)	(3.5)	1.1	0.6
Fair value as of December 31	$ 290.7	$ 331.0	$ -	$ -
Funded status of the plan	$ (145.5)	$ (66.2)	$ (216.5)	$ (194.4)
Unrecognized net loss	163.2	73.6	20.9	0.1
Unrecognized transition asset	(0.6)	(0.7)	(1.2)	(1.3)
Unrecognized prior service (benefit) cost	19.6	22.4	(3.8)	(4.7)
Prepaid (accrued) benefit cost	$ 36.7	$ 29.1	$ (200.6)	$ (200.3)
Amounts recognized in the consolidated balance sheet:
Prepaid benefit cost	$ 0.7	$ 55.1	$ -	$ -
Accrued benefit liability	(104.0)	(71.0)	(200.6)	(200.3)
Intangible asset	19.3	20.0	-	-
Accumulated other comprehensive loss (pre-tax)	120.7	25.0	-	-
Total recognized	$ 36.7	$ 29.1	$ (200.6)	$ (200.3)

The settlement amounts were attributable to the divestiture of Salt, which was completed in November 2001 (Note 4).

Amounts applicable to pension plans with accumulated benefit obligations and projected benefit obligations in excess of plan assets were as follows:

	2002	2001
Projected benefit obligation	$ 428.3	$ 228.8
Accumulated benefit obligation	$ 382.2	$ 193.8
Fair value of plan assets	$ 283.4	$ 138.4

In addition, amounts applicable to pension plans with only a projected benefit obligation in excess of plan assets were a projected benefit obligation of $7.9 million and $27.2 million and fair value of plan assets of $7.3 million and $25.3 million in 2002 and 2001, respectively.

The Company's weighted-average actuarial assumptions were as follows:

	Pension Benefits		Other Benefits
	2002	2001	2002	2001
Discount rate	6.95%	7.40%	7.00%	7.50%
Expected return on plan assets	9.00%	9.39%	-	-
Rate of compensation increase	4.63%	4.68%	-	-

For measurement purposes, a 10.0 percent annual rate of increase in the per capita cost of covered pre-65 health care benefits was assumed for 2002, decreasing gradually to 5.0 percent in 2007 and thereafter; and a 10.5 percent annual rate of increase in the per capita cost of covered post-65 health care benefits was assumed for 2002, decreasing gradually to 5.5 percent in 2007 and thereafter.

The components of net pension and other benefits costs were:

	Pension Benefits			Other Benefits
	2002	2001	2000	2002	2001	2000
Service cost for benefits earned during the year	$ 8.3	$ 8.0	$ 8.0	$ 2.0	$ 1.9	$ 2.0
Interest cost on projected benefit obligation	28.9	28.2	26.6	13.9	13.5	13.4
Return on plan assets	(36.1)	(36.9)	(32.1)	-	-	-
Net amortization and deferral	3.5	2.2	1.9	(1.1)	(1.7)	(1.4)
Curtailments and settlements	-	1.0	-	-	0.3	-
Net pension and other benefits expense	$ 4.6	$ 2.5	$ 4.4	$ 14.8	$ 14.0	$ 14.0

The assumed health care cost trend rate has a significant effect on the amounts reported.  A one-percentage-point change in the assumed health care cost trend rate would have the following effects:

	One Percentage Point Increase	One Percentage Point Decrease
Effect on total service and interest cost components	$ 0.8	$ (0.7)
Effect on postretirement benefit obligation	$ 16.0	$ (14.8)

The Company has defined contribution and pre-tax savings plans (Savings Plans) for certain of its employees in the United States and Canada.  Under each of the Savings Plans, participants are permitted to defer a portion of their compensation.  Company contributions to the Savings Plans are based on a percentage of employee contributions. The Savings Plans for salaried and non-union hourly employees have a profit sharing feature.  The Company contribution to the profit sharing feature is based on the employee's age and pay and the Company's financial performance.  The expense attributable to these Savings Plans was $10.5 million, $9.1 million and $8.8 million in 2002, 2001 and 2000, respectively.

In addition, the Company provides benefits such as workers' compensation and disability to certain formeror inactive employees after employment but before retirement.

10.   INCOME TAXES

The provision (benefit) for income taxes from continuing operations for the years ended December 31 consisted of the following:

	2002	2001	2000
Current:
Federal	$ 2.0	$ -	$ -
State and local	1.0	-	-
Foreign	58.7	50.0	44.0
	61.7	50.0	44.0
Deferred:
Federal	(21.4)	(55.4)	(17.5)
State and local	(5.7)	(6.5)	(5.4)
Foreign	(4.5)	9.1	25.7
	(31.6)	(52.8)	2.8
Provision (benefit) for income taxes	$ 30.1	$ (2.8)	$ 46.8

The components of earnings (loss) from continuing operations before income taxes, and the effects of significant adjustments to tax computed at the federal statutory rate, were as follows:

	2002	2001	2000
Domestic earnings (loss)	$ (90.2)	$ (148.9)	$ 2.1
Foreign earnings	107.1	118.2	129.0
Earnings (loss) from continuing operations before income taxes	$ 16.9	$ (30.7)	$ 131.1

Computed tax at the federal statutory rate of 35%	$ 5.9	$ (10.8)	$ 45.9
Foreign income and withholding taxes	26.8	38.0	35.7
Percentage depletion in excess of basis	(30.3)	(32.2)	(42.1)
State income taxes, net of federal income tax benefit	(3.1)	(4.2)	(3.5)
Benefit of foreign sales corporation / ETI deduction	(0.4)	(1.3)	(2.0)
Amortization of goodwill	-	3.0	3.1
Adjustment to prior year tax reserves	6.1	10.0	-
Impact of net operating loss carryback	24.7	-	-
Other items (none in excess of 5% of computed tax)	0.4	(5.3)	9.7
Provision (benefit) for income taxes	$ 30.1	$ (2.8)	$ 46.8
Effective tax rate	n/m	n/m	35.7%

n/m - not meaningful.

The Company has no present intention of remitting undistributed earnings of foreign subsidiaries aggregating $311.0 million as of December 31, 2002, and accordingly, no deferred tax liability has been established relative to these earnings.  If these amounts were not considered permanently reinvested, a deferred tax liability of $15.2 million would have been required.

Income taxes paid, net of refunds received, were $48.1 million, $48.9 million and $28.0 million for 2002, 2001 and 2000, respectively.

Significant components of the Company's deferred tax liabilities and assets as of December 31 were as follows:

	2002	2001
Deferred tax liabilities:
Property, plant and equipment	$ (209.9)	$ (224.9)
Partnership tax basis differences	(318.4)	(341.3)
Other liabilities	(120.3)	(222.8)
Total deferred tax liabilities	(648.6)	(789.0)
Deferred tax assets:
Alternative minimum tax credit carryforwards	138.6	154.7
Capital loss carryforwards	116.4	122.5
Net operating loss carryforwards	158.7	242.9
Foreign tax credit carryforwards	131.1	77.9
Employee and retiree benefits	76.5	35.5
Reclamation and decommissioning accruals	34.0	31.6
Restructuring charges	14.9	37.7
Discontinued operations	81.6	22.0
Other assets	104.6	111.4
Subtotal	856.4	836.2
Valuation allowance	(253.8)	(209.4)
Total deferred tax assets	602.6	626.8
Net deferred tax liabilities	$ (46.0)	$ (162.2)

As of December 31, 2002, the Company had estimated carryforwards for tax purposes as follows: alternative minimum tax credits of $138.6 million; net operating losses of $402.7 million; capital losses of $306.2 million; foreign tax credits of $131.1 million and investment tax credit and other general business credits of $5.1 million.

In March 2003, the Company elected to carry back a federal tax net operating loss under a federal tax law provision enacted in 2002 which allows such loss to be carried back five years rather than the normal two year period, which election is expected to result in a cash refund of approximately $30.0 million.  The carryback has the effect of converting tax credits previously utilized into tax credit carryforwards for which the Company does not record current benefits, resulting in a charge.  As a result, the Provision for income taxes includes a charge of $24.7 million.  Under applicable GAAP, the effect of this decision has been recognized in the 2002 consolidated financial statements.

The alternative minimum tax credit carryforwards can be carried forward indefinitely.  The net operating loss carryforwards have expiration dates ranging from 2007 through 2022.  The capital loss carryforwards expire in 2007.  The foreign tax credit carryforwards have expiration dates ranging from 2003 through 2007.  The investment tax credit and other general business credit carryforwards have expiration dates ranging from 2003 through 2006.

Some of these carryforward benefits may be subject to limitations imposed by the Internal Revenue Code.  Due to the uncertainty of the realization of certain tax carryforwards, the Company has established a valuation allowance against these carryforward benefits in the amount of $253.8 million.  The increase in the valuation allowance of $44.4 million during 2002 resulted from changes in the estimated amounts of certain tax carryforwards for which a valuation allowance has been established.  Except to the extent that valuation allowances have been established, the Company believes these limitations will not prevent the carryforward benefits from being realized.

11.   CAPITAL STOCK

Pursuant to a Stockholder Rights Plan adopted by the Company in May 1999, a dividend of one preferred stock purchase right (Right) for each outstanding share of common stock of the Company was issued on June 21, 1999 to stockholders of record on that date.  Under certain conditions, each Right may be exercised to purchase one one-thousandth of a share of Series D Junior Participating Preferred Stock, par value $1 per share, at a price of $90, subject to adjustment.  Each one one-thousandth share of this preferred stock is designed to participate in dividends and vote on essentially equivalent terms with a whole share of common stock.  The Rights generally become exercisable apart from the common stock only if a person or group acquires 15 percent or more of the outstanding common stock, or commences a tender offer for 15 percent or more of the outstanding common stock.  After the acquisition by a person or group of 15 percent or more of the outstanding common stock, or a tender offer for 15 percent or more of the outstanding common stock, each Right will entitle the holder (other than the person or group making the acquisition or tender offer, whose rights become null and void) to purchase, at the then‑current exercise price of the Right, a number of shares of common stock having a market value at that time of twice the exercise price.  If the Company is acquired in a merger or other business combination transaction, or 50 percent or more of its consolidated assets or earnings power are sold after a person or group has become the owner of 15 percent or more of the Company's outstanding common stock, each holder of a Right will have the right to receive, upon exercise of the Right, the number of shares of common stock of the acquiring company that at the time of the transaction will have a market value of two times the exercise price of the Right. The Rights may be redeemed at a price of $0.01 per Right under certain circumstances prior to their expiration on June 21, 2009.  No event during 2002 made the Rights exercisable.

The Company may acquire shares of its stock on an ongoing basis, subject to the restrictions of the New Credit Facility and the indentures related to the Notes as set forth in Note 8,and is authorized as of December 31, 2002 to purchase up to 4.5 million shares.  In the first quarter of 2000, the Company's Board of Directors authorized the purchase of up to an additional 5.4 million shares through the use of the Forward executed by a third party financial institution.  Under this authorization, the Company entered into a forward repurchase contract pursuant to which a financial institution purchased the entire 5.4 million shares during the first quarter of 2000.  The Forward required the Company to: (i) repurchase the shares on or before March 18, 2002 at $14.73 per share; or (ii) provide for the public resale of those shares and either pay the difference between approximately $79.5 million and the net proceeds from that sale or issue to the financial institution additional shares of the Company's common stock to generate proceeds equal to such difference.

Management considers market conditions, alternate uses of cash and shareholder returns, among other factors, when evaluating share repurchases.

12.   STOCK PLANS

The Company has various stock plans (Stock Plans) under which it may grant non‑qualified stock options, stock appreciation rights (SARs) and restricted stock awards to officers and key managers of the Company, accounted for under APB No. 25, Accounting for Stock Issued to Employees.  The Company also has a non-qualified stock option plan for non-employee directors.  The Stock Plans, as amended, provide for the issuance of a maximum of 22.0 million shares of common stock of the Company, which may be authorized but unissued shares or treasury shares.

Under the terms of the Stock Plans, the option price per share may not be less than 100 percent of the fair market value of the Company's common stock on the date of the grant.  In general, stock options and SARs granted under the Stock Plans extend for ten years and generally become exercisable either 50 percent one year after the date of the grant and 100 percent two years after the date of the grant, or in one‑third increments: one‑third one year after the date of the grant, two‑thirds two years after the date of the grant and 100 percent three years after the date of the grant.  There were no SARs granted or exercised in 2002, 2001 or 2000.  When exercised, all SARs are settled with cash payments to employees.  The Company recognized expense for restricted stock awards of $1.1 million, $0.7 million and $0.3 million, net of tax, for the years ended December 31, 2002, 2001 and 2000, respectively.

The following table summarizes stock option activity:

	2002		2001		2000
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding as of January 1	13,948,760	$ 20.79	11,041,369	$ 23.92	8,457,880	$ 27.30
Granted	918,559	$ 15.09	4,094,673	$ 11.99	3,411,265	$ 16.26
Exercised	-	$ -	-	$ -	18,527	$ 12.65
Cancelled	1,076,899	$ 26.17	1,187,282	$ 19.55	809,249	$ 27.19
Outstanding as of December 31	13,790,420	$ 19.99	13,948,760	$ 20.79	11,041,369	$ 23.92
Exercisable as of December 31	9,559,172	$ 23.13	8,605,175	$ 25.48	7,350,663	$ 26.48
Available for future grant as of December 31	4,959,647		4,549,504		2,486,683

Data related to significant option ranges, weighted average exercise prices and contract lives as of December 31, 2002 was as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Options	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
$8.40 to $16.49	7,275,583	8 years	$13.11	3,059,335	$13.46
$16.50 to $24.99	3,355,054	4 years	$20.97	3,340,054	$20.98
$25.00 to $37.49	1,628,173	5 years	$31.07	1,628,173	$31.07
$37.50 to $40.88	1,531,610	4 years	$38.76	1,531,610	$38.76
	13,790,420	6 years	$19.99	9,559,172	$23.13

For the pro forma disclosures contained in Note 1, the estimated fair value of the options is amortized to expense over their vesting period.  Weighted average fair values of options as of their grant date during 2002, 2001 and 2000 were $5.03, $4.06 and $4.82, respectively.  Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion the existing models do not provide a reliable single measure of the value of the employee stock options.  The fair value of these options was estimated at the date of grant using the Black Scholes option pricing model using the following assumptions:

	2002	2001	2000
Expected dividend yield	0.66%	1.28%	1.58%
Expected stock price volatility	33.1%-33.5%	30.5%	28.4%
Risk-free interest rate (7 year government)	4.7%-5.1%	4.9%	5.3%
Expected life of options	6 years	6 years	6 years

13.   COMMITMENTS

The Company purchases sulphur, natural gas, ammonia, electricity and coal from third parties under contracts extending from one to four years.    Purchases under these contracts are generally based on prevailing market prices.  The Company has also entered into a five year transportation contract for rock and a ten year transportation and terminaling contract for sulphur.

The Company leases plants, warehouses, terminals, office facilities, railcars and various types of equipment under operating leases with lease terms generally ranging from three to five years.

A schedule of future minimum long‑term purchase commitments, based on December 31, 2002 market prices, and minimum lease payments under non‑cancelable operating leases as of December 31, 2002 follows:

	Purchase Commitments	Operating Leases
2003	$ 372.3	$ 26.7
2004	112.6	24.9
2005	71.0	20.3
2006	27.9	14.2
2007	25.9	11.1
Subsequent years	64.2	22.1
	$ 673.9	$ 119.3

Rental expense for 2002, 2001 and 2000 amounted to $32.1 million, $26.6 million and $19.8 million, respectively.  Spending on purchase commitments for 2002, 2001 and 2000 amounted to $172.5 million, $232.5 million and $326.5 million, respectively.

International Minerals & Chemical (Canada) Global Limited, a wholly owned subsidiary of the Company, is committed under a service agreement with Potash Corporation of Saskatchewan Inc. (PCS) to produce annually from mineral reserves specified quantities of potash for a fixed fee plus a pro rata share of total production and capital costs at the potash mines located at Esterhazy, Saskatchewan.  The current agreement extends through June 30, 2006 and is renewable at the option of PCS for four additional five-year periods.  Potash to be produced for PCS may, at the option of PCS, amount to an annual maximum of approximately 1.05 million tons and a minimum of approximately 0.5 million tons per year.  Production of potash for PCS amounted to approximately 1.05 million tons in 2002, 0.9 million tons in 2001 and 0.8 million tons in 2000.  These tonnages represented 29 percent, 25 percent and 21 percent of the Esterhazy mines' total tons produced in 2002, 2001 and 2000, respectively.

In November 1998, Phosphate Chemicals Export Association, Inc. (PhosChem), of which IMC Phosphates is a member, reached a two-year agreement through the year 2000 to supply DAP to the China National Chemicals Import and Export Corporation (Sinochem). In September 2000, Sinochem exercised its option to extend the agreement until December 31, 2002.  This agreement was subsequently replaced by agreement of both parties in December 2001 for shipments in 2002.  In December 2001, PhosChem reached a one-year agreement through the year 2002 to supply DAP to the China National Agricultural Means of Production Group Corporation (CNAMPGC) and Sinochem.  Under each of the contracts' terms, Sinochem and CNAMPGC will receive monthly shipments at prices reflecting the market price at the time of shipment.  Sinochem and CNAMPGC are both state companies with government authority for the import of fertilizers into China.  In December 2002, a new agreement was reached with CNAMPGC for shipment through 2003 at similar volume and price terms.

14.   CONTINGENCIES

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

When the permits necessary to commence mining the property have been obtained, IMC Phosphates is obligated to pay CMI an initial royalty payment of $28.9 million (Initial Royalty).  In January 2002, IMC Phosphates exercised its option to extend the permitting period until October 3, 2004, at a cost of $7.2 million, plus interest charges, which will be applied toward the Initial Royalty.  In addition to the Initial Royalty, IMC Phosphates is required to pay CMI a mining royalty on phosphate rock mined from the property to the extent the permits are obtained.

On the earlier of (a) ten days after the necessary mining permits have been obtained, or (b) October 3, 2004, IMC Phosphates is required to either (i) pay CMI the remainder of the Initial Royalty amount (Remainder Payment) of $21.7 million; or (ii) give notice to CMI of IMC Phosphates' intent to not make the Remainder Payment, and CMI will have an option to repurchase the property.

USAC Contract
In March 1994, IMC Phosphates signed an agreement with U.S. Agri-Chemicals (USAC) to supply phosphate rock until 2004.  In November 1999, IMC Phosphates and USAC signed an agreement to extend the term until September 2014, with an option for a second extension through September 2024 (New Extended Term).  As part of the new agreement, USAC paid $57.0 million (Near Term Payment), plus interest charges, to IMC Phosphates during the year 2000.  In the event IMC Phosphates and USAC fail to reach agreement on the New Extended Term pricing, either party may elect to terminate the agreement with regard to the New Extended Term.  In such event, IMC Phosphates may be required to refund a prorated share of the Near Term Payment.  In addition, since IMC Phosphates did not obtain permits for new mines at Ona or Pine Level by September 1, 2001, it can elect to terminate the agreement effective no later than October 1, 2007 upon three years' advance written notice.  If IMC so elected, IMC Phosphates would be required to repay the amount of the Near Term Payment plus interest charges and less a portion of the costs incurred by IMC in its efforts to obtain permitting.  The Near Term Payment was recorded as deferred revenue and is being amortized over the life of the original contract.

Guarantees
In connection with the sale of various businesses over the last few years, the Company has provided certain indemnifications to buyers.  These indemnifications are contingent commitments, primarily related to specified environmental matters, legal proceedings and workers' compensation claims, pending as of the date the businesses were sold.  The majority of these indemnifications do not have a set term, but exist so long as the underlying matters to which they relate remain pending.    For those matters where a dollar amount is estimable, the maximum potential future payments the Company could be required to make under the indemnifications as of December 31, 2002 was approximately $15 million.  An estimate could not be made for certain matters because of the current status of these matters.  As of December 31, 2002, the Company had recorded a liability of $2.6 million related to these indemnifications.

Environmental Matters
The Company has contingent environmental liabilities that arise from three sources: (i) facilities currently or formerly owned by the Company or its predecessors; (ii) facilities adjacent to currently or formerly owned facilities; and (iii) third-party Superfund sites.

At facilities currently or formerly owned by the Company or its corporate predecessors, including Freeport McMoRan Inc. (FTX), PLP and their corporate predecessors, the historical use and handling of regulated chemical substances, crop and animal nutrients and additives as well as by-product or process tailings have resulted in soil, surface water and groundwater contamination. Spills or other releases of regulated substances have occurred previously at these facilities, and potentially could occur in the future, possibly requiring the Company to undertake or fund cleanup.  In some instances, the Company has agreed, pursuant to consent orders or agreements with the appropriate governmental agencies, to undertake certain investigations, which currently are in progress, to determine whether remedial action may be required to address contamination.  At other locations, the Company has entered into consent orders or agreements with appropriate governmental agencies to perform required remedial activities that will address identified site conditions.  Taking into consideration established accruals, expenditures for these known conditions currently are not expected, individually or in the aggregate, to be material.  However, material expenditures by the Company could be required in the future to remediate the contamination at these or at other current or former sites.

In September 1999, Salt terminated operations at its salt solution mining and steam extraction facility in Hutchinson, Kansas. Groundwater beneath that facility contains elevated levels of chloride, which could be derived from a number of potential sources in Hutchinson including natural mineral intrusion, Salt's operations and other industrial operations.  Effective January 8, 2001, Salt entered into a Consent Order with the Kansas Department of Health and the Environment (KDHE) to conduct a Comprehensive Investigation/Corrective Action Study (CI/CAS) to evaluate the nature, extent and source of this chloride contamination. The results of the CI/CAS were submitted to the state of Kansas (State) in a report suggesting that Salt's operations may not be primarily responsible for elevated chloride levels.  The Company retained this facility in connection with its sale of Salt.  The Company met with the State in February 2002 to discuss the CI/CAS.  As a result of that meeting, the Company agreed to conduct additional evaluations to further delineate the extent of the chloride-impacted groundwater underlying the facility.  Until those evaluations are completed and approved by KDHE, the Company will be unable to determine what remedial action ultimately may be required.  Nevertheless, taking into account established accruals, expenditures to address this facility currently are not expected to be material.

From 1910 until 1987, IMC Global Operations Inc. and its predecessors conducted fertilizer manufacturing operations at a facility in Spartanburg, South Carolina.  After the Company successfully deconstructed this facility, the U.S. Environmental Protection Agency (EPA) performed an expanded site investigation.  Based on the results of such investigation, the EPA did not include the facility on the Superfund National Priorities List.  The Company signed an administrative order of consent under Superfund and has taken initial steps to perform a Remedial Investigation/Feasibility Study to evaluate whether any additional remedial activities will be required at the facility. Until such study has been completed and approved by the EPA, the Company will be unable to determine the final cost of any remedial actions that may ultimately be required.  Nevertheless, taking into account established accruals, expenditures to address this facility currently are not expected to be material.

On April 5, 2001, approximately 900 current or former neighbors of the Spartanburg facility filed individual claims against IMC for alleged personal injury, wrongful death, fear of disease, property damage and violation of civil rights related to these former facility operations (Adams et al. vs. IMC Global Inc. et al., U.S. District Court, District of South Carolina).  The Company has reached an agreement in principle with plaintiffs to pay $6.5 million to resolve this litigation.  The court approved the proposed settlement and certified the proposed settlement class on November 5, 2002.  Potential class members received notice of the settlement on November 25, 2002.  Written objections to or decisions to opt out of the settlement were to be filed by December 31, 2002.  No objections were filed.  One individual and one corporation opted out of the settlement.  The court is scheduled to hold a fairness hearing on the class settlement on April 25, 2003.  Settlement funds would be disbursed after final approval is received.

In August 2001, plaintiffs served the fertilizer operations of International Minerals and Chemical Corporation, the Company's predecessor, in eleven lawsuits in the Circuit Court for Polk County, Florida.  Similar to actions that were filed and dismissed in 1998, these suits allege that, when mining phosphate, IMC and other named defendants brought uranium and other naturally occurring radioactive materials to the ground surface, then failed to return those materials below ground during reclamation.  On April 19, 2002, these cases were dismissed with prejudice and the Company's involvement in this litigation has been terminated.

On March 28, 2001, and again on April 25, 2001, plaintiffs from Pensacola, Florida filed class-action lawsuits against Agrico Chemical Company (Agrico), a subsidiary of PLP (and, solely in the case of the latter action, also directly against the Company) and a number of unrelated defendants (First action - Samples et al. vs. Conoco Inc. et al., Second Action - Williams et al. vs. Conoco Inc., both in the Circuit Court of the First Judicial Circuit, Escambia County Florida).  These cases seek damages purportedly arising from releases to groundwater occurring at the Agrico Superfund site in Pensacola, Florida.  As a division of Conoco Inc. (Conoco) and then as a subsidiary of The Williams Companies, Agrico owned and operated this facility for a number of years to produce crop nutrients and crop nutrient-related materials.  The Samples case primarily seeks unspecified compensation for alleged diminution in property value, loss of use of groundwater, restoration costs, unjust enrichment and other damages.  On February 19, 2003, plaintiffs filed a motion to amend their complaint in Samples to seek punitive damages.  The Williams action asserts a state law claim seeking medical monitoring as a result of the releases to groundwater.  This case remains dormant because a judge has not yet been assigned.  No trial date has yet been set in either matter.  The Company intends to vigorously contest these actions and to seek any indemnification to which the Company may be entitled.  Under a Superfund consent decree, Conoco and The Williams Companies have completed soil stabilization and capping at this site and are continuing to conduct groundwater monitoring.  Pursuant to an indemnification agreement with the Company, The Williams Companies has assumed responsibility for any on-site remedial costs that Agrico might incur.  While it is not feasible to predict the outcome of either case and it is possible that an adverse outcome could be material, the Company believes that it has substantial defenses and management is of the opinion that their ultimate disposition should not have a material adverse impact on the Company's business or financial condition.

Conoco has filed two separate actions against Agrico seeking a declaratory judgment under the 1972 agreement whereby Conoco divested its interests in Agrico.  The first claim, filed on June 13, 2002 against Agrico, PLP, IMC Global Inc., and IMC Global Operations Inc. (IMC Parties) and other unrelated defendants, concerns a former fertilizer manufacturing facility in Charleston, South Carolina (Ashepoo Site).  (Conoco vs. Agrico Chemical Company et al., District Court of Oklahoma County, State of Oklahoma).  Conoco alleges breach of contract for indemnification and seeks declaratory judgment and unspecified reimbursement for costs expended by Conoco to investigate and remediate alleged contamination at the Ashepoo Site.  Conoco (or a corporate predecessor or affiliate) owned and operated the Ashepoo Site for approximately 60 years to produce fertilizer and fertilizer-related materials before selling the Ashepoo Site to Agrico, then a subsidiary of The Williams Companies, in 1972.  Agrico operated the production facility until 1975 and sold the facility in 1978.  On October 22, 2002, the court issued an order dismissing the IMC Parties because the court lacked jurisdiction to hear these claims.  Conoco filed a motion for reconsideration with the court on October 31, 2002.  The Company intends to vigorously oppose this motion and, if necessary, the underlying action and to seek any indemnification or other counterremedies to which it may be entitled.

The second claim, filed solely against Agrico on January 24, 2003, alleges breach of contract for indemnification and seeks declaratory judgment and unspecified damages for costs expended to investigate and remediate alleged contamination at the Fogg-West property in Cleveland, Ohio (Fogg-West Site) (Conoco vs. Agrico Chemical Company et al., Circuit Court of the Nineteenth Judicial Circuit, Lake County, Illinois).  Conoco (or a corporate predecessor or affiliate) owned and operated the Fogg-West Site for an unknown period of time to produce fertilizer and fertilizer-related materials.  After deconstructing all improvements on the Fogg-West Site, Conoco sold the vacant land to Agrico, then a subsidiary of The Williams Companies, in 1972.  Agrico sold the property to Fogg-West in 1973.  At this time management cannot determine the magnitude of exposure to the Company; however, the Company believes that it has substantial defenses to this claim and intends to vigorously contest this action and to seek any indemnification or other counterremedies to which it may be entitled.

Superfund and equivalent state statutes impose liability without regard to fault or to the legality of a party's conduct on certain categories of persons who are considered to have contributed to the release of "hazardous substances" into the environment.  Under Superfund, or its various state analogues, one party may, under certain circumstances, be required to bear more than its proportionate share of cleanup costs at a site where it has liability if payments cannot be obtained from other responsible parties.  Currently, the Company is involved or concluding involvement at less than five Superfund or equivalent state sites.  The Company's remedial liability from these sites, either alone or in the aggregate, is not expected to have a material adverse effect on the Company's business or financial condition.  As more information is obtained regarding these sites and the potentially responsible parties involved, this expectation could change.

Through the merger with FTX, the Company had assumed responsibility for environmental impacts at a significant number of oil and gas facilities that had been operated by FTX, PLP or their predecessors.  In connection with acquisition of the sulphur transportation and terminaling assets of Freeport-McMoRan Sulphur LLC (FMS), the Company reached an agreement with FMS and McMoRan Exploration Co. (MOXY) whereby FMS and MOXY would assume responsibility for and indemnify the Company against most of these oil and gas responsibilities (Note 16).  The Company retained responsibility for a limited number of specified potential claims which either individually or in the aggregate, after consideration of established accruals, are not expected to have a material adverse effect on the Company's business or financial condition.

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

Other
The Company has $93.1 million of recorded non-current liabilities for reclamation activities and phosphogypsum stack closure, primarily in its Florida phosphate operations, where to obtain necessary permits, it must either pass a test of financial strength or provide credit support, typically surety bonds or financial guarantees. As of December 31, 2002 the Company had $88.6 million in surety bonds outstanding which mature over the course of 2003, and met the financial strength test for the remaining portion of such additional liabilities.  In connection with the outstanding surety bonds, the Company has posted $40.0 million of collateral in the form of letters of credit.  There can be no assurance that the Company can continue to pass such tests of financial strength or to purchase surety bonds on the same terms and conditions.  However, the Company anticipates that it will be able to satisfy applicable credit support requirements without disrupting normal business operations.

Most of the Company's export sales of phosphate and potash crop nutrients are marketed through two North American export associations, PhosChem and Canpotex Limited (Canpotex), respectively, which fund their operations in part through third-party financing facilities.  As a member, the Company or its subsidiaries are, subject to certain conditions and exceptions, contractually obligated to reimburse the export associations for its pro rata share of any operating expenses or other liabilities incurred.  The reimbursements are made through reductions to members' cash receipts from the export associations.   The Company's share of liabilities include guarantees of certain indebtedness of the export associations.  As of December 31, 2002, the aggregate amount of such guarantees amounted to $25.3 million.  During the second quarter of 2002, PhosChem entered into a new $65.0 million receivables purchase facility with a bank that replaced prior funding facilities.  This facility supports PhosChem's funding of its purchases of crop nutrients from the Company and other PhosChem members and is nonrecourse to the Company.

The Company also has certain other contingent liabilities with respect to litigation and claims to third parties arising in the ordinary course of business.  The Company does not believe that any of these contingent liabilities will have a material adverse impact on the Company's business or financial condition.

15.   OPERATING SEGMENTS

The Company's reportable segments are strategic business units that offer different products and services.  They are managed separately because each business requires different technology and marketing strategies.

As of December 31, 2002, the Company had two reportable segments: PhosFeed and Potash.  The Company produces and markets phosphate crop nutrients and animal feed products through the PhosFeed business unit.  Potash crop nutrients and industrial grade potash are produced and marketed through the Potash business unit.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies.  All intersegment sales prices are market-based.  The Company evaluates performance based on operating earnings of the respective business units.

Segment information for the years 2002, 2001 and 2000 was as followsa:

	PhosFeed	Potash	Other	Total
2002
Net sales from external customers[b]	$1,261.7	$ 795.7	$ -	$2,057.4
Intersegment net sales	76.4	10.2	-	86.6
Gross margins[c]	78.5	200.8	(16.3)	263.0
Operating earnings (loss)[c]	35.0	173.6	(26.3)	182.3
Depreciation, depletion and amortization	93.5	55.9	24.3	173.7
Total assets	1,825.6	897.2	914.3	3,637.1
Capital expenditures	102.1	37.3	0.6	140.0
2001
Net sales from external customers	$1,171.3	$ 787.4	$ -	$1,958.7
Intersegment net sales	74.6	23.8	-	98.4
Gross margins[d]	7.2	207.2	(25.5)	188.9
Operating earnings (loss)[e]	(44.4)	180.1	(39.6)	96.1
Depreciation, depletion and amortization	78.2	56.7	30.7	165.6
Total assets	1,737.8	1,143.2	1,367.9	4,248.9
Capital expenditures	82.1	39.9	1.1	123.1
2000
Net sales from external customers	$1,247.1	$ 848.8	$ -	$2,095.9
Intersegment net sales	73.4	22.2	-	95.6
Gross margins	102.0	251.6	(24.9)	328.7
Operating earnings (loss)[f]	58.3	236.5	(67.6)	227.2
Depreciation, depletion and amortization	84.3	55.6	31.7	171.6
Total assets	1,668.2	1,234.1	1,359.3	4,261.6
Capital expenditures	75.3	39.9	2.9	118.1

a  The operating results of Chemicals, Salt and Ogden have not been included in the segment information above as these businesses are classified as discontinued operations.  However, the assets of these discontinued businesses are included as part of Total assets in the Other column (Note 4).  Certain amounts in the prior year have been reclassified to conform with the current year presentation.
b  Sales for PhosFeed include the favorable impact of a price adjustment of $6.5 million related to prior periods.
c  Gross margins and operating earnings for PhosFeed include the favorable impact of a price adjustment of $6.5 million related to prior periods and the unfavorable impact of reduced operating rates due to a sulphur supply shortage in July of $5.3 million.
d  Gross margins for PhosFeed include $2.4 million of special charges related to the write-off of certain deferred costs which had no future benefit based on the Company's current operating plan.
e  Operating earnings (loss) for PhosFeed, Potash and Other include special charges of $11.6 million, $0.8 million and $1.0 million, respectively (Note 3).
f  Operating earnings (loss) for PhosFeed include $1.2 million of restructuring activity (Note 3).

Financial information relating to the Company's operations by geographic area was as follows:

	2002	2001	2000
Net Sales[a]
United States	$1,231.7	$1,172.7	$1,247.5
China	274.8	169.2	275.6
Other	550.9	616.8	572.8
Consolidated	$2,057.4	$1,958.7	$2,095.9

a  Revenues reflect continuing operations and are attributed to countries based on location of customer.  Sales through Canpotex, one of the export associations used by the Company, have been allocated based on the Company's share of total Canpotex sales.

	2002	2001[b]	2000[b]
Long-Lived Assets
United States	$2,556.0	$2,566.4	$2,516.5
Canada	381.1	384.9	400.3
Consolidated	$2,937.1	$2,951.3	$2,916.8

b  Excludes net assets of discontinued operations held for sale (Note 4).

16.   SULPHUR JOINT VENTURE

In June 2002, IMC Phosphates, a subsidiary of the Company, completed the acquisition of the sulphur transportation and terminaling assets of FMS through Gulf Sulphur Services Ltd., LLLP (Gulf Services), a 50-50 joint venture with Savage Industries Inc. (Savage).  Gulf Services financed the acquisition through $10.0 million equity contributions from both IMC Phosphates and Savage as well as a $34.0 million bank loan to Gulf Services that is non-recourse to the Company, IMC Phosphates and Savage. Concurrently with this acquisition, and instead of purchasing a majority of its annual sulphur tonnage through FMS, IMC Phosphates negotiated new supply agreements to purchase sulphur directly from recovered sulphur producers.  The Company also reached a concurrent agreement with FMS and MOXY with respect to certain other transactions, including settlement of outstanding legal disputes resulting in a $3.7 million reduction in Selling, general and administrative expense on the Consolidated Statement of Operations.  At the closing, FMS received cash of $58.0 million, predominantly for the acquisition of the FMS sulphur assets.  IMC Phosphates accounts for its investment in Gulf Services using the equity method of accounting.

17.   CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

Payment of the Notes, described in more detail in Note 8, is fully and unconditionally guaranteed by the Company and certain of the Company's restricted subsidiaries (as defined in the Notes indenture) and is also guaranteed, on a limited basis, by IMC Phosphates and PLP.

The following tables present condensed consolidating financial information for the guarantors of the Notes. The following condensed consolidating financial information has been prepared using the equity method of accounting in accordance with the requirements for presentation of this information.

Consolidating Statement of Operations
In millions

	IMC Global Inc. (Parent)	Phosphate Resource Partners Limited Partnership	IMC Phosphates Company	Wholly owned Subsidiary Guarantors	Subsidiary Non- Guarantors	Eliminations	Consolidated
For the year ended December 31, 2002
Net sales	$ -	$ -	$1,257.3	$1,000.8	$ 227.6	$ (428.3)	$2,057.4
Cost of goods sold	4.3	-	1,178.2	881.2	158.4	(427.7)	1,794.4
Gross margins	(4.3)	-	79.1	119.6	69.2	(0.6)	263.0
Selling, general and administrative expenses	(2.2)	9.9	43.4	39.4	4.3	(14.1)	80.7
Operating earnings (loss)	(2.1)	(9.9)	35.7	80.2	64.9	13.5	182.3
Equity in earnings of subsidiaries/affiliates	116.8	18.2	-	47.2	-	(182.2)	-
Interest expense	126.9	30.8	18.3	11.6	(2.4)	(11.0)	174.2
Other (income) expense, net	7.4	0.1	1.4	(0.6)	(2.1)	1.2	7.4
Minority interest	(16.3)	-	-	0.1	-	-	(16.2)
Earnings (loss) from continuing operations before income taxes	(3.3)	(22.6)	16.0	116.3	69.4	(158.9)	16.9
Provision for income taxes	23.6	-	-	37.2	22.2	(52.9)	30.1
Earnings (loss) from continuing operations	(26.9)	(22.6)	16.0	79.1	47.2	(106.0)	(13.2)
Loss from discontinued operations	(82.8)	-	-	(1.2)	-	(12.4)	(96.4)
Earnings (loss) before extraordinary item	(109.7)	(22.6)	16.0	77.9	47.2	(118.4)	(109.6)
Extraordinary charge - debt retirement	(0.5)	-	-	(0.1)	-	-	(0.6)
Net earnings (loss)	$ (110.2)	$ (22.6)	$ 16.0	$ 77.8	$ 47.2	$ (118.4)	$ (110.2)

_______________________________________________________________________

Consolidating Statement of Operations
In millions

	IMC Global Inc. (Parent)	Phosphate Resource Partners Limited Partnership	IMC Phosphates Company	Wholly owned Subsidiary Guarantors	Subsidiary Non- Guarantors	Eliminations	Consolidated
For the year ended December 31, 2001
Net sales	$ 0.8	$ -	$ 1,171.4	$ 1,398.0	$ 465.7	$(1,077.2)	$ 1,958.7
Cost of goods sold	12.1	-	1,163.6	1,197.8	353.3	(957.0)	1,769.8
Gross margins	(11.3)	-	7.8	200.2	112.4	(120.2)	188.9
Selling, general and administrative expenses	0.2	10.7	42.4	62.5	22.5	(56.5)	81.8
Restructuring activity	-	-	9.2	1.8	-	-	11.0
Operating earnings (loss)	(11.5)	(10.7)	(43.8)	135.9	89.9	(63.7)	96.1
Equity in earnings (loss) of subsidiaries/affiliates	48.7	(18.4)	-	69.1	-	(99.4)	-
Interest expense	107.5	34.1	19.9	38.3	4.4	(51.9)	152.3
Other (income) expense, net	(5.4)	8.1	8.4	3.2	(11.0)	11.9	15.2
Minority interest	(40.8)	-	-	0.1	-	-	(40.7)
Earnings (loss) from continuing operations before income taxes	(24.1)	(71.3)	(72.1)	163.4	96.5	(123.1)	(30.7)
Provision (benefit) for income taxes	(1.0)	-	-	45.6	27.0	(74.4)	(2.8)
Earnings (loss) from continuing operations	(23.1)	(71.3)	(72.1)	117.8	69.5	(48.7)	(27.9)
Loss from discontinued operations	(6.3)	-	-	-	-	6.3	-
Earnings (loss) before extraordinary item and cumulative effect of a change in accounting principle	(29.4)	(71.3)	(72.1)	117.8	69.5	(42.4)	(27.9)
Extraordinary charge - debt retirement	(12.6)	-	-	(1.5)	-	-	(14.1)
Cumulative effect of a change in accounting principle	(24.5)	-	-	-	-	-	(24.5)
Net earnings (loss)	$ (66.5)	$ (71.3)	$ (72.1)	$ 116.3	$ 69.5	$ (42.4)	$ (66.5)

_______________________________________________________________________

  Consolidating Statement of Operations
In millions

	IMC Global Inc. (Parent)	Phosphate Resource Partners Limited Partnership	IMC Phosphates Company	Wholly owned Subsidiary Guarantors	Subsidiary Non- Guarantors	Eliminations	Consolidated
For the year ended December 31, 2000
Net sales	$ 1.3	$ -	$ 1,246.8	$ 1,367.1	$ 494.9	$(1,014.2)	$ 2,095.9
Cost of goods sold	13.5	-	1,144.9	1,128.7	393.2	(913.1)	1,767.2
Gross margins	(12.2)	-	101.9	238.4	101.7	(101.1)	328.7
Selling, general and administrative expenses	1.3	10.9	44.9	77.3	22.2	(53.9)	102.7
Restructuring activity	-	-	(1.2)	-	-	-	(1.2)
Operating earnings (loss)	(13.5)	(10.9)	58.2	161.1	79.5	(47.2)	227.2
Equity in earnings (loss) of subsidiaries/affiliates	221.2	28.9	-	46.9	-	(297.0)	-
Interest expense	75.3	35.5	13.5	38.2	16.9	(66.8)	112.6
Other (income) expense, net	5.4	1.6	3.0	(28.0)	(10.3)	24.2	(4.1)
Minority interest	(13.6)	-	-	1.2	-	-	(12.4)
Earnings (loss) from continuing operations before income taxes	140.6	(19.1)	41.7	196.6	72.9	(301.6)	131.1
Provision (benefit) for income taxes	50.1	-	-	70.1	26.0	(99.4)	46.8
Earnings (loss) from continuing operations	90.5	(19.1)	41.7	126.5	46.9	(202.2)	84.3
Earnings (loss) from discontinued operations	(435.5)	-	-	-	-	6.2	(429.3)
Net earnings (loss)	$ (345.0)	$ (19.1)	$ 41.7	$ 126.5	$ 46.9	$ (196.0)	$ (345.0)

_______________________________________________________________________

Consolidating Balance Sheet
In millions

	IMC Global Inc. (Parent)	Phosphate Resource Partners Limited Partnership	IMC Phosphates Company	IMC Phosphates MP Inc.	Wholly owned Subsidiary Guarantors	Subsidiary Non- Guarantors	Eliminations	Consolidated
As of December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$ 1.8	$ -	$ 0.1	$ 0.2	$ (6.1)	$ 21.7	$ -	$ 17.7
Restricted cash	103.9	-	-	-	1.6	-	-	105.5
Receivables, net	0.1	-	100.8	108.3	97.9	25.0	(153.1)	179.0
Due from affiliates	28.9	59.0	-	0.7	682.7	130.9	(902.2)	-
Inventories, net	(2.3)	-	244.3	-	135.1	19.8	(47.8)	349.1
Other current assets	11.6	-	8.1	-	5.7	1.1	22.2	48.7
Total current assets	144.0	59.0	353.3	109.2	916.9	198.5	(1,080.9)	700.0

Property, plant and equipment, net	181.8	-	1,399.1	-	629.4	92.5	(2.1)	2,300.7
Due from affiliates	768.2	-	9.7	-	316.4	70.8	(1,165.1)	-
Investment in subsidiaries/affiliates	1,326.3	277.9	-	-	4,716.4	(141.9)	(6,178.7)	-
Other assets	485.4	0.7	56.3	9.7	57.7	34.0	(7.4)	636.4
Total assets	$2,905.7	$ 337.6	$1,818.4	$ 118.9	$6,636.8	$ 253.9	$(8,434.2)	$3,637.1
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ -	$ 1.5	$ 119.7	$ -	$ 56.5	$ 11.1	$ (34.0)	$ 154.8
Accrued liabilities	72.1	4.8	64.5	12.0	53.4	10.1	(26.4)	190.5
Due to (from) affiliates	(40.5)	28.5	158.3	(0.1)	946.7	(28.9)	(1,064.0)	-
Short-term debt and current maturities of long-term debt	98.3	-	13.7	-	-	3.7	(9.5)	106.2
Total current liabilities	129.9	34.8	356.2	11.9	1,056.6	(4.0)	(1,133.9)	451.5

Due to affiliates	270.8	-	126.5	-	303.7	39.4	(740.4)	-
Long-term debt, less current maturities	1,968.4	543.3	310.8	-	-	0.2	(657.4)	2,165.3
Other noncurrent liabilities	23.6	109.1	117.3	135.5	184.6	79.8	(21.3)	628.6
Stockholders' equity (deficit)	513.0	(349.6)	907.6	(28.5)	5,091.9	138.5	(5,881.2)	391.7
Total liabilities and stockholders' equity (deficit)	$2,905.7	$ 337.6	$1,818.4	$ 118.9	$6,636.8	$ 253.9	$(8,434.2)	$3,637.1

_______________________________________________________________________

  Consolidating Balance Sheet
In millions

	IMC Global Inc. (Parent)	Phosphate Resource Partners Limited Partnership	IMC Phosphates Company	IMC Phosphates MP Inc.	Wholly owned Subsidiary Guarantors	Subsidiary Non- Guarantors	Eliminations	Consolidated
As of December 31, 2001
Assets
Current assets:
Cash and cash equivalents	$ 233.0	$ -	$ 0.9	$ 0.1	$ 7.8	$ 6.9	$ -	$ 248.7
Restricted cash	374.0	-	-	-	-	-	-	374.0
Receivables, net	(0.1)	-	138.9	153.4	105.9	30.1	(210.6)	217.6
Due from affiliates	72.0	54.9	-	0.8	539.2	156.9	(823.8)	-
Inventories, net	(2.2)	-	178.2	-	143.2	21.1	(48.0)	292.3
Other current assets	14.1	-	4.6	-	5.2	2.2	(5.5)	20.6
Total current assets	690.8	54.9	322.6	154.3	801.3	217.2	(1,087.9)	1,153.2

Property, plant and equipment, net	186.1	-	1,377.0	-	668.2	195.6	(118.3)	2,308.6
Due from affiliates	1,416.8	-	11.1	-	227.8	68.5	(1,724.2)	-
Investment in subsidiaries/affiliates	614.5	258.8	-	-	2,795.8	(251.3)	(3,417.8)	-
Other assets	495.5	0.9	44.9	11.1	337.7	34.4	(137.4)	787.1
Total assets	$ 3,403.7	$ 314.6	$ 1,755.6	$ 165.4	$ 4,830.8	$ 264.4	$ (6,485.6)	$ 4,248.9
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 1.4	$ 1.4	$ 101.0	$ -	$ 60.7	$ 21.4	$ (35.6)	$ 150.3
Accrued liabilities	95.5	4.1	84.9	7.8	66.4	13.0	(29.6)	242.1
Due to bondholders	305.4	-	-	-	-	-	-	305.4
Due to (from) affiliates	0.3	17.2	151.2	60.1	867.5	(82.2)	(1,014.1)	-
Short-term debt and current maturities of long-term debt	5.5	-	13.2	-	62.4	3.8	(9.5)	75.4
Total current liabilities	408.1	22.7	350.3	67.9	1,057.0	(44.0)	(1,088.8)	773.2

Due to affiliates	122.8	-	116.1	-	876.8	54.3	(1,170.0)	-
Long-term debt, less current maturities	2,018.2	508.4	280.7	-	5.8	0.2	(597.2)	2,216.1
Other noncurrent liabilities	178.5	114.3	118.8	110.9	131.1	72.9	(16.9)	709.6
Common equity forwards	9.3	-	-	-	-	-	-	9.3
Stockholders' equity (deficit)	666.8	(330.8)	889.7	(13.4)	2,760.1	181.0	(3,612.7)	540.7
Total liabilities and stockholders' equity (deficit)	$ 3,403.7	$ 314.6	$ 1,755.6	$ 165.4	$ 4,830.8	$ 264.4	$ (6,485.6)	$ 4,248.9

_______________________________________________________________________

Consolidating Statement of Cash Flows
In millions

	IMC Global Inc. (Parent)	Phosphate Resource Partners Limited Partnership	IMC Phosphates Company	IMC Phosphates MP Inc.	Wholly owned Subsidiary Guarantors	Subsidiary Non- Guarantors	Eliminations	Consolidated
For the year ended December 31, 2002

Cash Flows from Operating Activities
Net cash provided by (used in) operating activities	$ (213.8)	$ (34.9)	$ 85.2	$ 0.1	$ 92.8	$ 29.8	$ 47.6	$ 6.8

Cash Flows from Investing Activities
Capital expenditures	-	-	(102.1)	-	(37.0)	(15.3)	14.4	(140.0)
Investment in joint venture	-	-	(10.0)	-	-	-	-	(10.0)
Other	(13.0)	-	1.5	-	0.1	0.4	(0.1)	(11.1)
Net cash used in investing activities	(13.0)	-	(110.6)	-	(36.9)	(14.9)	14.3	(161.1)
Net cash provided (used) before financing activities	(226.8)	(34.9)	(25.4)	0.1	55.9	14.9	61.9	(154.3)

Cash Flows from Financing Activities
Payments of long-term debt, net	(987.3)	(0.1)	(10.2)	-	(5.8)	-	7.3	(996.1)
Proceeds from issuance of long-term debt, net	1,136.6	35.0	34.8	-	-	-	(69.8)	1,136.6
Changes in short-term debt, net	(108.5)	-	-	-	(62.4)	(0.1)	0.6	(170.4)
Restricted cash	270.1	-	-	-	(1.6)	-	-	268.5
Payable to bondholders	(294.5)	-	-	-	-	-	-	(294.5)
Purchase of common shares	(79.5)	-	-	-	-	-	-	(79.5)
Issuance of common shares	67.9	-	-	-	-	-	-	67.9
Cash dividends paid	(9.2)	-	-	-	-	-	-	(9.2)
Net cash provided by (used in) financing activities	(4.4)	34.9	24.6	-	(69.8)	(0.1)	(61.9)	(76.7)

Net change in cash and cash equivalents	(231.2)	-	(0.8)	0.1	(13.9)	14.8	-	(231.0)
Cash and cash equivalents - beginning of year	233.0	-	0.9	0.1	7.8	6.9	-	248.7
Cash and cash equivalents - end of year	$ 1.8	$ -	$ 0.1	$ 0.2	$ (6.1)	$ 21.7	$ -	$ 17.7

_______________________________________________________________________

Consolidating Statement of Cash Flows
In millions

	IMC Global Inc. (Parent)	Phosphate Resource Partners Limited Partnership	IMC Phosphates Company	IMC Phosphates MP Inc.	Wholly owned Subsidiary Guarantors	Subsidiary Non- Guarantors	Eliminations	Consolidated
For the year ended December 31, 2001

Cash Flows from Operating Activities
Net cash provided by (used in) operating activities	$ (443.9)	$ (40.2)	$ (125.1)	$ (0.1)	$ 149.0	$ 119.1	$ 184.4	$ (156.8)

Cash Flows from Investing Activities
Capital expenditures	-	-	(81.8)	-	(64.9)	(33.1)	56.7	(123.1)
Proceeds from divestitures	624.3	-	-	-	-	-	-	624.3
Other	-	-	1.0	-	-	0.5	-	1.5
Net cash provided by (used in) investing activities	624.3	-	(80.8)	-	(64.9)	(32.6)	56.7	502.7
Net cash provided (used) before financing activities	180.4	(40.2)	(205.9)	(0.1)	84.1	86.5	241.1	345.9

Cash Flows from Financing Activities
Payments of long-term debt	(825.4)	(0.2)	(10.4)	-	(77.9)	(78.0)	9.5	(982.4)
Proceeds from issuance of long-term debt, net	1,404.5	40.4	210.2	-	-	-	(250.6)	1,404.5
Changes in short-term debt, net	(202.6)	-	-	-	(1.4)	(5.3)	-	(209.3)
Restricted cash	(374.0)	-	-	-	-	-	-	(374.0)
Cash dividends paid	(17.5)	-	-	-	-	-	-	(17.5)
Other	(3.0)	-	-	-	-	-	-	(3.0)
Net cash provided by (used in) financing activities	(18.0)	40.2	199.8	-	(79.3)	(83.3)	(241.1)	(181.7)

Net change in cash and cash equivalents	162.4	-	(6.1)	(0.1)	4.8	3.2	-	164.2
Cash and cash equivalents - beginning of year	70.6	-	7.0	0.2	3.0	3.7	-	84.5
Cash and cash equivalents - end of year	$ 233.0	$ -	$ 0.9	$ 0.1	$ 7.8	$ 6.9	$ -	$ 248.7

_______________________________________________________________________

  Consolidating Statement of Cash Flows
In millions

	IMC Global Inc. (Parent)	Phosphate Resource Partners Limited Partnership	IMC Phosphates Company	IMC Phosphates MP Inc.	Wholly owned Subsidiary Guarantors	Subsidiary Non- Guarantors	Eliminations	Consolidated
For the year ended December 31, 2000

Cash Flows from Operating Activities
Net cash provided by (used in) operating activities	$ 233.4	$ (41.9)	$ 211.4	$ (2.4)	$ 94.6	$ 27.1	$ (158.8)	$ 363.4

Cash Flows from Investing Activities
Capital expenditures	-	-	(75.3)	-	(54.3)	(17.0)	28.5	(118.1)
Other	-	-	3.2	-	-	1.2	-	4.4
Net cash used in investing activities	-	-	(72.1)	-	(54.3)	(15.8)	28.5	(113.7)
Net cash provided (used) before financing activities	233.4	(41.9)	139.3	(2.4)	40.3	11.3	(130.3)	249.7

Cash Flows from Financing Activities
Payments of long-term debt	(666.4)	(13.6)	(137.0)	-	(4.9)	(46.9)	149.8	(719.0)
Proceeds from issuance of long-term debt	528.1	25.4	-	-	-	17.9	(25.4)	546.0
Changes in short-term debt, net	-	-	-	-	(9.9)	(5.1)	-	(15.0)
Cash dividends paid	(26.3)	-	-	-	(1.1)	-	1.1	(26.3)
Cash distributions to The Vigoro Corporation preferred stockholders	-	-	-	-	(28.2)	-	-	(28.2)
Cash distributions to unitholders of PLP	-	(9.3)	-	-	-	-	4.8	(4.5)
Other	1.0	-	-	-	-	-	-	1.0
Net cash provided by (used in) financing activities	(163.6)	2.5	(137.0)	-	(44.1)	(34.1)	130.3	(246.0)

Net change in cash and cash equivalents	69.8	(39.4)	2.3	(2.4)	(3.8)	(22.8)	-	3.7
Cash and cash equivalents - beginning of year	0.8	39.4	4.7	2.6	6.8	26.5	-	80.8
Cash and cash equivalents - end of year	$ 70.6	$ -	$ 7.0	$ 0.2	$ 3.0	$ 3.7	$ -	$ 84.5

_______________________________________________________________________

Quarterly Results (Unaudited)a
Dollars in millions, except per share amounts

Quarter	First	Second	Third[b]	Fourth[c]	Year[b,c]
2002
Net sales	$ 497.9	$ 588.3	$ 490.2	$ 481.0	$2,057.4
Gross margins	$ 68.7	$ 76.4	$ 65.7	$ 52.2	$ 263.0
Operating earnings (loss)	$ 49.3	$ 57.4	$ 47.0	$ 28.6	$ 182.3

Earnings (loss) from continuing operations	$ 4.8	$ 6.7	$ 8.4	$ (33.1)	$ (13.2)
Loss from discontinued operations	-	(54.1)	-	(42.3)	(96.4)
Extraordinary charge - debt retirement	-	-	(0.3)	(0.3)	(0.6)
Net earnings (loss)	$ 4.8	$ (47.4)	$ 8.1	$ (75.7)	$ (110.2)

Basic and diluted earnings (loss) per share[d]:
Earnings (loss) from continuing operations	$ 0.04	$ 0.06	$ 0.07	$ (0.29)	$ (0.12)
Loss from discontinued operations	-	(0.47)	-	(0.37)	(0.84)
Extraordinary charge - debt retirement	-	-	-	-	(0.01)
Net earnings (loss) per share	$ 0.04	$ (0.41)	$ 0.07	$ (0.66)	$ (0.97)
Common stock prices[e]:
High	$ 15.55	$ 14.90	$ 14.95	$ 13.09	$ 15.55
Low	$ 12.22	$ 11.95	$ 8.52	$ 10.25	$ 8.52
Dividends per common share[f]	$ 0.02	$ 0.02	$ 0.02	$ 0.02	$ 0.08

Quarter	First[g]	Second	Third[g]	Fourth[g]	Year[g]
2001
Net sales	$ 520.1	$ 506.9	$ 405.9	$ 525.8	$1,958.7
Gross margins	$ 66.7	$ 60.6	$ 20.5	$ 41.1	$ 188.9
Operating earnings (loss)	$ 39.2	$ 41.0	$ (6.1)	$ 22.0	$ 96.1

Earnings (loss) from continuing operations	$ 11.1	$ 4.2	$ (29.3)	$ (13.9)	$ (27.9)
Extraordinary charge - debt retirement	-	(3.9)	-	(10.2)	(14.1)
Cumulative effect of a change in accounting principle	-	(24.5)	-	-	(24.5)
Net earnings (loss)	$ 11.1	$ (24.2)	$ (29.3)	$ (24.1)	$ (66.5)

Basic and diluted earnings (loss) per share[d]:
Earnings (loss) from continuing operations	$ 0.10	$ 0.04	$ (0.25)	$ (0.12)	$ (0.24)
Extraordinary charge - debt retirement	-	(0.03)	-	(0.09)	(0.12)
Cumulative effect of a change in accounting principle	-	(0.21)	-	-	(0.21)
Net earnings (loss) per share	$ 0.10	$ (0.20)	$ (0.25)	$ (0.21)	$ (0.57)
Common stock prices[e]:
High	$ 16.12	$ 13.33	$ 12.13	$ 14.40	$ 16.12
Low	$ 12.26	$ 9.79	$ 7.99	$ 8.84	$ 7.99
Dividends per common share[f]	$ 0.02	$ 0.02	$ 0.02	$ 0.02	$ 0.08

a  See Notes to Consolidated Financial Statements for detail related to discontinued operations, divestitures and special items.
b  Net sales includes a PhosFeed price adjustment of $6.5 million related to prior periods.  Operating results from continuing operations include a PhosFeed price adjustment of $6.5 million related to prior periods and the unfavorable impact of reduced operating rates due to a sulphur supply shortage in July of $5.3 million.
 c  See Note 10 for a discussion of the impact of the tax loss carryback.
d  Due to weighted average share differences, when stated on a quarter and year-to-date basis, the earnings per share for the years ended December 31, 2002 and 2001 do not equal the sum of the respective earnings per share for the four quarters then ended.
e  As of March 4, 2003, the number of registered holders of common stock as reported by IMC's registrar was 8,314.  However, an indeterminable number of stockholders beneficially own shares of IMC's common stock through investment funds and brokers.
f  For a discussion of dividend restrictions, see Note 8 of Notes to Consolidated Financial Statements.
 g  First quarter operating results from continuing operations include special charges of $7.0 million, $3.6 million after tax and minority interest, or $0.03 per share.  Third quarter operating results from continuing operations include special charges of $12.8 million, $9.5 million after tax and minority interest, or $0.08 per share.  Fourth quarter operating results from continuing operations include special items of $2.4 million of income, $2.5 million of loss after tax and minority interest, or $0.02 per share.  The impact on full year operating results from continuing operations was a special charge of $17.4 million, $15.6 million after tax and minority interest, or $0.13 per share.

 _______________________________________________________________________

Five Year Comparisona
Dollars in millions, except per share amounts

Year ended December 31
	2002	2001[b]	2000[c]	1999[d]	1998[e]
Statement of Operations Data:
Net sales	$2,057.4	$1,958.7	$2,095.9	$2,282.9	$2,403.6
Gross margins	$ 263.0	$ 188.9	$ 328.7	$ 439.4	$ 635.0
Operating earnings (loss)	$ 182.3	$ 96.1	$ 227.2	$ (283.7)	$ 349.7
Earnings (loss) from continuing operations	$ (13.2)	$ (27.9)	$ 84.3	$ (532.1)	$ 129.8
Loss from discontinued operations	(96.4)	-	(429.3)	(234.2)	(141.8)
Extraordinary item - debt retirement	(0.6)	(14.1)	-	0.5	3.0
Cumulative effect of a change in accounting principle	-	(24.5)	-	(7.5)	-
Net loss	$ (110.2)	$ (66.5)	$ (345.0)	$ (773.3)	$ (9.0)

Diluted earnings (loss) per share:
Earnings (loss) from continuing operations	$ (0.12)	$ (0.24)	$ 0.73	$ (4.64)	$ 1.13
Loss from discontinued operations	(0.84)	-	(3.73)	(2.04)	(1.24)
Extraordinary item - debt retirement	(0.01)	(0.12)	-	-	0.03
Cumulative effect of a change in accounting principle	-	(0.21)	-	(0.07)	-
Net loss per share	$ (0.97)	$ (0.57)	$ (3.00)	$ (6.75)	$ (0.08)

Balance Sheet Data (as of December 31):
Total assets	$3,637.1	$4,248.9	$4,261.6	$5,195.9	$6,456.9
Working capital	$ 248.5	$ 380.0	$ (37.6)	$ 437.0	$ 577.5
Working capital ratio	1.6:1	1.5:1	0.9:1	1.9:1	1.6:1
Long-term debt, less current maturities	$2,165.3	$2,216.1	$2,143.1	$2,518.7	$2,638.7
Total debt	$2,271.5	$2,291.5	$2,360.6	$2,548.6	$3,047.0
Stockholders' equity	$ 391.7	$ 540.7	$ 675.4	$1,080.1	$1,860.4
Total capitalization	$2,663.2	$2,832.2	$3,036.0	$3,628.7	$4,907.4
Debt/total capitalization	85.3%	80.9%	77.8%	70.2%	62.1%

Other Financial Data:
Cash provided by (used in) operating activities	$ 6.8	$ (156.8)	$ 363.4	$ 458.4	$ 269.1
Capital expenditures	$ 140.0	$ 123.1	$ 118.1	$ 248.4	$ 367.6
Cash dividends paid	$ 9.2	$ 17.5	$ 26.3	$ 36.6	$ 36.6
Dividends declared per share	$ 0.08	$ 0.08	$ 0.32	$ 0.32	$ 0.32
Book value per share	$ 3.42	$ 4.72	$ 5.88	$ 9.43	$ 16.28

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
d Operating results from continuing operations include special charges of $651.7 million, $677.7 million after tax and minority interest, or $5.91 per share, related to the Rightsizing Program, additional asset write-offs and environmental accruals, a goodwill write-down as well as a change in tax law.
e Operating results from continuing operations include special charges of $195.3 million, $122.9 million after tax and minority interest, or $1.07 per share, primarily related to Project Profit and the sale of IMC's Vigoro business unit.

Return to IMC Global Inc. Form 10-K